As filed with the Securities and Exchange Commission on May 19, 2021

Registration No. 333-252712

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

APEX TECHNOLOGY ACQUISITION CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	6770	83-4461709
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

533 Airport Blvd

Suite 400

Burlingame, CA 94010

(619) 736-6855

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Apex Technology Acquisition Corporation

533 Airport Blvd

Suite 400

Burlingame, CA 94010

(619) 736-6855

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joshua M. Dubofsky Brian D. Paulson Latham & Watkins LLP 140 Scott Drive Menlo Park, CA 94025 (650) 328-4600	John T. McKenna Brian F. Leaf David I. Silverman Cooley LLP 3175 Hanover Street Palo Alto, CA 94304 (650) 843-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and after all conditions under the Business Combination Agreement to consummate the proposed merger are satisfied or waived.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock, par value $0.0001 per share	162,308,880	N/A	$6,782.00	$0.74(4)

(1)

Based on the maximum number of common stock, par value $0.0001 per share (“Apex Common Stock”), of the registrant (“Apex”) estimated to be issued in connection with the mergers described herein (the “Mergers”). This number is based on 162,308,880 shares of Apex Common Stock, the maximum potential number of shares issuable as Merger consideration.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended (the “Securities Act”). AvePoint, Inc., a Delaware corporation (“AvePoint”) is a private company, no market exists for its securities, and AvePoint has an accumulated deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value of the AvePoint securities expected to be exchanged in the Merger, including AvePoint securities issuable upon the exercise of options.

(3)	Calculated pursuant to Rule 457 of the Securities Act by calculating the product of (i) the proposed maximum aggregate offering price and (ii) 0.0001091.
(4)	Paid with the initial filing of this registration statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. These securities may not be issued until the registration statement filed with the Securities and Exchange Commission is effective.

PRELIMINARY PROXY STATEMENT AND PROSPECTUS

SUBJECT TO COMPLETION, DATED MAY 19, 2021

APEX TECHNOLOGY

ACQUISITION CORPORATION

533 Airport Blvd

Suite 400

Burlingame, CA 94010

Dear Apex Technology Acquisition Corporation Stockholders:

Apex Technology Acquisition Corporation, a Delaware corporation (“Apex”), Athena Technology Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Apex (“Merger Sub 1”), Athena Technology Merger Sub 2, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Apex (“Merger Sub 2” and, together with Merger Sub 1, “Merger Subs” and each, a “Merger Sub”), and AvePoint, Inc., a Delaware corporation (“AvePoint”), have entered into a Business Combination Agreement and Plan of Reorganization, dated as of November 23, 2020, as amended on December 30, 2020, March 8, 2021 and May 18, 2021 (the “Business Combination Agreement”) pursuant to which Merger Sub 1 will be merged with and into AvePoint (the “First Merger”), with AvePoint surviving the First Merger as a wholly-owned subsidiary of Apex, and promptly following the First Merger, AvePoint will be merged with and into Merger Sub 2 (the “Second Merger,” together with the First Merger, the “Mergers” and, collectively with the other transactions described in the Business Combination Agreement, the “Business Combination”), with Merger Sub 2 surviving the Second Merger as a wholly owned subsidiary of Apex (the “Combined Company”). At the closing of the Business Combination, based on AvePoint’s capitalization table as of March 31, 2021, the aggregate consideration to be paid to AvePoint’s equityholders will be (i) an amount in cash of approximately $263 million, assuming AvePoint stockholders elect to receive the maximum cash consideration, subject to a deduction for fees and (ii) 143,210,835 shares of Apex’s common stock, which includes shares of Apex common stock that may be issuable pursuant to the exercise of exchanged AvePoint stock options (calculated using the treasury stock method, subject to an adjustment for an additional number of shares of Apex common stock if AvePoint’s stockholders elect to receive less than the maximum cash consideration of approximately $263 million (prior to deducting fees) or if there is not sufficient available cash to pay such maximum cash consideration). Apex determined the composition and structure of the aggregate consideration to be paid to AvePoint’s equityholders after due and careful consideration of AvePoint’s liquidity needs, transaction fees, and liquidation preferences for existing AvePoint equityholders.

The maximum cash consideration payable will remain consistent even in a scenario in which Apex’s Public Stockholders exercise their maximum redemption rights with respect to their Apex shares. Pro forma for the transaction, the Combined Company will have sufficient balance sheet cash if Apex’s Public Stockholders redeem up to the maximum amount possible while still satisfying the $300 million minimum cash proceeds condition in the Business Combination Agreement, Apex will have sufficient remaining funds to be able to satisfy the maximum amount of cash consideration payable to AvePoint equityholders of approximately $263 million (prior to deducting fees). See the section titled “Questions and Answers about the Business Combination — What consideration will AvePoint equityholders receive upon consummation of the Business Combination?” on page xviii of the attached proxy statement/prospectus for examples of the indicative quantum of cash and Apex common stock shares an AvePoint equityholder could receive per share based on such equityholder’s cash election percentage (up to approximately 12.678% of total consideration).

Upon consummation of the Business Combination, each share of AvePoint’s common stock, convertible preferred stock, and preferred stock will be converted into approximately 8.6813 shares of Apex common stock based on the determined exchange ratio described in the Business Combination Agreement. See pages 2 and 3 of the section titled “Summary of the Proxy Statement/Prospectus —The Business Combination – The Business Combination Agreement” of the attached proxy statement/prospectus for further information on the amount of cash and Apex shares an AvePoint stockholder could receive.

On November 23, 2020, Apex executed subscription agreements with certain investors for the sale of an aggregate of 14,000,000 shares of Apex’s common stock in a private placement transaction at a purchase price of $10.00 per share for gross aggregate proceeds of $140 million. The closing of the sale of these shares will occur concurrently with the consummation of the Business Combination. See the section titled “The Business Combination” on page 96 of the attached proxy statement/prospectus for further information on the consideration being paid to the stockholders of AvePoint and the private placement transaction.

Apex’s units, Class A common stock and warrants are currently listed on the Nasdaq Capital Market under the symbols “APXTU,” “APXT,” and “APXTW,” respectively. Apex has applied to list the shares of common stock and the warrants of the Combined Company on the Nasdaq Capital Market under the symbols “AVPT” and “AVPTW,” respectively, upon the closing of the Business Combination. At the closing of the Business Combination, each Apex Unit will be separated into its components, which consists of one share of Class A common stock and one-half of one warrant, and such units will no longer exist. Upon closing, Apex intends to change its name from “Apex Technology Acquisition Corporation” to “AvePoint, Inc.”.

Apex is holding a special meeting of its stockholders in order to obtain the stockholder approvals necessary to complete the Business Combination. At the Apex special meeting of stockholders, which will be held on                      , 2021, at 10:00 a.m., Eastern time, via live webcast at the following address:                     , unless postponed or adjourned to a later date, Apex will ask its stockholders to adopt the Business Combination Agreement, thereby approving the Business Combination, and approve the other proposals described in this proxy statement/prospectus.

After careful consideration, Apex’s board of directors has unanimously approved the Business Combination Agreement and the other proposals described in this proxy statement/prospectus, and Apex’s board of directors has determined that it is advisable to consummate the Business Combination. The board of directors of Apex recommends that its stockholders vote “FOR” the proposals described in this proxy statement/prospectus.

More information about Apex, AvePoint and the Business Combination is contained in this proxy statement/prospectus. Apex and AvePoint urge you to read the accompanying proxy statement/prospectus, including the financial statements and annexes and other documents referred to herein, carefully and in their entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 18 OF THIS PROXY STATEMENT/ PROSPECTUS.

On behalf of our board of directors, I thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Jeff Epstein
Co-Chief Executive Officer

            , 2021

The accompanying proxy statement/prospectus is dated                     , 2021 and is first being mailed to the stockholders of Apex on or about that date.

Your vote is very important. Whether or not you plan to attend the special meeting of Apex stockholders online, please submit your proxy by completing, signing, dating, and mailing the enclosed proxy card in the pre-addressed postage paid envelope or by using the telephone or Internet procedures provided to you by your broker or bank. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting of Apex stockholders and vote online, you must obtain a proxy from your broker or bank.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE BUSINESS COMBINATION DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, OR PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION.

APEX TECHNOLOGY

ACQUISITION CORPORATION

533 Airport Blvd

Suite 400

Burlingame, CA 94010

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON    , 2021

To the Stockholders of Apex Technology Acquisition Corporation:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “special meeting”) of Apex Technology Acquisition Corporation, a Delaware corporation (“Apex,” “we,” “our” or “us”), will be held on                     , 2021, at 10:00 a.m., Eastern time, via live webcast at the following address:                     . You are cordially invited to attend the special meeting for the following purposes:

•

The “Business Combination Proposal” — To consider and vote upon a proposal to approve and adopt the Business Combination Agreement, dated as of November 23, 2020, as amended on December 30, 2020, March 8, 2021 and May 18, 2021 (as may be further amended from time to time, the “Business Combination Agreement”), by and among Apex, AvePoint, Inc., a Delaware corporation (“AvePoint”), Athena Technology Merger Sub, Inc., a Delaware corporation (“Merger Sub 1”), and Athena Technology Merger Sub 2, LLC, a Delaware limited liability company (“Merger Sub 2” and, together with Merger Sub 1, “Merger Subs” and each, a “Merger Sub”) and the transactions contemplated thereby, pursuant to which Apex will issue shares of common stock of Apex, par value $0.0001 per share (“Apex Common Stock”) to holders of common stock of AvePoint, par value $0.001 per share (“AvePoint Common Stock”) and holders of preferred stock of AvePoint, par value $0.001 per share (“AvePoint Preferred Stock”), and Merger Sub 1 will be merged with and into AvePoint (the “First Merger”), with AvePoint surviving the First Merger as a wholly-owned subsidiary of Apex, and promptly following the First Merger, AvePoint will be merged with and into Merger Sub 2 (the “Second Merger,” together with the First Merger, the “Mergers” and, collectively with the other transactions described in the Business Combination Agreement, the “Business Combination”), with Merger Sub 2 surviving the Business Combination as a wholly-owned subsidiary of Apex (the “Combined Company”).

•

The “Charter Proposals” — To consider and vote upon a proposal to amend Apex’s amended and restated certificate of incorporation (the “Existing Certificate of Incorporation”). The proposed amendments detailed below will be voted on separately and are collectively referred to as the “Charter Proposals.”

•	Name Change Charter Amendment — To change Apex’s name to “AvePoint, Inc.”;

•	Authorized Share Charter Amendment — To increase the number of authorized shares of our common stock and “blank check” preferred stock;

•	Actions by Stockholders Charter Amendment — To require that stockholders only act at annual and special meeting of the corporation and not by written consent;

•	Corporate Opportunity Charter Amendment — To eliminate the current limitations in place on the corporate opportunity doctrine;

•	Voting Thresholds Charter Amendment — To increase the required vote thresholds for stockholders approving amendments to the certificate of incorporation and bylaws to 66 2/3%; and

•

Additional Charter Amendment — To approve all other changes, including eliminating certain provisions related to special purpose acquisition corporations that will no longer be relevant following the consummation of the Business Combination (the “Closing”).

•

The “Incentive Plan Proposal”— To consider and vote upon a proposal to approve the AvePoint, Inc. 2021 Equity Incentive Plan (the “2021 Plan”), to assist the Combined Company in securing and retaining the services of employees, directors and consultants, to provide incentives for such persons to exert maximum efforts for the success of the Combined Company and its affiliates and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the common stock of the Combined Company through the granting of awards under the 2021 Plan.

•

The “ESPP Proposal”— To consider and vote upon a proposal to approve the AvePoint, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”), to assist the Combined Company in aligning the long-term financial interests of its employees with the financial interests of its stockholders, as well as attracting, retaining and motivating employees and encouraging them to devote their best efforts to the Combined Company’s business and financial success.

•

The “Nasdaq Proposals”— To consider and vote upon proposals to (a) issue Apex Common Stock to AvePoint’s equityholders in connection with the Mergers pursuant to the Business Combination Agreement, and (b) issue Apex Common Stock to the investors in the PIPE (as defined herein).

•

The “Adjournment Proposal”— A proposal to adjourn the special meeting of Apex’s stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote at such special meeting.

Only holders of record of Apex Capital Stock (as defined herein) at the close of business on                     , 2021 (the “Record Date”) are entitled to notice of and to vote at the special meeting and any adjournments or postponements of the special meeting.

In light of the ongoing health concerns relating to the COVID-19 pandemic and to best protect the health and welfare of Apex’s stockholders and personnel, the special meeting will be held completely virtually, conducted only via webcast at the following address:              . There will be no physical meeting location. Stockholders are nevertheless urged to submit their proxies by completing, signing, dating, and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope.

Pursuant to the Existing Certificate of Incorporation, Apex is providing the holders of shares of Apex Class A Common Stock originally sold as part of the units issued in our initial public offering (the “IPO,” such shares, the “Public Shares,” and such holders, the “Public Stockholders”) with the opportunity to redeem, upon the Closing, the Public Shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit as of two business days prior to the Closing, in the trust account (the “Trust Account”) that holds the proceeds (including interest not previously released to Apex to pay its income taxes or any other taxes payable) from the IPO. For illustrative purposes, based on the fair value of cash and marketable securities held in the Trust Account as of March 31, 2021 of approximately $351.9 million, the estimated per share redemption price would have been approximately $10.05. Public stockholders may elect to redeem their shares whether or not they are holders as of the Record Date and whether or not they vote for the Business Combination Proposal. Holders of Apex’s outstanding warrants sold in the IPO, which are exercisable for shares of Apex Common Stock under certain circumstances, do not have redemption rights in connection with the Business Combination. Apex Technology Sponsor LLC, as the initial stockholder of Apex (the “Sponsor”) has agreed to waive its redemption rights in connection with the Closing with respect to its shares, and the Sponsor’s shares will be excluded from the pro rata calculation used to determine the per share redemption price. As of the Record Date, the Sponsor owned approximately         % of outstanding Apex Capital Stock. In addition, as of the Record Date, AvePoint owned 143,564 shares of the outstanding Apex Capital Stock and intends not to redeem such shares in connection with the Closing.

Apex may not consummate the Business Combination unless the Business Combination Proposal, the Charter Proposals the Incentive Plan Proposal, the ESPP Proposal and the Nasdaq Proposals are approved at the special meeting, each of which is conditioned upon all such proposals having been approved at the special meeting; provided that, if the Incentive Plan Proposal and/or the ESPP Proposal are not approved, then Apex and AvePoint may mutually agree to waive the closing condition in the Business Combination Agreement requiring the approval of the Incentive Plan Proposal and/or ESPP Proposal and Apex may still consummate the Business Combination. The approval of the Charter Proposals requires the affirmative vote (virtually in person or by proxy) of holders of (i) a majority of the outstanding shares of Apex Capital Stock, voting together as a single class and (ii) a majority of the outstanding shares of Apex Class B Common Stock voting separately as a single class. The approval of each of the Business Combination Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Nasdaq Proposals requires the affirmative vote (virtually in person or by proxy) of the holders of a majority of the shares of Apex Capital Stock that are voted at the special meeting of stockholders. The Sponsor owns all of the outstanding shares of Apex Class B Common Stock and has agreed to vote all shares of Apex Capital Stock owned by it, including the Apex Class B Common Stock, in favor of the Business Combination Proposal, the Charter Proposals, the Incentive Plan Proposal, the ESPP Proposal and the Nasdaq Proposals. Similarly, AvePoint intends to vote all shares of Apex Capital Stock owned by it, in favor of all proposals. The Adjournment Proposal is not conditioned on the approval of any other Stockholder Proposal (as defined herein) set forth in the accompanying proxy statement/prospectus.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the financial statements and annexes attached thereto) for a more complete description of the proposed Business Combination and related transactions and each of our proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885.

By Order of the Board of Directors,

Jeff Epstein
Co-Chief Executive Officer

                    , 2021

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC, by Apex (File No. 333-252712) (the “Registration Statement”), constitutes a prospectus of Apex under Section 5 of the Securities Act, with respect to the shares of Apex Common Stock to be issued if the Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement/prospectus under Section 14(a) of the Exchange Act with respect to the special meeting of Apex stockholders at which Apex stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters.

CERTAIN DEFINED TERMS

In this document:

“Adjournment Proposal” means a proposal to adjourn the special meeting of the stockholders of Apex to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote at such special meeting.

“Aggregate Cash Amount” means the sum of (a) the Baseline Cash Amount and (b) the Aggregate Option Exercise Price.

“Aggregate Cash Consideration” means the sum of (a) (i) the AvePoint Preferred Stock Cash Amount, minus (ii) the Preferred PIPE Fees (as defined in the Business Combination Agreement) plus (b) the Available Named Executive Cash Amount (as defined in the Business Combination Agreement) plus (c) (i) the Final Cash Election Consideration (as defined herein), minus (ii) the Common Stockholder PIPE Fees (as defined in the Business Combination Agreement).

“Aggregate Cash Election Amount” means the aggregate amount of cash consideration elected by all electing AvePoint stockholders, prior to any adjustment.

“Aggregate Option Exercise Price” means the aggregate exercise price of all AvePoint Options.

“Aggregate Preferred Stock Consideration” means a number of shares of Apex Common Stock equal to (a) an amount equal to (i) the AvePoint Preferred Stock Converted Shares multiplied by the Per Share Amount, minus (ii) the AvePoint Preferred Stock Cash Amount, divided by (b) $10.00.

“Aggregate Option Consideration” means a number of shares of Apex Common Stock equal to (a) (i) Per Share Amount, divided by (ii) $10.00, multiplied by (b) the number of shares of AvePoint Common Stock issuable upon exercise of all AvePoint Options (other than Named Executive Cash-Settled Options).

“Aggregate Stock Consideration” means a number of shares of Apex Common Stock equal to (a) the Aggregate Preferred Stock Consideration, plus (b) an amount equal to (i) the Named Executive Stock-Settled Shares (as defined in the Business Combination Agreement) multiplied by the Per Share Amount, divided by (ii) $10.00 plus (c) the Final Stock Election Consideration (as defined herein).

“Apex” means Apex Technology Acquisition Corporation, a Delaware corporation.

“Apex Capital Stock” means, collectively, Apex Class A Common Stock and Apex Class B Common Stock.

“Apex Class A Common Stock” means Apex’s Class A common stock, par value $0.0001 per share, prior to the filing of the Amended and Restated Apex Certificate of Incorporation (as defined in the Business Combination Agreement).

“Apex Class B Common Stock” means Apex’s Class B common stock, par value $0.0001 per share, prior to the filing of the Amended and Restated Apex Certificate of Incorporation.

“Apex Common Stock” means Apex’s common stock, par value $0.0001 per share, after the filing of the Amended and Restated Apex Certificate of Incorporation.

“Apex Initial Stockholder” means the Sponsor.

“Apex Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by Apex or its affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated by the Business Combination Agreement: (i) all reasonable and documented fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers other than any Ineligible Apex IPO Underwriting Fees (as defined in the Business Combination Agreement), (ii) Apex’s allocated shares of the fees and expenses as set forth in Section 7.01(a), Section 7.12 and Section 7.13 of the Business Combination Agreement in connection with the transactions contemplated thereby and (iii) repayment of any Working Capital Loans (as defined in the Business Combination Agreement), in each case of clauses (i) through (iii) solely to the extent such fees and expenses are incurred and unpaid as of 11:59 p.m. (New York time) on the day immediately preceding the Closing Date.

“Apex Unit” means one share of Apex Class A Common Stock and one half of an Apex Warrant.

“Apex Warrant Agreement” means that certain warrant agreement, dated September 16, 2019, by and between Apex and Continental Stock Transfer & Trust Company.

“Apex Warrants” means whole warrants to purchase shares of Apex Class A Common Stock as contemplated under the Apex Warrant Agreement, with each whole warrant exercisable for one share of Apex Class A Common Stock at an exercise price of $11.50.

“Available Apex Cash” means the total cash and cash equivalents of Apex at the Effective Time, including (a)(i) the funds remaining in the Trust Account, plus (ii) the proceeds under the Subscription Agreements (as further described herein) entered into as of the date of the Business Combination Agreement (as amended in accordance with the Business Combination Agreement) and any additional Subscription Agreements entered into after such date in accordance with the Business Combination Agreement, plus (iii) the proceeds with respect to any Additional Equity Amount (as defined in the Business Combination Agreement) actually purchased in accordance with the Business Combination Agreement, minus (b) the sum of (i) the amount required to satisfy the Redemption Rights (as defined in the Business Combination Agreement) plus (ii) any taxes due on any accrued interest on the Trust Account, plus (iii) any unpaid AvePoint Transaction Expenses.

“Available AvePoint Common Stock Cash Amount means (a) the AvePoint Common Stock Cash Amount, minus (b) the AvePoint Common Stock Cash Cutback.

“AvePoint” means AvePoint, Inc., a Delaware corporation.

“AvePoint Certificate of Incorporation” means the Third Amended and Restated Certificate of Incorporation of the Company dated December 26, 2019, as amended by the Certificate of Amendment thereto dated November 23, 2020.

“AvePoint Common Stock” means AvePoint’s common stock, par value $0.001 per share.

“AvePoint Common Stock Cash Amount” means $94.5 million.

“AvePoint Common Stock Cash Cutback” means an amount in cash equal to (a) the Cash Consideration Shortfall Amount (as defined in the Business Combination Agreement), multiplied by (b) the quotient equal to (i) the AvePoint Common Stock Cash Amount, divided by (ii) the sum of (A) $35.0 million, plus (B) the AvePoint Common Stock Cash Amount, plus (C) $90.0 million rounded to the nearest dollar

“AvePoint Option” means all unexpired and unexercised options to purchase shares of AvePoint Common Stock, whether or not exercisable and whether or not vested, immediately prior to the Effective Time under either AvePoint Option Plan or otherwise.

“AvePoint Outstanding Shares” means the sum of (a) total number of shares of AvePoint Common Stock outstanding immediately prior to the Effective Time (including the Named Executive Shares (as defined in the Business Combination Agreement)), plus (b) the number of AvePoint Preferred Stock Converted Shares, plus (c) the number of shares of AvePoint Common Stock issuable upon the exercise of all AvePoint Options (other than Unvested Exchanged Options (as defined in the Business Combination Agreement) held by a holder of AvePoint Options who does not remain in continuous service to Apex or one of its subsidiaries as of the date of the applicable Contingent Milestone (as defined in the Business Combination Agreement)).

“AvePoint Preferred Stock” means the AvePoint Series C Preferred Stock.

“AvePoint Preferred Stock Cash Amount” means $135.0 million.

“AvePoint Preferred Stock Converted Shares” means the total number of shares of AvePoint Common Stock that would be issuable upon the conversion of the outstanding shares of AvePoint Preferred Stock immediately prior to the Effective Time.

“AvePoint Requisite Approval” means the affirmative vote of (i) the holders of at least a majority of the outstanding shares of AvePoint Common Stock and AvePoint Preferred Stock (on an as-converted basis), voting together as a single class and (ii) the holders of at least a majority of the outstanding AvePoint Series C Preferred Stock (on an as-converted basis), voting together as a single class.

“AvePoint Series C Preferred Stock” means the shares of the Preferred Stock of AvePoint, par value $0.001 per share, designated as Series C Preferred Stock in the AvePoint Certificate of Incorporation.

“AvePoint Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by AvePoint or its subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and

v

consummation of the transactions contemplated by the Business Combination Agreement: (i) all reasonable and documented fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (ii) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by AvePoint or any of its subsidiaries to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer, or director of AvePoint or its subsidiaries as a result of the transactions contemplated by the Business Combination Agreement (and not tied to any subsequent event or condition such as a termination of employment), including the employer portion of payroll taxes arising therefrom, but in each case excluding any payments in respect of the Named Executive Cash-Settled Options (as defined in the Business Combination Agreement), (iii) AvePoint’s allocated share of the fees and expenses as set forth in Section 7.01(a), Section 7.12 and Section 7.13 of the Business Combination Agreement in connection with the transactions contemplated thereby and (iv) repayment of loans made to AvePoint by any affiliate of AvePoint (other than a wholly-owned subsidiary of AvePoint), in each case of clauses (i) through (iv) solely to the extent such fees and expenses are incurred and unpaid as of 11:59 p.m. (New York time) on the day immediately preceding the Closing Date.

“Balance Sheet Cash Amount” means $85 million

“Baseline Cash Amount” means $261,026,922.09.

“Baseline Share Amount” means $1,433,660,775.

“Broker non-vote” means the failure of an Apex stockholder, who holds his or her shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement and Plan of Reorganization, dated as of November 23, 2020, as amended on December 30, 2020, March 8, 2021 and May 18, 2021, and as may be further amended from time to time, by and among Apex, AvePoint and Merger Subs.

“Business Combination Proposal” means the proposal to approve the adoption of the Business Combination Agreement and the Business Combination.

“Cash Consideration Shortfall Amount” means the amount, if any, by which (a) the sum of (i) the Company Preferred Stock Cash Amount plus (ii) the Named Executive Cash Amount plus (iii) the Aggregate Cash Election Amount plus (iv) the Balance Sheet Cash Amount, exceeds (b) the sum of (i) the Aggregate Available Cash (as defined in the Business Combination Agreement), plus (ii) the PIPE Fees (as defined in the Business Combination Agreement); provided that such amount shall be deemed to be zero if it is a negative number.

“Charter Proposals” means the proposal to consider and vote upon the amendments to the Existing Certificate of Incorporation in connection with the Business Combination.

“Cash Election Percentage” means the percentage of the Gross Merger Consideration that electing AvePoint stockholders other than certain AvePoint stockholders that agreed to a certain Election Percentage in the Stockholder Support Agreement elect to receive in cash.

“Citi” means Citigroup Global Markets Inc., financial advisor to AvePoint and a placement agent for the PIPE.

“Closing” means the consummation of the Business Combination.

“Closing Date” means the date on which the Closing occurs.

“Closing Price” means, for each Trading Day, the closing price (based on such Trading Day) of shares of Apex Common Stock on the Trading Market, as reported on Nasdaq.com.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Company” means Apex, immediately upon consummation of the Business Combination.

“Combined Company Common Stock” means the Apex Common Stock, immediately upon consummation of the Business Combination.

“Combined Company Stockholders” means the holders of Apex Common Stock, immediately upon consummation of the Business Combination.

“Company Preferred Stock Cash Amount” means $135,000,000.

“DGCL” means the Delaware General Corporation Law.

“Effective Time” means the time of filing of a certificate of merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL and mutually agreed by the parties, or such later time as may be agreed by the parties and specified in such certificate of merger for consummation of the First Merger.

“ESPP Proposal” means the proposal to approve the adoption of the ESPP.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the following ratio (rounded to four decimal places): the quotient obtained by dividing (i) the Per Share Amount by (ii) $10.00.

“Evercore” means Evercore Inc., a placement agent for the PIPE.

“Fully Diluted Number” means the sum of (i) total number of shares of AvePoint Common Stock outstanding immediately prior to the Effective Time (including the Named Executive Shares) plus (ii) the number of shares of AvePoint Common Stock issuable upon the conversion of the AvePoint Preferred Stock Converted Shares that are outstanding immediately prior to the Effective Time, plus (iii) the number of shares of AvePoint Common Stock issuable upon exercise of all AvePoint Options that are outstanding immediately prior to the Effective Time.

“GAAP” means United States generally accepted accounting principles.

“Goldman” means Goldman Sachs & Co. LLC, financial advisor to AvePoint and a placement agent for the PIPE.

“Gross Merger Consideration” means (a) the Baseline Share Amount, plus (b) the Aggregate Cash Amount.

“Incentive Plan Proposal” means the proposal to approve the adoption of the 2021 Plan.

“Initial Stockholder Units” means the 657,500 Apex Units initially purchased by the Apex Initial Stockholder in a private placement in connection with the IPO.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” means Apex’s initial public offering of units, consummated on September 19, 2019.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Mergers” means, collectively, the merger of Merger Sub 1 with and into AvePoint, with AvePoint surviving the First Merger as a wholly-owned subsidiary of Apex, and promptly following such merger, the merger of AvePoint with and into Merger Sub 2, with Merger Sub 2 surviving the Second Merger as a wholly-owned subsidiary of Apex.

“Merger Sub 1” means Athena Technology Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Apex.

“Merger Sub 2” means Athena Technology Merger Sub 2, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Apex.

“Merger Sub Common Stock” means Merger Sub 1’s common stock, par value $0.00001 per share.

“Named Executive Cash Amount” means $35,000,000.

“Nasdaq” means the Nasdaq Capital Market.

“Nasdaq Proposals” means the proposals to consider and vote to (a) issue Apex Common Stock to AvePoint’s equityholders in connection with the Mergers pursuant to the Business Combination Agreement, (b) issue Apex Common Stock to the PIPE Subscribers.

“PCAOB” means the Public Company Accounting Oversight Board.

“PCAOB Audited Financials” means the audited consolidated balance sheets of AvePoint as of December 31, 2020 and 2019, and the related audited consolidated statements of operations and comprehensive loss and cash flows of AvePoint for each of the three years in the period ended December 31, 2020, each audited in accordance with the auditing standards of PCAOB.

“Per Share Contingent Consideration” means a number of shares of Apex Common Stock equal to: (a) the applicable Contingent Consideration (as defined herein) divided by (b) the AvePoint Outstanding Shares.

“Per Share Preferred Cash Consideration” means (a)(i) the AvePoint Preferred Stock Cash Amount, minus (ii) the Preferred PIPE Fees, divided by (b) the AvePoint Preferred Stock Converted Shares, rounded down to the nearest cent.

“Per Share Preferred Stock Consideration” means a number of shares of Apex Common Stock equal to: (a) the Aggregate Preferred Stock Consideration (as defined in the Business Combination Agreement), divided by (b) the AvePoint Preferred Stock Converted Shares.

“Per Share Amount” means (a) an amount equal to the Gross Merger Consideration, divided by (b) the Fully Diluted Number.

“PIPE” means that certain private placement in the aggregate amount of $140 million, to be consummated immediately prior to the consummation of the Business Combination, pursuant to those certain Subscription Agreements with Apex, and subject to the conditions set forth therein, the PIPE Subscribers will purchase 14,000,000 shares of Apex Common Stock at a purchase price of $10.00 per share.

“PIPE Commitment” means an aggregate of $140 million committed pursuant to the PIPE.

“PIPE Shares” means an aggregate of 14,000,000 shares of Apex Common Stock to be issued to PIPE Subscribers in the PIPE.

“PIPE Subscribers” means the purchasers of the PIPE Shares.

“PRC Options” means all AvePoint Options granted to eligible individuals in the People’s Republic of China.

“Private Warrants” means the warrants to purchase shares of Apex Common Stock purchased in a private placement in connection with the IPO.

“Proposed Certificate of Incorporation” means the amended and restated certificate of incorporation of Apex, giving effect to the Charter Proposals.

“Proposed Transactions” means the Business Combination and the transactions related thereto.

“Public Shares” means shares of Apex Common Stock issued as a component of the Apex Units sold in the IPO (whether such Offering Shares were purchased in the IPO or in the secondary market following the IPO).

“Public Stockholders” means the holders of shares of the Public Shares.

“Public Warrants” means the warrants included as a component of the Apex units sold in the IPO, each of which is exercisable for one share of Apex Common Stock, in accordance with its terms.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Effective Time” means the time of filing of a certificate of merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL and mutually agreed by the parties, or such later time as may be agreed by the parties and specified in such certificate of merger for consummation of the Second Merger.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Stockholder Proposals” means, individually or collectively as context requires, the Business Combination Proposal, the Charter Proposals, the Director Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Nasdaq Proposals and/or the Adjournment Proposal.

“Subscription Agreement” means the agreements pursuant to which the PIPE Subscribers agreed to purchase, and Apex agreed to sell, 14,000,000 shares of Apex Common Stock at a purchase price of $10.00 per share in a private placement transaction, which will be consummated concurrently with the Business Combination.

“Subsequent Transaction” means any transaction or series of related transactions, including any sale, merger, liquidation, exchange offer or other similar transaction, that is consummated after the Effective Time that results (a) in any person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring beneficial ownership of 50% or more of the outstanding voting securities of the Combined Company (or any successor to the Combined Company), directly or indirectly, immediately following such transaction, provided that any transaction or series of related transactions which results in at least 50% of the combined voting power of the then outstanding shares of Apex Common Stock (or at least 50% of the combined voting power of the then outstanding shares of any successor to the Combined Company or any parent company of the Combined Company issued in exchange for Apex Common Stock) immediately following the closing of such transaction (or series of related transactions) being beneficially owned, directly or indirectly, by individuals and entities who were the beneficial owners of at least 50% of the shares of Apex Common Stock outstanding immediately prior to such transaction (or series of related transactions), shall not be deemed a “Subsequent Transaction” or (b) a sale or disposition of all or substantially all of the assets of the Combined Company and its subsidiaries on a consolidated basis.

“Surviving Corporation” means the entity surviving the First Merger as a wholly-owned subsidiary of Apex.

“Surviving Entity” means the entity surviving the Second Merger.

“Trading Day” means any day on which shares of Apex Common Stock are actually traded on the Trading Market.

“Trading Market” means the stock market on which shares of Apex Common Stock shall be trading at the time of determination of the Closing Price.

“Trust Account” means the trust account that holds a portion of the proceeds of the IPO and the concurrent sale of the Private Warrants.

“Written Consent” means the irrevocable written consent, in form and substance reasonably acceptable to Apex, of holders of the AvePoint Requisite Approval (including the Key Company Stockholders (as defined in the Business Combination Agreement)) in favor of the approval and adoption of the Business Combination Agreement and the Mergers and all other Proposed Transactions.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting of stockholders, including with respect to the proposed Business Combination. The following questions and answers may not include all the information that is important to Apex’s stockholders. Stockholders are urged to read carefully this proxy statement/prospectus in its entirety, including the financial statements and annexes attached hereto and the other documents referred to herein.

Q.	Why am I receiving this proxy statement/prospectus?

A.

Apex has entered into the Business Combination Agreement with AvePoint and Merger Subs pursuant to which Merger Sub 1 will merge with and into AvePoint, with AvePoint surviving the First Merger as a wholly-owned subsidiary of Apex and, promptly following the First Merger, AvePoint will merge with and into Merger Sub 2, with Merger Sub 2 surviving the Second Merger as a wholly-owned subsidiary of Apex. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A, and Apex encourages its stockholders to read it in its entirety. Apex’s stockholders are being asked to consider and vote upon the Business Combination Proposal to approve and adopt the Business Combination Agreement, among other Stockholder Proposals. See the section titled “Proposal No.1 — The Business Combination Proposal.”

The Apex Common Stock, Apex Warrants and Apex Units are currently listed on Nasdaq under the symbols “APXT,” “APXTW” and “APXTU,” respectively. Apex has applied to list the shares of common stock and the warrants of the Combined Company on the Nasdaq Capital Market under the symbols “AVPT” and “AVPTW,” respectively, upon the Closing. All outstanding Apex Units will be separated into their component securities immediately prior to the Closing. Accordingly, Apex will no longer have any Apex Units following consummation of the Business Combination, and therefore Apex will instruct Nasdaq to remove the listing of the Apex Units immediately following the consummation of the Business Combination. Upon the Closing, Apex intends to change its name from “Apex Technology Acquisition Corporation” to “AvePoint, Inc.”

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the proposals to be acted upon at the special meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety. This document also constitutes a prospectus of Apex with respect to the Apex Common Stock issuable in connection with the Business Combination.

Q.	What matters will stockholders consider at the special meeting?

A.	At the Apex special meeting of stockholders, Apex will ask its stockholders to vote in favor of the following Stockholder Proposals:

1.	The Business Combination Proposal — To consider and vote upon a proposal to approve and adopt the Business Combination Agreement and effect the Business Combination.

2.

The Charter Proposals — To consider and vote upon a proposal to amend Apex’s amended and restated certificate of incorporation (the “Existing Certificate of Incorporation”). The proposed amendments detailed below will be voted on separately and are collectively referred to as the “Charter Proposals.”

•	Name Change Charter Amendment — To change Apex’s name to “AvePoint, Inc.”;

•	Authorized Share Charter Amendment — To increase the number of authorized shares of Apex Common Stock and “blank check” preferred stock;

•	Actions by Stockholders Charter Amendment — To require that stockholders only act at annual and special meeting of the corporation and not by written consent;

•	Corporate Opportunity Charter Amendment — To eliminate the current limitations in place on the corporate opportunity doctrine;

•	Voting Thresholds Charter Amendment — To increase the required vote thresholds for approving amendments to the certificate of incorporation and bylaws to 66 2/3%; and

•

Additional Charter Amendment — To approve all other changes, including eliminating certain provisions related to special purpose acquisition corporations that will no longer be relevant following the Closing.

3.

The Incentive Plan Proposal — To consider and vote upon a proposal to approve the 2021 Plan, to assist the Combined Company in securing and retaining the services of employees, directors and consultants, to provide incentives for such persons to exert maximum efforts for the success of the Combined Company and its affiliates and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Combined Company Common Stock through the granting of awards under the 2021 Plan.

4.

The ESPP Proposal —To consider and vote upon a proposal to approve the ESPP, to assist the Combined Company in aligning the long-term financial interests of its employees with the financial interests of its stockholders, as well as attracting, retaining and motivating employees and encouraging them to devote their best efforts to the Combined Company’s business and financial success.

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5.

The Nasdaq Proposals — To consider and vote upon proposals to (a) issue Apex Common Stock to AvePoint’s equityholders in connection with the Mergers pursuant to the Business Combination Agreement and (b) issue Apex Common Stock to the PIPE Subscribers.

6.

The Adjournment Proposal — A proposal to adjourn the special meeting of Apex’s stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote at such special meeting.

Apex may not consummate the Business Combination unless the Business Combination Proposal, the Charter Proposals, the Incentive Plan Proposal, the ESPP Proposal and the Nasdaq Proposals are approved at the special meeting, each of which is conditioned upon all such proposals having been approved at the special meeting; provided that, if the Incentive Plan Proposal and/or the ESPP Proposal are not approved, then Apex and AvePoint may mutually agree to waive the closing condition in the Business Combination Agreement requiring the approval of the Incentive Plan Proposal and/or ESPP Proposal and Apex may still consummate the Business Combination. The approval of the Charter Proposals requires the affirmative vote (virtually in person or by proxy) of a majority of outstanding shares of Apex Capital Stock as of the Record Date voting together as a single class and a majority of the outstanding voting power of the Apex Class B Common Stock voting together as a single class. The approval of the Business Combination Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Nasdaq Proposals requires the affirmative vote (virtually in person or by proxy) of holders of a majority of the shares of Apex Capital Stock that are voted at the special meeting of stockholders. The Adjournment Proposal is not conditioned on the approval of any other Stockholder Proposal set forth in the accompanying proxy statement/prospectus.

Apex will hold a special meeting of its stockholders to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the special meeting. Stockholders should read it carefully.

The vote of stockholders is important. Stockholders are encouraged to vote by submitting their proxy as soon as possible after carefully reviewing this proxy statement/prospectus.

Q.	I am an Apex warrant holder. Why am I receiving this proxy statement/prospectus?

A.

Upon consummation of the Business Combination, the Apex Warrants shall, by their terms, entitle the holders to purchase 17,905,000 shares of Combined Company Common Stock in lieu of 17,905,000 shares of Apex Class A Common Stock at a purchase price of $11.50 per share. This proxy statement/prospectus includes important information about AvePoint and the business of Combined Company following the consummation of the Business Combination. Apex and AvePoint urge you to read the information contained in this proxy statement/prospectus carefully.

Q.	Are any of the proposals conditioned on one another?

A.

Apex may not consummate the Business Combination unless the Business Combination Proposal, the Charter Proposals, the Incentive Plan Proposal, the ESPP Proposal and the Nasdaq Proposals are approved at the special meeting, each of which is conditioned upon all such proposals having been approved at the special meeting; provided that, if the Incentive Plan Proposal and/or the ESPP Proposal are not approved, then Apex and AvePoint may mutually agree to waive the closing condition in the Business Combination Agreement requiring the approval of the Incentive Plan Proposal and/or ESPP Proposal and Apex may still consummate the Business Combination. The approval of the Charter Proposals requires the affirmative vote (virtually in person or by proxy) of a majority of the outstanding shares of Apex Capital Stock voting together as a single class and a majority of the outstanding voting power of the Apex Class B Common Stock voting together as a single class. The approval of the Business Combination Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Nasdaq Proposals requires the affirmative vote (virtually in person or by proxy) of holders of a majority of the shares of Apex Capital Stock that are voted at the special meeting of stockholders. The Adjournment Proposal is not conditioned on the approval of any other Stockholder Proposal set forth in this proxy statement/prospectus.

It is important for you to note that in the event the Business Combination Proposal is not approved, then Apex will not consummate the Business Combination. If Apex does not consummate the Business Combination and fails to complete an initial business combination by September 19, 2021 or obtain the approval of Apex stockholders to extend the deadline for Apex to consummate an initial business combination, then Apex will be required to dissolve and liquidate.

Q.	What will happen upon the consummation of the Business Combination?

A.

On the Closing Date, Merger Sub 1 will merge with and into AvePoint, with AvePoint surviving the First Merger as a wholly-owned subsidiary of Apex and, promptly following the First Merger, AvePoint will merge with and into Merger Sub 2, with Merger Sub 2 surviving the Second Merger as a wholly-owned subsidiary of Apex. The Mergers will have the effects specified under Delaware law. At the Closing, based on AvePoint’s capitalization table as of March 31, 2021, the aggregate consideration to be paid to AvePoint’s equityholders will be (i) the

Aggregate Cash Consideration, which equals an amount in cash of approximately $263 million assuming AvePoint stockholders elect to receive the maximum cash consideration, subject to a deduction for PIPE Fees and (ii) the Aggregate Stock Consideration and Aggregate Option Consideration, which equals 143,210,835 shares of Apex Common Stock, which includes shares of Apex Common Stock that may be issuable pursuant to the exercise of Exchanged Options (as defined in the Business Combination Agreement) (calculated using the treasury stock method), subject to an adjustment for an additional number of shares of Apex common stock if AvePoint’s stockholders elect to receive less than the maximum cash consideration of approximately $263 million (prior to deducting fees) or if there is not sufficient available cash to pay such maximum cash consideration. In addition, on the Closing Date, the PIPE will be consummated, and the net proceeds will be released to the Combined Company. The foregoing summary is based on a number of assumptions, including that none of the Public Stockholders exercise their redemption rights, a maximum Cash Election Percentage of 12.678% and that AvePoint does not issue any additional equity securities prior to the Mergers. If the actual facts differ from our assumptions, the number of shares and percentage interests set forth above will be different.

Q.	Why is Apex proposing the Business Combination Proposal?

A.

Apex was organized for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or entities. Apex is not limited to a particular industry or geographic region, but focused its search within the software and internet technology industries.

Apex received $350.0 million from its IPO. In accordance with the Existing Certificate of Incorporation, Public Stockholders may redeem the Public Shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the Closing upon the consummation of the Business Combination. See the question titled “What happens to the funds held in the Trust Account upon consummation of the Business Combination?” for more information.

There are currently 35,810,000 shares of Apex Class A Common Stock issued and outstanding and 8,750,000 shares of Apex Class B Common Stock issued and outstanding. In addition, there are currently 17,905,000 Apex Warrants issued and outstanding, consisting of 17,500,000 Public Warrants and 405,000 Private Warrants. Each Apex Warrant entitles the holder thereof to purchase one share of Apex Common Stock at a price of $11.50 per share. The Apex Warrants will become exercisable 30 days after the completion of a business combination, and expire at 5:00 p.m., New York City time, five years after the completion of a business combination or earlier upon redemption or liquidation.

Under the Existing Certificate of Incorporation, all Public Stockholders have the opportunity to redeem their Public Shares upon the consummation of a business combination. The Public Warrants are non-redeemable. The Private Warrants are non-redeemable so long as they are held by their initial purchasers or their permitted transferees.

Q.	Did Apex’s board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A.

Apex’s board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. In analyzing the Business Combination, Apex’s board of directors and management conducted due diligence on AvePoint and researched the industry in which AvePoint operates and concluded that the Business Combination was in the best interest of Apex’s stockholders. In reaching this conclusion, Apex’s board of directors considered a number of factors and a broad range of information, including publicly-available information, information provided by AvePoint and information provided by Evercore. Apex’s board of directors believes that based upon the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders. Apex’s board of directors also determined, without seeking a valuation from a financial advisor, that AvePoint’s fair market value was at least 80% of Apex’s net assets, excluding any taxes payable on interest earned. Accordingly, investors will be relying on the judgment of Apex’s board of directors, as described above, in valuing AvePoint’s business and assuming the risk that Apex’s board of directors may not have properly valued such business. For a complete discussion of the factors utilized by Apex’s board of directors in approving the Business Combination, see the section titled, “The Business Combination — Apex’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Q.	Do I have redemption rights?

A.

If you are a Public Stockholder, you may redeem your Public Shares for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of the IPO, as of two business days prior to the Closing, including interest earned on the funds held in the Trust Account and not previously released to Apex to pay its income taxes or any other taxes payable, upon the Closing. The per share amount Apex will distribute to holders who properly redeem their shares will not be reduced by the deferred underwriting commissions Apex will pay to the underwriters of its IPO if the Business Combination is consummated. Holders of the outstanding Public Warrants do not have redemption rights with respect to such warrants in connection with the Business Combination. The Apex Initial Stockholder has agreed to waive its redemption rights with respect to its shares and any Public Shares that it may have acquired during or after the IPO in connection with the completion of Apex’s business combination. The shares of Apex Capital Stock purchased by the Apex Initial Stockholder Apex Initial Stockholder and shares purchased by Cantor Fitzgerald & Co. (“Cantor”) in connection with our IPO will be excluded from the pro rata calculation used to determine the per share redemption price. For illustrative purposes, based on funds in the Trust Account of approximately $351.9 million on March 31, 2021, the estimated per share redemption price would have been approximately $10.05. Additionally, Public Shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the Trust Account, including interest (which interest shall be net of taxes payable by Apex), in connection with the liquidation of the Trust Account.

Q.	Will how I vote affect my ability to exercise redemption rights?

A.

No. You may exercise your redemption rights whether you vote your Public Shares for or against the Business Combination Proposal and other Stockholder Proposals or do not vote your shares. As a result, the Business Combination Proposal can be approved by stockholders who will redeem their Public Shares and no longer remain stockholders, leaving stockholders who choose not to redeem their Public Shares holding shares in a company with a less liquid trading market, fewer stockholders, less cash, and the potential inability to meet the listing standards of Nasdaq.

Q.	How do I exercise my redemption rights?

A.

In order to exercise your redemption rights, you must, prior to 4:30 p.m. Eastern time on                , 2021 (two business days before the special meeting of stockholders), (i) submit a written request to Apex’s transfer agent that you request to redeem your Public Shares for cash, and (ii) deliver your stock to Apex’s transfer agent physically or electronically through The Depository Trust Company (“DTC”). For the address of Continental Stock Transfer & Trust Company, Apex’s transfer agent, see the question “Who can help answer my questions?” below. Apex requests that any requests for redemption include the identity as to the beneficial owner making such request. Electronic delivery of your shares generally will be faster than delivery of physical stock certificates.

A physical stock certificate will not be needed if your stock is delivered to Apex’s transfer agent electronically. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and Apex’s transfer agent will need to act to facilitate the request. It is Apex’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because Apex does not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. Under Apex’s bylaws, Apex is required to provide at least 10 days advance notice of any stockholder meeting, which would be the minimum amount of time a stockholder would have to determine whether to exercise redemption rights. Accordingly, if it takes longer than anticipated for stockholders to deliver their shares, stockholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their shares. In the event that a stockholder fails to comply with the various procedures that must be complied with in order to validly tender or redeem Public Shares, its shares may not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Apex’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares to Apex’s transfer agent for redemption and decide within the required timeframe not to exercise your redemption rights, you may request that Apex’s transfer agent return the shares (physically or electronically). You may make such request by contacting Apex’s transfer agent at the phone number or address listed under the question, “Who can help answer my questions?”.

Q.	What are the U.S. federal income tax consequences of exercising my redemption rights?

A.

The U.S. federal income tax consequences of exercising your redemption rights depend on your particular facts and circumstances. See the section titled “Material U.S. Federal Income Tax Considerations of the Redemption Rights.” You are urged to consult your tax advisor regarding the tax consequences of exercising your redemption rights.

Q.	If I hold Apex Warrants, can I exercise redemption rights with respect to my warrants?

A.

No. Holders of Apex Warrants have no redemption rights with respect to the Apex Warrants, however, if such Holders choose to redeem their shares of Apex Capital Stock to which the Apex Warrants entitle them, those Holders may still exercise their Apex Warrants if the Business Combination is consummated.

Q.	Do I have appraisal rights if I object to the proposed Business Combination?

A.	No. There are no appraisal rights available to holders of shares of Apex Capital Stock in connection with the Business Combination.

Q.	What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A.

If the Business Combination is consummated, the funds held in the Trust Account will be released to pay (i) Apex stockholders who properly exercise their redemption rights and (ii) certain expenses incurred by AvePoint and

Apex in connection with the Business Combination, to the extent not otherwise paid prior to the Closing. The remaining funds available for release from the Trust Account will be used for general corporate purposes of the Combined Company following the Business Combination.

Q.	Will Apex obtain new financing in connection with the Business Combination?

A.	PIPE Subscribers have committed to purchase an aggregate of 14,000,000 shares of Apex Common Stock in the PIPE at a purchase price of $10.00 per share, for an aggregate purchase price of $140 million.

Q.	What happens to the proceeds from the PIPE upon consummation of the Business Combination?

A.

The PIPE is expected to close concurrently with the Closing. Upon the closing of both the Business Combination and the PIPE, the proceeds from the PIPE will be released to Apex and will be used for general corporate purposes of the Combined Company following the Business Combination.

Q.	What happens if a substantial number of public stockholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A.

Public Stockholders may vote in favor of the Business Combination and still exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Stockholders are reduced as a result of redemptions by Public Stockholders.

In no event will Apex redeem Public Shares in an amount that would cause its net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the exercise of redemption rights. If enough Public Stockholders exercise their redemption rights such that Apex cannot satisfy the net tangible asset requirement, Apex would not proceed with the redemption of our Public Shares and the Business Combination, and instead may search for an alternate business combination.

As a result of redemptions, the trading market for the Combined Company Common Stock may be less liquid than the market for Apex Capital Stock was prior to the Business Combination and the Combined Company may not be able to meet the listing standards of a national securities exchange.

Additionally, with fewer funds available from the Trust Account, the capital infusion from the Trust Account into the Combined Company will be reduced and it may not be able to achieve its business plan and may require additional financing sooner than currently anticipated.

Q.	What happens if the Business Combination is not consummated?

A.	There are certain circumstances under which the Business Combination Agreement may be terminated.

See the section titled “The Business Combination Agreement — Termination” for information regarding the parties’ specific termination rights.

If Apex does not complete the proposed Business Combination with AvePoint for whatever reason, Apex would search for another business combination partner with which to complete a business combination. If Apex does not complete a business combination with AvePoint or another business combination partner by September 19, 2021, Apex must redeem 100% of the outstanding Public Shares, at a per share price, payable in cash, equal to the amount then held in the Trust Account divided by the number of then outstanding Public Shares. The Apex Initial Stockholder has no redemption rights in the event a business combination is not consummated in the required time period, and, accordingly, its shares of Apex Capital Stock will be worthless. Additionally, in the event of such a liquidation, as described above, there will be no distribution with respect to outstanding Apex Warrants and, accordingly, the Apex Warrants will expire and be worthless.

Q.	What is AvePoint?

A.

AvePoint is a digital collaboration innovator and has been for nearly two decades. AvePoint develops products and helps organizations realize the value of modern, digital collaboration that lets users work together from anywhere, thanks to the power of the cloud. For more information, see the section titled “Information About AvePoint.”

Q.	What equity stake will current Apex stockholders and AvePoint stockholders have in the Combined Company after the Closing?

A.	It is anticipated that, based on AvePoint’s capitalization table as of March 31, 2021, upon the consummation of the Business Combination the ownership of the Combined Company will be as follows:

Assuming No Public Stockholder Redemption	Assuming Maximum Public Stockholder Redemption
The equityholders of AvePoint will own 143,210,835 shares of Combined Company Common Stock, representing approximately 71.0% of the total shares outstanding, which includes shares of Combined Company Common Stock that may be issuable pursuant to the exercise of Exchanged Options (calculated using the treasury stock method)	The equityholders of AvePoint will own 143,210,835 shares of Combined Company Common Stock, representing approximately 77.0% of the total shares outstanding, which includes shares of Combined Company Common Stock that may be issuable pursuant to the exercise of Exchanged Options (calculated using the treasury stock method)

The PIPE Subscribers will own 14,000,000 shares of Combined Company Common Stock, representing approximately 6.9% of the total shares outstanding	The PIPE Subscribers will own 14,000,000 shares of Combined Company Common Stock, representing approximately 7.5% of the total shares outstanding

The Public Stockholders will own 35,000,000 shares of Combined Company Common Stock, representing approximately 17.3% of the total shares outstanding	The Public Stockholders will own 19,279,564 shares of Combined Company Common Stock, representing approximately 10.4% of the total shares outstanding

The Sponsor and its affiliates and advisors will own 9,560,000 shares of Combined Company Common Stock (which includes 2,916,700 shares deposited into escrow and subject to vesting), representing approximately 4.7% of the total shares outstanding, excluding 100,000 shares of Combined Company Common Stock held by such holders and their affiliates purchased in the PIPE	The Sponsor and its affiliates and advisors will own 9,560,000 shares of Combined Company Common Stock (which includes 2,916,700 shares deposited into escrow and subject to vesting), representing approximately 5.1% of the total shares outstanding, excluding 100,000 shares of Combined Company Common Stock held by such holders and their affiliates purchased in the PIPE

The number of shares and percentage interests set forth above are based on a number of assumptions, including scenarios under which (a) no Apex Public Shares are redeemed and (b) approximately 45% of all Apex Public Shares are redeemed, which is the maximum amount which may be redeemed while still satisfying the $300 million minimum cash proceeds condition in the business Combination Agreement and under both scenarios (i) a maximum Cash Election Percentage (as defined below) of 12.678% and (ii) that AvePoint does not issue any additional equity securities prior to the Mergers. In addition, (i) references to the ownership of equityholders of AvePoint of Combined Company Common Stock and the percentages derived therefrom assume that the 143,564 shares of Apex Class A Common Stock held by AvePoint as of the Record Date will continue to be held as treasury stock of the Combined Company following the consummation of the Business Combination, whereas (ii) references to the holdings of Public Stockholders of Combined Company Common Stock and the percentages derived therefrom do not include this assumption with regard to such shares of Apex Class A Common Stock held by AvePoint as of the Record Date. If the actual facts differ from our assumptions, the number of shares and percentage interests set forth above will be different. In addition, the number of shares and percentage interests set forth above do not take into account potential future exercises of Apex Warrants or additional potential future exercises of AvePoint Options prior to the Closing.

Q.	What consideration will AvePoint equityholders receive upon consummation of the Business Combination?

A.

The aggregate consideration to be paid to AvePoint’s equityholders will be (i) an amount in cash of approximately $263 million, subject to a deduction for fees and (ii) 143,210,835 shares of Apex’s common stock, which includes shares of Apex common stock that may be issuable pursuant to the exercise of exchanged AvePoint stock options (calculated using the treasury stock method, subject to an adjustment for an additional number of shares of Apex common stock if AvePoint’s stockholders elect to receive less than the maximum cash consideration of approximately $263 million (prior to deducting fees), or if there is not sufficient available cash to pay such maximum cash consideration).

Unless an AvePoint equityholder elects otherwise prior to the Election Deadline (as defined in the Business Combination Agreement), each AvePoint equityholder will automatically receive all of the consideration payable to it in the form of shares of Apex common stock. The following examples are indicative of what an AvePoint equityholder owning 1,000 AvePoint shares prior to the Effective Date could receive based on their chosen Election Percentage:

AvePoint shares held (pre-Closing)	1,000	1,000	1,000	1,000
Election percentage	0.0%	3.0%	6.0%	12.678%
Cash received	$0.00	$2,604.38	$5,208.77	$11,006.13
Apex shares received	8,681	8,420	8,160	7,580

Q.	Who will be the officers and directors of the Combined Company if the Business Combination is consummated?

A.

The Business Combination Agreement provides that, upon the Closing, the board of directors of the Combined Company (the “Combined Company Board”) will be comprised of Xunkai Gong, Tianyi Jiang, Brian Brown, Jeff Epstein, Stephen CuUnjieng, Jeff Teper and John Ho. Immediately following the consummation of the Business Combination, we expect that the following will be the officers of the Combined Company: Xunkai Gong as Executive Chairman, Tianyi Jiang as Chief Executive Officer, Brian Brown as Chief Operating Officer and General Counsel, Sophia Wu as Chief Financial Officer, and Andy Yong as Chief Investment Officer. See the section titled “Management After the Business Combination.”

Q.	What conditions must be satisfied to consummate the Business Combination?

A.

There are a number of closing conditions in the Business Combination Agreement, including that Apex’s stockholders have approved and adopted the Business Combination Agreement. For a summary of the conditions that must be satisfied or waived prior to the consummation of the Business Combination, see the section titled “The Business Combination Agreement — Conditions to the Closing.”

Q.	What happens if I sell my shares of Apex Capital Stock before the special meeting of stockholders?

A.

The Record Date for the special meeting of stockholders will be earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of Apex Capital Stock after the Record Date, but before the special meeting of stockholders, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting of stockholders. However, you will not become a Combined Company Stockholder following the Closing because only Apex’s stockholders on the Closing Date will become Combined Company Stockholders.

Q.	What vote is required to approve the proposals presented at the special meeting of stockholders?

A.

The approval of the Charter Proposals requires the affirmative vote (virtually in person or by proxy) of a majority of outstanding shares of Apex Capital Stock voting together as a single class and a majority of the outstanding voting power of the Apex Class B Common Stock voting together as a single class. The class vote of the Apex Class B Common Stock has already been obtained by a written consent. Accordingly, an Apex stockholder’s failure to vote by proxy or to vote online at the virtual special meeting of stockholders, an abstention from voting or a broker non-vote will have the same effect as a vote against the Charter Proposals.

The approval of each of the Business Combination Proposal, Incentive Plan Proposal, ESPP Proposal, Nasdaq Proposals and Adjournment Proposal requires the affirmative vote (virtually in person or by proxy) of the holders of a majority of the shares of Apex Capital Stock that are voted at the special meeting of stockholders. Accordingly, an Apex stockholder’s failure to vote by proxy or to vote online at the virtual special meeting of stockholders, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on these Stockholder Proposals. The Sponsor owns all of the outstanding shares of Apex Class B Common Stock and has agreed, together with Apex’ executive officers and directors, to vote all shares of Apex Capital Stock owned by it, including the Apex Class B Common Stock, in favor of the Business Combination Proposal, the Charter Proposals, the Incentive Plan Proposal, the ESPP Proposal and the Nasdaq Proposals. Additionally, as of the Record Date, AvePoint owns 143,564 shares of Apex Class A Common Stock. Such holders, in the aggregate, represent     % of the issued and outstanding shares of Apex Capital Stock as of the Record Date. As a result, the affirmative vote of holders of an additional              shares of Apex Capital Stock, representing only     % of the remaining shares of Apex Capital Stock held by the Public Stockholders as of the Record Date, assuming the minimum number of shares required to constitute a quorum are voted at the special meeting, would be required to approve the Business Combination Proposal, the Charter Proposals, the Incentive Plan Proposal, the ESPP Proposal and the Nasdaq Proposals.

Q.	May Apex or Apex’s directors, officers or advisors, or their affiliates, purchase shares in connection with the Business Combination?

A.

In connection with the stockholder vote to approve the proposed Business Combination, Apex’s board of directors, officers, advisors or their affiliates may privately negotiate transactions to purchase shares prior to the Closing from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per share pro rata portion of the Trust Account without the prior written consent of AvePoint. None of the directors, officers or advisors, or their respective affiliates, will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the directors, officers or advisors, or their affiliates, purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. The purpose of these purchases would be to increase the amount of cash available to Apex for use in the Business Combination.

In addition, affiliates of the Apex Initial Stockholder have agreed to purchase an aggregate of 100,000 shares of Apex Common Stock in the PIPE. These shares to be purchased in the PIPE will not be outstanding on the Record Date and will not be entitled to vote at the Apex special meeting of stockholders.

Q.	How many votes do I have at the special meeting of stockholders?

A.

Apex’s stockholders are entitled to one vote at the special meeting for each share of Apex Capital Stock held of record as of the Record Date. As of the close of business on the Record Date, there were shares outstanding of Apex Capital Stock held by holders of record.

Q.	What interests do Apex’s current officers and directors have in the Business Combination?

A.	Apex’s board of directors and executive officers may have interests in the Business Combination that are different from, in addition to, or in conflict with, yours. These interests include:

•

the beneficial ownership of Apex’s board of directors and officers of an aggregate of 8,750,000 shares of Apex Capital Stock, 657,500 Initial Stockholder Units, which shares, units, and warrants would become worthless if Apex does not complete a business combination within the applicable time period, as our directors and officers have waived any right to redemption with respect to these shares. Such shares, units, and warrants have an aggregate market value of approximately $                million, $                million, and $                million, respectively, based on the closing price of Apex Common Stock of $                on Nasdaq on                      , 2021, the Record Date for the special meeting of stockholders. Based on such market values, Apex’s board of directors and officers will have an unrealized gain of $                on their Apex securities;

•

Apex’s officers and directors and their affiliates have agreed to purchase an aggregate of 100,000 shares of Apex Common Stock in the PIPE at a purchase price of $10.00 per share, such purchase is contingent upon the completion of the Business Combination;

•

Apex’s board of directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Apex’s behalf incident to identifying, investigating and consummating the Business Combination, to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless the Business Combination is consummated;

•	the anticipated continuation of Jeff Epstein as a director of the Combined Company and Brad Koenig’s anticipated role as an observer of the Combined Company Board following the Closing; and

•

the continued indemnification of the current directors and officers of Apex following the Business Combination and the continuation of directors’ and officers’ liability insurance following the Business Combination.

These interests may influence Apex’s board of directors in making their recommendation that you vote in favor of the approval of the Stockholder Proposals. You should also read the section titled “The Business Combination — Interests of Apex’s Directors and Officers in the Business Combination.”

Q.	When is the Business Combination expected to be completed?

A.

It is currently anticipated that the Business Combination will be consummated promptly following the special meeting of stockholders, provided that all other conditions to the Closing have been satisfied or waived. For a description of the conditions to the completion of the Business Combination, see the section titled “The Business Combination Agreement — Conditions to the Closing.”

Q.	What do I need to do now?

A.

You are urged to carefully read and consider the information contained in this proxy statement/prospectus in its entirety, including the financial statements and annexes attached hereto, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q.	How do I vote?

A.

If you were a holder of record of Apex Capital Stock on                     , 2021, the Record Date for the special meeting of stockholders, you may vote on the Stockholder Proposals online at the virtual special meeting of stockholders or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to virtually attend the special meeting of stockholders and vote online, obtain a proxy from your broker, bank or nominee.

Q.	What will happen if I abstain from voting or fail to vote at the special meeting?

A.

At the special meeting of stockholders, Apex will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present.

The approval of the Charter Proposals requires the affirmative vote (virtually in person or by proxy) of a majority of outstanding shares of the common stock voting together as a single class and a majority of the outstanding voting power of the Apex Class B Common Stock voting together as a single class. Accordingly, an Apex stockholder’s failure to vote by proxy or to vote online at the virtual special meeting of stockholders, an abstention from voting or a broker non-vote will have the same effect as a vote against these proposals. The approval of each of the Business Combination Proposal, Incentive Plan Proposal, ESPP Proposal, Nasdaq Proposals and Adjournment Proposal requires the affirmative vote (virtually in person or by proxy) of the holders of a majority of the shares of Apex Capital Stock that are voted at the special meeting of stockholders. Accordingly, an Apex stockholder’s failure to vote by proxy or to vote online at the virtual special meeting of stockholders, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on these proposals.

Q.	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A.	Signed and dated proxies received by Apex without an indication of how the stockholder intends to vote on a proposal will be voted in favor of each of the Stockholder Proposals.

Q.	Do I need to attend the special meeting of stockholders to vote my shares?

A.

No. You are invited to virtually attend the special meeting to vote on the proposals described in this proxy statement/prospectus. However, you do not need to attend the special meeting of stockholders to vote your shares. Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card(s) in the pre-addressed postage-paid envelope. Your vote is important. Apex encourages you to vote as soon as possible after carefully reading this proxy statement/prospectus.

Q.	If I am not going to attend the special meeting of stockholders in person, should I return my proxy card instead?

A.

Yes. After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxy, as applicable, by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q.	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.

No. If your broker holds your shares in its name and you do not give the broker voting instructions, under the applicable stock exchange rules, your broker may not vote your shares on any of the Stockholder Proposals. If you do not give your broker voting instructions and the broker does not vote your shares, this is referred to as a “broker non-vote.” Broker non-votes will be counted for purposes of determining the presence of a quorum at the special meeting of stockholders. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide. However, in no event will a broker non-vote have the effect of exercising your redemption rights for a pro rata portion of the Trust Account, and therefore no shares as to which a broker non-vote occurs will be redeemed in connection with the proposed Business Combination.

Q.	May I change my vote after I have mailed my signed proxy card?

A.

Yes. You may change your vote by sending a later-dated, signed proxy card to Apex’s secretary at the address listed below prior to the vote at the special meeting of stockholders, or attend the virtual special meeting and vote online. You also may revoke your proxy by sending a notice of revocation to Apex’s secretary, provided such revocation is received prior to the vote at the special meeting. If your shares are held in “street name” by a broker or other nominee, you must contact the broker or nominee to change your vote.

Q.	What happens if I fail to take any action with respect to the special meeting?

A.

If you fail to take any action with respect to the special meeting and the Business Combination is approved by stockholders and consummated, you will become a stockholder of the Combined Company and/or your warrants will entitle you to purchase the Combined Company Common Stock. As a corollary, failure to vote either for or against the Business Combination Proposal means you will not have any redemption rights in connection with the Business Combination to exchange your Public Shares for a pro rata share of the aggregate amount of funds held in the Trust Account as of two business days prior to the Closing, including any interest thereon but net of any income or other taxes payable. If you fail to take any action with respect to the special meeting and the Business Combination is not approved, you will continue to be a stockholder and/or warrant holder of Apex.

Q.	What should I do if I receive more than one set of voting materials?

A.

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q.	What is the quorum requirement for the special meeting of stockholders?

A.

A quorum of Apex’s stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting of stockholders if a majority of the Apex Capital Stock outstanding and entitled to vote at the meeting is virtually represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

As of the Record Date for the special meeting,              shares of Apex Capital Stock will be required to achieve a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or your broker, bank or other nominee submits one on your behalf) or if you vote online at the virtual special meeting of stockholders. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the shares represented by stockholders virtually present at the special meeting or by proxy may authorize adjournment of the special meeting to another date.

Q.	What happens to the Apex Warrants I hold if I vote my shares of Apex Capital Stock against approval of the Business Combination Proposal and validly exercise my redemption rights?

A.

Properly exercising your redemption rights as an Apex stockholder does not result in either a vote “FOR” or “AGAINST” the Business Combination Proposal. If the Business Combination is not approved and completed, you will continue to hold your Apex Warrants, and if Apex does not otherwise consummate an initial business combination by September 19, 2021 or obtain the approval of Apex stockholders to extend the deadline for Apex to consummate an initial business combination, Apex will be required to dissolve and liquidate, and your Apex Warrants will expire worthless.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.

Apex will pay the cost of soliciting proxies for the special meeting of stockholders. Apex has engaged MacKenzie Partners, Inc. (“MacKenzie”) to assist in the solicitation of proxies for the special meeting. Apex has agreed to pay MacKenzie a fee of $12,500. Apex will reimburse MacKenzie for reasonable out-of-pocket expenses and will indemnify MacKenzie and its affiliates against certain claims, liabilities, losses, damages and expenses. Apex also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Apex Capital Stock for their expenses in forwarding soliciting materials to beneficial owners of Apex Capital Stock and in obtaining voting instructions from such beneficial owners. Apex’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	Who can help answer my questions?

A.

If you have questions about the Stockholder Proposals, or if you need additional copies of this proxy statement/prospectus, the proxy card or the consent card you should contact our proxy solicitor at:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, New York 10018

Toll-Free: (800) 322-2885

Call collect: (212) 929-5500

Email: proxy@mackenziepartners.com

You may also contact Apex at:

Apex Technology Acquisition Corporation

533 Airport Blvd, Suite 400

Burlingame, CA 94010

Attention: Secretary

Telephone: (619) 736-6855

To obtain timely delivery, Apex’s stockholders and warrant holders must request the materials no later than five business days prior to the special meeting.

You may also obtain additional information about Apex from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to Apex’s transfer agent prior to 4:30 p.m., New York time, on the second business day prior to the special meeting of stockholders. If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attention: Mark Zimkind

E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the Business Combination Proposal and the other Stockholder Proposals to be considered at the special meeting of stockholders, you should read this proxy statement/prospectus in its entirety carefully, including the annexes. See also the section titled “Where You Can Find More Information.”

Parties to the Business Combination

Apex

Apex is a Delaware corporation and was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or entities, referred to throughout this proxy statement/prospectus as its initial business combination. Although Apex may pursue its initial business combination in any industry or geographic location, its focus is on opportunities in the software and internet technology industries.

Apex Class A Common Stock, Apex Warrants and Apex Units (each Apex Unit comprised of one share of Apex Class A Common Stock and one-half of one Apex Warrant) are currently listed and trading on Nasdaq under the ticker symbols “APXT,” “APXTW” and “APXTU,” respectively. We have applied to continue the listing of the Apex Common Stock and Apex Warrants on Nasdaq under the symbols “AVPT” and “AVPTW,” respectively, upon Closing. The Apex Units will automatically separate into their component securities (one share of Apex Common Stock and one-half of one Apex Warrant) upon the Closing and, as a result, will no longer exist. Upon the Closing, Apex intends to change its name from “Apex Technology Acquisition Corporation” to “AvePoint, Inc.”.

The mailing address of Apex’s principal executive office is 533 Airport Blvd, Suite 400, Burlingame, CA 94010, and its telephone number is (619) 736-6855.

Merger Subs

Each of the Merger Subs is a wholly-owned subsidiary of Apex. Merger Sub 1 was formed on October 13, 2020, and Merger Sub 2 was formed on November 2, 2020. Merger Subs were each formed to consummate the Business Combination. Following the consummation of the Business Combination, Merger Sub 1 will have merged with and into AvePoint, with AvePoint surviving the First Merger as a wholly-owned subsidiary of Apex and, promptly following the First Merger, AvePoint will have merged with and into Merger Sub 2, with Merger Sub 2 surviving the Second Merger as a wholly-owned subsidiary of Apex.

AvePoint

AvePoint is a Delaware corporation formed in 2001. AvePoint is a digital collaboration innovator and has been for nearly two decades. AvePoint develops products and helps organizations realize the value of modern, digital collaboration that lets users work together from anywhere, thanks to the power of the cloud.

The mailing address of AvePoint’s principal executive office is 525 Washington Blvd, Suite 1400, Jersey City, NJ 07310, and its telephone number is (201) 793-1111.

For more information about AvePoint, see the sections titled “Information About AvePoint” and “AvePoint Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Business Combination

The Business Combination Agreement

On November 23, 2020, Apex, Merger Subs and AvePoint entered into the Business Combination Agreement, as amended on December 30, 2020, March 8, 2021 and May 18, 2021, pursuant to which Apex and AvePoint will consummate the Business Combination. Merger Sub 1 will merge with and into AvePoint, with AvePoint surviving the First Merger as a wholly-owned subsidiary of Apex and, promptly following the First Merger, AvePoint will merge with and into Merger Sub 2, with Merger Sub 2 surviving the Second Merger as a wholly-owned subsidiary of Apex. The Business Combination Agreement contains customary representations and warranties, covenants, closing conditions and other terms relating to the Mergers and the other transactions contemplated thereby.

The First Merger will become effective as of the Effective Time. The Second Merger will become effective as of the Second Effective Time. The parties will hold the Closing immediately prior to the filing of the certificate of merger in connection with the First Merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL and mutually agreed by the parties, on the Closing Date.

The Effective Time shall occur as promptly as practicable but in no event later than three business day after the satisfaction or, if permissible, waiver of the conditions to the completion of the Business Combination set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at Closing, provided that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver at the Closing).

Upon the consummation of the Mergers, based on AvePoint’s capitalization table as of March 31, 2021, the aggregate consideration to be paid to AvePoint’s equityholders will be (i) the Aggregate Cash Consideration, which equals an amount in cash of approximately $263 million assuming AvePoint stockholders elect to receive the maximum cash consideration, minus a deduction for the PIPE Fees and (ii) the Aggregate Stock Consideration and Aggregate Option Consideration, which equals 143,210,835 shares of Apex Common Stock, which includes shares of Apex Common Stock that may be issuable pursuant to the exercise of exchanged AvePoint stock options (calculated using the treasury stock method, subject to an adjustment for an additional number of shares of Apex common stock if AvePoint’s stockholders elect to receive less than the maximum cash consideration of approximately $263 million (prior to deducting fees) or if there is not sufficient available cash to pay such maximum cash consideration). The Aggregate Stock Consideration will be increased by a number of shares of Apex Common Stock equal to the aggregate exercise price of the Exchanged Options divided by $10.00. The Aggregate Cash Consideration may be subject to downward adjustment based on the Cash Election (as defined below) and any cutback due to redemptions by stockholders of Apex and any such adjustment shall be offset by an equivalent increase in the Aggregate Stock Consideration based on a value of $10.00 per share of Apex Common Stock.

At the Effective Time, by virtue of the First Merger and without any action on the part of Apex, Merger Sub 1, AvePoint or the holders of any of AvePoint’s securities:

•

Each AvePoint Preferred Stock Converted Share (other than any Dissenting Shares, as defined in the Business Combination Agreement), shall be canceled and converted into the right to receive the following (x) the number of shares of Apex Common Stock equal to the Per Share Preferred Stock Consideration; (y) an amount in cash equal to the Per Share Preferred Cash Consideration; and (z) the number of shares of Apex Common Stock equal to the Per Share Contingent Consideration (if any);

•

AvePoint’s stockholders who own shares of AvePoint Series C Preferred Stock will receive an aggregate amount of $135 million in cash (subject to deduction for the Preferred PIPE Fees (as defined in the Business Combination Agreement)) from the Aggregate Cash Consideration and will receive the balance of their transaction consideration in shares of Apex Common Stock from the Aggregate Stock Consideration;

•

Each share of AvePoint Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Dissenting Shares and Named Executive Shares which shall be treated in accordance with Section 3.05 of the Business Combination Agreement and the terms of the Named Executive Equity Agreements (as defined in the Business Combination Agreement) respectively) with respect to which an Election has been made or deemed to be made pursuant to Section 3.02(c) of the Business Combination Agreement shall be canceled and converted into the right to receive the following: (x) an amount in cash equal to (1) the Per Share Amount, multiplied by (2) the applicable Election Percentage (as defined in the Business Combination Agreement), without interest (the “Cash Election Consideration”) subject to withholding from the Final Cash Election Consideration payable to each Electing Stockholder such Election Holder’s PIPE Pro Rata Share (as defined in the Business Combination Agreement) of the Common Stockholder PIPE Fees (as defined in the Business Combination Agreement); (y) the number of shares of Apex Common Stock equal to (1) (A) the Per Share Amount, multiplied by (B) the difference obtained by subtracting the applicable Election Percentage from one, divided by (2) $10.00 (the “Stock Election Consideration”); provided that if the Aggregate Cash Election Amount (as defined in the Business Combination Agreement) prior to any adjustment pursuant to this proviso exceeds the Available AvePoint Common Stock Cash Amount, the applicable Election Percentage used to determine the Cash Election Consideration and the Stock Election Consideration shall be multiplied by the quotient of (a) the Available AvePoint Common Stock Cash Amount, divided by (b) the Aggregate Cash Election Amount (the Cash Election Consideration and Stock Election Consideration following such adjustment (if any) is referred to as the “Final Cash Election Consideration” and the “Final Stock Election Consideration”); and (z) the number of shares of Apex Common Stock equal to the Per Share Contingent Consideration (if any);

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All holders of AvePoint Common Stock, other than the Named Executives (as defined in the Business Combination Agreement), will receive an aggregate amount of between approximately $75 million and approximately $93 million in cash (subject to deduction for the Common Stockholder PIPE Fees) based on an election (the “Cash Election”) from the balance of the Aggregate Cash Consideration and will receive the remainder of their consideration in shares of Apex Common Stock from the Aggregate Stock Consideration;

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All shares of AvePoint Common Stock and AvePoint Preferred Stock held in the treasury of AvePoint or by Apex shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

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Each share of common stock of Merger Sub 1 issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation;

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Each Named Executive Cash-Settled Option that is outstanding immediately prior to the Effective Time, shall be converted into the right to receive (A) an amount of cash equal to: the product of (1) the number of Named

Executive Cash-Settled Options multiplied by (2) the Per Share Amount, minus (y) the aggregate exercise price attributable to such Named Executive Cash-Settled Options; and (B) the contingent right to receive a number of shares Contingent Consideration following the Closing in accordance with Section 3.03 of the Business Combination Agreement;

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The Named Executives will receive an aggregate amount of $35 million in cash (subject to deduction for the Named Executive PIPE Fees (as defined in the Business Combination Agreement)) from the Aggregate Cash Consideration and will receive the balance of their transaction consideration in shares of Apex Common Stock from the Aggregate Stock Consideration;

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Each AvePoint Option that is outstanding immediately prior to the Effective Time, whether vested or unvested (other than the Named Executive Cash-Settled Options and PRC Options), shall be converted into (1) an option to purchase a number of shares of Apex Common Stock (such option, an “Exchanged Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of AvePoint Common Stock subject to such AvePoint Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such AvePoint Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Apex Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Section 409A of the Code (to the extent applicable to an Exchanged Option); provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of Apex Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code; provided, further, that, following the Effective Time, each Exchanged Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former AvePoint Option immediately prior to the Effective Time and (2) the Per Share Contingent Consideration multiplied by the number of shares of AvePoint Common Stock into which such AvePoint Option is exercisable immediately prior to the Effective Time, subject to Section 3.03(c) in respect of Unvested Exchanged Options; and

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The PRC Options will not be continued or assumed by AvePoint, Apex or the Merger Subs as part of the Mergers. The cancelled PRC Options will be replaced and substituted for as of the Effective Time with the award of a new stock option to purchase a number of shares of Apex Common Stock pursuant to the 2021 Plan equal to the product (rounded down to the nearest whole number) of (x) the number of shares of AvePoint Common Stock subject to such PRC Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such PRC Option prior to the Effective Time divided by (B) the Exchange Ratio. The replacement stock options will be credited with vesting to the same extent as the existing PRC Options being replaced, and the new replacement awards will be subject to same vesting schedule and exercisability provisions. In other respects, the terms and conditions of the replacement stock options will be as set forth in the 2021 Plan and form of option agreement.

At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Apex, Merger Sub 2, the Surviving Corporation or holders of any of the following securities, each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be converted into and become one newly issued, fully paid and non-assessable common membership unit of the Surviving Entity.

Additionally, at the Closing, 14,000,000 shares of Apex Common Stock will be issued to the PIPE Subscribers upon the closing of the PIPE.

Following the Closing, in addition to the Aggregate Cash Consideration and Aggregate Stock Consideration, the holders of AvePoint Preferred Stock, AvePoint Common Stock and AvePoint Options shall be issued additional shares of Apex Common Stock, as follows;

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1,000,000 shares of Apex Common Stock, in the aggregate, if at any time from and after the Closing through the seventh anniversary thereof (x) the Closing Price is greater than or equal to $12.50 over any 20 Trading Days within any 30 Trading Day period or (y) Apex consummates a Subsequent Transaction, which results in the stockholders of Apex having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $12.50 per share (the “First Milestone”) (such 1,000,000 shares of Apex Common Stock, the “First Milestone Contingent Consideration”).

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1,000,000 shares of Apex Common Stock, in the aggregate, if at any time from and after the Closing through the seventh anniversary thereof (x) the Closing Price is greater than or equal to $15.00 over any 20 Trading Days within any 30 Trading Day period or (y) Apex consummates a Subsequent Transaction, which results in the stockholders of Apex having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $15.00 per share (the “Second Milestone”) (such 1,000,000 shares of Apex Common Stock, the “Second Milestone Contingent Consideration”).

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1,000,000 shares of Apex Common Stock, in the aggregate, if at any time from and after the Closing through the seventh anniversary thereof (x) the Closing Price is greater than or equal to $17.50 over any 20 Trading Days within any 30 Trading Day period or (y) Apex consummates a Subsequent Transaction, which results in the stockholders of Apex having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $17.50 per share (the “Third Milestone”) (such 1,000,000 shares of Apex Common Stock, the “Third Milestone Contingent Consideration” and together with the First Milestone Contingent Consideration and the Second Milestone Contingent Consideration, the “Contingent Consideration”). For the avoidance of doubt, the maximum amount of the Contingent Consideration is 3,000,000 shares of Apex Common Stock, in the aggregate.

Following the consummation of the Business Combination, the Proposed Certificate of Incorporation will be filed with the Secretary of State of the State of Delaware.

For more information about the Business Combination Agreement and the Business Combination, see the sections titled “Proposal No. 1 — The Business Combination Proposal” and “The Business Combination Agreement.”

Organizational Structure

The following diagram illustrates the organizational structure of Apex immediately prior to the Business Combination:

The following diagram illustrates the organizational structure of AvePoint immediately prior to the Business Combination:

The following diagram illustrates the structure of the Combined Company immediately following the Business Combination, including the approximate ownership percentage of each listed stockholder or stockholder group assuming both (1) that no Apex Public Shares are redeemed for a pro rata share of the funds in the Trust Account and (2) that approximately 45% of all Apex Public Shares are redeemed, which is the maximum amount which may be redeemed while still satisfying the $300 million minimum cash proceeds condition in the Business Combination Agreement, and under both scenarios assuming (i) a maximum Cash Election Percentage of 12.678% and (ii) that AvePoint does not issue any additional equity securities prior to the Mergers. In addition, (i) the references to the ownership percentage of equityholders of AvePoint of the Combined Company assume that the 143,564 shares of Apex Class A Common Stock held by AvePoint as of the Record Date will continue to be held as treasury stock of the Combined Company following the consummation of the Business Combination, whereas (ii) references to the ownership percentage of Public Stockholders of the Combined Company do not include this assumption with regard to such shares of Apex Class A Common Stock held by AvePoint as of the Record Date.

Conditions to the Closing

Under the Business Combination Agreement, the consummation of the Business Combination is subject to customary and other conditions, including:

•	The AvePoint Requisite Approval in favor of the adoption of the Business Combination Agreement and the Mergers and all other transactions contemplated by the Business Combination Agreement;

•	Apex stockholders having approved, among other things, the transactions contemplated by the Business Combination Agreement and the Stockholder Proposals;

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The effectiveness of this Registration Statement and absence of any stop order suspending the effectiveness of this Registration Statement or proceedings for that purpose pending before or threatened by the SEC;

•	The absence of any governmental law, rule, regulation, judgment, decree or other order that would prohibit the Business Combination;

•	The completion of required filings and expiration of the waiting period (or extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended, the “HSR Act”);

•	The consummation of the PIPE in accordance with the terms of the Subscription Agreements;

•	Apex having at least the $5,000,001 in net tangible assets following the exercise of redemption rights;

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Apex having submitted the supplemental listing application to the Nasdaq Capital Market for the shares of Apex Common Stock represented by the Aggregate Stock Consideration and the Contingent Consideration;

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The representations and warranties of the parties to the Business Combination Agreement being true and correct, subject to the de minimis, materiality and material adverse effect standards as applicable to certain representations and warranties and as specified in the Business Combination Agreement;

•	Material compliance by the parties with their respective covenants and agreements;

•	The delivery by the parties of customary officers’ certificates as specified in the Business Combination Agreement;

•	There having been no Apex Material Adverse Effect or Company Material Adverse Effect (each as defined in the Business Combination Agreement); and

•	The Available Apex Cash shall be no less than $300.0 million.

For more information about the Business Combination Agreement, see the section titled “The Business Combination Agreement.”

Regulatory Matters

The Business Combination is subject to the requirements of the HSR Act, which prevent Apex and AvePoint from completing the Business Combination until required information and materials are furnished to the Antitrust Division of the Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”) and specified waiting period requirements have been satisfied.

For more information, see the section titled “The Business Combination — Regulatory Approvals Required for the Business Combination.”

Termination Rights

The Business Combination Agreement is subject to termination prior to the Effective Time as follows:

•	By the mutual written consent of Apex and AvePoint;

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By Apex or AvePoint, if (i) the Effective Time will not have occurred prior to July 21, 2021 (the “Outside Date”); provided, however, that the Business Combination Agreement may not be terminated under this provision by or on behalf of any party that is in breach or violation of any representation, warranty, covenant, agreement or obligation contained in the Business Combination Agreement and such breach or violation is the principal cause of the failure of a condition to the Closing on or prior to the Outside Date, and provided, further, that in the event that any law is enacted after the date of the Business Combination Agreement extending the applicable waiting period under the HSR Act, the Outside Date will be automatically extended by the length of any such extension; or (ii) any governmental authority in the United States has enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and non-appealable and has the effect of making consummation of the Proposed Transactions, including the Mergers, illegal or otherwise preventing or prohibiting the Closing, including the Mergers; or (iii) any of the Stockholder Proposals fail to receive the requisite vote for approval by the Apex stockholders;

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By Apex (i) if AvePoint has failed to deliver the AvePoint Requisite Approval within 48 hours after the Registration Statement becomes effective; or (ii) upon a breach of any representation, warranty, covenant or agreement on the part of AvePoint set forth in the Business Combination agreement, or if any representation or warranty of AvePoint shall have become untrue, in either case such that certain conditions to the Closing would not be satisfied (“Terminating AvePoint Breach”); provided that Apex has not waived such Terminating AvePoint Breach and Apex and Merger Subs are not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided further that, if such Terminating AvePoint Breach is curable by the Company, Apex may not terminate the Business Combination Agreement pursuant to the Business Combination Agreement for so long as AvePoint continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty days after notice of such breach is provided by Apex to AvePoint; or

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By AvePoint upon a breach of any representation, warranty or covenant or agreement on the part of Apex or either Merger Sub set forth in the Business Combination Agreement, or if any representation or warrant of Apex and Merger Subs shall have become untrue, in either case such that certain conditions to the Closing would not be satisfied (“Terminating Apex Breach”); provided that AvePoint has not waived such Terminating Apex Breach and AvePoint is not then in material breach of its representations, warranties, covenants or agreements in the Business Combination Agreement; provided, however, that, if such Terminating Apex Breach is curable by Apex and Merger Subs, AvePoint may not terminate the Business Combination Agreement pursuant to the Business Combination Agreement for so long as Apex and Merger Subs continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty days after notice of such breach is provided by AvePoint to Apex.

If the Business Combination Agreement is terminated, the agreement will forthwith become void, and there will be no liability under the Business Combination Agreement on the part of any party to the Business Combination Agreement, except as set forth in the Business Combination Agreement or in the case of termination subsequent to Fraud (as defined in the Business Combination Agreement) or a willful material breach of the Business Combination Agreement by a party thereto.

Except as set forth in the Business Combination Agreement, all expenses incurred in connection with the Business Combination Agreement and the Proposed Transactions shall be paid by the party incurring such expenses, whether or not the Proposed Transactions are consummated. The filing, listing, and registration fees contemplated by the Business Combination Agreement shall be paid one half by each of the parties thereto; provided, that each party shall be responsible for the fees and expenses payable by such party to its respective representatives with respect to such matters. On the Closing Date, Apex shall pay any unpaid AvePoint Transaction Expenses and Apex Transaction Expenses.

For more information about the Business Combination Agreement, see the section titled “The Business Combination Agreement.”

Amendments to the Charter

Pursuant to the Business Combination Agreement, at the Effective Time of the Business Combination, the Existing Certificate of Incorporation will be further amended and restated to:

•	Change Apex’s name to “AvePoint, Inc.”;

•	Authorize the issuance of up to 1,000,000,000 shares of Apex Common Stock;

•	Authorize the issuance of up to 20,000,000 shares of “blank check” preferred stock, the rights, preferences and privileges of which may be designated from time to time by the Combined Company Board;

•	Require that stockholders only act at annual and special meeting of the corporation and not by written consent;

•	Eliminate the current limitations in place on the corporate opportunity doctrine;

•	Increase the required vote thresholds for approving amendments to the charter and bylaws to 66 2/3%; and

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Make certain other changes to the Existing Certificate of Incorporation, including without limitation the elimination of certain provisions related to Apex’s initial business combination that will no longer be relevant following the Closing.

For more information about these amendments to the Existing Certificate of Incorporation, see the section titled “Proposal No. 2 — The Charter Proposals.”

Other Agreements Related to the Business Combination Agreement

Lock-Up Agreements and Registration Rights

In connection with the Closing, certain key stockholders of AvePoint (the “Key AvePoint Stockholders”) will enter into agreements (the “Lock-Up Agreements”) providing that they will not, subject to certain exceptions, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, any shares of Apex Common Stock held by them immediately after the Effective Time, any shares of Apex Common Stock issuable upon the exercise of options to purchase shares of Apex Common Stock held by them immediately after the Effective Time, or any securities convertible into or exercisable or exchangeable for Apex Common Stock held by them immediately after the Effective Time (including any shares of Apex Common Stock) (the “Lock-Up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-Up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) until 180 days after the Closing Date (the “Lock-Up Period”).

With respect to certain shares of Apex Common Stock held by Apex Technology Sponsor LLC (“Sponsor”) on behalf of Jeff Epstein and Brad Koenig immediately prior to the Effective Time (“Apex Founder Lock-Up Shares”), each of Jeff Epstein and Brad Koenig will enter into Lock-Up Agreements providing that they will not, subject to certain exceptions, transfer any of their Apex Founder Lock-Up Shares until 12 months after the Closing and 50% of their Apex Founder Lock-Up Shares until 24 months after the Closing (the “Apex Founder Lock-Up Period”).

In connection with the Closing, that certain registration rights agreement dated September 16, 2019 will be amended and restated, and Apex, the Sponsor, Cantor and the Key Company Stockholders (which includes entities affiliated with Sixth Street (the “Sixth Street Holders”)) will enter into that amended and restated registration rights agreement, a form of which is attached as an exhibit to the Business Combination Agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Combined Company will agree that, within 15 business days after the Closing, the Combined Company will file with the SEC (at the Combined Company’s sole cost and expense) a registration statement registering the resale of certain securities of the Combined Company held by the Sponsor, the PIPE Subscribers and holders of Apex Warrants (the “Resale Registration Statement”), and the Combined Company shall use commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as practicable after the filing thereof. Each of (i) the Sixth Street Holders and (ii) the other Key Company Stockholders on the one hand, and the Sponsor and Cantor on the other, may demand registration of their registrable securities by the Combined Company up to twice a year. Each such group of demanding holders may request to sell all or any portion of their registrable securities in an underwritten offering as long as the total offering price is expected to exceed, in the aggregate, $10 million. Parties subject to the Registration Rights Agreement will be entitled to unlimited piggyback registration rights. For more information about the Lock-Up Agreement and Registration Rights, see the sections titled “Certain Agreements Related to the Business Combination — Lock-Up Agreement” and “Certain Agreements Related to the Business Combination — Registration Rights Agreement.”

Stockholder Support Agreement

On November 23, 2020, the Key AvePoint Stockholders entered into the Stockholder Support Agreement (the “Stockholder Support Agreement”) pursuant to which the Key AvePoint Stockholders agreed to vote all of their shares of AvePoint Common Stock and AvePoint Preferred Stock in favor of the approval and adoption of the Business Combination Agreement and the Proposed Transactions. Additionally, the Key AvePoint Stockholders have agreed, among other things, to (i) exercise their drag-along rights pursuant to AvePoint stockholder arrangements, (ii) vote all of their shares of AvePoint

Common Stock and AvePoint Preferred Stock in favor of any required consents or approvals sought with respect to the Business Combination Agreement and the Proposed Transactions, except with respect to any adverse amendments, (iii) vote against any merger, purchase of all or substantially all of AvePoint’s assets or other business combination transaction (other than the Business Combination) and (iv) refrain from exercising any dissenters’ rights or rights of appraisal.

Sponsor Support Agreement

On November 23, 2020, the Sponsor entered into the Sponsor Support Agreement (the “Sponsor Support Agreement”) pursuant to which the Sponsor agreed, among other things, to vote all of its shares of Apex Common Stock (i) in favor of all Stockholder Proposals, (ii) against any competing business combination proposal and related proposals or agreements, (iii) against any change in the business, management or Apex’s board of directors (other than as contemplated by the Stockholder Proposals) and (iv) against any proposal that would frustrate any provision of the Business Combination Agreement.

Pursuant to the Sponsor Support Agreement, the Sponsor agreed to deposit 2,916,700 shares of its existing Apex Common Stock (“Sponsor Earn-Out Shares”) into escrow and that such shares will be subject to the vesting provisions set forth below:

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100% of the Sponsor Earn-Out Shares shall vest and be released to the Sponsor if at any time from and after the Closing through the seventh anniversary thereof, the Closing Price is greater than or equal to $15.00 (as adjusted for share splits, share capitalization, reorganizations, recapitalizations and the like) over any 20 trading days within any 30 trading day period; and

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100% of the remaining Sponsor Earn-Out Shares that have not previously vested under the Sponsor Support Agreement shall vest and be released to the Sponsor if at any time from and after the Closing through the seventh anniversary thereof, Apex consummates a Subsequent Transaction.

Subscription Agreements

On November 23, 2020, Apex executed the Subscription Agreements with the PIPE Subscribers for the sale of an aggregate of 14,000,000 shares of Apex Common Stock at a purchase price of $10.00 per share for aggregate gross proceeds of $140.0 million, in the PIPE. The closing of the PIPE will occur contemporaneously with the Closing. Apex will receive net proceeds of $138.0 million after payment of placement fees and before the payment of other expenses related to the PIPE. Citi, Goldman and Evercore acted as placement agents for the PIPE. The Subscription Agreements were each subsequently amended to extend the Outside Date (as defined therein) to July 21, 2021.

Interests of Certain Persons in the Business Combination

In considering the recommendation of Apex’s board of directors to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, our directors and officers have interests in the Business Combination that are different from, in addition to, or in conflict with those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include:

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The beneficial ownership of Apex’s directors and officers of an aggregate of 8,750,000 shares of Apex Capital Stock, 657,500 Initial Stockholder Units, which shares, units, and warrants would become worthless if Apex does not complete a business combination within the applicable time period, as our directors and officers and their affiliates have waived any right to redemption with respect to these shares. Such shares, units, and warrants have an aggregate market value of approximately $                million, $                million, and $                million, respectively, based on the closing price of Apex Common Stock of $                per share on Nasdaq on                     , 2021, the Record Date for the special meeting of stockholders. Based on such market values, Apex’s board of directors and officers will have an unrealized gain of $on their Apex securities;

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Apex’s directors and officers and their affiliates have agreed to purchase an aggregate of 100,000 shares of Apex Common Stock in the PIPE at a purchase price of $10.00 per share, which purchase will not occur if Apex does not complete the Business Combination;

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Apex’s board of directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Apex’s behalf incident to identifying, investigating and consummating the Business Combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless the Business Combination is consummated;

•	The anticipated continuation of Jeff Epstein as a director of the Combined Company and Brad Koenig’s anticipated role as an observer of the Combined Company Board following the Closing; and

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The continued indemnification of the current directors and officers of Apex following the Business Combination and the continuation of directors’ and officers’ liability insurance following the Business Combination.

These interests may influence Apex’s board of directors in making their recommendation that you vote in favor of the approval of the Business Combination Proposal and the other Stockholder Proposals.

Reasons for the Approval of the Business Combination

After careful consideration, Apex’s board of directors recommends that Apex stockholders vote “FOR” each Stockholder Proposal being submitted to a vote of the Apex stockholders at the Apex special meeting of stockholders.

For a description of Apex’s reasons for the approval of the Business Combination and the recommendation of our board of directors, see the section titled “The Business Combination — Apex’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Redemption Rights

Under the Existing Certificate of Incorporation, Public Stockholder may elect to have their Public Shares then held by them redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest not previously released to Apex to pay its income taxes or any other taxes payable, by (b) the total number of shares of Public Shares. However, Apex will not redeem any Public Shares to the extent that such redemption would result in Apex having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001. For illustrative purposes, based on funds in the Trust Account of approximately $351.9 million on March 31, 2021, the estimated per share redemption price would have been approximately $10.05.

If a holder exercises its redemption rights, then such holder will be exchanging its Public Shares for cash and will no longer own Public Shares and will not participate in the future growth of the Combined Company, if any. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Apex’s transfer agent in accordance with the procedures described herein. See the section titled “The Special Meeting of Apex Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Ownership of the Combined Company After the Closing

It is anticipated that, based on AvePoint’s capitalization table as of March 31, 2021, upon the completion of the Business Combination, the ownership of the Combined Company will be as follows:

Assuming No Public Stockholder Redemption	Assuming Maximum Public Stockholder Redemption

The equityholders of AvePoint will own 143,210,835 shares of Combined Company Common Stock, representing approximately 71.0% of the total shares outstanding, which includes shares of Combined Company Common Stock that may be issuable pursuant to the exercise of Exchanged Options (calculated using the treasury stock method)	The equityholders of AvePoint will own 143,210,835 shares of Combined Company Common Stock, representing approximately 77.0% of the total shares outstanding, which includes shares of Combined Company Common Stock that may be issuable pursuant to the exercise of Exchanged Options (calculated using the treasury stock method)

The PIPE Subscribers will own 14,000,000 shares of Combined Company Common Stock, representing approximately 6.9% of the total shares outstanding	The PIPE Subscribers will own 14,000,000 shares of Combined Company Common Stock, representing approximately 7.5% of the total shares outstanding

The Public Stockholders will own 35,000,000 shares of Combined Company Common Stock, representing approximately 17.3% of the total shares outstanding	The Public Stockholders will own 19,279,564 shares of Combined Company Common Stock, representing approximately 10.4% of the total shares outstanding

The Sponsor and its affiliates and advisors will own 9,560,000 shares of Combined Company Common Stock (which includes 2,916,700 shares deposited into escrow and subject to vesting), representing approximately 4.7% of the total shares outstanding, excluding 100,000 shares of Combined Company Common Stock held by such holders and their affiliates purchased in the PIPE	The Sponsor and its affiliates and advisors will own 9,560,000 shares of Combined Company Common Stock (which includes 2,916,700 shares deposited into escrow and subject to vesting), representing approximately 5.1% of the total shares outstanding, excluding 100,000 shares of Combined Company Common Stock held by such holders and their affiliates purchased in the PIPE

The number of shares and percentage interests set forth above are based on a number of assumptions, including scenarios under which (a) no Apex Public Shares are redeemed and (b) approximately 45% of all Apex Public Shares are redeemed, which is the maximum amount which may be redeemed while still satisfying the $300 million minimum cash proceeds condition in the Business Combination Agreement, and under both scenarios (i) a maximum Cash Election Percentage of 12.678% and (ii) that AvePoint does not issue any additional equity securities prior to the Mergers. In addition, (i) references to the ownership of equityholders of AvePoint of Combined Company Common Stock and the percentages derived therefrom assume that the 143,564 shares of Apex Class A Common Stock held by AvePoint as of the Record Date will continue to be held as treasury stock of the Combined Company following the consummation of the Business Combination, whereas (ii) references to the holdings of Public Stockholders of Combined Company Common Stock and the percentages derived therefrom do not include this assumption with regard to such shares of Apex Class A Common Stock held by AvePoint as of the Record Date. If the actual facts differ from our assumptions, the number of shares and percentage interests set forth above will be different. In addition, the number of shares and percentage interests set forth above do not take into account potential future exercises of Apex Warrants or additional potential future exercises of AvePoint Options prior to the Closing.

Please see the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Material U.S. Federal Income Tax Consequences of the Mergers

The Mergers, taken together with the Named Executive Transactions (as defined in the Business Combination Agreement), are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and Apex and AvePoint have agreed to use their reasonable best efforts to cause the Mergers to so qualify. It is not a condition to the completion of the Mergers that either AvePoint or Apex receives an opinion of counsel to the effect that the Mergers will so qualify, and the Mergers may be fully taxable to U.S. holders of AvePoint capital stock for U.S. federal income tax purposes. No ruling has been, or will be, sought by AvePoint or Apex from the IRS with respect to the Mergers and there can be no assurance that the IRS will not challenge the qualification of the Mergers, taken together, as a “reorganization” under Section 368(a) of the Code or that a court would not sustain such a challenge.

If the Mergers qualify as part of a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. Holder (as defined under the section titled “Material U.S. Federal Income Tax Consequences of the Mergers”) generally will recognize gain (but not loss) in an amount equal to the lesser of: (1) the sum of the amount of cash consideration and the fair market value of the Apex common stock received, minus such holder’s adjusted tax basis in its shares of AvePoint capital stock surrendered in exchange therefor, and (2) the amount of cash consideration received. If the Mergers fail to qualify as part of a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between: (1) the sum of the amount of cash consideration and the fair market value of the Apex common stock, and (2) such U.S. Holder’s adjusted tax basis in the AvePoint capital stock surrendered in exchange therefor.

For additional information, please read the section entitled “Material U.S. Federal Income Tax Consequences of the Mergers.” The tax consequences to holders of AvePoint Capital Stock of the Mergers will depend on such holder’s particular facts and circumstances. Holders of AvePoint capital stock are urged to consult with their tax advisor as to the tax consequences of the Mergers in such holders’ particular circumstances, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.

Summary of Risk Factors

In evaluating the Stockholder Proposals, Apex Stockholders should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section titled “Risk Factors.” Some of the risks related to AvePoint’s business and industry, and risks of the Combined Company, are summarized below.

•

AvePoint’s success depends on its technology partners. In particular, AvePoint’s technical advantages are highly dependent on its partnership with Microsoft and other major software providers. Should Microsoft or these other providers acquire competitors that heavily overlap with AvePoint’s capabilities, or develop competing features, AvePoint may lose customer acquisition momentum and fail to secure renewals or growth targets.

•	AvePoint has a history of operating losses and may not be able to generate sufficient revenue to achieve and sustain profitability.

•	AvePoint has experienced strong growth in recent periods, and its recent growth rates may not be indicative of its future growth.

•

AvePoint’s future revenue and operating results will be harmed if it is unable to acquire new customers, expand sales to its existing customers, or develop new functionality for its products and services that achieves market acceptance.

•	AvePoint’s ability to predict the rate of customer renewals and the impact these renewals will have on its revenue or operating results is limited.

•	AvePoint’s sales cycle with mid-market and large enterprise customers can be long and unpredictable, and its sales efforts require considerable time and expense.

•

If AvePoint experiences competitive pressures in its market or if the prices AvePoint charges for its products and services are unacceptable to its customers, it will need to reduce or change its pricing model to remain competitive and its operating results could be harmed.

•

If AvePoint fails to adapt and respond effectively to rapidly changing technology, evolving industry standards, and changing customer needs or preferences, its products and services may become less competitive.

•

AvePoint’s success with small- and medium-sized business customers depends in part on its resale and distribution partnerships. AvePoint’s business would be harmed if it fails to maintain or expand partner relationships.

•

Unfavorable conditions in AvePoint’s industry or the global economy, or reductions in IT spending, could limit AvePoint’s ability to grow its business and negatively affect AvePoint’s results of operations.

•

The estimates of market opportunity and forecasts of market growth included in this prospectus/proxy statement may prove to be inaccurate. Even if the market in which AvePoint competes achieves the forecasted growth, AvePoint’s business could fail to grow at similar rates, if at all.

•

The ability to attract, recruit and retain highly qualified employees (such as pre-sales and post sales technical solutions professionals, and customer success professionals or software engineers) is critical to AvePoint’s success and growth.

•

Failure to effectively develop and expand AvePoint’s marketing and sales capabilities could harm AvePoint’s ability to increase its customer base and achieve broader market acceptance of its products and services. If AvePoint is not able to generate traffic to its website through digital marketing its ability to attract new customers may be impaired.

•

To the extent AvePoint’s security measures are compromised, its products and services may be perceived as not being secure. This may result in customers curtailing or ceasing their use of AvePoint’s products and services, its reputation being harmed, the incurrence of significant liabilities, and harm its results of operations and growth prospects.

•	The Combined Company anticipates that its operations will continue to increase in complexity as it grows, which will create management challenges.

•

The Combined Company will depend on the continued services of AvePoint’s founders, its senior management team and skilled individual contributors, and the loss of one or more key employees or an inability to attract and retain highly skilled employees could harm the Combined Company’s business.

•

Evolving global internet laws, regulations and standards, privacy regulations, cross-border data transfer restrictions, and data localization requirements may limit the use and adoption of the Combined Company’s services, expose it to liability, or otherwise harm its business.

•

The Combined Company will provide its products and services to businesses in highly regulated industries and to customers with elevated confidentiality, privacy or security requirements, including public sector customers, which will subject it to a number of challenges and risks.

•

Significant changes in the contracting or fiscal policies of the public sector, or the Combined Company’s failure to comply with certain laws or regulations, could have a harm the business it does with the public sector.

•

If the Mergers, taken together with the Named Executive Transactions (as defined in the Business Combination Agreement), do not qualify as a reorganization under Section 368(a) of the Code, the stockholders of AvePoint may be required to pay substantial U.S. federal income taxes.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION OF AVEPOINT

The following selected historical financial information for AvePoint set forth below should be read in conjunction with “AvePoint Management’s Discussion and Analysis of Financial Condition and Results of Operations” and AvePoint’s consolidated historical financial statements and the related notes thereto and unaudited interim condensed consolidated financial statements and related notes thereto contained elsewhere in this proxy statement/prospectus.

The selected consolidated statements of operations data and consolidated statement of cash flows data for the years ended December 31, 2020, 2019 and 2018 and the selected consolidated balance sheet data as of December 31, 2020 and 2019 are each derived from AvePoint’s audited consolidated financial statements appearing elsewhere in this proxy statement/prospectus. The selected consolidated statements of operations data for the three months ended March 31, 2021 and 2020 and the selected consolidated balance sheet data as of March 31, 2021 are derived from AvePoint’s unaudited interim condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. In the opinion of AvePoint’s management, the unaudited interim condensed consolidated financial statements include all adjustments necessary to state fairly AvePoint’s financial position as of March 31, 2021 and the results of operations for the three months ended March 31, 2021 and 2020. The historical results are not necessarily indicative of the results to be expected in the future.

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
	(in thousands, except per share amounts)
Consolidated Statements of Operations Data
Revenue:
SaaS	$18,259	$10,243	$52,074	$27,744	$15,558
Termed license and support	8,727	7,744	38,949	26,985	21,802
Services	5,916	7,579	34,140	26,662	27,228
Maintenance and OEM	5,409	6,005	23,462	29,122	36,161
Perpetual license	489	1,090	2,908	5,586	6,565

Total revenue:	38,800	32,661	151,533	116,099	107,314
Cost of revenue:
SaaS	4,440	2,514	11,050	7,500	4,194
Termed license and support	273	472	1,930	1,897	1,794
Services	5,585	7,012	26,089	24,727	21,724
Maintenance and OEM	480	369	1,221	2,275	3,085

Total cost of revenue	10,778	10,367	40,290	36,399	30,797

Gross profit	28,022	22,294	111,243	79,700	76,517

Operating expenses:
Sales and marketing	19,301	14,041	76,545	61,901	50,269
General and administrative	10,292	5,158	36,872	24,614	19,102
Research and development	4,102	2,894	12,204	11,148	8,244
Depreciation and amortization	258	273	1,059	1,049	1,209

Total operating expenses	33,953	22,366	126,680	98,712	78,824

Loss from operations	(5,931)	(72)	(15,437)	(19,012)	(2,307)
Interest income, net	13	4	41	56	21
Other income (expense), net	(63)	(828)	(511)	(604)	268

Loss before income taxes	(5,981)	(896)	(15,907)	(19,560)	(2,018)
Income tax expense (benefit)	(1,039)	(167)	1,062	614	1,930

Net loss	$(4,942)	(729)	$(16,969)	$(20,174)	$(3,948)

Net income attributable to redeemable noncontrolling interest	(397)	—	(27)	—	—

Net loss attributable to AvePoint, Inc.	$(5,339)	$(729)	$(16,996)	$(20,174)	$(3,948)
Deemed dividends on preferred stock	(8,794)	(7,735)	(34,446)	(107,469)	—

Net loss available to common shareholders	$(14,133)	$(8,464)	$(51,442)	$(127,643)	$(3,948)

Net loss per share of common stock, basic and diluted	$(1.22)	$(0.87)	$(4.99)	$(14.99)	$(0.47)

Weighted average of shares used in computing net loss per share of common stock, basic and diluted	11,595	9,705	10,313	8,515	8,450

	As of March 31,	As of December 31,
	2021	2020	2019
	(in thousands)
Consolidated Balance Sheet Data:
Total assets	$159,722	$169,054	$98,078
Total liabilities	140,567	148,867	102,129
Total mezzanine equity	222,362	213,014	194,631
Total stockholders’ deficiency	(203,207)	(192,827)	(198,682)
Total liabilities, mezzanine equity, and stockholders’ deficiency	159,722	169,054	98,078

	Three Months Ended March 31,		Years Ended December 31,
	2021	2020	2020	2019	2018
	(in thousands)
Statement of Cash Flows Data:
Net cash used in operating activities	$(4,265)	$(2,257)	$19,120	$(2,051)	$(3,209)
Cash provided by (used in) investing activities	(534)	598	1,368	(1,481)	26
Cash provided by (used in) financing activities	617	(16)	35,559	(94)	17
Effect of exchange rate on cash	(365)	(526)	903	(590)	(360)

Net increase (decrease) in cash and cash equivalents	(4,547)	(2,201)	56,950	(4,216)	(3,526)
Cash and Cash Equivalents:
Cash and cash equivalents beginning of year	69,112	12,162	12,162	16,378	19,904

Cash and cash equivalents end of year	$64,565	$9,961	$69,112	$12,162	$16,378

SELECTED HISTORICAL FINANCIAL INFORMATION OF APEX

The following tables show selected historical financial information of Apex for the periods and as of the dates indicated. The selected historical financial information of Apex was derived from the audited historical financial statements of Apex included elsewhere in this proxy statement/prospectus. The following tables should be read in conjunction with “Apex Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Apex’s historical financial statements and the notes and schedules related thereto, included elsewhere in this proxy statement/prospectus.

	Three Months Ended March 31,		Year Ended December 31, 2020	For the Period from April 5, 2019 (inception) to December 31, 2019
	2021	2020
			(in thousands, except per share amounts)
Statement of Operations Data:
Net income (loss)	$28,312	$5,110	$(60,723)	$2,965
Net income per Class A common share – basic and diluted	0.00	0.03	0.03	0.03
Statement of Cash Flows Data:
Net cash used in operating activities	$(358)	$(383)	$(2,419)	$(474)
Net cash provided by (used in) investing activities	—	149	1,622	(350,000)
Net cash provided by financing activities	300	—	—	351,469

	As of March 31, 2021	As of December 31, 2020
	(unaudited)
	(in thousands)
Balance Sheet Data:
Total cash	$139	$198
Total assets	352,611	352,607
Total liabilities	66,750	95,058
Total stockholders’ equity	5,000	5,000
Total liabilities and stockholders’ equity	352,611	352,607

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial data (the “Summary Pro Forma Data”) gives effect to the Business Combination as contemplated by the Business Combination Agreement. The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, the Company will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of AvePoint issuing stock for the net assets of the Company, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of AvePoint. The summary unaudited pro forma condensed combined balance sheet data as of March 31, 2021 gives effect to the Business Combination as if it had occurred on March 31, 2021. The summary unaudited pro forma condensed combined statement of operations data for three months ended March 31, 2021 and for the year ended December 31, 2020 gives effect to the Business Combination as if it had occurred on January 1, 2020.

The Summary Pro Forma Data have been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information of the post-combination company appearing elsewhere in this proxy statement/prospectus and the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical consolidated financial statements and related notes of the Company and AvePoint for the applicable periods included in this proxy statement/prospectus. The Summary Pro Forma Data have been presented for informational purposes only and are not necessarily indicative of what the post-combination company’s financial position or results of operations actually would have been had the Business Combination been completed as of the dates indicated. In addition, the Summary Pro Forma Data does not purport to project the future financial position or operating results of the post-combination company.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of common stock:

•

Assuming No Redemptions: This presentation assumes that no Public Stockholders of the Company exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.

•

Assuming Maximum Redemptions: This presentation assumes that stockholders holding 15,720,436 Public Shares will exercise their redemption rights for their pro rata share (approximately $10.05 per share as of March 31, 2021) of the funds in the Trust Account. The Business Combination Agreement provides that consummating the Business Combination is conditioned on the Company having a minimum cash condition of $300 million. The minimum cash condition is determined based on the following: (i) the funds remaining in the Trust Account, plus (ii) the proceeds under the Subscription Agreements, plus (iii) the proceeds with respect to any Additional Equity Amount, minus (b) the sum of (i) the amount required to satisfy the Redemption Rights plus (ii) any taxes due on any accrued interest on the Trust Account, plus (iii) any unpaid Apex Transaction Expenses, plus (iv) any unpaid AvePoint Transaction Expenses. This scenario gives effect to Public Share redemptions of approximately 15,720,436 Public Shares (45% of total public shares) for aggregate redemption payments of $158.1 million using a per share redemption price as of March 31, 2021.

	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
	(in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data:
Three Months Ended March 31, 2021

Revenue	$38,800	$38,800
Net loss per share - basic and diluted	$(0.02)	$(0.02)
Weighted-average stock outstanding - basic and diluted	173,930,250	158,209,814

Year Ended December 31, 2020

Revenue	$151,533	$151,533
Net loss per share - basic and diluted	$(0.14)	$(0.16)
Weighted-average stock outstanding - basic and diluted	173,930,250	158,209,814

Summary Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of March 31, 2021:

Total assets	$341,764	$197,211
Total liabilities	118,074	118,074
Total mezzanine equity	3,696	3,696
Total stockholders equity	219,994	75,441

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our, our management team’s, AvePoint’s and AvePoint’s management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•	Our ability to consummate the Business Combination;

•	The anticipated timing of the Business Combination;

•	The expected benefits of the Business Combination;

•	The Combined Company’s financial and business performance following the Business Combination, including financial projections and business metrics;

•	Changes in AvePoint’s strategy, future operations, financial position, estimated revenue and losses, projected costs, prospects and plans;

•	The implementation, market acceptance and success of AvePoint’s business model and growth strategy;

•	AvePoint’s expectations and forecasts with respect to the size and growth of the cloud industry and digital transformation in general and Microsoft’s products and services in particular;

•	The ability of AvePoint’s products and services to meet customers’ compliance and regulatory needs;

•	AvePoint’s ability to compete with others in the digital transformation industry;

•	AvePoint’s ability to grow its market share;

•	AvePoint’s ability to attract and retain qualified employees and management;

•

AvePoint’s ability to adapt to changes in consumer preferences, perception and spending habits and develop and expand its product offerings and gain market acceptance of its products, including in new geographies;

•	AvePoint’s ability to develop and maintain its brand and reputation;

•	Developments and projections relating to AvePoint’s competitors and industry;

•	The impact of health epidemics, including the COVID-19 pandemic, on AvePoint’s business and the actions AvePoint may take in response thereto;

•	The impact of the COVID-19 pandemic on customer demands for cloud services;

•	AvePoint’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•	Expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

•	AvePoint’s future capital requirements and sources and uses of cash;

•	AvePoint’s ability to obtain funding for its operations and future growth; and

•	AvePoint’s business, expansion plans and opportunities.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to vote your proxy or instruct how your vote should be cast on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	The occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Business Combination Agreement;

•	The outcome of any legal proceedings that may be instituted against Apex following announcement of the proposed Business Combination and transactions contemplated thereby;

•

The inability to complete the Business Combination due to the failure to obtain approval of the stockholders of Apex or to satisfy other conditions to the Closing in the Business Combination Agreement;

•	The ability to obtain or maintain the listing of Apex Common Stock on Nasdaq following the Business Combination;

•	The risk that the proposed Business Combination disrupts current plans and operations of AvePoint as a result of the announcement and consummation of the transactions described herein;

•

Our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of AvePoint to grow and manage growth profitably following the Business Combination;

•	Costs related to the Business Combination;

•	Changes in applicable laws or regulations;

•	The effect of the COVID-19 pandemic on AvePoint’s business and the economy in general;

•	The ability of AvePoint to execute its business model, including market acceptance of its planned products and services;

•	The Combined Company’s ability to raise capital;

•	The possibility that Apex or AvePoint may be negatively impacted by other economic, business, and/or competitive factors;

•	Any changes to U.S. tax laws; and

•	Other risks and uncertainties described in this proxy statement/prospectus, including those under the section titled “Risk Factors.”

In addition, statements that “AvePoint believes” or “Apex believes” and similar statements reflect AvePoint’s or Apex’s beliefs and opinions on the relevant subject. These statements are based upon information available to AvePoint or Apex, as the case may be, as of the date of this prospectus/proxy statement, and while AvePoint or Apex, as the case may be, believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and such statements should not be read to indicate that such party has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

RISK FACTORS

The Combined Company will face a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In addition to the other information contained in this proxy statement/prospectus, you should carefully consider the material risks described below before deciding how to vote your shares of stock. In addition, you should read and consider the risks associated with the business of Apex because these risks may also affect the Combined Company. You should also read and consider other information in this proxy statement/prospectus.

Risks Related to AvePoint

AvePoint’s success depends on its technology partners. In particular, AvePoint’s technical advantages are highly dependent on its partnership with Microsoft and other major software providers. Should Microsoft or these other providers acquire competitors that heavily overlap with AvePoint’s capabilities, or develop competing features, AvePoint may lose customer acquisition momentum and fail to secure renewals or growth targets.

The significant majority of AvePoint’s customers choose to integrate its products and services with, or as an enhancement of, third-party solutions such as infrastructure, platforms or applications, in particular from Microsoft, Inc. (“Microsoft”). The functionality and popularity of AvePoint’s products and services depend largely on its ability to integrate its platform with third-party solutions, in particular Microsoft’s Azure, SharePoint and Office 365. AvePoint is dependent on technology partner solutions for several major categories of its offerings, including data management, migration, governance, protection and backup. As a result, AvePoint’s customers’ satisfaction with its products is highly dependent on their perception of, and satisfaction with, AvePoint’s third-party providers and their respective offerings. AvePoint will continue to depend on various third-party relationships to sustain and grow its business. Third-party providers may change the features of their solutions, alter their governing terms, or end the solutions’ availability altogether. They may restrict AvePoint’s ability to add, customize or integrate systems, functionality and customer experiences. Any such changes could limit or terminate AvePoint’s ability to use these third-party solutions and provide its customers with the full range of its products and services. AvePoint’s business would be negatively impacted if it fails to retain these relationships for any reason, including due to third parties’ failure to support or secure their technology or AvePoint’s integrations; errors, bugs, or defects in their technology; or changes in AvePoint’s products and services. Any such failure, as well as a prolonged disruption, a cybersecurity event or any other negative event affecting AvePoint’s third-party providers and leading to customer dissatisfaction, could harm AvePoint’s relationship with its customers, its reputation and brand, its revenue, its business, and its results of operations.

Strategic technology partners and third parties may not be successful in building integrations, co-marketing AvePoint’s products and services to provide significant volume and quality of lead referrals, or continue to work with AvePoint as their respective products evolve. Identifying, negotiating and documenting relationships with additional strategic technology partners require significant resources. Integrating third-party technology can be complex, costly and time-consuming. Third parties may be unwilling to build integrations. AvePoint may be required to devote additional resources to develop integrations for its own products. Strategic technology partners or providers of solutions with which AvePoint has integrations may decide to compete with AvePoint or enter into arrangements with AvePoint’s competitors, resulting in such partners or providers withdrawing support for AvePoint’s integrations. AvePoint’s agreements with its partners are generally non-exclusive, meaning its partners may offer products from several different companies to their customers. Specifically, Microsoft and other major platform providers could end partnerships, cease marketing AvePoint’s offerings, with limited or no notice and with little or no penalty, or decide to purchase strong competition, or incorporate AvePoint’s capabilities into native solutions. Any of these developments would negatively impact AvePoint’s business.

Microsoft, as well as other cloud platform providers like Salesforce, may furthermore introduce functionality that competes with AvePoint’s products and services, as a result of an acquisition, or their own development. Additionally, AvePoint relies heavily on its early access to preview Microsoft technology, which enables its product strategy and development teams to anticipate future opportunities as well as validate its current direction.

In the last year, Microsoft has acquired a migration vendor whose functions overlap with AvePoint’s migration platform and has historically incorporated some of AvePoint’s capabilities into core platform offerings.

While Microsoft introduces competitive features as a premium option, some customers will choose a simpler first-party solution to their problem, even at a greater cost to them. Microsoft and other cloud providers may also choose to make it difficult for third party providers like AvePoint to continue making the necessary application programming interface (“API”) calls to provide their solutions, as illustrated by an increase in API “throttling” in recent years or API quotas provided by Salesforce.

Although AvePoint typically receives significant advance notice of new product releases from Microsoft, Microsoft does not always preview its technology with AvePoint or other partners and, as a result, it is possible that AvePoint may not receive advance notice of changes in features and functionality of new technologies with which its products will need to interoperate. If this was to happen, there could be an increased risk of product incompatibility. Any failure of AvePoint’s products and services to operate effectively with solutions could reduce the demand for its products and services, resulting in customer dissatisfaction and harm to AvePoint’s business. If AvePoint is unable to respond to these changes or failures in a cost-effective manner, its products and services may become less marketable, less competitive, or obsolete, and its results of operations may be negatively impacted.

AvePoint has a strategic technology partnership with Microsoft for the collaboration to co-sell and co-market AvePoint products and services to new customers. If its relationships with its strategic technology partners, such as Microsoft, are disrupted or if the co-sell and co-market program was ended for any reason, AvePoint may receive less revenue and incur costs to form other revenue-generating strategic technology partnerships. If Microsoft were to acquire a competitor of AvePoint, it could harm AvePoint’s relationship with its customers, its reputation and brand, and its business and results of operations.

The COVID-19 pandemic could harm AvePoint’s business, financial condition and results of operations.

While AvePoint was able to deliver a significant growth in 2020 despite of the COVID-19 pandemic, the measures attempting to contain and mitigate the effects of the COVID-19 pandemic, including stay-at-home, business closure, and other restrictive orders, and the resulting changes in businesses’ behaviors, have disrupted its normal operations and impacted its employees, suppliers, partners, and customers. AvePoint expects these disruptions and impacts to continue for the foreseeable future. In response to the COVID-19 pandemic, AvePoint took a number of actions that have impacted and continue to impact its business, including transitioning employees across all its offices (including its corporate headquarters) to remote work-from-home arrangements, imposing travel and related restrictions, and reducing operational expenditures significantly, including a reduction of approximately 10% of AvePoint’s global workforce during the first half of 2020. Given the continued spread of COVID-19 and the resulting personal, economic, and governmental reactions, AvePoint may have to take additional actions in the future that could harm its business, financial condition and results of operations. While AvePoint has a distributed workforce and its employees are accustomed to working remotely or with other remote employees, its workforce has not historically been fully remote. Prior to the COVID-19 pandemic, certain of AvePoint’s employees traveled frequently to establish and maintain relationships with one another and with its customers and partners. AvePoint continues to monitor the situation and may adjust its current policies as more information and guidance become available. Suspending travel and doing business in-person on a long-term basis could negatively impact AvePoint’s marketing efforts, its ability to enter into customer contracts in a timely manner, its international expansion efforts and its ability to recruit employees across the organization. These changes could negatively impact its sales and marketing in particular, which could have longer-term effects on its sales pipeline, or create operational or other challenges as its workforce remains predominantly remote, any of which could harm its business. In addition, AvePoint’s management team has spent, and will likely continue to spend, significant time, attention, and resources monitoring the COVID-19 pandemic and associated global economic uncertainty and seeking to manage its effects on AvePoint’s business and workforce.

The degree to which COVID-19 will affect AvePoint’s business and results of operations will depend on future developments that are highly uncertain and cannot currently be predicted. These developments include, but are not limited to, the duration, extent and severity of the COVID-19 pandemic, actions taken to contain the COVID-19 pandemic, the impact of the COVID-19 pandemic and related restrictions on economic activity in domestic market and international trade, and the extent of the impact of these and other factors on AvePoint’s employees, suppliers, partners and customers. The COVID-19 pandemic and related restrictions could limit AvePoint’s customers’ ability to continue to operate, such as by limiting their abilities to obtain inventory, generate sales, or make timely payments to AvePoint. It could disrupt or delay the ability of employees to work because they become sick or are required to care for those who become sick, or for dependents for whom external care is not available. It could cause delays or disruptions in services provided by key suppliers and vendors, increase vulnerability of AvePoint and its partners and service providers to security breaches, denial of service attacks or other hacking or phishing attacks, or cause other unpredictable effects.

The COVID-19 pandemic also has caused heightened uncertainty in the global economy. If economic conditions further deteriorate, consumers and business clients may not have the financial means to make purchases from AvePoint’s customers and may delay or reduce discretionary purchases, negatively impacting AvePoint’s customers and, as a consequence, AvePoint’s results of operations. Uncertainty from the pandemic may cause prospective or existing customers to defer investment in the areas covered by AvePoint’s products and services or to reduce the value or duration of contracts and may also require AvePoint to provide larger pricing discounts or extended payment terms. AvePoint’s SMB customers may be more susceptible to general economic conditions than larger businesses, which may have greater liquidity and access to capital. Since the impact of COVID-19 is ongoing and because of AvePoint’s subscription-based business model, the effect of the COVID-19 pandemic and the related impact on the global economy may not be fully reflected in AvePoint’s results of operations until future periods. Some of AvePoint’s customers have experienced, and may continue to experience, financial hardships that could result in delayed or even uncollectible payments in the future.

Further, to the extent there is a sustained general economic downturn and AvePoint’s software and services are perceived by its existing and potential customers as costly or too difficult to deploy or migrate to, its revenue may be disproportionately affected by delays or reductions in general information technology spending. Competitors, many of whom are larger and more established than AvePoint is, may respond to market conditions by lowering prices and attempting to lure away AvePoint’s customers. AvePoint cannot predict the timing, strength, or duration of any economic slowdown, instability, or recovery, generally, or within any particular industry. If the economic conditions of the general economy or markets in which AvePoint operates worsen from present levels, its business, results of operations and financial condition could be harmed.

AvePoint has a history of operating losses and may not be able to generate sufficient revenue to achieve and sustain profitability.

AvePoint has a history of incurring operating losses. AvePoint incurred net losses of $4.9 million, $0.7 million, $17.0 million, $20.2 million and $3.9 million for the three months ended March 31, 2021 and 2020 and the years ended December 31, 2020, 2019 and 2018, respectively. As of March 31, 2021 and December 31, 2020, AvePoint had an accumulated deficit of $313.7 million and $299.8 million, respectively. While AvePoint has experienced significant revenue growth over recent years, it may not be able to sustain or increase its growth or achieve profitability in the future. AvePoint intends to continue to invest in sales and marketing efforts, research and development, and expansion into new geographies. In addition, AvePoint expects to incur significant additional legal, accounting, and other expenses related to being a public company following the Business Combination as compared to when it was a private company. While its revenue has grown in recent years, if its revenue declines or fails to grow at a rate faster than these increases in its operating expenses, it will not be able to achieve and maintain profitability in future periods. As a result, AvePoint may generate losses in future periods. AvePoint cannot assure investors that it will achieve profitability in the future or that, if it does become profitable, it will be able to sustain profitability. Additionally, it may encounter unforeseen operating expenses, difficulties, complications, delays, and other unknown factors that may result in losses in future periods. If these losses exceed its expectations or its revenue growth expectations are not met in future periods, AvePoint’s financial performance will be harmed.

AvePoint has experienced strong growth in recent periods, and its recent growth rates may not be indicative of its future growth.

AvePoint has experienced strong growth in recent periods. AvePoint’s revenue was $151.5 million, $116.1 million and $107.3 million for the years ended December 31, 2020, 2019 and 2018, respectively. AvePoint’s revenue was $38.8 million and $32.7 million for the three months ended March 31, 2021 and 2020, respectively. In future periods, AvePoint may not be able to sustain revenue growth consistent with recent history, or at all. AvePoint believes its revenue growth and its ability to manage such growth depend on several factors, including, but not limited to, its ability to do the following:

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Effectively recruit, integrate, train and motivate a large number of new employees, including its sales force, technical solutions professionals, customer success managers and engineers, while retaining existing employees, maintaining the beneficial aspects of its corporate culture and effectively executing its business plan;

•	Attract new customers and retain and increase sales to existing customers;

•	Maintain and expand its relationships with its partners, including effectively managing existing channel partnerships and expand to new ones;

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Successfully implement its products and services, increase its existing customers’ use of its products and services, and provide its customers with excellent customer support and the ability of its partners to do the same;

•	Increase the number of its partners;

•	Develop its existing products and services and introduce new products or new functionality to its products and services;

•	Expand into new market segments and internationally;

•	Earn revenue share and customer referrals from its partner ecosystem;

•	Improve its key business applications and processes to support its business needs;

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Enhance information and communication systems to ensure that its employees and offices around the world are well-coordinated and can effectively communicate with each other and its growing customer base, particularly in light of the COVID-19 pandemic and the long-term effects thereof;

•	Enhance its internal controls to ensure timely and accurate reporting of all of its operations and financial results;

•	Protect and further develop its strategic assets, including its intellectual property rights; and

•	Make sound business decisions considering the scrutiny associated with operating as a public company.

AvePoint may not accomplish any of these objectives and, as a result, it is difficult for AvePoint to forecast its future revenue or revenue growth. If AvePoint’s assumptions are incorrect or change in reaction to changes in its market, or if AvePoint is unable to maintain consistent revenue or revenue growth, its stock price could be volatile, and it may be difficult to achieve and maintain profitability. You should not rely on its revenue for any prior periods as any indication of its future revenue or revenue growth. In particular, the catalyst for AvePoint’s revenue growth rate acceleration during the three months ended March 31, 2021 and the year ended December 31, 2020 was SaaS and termed license and support revenue, which increased by approximately 50.0% and 66.3%, respectively, as compared to the three months ended March 31, 2020 and the year ended December 31, 2019, respectively. AvePoint may not be able to sustain such revenue growth rates in the future.

Furthermore, these activities will require significant investments and allocation of valuable management and employee resources, and AvePoint’s growth will continue to place significant demands on its management and its operational and financial infrastructure. There are no guarantees AvePoint will be able to grow its business in an efficient or timely manner, or at all. Moreover, if AvePoint does not effectively manage the growth of its business and operations, the quality of its software could suffer, which could negatively affect AvePoint’s brand, results of operations and overall business.

AvePoint’s quarterly and annual operating results may be harmed due to seasonality and a variety of other factors, which could make its future results difficult to predict.

AvePoint’s revenue and other results of operations have fluctuated from quarter to quarter in the past and can continue to fluctuate in the future. AvePoint’s revenue depends in part on the conversion of enterprises that have installed an evaluation license for its software into paying customers. In this regard, most of AvePoint’s sales are typically made during the last three weeks of every quarter. AvePoint may fail to meet market expectations for that quarter if it is unable to close the number of transactions that it expects during this short period and closings are deferred to a subsequent quarter.

In addition, AvePoint’s sales cycle from initial contact to delivery of and payment for the software license generally becomes longer and less predictable with respect to large transactions and often involves multiple meetings or consultations at a substantial cost and time commitment to AvePoint. Although AvePoint tries to minimize the potential impact of large transactions on its quarterly results of operations, the closing of a large transaction in a particular quarter may make it more difficult for it to meet market expectations in subsequent quarters and its failure to close a large transaction may adversely impact its revenue in a particular quarter.

Furthermore, AvePoint bases its current and future expense levels on its revenue forecasts and operating plans, and its expenses are relatively fixed in the short term. Accordingly, AvePoint will likely not be able to reduce its costs sufficiently to compensate for an unexpected shortfall in revenue and even a relatively small decrease in revenue could disproportionately impact its financial results for such quarter.

The variability and unpredictability of these and other factors could result in AvePoint failing to meet or exceed financial expectations for a given period and could adversely impact its share price.

There are also significant seasonal factors that may cause financial statement fluctuations in some quarters compared with others. AvePoint believes this variability is largely due to its customers’ budgetary and spending patterns, as many customers spend the unused portions of their discretionary budgets prior to fiscal year ends. Historically, AvePoint’s fourth quarter has been typically its quarter with the largest bookings, which impacts revenue, unbilled revenue, deferred revenue, accounts receivable and amortized commissions in future periods.

AvePoint’s future revenue and operating results will be harmed if it is unable to acquire new customers, expand sales to its existing customers, or develop new functionality for its products and services that achieves market acceptance.

To continue to grow AvePoint’s business, it is important that it continues to acquire new customers to purchase and use its products and services. AvePoint’s success in adding new customers depends on numerous factors, including its ability to: (1) offer compelling products and services, (2) execute its sales and marketing strategy, (3) attract, effectively train and retain new sales, marketing, professional services, and support personnel in the markets it pursues, (4) develop or expand relationships with partners, IT consultants, systems integrators resellers and other third parties, strengthening its network, (5) expand into new geographies, including internationally, and market segments, (6) efficiently onboard new customers on to its product offerings, and (7) provide additional paid services that fulfill the needs and complement the capabilities of its customers and their partners.

AvePoint’s future success also depends, in part, on its ability to sell additional products, more functionality and/or adjacent services to its current customers, and the success rate of such endeavors is difficult to predict, especially during the ongoing COVID-19 pandemic and with regard to any new products or lines of business that AvePoint may introduce from time to time. AvePoint’s ability to increase sales to existing customers depends on several factors, including their experience with implementing and using AvePoint’s products and services, their ability to integrate AvePoint’s products and services with other technologies, and AvePoint’s pricing model. Sales to existing customers may require increasingly costly marketing and sales efforts that are targeted at senior management, and if these efforts are not successful, AvePoint’s business and operating results may suffer.

As the markets for AvePoint’s products mature, or as new competitors introduce new products or services that compete with AvePoint’s, AvePoint may be unable to attract new customers at the same price or based on the same pricing model as it has used historically. From time to time, AvePoint may also change its pricing structure, which could adversely impact demand for its products and services. Moreover, large customers, which are a material focus of its sales efforts, have continued, and may continue, to demand greater price concessions and delayed payment terms. AvePoint’s customers may also increasingly defer purchasing decisions, demand price concessions and delayed payment terms, and request other terms and conditions if the COVID-19 pandemic worsens or is prolonged. As a result, in the future AvePoint may be required to reduce its prices or accept onerous terms and conditions, including delayed payment terms, which could harm AvePoint’s revenue, profitability, financial position, and cash flows in any given period.

AvePoint’s ability to generate revenue may be inconsistent across its small- and medium-sized business (“SMB”), mid-market (“MM”), and large enterprise customer segments. AvePoint classifies customers in these segments based on whether they have annual revenue of more or less than $2.5 billion and whether they have user seats of less than 500, between 500 and 5,000, or more than 5,000. If AvePoint experiences limited or inconsistent growth in any of these customer sets, particularly its MM and large enterprise customers, its business, financial condition, and operating results could be harmed.

If AvePoint is unable to provide enhancements, new features, or keep pace with current technological developments, its business could be harmed. If AvePoint’s new functionality and services initiatives do not continue to achieve acceptance in the market, its competitive position may be impaired, and its potential to generate new revenue or to sustain existing revenue could be diminished. The harm to AvePoint’s financial results may be particularly acute because of the significant research, development, marketing, sales, and other expenses it will have incurred in connection with the new functionality and services.

In addition, as an increasing amount of AvePoint’s business may move to its cloud-based products and services and the use of consumption-based pricing models may represent a greater share of AvePoint’s revenue, its revenue may be less predictable or more variable than its historical revenue from perpetual or time period-based subscription pricing models. Moreover, a consumption-based subscription pricing model may ultimately result in lower total cost to AvePoint’s customers over time, or may cause its customers to limit usage in order to stay within the limits of their existing subscriptions, reducing overall revenue or making it more difficult for AvePoint to compete in its markets.

AvePoint’s ability to predict the rate of customer renewals and the impact these renewals will have on its revenue or operating results is limited.

AvePoint’s ability to maintain or increase revenue also depends in part on its ability to retain existing customers, in particular that its customers renew their subscriptions with AvePoint on the same or more favorable terms to AvePoint. AvePoint’s customers have no obligation to renew their contracts for AvePoint products after the expiration of either the initial or renewed subscription period, and in the normal course of business, some customers have elected not to renew. AvePoint’s customers may renew for fewer elements of AvePoint’s products, for shorter renewal terms or on different pricing terms, including lower-cost offerings of AvePoint’s products. AvePoint’s customers’ renewal rates may decline or fluctuate as a result of a number of factors, including their level of satisfaction with AvePoint’s pricing or AvePoint’s products and their ability to continue their operations and spending levels, mix of customer base, decreases in the number of users at the customers, competition, pricing increases or changes and deteriorating general economic conditions, including as a result of the COVID-19 pandemic. If AvePoint’s customers do not renew their subscriptions for AvePoint’s products on similar pricing terms, AvePoint’s revenue may decline and AvePoint’s business could suffer. In addition, over time the average term of AvePoint’s contracts could change based on renewal rates or for other reasons. Further, acquisitions of AvePoint’s customers have continued, and may continue, to lead to cancellation of AvePoint’s contracts with such customers or by the acquiring companies, thereby reducing the number of AvePoint’s existing and potential customers.

AvePoint recognizes revenue from SaaS subscriptions to its products over the terms of these subscriptions. Consequently, increases or decreases in new sales may not be immediately reflected in AvePoint’s results of operations and may be difficult to discern.

AvePoint recognizes revenue from software as a service (“SaaS”) subscriptions to AvePoint’s products ratably over the terms of these subscriptions. As a result, a portion of the revenue AvePoint reports in each quarter is derived from the recognition of deferred revenue relating to SaaS subscriptions entered into during previous quarters. Consequently, a decline in new or renewed SaaS subscriptions in any single quarter may have a small impact on the revenue that AvePoint recognizes for such quarter. However, such a decline will negatively affect AvePoint’s revenue in future quarters. Accordingly, the effect of significant downturns in sales and potential changes in AvePoint’s pricing policies or rate of customer expansion or retention may not be fully reflected in AvePoint’s results of operations until future periods. In addition, a significant portion of AvePoint’s costs are expensed as incurred, while revenue is recognized over the term of the SaaS subscription. As a result, growth in the number of new customers and hosts has continued, and can continue, to result in AvePoint’s recognition of higher costs and lower revenue in the earlier periods of its SaaS subscriptions. Finally, AvePoint’s SaaS subscription-based revenue model also makes it difficult for AvePoint to rapidly increase its revenue through additional sales in any period, as revenue from new customers or existing customers that increase their use of AvePoint’s products or upgrade to higher-priced products or product tiers must be recognized over the applicable SaaS subscription term.

AvePoint’s sales cycle with MM and large enterprise customers can be long and unpredictable, and its sales efforts require considerable time and expense.

The timing of AvePoint’s sales with its MM and large enterprise customers and related revenue recognition is difficult to predict because of the length and unpredictability of the sales cycle for these customers. MM and large enterprise customers, particularly those in highly regulated industries and those requiring customized offerings, may have a lengthy sales cycle for the evaluation and implementation of AvePoint’s products and services. If these customers maintain work-

from-home arrangements for a significant period of time, it may cause a lengthening of these sales cycles. This may cause a delay between increasing operating expenses for such sales efforts and, upon successful sales, the generation of corresponding revenue. AvePoint is often required to spend significant time and resources to better educate its potential MM and large enterprise customers and familiarize them with its products and services. The length of AvePoint’s sales cycle for these customers, from initial evaluation to contract execution, is generally three to nine months but can vary substantially. On occasion, some customers will negotiate their contracts to include financial terms that negatively affect AvePoint’s revenue, such as a trial period, delayed payment or a number of months on a promotional basis. As the purchase and launch of AvePoint’s products and services can be dependent upon customer initiatives, infrequently, AvePoint’s sales cycle can extend to up to twelve months. As a result, much of AvePoint’s revenue is generated from the recognition of contract liabilities from contracts entered into during previous periods. Customers often view a subscription to AvePoint’s products and services as a strategic decision with significant investment. As a result, customers frequently require considerable time to evaluate, test, and qualify AvePoint’s products and services prior to entering into or expanding a subscription. During the sales cycle, AvePoint expends significant time and money on sales and marketing and contract negotiation activities, which may not result in a sale. Additional factors that may influence the length and variability of AvePoint’s sales cycle include:

•	The effectiveness of AvePoint’s sales force as it hires and trains its new salespeople to sell to MM and large enterprise customers;

•	The discretionary nature of purchasing and budget cycles and decisions;

•	The obstacles placed by customers’ procurement process;

•	Economic conditions and other factors impacting customer budgets;

•	Customers’ integration complexity;

•	Customers’ familiarity with the types of products and services AvePoint offers, in particular SaaS solutions;

•	Customers’ evaluation of competing products during the purchasing process; and

•	Evolving customer demands.

Given these factors, it is difficult to predict whether and when a sale will be completed, and when revenue from a sale will be recognized. Consequently, a shortfall in demand for AvePoint’s products and services or a decline in new or renewed contracts in a given period may not significantly reduce AvePoint’s revenue for such period but could negatively affect AvePoint’s revenue in future periods.

AvePoint faces competition from established as well as emerging companies offering solutions and related applications. AvePoint may lack sufficient financial or other resources to maintain or improve its competitive position, which may harm its ability to add new customers, retain existing customers, and grow its business.

While there are some companies that offer certain features similar to those embedded in AvePoint’s products, as well as others with whom AvePoint competes in certain tactical use cases, AvePoint believes that AvePoint does not currently compete with a company that offers the same breadth of functionalities that AvePoint offers in a single integrated solution. Nevertheless, AvePoint does compete against a select group of software vendors that provide standalone solutions similar to those found in AvePoint’s comprehensive software suite in the specific markets in which AvePoint operates. AvePoint also faces direct competition with respect to certain of its products, specifically Backup and Recovery as well as Migration Services to Office 365. In the future, as customer requirements evolve and new technologies are introduced, AvePoint may experience increased competition if established or emerging companies develop solutions that address the data management, migration and protection market. Furthermore, because AvePoint operates in a relatively new and evolving area, AvePoint anticipates that competition will increase based on customer demand for these types of products. This could harm AvePoint’s ability to increase sales, maintain or increase renewals, and maintain its prices.

AvePoint faces competition from other legacy backup or security vendors that may offer related solutions and services. AvePoint’s competitors include larger companies that have acquired solution and/or service providers in recent years. AvePoint also competes with custom software internally developed and services internally provided within companies that are potential customers. In addition, AvePoint faces competition from niche companies that offer point products that attempt to address certain of the problems that AvePoint’s products and services solve.

Merger and acquisition activity in the technology industry could increase the likelihood that AvePoint will compete with other large technology companies. Some of AvePoint’s existing competitors have, and AvePoint’s potential competitors could have, substantial competitive advantages such as greater name recognition, longer operating histories, larger sales and marketing budgets and resources, greater customer support resources, lower labor and development costs, larger and more mature intellectual property portfolios, and substantially greater financial, technical and other resources.

Some of AvePoint’s larger competitors also have substantially broader product lines and market focus and may therefore in some cases be less susceptible to downturns in a particular market. Conditions in AvePoint’s market could change rapidly and significantly as a result of technological advancements, partnering by AvePoint’s competitors, or continuing market consolidation.

New start-up companies that innovate and large companies that are making significant investments in research and development may invent similar or superior products and technologies that compete with AvePoint’s products and services.

In addition, some of AvePoint’s competitors may enter into new alliances with each other or may establish or strengthen cooperative relationships with agency partners, technology, application, software and service providers in complementary categories, or other parties. Furthermore, new technological developments, up to massive and disruptive changes in areas that are covered by AvePoint’s products and services could reduce customer needs for AvePoint’s products and services. Any such consolidation, acquisition, alliance or cooperative relationship could lead to pricing pressure, a loss of market share, or a smaller addressable share of the market. It could also result in a competitor with greater financial, technical, marketing, service, and other resources, all of which could harm AvePoint’s ability to compete.

In addition, AvePoint’s current or prospective partners may establish cooperative relationships with any future competitors. These relationships may allow future competitors to rapidly gain significant market share. These developments could also limit AvePoint’s ability to obtain revenue from existing and new customers.

If AvePoint experiences competitive pressures in its market or if the prices AvePoint charges for its products and services are unacceptable to its customers, it will need to reduce or change its pricing model to remain competitive and its operating results could be harmed.

Some of AvePoint’s larger competitors use broader product offerings to compete, including by selling at zero or negative margins or by bundling their product with other solutions. Potential customers may prefer to purchase from their existing suppliers rather than a new supplier regardless of product performance or features. Also, potential customers may be more willing to incrementally add solutions to their existing infrastructure from competitors than to replace their existing infrastructure with AvePoint’s products and services. These competitive pressures in AvePoint’s market, or AvePoint’s failure to compete effectively, may result in price reductions, fewer orders, reduced revenue and gross margins, increased net losses, and loss of market share. Any failure to meet and address these factors could harm AvePoint’s business, results of operations, and financial condition. AvePoint’s ability to compete successfully in its market will also depend on a number of factors, including ease and speed of product deployment and use, the quality and reliability of AvePoint’s customer service and support, total cost of ownership, return on investment and brand recognition. Any failure by AvePoint to successfully address current or future competition in any one of these or other areas may reduce the demand for its products and harm AvePoint’s business, results of operations and financial condition.

Furthermore, AvePoint prices its products and services based on different factors, such as order volume, number of users, data volume and feature functionality of the specific offerings. As the market for AvePoint’s products and services matures, or as new or existing competitors introduce new products and services that compete with AvePoint or if those competitors reduce their prices, AvePoint may experience pricing pressure and be unable to renew its agreements with existing customers or attract new customers at prices that are consistent with AvePoint’s current pricing model and operating budget. AvePoint also must determine the appropriate price to enable AvePoint to compete effectively internationally. MM and large enterprise customers may demand substantial price discounts as part of the negotiation of sales contracts. Pricing decisions may also impact the mix of adoption among AvePoint’s licensing and subscription models, and negatively impact AvePoint’s overall revenue. If AvePoint is, for any reason, required to reduce its prices or otherwise change its pricing model, its revenue, gross margin, profitability, operating results, financial position and cash flow may be harmed.

If AvePoint fails to adapt and respond effectively to rapidly changing technology, evolving industry standards, and changing customer needs or preferences, its products and services may become less competitive.

The market in which AvePoint operates is characterized by the exponential growth in data generated and managed by enterprises, rapid technological advances, changes in customer requirements, including customer requirements driven by changes to legal, regulatory and self-regulatory compliance mandates, frequent new product introductions and enhancements and evolving industry standards in computer hardware and software technology. As a result, AvePoint must continually change and improve its products in response to changes in operating systems, application software, computer and communications hardware, networking software, data center architectures, programming tools and computer language technology. Moreover, the technology in AvePoint’s products is especially complex because it needs to effectively identify and respond to a user’s data retention, security and governance needs, while minimizing the impact on database and file system performance. If AvePoint is unable to develop and sell new technology, features, and functionality for its products and services that satisfy its customers and that keep pace with rapid technological and industry change, its revenue and operating results could be harmed. If new technologies emerge that deliver competitive solutions at lower prices, more efficiently, more conveniently, or more securely, they could adversely impact AvePoint’s ability to compete.

AvePoint’s products and services must also integrate with a variety of network, hardware, mobile, and software platforms and technologies. AvePoint needs to continuously modify and enhance its platform to adapt to changes and innovation in these technologies. If businesses widely adopt new technologies in areas covered by AvePoint’s products and services, AvePoint would have to develop new functionality for its products and services to work with such new technologies. This development effort may require significant engineering, marketing and sales resources, all of which would affect AvePoint’s business and operating results.

Any failure of AvePoint’s products and services to operate effectively with future technologies could reduce the demand for AvePoint’s products and services. AvePoint cannot guarantee that it will be able to anticipate future market needs and opportunities, extend its technological expertise and develop new products or expand the functionality of its current products in a timely and cost-effective manner, or at all. Even if AvePoint can anticipate, develop and introduce new products and expand the functionality of its current products, there can be no assurance that enhancements or new products will achieve widespread market acceptance.

If AvePoint fails to anticipate market requirements or stay abreast of technological changes, AvePoint may be unable to successfully introduce new products, expand the functionality of its current products or convince its existing and potential customers of the value of its products in light of new technologies. Accordingly, AvePoint’s business, results of operations and financial condition could be harmed.

AvePoint’s success with SMB customers depends in part on its resale and distribution partnerships. AvePoint’s business would be harmed if it fails to maintain or expand partner relationships.

AvePoint leverages the sales and referral resources of resale and referral partners through a variety of programs and relies on distribution partners especially for its SMB market acquisition. AvePoint expects that sales to partners will account for a substantial portion of its revenue for the foreseeable future. AvePoint’s ability to achieve revenue growth and expand its SMB acquisition in the future will depend in part on its success in maintaining successful relationships with its partners. AvePoint’s agreements with its partners are generally non-exclusive, meaning its partners may offer customers the products of several different companies. If AvePoint’s partners do not effectively market and sell its software, choose to use greater efforts to market and sell their own products or those of others, or fail to meet the needs of AvePoint’s customers, AvePoint’s ability to grow its business, sell its software and maintain its reputation may be harmed. AvePoint’s contracts with its partners generally allow them to terminate their agreements for any reason. The loss of a substantial number of AvePoint’s partners, its possible inability to replace them, the failure to recruit additional partners or the removal of AvePoint’s products and services from several major distribution partner’s resale platforms could harm AvePoint’s results of operations.

If AvePoint is unable to effectively utilize, maintain and expand these relationships, AvePoint’s revenue growth would slow, AvePoint would need to devote additional resources to the development, sales, and marketing of its products and services, and its financial results and future growth prospects would be harmed.

Unfavorable conditions in AvePoint’s industry or the global economy, or reductions in IT spending, could limit AvePoint’s ability to grow its business and negatively affect its results of operations.

AvePoint’s results of operations may vary based on the impact of changes in its industry or the global economy on it or its customers. The revenue growth and potential profitability of AvePoint’s business depend on its current and prospective customers’ ability and willingness to invest money in information technology services, which in turn is dependent upon their overall economic health. Current or future economic uncertainties or downturns could harm its business and results of operations. Negative conditions in the global economy or individual markets, including changes in gross domestic product growth, financial and credit market fluctuations, political turmoil, natural catastrophes, warfare and terrorist attacks on the United States, Europe, Australia, the Asia Pacific region or elsewhere, could cause a decrease in business investments, including spending on IT and negatively affect AvePoint’s business. Continuing uncertainty in the global economy, particularly in Europe, which accounts for a significant portion of AvePoint’s revenue, makes it extremely difficult for AvePoint’s customers and AvePoint to forecast and plan future business activities accurately, and could cause its customers to reevaluate decisions to purchase its products and services or to delay their purchasing decisions, which could lengthen its sales cycles.

To the extent AvePoint’s products and services are perceived by its existing and potential customers as costly, or too difficult to launch or migrate to, it would negatively affect its growth. AvePoint’s revenue may be disproportionately affected by delays or reductions in general IT spending. Competitors may respond to market conditions by lowering prices and attempting to lure away AvePoint’s customers. In addition, consolidation in certain industries may result in reduced overall spending on AvePoint’s products and services. AvePoint has a significant number of customers in the financial services, the public sector and the pharmaceutical and manufacturing industries. A substantial downturn in any of these industries, or a reduction in public sector spending, may cause enterprises to react to worsening conditions by reducing their capital expenditures in general or by specifically reducing their spending on information technology. Customers may delay or cancel information technology projects, choose to focus on in-house development efforts or seek to lower their costs by renegotiating maintenance and support agreements. To the extent purchases of licenses for AvePoint’s software are perceived by its existing and potential customers to be discretionary, its revenue may be disproportionately affected by delays or reductions in general information technology spending. AvePoint cannot predict the timing, strength, or duration of any economic slowdown, instability or recovery, generally or within any particular industry. If the economic conditions of the general economy or markets in which AvePoint operates worsen from present levels, its business, results of operations and financial condition could be harmed.

The estimates of market opportunity and forecasts of market growth included in this prospectus/proxy statement may prove to be inaccurate. Even if the market in which AvePoint competes achieves the forecasted growth, AvePoint’s business could fail to grow at similar rates, if at all.

The market for Software as a Service (SaaS) offerings, which includes some of AvePoint’s most relevant products and services is relatively new and will experience changes over time. Customer demands for AvePoint’s products and services, customer retention and expansion rates, the size and growth rate of the market, the entry of competitive products, or the success of existing competitive products are difficult to predict and based on assumptions and estimates that may be inaccurate. In order for AvePoint to market and sell its products and services, it must successfully demonstrate to enterprise IT and business personnel the potential value of its offerings and persuade them to devote a portion of their budgets to the different products and services that AvePoint offers to manage, migrate and protect their data. AvePoint cannot provide any assurance that enterprises will recognize the need for AvePoint products and services or, if they do, that they will decide that they need a solution that offers the range of functionalities that AvePoint offers. Software solutions focused on managing, migrating and protecting data may not yet be viewed as a necessity by enterprises or enterprises may determine that the stock functionality by existing technology providers may be sufficient, and accordingly, AvePoint’s sales effort is and will be focused in large part on explaining the need for, and value offered by, AvePoint’s offerings. AvePoint’s addressable market depends on a number of factors, including businesses’ desire to differentiate themselves through AvePoint’s products and services, partnership opportunities, changes in the competitive landscape, technological changes, data security or privacy concerns, customer budgetary constraints, changes in business practices, changes in the regulatory environment, and changes in economic conditions. AvePoint’s estimates and forecasts relating to the size and expected growth of AvePoint’s market may prove to be inaccurate and AvePoint’s ability to produce accurate estimates and forecasts may be impacted by the economic uncertainty associated with the COVID-19 pandemic. Even if the market in which AvePoint competes meets the size estimates and growth forecasted in this prospectus/proxy statement, its business could fail to grow at similar rates, if at all.

If AvePoint fails to manage its growth effectively, it may be unable to execute its business plan, maintain high levels of service and customer satisfaction or adequately address competitive challenges.

AvePoint may continue to experience rapid growth and organizational change, which may continue to place significant demands on its management and its operational and financial resources. AvePoint has also experienced growth in the number of customers, the average revenue size per customer, and the amount of data that the used hosting infrastructure supports. AvePoint’s success will depend in part on its ability to manage this growth effectively. AvePoint will require significant investment expenditure and valuable management resources to grow without undermining its culture of agility, passion and teamwork, which has been central to its growth so far. If AvePoint fails to manage its anticipated growth and change in a manner that preserves its corporate culture, it could negatively affect its reputation and ability to retain and attract customers and employees.

AvePoint intends to expand its international operations in the future, including in additional countries where AvePoint has not previously had a presence, and AvePoint intends to make direct and substantial investments to continue its expansion efforts. AvePoint’s expansion will continue to place a significant strain on its managerial, administrative, financial, and other resources. If AvePoint is unable to manage its growth successfully, its business and results of operations could suffer.

It is important that AvePoint maintains a high level of customer service and satisfaction as it expands its business. As AvePoint’s customer base continues to grow, it will need to expand its account management, customer service, solutions professionals and other personnel. Failure to manage growth could result in difficulty or delays in launching its products and services, declines in quality or customer satisfaction, increases in costs, difficulties in introducing new features, or other operational difficulties. Any of these could adversely impact its business performance and results of operations.

The ability to attract, recruit and retain highly qualified employees (such as pre-sales and post sales technical solutions professionals, customer success professionals or software engineers) is critical to AvePoint’s success and growth.

AvePoint’s future success and growth depend, in part, on its ability to continue to recruit and retain highly skilled personnel, particularly pre-sales and post-sales technical solutions professionals, customer success professionals or software engineers. Any of AvePoint’s employees may terminate their employment at any time and competition for highly skilled personnel is usually intense. Moreover, to some extent, when AvePoint hires personnel from certain companies, it may be subject to allegations that they have been improperly solicited or divulged proprietary or other confidential information. If AvePoint is unable to attract or retain qualified employees, its ability to innovate, introduce new products and compete would be adversely impacted, and its financial condition and results of operations may suffer.

A failure to hire and integrate additional sales and marketing personnel or maintain their productivity could harm AvePoint’s results of operations and growth prospects.

AvePoint’s business requires intensive sales and marketing activities. AvePoint’s sales and marketing personnel are essential to attracting new customers and expanding sales to existing customers, both of which are key to AvePoint’s future growth. AvePoint faces several challenges in successfully expanding its sales force. AvePoint must locate and hire a significant number of qualified individuals, and competition for such individuals is intense. In addition, as AvePoint expands into new markets with which it has less familiarity, it will need to recruit individuals who are multilingual or who have skills particular to a certain geography, and it may be difficult to find candidates with those qualifications. AvePoint plans to significantly increase its headcount in the short term, but may be unable to achieve its hiring or integration goals due to a number of factors, including, but not limited to, challenges in finding individuals with the correct background due to increased competition for such hires and increased attrition rates among new hires. AvePoint invests significant time and resources in training new members of its sales force and may be unable to achieve its target performance levels with new sales personnel as rapidly as it has done in the past due to larger numbers of hires or lack of experience training sales personnel to operate in new jurisdictions. AvePoint’s failure to hire enough qualified individuals, or to integrate new sales force members within the time periods AvePoint has achieved historically, may materially impact its projected growth rate.

Failure to effectively develop and expand AvePoint’s marketing and sales capabilities could harm AvePoint’s ability to increase its customer base and achieve broader market acceptance of its products and services. If AvePoint is not able to generate traffic to its website through digital marketing, its ability to attract new customers may be impaired.

AvePoint’s ability to increase its customer base and achieve broader market acceptance of its products and services will depend on its ability to expand its marketing and sales operations. AvePoint plans to continue expanding its sales force and strategic partners, both domestically and internationally. AvePoint also has dedicated, and plans to further dedicate, significant resources to sales and marketing programs, including search engine and other online advertising. The effectiveness of its online advertising may continue to vary due to competition for key search terms, changes in search engine use, and changes in search algorithms used by major search engines and other digital marketing platforms. Another major investment is in marketing technology to better connect AvePoint’s systems and data among sales, product, and marketing, in order to create a more seamless user experience. AvePoint’s business and operating results will be harmed if its sales and marketing efforts do not generate a corresponding increase in revenue. AvePoint may not achieve anticipated revenue growth from expanding its sales force if it is unable to hire, develop, and retain talented sales personnel, if its new sales personnel are unable to achieve desired productivity levels in a reasonable period of time, or if its sales and marketing programs are not effective.

If the cost of marketing AvePoint’s products and services over search engines or other digital marketing platforms increases, AvePoint’s business and operating results could be harmed. Competitors also may bid on the search terms that AvePoint uses to drive traffic to AvePoint’s website. Such actions could increase AvePoint’s marketing costs and result in decreased traffic to AvePoint’s website. Furthermore, search engines and digital marketing platforms may change their advertising policies from time to time. If these policies delay or prevent AvePoint from advertising through these channels, it could result in reduced traffic to AvePoint’s website and subscriptions to AvePoint’s products and services. New search engines and other digital marketing platforms may develop, particularly in certain jurisdictions, that reduce traffic on existing search engines and digital marketing platforms. If AvePoint is not able to achieve prominence through advertising or otherwise, it may not achieve significant traffic to its website through these new platforms and its business and operating results could be harmed.

To the extent AvePoint’s security measures are compromised, its products and services may be perceived as not being secure. This may result in customers curtailing or ceasing their use of AvePoint’s products and services, its reputation being harmed, the incurrence of significant liabilities, and harm to its results of operations and growth prospects.

AvePoint’s operations may, in some cases, involve the storage, transmission and other processing of customer data or information. Cyberattacks and other malicious internet-based activity continue to increase, and cloud-based platform providers of services are expected to continue to be targeted. Threats include traditional computer “hackers”, malicious code (such as viruses and worms), phishing attacks, employee theft or misuse and denial-of-service attacks. Sophisticated nation-states and nation-state supported actors now engage in such attacks, including advanced persistent threat intrusions. While AvePoint has security measures in place designed to protect it and its customers’ confidential and sensitive information and prevent data loss, such measures cannot provide absolute security and may not be effective to prevent a security breach, including as a result of employee error, theft, misuse or malfeasance, third-party actions, unintentional events or deliberate attacks by cyber criminals, any of which may result in someone obtaining unauthorized access to AvePoint’s customers’ data, AvePoint’s data, AvePoint’s intellectual property and/or AvePoint’s other confidential or sensitive business information. In addition, third parties may attempt to fraudulently induce employees, contractors or users to disclose information, including user names and passwords, to gain access to AvePoint’s customers’ data, AvePoint’s data or other confidential or sensitive information, and AvePoint may be the target of email scams that attempt to acquire personal information or its assets.

Because techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until successfully launched against a target, AvePoint may be unable to anticipate these techniques, react in a timely manner or implement adequate preventative measures. AvePoint devotes significant financial and personnel resources to implement and maintain security measures; however, such resources may not be sufficient, and as cyber-security threats develop, evolve and grow more complex over time, it may be necessary to make significant further investments to protect AvePoint’s data and infrastructure. If AvePoint’s security measures are compromised as a result of third-party action, employee or customer error, malfeasance, stolen or fraudulently obtained log-in credentials, or otherwise, AvePoint’s reputation and business could be damaged and AvePoint could incur significant liability.

As AvePoint relies on third-party and public-cloud infrastructure, it depends in part on third-party security measures to protect against unauthorized access, cyberattacks, and the mishandling of customer data. A cybersecurity event could have significant costs, including regulatory enforcement actions, litigation, litigation indemnity obligations, remediation costs, network downtime, increases in insurance premiums, and reputational damage. Many companies that provide cloud-based services have reported a significant increase in cyberattack activity since the beginning of the COVID-19 pandemic.

AvePoint depends on third-party data hosting and transmission services. Increases in cost, interruptions in service, latency, or poor service from AvePoint’s third-party data center providers could impair the delivery of its platform. This could result in customer dissatisfaction, damage to its reputation, loss of customers, limited growth, and reduction in revenue.

AvePoint currently serves the majority of its SaaS offerings from third-party data center hosting facilities in different geographical locations that are operated by Microsoft. AvePoint’s products and services, in particular SaaS offerings, are deployed to multiple data centers within these geographies, with additional geographies available for disaster recovery. AvePoint’s operations depend, in part, on its third-party providers’ protection of these facilities from natural disasters, power or telecommunications failures, criminal acts, or similar events. If any third-party facility’s arrangement is terminated, or its service lapses, AvePoint could experience interruptions in AvePoint’s platform, latency, as well as delays and additional expenses in arranging new facilities and services.

A significant portion of AvePoint’s operating cost is from AvePoint’s third-party data hosting and transmission services. If the costs for such services increase due to vendor consolidation, regulation, contract renegotiation or otherwise, AvePoint may not be able to increase the fees for its products and services to cover the changes. As a result, AvePoint’s operating results may be significantly worse than forecasted. AvePoint’s failure to achieve or maintain sufficient and performant data transmission capacity could significantly reduce demand for AvePoint’s products and services.

Seasonal or singular events may significantly increase the traffic on AvePoint’s own and the used third-party’s servers and the usage volume of AvePoint’s products. Despite precautions taken at the used data centers, spikes in usage volume, a natural disaster, an act of terrorism, vandalism or sabotage, closure of a facility without adequate notice, or other unanticipated problems (such as the COVID-19 pandemic) could result in lengthy interruptions or performance degradation of AvePoint’s platform. Any damage to, or failure of, the systems of AvePoint’s third-party providers could result in interruptions to AvePoint’s products and services. Even with current and planned disaster recovery arrangements, AvePoint’s business could be harmed. If AvePoint experiences damage or interruption, its insurance policies may not adequately compensate it for any losses that it may incur. These factors in turn could further reduce AvePoint’s revenue, subject AvePoint to liability, cause AvePoint to issue credits, or cause customers to terminate their subscriptions, any of which could harm AvePoint’s business. If AvePoint incurs such losses or liabilities, AvePoint might be unable to recover significant amounts from its third-party providers (even if they were primarily or solely responsible) because of restrictive liability and indemnification terms.

Interruptions or performance problems associated with AvePoint’s website or support website may harm its business.

AvePoint’s continued growth depends in part on the ability of its existing and potential customers to quickly access its website and support website. Access to AvePoint’s support website is also imperative to its daily operations and interaction with customers, as it allows customers to download AvePoint’s software, fixes and patches, as well as open and respond to support tickets and register license keys for evaluation or production purposes. AvePoint has experienced, and may in the future experience, website disruptions, outages and other performance problems due to a variety of factors, including natural disasters, infrastructure changes, human or software errors, capacity constraints due to an overwhelming number of users accessing AvePoint’s website simultaneously and denial of service or fraud or security attacks. In some instances, AvePoint may not be able to identify the cause or causes of these website performance problems within an acceptable period of time. It may become increasingly difficult to maintain and improve the performance of AvePoint’s websites, especially during peak usage times and as AvePoint’s software becomes more complex and its user traffic increases. If AvePoint’s websites are unavailable or if AvePoint’s users are unable to download its software, patches or fixes within a reasonable amount of time, or at all, AvePoint may suffer reputational harm and its business would be negatively affected.

If there are interruptions or performance problems associated with AvePoint’s technology or infrastructure, its existing customers may experience service outages, and its new customers may experience delays in using its products and services.

AvePoint’s continued growth depends, in part, on the ability of its existing and potential customers to access AvePoint’s products and services 24 hours a day, seven days a week, without interruption or performance degradation. AvePoint has experienced, and may in the future experience, disruptions, outages, and other performance problems with its infrastructure. These can be due to a variety of factors, including infrastructure changes, introductions of new functionality, human or software errors, capacity constraints, denial-of-service attacks, or other security-related incidents, any of which may be recurring. As AvePoint continues to add customers, expand geographically, and enhance its products’ and/or services’ functionality, the additional scale may increase complexity and its average uptime for future periods may decrease. AvePoint may not be able to identify the cause or causes of these performance problems promptly. If AvePoint’s products and services are unavailable or if AvePoint’s customers are unable to access its products and services within a reasonable amount of time, AvePoint’s business would be harmed. Any outage of AvePoint’s products and services would impair the ability of AvePoint’s customers to engage in their own business operations, which would negatively impact AvePoint’s brand, reputation and customer satisfaction. AvePoint provides service credits to its customers for downtime they experience using its SaaS products. Any downtime or malfunction could require AvePoint to issue a significant amount of service credits to customers. Issuing a significant amount of service credits would negatively impact AvePoint’s financial position.

AvePoint depends on services from various third parties to maintain AvePoint’s infrastructure and any disruptions to these services, including from causes outside AvePoint’s control, would significantly impact AvePoint’s products and services. In the future, these services may not be available to AvePoint on commercially reasonable terms, or at all. Loss of any of these services could decrease AvePoint’s products’ and/or services’ functionality until AvePoint develops equivalent technology or, if equivalent technology is available from another party, AvePoint identifies, obtains and integrates it into AvePoint’s infrastructure. If AvePoint does not accurately predict its infrastructure capacity requirements, AvePoint’s customers could experience service shortfalls. AvePoint may also be unable to address capacity constraints, upgrade its systems, and develop its technology and network architecture to accommodate actual and anticipated technology changes.

Any of the above circumstances or events may harm AvePoint’s reputation, cause customers to terminate their agreements with AvePoint, impair AvePoint’s ability to grow its customer base, subject AvePoint to financial liabilities, and otherwise harm AvePoint’s business, results of operations, and financial condition.

AvePoint’s ability to use its net operating losses to offset future taxable income may be subject to certain limitations.

As of December 31, 2020, AvePoint had accumulated U.S. federal, and state and local net operating loss (“NOL”) carryforwards of $1.2 million and $12.2 million, respectively. The substantial majority of the U.S. federal NOL carryforwards expire in 2037 and the state and local NOL carryforwards begin to expire in 2027. As of December 31, 2020, AvePoint had foreign NOL carryforwards of approximately $23.2 million, which will expire beginning 2024. NOL carryforward periods vary from 6 years to an indefinite period. AvePoint recorded a valuation allowance relating to certain foreign NOLs.

The Combined Company’s ability to utilize AvePoint’s NOLs and other tax attributes could be limited if it undergoes an ownership change within the meaning of Section 382 of the Code. An ownership change is generally defined as a greater than 50 percentage point increase in equity ownership by 5% stockholders in any three-year period. If an ownership change occurs as a result of the sale of AvePoint’s Common Stock pursuant to the Mergers, is deemed to result from future changes in ownership of the Combined Company, or results from the cumulative effect of such transactions, the Combined Company may not be able to fully realize the benefits of these NOLs. Also, the cash tax benefit from AvePoint’s NOLs is dependent upon the Combined Company’s ability to generate sufficient taxable income.

Legislation enacted in 2017, informally titled the Tax Cuts and Jobs Act (the “TCJA”), generally eliminates the ability to carry back any NOLs to prior taxable years, while allowing NOLs generated in tax periods beginning after December 31, 2017, to be carried forward indefinitely. Under the TCJA, as modified by the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), the amount of NOLs that the Combined Company is permitted to deduct in any taxable year beginning after December 31, 2020, is limited to 80% of its taxable income in such year, where taxable income is determined without regard to the NOL deduction itself. It is uncertain if and to what extent various states will conform to the TCJA or the CARES Act. The changes in the carryforward/carryback periods as well as the limitation on use of NOLs in the taxable years beginning after December 31, 2020 may affect the Combined Company’s ability to fully utilize AvePoint’s available NOLs. In addition, at the state level, there may be periods during which the use of NOLs is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed.

Examinations by relevant tax authorities may result in material changes in reserves for tax positions taken in previously filed tax returns or may impact the valuation of certain deferred income tax assets, such as NOL carryforwards.

Based on the outcome of examinations by relevant tax authorities, or as a result of the expiration of statutes of limitations for specific jurisdictions, it is possible that the reserves for tax positions taken in previously filed tax returns will materially change from those recorded in AvePoint’s financial statements. In addition, the outcome of examinations may impact the valuation of certain deferred income tax assets (such as NOL carryforwards) in future periods. It is not possible to estimate the impact of such changes, if any, to such reserves for uncertain tax positions.

If the Mergers, taken together with the Named Executive Transactions (as defined in the Business Combination Agreement), do not qualify as a reorganization under Section 368(a) of the Code, the stockholders of AvePoint may be required to pay substantial U.S. federal income taxes.

The Mergers, taken together with the Named Executive Transactions (as defined in the Business Combination Agreement), are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and Apex and AvePoint have agreed to use their reasonable best efforts to cause the Mergers to so qualify. There is no condition to the completion of the Mergers that either AvePoint or Apex receives an opinion of counsel dated as of the closing date to the effect that the Mergers will so qualify, and the Mergers will occur even if they do not so qualify. No ruling has been, or will be, sought by AvePoint or Apex from the IRS with respect to the Mergers and there can be no assurance that the IRS will not challenge the qualification of the Mergers, taken together, as a “reorganization” under Section 368(a) of the Code or that a court would not sustain such a challenge. If the IRS or a court determines that the Mergers, taken together, should not be treated as a “reorganization,” a holder of AvePoint capital stock would recognize gain or loss upon the taxable exchange of AvePoint capital stock for consideration pursuant to the Mergers. See the section entitled “Material U.S. Federal Income Tax Consequences of the Mergers.”

Risks Related to the Combined Company

Unless the context otherwise requires, all references to “we,” “us,” or “our” in this subsection titled “Risks Related to the Combined Company” refer to Apex.

Risks Related to the Operations of the Combined Company

The Combined Company anticipates that its operations will continue to increase in complexity as it grows, which will create management challenges.

AvePoint’s business has experienced strong growth and is complex. Following the Business Combination, this growth is expected to continue, and the Combined Company’s operations will become increasingly complex. To manage this growth, the Combined Company will make substantial investments to improve its operational, financial, and management controls as well as its reporting systems and procedures. The Combined Company may not be able to implement and scale improvements to its systems and processes in a timely or efficient manner or in a manner that does not negatively affect its operating results. For example, the Combined Company may not be able to effectively monitor certain extraordinary contract requirements or individually negotiated provisions as the number of customers continues to grow. The Combined Company’s systems and processes may not prevent or detect all errors, omissions, or fraud. The Combined Company may have difficulty managing improvements to its systems, processes and controls or in connection with third-party software. This could impair the Combined Company’s ability to provide its products and services to its customers, causing it to lose customers, limiting products and services to less significant updates, or increasing technical support costs. If the Combined Company is unable to manage this complexity, its business, operations, operating results and financial condition may suffer.

As the Combined Company’s customer base continues to grow, it will need to expand its services and other personnel, and maintain and enhance its partnerships to provide a high level of customer service. Extended stay-at-home, business closure, and other restrictive orders may impact its ability to identify, hire, and train new personnel. The Combined Company will also need to manage its sales processes as its sales personnel and partner network continue to grow and become more complex, and as it continues to expand into new geographies and market segments. If the Combined Company does not effectively manage this increasing complexity, the quality of its platform and customer service could suffer, and it may not be able to adequately address competitive challenges. These factors could impair the ability to attract and retain customers and expand customers’ use of the Combined Company’s products and services.

The Combined Company will depend on the continued services of AvePoint’s founders, its senior management team and skilled individual contributors, and the loss of one or more key employees or an inability to attract and retain highly skilled employees could harm the Combined Company’s business.

AvePoint’s success and future performance has depended largely upon the continued services of its founders and other executive officers. AvePoint has relied on its leadership team to execute on its business plan, for research and development, marketing, sales, provision, maintenance and support of its products and services, and general and administrative functions, and on mission-critical individual contributors. This leadership team will become the senior management of the Combined Company following the Business Combination. From time to time, the Combined Company’s executive management team and the groups of skilled individual contributors may change from the hiring or departure of executive officers or such contributors, which could disrupt its business. The employment agreements with AvePoint’s executive officers and other key personnel to be in effect following the Business Combination will not require them to continue to work for the Combined Company for any specified period; therefore, they could terminate their employment with the Combined Company at any time. The loss of one or more of AvePoint’s executive officers or key employees (including any limitation on the performance of their duties or short-term or long-term absences as a result of COVID-19) could significantly delay or prevent the achievement of the Combined Company’s development and strategic objectives. The Combined Company maintains key-person insurance on AvePoint’s founders Mr. Gong and Dr. Jiang; however, there is no assurance that the amount of any such insurance would likely be sufficient to compensate for the impact of losing their services.

To execute its growth plan, the Combined Company must attract and retain highly qualified personnel. Competition for these personnel is intense, especially for experienced software engineers and senior sales executives. If the Combined Company is unable to attract such personnel in cities where its offices are located, the Combined Company may need to hire in other locations, which may add to the complexity and costs of its business operations. The Combined Company expects to continue to experience difficulty in hiring and retaining employees with appropriate qualifications. Many of the companies with which the Combined Company will compete for experienced personnel have greater resources. If the Combined Company hires employees from competitors or other companies, their former employers may attempt to assert that these employees or the Combined Company have breached legal obligations, resulting in a diversion of management’s time and resources. In addition, job candidates and existing employees often consider the value of the stock awards they receive in connection with their employment. If the perceived value of stock awards declines, it may harm the Combined Company’s ability to recruit and retain highly skilled employees. If the Combined Company fails to attract new personnel or fails to retain and motivate its current personnel, its business and future growth prospects could be harmed, or customers may lose confidence in the knowledge and capability of its employees.

If the Combined Company is unable to maintain AvePoint’s corporate culture as it grows, it could lose the agility, innovation, teamwork, passion and focus on execution that AvePoint believes has contributed to its success, and its business may be harmed.

AvePoint’s customers have historically relied on its personnel for support related to its products, in particular SaaS products. Following the consummation of the Business Combination, high-quality support will continue to be important for the renewal and expansion of agreements with AvePoint’s existing customers. The importance of high-quality support will increase as the Combined Company expands its business and pursues new customers, particularly MM and large enterprise customers. If the Combined Company does not help its customers quickly resolve issues and provide effective ongoing support, its ability to sell new products and services to existing and potential customers could suffer and its reputation with existing or potential customers could be harmed.

If the Combined Company fails to maintain or grow AvePoint’s brand recognition, its ability to expand its customer base will be impaired and its financial condition may suffer.

AvePoint believes enhancing the “AvePoint” brand and maintaining its reputation in the information technology industry will be critical for the Combined Company to supporting continued acceptance of AvePoint’s existing and future products and services, attracting new customers to its products and services, and retaining existing customers. The importance of brand recognition will increase as competition in its market increases. Successfully maintaining AvePoint’s brand will depend largely on the effectiveness of the Combined Company’s marketing efforts, the ability to provide high-quality, innovative, reliable and useful products and services to meet the needs of its customers at competitive prices, the ability to be responsive to customer concerns and provide high quality customer support, training and professional services, the ability to maintain its customers’ trust, the ability to continue to develop new functionality and products, and the ability to successfully differentiate its products and services.

Additionally, partners’ performance may affect the Combined Company’s brand and reputation if customers do not have a positive experience. Brand promotion activities may not generate customer awareness or yield increased revenue. Even if they do, any increased revenue may not offset the expenses incurred in building its brand. Furthermore, independent industry analysts may provide reviews of the Combined Company’s products and services, as well as other products available in the market, and perception of its products and services in the marketplace may be significantly influenced by these reviews. If these reviews are negative, or less positive than reviews about other products available in the market, the Combined Company’s brand may be harmed. Furthermore, negative publicity relating to events or activities attributed to employees, partners or others associated with any of these parties, may tarnish the Combined Company’s reputation and reduce the value of its brand. Damage to reputation and loss of brand equity may reduce demand for its products and harm its business, results of operations and financial condition. Any attempts to rebuild its reputation and restore the value of its brand may be costly and time consuming, and such efforts may not ultimately be successful. If the Combined Company fails to successfully promote and maintain its brand, it may fail to attract enough new customers or retain its existing customers to realize a sufficient return on its brand-building efforts, and its business could suffer.

If the Combined Company fails to offer high quality support, its business and reputation could suffer.

AvePoint’s customers have historically relied on its personnel for support related to its products, in particular SaaS products. Following the consummation of the Business Combination, high-quality support will continue to be important for the renewal and expansion of agreements with AvePoint’s existing customers. The importance of high-quality support will increase as the Combined Company expands its business and pursues new customers, particularly MM and large enterprise customers. If the Combined Company does not help its customers quickly resolve issues and provide effective ongoing support, its ability to sell new products and services to existing and new customers could suffer and its reputation with existing or potential customers could be harmed.

The Combined Company is expected to store personal and other confidential information of its customers, which may in turn contain third-party personal or other confidential information. If the security of this information is compromised or is otherwise accessed without authorization, the Combined Company’s reputation may be harmed, and it may be exposed to liability and loss of business.

Following the consummation of the Business Combination, the Combined Company may in some cases transmit or store personal and other confidential information of its partners, its customers, and third parties (e.g. if the customer uses its products to create backups of their information) on storage space owned or provided by the Combined Company. While AvePoint has in the past taken, and the Combined Company intends to take, steps to protect personal information and other confidential information that it has access to, including information it may obtain through its customer support services or customer usage of its products, the Combined Company will not proactively monitor (or may not even be able to access) the content that its customers upload or process otherwise or the information provided to it through the use of its products and services. Therefore, the Combined Company will not control the substance of the content on its storage space owned or provided by it, which may include personal or other confidential information.

The Combined Company will also use third-party service providers and sub-processors to help it deliver services to customers. Such service providers and sub-processors may store personal information and/or other confidential information. Such information may be the target of unauthorized access or subject to security breaches as a result of third-party action, employee error, malfeasance or otherwise. Many companies that provide these services have reported a significant increase in cyberattack activity since the beginning of the COVID-19 pandemic. Any of these could result in the loss of information, litigation, indemnity obligations, damage to the Combined Company’s reputation and other liability or harm its business, financial condition, and results of operations. Because the techniques used to obtain unauthorized access or sabotage systems change frequently and generally are not identified until they are launched against a target, the Combined Company may be unable to anticipate these techniques or to implement adequate preventative measures. Even if such a data breach did not arise out of the Combined Company’s action or inaction, or if it were to affect one or more of competitors or customers’ competitors, rather than the Combined Company itself, the resulting concern could negatively affect the Combined Company’s customers and its business. Concerns regarding data privacy and security may cause some customers to stop using its products and services and fail to renew their subscriptions. In addition, failures to meet its customers’ expectations with respect to security and confidentiality of their data and information could damage its reputation and affect its ability to retain customers, attract new customers, and grow its business.

The Combined Company’s failure to comply with legal or contractual requirements around the security of personal information could lead to significant fines and penalties, as well as claims by customers, affected data subjects, or other stakeholders. These proceedings or violations could force the Combined Company to spend money in defense or settlement of these proceedings, result in the imposition of monetary liability or injunctive relief, divert management’s time and attention, increase its costs of doing business, and harm its reputation and the demand for its platform.

If credit card information is stored in the Combined Company’s systems or transmitted, stored or otherwise processed via its products and services and its security measures fail to protect credit card information adequately, it could be liable to its partners, the payment card associations, its customers or affected credit card holders. The Combined Company could be subject to fines and face regulatory or other legal action, and its customers could end their relationships with the Combined Company. The limitations of liability in its contracts may not be enforceable or adequate or would otherwise protect it from any such liabilities or damages with respect to any particular claim.

AvePoint’s historical insurance coverage, including coverage for errors and omissions, may not continue to be available to the Combined Company on acceptable terms or may not be available in sufficient amounts to cover one or more large claims. Insurers could deny coverage as to any future claim. The successful assertion of one or more large claims against the Combined Company, or changes in insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could harm its business, financial condition, and results of operations.

The Combined Company will also be subject to federal, state, and foreign laws regarding cybersecurity and the protection of data. Many jurisdictions have enacted laws requiring companies to notify individuals of security breaches involving certain types of personal information. The Combined Company’s agreements with certain customers and partners will require it to notify them of certain security incidents. Some jurisdictions and customers require it to safeguard personal information or confidential information using specific measures. If the Combined Company fails to observe these requirements, its business, operating results, and financial condition could be harmed.

Evolving global internet laws, regulations and standards, privacy regulations, cross-border data transfer restrictions, and data localization requirements may limit the use and adoption of the Combined Company’s services, expose it to liability, or otherwise harm its business.

Federal, state, or foreign governmental bodies or agencies have in the past adopted, and may in the future adopt, laws and regulations affecting the use of the internet as a commercial medium. These laws and regulations could impact taxation, internet neutrality, tariffs, content, copyrights, distribution, electronic contracts and other communications, consumer protection, and the characteristics and quality of services. Legislators and regulators may make legal and regulatory changes, or apply existing laws in ways that require the Combined Company to incur substantial costs, expose it to unanticipated civil or criminal liability, or cause it to change its business practices. These laws and regulations and resulting increased costs could materially harm its business, results of operations, and financial condition.

Further, AvePoint has historically collected and utilized, and the Combined Company will continue to collect and utilize, demographic and other information, including personally identifiable information, from and about users (such as customers, potential customers and others) as they interact with the Combined Company over the internet and otherwise provide it with information whether via its website or blogs or through email or other means. Users may provide personal information to the Combined Company in many contexts, including through its direct telephonic or web-based support service, newsletter or webinar sign-up, product purchase, survey registration, or when accessing online support portals or using other community or social networking features. Because the Combined Company expects to continue to collect and utilize this information, it is subject to laws and regulations regarding the collection, use and disclosure of personal information.

Privacy and data information security have become a significant issue in the United States and in many other countries where the Combined Company will have employees and operations and offer licenses to its products. The regulatory framework for privacy and personal information security issues worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. The U.S. federal and various state and foreign government bodies and agencies have adopted or are considering adopting laws and regulations limiting, or laws and regulations regarding, the collection, distribution, use, disclosure, storage and security of personal information. For example, California recently enacted the California Consumer Privacy Act (the “CCPA”), which went into effect on January 1, 2020, that requires, among other things, covered companies to provide new disclosures to California consumers and afford such consumers new abilities to opt-out of certain sales of personal information.

Internationally, virtually every jurisdiction in which the Combined Company will operate has established its own data security and privacy legal framework with which the Combined Company or its customers must comply. Laws and regulations in these jurisdictions apply broadly to the collection, use, storage, disclosure and security of data that identifies or may be used to identify or locate an individual, such as names, email addresses and, in some jurisdictions, Internet Protocol addresses. These laws and regulations often are more restrictive than those in the United States and are rapidly evolving. For example, the European Union (the “EU”) data protection regime, the General Data Protection Regulation (the “GDPR”) became enforceable on May 25, 2018. Additionally, the United Kingdom enacted legislation in May 2018 that substantially implements the GDPR, but the United Kingdom’s exit from the EU (which formally occurred on January 31, 2020), commonly referred to as “Brexit”, has created uncertainty with regard to the regulation of data protection in the United Kingdom. In particular, it is unclear how data transfers to and from the United Kingdom will be regulated following Brexit. Complying with the GDPR or other laws, regulations or other obligations relating to privacy, data protection or information security may cause the Combined Company to incur substantial operational costs or require it to modify its data handling practices. Non-compliance could result in proceedings against the Combined Company by governmental entities or others, could result in substantial fines or other liability and may otherwise adversely impact its business, financial condition and operating results.

Many of these laws and regulations contain detailed requirements regarding collecting and processing personal information, restrict the use and storage of such information, and govern the effectiveness of data subject and consumer consent. They could restrict the Combined Company’s ability to store and process personal data (in particular, the ability to use certain data for purposes such as risk or fraud avoidance, marketing, advertising, lead generation or customer targeting), to control costs by using certain vendors or service providers, and to offer certain services in certain jurisdictions. This could reduce revenue and the general demand for the Combined Company’s products and services.

Such laws and regulations are furthermore often inconsistent and may be subject to amendment or re-interpretation, which may cause the Combined Company to incur significant costs and expend significant effort to ensure compliance. For example, the European Court of Justice recently invalidated the U.S.-EU Privacy Shield as a basis for transfers of personal data from the EU to the U.S. while upholding standard contractual clauses as a mechanism for transfers. The Combined Company’s response to these requirements globally may not meet the expectations of individual customers, affected data subjects, or other stakeholders, which could reduce the demand for its services. Some customers or other service providers may respond to these evolving laws and regulations by asking the Combined Company to make certain privacy or data-related contractual commitments that it is unable or unwilling to make. This could lead to the loss of existing or potential customers or other business relationships.

Certain laws and regulations, like the GDPR, also include restrictions on the transfer of personal information across national borders. Because its services will be accessible worldwide, certain foreign jurisdictions may claim that the Combined Company is required to comply with such laws even in jurisdictions where it has no local entity, employees or infrastructure. Some of these laws include strict localization provisions that require certain data to be stored within a particular region or jurisdiction. The Combined Company will rely on a globally distributed infrastructure in order to be able to provide its services efficiently, and consequently may not be able to meet the expectations of customers who are located in or otherwise subject to such localization requirements, which may reduce the demand for its services.

The Combined Company’s failure to comply with these and additional laws or regulations could expose it to significant fines and penalties imposed by regulators, as well as legal claims by customers or other relevant stakeholders. Similarly, many of these laws require the Combined Company to maintain an online privacy policy and terms of service that disclose its practices regarding the collection, processing, and disclosure of personal information. If these disclosures contain any information that a court or regulator finds to be inaccurate or inadequate, the Combined Company could also be exposed to legal or regulatory liability. Any such proceedings or violations could force it to spend money in defense or settlement, result in the imposition of monetary liability or demanding injunctive relief, divert management’s time and attention, increase the costs of doing business, and harm the Combined Company’s reputation.

In addition to government regulation, privacy advocates and industry groups may propose new and different self-regulatory standards that either legally or contractually apply to the Combined Company. The Combined Company also expects that there will continue to be new proposed laws and regulations concerning privacy, data protection and information security, but cannot yet determine the impact such future laws, regulations and standards may have on its business. New laws, amendments to or re-interpretations of existing laws and regulations, industry standards, contractual obligations and other obligations may require the Combined Company to incur additional costs and restrict its business operations. Because the interpretation and application of laws and other obligations relating to privacy and data protection are still uncertain, it is possible that these laws and other obligations may be interpreted and applied in a manner that is inconsistent with its existing data management practices or the features of its software. If so, in addition to the possibility of fines, lawsuits and other claims, the Combined Company could be required to fundamentally change its business activities and practices or modify its software, which could harm its business. The Combined Company may be unable to make such changes and modifications in a commercially reasonable manner or at all, and its ability to develop new features could be limited. Any inability to adequately address privacy concerns, even if unfounded, or comply with applicable privacy or data protection laws, regulations and policies, could result in additional cost and liability, damage its reputation, inhibit sales and harm its business.

Finally, additional requirements to pass certifications and/or to comply with local laws, especially as they relate to data storage and processing, may drastically increase cost of cloud-based operations and shrink the Combined Company’s margins.

If the Combined Company’s products and services do not effectively interoperate with its customers’ existing or future IT infrastructures or do not operate as effectively when accessed through mobile devices, customers may not be satisfied, which could harm its business.

The Combined Company’s success will depend in part on the interoperability of its products and services with third-party operating systems, applications, data, web browsers and devices that AvePoint has not developed and does not control. Due to the continuing rapid growth of the use of mobile devices in business operations, this also includes third-party mobile devices and mobile operating systems. Any changes in such operating systems, applications, data, web browsers or devices that degrade the functionality of the Combined Company’s products and services or give preferential treatment to competitive services could harm the adoption and usage of its products and services. The Combined Company may not be successful in adapting its products and services to operate effectively with these operating systems, applications, data or devices. Effective mobile functionality is a part of the Combined Company’s long-term development and growth strategy. If customers have difficulty accessing and using the Combined Company’s products and services (including on mobile devices) or if its products and services cannot connect a broadening range of applications, data and devices, then customer growth and retention may be harmed and its business and operating results could be harmed.

Activities of the Combined Company’s customers and partners could damage AvePoint’s brand, subject it to liability and harm the Combined Company’s business and financial results.

AvePoint’s license terms prohibit AvePoint’s customers from using AvePoint’s products in breach of any applicable laws or regulations and, in particular, to use its SaaS products in any way that is unlawful, illegal, fraudulent or harmful or in connection with any unlawful, illegal, fraudulent or harmful purpose or activity and AvePoint’s license terms permit it to terminate an agreement and the granted licenses for AvePoint’s products if AvePoint becomes aware of illegal use. Following the consummation of the Business Combination, the Combined Company’s customers or partners may nonetheless engage in prohibited or illegal activities or use its products in violation of applicable laws, which could subject it to liability. Furthermore, AvePoint’s and the Combined Company’s brand may be negatively impacted by the actions of customers or partners that are deemed to be hostile, offensive, inappropriate, or illegal. The Combined Company does not expect to proactively monitor or review the appropriateness of the content of stored by its customers or its partners’ activities. Safeguards may not be sufficient for the Combined Company to avoid liability or avoid harm to its brand. Hostile, offensive, inappropriate, or illegal use could harm the Combined Company’s business and financial results.

In many jurisdictions, laws relating to the liability of providers of online services for activities of their customers and other third parties are being tested by actions based on defamation, invasion of privacy, unfair competition, copyright and trademark infringement, and other theories. Any court ruling or other governmental regulation or action that imposes liability on customers of online services in connection with the activities of their own clients or other third parties could harm the Combined Company’s business. The Combined Company could also be subject to liability under applicable law, which may not be fully mitigated by its license terms. Any liability attributed to the Combined Company could harm its brand, reputation, ability to expand its subscriber base, and financial results.

Natural catastrophic events and man-made problems such as power disruptions, global pandemics, computer viruses, data security breaches and terrorism may disrupt the Combined Company’s business.

The Combined Company will rely heavily on its and third parties’, in particular Microsoft’s, network infrastructure and IT systems for its business operations. An online attack, earthquake, fire, terrorist attack, power loss, global pandemics, such as the COVID-19 pandemic, telecommunications failure, or other similar catastrophic event could cause system interruptions, delays in accessing the Combined Company’s service, reputational harm, and loss of critical data or customer data. Such events could prevent the Combined Company from providing its products and services to its customers. A catastrophic event that results in the destruction or disruption of its or third parties’ data centers, or its network infrastructure or IT systems, including any errors, defects, or failures in third-party hardware, could affect the Combined Company’s ability to conduct normal business operations, and harm its operating results. The Combined Company may also incur significant costs for using alternative equipment or facilities or taking other actions in preparation for, or in reaction to, any such events.

Further, if a catastrophic event occurs in a region from which the Combined Company derives a significant portion of its revenue, customers in such region may delay or forego purchases of its products, which may materially and adversely impact its results of operations for a particular period. In addition, acts of terrorism could cause disruptions in its business or the business of partners, customers or the economy as a whole. Given AvePoint’s historical concentration of sales at each quarter end, any disruption in the business of the Combined Company’s partners or customers that impacts sales at the end of each quarter could harm its quarterly results. All of the aforementioned risks may be augmented if disaster recovery plans for the Combined Company or its partners prove to be inadequate. To the extent that any of the above results in delays or cancellations of customer orders, or the delay in the manufacture, deployment or shipment of products, the Combined Company’s business, financial condition and results of operations would be harmed.

In addition, as computer malware, viruses, computer hacking, fraudulent use attempts, and phishing attacks have become more prevalent, the Combined Company will face increased risk from such activities. Such activities threaten the performance, reliability, security, and availability of its products and services. Any computer malware, viruses, computer hacking, fraudulent use attempts, phishing attacks, or other data security breaches to the Combined Company’s systems could, among other things, harm its reputation and its ability to retain existing customers and attract new customers.

The Combined Company could incur substantial costs in protecting or defending its proprietary rights. Failure to adequately protect its rights could impair its competitive position, or cause it to lose valuable assets, experience reduced revenue, or incur costly litigation.

The Combined Company’s success will be dependent, in part, upon protecting its proprietary technology. AvePoint has historically relied on a combination of trade secret laws, contractual provisions, trademarks, service marks, and copyrights in an effort to establish and protect its proprietary rights. However, the steps AvePoint has taken, and the steps the Combined Company intends to take following the Business Combination, to protect its intellectual property may be inadequate.

Any of the Combined Company’s trademarks or other intellectual property rights may be challenged or circumvented by others or invalidated through administrative process or litigation. Others may independently develop similar products and services or adopt similar or identical brands for competing products and services. Legal standards relating to the validity, enforceability, and scope of protection of intellectual property rights are uncertain. Despite its precautions, it may be possible for unauthorized third parties to copy the Combined Company’s products and services and use information that it regards as proprietary to create products and services that compete with it. Some license provisions restricting unauthorized use, copy, transfer, and disclosure of the Combined Company’s intellectual property may be unenforceable under the laws of jurisdictions outside the United States.

To the extent the Combined Company expands its international activities, its exposure to unauthorized copying and use of its platform and proprietary information may increase. Moreover, effective trademark, copyright, and trade secret protection may not be available or commercially feasible in every country in which it conducts business. Further, intellectual property law, including statutory and case law, particularly in the United States, is constantly developing. Changes in the law could make it harder for the Combined Company to enforce its rights.

The Combined Company will continue to enter into confidentiality and invention assignment agreements with its employees and consultants and into confidentiality agreements with strategic and business partners, advisers and customers. However, AvePoint cannot be certain that it has entered into such agreements with all parties who may have or have had access to its confidential information, that the agreements that it entered into will be effective in controlling access to and distribution of the Combined Company’s proprietary information or that they will provide an adequate remedy in the event of unauthorized disclosure of confidential information. These agreements also will not prevent the Combined Company’s competitors or partners from independently developing technologies that are equivalent or superior to its products and services. In addition, former employees or contractors may start working for competitors and may use the Combined Company’s confidential information there.

The Combined Company may be required to spend significant resources to monitor, protect, and enforce its intellectual property rights. Litigation may be necessary in the future to enforce its intellectual property rights and protect its trade secrets. Litigation brought to protect and enforce its intellectual property rights could be costly, time-consuming, and distracting to management. Such litigation could result in the impairment or loss of portions of its intellectual property. Enforcement of its intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of its intellectual property. An adverse determination of any litigation proceedings could put the Combined Company’s intellectual property at risk of being invalidated or interpreted narrowly. An adverse determination could risk the issuance or cancellation of pending trademark filings. Because of the substantial discovery required in connection with intellectual property litigation, the Combined Company’s confidential or sensitive information could be compromised by disclosure in litigation. Litigation could result in public disclosure of results of hearings, motions, or other interim developments. If securities analysts or investors perceive these results to be negative, it could have a negative impact on the price of the Combined Company Common Stock.

The Combined Company’s inability to protect its proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of management’s attention and resources, could delay further sales or the implementation of its products and services, impair the functionality of its products and services, delay introductions of new functionality to its products and services, result in the substitution of inferior or more costly technologies into its products and services, or injure its reputation. The Combined Company will not be able to protect its intellectual property if it is unable to enforce its rights or if it does not detect unauthorized use of its intellectual property. Policing unauthorized use of the Combined Company’s technologies, trade secrets, and intellectual property may be difficult, expensive, and time-consuming, particularly in foreign countries where the laws may not be as protective of intellectual property rights as those in the United States and where mechanisms for enforcement of intellectual property rights may be weak. If the Combined Company fails to meaningfully protect its intellectual property and proprietary rights, its business, operating results, and financial condition could be harmed.

The Combined Company may become subject to legal proceedings and litigation, including intellectual property disputes, which are costly and may subject it to significant liability and increased costs of doing business. The Combined Company’s business may suffer if it is alleged or determined that its technology infringes the intellectual property rights of others.

The software industry is characterized by the existence of a large number of patents, copyrights, trademarks, trade secrets, and other intellectual and proprietary rights. Companies in the software industry are often required to defend against litigation claims based on allegations of infringement or other violations of intellectual property rights. The Combined Company’s technologies or contractual and legal defenses may not be able to withstand any third-party claims or rights against the use of its technologies. These lawsuits are time-consuming and expensive to resolve and they divert management’s time and attention. The Combined Company’s future success will depend in part on not infringing the intellectual property rights of others.

Many software companies have the capability to dedicate substantially greater resources to enforce their intellectual property rights and to defend claims that may be brought against them. Any claims or litigation could cause the Combined Company to incur significant expenses and, whether or not successfully asserted, could require that it pay substantial damages, ongoing royalty or license payments, re-engineer all or a portion of its products and services, or comply with other unfavorable terms. If a third party is able to obtain an injunction preventing the Combined Company from accessing third-party intellectual property rights, or if it cannot license or develop technology for any infringing aspect of its business, it would be forced to limit or stop sales of its products and services or cease business activities covered by such intellectual property. Any such development could prevent the Combined Company from competing effectively. The Combined Company may be contractually obligated to indemnify its customers for third party claims of different kinds, in particular for infringement of a third party’s intellectual property rights. Responding to such claims regardless of their merit, can be time-consuming and costly to defend in litigation, and can damage the Combined Company’s reputation and brand. The Combined Company also may be required to redesign its products and services, delay product releases, enter into costly settlement or license agreements, pay costly damage awards, or face a temporary or permanent injunction prohibiting it from marketing or selling its products and services. Requiring it to change one or more aspects of the way it delivers its products and services may harm the Combined Company’s business.

Although the Combined Company will carry general liability insurance and other insurance, its insurance may not cover potential claims of this type. Insurance may not be adequate to cover the Combined Company for all liability that may be imposed. The Combined Company may not be able to maintain its insurance coverage. The Combined Company cannot predict the outcome of lawsuits and cannot assure you that the results of any of these actions will not harm its business, operating results or financial condition.

Contractual indemnity provisions could expose the Combined Company to substantial liability for intellectual property infringement, data protection, and other losses.

Some of the agreements with customers and other third parties to be in effect following the consummation of the Business Combination include indemnification provisions under which the Combined Company will be obligated to indemnify them for losses suffered or incurred as a result of claims of intellectual property infringement, data protection breaches, confidentiality breaches, breaches of IT security obligations, damages to property or persons, or other liabilities relating to or arising from its products, services or other contractual obligations. Some of these indemnity agreements provide for uncapped liability for which the Combined Company would be responsible, and some indemnity provisions survive termination or expiration of the applicable agreement. Large indemnity payments could harm the Combined Company’s business, results of operations and financial condition. Although the Combined Company will attempt to contractually limit its liability with respect to such obligations in negotiations, such negotiations may be fruitless and the Combined Company may, with or without liability limitations in place, still incur substantial liability related to them and may be required to cease use of certain functions of its products and services as a result of any such claims. Any dispute with a customer with respect to such obligations could harm the Combined Company’s relationship with such customer, other existing customers, and potential customers. Such a dispute could harm its business and results of operations.

The Combined Company will rely on third-party proprietary and open source software for its products and services. The inability to obtain third-party licenses for such software, obtain them on favorable terms, or adhere to the license terms for such software or any errors or failures caused by such software could harm its business, results of operations and financial condition.

Some of the Combined Company’s offerings will include software or other intellectual property licensed from third parties. It may be necessary in the future to renew licenses relating to various aspects of these applications or to seek new licenses for existing or new applications. Necessary licenses may not be available on acceptable terms or under open source licenses permitting redistribution in commercial offerings, if at all. The inability to obtain certain licenses or other rights or to obtain such licenses or rights on favorable terms could result in delays in product releases until equivalent technology can be identified, licensed or developed, if at all, and integrated into the Combined Company’s products and services, which could harm the Combined Company’s business, results of operations and financial condition. Third parties may allege that additional licenses are required for the Combined Company’s use of their software or intellectual property, which it may be unable to obtain on commercially reasonable terms or at all. The inclusion in its offerings of software or other intellectual property licensed from third parties on a non-exclusive basis could limit the Combined Company’s ability to differentiate its offerings from those of its competitors. Failure to properly adhere to the license terms for software or other intellectual property might have negative effects, such as revocation of the license grant, penalties, added license fees or other liabilities. To the extent that its products and services depend upon the successful operation of third-party software, any undetected errors or defects in such third-party software could impair the functionality of the Combined Company’s products and services, delay new feature introductions, result in a failure of products and services, and injure its reputation.

The use of open source software could subject the Combined Company to possible litigation, cause it to subject its products and services to unwanted open source license conditions that could negatively impact its sales, or expose security weaknesses that can be used against it.

A significant portion of the Combined Company’s products will incorporate open source software, and the Combined Company expects to incorporate open source software into other offerings or products in the future. Such open source software is generally licensed by its authors or other third parties under open source licenses. Little legal precedent governs the interpretation of these licenses; therefore, the potential impact of these terms on its business is unknown and may result in unanticipated obligations regarding its technologies. If a distributor of open source software were to allege that the Combined Company had not complied with its license, the Combined Company could be required to incur significant legal expenses. In addition, if the license terms for the open source code change, the Combined Company may be forced to re-engineer its software or incur additional costs. If the Combined Company combines its proprietary software with open source software or utilizes open source software in a certain manner, under some open source licenses, it could be in breach of the license if it did not release the source code of its proprietary software. Releasing the source code could substantially help competitors develop products that are similar to or better than the Combined Company’s and could help malevolent actors detect security weaknesses to develop and deploy attacks, including malware, against the Combined Company’s products and systems.

If the Combined Company’s products and services fail to perform properly, or if it fails to develop enhancements to resolve performance issues, it could lose customers, become subject to performance or warranty claims, or incur significant costs.

The Combined Company’s operations will be dependent upon its ability to prevent system interruption. The applications underlying its products and services are inherently complex and may contain material defects or errors, which may cause disruptions in availability or other performance problems. Also, the Combined Company’s software will be installed and used in a variety of computing environments with different operating system management software, and equipment and networking configurations, which may cause errors or failures of its software or other aspects of the computing environment into which it is deployed. In addition, deployment of its software into computing environments may expose undetected errors, compatibility issues, failures or bugs in its software. While AvePoint has not historically experienced any defects, errors, disruptions in service, cyber-attacks, or other performance problems with its software that materially influenced its sales performance, there is no assurance that such defects, problems or events will not occur in the future for the Combined Company, whether in connection with the day-to-day operation, upgrades or otherwise. Any of these occurrences could result in loss of customers, lost or delayed market acceptance and sales of the Combined Company’s products and services, delays in payment by customers, injury to its reputation and brand, legal claims, including warranty and service claims, diversion of resources, including through increased service and warranty expenses or financial concessions, and increased insurance costs.

The Combined Company may discover defects in its products and services that could result in data unavailability, unauthorized access, loss, corruption, or other harm to its customers’ data. Despite testing, the Combined Company may not be able to detect and correct defects or errors before release. Consequently, the Combined Company or its customers may discover defects or errors after its products and services have been deployed. The Combined Company expects to implement bug fixes and upgrades as part of its regularly scheduled system maintenance. If it does not complete this maintenance according to schedule or if customers are otherwise dissatisfied with the frequency and/or duration of the Combined Company’s maintenance services and related system outages, customers could terminate their contracts, delay or withhold payment, or cause the Combined Company to issue credits, make refunds, or pay penalties. The costs incurred or delays resulting from the correction of defects or errors in the Combined Company’s software or other performance problems may be substantial and could harm its operating results. Moreover, customers could incorrectly implement or inadvertently misuse the Combined Company’s software, which could result in customer dissatisfaction and adversely impact the perceived utility of its products as well as its brand. Any of these real or perceived errors, compatibility issues, failures or bugs in its software could result in negative publicity, reputational harm, loss of or delay in market acceptance, loss of competitive position or claims by customers for losses sustained by them. In such an event, the Combined Company may be required, or may choose, for customer relations or other reasons, to expend additional resources in order to help correct the problem.

The Combined Company will provide its products and services to businesses in highly regulated industries and to customers with elevated confidentiality, privacy or security requirements, including public sector customers, which will subject it to a number of challenges and risks.

AvePoint has historically provided its products and services to customers in highly regulated industries such as pharmaceuticals, finance, insurance, healthcare and life sciences, and following the Business Combination the Combined Company may have customers in other highly regulated industries in the future. The Combined Company expects that it will also provide its products and services to customers that have significantly higher than usual requirements for the confidentiality, protection of data or security of its infrastructure and operations, such as public sector customers in the defense, infrastructure management and other sectors. Providing products and services to such entities will subject the Combined Company to a number of challenges and risks. Selling to such entities can be highly competitive, expensive, and time-consuming, often requiring significant upfront time and expense without any assurance that these efforts will generate a sale. Customers in highly-regulated industries or in the public sector may demand shorter subscription periods or other contract terms that differ from the Combined Company’s standard arrangements, including terms that can lead those customers to obtain broader rights in its offerings than would be standard. Such entities may have statutory, contractual, or other legal rights to terminate contracts, conduct audits or execute other measures, which affect the Combined Company or its partners due to a default or for other reasons. Any such measure may harm the Combined Company’s reputation, business, results of operations and financial condition. Additionally, due to the heightened regulatory environment in which they operate or their elevated confidentiality, privacy or security requirements, potential customers in these industries and sectors may encounter additional difficulties when trying to move away from legacy products to products like those the Combined Company provides, in particular to those in an SaaS format, which can negatively affect the Combined Company’s business and results of operations.

Significant changes in the contracting or fiscal policies of the public sector, or the Combined Company’s failure to comply with certain laws or regulations, could harm the business it does with the public sector.

AvePoint has historically derived a portion of its revenue from governments and government-owned or -controlled entities (such as public health care bodies, educational institutions and utilities), which it refers to as the public sector in this prospectus/proxy statement, and following the Business Combination the success and growth of the Combined Company’s business will continue to depend in part on its successful procurement of public sector contracts. Factors that could impede the ability to maintain or increase the amount of revenue derived from public sector contracts include:

•	Changes in public sector fiscal or contracting policies;

•	Decreases in available public sector funding;

•	Changes in public sector programs or applicable requirements;

•	Adoption of new laws or regulations or changes to existing laws or regulations;

•	Potential delays or changes in the public sector appropriations or other funding authorization processes; and

•	Delays in the payment of invoices by public sector payment offices.

Furthermore, the Combined Company must comply with laws and regulations relating to public sector contracting, which will affect how it and its channel partners do business in both the United States and abroad. These laws and regulations may impose added costs on its business, and failure to comply with these or other applicable regulations and requirements, including non-compliance in the past, could lead to claims for damages from channel partners, penalties, termination of contracts, and temporary suspension or permanent debarment from public sector contracting.

The occurrence of any of the foregoing could cause public sector customers to delay or refrain from purchasing licenses of software from the Combined Company in the future or otherwise harm the Combined Company’s business, operations and financial results.

The Combined Company’s sales to government entities will be subject to a number of challenges and risks.

AvePoint sells its products and services to U.S. federal and state and foreign governmental agency customers, often through resellers, and following the Business Combination the Combined Company may increase sales to government entities in the future. Sales to government entities are subject to a number of challenges and risks. Selling to government entities can be highly competitive, expensive and time consuming, often requiring significant upfront time and expense without any assurance that these efforts will generate a sale. Contracts and subcontracts with government agency customers are subject to procurement laws and regulations relating to the award, administration, and performance of those contracts. Government demand and payment for the Combined Company’s products and services will be affected by public sector budgetary cycles and funding authorizations, with funding reductions or delays potentially diminishing public sector demand for its products and services. The Combined Company may be subject to audit or investigations relating to its sales to government entities, and any violations could result in various civil and criminal penalties and administrative sanctions, including termination of contracts, refunds of fees received, forfeiture of profits, suspension of payments, fines, and suspension or debarment from future government business. Government entities may have statutory, contractual or other legal rights to terminate contracts with distributors and resellers for convenience or due to a default. Any of these risks relating to the Combined Company’s sales to governmental entities could adversely impact its future sales and operating results.

Changes in tax laws or regulations that are applied adversely to the Combined Company or its customers could increase the cost of its products and services and adversely impact its business.

New income, sales, use, or other tax laws, statutes, rules, regulations, or ordinances could be enacted at any time. Any new taxes could harm the Combined Company’s domestic and international business operations and its business and financial performance. Existing tax laws, statutes, rules, regulations, or ordinances could be interpreted, changed, modified or applied adversely. These events could require the Combined Company or customers using its products and services to pay additional tax amounts on a prospective or retroactive basis. They could require the Combined Company or its customers to pay fines and/or penalties and interest for past amounts deemed to be due. If it raises its prices to offset the costs of these changes, existing and potential customers may elect not to continue to subscribe or elect to subscribe to the Combined Company’s products and services in the future. Additionally, new, changed, modified, or newly interpreted or applied tax laws could increase its and its customers’ compliance, operating and other costs, as well as the costs of its products and services. Any or all of these events could adversely impact the Combined Company’s business and financial performance.

The Combined Company plans further geographic expansion, which will create a variety of operational challenges.

A significant component of the Combined Company’s growth strategy involves the further expansion of its operations and customer base internationally. For the three months ended March 31, 2021 and the year ended December 31, 2020, AvePoint’s revenue generated from customers outside North America was approximately 55% and 55%, respectively, as compared to 60% and 58% for the three months ended March 31, 2020 and year ended December 31, 2019, respectively, of its total revenue. AvePoint currently has locations in the United States, Australia, China, France, Germany, Japan, the Netherlands, the Philippines, Singapore, South Africa, Sweden, Switzerland, the United Kingdom and Vietnam. The Combined Company intends to continue to adapt and develop strategies to address international markets, but such efforts may not be successful. In addition, the COVID-19 pandemic and related stay-at-home, business closure, and other restrictive orders and travel restrictions may pose additional challenges for international expansion and may impact the Combined Company’s ability to launch in new locations and further expand geographically.

As of March 31, 2021, approximately 80% of AvePoint’s full-time employees were located outside of the United States. Following the Business Combination, the Combined Company expects that its international activities will continue to grow over the foreseeable future as it continues to pursue opportunities in existing and new international markets. This will require significant management attention and financial resources. The Combined Company may face difficulties, including: (1) costs associated with developing software and providing support in many languages, (2) varying seasonality patterns, (3) potential adverse movement of currency exchange rates, (4) longer payment cycles and difficulties in collecting accounts receivable, (5) tariffs and trade barriers, (6) a variety of regulatory or contractual limitations on its ability to operate, (7) adverse tax events, (8) reduced protection of intellectual property rights, (9) a geographically and culturally diverse workforce and customer base, and (10) travel restrictions associated with the COVID-19 pandemic. Failure to overcome any of these difficulties could negatively affect the Combined Company’s results of operations.

The Combined Company’s international operations will involve a variety of risks, including:

•	Changes in a country’s or region’s political or economic conditions;

•	Economic uncertainty around the world and adverse effects arising from economic interdependencies across countries and regions;

•	The need to adapt and localize products and services for specific countries;

•

Greater difficulty in receiving payments from different geographies, including difficulties associated with currency fluctuations, transfer of funds, longer payment cycles and collecting accounts receivable, especially in emerging markets;

•

Potential changes in trade relations arising from policy initiatives implemented by the current administration, which has been critical of existing and proposed trade agreements, or by a successor administration;

•	Compliance with foreign laws and regulations and the risks and costs of non-compliance with such laws and regulations;

•	Unexpected changes in laws, regulatory requirements, taxes, or trade laws;

•	More stringent regulations relating to privacy and data security and the unauthorized use of, or access to, commercial and personal information, particularly in Europe;

•

Differing labor regulations, especially in Europe, where labor laws are generally more advantageous to employees as compared to the United States, including deemed hourly wage and overtime regulations in these locations;

•

Challenges inherent in efficiently managing an increased number of employees over large geographic distances (including in a work-from-home environment), including the need to implement appropriate systems, policies, benefits, and compliance programs;

•	Difficulties in managing a business in new markets with diverse cultures, languages, customs, legal systems, alternative dispute systems, and regulatory systems;

•	Increased travel, real estate, infrastructure, and legal compliance costs associated with international operations;

•	Currency exchange rate fluctuations and the resulting effect on revenue and expenses, and the cost and risk of entering into hedging transactions if the Combined Company elects to do so in the future;

•	Limitations on the ability to reinvest earnings from operations in one country to fund the capital needs of its operations in other countries;

•	Laws and business practices favoring local competitors or general preferences for local vendors;

•	limited or insufficient intellectual property protection or difficulties enforcing its intellectual property;

•	Political instability or terrorist activities;

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Risks related to global health epidemics, such as the COVID-19 pandemic, including restrictions on its and its customers’ ability to travel, disruptions in customers’ ability to distribute products, and temporary closures of customers’ facilities;

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Exposure to liabilities under anti-corruption and anti-money laundering laws, including the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the UK Bribery Act of 2010, the UK Proceeds of Crime Act 2002, and similar laws and regulations in other jurisdictions;

•

Compliance with laws and regulations for foreign operations, import and export control laws, tariffs, trade barriers, economic sanctions and other regulatory or contractual limitations on the ability to sell its software in certain foreign markets, and the risks and costs of non-compliance;

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Heightened risks of unfair or corrupt business practices in certain geographies and of improper or fraudulent sales arrangements that may impact financial results and result in restatements of financial statements and irregularities in financial statements; and

•	Adverse tax burdens and foreign exchange controls that could make it difficult to repatriate earnings and cash.

Any of these risks could harm the Combined Company’s international operations, reduce its revenue from outside the United States or increase its operating costs, harming its business, results of operations and financial condition and growth prospects. There can be no assurance that all of the Combined Company’s employees, independent contractors and partners will comply with the formal policies it will implement, or applicable laws and regulations. Violations of laws or key control policies by employees, independent contractors and partners could result in delays in revenue recognition, financial reporting misstatements, fines, penalties or the prohibition of the importation or exportation of the Combined Company’s software and services and could harm its business and results of operations. If the Combined Company invests substantial time and resources to expand its international operations and is unable to do so successfully, its business and operating results will suffer.

The Combined Company will be subject to governmental export and import controls that could impair its ability to compete in international markets and subject it to liability if it violates the controls.

The Combined Company’s products will be subject to U.S. export controls, including the Export Administration Regulations and economic sanctions administered by the U.S. Treasury Department’s Office of Foreign Assets Control. Following the Business Combination, the Combined Company will incorporate encryption technology into its products. These encryption products and the underlying technology may be exported outside of the United States only with the required export authorizations, including by license, a license exception or other appropriate government authorizations. AvePoint previously obtained the required licenses to export its products outside of the United States. If the applicable U.S. legal requirements regarding the export of encryption technology were to change or if the Combined Company changes the encryption means in its products, it may need to apply for new licenses. There can be no assurance that the Combined Company will be able to obtain the required licenses under such circumstances. Furthermore, various other countries regulate the import of certain encryption technology, including import permitting and licensing requirements, and have enacted laws that could limit the ability to distribute its products or could limit its customers’ ability to implement its products in such countries.

Furthermore, the Combined Company’s activities will subject it to the U.S. economic sanctions laws and regulations that prohibit the shipment of certain products and services to countries, governments, and persons targeted by U.S. embargoes or sanctions. The current U.S. presidential administration has been critical of existing trade agreements and may impose more stringent export and import controls. Obtaining the necessary export license or other authorization for a particular sale may be time-consuming and may result in the delay or loss of sales opportunities even if the export license ultimately may be granted. While the Combined Company will take precautions to prevent its products and services from being exported in violation of these laws, including obtaining authorizations for its products and services, performing geolocation IP blocking and screenings against U.S. and other lists of restricted and prohibited persons, it cannot guarantee that the precautions it intends to take will prevent violations of export control and sanctions laws. Violations of U.S. sanctions or export control laws can result in significant fines or penalties and possible incarceration for responsible employees and managers could be imposed for criminal violations of these laws.

If the Combined Company’s customers or partners fail to obtain appropriate import, export or re-export licenses or permits, the Combined Company may also be harmed, through reputational harm as well as other negative consequences, including government investigations and penalties. AvePoint presently incorporates export control compliance requirements into its license and partner agreements; however, no assurance can be given that the Combined Company’s licensees and partners will comply with such requirements.

Various countries regulate the import and export of certain encryption and other technology, including import and export licensing requirements. Some countries have enacted laws that could limit the ability to distribute the Combined Company’s products and services or could limit its customers’ ability to implement its products and services in those countries. Changes in its products and services or future changes in export and import regulations may create delays in the introduction of the Combined Company’s products and services in international markets, prevent its customers with international operations from deploying its products and services globally or, in some cases, prevent the export or import of its products and services to certain countries, governments, or persons altogether. Various governmental agencies have proposed additional regulation of encryption technology, including the escrow and government recovery of private encryption keys. Any change in export or import regulations, economic sanctions, or related legislation, or change in the countries, governments, persons, or technologies targeted by such regulations, could limit the Combined Company’s ability to export or sell its products and services to existing or potential customers with international operations. Any decreased use of the Combined Company’s products and services or limitation on its ability to export or sell products and services would harm its business, operating results, and prospects.

The Combined Company will be exposed to fluctuations in currency exchange rates, which could negatively affect its revenue and earnings.

AvePoint conducts a significant number of transactions and holds cash in currencies other than the U.S. Dollar. Following the Business Combination, changes in the values of major foreign currencies, particularly the Euro, Japanese Yen, British Pound, Singapore Dollar and Chinese Yuan, relative to the U.S. Dollar, will significantly affect the Combined Company’s total assets, revenue, operating results and cash flows, which will be reported in U.S. Dollars. In particular, the economic uncertainties relating to Brexit, and European sovereign and other debt obligations may cause the value of the British Pound and Euro to fluctuate relative to the U.S. Dollar. Fluctuations in foreign currency rates, including the strengthening of the U.S. Dollar against the Euro and most other major international currencies, could harm the Combined Company’s revenue growth in terms of the amounts that will be reported in U.S. Dollars after converting its foreign currency results into U.S. Dollars. In addition, reported assets will generally be negatively impacted when the dollar strengthens relative to other currencies as a portion of the Combined Company’s cash and bank deposits, among other assets, will be held in foreign currencies and reported in U.S. Dollars.

The Combined Company will incur expenses for employee compensation and other operating expenses at its non-U.S. locations in local currencies. The weakening of the U.S. dollar against such currencies would cause the U.S. dollar equivalent of such expenses to increase, which could have a negative impact on its reported results of operations. If the Combined Company is not able to successfully hedge against the risks associated with currency fluctuations, its operating results could be harmed.

The Combined Company will be subject to anti-corruption, anti-bribery, anti-money laundering, and similar laws, and non-compliance with such laws can subject it to criminal and/or civil liability and harm its business.

Following the consummation of the Business Combination, the Combined Company will be subject to the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the UK Bribery Act of 2010, the UK Proceeds of Crime Act 2002, and other anti-bribery and anti-money laundering laws in the countries in which it conducts activities. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years. These laws are interpreted broadly to prohibit companies and their employees and third-party intermediaries from authorizing, promising, offering, or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. As the Combined Company seeks to increase its international sales and business and sales to the private and public sector, it may engage with partners and third-party intermediaries to market its services and to obtain necessary permits, licenses, and other regulatory approvals. In addition, the Combined Company or its third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities in other countries, which also include countries known to experience corruption, particularly certain emerging countries in Africa, East Asia, Eastern Europe, South America and the Middle East. Activities in such countries create the risk of unauthorized payments or offers of payments by one of the Combined Company’s employees, consultants, partners or third-party intermediaries that could be in violation of various anti-corruption laws, even though these parties may not be under its control. While the Combined Company will have policies and controls intended to prevent these practices by its employees, consultants, partners and third-party intermediaries, existing safeguards and any future improvements may prove to be less than effective, and the Combined Company could be held liable for corrupt or other illegal activities of such third-party intermediaries, its employees, representatives, contractors, partners, and agents, even if it does not explicitly authorize such activities. While the Combined Company will have policies and procedures to address compliance with such laws, its employees and agents could violate these policies and applicable law, for which the Combined Company may be ultimately held responsible. As the Combined Company seeks to increase its international sales and business, its risks under these laws may increase. Noncompliance with anti-corruption, anti-bribery, or anti-money laundering laws could subject it to whistleblower complaints, investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, suspension and/or debarment from contracting with certain persons, the loss of export privileges, reputational harm, adverse media coverage, and other collateral consequences. If any subpoenas or investigations are launched, or governmental or other sanctions are imposed, or if the Combined Company does not prevail in any possible civil or criminal litigation, its business, results of operations, and financial condition could be materially harmed. Responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees. Enforcement actions and sanctions could further harm its business, results of operations, and financial condition.

Changes in subjective assumptions, estimates and judgments by management related to complex accounting matters or changes in accounting principles generally accepted in the United States could significantly affect the Combined Company’s financial condition and results of operations.

GAAP and related pronouncements, implementation guidelines, and interpretations apply to a wide range of matters that will be relevant to the Combined Company’s business, including revenue recognition, stock-based compensation, deferred commissions and business combinations. These matters are complex and will involve subjective assumptions, estimates, and judgments by management. Changes in GAAP, these accounting pronouncements or their interpretation or changes in underlying assumptions, estimates, or judgments by management, the Financial Accounting Standards Board (“FASB”), the SEC and others could significantly change the Combined Company’s reported or expected financial performance, which could impact the market price for the Combined Company Common Stock.

The Combined Company may acquire or invest in companies, which may divert management’s attention and result in additional dilution to stockholders. The Combined Company may be unable to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions.

The Combined Company may evaluate and consider potential strategic transactions, including acquisitions of, or investments in, businesses, technologies, services, products, and other assets in the future. An acquisition, investment or business relationship may result in unforeseen operating difficulties and expenditures. In particular, the Combined Company may encounter difficulties assimilating or integrating the businesses, technologies, products, personnel, or operations of the acquired companies. Key personnel of the acquired companies may choose not to work for the Combined Company, their software may not be easily adapted, or the Combined Company may have difficulty retaining the customers of any acquired business due to changes in ownership, management, or otherwise. It may also experience difficulties integrating personnel of the acquired company into its business and culture. Acquisitions may also disrupt its business, divert its resources and require significant management attention that would otherwise be available for development of its existing business. The anticipated benefits of any acquisition, investment, or business relationship may not be realized or the Combined Company may be exposed to unknown risks or liabilities.

Negotiating these transactions can be time-consuming, difficult, and expensive, and the ability to close these transactions may often be subject to approvals that are beyond the Combined Company’s control. Consequently, these transactions, even if undertaken and announced, may not close. For one or more of those transactions, the Combined Company may:

•	issue additional equity securities that would dilute its stockholders;

•	use cash that it may need in the future to operate its business;

•	incur debt on terms unfavorable to it or that it is unable to repay;

•	incur large charges or substantial liabilities;

•	encounter difficulties retaining key employees of the acquired company or integrating diverse software codes or business cultures; and

•	become subject to adverse tax consequences, substantial depreciation, or deferred compensation charges.

The Combined Company intends to invest significantly in research and development, and to the extent such research and development investments do not translate into new products or material enhancements to its products, or if it does not use those investments efficiently, its business and results of operations would be harmed.

A key element of the Combined Company’s strategy will be to invest significantly in its research and development efforts to develop new products and enhance AvePoint’s existing products to address additional applications and markets. If the Combined Company does not spend its research and development budget efficiently or effectively on compelling innovation and technologies, its business may be harmed and it may not realize the expected benefits of its strategy. Moreover, research and development projects can be technically challenging and expensive. The nature of these research and development cycles may cause the Combined Company to experience delays between the time it incurs expenses associated with research and development and the time it is able to offer compelling products and generate revenue, if any, from such investment. Additionally, anticipated customer demand for a product or service being developed could decrease after the development cycle has commenced, and the Combined Company would nonetheless be unable to avoid substantial costs associated with the development of any such product or service. If the Combined Company expends a significant amount of resources on research and development and its efforts do not lead to the successful introduction or improvement of products that are competitive in its current or future markets, it would harm its business and results of operations.

Changes in the Combined Company’s provision for income taxes or adverse outcomes resulting from examination of its income tax returns could harm its results.

The Combined Company will be subject to income taxation in the United States and numerous other jurisdictions. Determining its provision for income taxes will require significant management judgment. In addition, the provision for income taxes could be negatively impacted by many factors, including, among other things, changes to the Combined Company’s operating structure, changes in the amounts of earnings in jurisdictions with different statutory tax rates, changes in the valuation of deferred tax assets and liabilities and changes in tax laws. AvePoint is subject to ongoing tax examinations in various jurisdictions. Tax authorities may disagree with AvePoint’s intercompany charges, cross-jurisdictional transfer pricing or other matters and assess additional taxes. While AvePoint regularly evaluates the likely outcomes of these examinations to determine the adequacy of its provision for income taxes, there can be no assurance that the outcomes of such examinations will not have a material impact on the Combined Company’s results of operations and cash flows. In addition, the Combined Company may be audited in various jurisdictions, and such jurisdictions may assess additional taxes against it. The final determination of any tax audits or litigation could be materially different from historical tax provisions and accruals, which could harm the Combined Company’s results of operations or cash flows in the period or periods for which a determination is made.

Significant judgment is required to determine the recognition and measurement attributes prescribed in Accounting Standards Codification (“ASC”) 740-10-25. In addition, ASC 740-10-25 applies to all income tax positions, which if settled unfavorably could adversely impact the Combined Company’s provision for income taxes.

The Combined Company’s international operations may subject it to potential adverse tax consequences.

AvePoint has been expanding its international operations and personnel to better support its growth into international markets. AvePoint’s corporate structure and associated transfer pricing policies contemplate future growth into the international markets, taking into account the functions, risks, and assets of the various entities involved in the intercompany transactions. After the Mergers, the amount of taxes the Combined Company will pay in different jurisdictions may depend on: (1) the application of the tax laws of the various jurisdictions, including the United States, to its international business activities, (2) changes in tax rates, (3) new or revised tax laws or interpretations of existing tax laws and policies, and (4) the Combined Company’s ability to operate its business in a manner consistent with its corporate structure and intercompany arrangements. Taxing authorities may challenge the transfer pricing methodologies of the Combined Company’s intercompany arrangements or disagree with the Combined Company’s determinations as to the income and expenses attributable to specific jurisdictions. If such a challenge or disagreement were to occur, and the Combined Company’s position was not sustained, the Combined Company could be required to pay additional taxes, interest, and penalties. This could result in one-time tax charges, higher effective tax rates, reduced cash flows, and lower overall profitability of the Combined Company’s operations. The Combined Company’s financial statements could fail to reflect adequate reserves to cover such a contingency.

Risks Related to an Investment in Securities of the Combined Company

There may not be an active trading market for the Combined Company Common Stock, which may make it difficult to sell shares of Combined Company Common Stock.

It is possible that after the Business Combination, an active trading market will not develop or, if developed, that any market will not be sustained. This would make it difficult for you to sell shares of Combined Company Common Stock at an attractive price or at all. The market price per share of Apex Common Stock may not be indicative of the price at which shares of Combined Company Common Stock will trade in the public market after the Business Combination.

The market price of shares of the Combined Company Common Stock may be volatile, which could cause the value of your investment to decline.

Even if an active trading market develops following the Business Combination, the market price of Combined Company Common Stock may be highly volatile and could be subject to wide fluctuations. Securities markets worldwide experience significant price and volume fluctuations. The securities markets have experienced significant volatility as a result of the COVID-19 pandemic. Market volatility, as well as general economic, market, or political conditions, could reduce the market price of shares of Combined Company Common Stock regardless of its operating performance. The Combined Company’s operating results could be below the expectations of public market analysts and investors due to a number of potential factors, including: (1) variations in quarterly operating results or dividends, if any, to stockholders, (2) additions or departures of key management personnel, (3) publication of research reports about the Combined Company’s industry, (4) litigation and government investigations, (5) changes or proposed changes in laws or regulations or differing interpretations or enforcement of laws or regulations affecting the Combined Company’s business, (6) adverse market reaction to any indebtedness incurred or securities issued in the future, (7) changes in market valuations of similar companies, (8) adverse publicity or speculation in the press or investment community, (9) announcements by competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures, or capital commitments and (10) the impact of the COVID-19 pandemic on the Combined Company’s management, employees, partners, customers, and operating results. In response, the market price of shares of Combined Company Common Stock could decrease significantly. You may be unable to resell your shares of Combined Company Common Stock at or above your purchase price. Following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against such company. Such litigation, if instituted against the Combined Company, could result in substantial costs and a diversion of management’s attention and resources.

The Combined Company’s ability to timely raise capital in the future may be limited, or may be unavailable on acceptable terms, if at all. The failure to raise capital when needed could harm the Combined Company’s business, operating results and financial condition. Debt or equity issued to raise additional capital may reduce the value of the Combined Company Common Stock.

We and AvePoint cannot be certain when or if the operations of the Combined Company will generate sufficient cash to fund its ongoing operations or the growth of its business. The Combined Company intends to make investments to support AvePoint’s current business and may require additional funds to respond to business challenges, including the need to develop new features or enhance its software, improve its operating infrastructure or acquire complementary businesses and technologies. Additional financing may not be available on favorable terms, if at all. If adequate funds are not available on acceptable terms, the Combined Company may be unable to invest in future growth opportunities, which could harm its business, operating results and financial condition. If the Combined Company incurs debt, the debt holders could have rights senior to holders of Combined Company Common Stock to make claims on the Combined Company’s assets. The terms of any debt could restrict the Combined Company’s operations, including its ability to pay dividends on Combined Company Common Stock. If the Combined Company issues additional equity securities following the Closing, stockholders will experience dilution, and the new equity securities could have rights senior to those of Combined Company Common Stock. Because the decision to issue securities in the future offering will depend on numerous considerations, including factors beyond the Combined Company’s control, the Combined Company cannot predict or estimate the amount, timing or nature of any future issuances of debt or equity securities. As a result, stockholders will bear the risk of future issuances of debt or equity securities reducing the value of their Combined Company Common Stock and diluting their interest.

A small number of stockholders will continue to have substantial control over the Combined Company after this offering, which may limit other stockholders’ ability to influence corporate matters and delay or prevent a third party from acquiring control over the Combined Company.

Upon completion of the Business Combination, the directors and executive officers of the Combined Company, and beneficial owners expected to own 5% or more of its voting securities and their respective affiliates, will beneficially own, in the aggregate, approximately 43.82% of outstanding Combined Company Common Stock assuming no Public Stockholders redeem their common stock. This significant concentration of ownership may have a negative impact on the trading price for the Combined Company Common Stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders. In addition, these stockholders will be able to exercise influence over all matters requiring stockholder approval, including the election of directors and approval of corporate transactions, such as a merger or other sale of the Combined Company or its assets. This concentration of ownership could limit stockholders’ ability to influence corporate matters and may have the effect of delaying or preventing a change in control, including a merger, consolidation or other business combination, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control, even if that change in control would benefit the other stockholders.

There can be no assurance that the Combined Company’s securities will be approved for listing on Nasdaq or that the Combined Company will be able to comply with the continued listing standards of Nasdaq.

In connection with the Closing, we intend to list the common stock and warrants of the Combined Company on Nasdaq under the symbols “AVPT” and “AVPTW,” respectively. The Combined Company’s continued eligibility for listing may depend on the number of our shares that are redeemed. If, after the Business Combination, Nasdaq delists the Combined Company’s securities from trading on its exchange for failure to meet the listing standards, the Combined Company and its stockholders could face significant negative consequences including:

•	Limited availability of market quotations for the Combined Company’s securities;

•	A determination that the Combined Company Common Stock is a “penny stock” which will require brokers trading in the Combined Company Common Stock to adhere to more stringent rules,

•	Possibly resulting in a reduced level of trading activity in the secondary trading market for shares of the Combined Company Common Stock;

•	A limited amount of analyst coverage; and

•	A decreased ability to issue additional securities or obtain additional financing in the future.

If the Combined Company’s operating and financial performance in any given period does not meet the guidance provided to the public or the expectations of investment analysts, the market price of its common stock may decline.

The Combined Company may, but is not obligated to, provide public guidance on its expected operating and financial results for future periods. Any such guidance will consist of forward-looking statements, subject to the risks and uncertainties described in this prospectus/proxy statement and in the Combined Company’s other public filings and public statements. The ability to provide this public guidance, and the ability to accurately forecast its results of operations, may be impacted by the COVID-19 pandemic. The Combined Company’s actual results may not always be in line with or exceed any guidance it has provided, especially in times of economic uncertainty, such as the current global economic uncertainty being experienced as a result of the COVID-19 pandemic. If, in the future, the Combined Company’s operating or financial results for a particular period do not meet any guidance provided or the expectations of investment analysts, or if the Combined Company reduces its guidance for future periods, the market price of the Combined Company Common Stock may decline as well. Even if the Combined Company does issue public guidance, there can be no assurance that it will continue to do so in the future.

Following the consummation of the Business Combination, the Combined Company will incur significant increased expenses and administrative burdens as a public company, which could negatively impact its business, financial condition and results of operations.

Following the consummation of the Business Combination, the Combined Company will face increased legal, accounting, administrative and other costs and expenses as a public company that AvePoint does not incur as a private company. The Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require the Combined Company to carry out activities AvePoint has not done previously. For example, the Combined Company will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the Combined Company identifies a material weakness or significant deficiency in the internal control over financial reporting), the Combined Company could incur additional costs rectifying those issues, and the existence of those issues could harm the Combined Company’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with the Combined Company’s status as a public company may make it more difficult to attract and retain qualified persons to serve on the Combined Company Board or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require the Combined Company to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

If the Combined Company is unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of financial reports, and the market price of its common stock may decline.

The Combined Company will be required to maintain internal controls over financial reporting and to report any material weaknesses in such internal controls. In addition, following the Business Combination, it will be required to furnish a report by management in its annual report on Form 10-K on the effectiveness of its internal control over financial reporting, pursuant to Section 404 of Sarbanes-Oxley. The process of designing, implementing, and testing the internal control over financial reporting required to comply with this obligation is time-consuming, costly, and complicated. If the Combined Company identifies material weaknesses in its internal control over financial reporting, if it is unable to comply with the requirements of Section 404 of Sarbanes-Oxley in a timely manner, or if it is unable to assert that its internal control over financial reporting are effective, it will be unable to certify that its internal control over financial reporting is effective. The Combined Company cannot assure you that there will not be material weaknesses or significant deficiencies in its internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit the Combined Company’s ability to accurately report its financial condition or results of operations. If it is unable to conclude that its internal control over financial reporting is effective, investors may lose confidence in the accuracy and completeness of the Combined Company’s financial reports and the market price of the Combined Company Common Stock could decline. The Combined Company could become subject to investigations by Nasdaq, the SEC or other regulatory authorities, which could require additional financial and management resources.

AvePoint’s management has identified material weaknesses in our internal control over financial reporting and we may identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, which may result in material misstatements of our financial statements or cause us to fail to meet our periodic reporting obligations.

As a public company, we are required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. AvePoint is currently a private company with limited accounting and financial reporting personnel and other resources with which to address its internal controls and procedures. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. AvePoint determined that it had material weaknesses in internal control because AvePoint did not maintain effective controls related to: (i) the completeness and accuracy of financial accounting, reporting and disclosures, (ii) the identification, review and accounting for nonroutine transactions and/or events and (iii) segregation of duties with respect to the processing of financial transactions. With the oversight of senior management and its audit committee, AvePoint implemented actions under a remediation plan which include (i) the hiring of personnel with technical accounting and financial reporting experience to further bolster its ability to assess judgmental areas of accounting and provide an appropriate level of oversight of activities related to internal control over financial reporting and (ii) the engagement of external consultants in the assistance of the evaluation of complex accounting matters. AvePoint is implementing additional actions under a remediation plan which include (i) the implementation of improved accounting and financial reporting procedures and controls to improve the completeness and accuracy of its financial accounting, reporting and disclosures and (ii) the establishment of formalized internal controls to review and maintain segregation of duties between control operators. We have continued the implementation of this plan and believe the measures described above will remediate the material weaknesses identified and strengthen our internal control over financial reporting. We are committed to continuing to improve our internal control processes and will continue to diligently and vigorously review our financial reporting controls and procedures.

While we continue to implement our plan to remediate the material weaknesses described above, we cannot predict the success of such plan or the outcome of our assessment of these plans at this time. If our steps are insufficient to remediate the material weaknesses successfully and otherwise establish and maintain an effective system of internal control over financial reporting, the reliability of our financial reporting, investor confidence in us, and the value of our common stock could be materially and adversely affected. We can give no assurance that the implementation of this plan will remediate these deficiencies in internal control or that additional material weaknesses or significant deficiencies in our internal control over financial reporting will not be identified in the future. Our failure to implement and maintain effective internal control over financial reporting could result in errors in our financial statements that could result in a restatement of our financial statements, causing us to fail to meet our reporting obligations.

The Combined Company will qualify as an “emerging growth company”. The reduced public company reporting requirements applicable to emerging growth companies may make its common stock less attractive to investors.

Following the consummation of the Business Combination, the Combined Company will qualify as an “emerging growth company” under SEC rules. As an emerging growth company, the Combined Company will be permitted and plans to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These provisions include: (1) presenting only two years of audited financial statements, (2) presenting only two years of related selected financial data and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure, (3) an exemption from compliance with the auditor attestation requirement in the assessment of internal control over financial reporting pursuant to Section 404 of Sarbanes-Oxley, (4) not being required to comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, (5) reduced disclosure obligations regarding executive compensation arrangements in periodic reports, registration statements, and proxy statements, and (6) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, the information the Combined Company provides will be different than the information that is available with respect to other public companies that are not emerging growth companies. If some investors find the Combined Company Common Stock less attractive as a result, there may be a less active trading market for the Combined Company Common Stock, and the market price of the Combined Company Common Stock may be more volatile. The Combined Company will remain an emerging growth company until the earliest of: (1) December 31, 2024, (2) the last day of the fiscal year in which it has gross revenue exceeding $1.07 billion, (3) the date on which it has, during the immediately preceding three-year period, issued more than $1.0 billion in non-convertible debt securities, and (4) the end of any fiscal year in which the market value of the Combined Company Common Stock held by non-affiliates exceeds $700 million as of the end of the second quarter of that fiscal year.

AvePoint’s management has limited experience in operating a public company.

AvePoint’s executive officers have limited experience in the management of a publicly traded company. AvePoint’s management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities, which will result in less time being devoted to the management and growth of the Combined Company. AvePoint may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for the Combined Company to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that the Combined Company will be required to expand its employee base and hire additional employees to support its operations as a public company, which will increase its operating costs in future periods.

If securities or industry analysts do not publish research or reports about the Combined Company’s business or publish negative reports, the market price of its common stock could decline.

The trading market for the Combined Company Common Stock will be influenced by the research and reports that industry or securities analysts publish about the Combined Company or its business. If regular publication of research reports ceases, the Combined Company could lose visibility in the financial markets, which in turn could cause the market price or trading volume of the Combined Company Common Stock to decline. Moreover, if one or more of the analysts who cover the Combined Company downgrade the Combined Company Common Stock or if reporting results do not meet their expectations, the market price of the Combined Company Common Stock could decline.

If the Combined Company’s security holders exercise their registration rights, it may negatively impact the market price of the Combined Company Common Stock and the existence of these rights may make it more difficult to effect a business combination.

In connection with the Closing, Apex’s existing registration rights agreement will be amended and restated to: (i) provide that the Combined Company will file a registration statement within 30 days following the Closing to register for resale (A) the shares of Apex Common Stock of the Apex Initial Stockholder and shares of Apex Common Stock issuable upon exercise of the Private Warrants held by the Apex Initial Stockholder and (B) the shares of the Combined Company Common Stock to be issued to the AvePoint stockholders in the Business Combination; (ii) provide the AvePoint stockholders with three demand registration rights; (iii) provide the AvePoint stockholders and the Apex Initial Stockholder customary underwritten takedown rights (subject to customary priorities, minimums, frequency, and quantity limits, cutbacks, deferrals and other terms); and (iv) afford each of the AvePoint stockholders and the Apex Initial Stockholder, on a pari passu basis, “piggy back” registration rights with respect to any underwritten offerings by the other stockholders and by the Combined Company. The sale or possibility of sale of these additional securities trading in the public market may negatively impact the market price of the Combined Company’s securities.

The Combined Company has no current plans to pay cash dividends on its common stock; as a result, stockholders may not receive any return on investment unless they sell their Combined Company Common Stock for a price greater than the purchase price.

The Combined Company has no current plans to pay dividends on the Combined Company Common Stock. Any future determination to pay dividends will be made at the discretion of the Combined Company Board, subject to applicable laws. It will depend on a number of factors, including the Combined Company’s financial condition, results of operations, capital requirements, contractual, legal, tax and regulatory restrictions, general business conditions, and other factors that the board of directors may deem relevant. In addition, the ability to pay cash dividends may be restricted by the terms of debt financing arrangements, as any future debt financing arrangement likely will contain terms restricting or limiting the amount of dividends that may be declared or paid on the Combined Company Common Stock. As a result, stockholders may not receive any return on an investment in Combined Company Common Stock unless they sell their shares for a price greater than that which they paid for them.

The Combined Company may issue additional shares of common stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of the Combined Company Common Stock.

Upon consummation of the Business Combination, the Combined Company will have warrants outstanding to purchase an aggregate of 17,905,000 shares of common stock. Pursuant to the 2021 Plan, following the consummation of the Proposed Transactions, the Combined Company may issue an aggregate of up to                  shares of common stock, which amount may be subject to increase from time to time. For additional information about this plan, please read the discussion under the headings “Proposal No. 3 — The Incentive Plan Proposal” and “AvePoint’s Executive Compensation — Employee Benefit Plans.” The Combined Company may also issue additional shares of common stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions or repayment of outstanding indebtedness, without stockholder approval, in a number of circumstances.

The issuance of additional shares or other equity securities of equal or senior rank would have the following effects:

•	Existing stockholders’ proportionate ownership interest in the Combined Company will decrease;

•	The amount of cash available per share, including for payment of dividends in the future, may decrease;

•	The relative voting strength of each previously outstanding common stock may be diminished; and

•	The market price of the Combined Company Common Stock may decline.

Provisions in the Combined Company’s organizational documents and certain rules imposed by regulatory authorities may delay or prevent an acquisition by a third party that could otherwise be in the interests of stockholders.

The Proposed Certificate of Incorporation and amended and restated bylaws to be in effect following the Closing will contain several provisions that may make it more difficult or expensive for a third party to acquire control of the Combined

Company without the approval of the board of directors. These provisions, which may delay, prevent or deter a merger, acquisition, tender offer, proxy contest, or other transaction that stockholders may consider favorable, include the following:

•	The division of the board of directors into three classes and the election of each class for three-year terms;

•	Advance notice requirements for stockholder proposals and director nominations;

•	Provisions limiting stockholders’ ability to call special meetings of stockholders, to require special meetings of stockholders to be called, and to take action by written consent;

•	Restrictions on business combinations with interested stockholders;

•

In certain cases, the approval of holders representing at least 66 2/3% of the total voting power of the shares entitled to vote generally in the election of directors will be required for stockholders to adopt, amend or repeal the bylaws, or amend or repeal certain provisions of the certificate of incorporation;

•	No cumulative voting;

•	The required approval of holders representing at least 66 2/3% of the total voting power of the shares entitled to vote at an election of the directors to remove directors; and

•

The ability of the board of directors to designate the terms of and issue new series of preferred stock without stockholder approval, which could be used, among other things, to institute a rights plan that would have the effect of significantly diluting the stock ownership of a potential hostile acquirer, likely preventing acquisitions.

These provisions of the Proposed Certificate of Incorporation and amended and restated bylaws could discourage potential takeover attempts and reduce the price that investors might be willing to pay for shares of Combined Company Common Stock in the future, which could reduce the market price of Combined Company Common Stock. For more information, see the section titled “Description of Apex’s Securities — Certain Anti-Takeover Provisions of Delaware Law.”

The provision of the Proposed Certificate of Incorporation to be in effect following the Business Combination requiring exclusive venue in the Court of Chancery in the State of Delaware and the federal district courts of the United States for certain types of lawsuits may have the effect of discouraging lawsuits against directors and officers.

The Proposed Certificate of Incorporation will provide that, unless the Combined Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for: (1) any derivative action or proceeding brought on behalf of the Combined Company, (2) any action asserting a claim of breach of fiduciary duty owed by any director, officer, agent or other employee or stockholder to the Combined Company or its stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL, the Proposed Certificate of Incorporation or the amended and restated bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (4) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or the amended and restated bylaws or (5) any action asserting a claim governed by the internal affairs doctrine, in each case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. It will further provide that, unless the Combined Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolutions of any complaint asserting a cause of action arising under the Securities Act. The exclusive forum clauses described above shall not apply to suits brought to enforce a duty or liability created by the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Although these provisions are expected to benefit the Combined Company by providing increased consistency in the application of applicable law in the types of lawsuits to which they apply, the provisions may have the effect of discouraging lawsuits against directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings and there is uncertainty as to whether a court would enforce such provisions. In addition, investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. It is possible that, in connection with any applicable action brought against the Combined Company, a court could find the choice of forum provisions contained in the Proposed Certificate of Incorporation to be inapplicable or unenforceable in such action. If so, the Combined Company may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, financial condition or results of operations.

Risks Related to Apex

Unless the context otherwise requires, all references to “we,” “us,” or “our” in this subsection titled “Risks Related to Apex” refer to Apex.

Apex’s executive officers, directors, the Apex Initial Stockholder and director nominees have agreed to vote in favor of the Business Combination, regardless of how the Public Stockholders vote.

Unlike many other blank check companies in which the executive officers, directors and other initial stockholders agree to vote their founder shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, Apex’s executive officers, directors and the Apex Initial Stockholder have agreed (and their permitted transferees will agree), pursuant to the terms of a letter agreement entered into with Apex, to vote any shares of Apex Capital Stock held by them in favor of the Business Combination. Apex’s executive officers, directors and the Apex Initial Stockholder (and their permitted transferees) owned     % of the issued and outstanding shares of Apex Capital Stock as of the Record Date. As a result of such agreements, the affirmative vote of holders of an additional              shares of Apex Capital Stock, representing     % of the remaining shares of Apex Capital Stock held by the Public Stockholders as of the Record Date, assuming the minimum number of shares required to constitute a quorum are voted at the special meeting, would be required to approve the Business Combination Proposal. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if such persons agreed to vote their shares of Apex Capital Stock in accordance with the majority of the votes cast by the Public Stockholders.

The exercise of Apex’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Apex’s stockholders’ best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Business Combination Agreement, would require Apex to agree to amend the Business Combination Agreement, to consent to certain actions taken by AvePoint or to waive rights that Apex is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of AvePoint’s business, a request by AvePoint to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on AvePoint’s business and would entitle Apex to terminate the Business Combination Agreement. In any of such circumstances, it would be at Apex’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is best for Apex and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Apex does not believe there will be any material changes or waivers that Apex’s directors and officers would be likely to make after the mailing of this proxy statement/prospectus. Apex will circulate a new or amended proxy statement/prospectus if changes to the terms of the Business Combination that would have a material impact on its stockholders are required prior to the vote on the Business Combination Proposal.

If Apex is unable to complete the Business Combination or another business combination by September 19, 2021, Apex will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against Apex and, as a result, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by stockholders could be less than $10.00 per share.

Under the terms of the Existing Certificate of Incorporation, Apex must complete an initial business combination by September 19, 2021, or Apex must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against Apex. Although Apex has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective business combination partners it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the Trust Account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the Trust Account could be subject to claims that could take priority over those of the Public Stockholders. If Apex is unable to complete a business combination within the required time period, the Sponsor has agreed it will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of business combination partners or claims of vendors or other entities that are owed money by Apex for services rendered or contracted for or products sold to Apex. However, it may not be able to meet such obligation. Therefore, the per-share distribution from the Trust Account in such a situation may be less than $10.00 due to such claims.

Additionally, if Apex is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if Apex otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the Trust Account, Apex may not be able to return to its public stockholders at least $10.00 per Public Share.

For illustrative purposes, based on funds in the Trust Account of approximately $351.9 million on March 31, 2021, the estimated per share redemption price would have been approximately $10.05.

Apex’s directors, executive officers, advisors or their affiliates may take actions, which may influence the vote on the Business Combination Proposal and other Stockholder Proposals and reduce the public “float” and have a depressive effect on the market price of Apex Common Stock.

At any time prior to the special meeting of stockholders, during which they are not aware of any non-material public information about Apex or its securities, Apex’s directors, executive officers, advisors or their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of Apex’s securities, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that Apex’s directors, executive officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. In addition, they may enter into transactions with investors and others to provide them with incentives to acquire shares of Apex Common Stock. The purpose of such purchases and other transactions could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination, where it appears that such requirement would otherwise not be met. This may result in the completion of the Business Combination that may not otherwise have been possible. If such purchases are made, the public “float” of Apex Common Stock and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of Apex’s securities on a national securities exchange.

In addition, pursuant to the Subscription Agreements, certain affiliates of the Apex Initial Stockholder have agreed to purchase an aggregate of 100,000 shares of Apex Common Stock at a purchase price of $10.00 per share in the PIPE upon the Closing. Such purchases may, therefore, be at a price per share that is less than the then-current market price of Apex Common Stock and could have a depressive effect on the market price of Apex Common Stock.

Apex’s ability to successfully effect the Business Combination and the Combined Company’s ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of AvePoint, all of whom we expect to stay with the Combined Company following the Business Combination. The loss of such key personnel could negatively impact the operations and financial results of the combined business.

Apex’s ability to successfully effect the Business Combination and the Combined Company’s ability to successfully operate the business following the Closing is dependent upon the efforts of certain key personnel of AvePoint. Although we expect such key personnel to remain with the Combined Company following the Business Combination, there can be no assurance that they will do so. It is possible that AvePoint will lose some key personnel, the loss of which could negatively impact the operations and profitability of the Combined Company. Furthermore, following the Closing, certain of the key personnel of AvePoint may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause the Combined Company to have to expend time and resources helping them become familiar with such requirements.

Apex’s board of directors did not obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination and, as a result, the terms may not be fair from a financial point of view to the Public Stockholders.

Apex’s board of directors did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Business Combination with AvePoint. In analyzing the Business Combination, Apex’s board of directors and management conducted due diligence on AvePoint and researched the industry in which AvePoint operates and concluded that the Business Combination was in the best interest of Apex’s stockholders. For a complete discussion of the factors utilized by Apex’s board of directors in approving the Business Combination, see the section titled “Proposal No.1 — The Business Combination — Apex’s Board of Directors’ Reasons for the Approval of the Business Combination.” Apex’s board of directors believes because of the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders and that AvePoint’s fair market value was at least 80% of Apex’s net assets (excluding any taxes payable on interest earned). Accordingly, investors will be relying solely on the judgment of Apex’s board of directors in valuing AvePoint’s business, and the board of directors may not have properly valued such business. Apex’s board of directors may be incorrect in its assessment of the Business Combination. The lack of a third-party valuation or fairness opinion may also lead an increased number of stockholders to vote against the proposed Business Combination or demand redemption of their shares for cash, which could potentially impact Apex’s ability to consummate the Business Combination.

Unlike many blank check companies, Apex does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it easier for Apex to consummate the Business Combination even if a substantial majority of Apex’s stockholders do not agree.

Since Apex has no specified percentage threshold for redemption contained in the Existing Certificate of Incorporation, its structure is different in this respect from the structure used by many blank check companies. Historically, blank check companies would not be able to consummate an initial business combination if the holders of such company’s public shares voted against a proposed business combination and elected to redeem more than a specified maximum percentage of the shares sold in such company’s initial public offering, which percentage threshold was typically between 19.99% and 39.99%. As a result, many blank check companies were unable to complete a business combination because the number of shares voted by their public stockholders electing redemption exceeded the maximum redemption threshold pursuant to which such company could proceed with its initial business combination. As a result, Apex may be able to consummate the Business Combination even if a substantial majority of the Public Stockholders do not agree with the Business Combination and have redeemed their shares. However, in no event will Apex redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon the consummation of the Business Combination. If enough Public Stockholders exercise their redemption rights such that Apex cannot satisfy the net tangible asset requirement, Apex would not proceed with the redemption of our Public Shares and the Business Combination, and instead may search for an alternate business combination.

Public Stockholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate their investment, therefore, Public Stockholders may be forced to sell their securities, potentially at a loss.

Public Stockholders shall be entitled to receive funds from the Trust Account only (i) in the event of a redemption to Public Stockholders prior to any winding up in the event Apex does not consummate its initial business combination or its liquidation, (ii) if they redeem their shares in connection with an initial business combination that Apex consummates or (iii) if they redeem their shares in connection with a stockholder vote to amend the Existing Certificate of Incorporation (A) to modify the substance or timing of Apex’s obligation to redeem 100% of the Public Shares if Apex does not complete its initial business combination within 24 months from the closing of the IPO or (B) with respect to any other provision relating to Apex’s pre-business combination activity and related stockholders’ rights. In no other circumstances will a stockholder have any right or interest of any kind to the funds in the Trust Account. Accordingly, to liquidate their investment, the Public Stockholders may be forced to sell their securities, potentially at a loss.

If third parties bring claims against Apex, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share.

Apex’s placing of funds in the Trust Account may not protect those funds from third-party claims against Apex. Although Apex has sought to have all vendors, service providers (other than its independent registered public accounting firm), prospective business combination partners or other entities with which it does business execute agreements with Apex waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case, in order to gain advantage with respect to a claim against Apex’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Apex’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Apex than any alternative.

Examples of possible instances where Apex may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where Apex is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our Public Shares, if Apex is unable to complete its initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with its initial business combination, Apex will be required to provide for payment of claims of creditors that were not waived that may be brought against Apex within the 10 years following redemption. Accordingly, the per share redemption amount received by Public Stockholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors.

Our Sponsor has agreed that it will be liable to Apex if and to the extent any claims by a third party (other than Apex’s independent registered public accounting firm) for services rendered or products sold to us, or a prospective business combination partner with which Apex has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.00 per Public Share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Apex’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims. Apex has not independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and, therefore, our Sponsor may not be able to satisfy those obligations. Apex has not asked our Sponsor to reserve for such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for Apex’s initial business combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, Apex may not be able to complete its initial business combination, and its stockholders would receive such lesser amount per share in connection with any redemption of their Public Shares. None of Apex’s officers or directors will indemnify Apex for claims by third parties including, without limitation, claims by vendors and prospective business combination partners.

Apex’s directors may decide not to enforce indemnification obligations against our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Stockholders.

In the event that the proceeds in the Trust Account are reduced below $10.00 per Public Share and our Sponsor asserts that it is unable to satisfy obligations or that it has no indemnification obligations related to a particular claim, Apex’s independent directors would determine on Apex’s behalf whether to take legal action against our Sponsor to enforce its indemnification obligations. While Apex currently expects that its independent directors would take legal action on Apex’s behalf against our Sponsor to enforce its indemnification obligations to Apex, it is possible that Apex’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If Apex’s independent directors choose not to enforce these indemnification obligations on Apex’s behalf, the amount of funds in the Trust Account available for distribution to the Public Stockholders may be reduced below $10.00 per Public Share.

Apex’s stockholders may be held liable for claims by third parties against Apex to the extent of distributions received by them.

The Existing Certificate of Incorporation provides that Apex will continue in existence only until 24 months from the closing of its IPO, or September 19, 2021. If Apex has not completed an initial business combination by such date, it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest not previously released to Apex but net of income taxes or any other taxes payable, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Apex’s remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Apex cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, Apex’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, Apex cannot assure you that third parties will not seek to recover from Apex’s stockholders amounts owed to such third parties by Apex.

If Apex is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against Apex which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/ creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Apex’s stockholders. Furthermore, because Apex intends to distribute the proceeds held in the Trust Account to the Public Stockholders promptly after expiration of the time Apex has to complete an initial business combination, this may be viewed or interpreted as giving preference to the Public Stockholders over any potential creditors with respect to access to or distributions from Apex’s assets. Furthermore, Apex’s board of directors may be viewed as having breached their fiduciary duties to Apex’s creditors and/or may have acted in bad faith, and thereby exposing itself and Apex to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. Apex cannot assure you that claims will not be brought against Apex for these reasons.

Apex’s executive officers and directors have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other Stockholder Proposals described in this proxy statement/prospectus.

When considering Apex’s board of directors’ recommendation that our stockholders vote in favor of the approval of the Business Combination Proposal and the other Stockholder Proposals, Apex’s stockholders should be aware that Apex’s directors and executive officers have interests in the Business Combination that may be different from, in addition to, or in conflict with the interests of Apex’s stockholders. These interests include:

•

The beneficial ownership of Apex’s board of directors and officers of an aggregate of 8,750,000 shares of Apex Capital Stock, 657,500 Initial Stockholder Units, which shares, units and warrants would become worthless if Apex does not complete a business combination within the applicable time period, as Apex’s directors and officers and their affiliates have waived any right to redemption with respect to these shares. Such shares, units, and warrants have an aggregate market value of approximately $             million, $             million, and $             million, respectively, based on the closing price of Apex Common Stock of $             on Nasdaq on                     , 2021, the Record Date for the special meeting of stockholders. Based on such market values, Apex’s board of directors and officers will have an unrealized gain of $             on their Apex securities;

•

Apex’s directors and officers and their affiliates have agreed to purchase an aggregate of 100,000 shares of Apex Common Stock in the PIPE at a purchase price of $10.00 per share, which purchase will not occur if Apex does not complete the Business Combination;

•

Apex’s board of directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Apex’s behalf incident to identifying, investigating and consummating the Business Combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless the Business Combination is consummated;

•	The anticipated continuation of Jeff Epstein as a director of the Combined Company and Brad Koenig’s anticipated role as an observer of the Combined Company Board following the Closing; and

•

The continued indemnification of current directors and officers of Apex following the Business Combination and the continuation of directors’ and officers’ liability insurance following the Business Combination.

These financial interests may have influenced the decision of Apex’s directors to approve the Business Combination and to continue to pursue such Business Combination. In considering the recommendations of Apex’s board of directors to vote for the Business Combination Proposal and other Stockholder Proposals, its stockholders should consider these interests.

We may amend the terms of the Apex Warrants in a manner that may be adverse to holders with the approval by the holders of at least a majority of the then-outstanding Public Warrants.

The Apex Warrants were issued in registered form under the Apex Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Apex Warrant Agreement provides that the terms of the Apex Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision but requires the approval by the holders of at least a majority of the then outstanding Public Warrants prior to the Business Combination (or at least a majority of the then outstanding Apex Warrants after the Business Combination) to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the Apex Warrants in a manner adverse to a holder if holders of at least a majority of the then outstanding Public Warrants prior to the Business Combination (or at least a majority of the then outstanding Apex Warrants after the Business Combination) approve of such amendment. Although our ability to amend the terms of the Apex Warrants with the consent of at least a majority of the then outstanding Public Warrants prior to the Business Combination (or at least a majority of the then outstanding Apex Warrants after the Business Combination) is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Apex Warrants, convert the Apex Warrants into stock or cash, shorten the exercise period or decrease the number of warrant shares issuable upon exercise of an Apex Warrant.

The Combined Company may redeem your unexpired Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Public Warrants worthless.

The Combined Company will have the ability to redeem outstanding Public Warrants (excluding the private warrants and any warrants issued to the Apex Initial Stockholder, officers or directors in payment of working capital loans made to us) at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the Apex Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within a 30 trading-day period commencing at any time after the warrants become exercisable and ending on the third business day prior to proper notice of such redemption provided that on the date we give notice of redemption and during the entire period thereafter until the time the Combined Company redeems the Public Warrants, the Combined Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to them is available. If and when the Public Warrants become redeemable by the Combined Company, the Combined Company may not exercise its redemption right if it is unable to register or qualify the component securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you (i) to exercise your Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants. None of the Private Warrants will be redeemable by us so long as they are held by the initial purchasers or their permitted transferees.

We will require Public Stockholders who wish to redeem their Public Shares in connection with the Business Combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.

We will require the Public Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to either tender their certificates to our transfer agent up to two business days prior to the vote on the proposal to approve the Business Combination, or to deliver their shares to the transfer agent electronically using DTC’s Deposit/Withdrawal At Custodian System (the “DWAC System”), at the holder’s option. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and our transfer agent will need to act to facilitate this request. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because we do not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. While we have been advised that it takes a short time to deliver shares through the DWAC System, this may not be the case. Under our bylaws, we are required to provide at least 10 days advance notice of any stockholder meeting, which would be the minimum amount of time a stockholder would have to determine whether to exercise redemption rights. Accordingly, if it takes longer than we anticipate for stockholders to deliver their shares, stockholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their shares. In the event that a stockholder fails to comply with the various procedures that must be complied with in order to validly tender or redeem Public Shares, its shares may not be redeemed.

Additionally, despite our compliance with the proxy rules, stockholders may not become aware of the opportunity to redeem their shares.

We may issue additional shares of common stock or preferred shares under an employee incentive plan upon or after consummation of the Business Combination, which would dilute the interest of our stockholders.

The Existing Certificate of Incorporation authorizes the issuance of 110,000,000 shares of common stock, consisting of 100,000,000 shares of Apex Class A Common Stock and 10,000,000 shares of Apex Class B Common Stock, and 1,000,000 shares of preferred stock, in each case, par value $0.0001 per share. We may issue a substantial number of additional shares of common stock or shares of preferred stock under an employee incentive plan upon or after consummation of the Business Combination. However, the Existing Certificate of Incorporation provides that we may not issue any additional shares of capital stock that would entitle the holders thereof to receive funds from the Trust Account or vote on an initial business combination. Although no such issuance will affect the per share amount available for redemption from the Trust Account, the issuance of additional common stock or preferred shares:

•	May significantly dilute the equity interest of investors from the IPO, who will not have preemption rights in respect of such an issuance;

•

May subordinate the rights of holders of shares of common stock if one or more classes of preferred stock are created, and such shares of preferred stock are issued, with rights senior to those afforded to Apex Common Stock;

•

Could cause a change in control if a substantial number of shares of common stock are issued, which may affect, among other things, our ability to use our NOL carryforwards, if any, and could result in the resignation or removal of our present officers and directors; and

•	May adversely affect prevailing market prices for our Apex Units, Apex Common Stock and/or Apex Warrants.

The Existing Certificate of Incorporation provides, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with Apex or its directors, officers, employees or stockholders.

The Existing Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in Apex’s name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) arising under the Securities Act, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of Apex capital stock shall be deemed to have notice of and consented to the forum provisions in the Existing Certificate of Incorporation.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Apex or any of its directors, officers or employees, which may discourage lawsuits with respect to such claims, although Apex’s stockholders will not be deemed to have waive Apex’s compliance with federal securities laws and the rules and regulations thereunder and may therefore bring a claim in another appropriate forum. Apex cannot be certain that a court will decide that this provision is either applicable or enforceable, and if a court were to find the choice of forum provision contained in the Existing Certificate of Incorporation to be inapplicable or unenforceable in an action, Apex may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

The Existing Certificate of Incorporation provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. The proposal to amend and restate the Existing Certificate of Incorporation will also include this provision.

Apex’s warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on Apex’s financial results.

On April 12, 2021, the staff of the Securities and Exchange Commission (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to being treated as equity. Specifically, the SEC Staff Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement governing Apex’s warrants. As a result of the SEC Staff Statement, Apex reevaluated the accounting treatment of its warrants, and pursuant to the guidance in ASC 815, Derivatives and Hedging (“ASC 815”), determined the warrants should be classified as derivative liabilities measured at fair value on Apex’s balance sheet, with any changes in fair value to be reported each period in earnings on our statement of operations.

As a result of the recurring fair value measurement, Apex’s financial statements may fluctuate quarterly, based on factors, which are outside of Apex’s control. Due to the recurring fair value measurement, Apex expects that it will recognize non-cash gains or losses on its warrants each reporting period and that the amount of such gains or losses could be material.

Warrants that are accounted for as a warrant liability will be recorded at fair value upon issuance with changes in fair value each period reported in earnings, which may have an adverse effect on the market price of Apex’s common stock and/or may make it more difficult for Apex to consummate an initial business combination.

Apex accounts for the 17,905,000 warrants issued in connection with the initial public offering (including the 17,500,000 warrants sold as part of the units in the initial public offering and the 405,000 private placement warrants) in accordance with the guidance contained in Derivatives and Hedging — Contracts in Entity’s Own Equity (ASC 815-40). Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, Apex will classify each warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such remeasurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in Apex’s statement of operations and therefore Apex’s reported earnings. The impact of changes in fair value on earnings may have an adverse effect on the market price of Apex’s common stock. In addition, potential targets may seek a SPAC that does not have warrants that are accounted for as a warrant liability, which may make it more difficult for Apex to consummate an initial business combination with a target business.

Apex has identified a material weakness in our internal control over financial reporting as of December 31, 2020. If Apex is unable to maintain an effective system of internal control over financial reporting, it may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in Apex and materially and adversely affect its business and operating results.

Following the issuance of the SEC Staff Statement, Apex’s management and its audit committee concluded that, in light of the SEC Staff Statement, it was appropriate to restate Apex’s previously issued audited financial statements as of and for the period ended December 31, 2020 (the “Restatement”). In connection with the foregoing development and as a result of the Restatement, Apex identified a material weakness in its internal controls over financial reporting.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis.

Effective internal controls are necessary to provide reliable financial reports and prevent fraud. Apex continues to evaluate steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.

If Apex identifies any new material weaknesses in the future, any such newly identified material weakness could limit its ability to prevent or detect a misstatement of its accounts or disclosures that could result in a material misstatement of its annual or interim financial statements. In such case, Apex may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and its stock price may decline as a result. Apex cannot assure you that the measures it has taken to date, or any measures it may take in the future, will be sufficient to avoid potential future material weaknesses.

Risks if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, Apex’s board of directors will not have the ability to adjourn the special meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be completed.

Apex’s board of directors is seeking approval to adjourn the special meeting to a later date or dates if, at the special meeting, Apex is unable to consummate the Business Combination. If the Adjournment Proposal is not approved, Apex’s board of directors will not have the ability to adjourn the special meeting to a later date and, therefore, the Business Combination would not be completed.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

Introduction

Apex has entered into the Business Combination Agreement with AvePoint and Merger Subs pursuant to which Merger Sub 1 will merge with and into AvePoint, with AvePoint surviving the First Merger as a wholly-owned subsidiary of Apex and, promptly following the First Merger, AvePoint will merge with and into Merger Sub 2, with Merger Sub 2 surviving the Second Merger as a wholly owned subsidiary of Apex. The Company is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of AvePoint becoming a wholly-owned subsidiary of the Company as a result of the mergers. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. In May 2020, the SEC adopted Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 was effective on January 1, 2021; therefore, the unaudited pro forma condensed combined financial information herein is presented in accordance therewith.

Apex is a blank check company incorporated in Delaware on April 5, 2019. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Apex filed a registration statement with the Securities and Exchange Commission (“SEC”) on Form S-1, which was deemed effective on September 16, 2019. On September 19, 2019, Apex consummated its IPO of 35,000,000 units, which included the partial exercise by the underwriters of the over-allotment option to purchase an additional 4,500,000 units at $10.00 per unit, generating gross proceeds of $350.0 million. The proceeds from the IPO were placed in a trust account Trust Account. Each unit consists of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share. Additionally, simultaneously with the closing of the IPO, the Company consummated the sale of 810,000 units (the “Placement Units”) at a price of $10.00 per Placement Unit in a private placement to Apex Technology Sponsor LLC (the “Sponsor”) and Cantor Fitzgerald & Co. (“Cantor”), the representatives of the underwriters, generating gross proceeds of $8.1 million. Each Placement Unit consists of one share of Class A common stock (in reference to shares for Placement Units, “Placement Share”) and one-half of one redeemable warrant (“Placement Warrant”). Each whole Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share.

AvePoint is a leading provider of enterprise collaboration and productivity software solutions. AvePoint develops, markets, and sells its suite of software solutions and services, primarily in North America, Europe, Australia, and Asia. AvePoint provides its customers with high-performance infrastructure management, compliance, data governance, mobility and productivity, online services and software solutions consulting. AvePoint was incorporated as a New Jersey corporation on July 24, 2001 and redomiciled as a Delaware corporation in 2006. AvePoint’s headquarters are located in Jersey City, New Jersey.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2021 assumes that the Business Combination occurred on March 31, 2021. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 present pro forma effect to the Business Combination as if it had been completed on January 1, 2020.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the Combined Company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. Further, the pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Combined Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The historical financial information of the Company was derived from the unaudited financial statements of the Company as of and for the three months ended March 31, 2021 and the audited financial statements of the Company as of and for the year ended December 31, 2020, included elsewhere in this proxy statement/prospectus. The historical financial information of AvePoint was derived from the unaudited condensed consolidated financial statements of AvePoint as of and for the three months ended March 31, 2021 and the audited consolidated financial statements of AvePoint as of and for the year ended December 31, 2020, included elsewhere in this proxy statement/prospectus. This information should be read together with the Company’s and AvePoint’s unaudited and audited financial statements and related notes, the sections titled “Apex Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “AvePoint Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Business Combination

Upon the consummation of the Mergers, based on AvePoint’s capitalization table as of March 31, 2021, the aggregate consideration to be paid to AvePoint’s equityholders will be (i) the Aggregate Cash Consideration, which equals an amount in cash of approximately $263 million, assuming AvePoint stockholders elect to receive the maximum cash consideration, minus a deduction for the PIPE Fees and (ii) the Aggregate Stock Consideration and Aggregate Option Consideration, which equals 143,210,835 shares of Apex Common Stock, which includes shares of Apex Common Stock that may be issuable pursuant to the exercise of exchanged AvePoint stock options (calculated using the treasury stock method, subject to an adjustment for an additional number of shares of Apex Common Stock if AvePoint’s stockholders elect to receive less than the maximum cash consideration of approximately $263 million (prior to deducting fees) or if there is not sufficient available cash to pay the entire such cash consideration). Each share of AvePoint’s common stock and preferred stock will be converted into approximately 8.6813 shares of common stock of the Company based on the determined exchange ratio. The Aggregate Cash Consideration may be subject to downward adjustment based on the Cash Election and any cutback due to redemptions by stockholders of Apex and any such adjustment shall be offset by an equivalent increase in the Aggregate Stock Consideration based on a value of $10.00 per share of Apex Common Stock.

Following the Closing, in addition to the Aggregate Cash Consideration and Aggregate Stock Consideration, the holders of AvePoint Preferred Stock, AvePoint Common Stock and AvePoint Options shall be issued additional shares of Apex Common Stock, as follows:

•

1,000,000 shares of Apex Common Stock, in the aggregate, if at any time from and after the Closing through the seventh anniversary thereof (x) the Closing Price is greater than or equal to $12.50 over any 20 Trading Days within any 30 Trading Day period or (y) Apex consummates a Subsequent Transaction, which results in the stockholders of Apex having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $12.50 per share.

•

1,000,000 shares of Apex Common Stock, in the aggregate, if at any time from and after the Closing through the seventh anniversary thereof (x) the Closing Price is greater than or equal to $15.00 over any 20 Trading Days within any 30 Trading Day period or (y) Apex consummates a Subsequent Transaction, which results in the stockholders of Apex having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $15.00 per share.

•

1,000,000 shares of Apex Common Stock, in the aggregate, if at any time from and after the Closing through the seventh anniversary thereof (x) the Closing Price is greater than or equal to $17.50 over any 20 Trading Days within any 30 Trading Day period or (y) Apex consummates a Subsequent Transaction, which results in the stockholders of Apex having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $17.50 per share. For the avoidance of doubt, the maximum amount of the Contingent Consideration is 3,000,000 shares of Apex Common Stock, in the aggregate.

Each holder of an Unvested Exchange Option that remains unvested when the contingent milestone is achieved will be issued an award of restricted stock units of the Company for a number of shares of Common Stock equal to such portion of the Contingent Consideration issuable with respect to the Unvested Exchange Option (“Earn-Out RSUs”). Such Earn-Out RSUs will vest in equal amounts over the remaining vesting schedules of the applicable Unvested Exchange Option.

In addition, pursuant to the Sponsor Support Agreement, the Sponsor agreed to deposit 2,916,700 shares of its existing Apex Common Stock (“Sponsor Earn-Out Shares”) into escrow and that such shares will be subject to the vesting provisions set forth below:

•

100% of the Sponsor Earn-Out Shares shall vest and be released to the Sponsor if at any time from and after the Closing through the seventh anniversary thereof, the Closing Price is greater than or equal to $15.00 (as adjusted for share splits, share capitalization, reorganizations, recapitalizations and the like) over any 20 trading days within any 30 trading day period; and

•

100% of the remaining Sponsor Earn-Out Shares that have not previously vested under the Sponsor Support Agreement shall vest and be released to the Sponsor if at any time from and after the Closing through the seventh anniversary thereof, Apex consummates a Subsequent Transaction.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of Apex Common Stock:

•

Assuming No Redemptions: This presentation assumes that no Public Stockholders of the Company exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.

•

Assuming Maximum Redemptions: This presentation assumes that stockholders holding 15,720,436 Public Shares will exercise their redemption rights for their pro rata share (approximately $10.05 per share as of March 31, 2021) of the funds in the Trust Account. The Business Combination Agreement provides that consummating the Business Combination is conditioned on the Company having a minimum cash condition of $300,000,000. The minimum cash condition is determined based on the following: (i) the funds remaining in the Trust Account, plus (ii) the proceeds under the Subscription Agreements, plus (iii) the proceeds with respect to any Additional Equity Amount, minus (b) the sum of (i) the amount required to satisfy the Redemption Rights plus (ii) any taxes due on any accrued interest on the Trust Account, plus (iii) any unpaid Apex Transaction Expenses, plus (iv) any unpaid AvePoint Transaction Expenses. This scenario gives effect to Public Share redemptions of approximately 15,720,436 Public Shares (45% of total public shares) for aggregate redemption payments of $158.1 million using a per share redemption price as of March 31, 2021.

The following summarizes the consideration (excluding the earn out shares) based on AvePoint’s capitalization table as of March 31, 2021:

Assuming No Redemptions and Maximum Redemptions
(in thousands, except share and per share amounts)
Shares transferred at Closing(1)	143,210,835
Cash transferred at Closing(2),(3)	$262,580
Value per share(4)	$10.00

Total Consideration	$1,694,688

(1)

The number of shares in the table above includes the issuance of 31,742,650 shares underlying AvePoint Options. These amounts are presented net of an implied share buyback of approximately 6,818,765 options. AvePoint Options do not represent legally outstanding shares of common stock at Closing.

(2)	The cash consideration amount is subject to a deduction for PIPE fees of approximately $4.3 million, which would result in cash transferred at Closing of $258.3 million.
(3)

The cash consideration assumes a cash election of 12.678% by the electing AvePoint shareholders. However, the impact of the alternative cash election of 0.0% would result in cash consideration being decreased to $245.0 million and an offset by an equivalent increase in stock consideration to 144,966,634.

(4)	Share Consideration is calculated using a $10.00 reference price. Actual total Share Consideration will be dependent on the value of common stock at closing.

The following table summarizes the pro forma common stock shares outstanding under the two redemption scenarios:

	Assuming No Redemptions (Shares)%		Assuming Maximum Redemptions (Shares)%
AvePoint shareholders (1),(2),(3)	150,029,600	73.0%	150,029,600	79.0%
Apex public shareholders (4)	35,000,000	17.0%	19,279,564	10.1%
PIPE investors	14,000,000	6.8%	14,000,000	7.4%
Apex sponsor shares (5)	5,833,300	2.8%	5,833,300	3.1%
Apex private placement shares	657,500	0.3%	657,500	0.3%
Shares underlying underwriter purchase option	152,500	0.1%	152,500	0.1%

Pro Forma common stock at March 31, 2021	205,672,900		189,952,464

AvePoint Options (2)	(31,742,650)		(31,742,650)

Pro Forma common stock Outstanding at March 31, 2021	173,930,250		158,209,814

(1)

Excludes 3,000,000 of common stock in earn-out consideration. The earn-out consideration is made-up of three tranches and subject to price triggers of $12.50, $15.00, and $17.50, respectively. These shares are not deemed to be outstanding as the price triggers have not yet been achieved for 20 Trading Days within any 30 Trading Day period subsequent to the Closing.

(2)

The number of shares in the table above includes the issuance of 31,742,650 shares of common stock underlying AvePoint Options. It is expected that the actual number of shares to be issued are 24,923,885, which is net of an implied share buyback of approximately 6,818,765 options. AvePoint Options do not represent legally outstanding shares of common stock at Closing.

(3)

The number of AvePoint shares in the table above assumes a cash election of 12.678% by the electing AvePoint shareholders. However, the impact of the alternative cash election of 0.0% would result in stock consideration of 144,966,634, net of implied share buyback of 6,818,765.

(4)

The number of shares held by Apex public shareholders and the percentages derived therefrom do not include an assumption that the 143,564 shares of Apex Class A Common Stock acquired by AvePoint will be held as treasury stock following the consummation of the Business Combination.

(5)

Excludes 2,916,700 of Sponsor Earn-Out Shares that are owned by the Sponsor and held in escrow. The release of the Sponsor Earn-Out Shares is subject to the Closing Price being greater than or equal to $15.00 over any 20 trading days within any 30 trading day period after the Closing through the seventh anniversary thereof. For illustrative purposes, the Company has elected not to show the Sponsor Earn-Out Shares as part of the capitalization table as the Sponsor will not have possession of these shares until the price trigger is achieved. However, while the Sponsor Earn-Out Shares are held in escrow, the Sponsor shall have full ownership rights to its earn out shares, including the right to vote such shares and to receive dividends and distributions thereon.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2021 and the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 are based on the historical financial statements of the Company and AvePoint. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2021

(in thousands)

			Assuming No Redemptions			Assuming Maximum Redemptions
	As of March 31, 2021				As of March 31, 2021			As of March 31, 2021
	AvePoint (Historical)	Apex (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$64,565	$139	$351,890	(A)	$249,376	$(158,053	)(N)	$104,823
			140,000	(B)		13,500	(O)
			(50	)(C)
			(47,257	)(D)
			(258,280	)(G)
			(1,631	)(L)
Short-term investments	1,256	—	—		1,256	—		1,256
Accounts receivable	41,372	—	—		41,372	—		41,372
Prepaid rent	690	—	—		690	—		690
Prepaid expenses and other current assets	2,004	105	—		2,109	—		2,109
Prepaid income taxes	—	477	—		477	—		477

Total current assets	109,887	721	184,672		295,280	(144,553)		150,727
Non-current assets:
Cash and marketable securities held in Trust Account	—	351,890	(351,890	)(A)	—	—		—
Property and equipment, net	2,651	—	—		2,651	—		2,651
Deferred contract costs	32,800	—	—		32,800	—		32,800
Long-term unbilled receivables	5,543	—	—		5,543	—		5,543
Other assets	8,841	—	(3,351	)(D)	5,490	—		5,490

Total non-current assets	49,835	351,890	(355,241)		46,484	—		46,484

TOTAL ASSETS	$159,722	$352,611	$(170,569)		$341,764	$(144,553)		$197,211

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	1,568	—	(66	)(D)	1,502	—		1,502
Accrued expenses and other liabilities	17,660	6,003	(5,615	)(D)	18,048	—		18,048
Current portion of deferred revenue	64,932	—	—		64,932	—		64,932
Promissory note - related party	—	300	(300	)(M)	—	—		—
Franchise tax payable	—	50	(50	)(C)	—	—		—

Total current liabilities	84,160	6,353	(6,031)		84,482	—		84,482
Non-current liabilities:
Deferred underwriting compensation	—	13,150	(13,150	)(D)	—	—		—
Warrant liability	—	47,247	(45,850	)(K)	1,449	—		1,449
			52	(M)
Long-term portion of deferred revenue	8,289	—	—		8,289	—		8,289
Share-based awards classified as liabilities	44,516	—	(44,516	)(G)	—	—		—
Contingent consideration	—	—	20,252	(J)	20,252	—		20,252
Other non-current liabilities	3,602	—	—		3,602	—		3,602

Total non-current liabilities	56,407	60,397	(83,212)		33,592	—		33,592

TOTAL LIABILITIES	140,567	66,750	(89,243)		118,074	—		118,074

Commitments and Contingencies
Mezzanine equity:
Class A stock subject to possible redemption	—	280,861	(280,861	)(E)	—	—		—
Redeemable convertible preferred stock	192,184	—	(192,184	)(G)	—	—		—
Redeemable value of common shares	24,891	—	(24,891	)(G)	—	—		—
Share-based awards	1,591	—	(1,591	)(G)	—	—		—
Redeemable noncontrolling interest	3,696	—	—		3,696	—		3,696

Total mezzanine equity	222,362	280,861	(499,527)		3,696	—		3,696

			Assuming No Redemptions			Assuming Maximum Redemptions
	As of March 31, 2021				As of March 31, 2021			As of March 31, 2021
	AvePoint (Historical)	Apex (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock	—	—	—		—	—		—
Class A common stock	—	1	1	(B)	18	(2	)(N)	16
			3	(E)
			1	(F)
			12	(G)
			—	(M)
Class B common stock	—	1	(1	)(F)	—	—		—
Common stock	12	—	(12	)(G)	—	—		—
Additional paid-in capital	108,972	34,444	139,999	(B)	535,835	(158,051	)(N)	391,284
			(30,913	)(D)		13,500	(O)
			280,858	(E)
			4,902	(G)
			(29,446	)(H)
			1,173	(I)
			(20,252	)(J)
			45,850	(K)
			248	(M)
Accumulated other comprehensive income	1,548	—	—		1,548	—		1,548
Accumulated deficit	(313,739)	(29,446)	(864	)(D)	(315,776)	—		(315,776)
			29,446	(H)
			(1,173	)(I)
Treasury stock, at cost			(1,631	)(L)	(1,631)			(1,631)

TOTAL STOCKHOLDERS EQUITY (DEFICIT)	(203,207)	5,000	418,201		219,994	(144,553)		75,441

TOTAL LIABILITIES, MEZZANINE EQUITY, AND STOCKHOLDERS’ EQUITY (DEFICIT)	$159,722	$352,611	$(170,569)		$341,764	$(144,553)		$197,211

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2021

(in thousands, except share and per share amounts)

			Assuming No Redemptions and Maximum Redemptions
	For the Three Months Ended March 31, 2021				For the Three Months Ended March 31, 2021
	AvePoint (Historical)	Apex (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Revenue:
Saas	$18,259	$—	$—		$18,259
Termed license and support	8,727	—	—		8,727
Services	5,916	—	—		5,916
Maintenance and OEM	5,409	—	—		5,409
Perpetual license	489	—	—		489

Total revenue	38,800	—	—		38,800
Cost of revenue:
Saas	4,440	—	—		4,440
Termed license and support	273	—	—		273
Services	5,585	—	2	(EE)	5,587
Perpetual license, maintenance and OEM	480	—	—		480
Total cost of revenue	10,778	—	2		10,780

Gross margin	28,022	—	(2)		28,020

Operating expenses:
Sales and marketing	19,301	—	19	(EE)	19,320
General and administrative	10,292	1,842	(2,749	)(AA)	9,583
			198	(EE)
Research and development	4,102	—	16	(EE)	4,118
Depreciation and amortization	258	—	—		258
Franchise tax expense	—	50	—		50

Total operating expenses	33,953	1,892	(2,516)		33,329

Income (loss) from operations	(5,931)	(1,892)	2,514		(5,309)
Change in fair value of warrant liability	—	30,172	(29,050	)(DD)	1,122
Interest earned on marketable securities held in a Trust Account	—	32	(32	)(CC)	—
Interest income, net	13	—	—		13
Other income (expense), net	(63)	—	—		(63)

Income (loss) before income taxes	(5,981)	28,312	(26,568)		(4,237)
Income tax expense (benefit)	(1,039)	—	—	(FF)	(1,039)

Net income (loss)	$(4,942)	$28,312	$(26,568)		$(3,198)

Net income attributable to noncontrolling interest	(397)	—	—		(397)
Deemed dividends on preferred stock	(8,794)	—	8,794	(GG)	—

Net income (loss) available to common shareholders	$(14,133)	$28,312	$(17,774)		$(3,595)

			Assuming No Redemptions		Assuming Maximum Redemptions
Weighted average shares outstanding - Common stock	11,594,532
Common stock - basic and diluted	$(1.22)
Weighted average shares outstanding - Class A common stock		35,000,000	173,930,250		158,209,814
Class A Stock - basic and diluted		$—	$(0.02)		$(0.02)
Basic weighted average shares outstanding - Class A and Class B non-redeemable common stock		9,560,000
Class A and Class B non-redeemable common stock - basic		$2.96
Diluted weighted average shares outstanding - Class A and Class B non-redeemable common stock		12,757,321
Class A and Class B non-redeemable common stock - diluted		$(0.15)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2020

(in thousands, except share and per share amounts)

			Assuming No Redemptions and Maximum Redemptions
	For the Year Ended December 31, 2020				For the Year Ended December 31, 2020
	AvePoint (Historical)	Apex (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Revenue:
Saas	$52,074	$—	$—		$52,074
Termed license and support	38,949	—	—		38,949
Services	34,140	—	—		34,140
Maintenance and OEM	23,462	—	—		23,462
Perpetual license	2,908	—	—		2,908

Total revenue	151,533	—	—		151,533
Cost of revenue:
Saas	11,050	—	—		11,050
Termed license and support	1,930	—	—		1,930
Services	26,089	—	7	(EE)	26,096
Perpetual license, maintenance and OEM	1,221	—	—		1,221
Total cost of revenue	40,290	—	7		40,297

Gross margin	111,243	—	(7)		111,236

Operating expenses:
Sales and marketing	76,545	—	127	(EE)	76,672
General and administrative	36,872	5,310	2,155	(AA)	42,437
			(4,397	)(AA)
			1,173	(BB)
			1,324	(EE)
Research and development	12,204	—	108	(EE)	12,312
Depreciation and amortization	1,059	—	—		1,059
Franchise tax expense	—	201	—		201

Total operating expenses	126,680	5,511	490		132,681

Income (loss) from operations	(15,437)	(5,511)	(497)		(21,445)
Change in fair value of warrant liability	—	(56,472)	54,775	(DD)	(1,697)
Interest earned on marketable securities held in a Trust Account	—	1,671	(1,671	)(CC)	—
Interest income, net	41	—	—		41
Other income (expense), net	(511)	—	—		(511)

Income (loss) before income taxes	(15,907)	(60,312)	52,607		(23,612)
Income tax expense (benefit)	1,062	411	—	(FF)	1,473

Net income (loss)	$(16,969)	$(60,723)	$52,607		$(25,085)

Net income attributable to noncontrolling interest	(27)	—	—		(27)
Deemed dividends on preferred stock	(34,446)	—	34,446	(GG)	—

Net income (loss) available to common shareholders	$(51,442)	$(60,723)	$87,053		$(25,112)

			Assuming No Redemptions		Assuming Maximum Redemptions
Weighted average shares outstanding - Common stock	10,313,350
Common stock - basic and diluted	$(4.99)
Weighted average shares outstanding - Class A common stock		35,000,000	173,930,250		158,209,814
Class A Stock - basic and diluted		$0.03	$(0.14)		$(0.16)
Weighted average shares outstanding - Class A and Class B non-redeemable common stock		9,560,000
Class A and Class B non-redeemable common stock - basic and diluted		$(6.46)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP as AvePoint has been determined to be the accounting acquirer, primarily due to the fact that AvePoint shareholders will continue to control the Combined Company. Under this method of accounting, while the Company is the legal acquirer, it will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of AvePoint issuing stock for the net assets of the Company, accompanied by a recapitalization. The net assets of the Company will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of AvePoint.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 assumes that the Business Combination occurred on March 31, 2021. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 present pro forma effect to the Business Combination as if it had been completed on January 1, 2020.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 has been prepared using, and should be read in conjunction with, the following:

•	The Company’s unaudited balance sheet as of March 31, 2021 and the related notes as of March 31, 2021, included elsewhere in this proxy statement/prospectus;

•	AvePoint’s unaudited condensed consolidated balance sheet as of March 31, 2021 and the related notes as of March 31, 2021, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 has been prepared using, and should be read in conjunction with, the following:

•	The Company’s unaudited statement of operations for the three months ended March 31, 2021 and the related notes, included elsewhere in this proxy statement/prospectus; and

•	AvePoint’s unaudited condensed statement of operations for the three months ended March 31, 2021 and the related notes, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

•	The Company’s audited statement of operations for the year ended December 31, 2020 and the related notes, included elsewhere in this proxy statement/prospectus; and

•	AvePoint’s audited statement of operations for the year ended December 31, 2020 and the related notes, included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that the Company believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. The Company believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Combined Company. They should be read in conjunction with the historical financial statements and notes thereto of the Company and AvePoint.

2.	Accounting Policies

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Combined Company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). The Company has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Combined Company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the Combined Company’s shares outstanding, assuming the Business Combination occurred on January 1, 2020.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2021 are as follows:

(A)	Reflects the reclassification of $351.9 million of cash and cash equivalents held in the Trust Account at the balance sheet date that becomes available to fund the Business Combination.

(B)	Reflects the proceeds from the private placement of 14,000,000 shares of common stock at $10.00 per share pursuant to the PIPE Investment.

(C)	Reflects the settlement of the Company’s historical liabilities that will be settled at transaction close.

(D)	Represents the settlement of estimated remaining unpaid transaction costs totaling $47.3 million. Classification of the total transaction costs of $52.5 million is as follows:

(in thousands)	Amount
Costs related to issuance of equity
Deferred underwriting fees	$13,150
Amounts incurred and paid	3,325
Amounts incurred and not yet paid	5,615
Amounts to be incurred as part of the transaction	$21,262

Subtotal	$43,352
Transaction expenses
Amounts incurred and paid	$1,934
Amounts incurred and not yet paid	66
Amounts to be incurred as part of the transaction	864

Subtotal	$2,864

PIPE fees*	$6,300

Grand Total	$52,516

*	Includes $4.3 million of PIPE fees paid by the selling AvePoint shareholders as discussed further in Adjustment G.

(E)	Reflects the reclassification of $280.9 million of Class A common stock subject to possible redemption to permanent equity.

(F)

Reflects the conversion of Class B common stock to Class A common stock. In connection with the closing of the Business Combination, all shares of Class B common stock will convert into shares of Class A common stock.

(G)

Represents recapitalization of AvePoint equity and issuance of 118,286,950 of the Combined Company’s common stock, as well as payment of $258.3 million of cash to AvePoint shareholders as consideration for the Business Combination. The cash consideration amount of $262.6 million was reduced to $258.3 million as the AvePoint selling shareholders are paying PIPE fees of $4.3 million. This adjustment also reflects the reclassification of AvePoint share- based awards classified as liabilities as the put option triggering liability classification expires upon the Closing of the Business Combination.

(H)

Reflects the reclassification of the Company’s historical retained earnings. A portion of the historical retained earnings balance includes a reclassification of $5.6 million of transaction costs that were previously incurred by the Company but have subsequently been determined to be equity issuance costs for the post-combination company. Refer to Adjustment D above.

(I)	Reflects a one-time compensation charge of $1.2 million due to PRC Options provided to certain employees becoming exercisable as a result of the Business Combination.

(J)

Represents recognition of Earn-Out Consideration as derivatives that will not qualify for equity classification. Therefore, these amounts are classified as liabilities in the pro forma balance sheet and recognized at their estimated fair values of $20.3 million at the closing of the Business Combination. The fair value estimate is preliminary, based on information currently available as of the date of this filing, and may be subject to change. After the Business Combination, these liabilities will be remeasured to its fair value at the end of each reporting period and subsequent changes in the fair value post-Business Combination will be recognized in the Combined Company’s statement of operations within other income/expense.

(K)

AvePoint has evaluated the accounting for Apex’s public and private placement warrants for the post-combination company under ASC 480 and ASC 815. AvePoint has concluded that the public warrants qualify as equity instruments under ASC 815 after considering among other factors that after the Business Combination, the post-combination company will have a single class equity structure. Separately, AvePoint has concluded that the private placement warrants will continue to be accounted for as a liability under ASC 815-40. The adjustment reflects the reclassification of Apex’s public warrants from liabilities to equity in connection with the consummation of the Business Combination.

(L)	Reflects AvePoint’s purchase of $1.6 million of Apex Class A common stock expected to be held as treasury stock following the Business Combination.

(M)

Reflects settlement of Apex’s promissory note in exchange for 30,000 private units consisting of one share of Class A common stock and one-half of one warrant per unit. Additionally, reflects a $0.1 million liability for the issuance of the private warrants as part of the settlement.

(N)

Reflects the maximum redemption of 15,720,436 Public Shares for aggregate redemption payments of $158.1 million allocated to Class A common stock and additional paid-in capital using par value $0.0001 per share and at a redemption price of $10.05 per share.

(O)	Reflects the reduction of payment of underwriting fees from the Trust Account as the fees are deemed to be Ineligible Apex IPO Underwriting Fees in the maximum redemption scenario.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and year ended December 31, 2020 are as follows:

(AA)

Reflects the total transaction costs for the Company in the year ended December 31, 2020. Transaction costs are reflected as if incurred on January 1, 2020, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statements of operations. As such, reflects an adjustment to remove $2.7 million of transaction costs expensed during the three months ended March 31, 2021. Additionally, reflects an adjustment to remove $1.2 million and $4.4 million of transaction costs expensed during the three months ended March 31, 2021 and year ended December 31, 2020, respectively, that the Company determined would qualify as equity issuance costs. As the pro forma condensed combined statements of operations give effect to the Business Combination as if it occurred on January 1, 2020, these expenses would not be incurred by the post-combination company. These are non-recurring items.

(BB)

Reflects a one-time compensation charge of $1.2 million due to PRC Options provided to certain employees becoming exercisable as a result of the Business Combination. The stock-based compensation charge is reflected as if incurred on January 1, 2020, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statements of operations.

(CC)	Reflects the elimination of interest income on the Trust Account.

(DD)

Reflects the reversal of the unrealized gain and loss on change in fair value of warrant liabilities related to public warrants recognized in Apex’s Historical Statement of Operations for the three months ended March 31, 2021 and the year ended December 31, 2020, respectively, on the basis of Apex’s conclusion that the public warrants will be equity instruments after the Business Combination.

(EE)

Reflects incremental stock-based compensation expense for the Earn-Out RSUs. A holder of Unvested Exchange Option that remains unvested at transaction close will be issued Earn-Out RSUs in the post-combination company. RSUs will vest in equal amounts over the remaining vesting schedules of the applicable Unvested Exchange Option. The stock-based compensation charge is reflected as if the Earn-Out RSUs were granted as of January 1, 2020, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statements of operations.

(FF)	As the Company has historically been in a net loss position and has a valuation allowance, no income tax effect for the pro forma adjustments is reflected.

(GG)	Represents the elimination of deemed dividends on redeemable convertible preferred units as these units will be exchanged as part of the Business Combination.

5.	Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2020. As the Business Combination and related proposed equity transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption into cash of Apex Common Stock for the three months ended March 31, 2021 and the year ended December 31, 2020:

	Three Months Ended March 31, 2021		Year Ended December 31, 2020
(in thousands, except share and per share data)	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Maximum Redemptions
Pro forma net loss	$(3,595)	$(3,595)	$(25,112)	$(25,112)
Weighted average shares outstanding of Apex Common Stock	173,930,250	158,209,814	173,930,250	158,209,814
Net loss per share (Basic and Diluted) attributable to Class A stockholders (1), (2), (3)	$(0.02)	$(0.02)	$(0.14)	$(0.16)

(1)	Excludes 31,742,650 shares of Apex Common Stock underlying options that do not represent legally outstanding shares of Apex Common Stock at the Closing.
(2)

For the purposes of applying the if converted method for calculating diluted earnings per share, it was assumed that all outstanding warrants sold in the IPO and the private placement are exchanged to Apex Common Stock. However, since this results in anti-dilution, the effect of such exchange was not included in calculation of diluted loss per share.

(3)

Holders of the Sponsor Earn-Out Shares have full ownership rights to the shares, including the right to vote such shares and to receive dividends and distributions thereon while held in escrow. The Sponsor Earn-Out Shares were determined to be participating securities. However, these securities do not have a contractual obligation to share in the losses of the Company, and as such, were not allocated losses in the pro forma periods presented.

COMPARATIVE SHARE INFORMATION

The following table sets forth summary historical comparative share information for the Company and AvePoint and unaudited pro forma condensed combined per share information after giving effect to the Business Combination, assuming two redemption scenarios as follows:

The pro forma book value information reflects the Business Combination as if it had occurred on March 31, 2021. The weighted average shares outstanding and net earnings per share information reflect the Business Combination as if they had occurred on January 1, 2020.

This information is only a summary and should be read together with the summary historical financial information summary included elsewhere in this prospectus/proxy statement, and the historical financial statements of the Company and AvePoint and related notes. The unaudited pro forma combined per share information of the Company and AvePoint is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this prospectus/proxy statement.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of the Company and AvePoint would have been had the companies been combined during the periods presented.

•

Assuming No Redemptions: This presentation assumes that no Public Stockholders of the Company exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.

•

Assuming Maximum Redemptions: This presentation assumes that stockholders holding 15,720,436 Public Shares will exercise their redemption rights for their pro rata share (approximately $10.05 per share as of March 31, 2021) of the funds in the Trust Account. The Business Combination Agreement provides that consummating the Business Combination is conditioned on the Company having a minimum cash condition of $300,000,000. The minimum cash condition is determined based on the following: (i) the funds remaining in the Trust Account, plus (ii) the proceeds under the Subscription Agreements, plus (iii) the proceeds with respect to any Additional Equity Amount, minus (b) the sum of (i) the amount required to satisfy the Redemption Rights plus (ii) any taxes due on any accrued interest on the Trust Account, plus (iii) any unpaid Apex Transaction Expenses, plus (iv) any unpaid AvePoint Transaction Expenses. This scenario gives effect to Public Share redemptions of approximately 15,720,436 Public Shares (45% of total public shares) for aggregate redemption payments of $158.1 million using a per share redemption price as of March 31, 2021.

Apex Technology Acquisition Corp. and AvePoint, Inc.

Comparative per share (unaudited)

(In thousands, except per share amounts)

March 31, 2021

			Combined Pro Forma		AvePoint Equivalent Per Share Pro Forma (2)
	AvePoint (Historical)	Apex (Historical)	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Maximum Redemptions
As of and for the Three Months Ended March 31, 2021
Book Value per share (1)	$(17.53)	$ 0.11	$ 1.26	$ 0.48	$ 10.94	$ 4.17
Weighted averages shares outstanding - basic and diluted	11,594,532
Net loss per share - basic and diluted	$(1.22)
Weighted average shares outstanding of Class A common stock - basic and diluted		35,000,000	173,930,250	158,209,814	118,286,950	118,286,950
Net income (loss) per share of Class A common stock - basic and diluted		$ —	$(0.02)	$(0.02)	$(0.18)	$(0.20)
Weighted average shares outstanding of Class A and Class B non-redeemable common stock - basic		9,560,000
Net loss per share of Class A and Class B non-redeemable common stock - basic		$ 2.96
Weighted average shares outstanding of Class A and Class B non-redeemable common stock - diluted	12,757,321
Net loss per share of Class A and Class B non-redeemable common stock - diluted	$(0.15)
As of and for the Year Ended December 31, 2020
Weighted averages shares outstanding - basic and diluted	10,313,350
Net loss per share - basic and diluted	$(4.99)
Weighted average shares outstanding of Class A common stock - basic and diluted		35,000,000	173,930,250	158,209,814	118,286,950	118,286,950
Net income (loss) per share of Class A common stock - basic and diluted		$0.03	$(0.14)	$(0.16)	$(1.25)	$(1.38)
Weighted average shares outstanding of Class A and Class B non-redeemable common stock - basic and diluted		9,560,000
Net loss per share of Class A and Class B non-redeemable common stock - basic and diluted		$(6.46)

(1)	Book value per share = Total equity/shares outstanding
(2)

The equivalent pro forma basic and diluted per share data for AvePoint is calculated by multiplying the combined pro forma per share data by 8.6813, and estimate of the per share company stock consideration.

CAPITALIZATION

The following table sets forth:

•	the cash and capitalization of Apex and AvePoint on a historical basis as of March 31, 2021, and

•

the cash and capitalization of the Combined Company on a pro forma combined basis as of March 31, 2021, after giving effect to (i) the merger of AvePoint with and into Merger Sub 2 pursuant to the Business Combination Agreement, (ii) the issuance of 150,029,600 shares of Apex Common Stock, including assumed options, to AvePoint’s stockholders in the Business Combination and (iii) the issuance and sale of 14,000,000 shares of Apex Common Stock in the PIPE, and assuming (a) that no Public Shares are redeemed and (b) that 15,720,436 Public Shares are redeemed.

Please refer to the historical unaudited consolidated financial statements of Apex and the historical audited financial statements of AvePoint and the related notes included elsewhere in this proxy statement/prospectus, as well as the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”

			Pro Forma Combined
	Apex (Historical)	AvePoint (Historical)	No Redemption Scenario	Maximum Redemption Scenario
	(in thousands)
As of March 31, 2021
Cash and cash equivalents	$139	$64,565	$249,376	$104,823
Cash and marketable securities held in Trust Account	351,890	—	—	—
Common stock subject to possible redemption	280,861	—	—	—
Mezzanine equity	280,861	222,362	3,696	3,696
Stockholders’ equity (deficit):
Class A common stock	$1	$—	$18	$16
Class B common stock	1	—	—	—
Common stock	—	12	—	—
Additional paid-in capital	34,444	108,972	535,835	391,284
Accumulated other comprehensive income	—	1,548	1,548	1,548
Retained earnings / (Accumulated deficit)	(29,446)	(313,739)	(315,776)	(315,776)

Treasury stock, at cost	—	—	(1,631)	(1,631)
Total stockholders’ equity (deficit)	5,000	(203,207)	219,994	75,441

Total capitalization	$352,611	$159,722	$341,764	$197,211

THE SPECIAL MEETING OF APEX STOCKHOLDERS

The Apex Special Meeting

Apex is furnishing this proxy statement/prospectus to you as part of the solicitation of proxies by its board of directors for use at the special meeting stockholders to be held on            , 2021, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to Apex’s stockholders on or about , 2021. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting of stockholders.

Date, Time and Place of the Special Meeting

The special meeting of stockholders of Apex will be held at 10:00 a.m., Eastern time, on              , 2021, via live webcast at                                 , or such other date, time and place to which such meeting may be adjourned or postponed, for the purpose of considering and voting upon the proposals.

In light of the ongoing health concerns relating to the COVID-19 pandemic and to best protect the health and welfare of Apex’s stockholders and personnel, the special meeting will be held virtually. Stockholders are nevertheless urged to vote their proxies by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope, or to direct their brokers or other agents on how to vote the shares in their accounts, as applicable.

Purpose of the Special Meeting

At the Apex special meeting of stockholders, Apex will ask the Apex stockholders to vote in favor of the following proposals:

•	The “Business Combination Proposal” — To consider and vote upon a proposal to approve and adopt the Business Combination Agreement and effect the Business Combination.

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The “Charter Proposals” — To consider and vote upon a proposal to amend the Existing Certificate of Incorporation. The proposed amendments detailed below will be voted on separately and are collectively referred to as the “Charter Proposals”:

•	Name Change Charter Amendment — To change Apex’s name to “AvePoint, Inc.”;

•	Authorized Share Charter Amendment — To increase the number of authorized shares of Apex Common Stock and “blank check” preferred stock;

•	Actions by Stockholders Charter Amendment — To require that stockholders only act at annual and special meeting of the corporation and not by written consent;

•	Corporate Opportunity Charter Amendment — To eliminate the current limitations in place on the corporate opportunity doctrine;

•	Voting Thresholds Charter Amendment — To increase the required vote thresholds for approving amendments to the certificate of incorporation and bylaws to 66 2/3%; and

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Additional Charter Amendment — To approve all other changes including eliminating certain provisions related to special purpose acquisition corporations that will no longer be relevant following the Closing.

•

The “Incentive Plan Proposal” — To consider and vote upon a proposal to approve the 2021 Plan, to assist the Combined Company in securing and retaining the services of employees, directors and consultants, to provide incentives for such persons to exert maximum efforts for the success of the Combined Company and its affiliates and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Combined Company Common Stock through the granting of awards under the 2021 Plan.

•

The “ESPP Proposal”— To consider and vote upon a proposal to approve the ESPP, to assist the Combined Company in aligning the long-term financial interests of its employees with the financial interests of its stockholders, as well as attracting, retaining and motivating employees and encouraging them to devote their best efforts to the Combined Company’s business and financial success.

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The “Nasdaq Proposals”— To consider and vote upon proposals to (a) issue Apex Common Stock to AvePoint’s equityholders in connection with the Mergers pursuant to the Business Combination Agreement and (b) issue Apex Common Stock to the PIPE Subscribers.

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The “Adjournment Proposal” — To consider and vote upon a proposal to adjourn the special meeting of Apex’s stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote at such special meeting.

Recommendation of the Apex’s Board of Directors

Apex’s board of directors believes that each of the Stockholder Proposals to be presented at the special meeting of stockholders is in the best interests of Apex and its stockholders and unanimously recommends that its stockholders vote “FOR” each of the Stockholder Proposals.

When you consider the recommendation of Apex’s board of directors in favor of approval of the Business Combination Proposal and the other Stockholder Proposals, you should keep in mind that Apex’s directors and officers have interests in the Business Combination that are different from, in addition to, or in conflict with your interests as a stockholder. These interests include, among other things:

•

The beneficial ownership of Apex’s directors and officers, of an aggregate of 8,750,000 shares of Apex Capital Stock, 657,500 Initial Stockholder Units, which shares, units, and warrants would become worthless if Apex does not complete a business combination within the applicable time period, as the Apex’s directors and officers have waived any right to redemption with respect to these shares. Such shares, units, and warrants have an aggregate market value of approximately $             million, $             million, and $             million, respectively, based on the closing price of Apex Common Stock of $             on Nasdaq on                  , 2021, the Record Date for the special meeting of stockholders. Based on such market values, Apex’s board of directors and officers will have an unrealized gain of $             on their Apex securities;

•

Apex’s directors and officers and their affiliates have agreed to purchase an aggregate of 100,000 shares of Apex Common Stock in the PIPE at a purchase price of $10.00 per share, which purchase will not occur if Apex does not complete the Business Combination;

•

Apex’s board of directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Apex’s behalf incident to identifying, investigating and consummating the Business Combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless the Business Combination is consummated;

•	The anticipated continuation of Jeff Epstein as a director of the Combined Company and Brad Koenig’s anticipated role as an observer of the Combined Company Board following the Closing; and

•

The continued indemnification of the current directors and officers of Apex following the Business Combination and the continuation of directors’ and officers’ liability insurance following the Business Combination.

Record Date and Voting

You will be entitled to vote or direct votes to be cast at the special meeting of stockholders if you owned shares of Apex Capital Stock at the close of business on                  , 2021, which is the Record Date for the special meeting of stockholders. You are entitled to one vote for each share of Apex Capital Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were                 shares of Apex Capital Stock outstanding, of which were                  shares of Apex Class A Common Stock and                 were shares of Apex Class B Common Stock held by the Apex Initial Stockholder.

The Apex Initial Stockholder has agreed to vote all of its shares of Apex Capital Stock in favor of the Business Combination Proposal and the other Stockholder Proposals and AvePoint intends to do the same. Apex’s issued and outstanding Apex Warrants do not have voting rights at the special meeting of stockholders. Additionally, on the Record Date, AvePoint owned 143,564 shares of Apex Class A Common Stock.

Voting Your Shares

Each share of Apex Capital Stock that you own in your name entitles you to one vote on each of the proposals for the special meeting of stockholders. Your one or more proxy cards show the number of shares of Apex Common Stock that you own.

If you are a holder of record, there are two ways to vote your shares of Apex Capital Stock at the special meeting of stockholders:

•

You can vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the applicable special meeting(s). If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Apex Capital Stock will be voted as recommended by Apex’s board of directors. With respect to proposals for the special meeting of stockholders, that means: “FOR” the Business Combination Proposal, “FOR” the Charter Proposals, “FOR” the Incentive Plan Proposal, “FOR” the ESPP Proposal, “FOR” the Nasdaq Proposals and “FOR” the Adjournment Proposal.

•

You can virtually attend the special meeting and vote online. However, if your shares of Apex Capital Stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of Apex Capital Stock.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of Apex Capital Stock, you may contact our proxy solicitor at:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, New York 10018

Toll-Free: (800) 322-2885

Call collect: (212) 929-5500

Email: proxy@mackenziepartners.com

Quorum and Vote Required for the Stockholder Proposals

A quorum of Apex’s stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting of stockholders if a majority of the Apex Common Stock outstanding and entitled to vote at the meeting is virtually represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

The approval of the Charter Proposals requires the affirmative vote (virtually in person or by proxy) of a majority of outstanding shares of Apex Capital Stock voting together as a single class and a majority of the outstanding voting power of the Apex Class B Common Stock voting together as a single class. The class vote of the Apex Class B Common Stock has already been obtained by a written consent. Accordingly, an Apex stockholder’s failure to vote by proxy or to vote online at the virtual special meeting of stockholders, an abstention from voting or a broker non-vote will have the same effect as a vote against the Charter Proposals.

The approval of each of the Business Combination Proposal, Incentive Plan Proposal, ESPP Proposal, Nasdaq Proposals and Adjournment Proposal requires the affirmative vote (virtually in person or by proxy) of the holders of a majority of the shares of Apex Capital Stock that are voted at the special meeting of stockholders. Accordingly, an Apex stockholder’s failure to vote by proxy or to vote online at the virtual special meeting of stockholders, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on these Stockholder Proposals.

Abstentions and Broker Non-Votes

Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Apex believes the Stockholder Proposals presented to its stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.”

Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum at the special meeting of Apex stockholders. For purposes of approval, an abstention or failure to vote will have the same effect as a vote against the Charter Proposals, and will have no effect on any of the other Stockholder Proposals.

Revocability of Proxies

If you have submitted a proxy to vote your shares and wish to change your vote, you may do so by delivering a later-dated, signed proxy card to Apex’s secretary at 533 Airport Blvd, Suite 400, Burlingame, CA 94010, prior to the date of the special meeting or by voting online at the virtual special meeting. Attendance at the special meeting alone will not change your vote. You also may revoke your proxy by sending a notice of revocation to Apex’s secretary at the above address.

Redemption Rights

Pursuant to the Existing Certificate of Incorporation, any Public Stockholders may demand that such Public Shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of the IPO and a concurrent private placement of warrants to the Apex Initial Stockholder, including any amounts representing interest earned on the Trust Account, less any taxes payable, calculated as of two business days prior to the Closing, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement/prospectus relating to the stockholder vote on the Business Combination. If demand is properly made and the Business

Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive such pro rata share of the aggregate amount on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account, less taxes payable, calculated as of two business days prior to the Closing. For illustrative purposes, based on funds in the Trust Account of approximately $351.9 million on March 31, 2021, the estimated per Public Share redemption price would have been approximately $10.05.

Redemption rights are not available to holders of Apex Warrants in connection with the Business Combination.

In order to exercise your redemption rights, you must, prior to 4:30 p.m., Eastern time, on                 , 2021 (two business days before the special meeting), both:

•	Submit a request in writing that Apex redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, Apex’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attention: Mark Zimkind

E-mail: mzimkind@continentalstock.com

•

Deliver your Public Shares either physically or electronically through DTC to Apex’s transfer agent. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is Apex’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, Apex does not have any control over this process and it may take longer than two weeks.

•

Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Apex’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Apex’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Apex’s transfer agent return the shares (physically or electronically). You may make such request by contacting Apex’s transfer agent at the phone number or address listed above.

Each redemption of Public Shares by the Public Stockholders will decrease the amount in the Trust Account. In no event, however, will Apex redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon completion of the Business Combination.

Prior to exercising redemption rights, stockholders should verify the market price of their Apex Capital Stock as they may receive higher proceeds from the sale of their Apex Capital Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Apex cannot assure you that you will be able to sell your shares of Apex Capital Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Apex Capital Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of Apex Capital Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account, less taxes payable, calculated as of two business days prior to the Closing. You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption.

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to holders of shares of Apex Capital Stock or Apex Warrants in connection with the Business Combination.

Solicitation of Proxies

Apex will pay the cost of soliciting proxies for the special meeting. Apex has engaged MacKenzie to assist in the solicitation of proxies for the special meeting. Apex has agreed to pay MacKenzie a fee of $12,500. Apex will reimburse MacKenzie for reasonable out-of-pocket expenses and will indemnify MacKenzie and its affiliates against certain claims, liabilities, losses, damages and expenses. Apex also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Apex Capital Stock for their expenses in forwarding soliciting materials to beneficial owners of Apex Capital Stock and in obtaining voting instructions from those owners. Apex’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Stock Ownership

As of the Record Date, the Apex Initial Stockholder beneficially own an aggregate of approximately      % of the outstanding shares of Apex Capital Stock. and AvePoint beneficially owned 143,564 shares of Apex Capital Stock. The Apex Initial Stockholder has agreed to vote all of its shares of Apex Capital Stock in favor of the Business Combination and each of the Stockholder Proposals and AvePoint intends to do the same. As of the date of this proxy statement/prospectus, certain affiliates of the Apex Initial Stockholder have agreed to purchase an aggregate of 100,000 shares of Apex Common Stock in the PIPE, however, such shares will not be outstanding as of the Record Date.

PROPOSALS TO BE CONSIDERED BY APEX’S STOCKHOLDERS

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

THE BUSINESS COMBINATION

The Background of the Business Combination

Apex is a blank check company formed as a Delaware corporation on April 5, 2019 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The proposed Business Combination with AvePoint is the result of an extensive search for a potential transaction utilizing the global network and investing and transaction experience of our management team and board of directors. The terms of the Business Combination Agreement are the result of negotiations between AvePoint and Apex and their respective representatives. The following is a brief description of the background of those negotiations.

On September 19, 2019, Apex completed its IPO. Prior to the consummation of the IPO, neither Apex, nor anyone on its behalf, contacted any prospective business combination partner or had any substantive discussions, formal or otherwise, with respect to a transaction with Apex.

From the date of Apex’s IPO through the signing of the Business Combination Agreement with AvePoint on November 23, 2020, representatives of Apex contacted and were contacted by a number of individuals and entities with respect to business combination opportunities and engaged with a number of possible business combination partners in discussions with respect to business combination opportunities and engaged with several possible business combination partners in discussions with respect to potential transactions. During the period immediately after the IPO was completed on September 19, 2019 and throughout the period before Apex entered into exclusive negotiations with AvePoint pursuant to the terms of a letter of intent on October 7, 2020, representatives of Apex held discussions with over 150 venture capital and private equity firms. During this same period, Apex evaluated over 200 technology focused prospective business combination partner companies and signed 63 non-disclosure agreements with a subset of such companies. Apex did not sign non-disclosure agreements with certain of the technology companies that it evaluated because, among other reasons, the prospective business combination partners were too small to be a standalone public company, the prospective business combination partners (or their investors) were interested in pursuing or were pursuing an initial public offering, the prospective business combination partners did not have enough revenue visibility to be a public company, the prospective business combination partners’ growth rates were not sufficiently high and/or the prospective business combination partners were already pursuing alternative strategic financing or acquisition paths.

Earlier in 2020, separate from the diligence Apex performed on AvePoint, Apex performed extensive diligence on three of the 63 companies with which it had executed non-disclosure agreements. Apex focused on these three companies because, among other reasons, (i) Apex believed that its management team, and in particular Jeff Epstein and Brad Koenig, would add specific operational value to such companies and their management teams, (ii) Apex believed that each had sufficient financial metrics to be a successful public company, and (iii) each had shareholders that expressed a desire to pursue an exit within Apex’s desired timeline. We refer to these other three companies below as Company A, Company B and Company C. Company A was a financial services technology company, Company B was a cloud communications software company and Company C was a software and artificial intelligence company.

Throughout this process, the following criteria were used as guidelines for evaluating acquisition opportunities:

•	Industry. We focused on the software industry, where our management team has deep and sustained knowledge.

•	Size. We focused on companies with enterprise valuations between $1 billion and $5 billion.

•	Market opportunity. We focused on investments in technology industry segments that have strong long-term growth prospects and significant overall size and potential.

•	Growth. We focused on investments in companies that possess sustainable competitive advantages and strong unit economics, while still promising substantial room for growth.

•	Strategic initiatives. We sought management teams with the interest and ability to execute on strategic opportunities to enhance shareholder value.

•	Strong management. We sought companies with proven and accomplished management teams already in place.

•

May benefit from being public. We sought business combination partners that can inherently benefit from a public listing. These attributes included the ability to use publicly traded shares as acquisition currency, the benefit of greater visibility and branding among customers, enhanced access to debt and equity capital markets, and more liquid incentives for employee stock compensation.

•	Maturity. We focused on companies that have adequate processes and could readily operate in the public markets with strong governance, controls and reporting in place.

•	Reputation and market acceptance. We sought companies with a sizable market share in their segment and the opportunity to achieve market leadership.

•	Appropriate valuations. We focused on acquiring a business combination partner on terms that we believed provided significant upside potential with limited risk.

Between late September 2019 and August 2020, Apex engaged in discussions with Company A, entering into a non-disclosure agreement on October 9, 2019, and submitting an initial draft of a non-binding letter of intent on January 20, 2020 for Company A’s consideration. However, after completing due diligence and engaging in detailed discussions between the management teams, Apex and Company A were unable to agree upon mutually agreeable terms regarding a potential business combination transaction between the parties. On August 13, 2020, prior to execution of a non-binding letter of intent, Apex and Company A mutually agreed to discontinue such discussions.

Between April and July 2020, Apex engaged in discussions with Company B, entering into a non-disclosure agreement on May 12, 2020, and submitting an initial draft of a non-binding letter of intent on June 2, 2020 for Company B’s consideration. However, after completing due diligence and engaging in detailed discussions between the management teams, Apex and Company B were unable to agree upon mutually agreeable terms regarding a potential business combination transaction between the parties. On July 25, 2020, prior to execution of a non-binding letter of intent, Apex and Company B mutually agreed to discontinue such discussions.

Between August and October 2020, Apex engaged in discussions with Company C, entering into a non-disclosure agreement on August 21, 2020, and submitting an initial draft of a non-binding letter of intent on September 8, 2020 for Company C’s consideration. However, after completing due diligence and engaging in detailed discussions between the management teams, Apex and Company C were unable to agree upon mutually agreeable terms regarding a potential business combination transaction between the parties. On October 5, 2020, prior to execution of a non-binding letter of intent, Apex and Company C mutually agreed to discontinue such discussions.

In August 2020, Apex was continuing to look for business combination partners. On August 25, 2020, Jeff Epstein, co-Chief Executive Officer of Apex, spoke with representatives of a financial advisor to AvePoint who facilitated an introductory meeting with AvePoint’s management.

On August 26, 2020, Mr. Epstein met with members of AvePoint’s management, including Tianyi Jiang, Chief Executive Officer of AvePoint and Brian Brown, General Counsel and Chief Operating Officer of AvePoint, to discuss a potential business combination between the two companies.

On September 1, 2020, Apex executed a non-disclosure agreement with AvePoint to protect AvePoint’s confidential information, and Apex began conducting diligence of AvePoint’s business.

On September 15, 2020, AvePoint representatives shared with Apex preliminary financial data and a company overview presentation.

On September 16, 2020, Apex representatives met with Mr. Jiang and Sophia Wu, Chief Financial Officer of AvePoint, to discuss the historical and projected financial information provided by AvePoint to Apex.

On September 21, 2020, Apex was provided access to an online data room and continued to perform additional due diligence on AvePoint.

On September 23, 2020, representatives of Evercore, financial advisor to AvePoint, delivered an initial non-binding written proposal to Apex. This initial proposal provided that Apex would acquire AvePoint for an equity value of between $2.7 billion and $3.2 billion. As used in this section, references to the proposed equity valuations of the proposed business combination with AvePoint are inclusive of proceeds from the PIPE and after giving effect to amounts in the Trust Account (assuming no redemptions). The equityholders of AvePoint would receive cash consideration of $368 million and stock consideration of between approximately 215.6 million shares and approximately 266.8 million shares of Apex common stock valued at $10.00 per share. This proposal provided for up to approximately 3.0 million additional shares of Apex common stock for stockholders of AvePoint contingent upon the achievement of certain milestones, contemplated up to $150 million in proceeds from a private placement concurrently with the consummation of the business combination transaction (the “PIPE”), required the Sponsor to forfeit approximately 2.92 million of the Founder Shares and to subject approximately 2.92 million of the Founder Shares to vesting upon the achievement of certain milestones and required minimum closing cash of $325 million.

On September 24, 2020, Mr. Epstein spoke with Mr. Jiang to discuss the terms of the initial proposal for a potential business combination transaction with Apex.

On September 26, 2020, representatives of Apex reached out to William Blair & Company (“William Blair”), to engage them as financial advisor to Apex in connection with the potential business combination. Between September and November 2020, representatives of Apex had multiple meetings with William Blair to discuss valuation of AvePoint.

On September 28, 2020, representatives of Apex delivered a revised non-binding written proposal to AvePoint and Evercore. This proposal provided that the acquisition of AvePoint would be for an equity value of between $2.7 billion and $3.2 billion. The equityholders of AvePoint would receive cash consideration of $367 million and stock consideration of between approximately 208.5 million and approximately 259.7 million shares of Apex common stock valued at $10.00 per share. This proposal confirmed an additional 3 million shares of Apex common stock for stockholders of AvePoint contingent upon the achievement of certain milestones, removed the forfeiture of any Founder Shares and limited re-vesting to 1,750,000 Founder Shares and reduced the minimum closing cash to $150 million.

Between September 29 and October 3, 2020, representatives of Apex and AvePoint further discussed the terms of the prospective business combination, including the valuation and mix of consideration.

On October 4, 2020, Apex delivered an initial non-binding letter of intent to AvePoint with respect to a business combination transaction with Apex that reflected the discussions between the representatives of Apex and AvePoint. This letter of intent provided that the acquisition of AvePoint would be for an equity valuation of between $2.7 and $3.2 billion. The equityholders of AvePoint would receive cash consideration of $367 million and stock consideration of between approximately 207.7 million and approximately 258.8 million shares of Apex common stock valued at $10.00 per share. This letter of intent confirmed the previous proposals regarding contingent consideration for AvePoint’s stockholders and the re-vesting of the Founder Shares and increased the minimum closing cash to $300 million. This letter of intent contemplated that the definitive agreement would not provide for any post-closing indemnification or purchase price adjustment.

On October 5, 2020, AvePoint delivered a revised non-binding letter of intent to Apex, which modified terms with respect to allocation of expenses, milestones for the contingent consideration and the re-vesting of Founder Shares and the post-closing equity incentive plan for Apex.

On October 6, 2020, Apex, AvePoint, and certain of their respective financial advisors, held a telephonic organizational call to discuss the terms of the non-binding letter of intent and the process and timeline for a potential business combination.

Also on October 6, 2020, the board of directors of Apex (the “Apex Board”) met via videoconference and was joined by representatives of Apex. The Apex Board discussed the terms of the non-binding letter of intent and authorized the representatives of Apex to finalize and enter into the non-binding letter of intent.

On October 7, 2020, Apex and AvePoint signed the non-binding letter of intent on substantially the same terms as the draft circulated on October 5, 2020, which included an exclusivity provision with a 30-day bilateral exclusivity period. Also on October 7, 2020, Apex and AvePoint signed a non-disclosure agreement to protect Apex’s confidential information.

Between October 7 and October 11, 2020, representatives of Apex and AvePoint discussed the valuation range for the business combination with their financial advisors.

On October 12, 2020, Apex delivered a revised non-binding letter of intent to AvePoint that modified the equity valuation to $2.6 billion. The equityholders of AvePoint would receive cash consideration of $367 million and stock consideration of approximately 195.7 million shares of Apex common stock valued at $10.00 per share. Apex agreed to minimum closing cash of $300 million.

On October 16, 2020, Latham & Watkins LLP (“Latham”), legal counsel to Apex, sent to Cooley LLP (“Cooley”), legal counsel to AvePoint, an initial draft of the Business Combination Agreement, with terms consistent with the revised letter of intent circulated on October 12, 2020.

During October and November 2020, representatives of Apex and AvePoint conducted meetings with prospective investors in the PIPE. On October 20, 2020, the representatives of Apex and AvePoint reviewed and finalized the proposed investor presentation to be used in connection with the PIPE investment. On October 20, 2020, a final version of the investor presentation to be used in connection with the PIPE Investment was uploaded to the virtual data room for prospective PIPE investors.

During October and November 2020, representatives of Apex and AvePoint and their advisors conducted multiple meetings to discuss financial, commercial, technical and legal diligence matters as well as diligence calls with key customers and partners of AvePoint.

On October 23, 2020, Cooley sent to Latham a revised draft of the Business Combination Agreement, including modification of the transaction structure, changes to the mechanics for the stock and cash consideration allocation and negotiation of the representations, warranties and covenants. Between October 23 and November 23, 2020 representatives of Apex and AvePoint, with the assistance of Latham and Cooley, negotiated the terms of the Business Combination Agreement, and Latham and Cooley exchanged multiple drafts of the Business Combination Agreement and related documentation.

On October 23, 2020, Latham circulated an initial draft of the PIPE Subscription Agreement to Goodwin Procter LLP (“Goodwin”), legal counsel to the placement agents for the PIPE. During the period until November 20, 2020, the terms of the PIPE Subscription Agreement were negotiated between the representatives of Latham, Cooley and Goodwin.

On November 13, 2020, Latham sent a revised draft of the Business Combination Agreement to Cooley. Also, on November 13, 2020, the parties agreed to a revised pro forma equity valuation of $2.0 billion following input from financial advisors and prospective investors in the PIPE regarding valuation methodology and comparable public companies.

On November 16, 2020, based on a reduced desire for liquidity by stockholders of AvePoint, Apex and AvePoint revised the target PIPE amount to a range between $120 million and $130 million.

On November 17, 2020, representatives of Apex and AvePoint, following input from their financial advisors and prospective investors in the PIPE, discussed valuation metrics with regard to the potential business combination and agreed to the previously proposed equity valuation of $2.0 billion. The equityholders of AvePoint would receive cash consideration of $261 million (subject to a deduction for PIPE fees) and stock consideration of approximately 143 million shares of Apex common stock valued at $10.00 per share.

On November 18, 2020, Apex and AvePoint negotiated final terms of the Business Combination Agreement, including increasing the PIPE amount to $140 million.

On November 18, 2020, the Apex Board met via videoconference and was joined by representatives of Apex, Latham and William Blair. The Apex Board discussed in detail the sourcing process used to identify potential business combination partners and ultimately pursue the transaction with AvePoint, the background of the negotiations with AvePoint, a summary of the due diligence undertaken, the process for securing third-party investments through the PIPE and an analysis of certain financial data with respect to AvePoint and public company comparable trading metrics. William Blair reviewed certain financial data with respect to public company comparable trading metrics for the AvePoint transaction and certain projected financial information provided by AvePoint, which included enterprise value as a multiple of revenue based on projected 2021 revenue, projected revenue growth for the period from 2020 to 2022, and projected EBIT (non-GAAP) (earnings before interest and taxes) margin for 2020, in each case as provided by AvePoint and included in analyst estimates for seven public companies - growth infrastructure companies Jamf Holding Corp., Alteryx, Inc. and Dynatrace, Inc. and growth software-as-a-service companies Avalara, Inc., Five9, Inc., RingCentral, Inc. and HubSpot, Inc. (see “—Certain AvePoint Projected Financial Information”). William Blair did not provide a fairness opinion to the Apex Board. Latham reviewed the key terms of the definitive and ancillary agreements as well as the fiduciary duties of the Apex Board in pursuing such a transaction. Following its consideration of the financial data presented by William Blair with respect to public company comparable trading metrics and projected financial information provided by AvePoint, and its consideration of certain additional matters described in “—Certain AvePoint Projected Financial Information,” the Apex Board determined to proceed with the Business Combination at the previously proposed equity valuation of $2.0 billion. The Apex Board agreed to reconvene to consider the transaction once the transaction documents were final.

During November 18 to 20, 2020, Apex and AvePoint negotiated final terms of the PIPE Subscription Agreement with the PIPE investors and the support agreements to be entered into by the Sponsor and certain of AvePoint’s stockholders.

On November 20, 2020, the Apex Board met via videoconference and was joined by representatives of Apex and Latham. Latham updated the Apex Board and the final negotiations of the terms of the proposed business combination. The Apex Board considered for approval the final version of the definitive agreement and forms of ancillary documents, including the Proposed Certificate of Incorporation and the various other documents and approvals required to effect the transaction. After considerable review and discussion of the transaction, the Business Combination Agreement and related documents were unanimously approved by the Apex Board and the Apex Board determined to recommend the approval of the proposed Business Combination to Apex’s stockholders. The parties signed the Business Combination Agreement. Also, on November 23, 2020, Apex and AvePoint jointly issued a press release announcing the signing of the Business Combination Agreement and Apex filed a current report on Form 8-K announcing the execution of the Business Combination Agreement and discussing the key terms of the Business Combination Agreement.

Apex’s Board of Directors’ Reasons for the Approval of the Business Combination

As described under “— The Background of the Business Combination” above, Apex’s board of directors, in evaluating the Business Combination, consulted with Apex’s management and financial and legal advisors. In reaching its unanimous resolution (i) that the terms and conditions of the Business Combination Agreement, including the transactions contemplated therein, are advisable, fair to, and in the best interests of Apex and its stockholders and (ii) to recommend that stockholders adopt and approve the Business Combination Agreement and approve the transactions contemplated therein, Apex’s board of directors considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the proposed Business Combination, Apex’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. Apex’s board of directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

This explanation of the Apex Board’s reasons for the approval of the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”

In approving the Business Combination, Apex’s board of directors determined obtaining a fairness opinion was not necessary. In reaching this determination, the board concluded that the officers and directors of Apex, including Messrs. Epstein and Koenig, have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and that their experience and background, and prospectus, enabled the board to make the necessary analyses and determinations regarding the Business Combination.

Apex’s board of directors considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated therein, including, but not limited to, the following:

•

Due Diligence. Apex’s management and board of directors conducted due diligence examinations of AvePoint and held discussions with AvePoint’s management and Apex’s financial and legal advisors concerning Apex’s due diligence examination of AvePoint;

•

Financial Condition. Apex’s board of directors also considered factors such as AvePoint’s outlook, financial plan and capital structure, as well as valuation (see “—Certain AvePoint Projected Financial Information”);

•

Experienced and Proven Management Team. Apex’s management and board of directors believe that AvePoint has a strong management team, which is expected to remain with the Combined Company to seek to execute AvePoint’s strategic and growth goals;

•

Other Alternatives. Apex’s board of directors believes, after a thorough review of other business combination opportunities reasonably available to Apex, that the Business Combination represents the best potential business combination for Apex and the most attractive opportunity for Apex based upon the process utilized to evaluate and assess other potential combination partners and Apex’s board of directors’ belief that such process has not presented a better alternative; and

•

Negotiated Transaction. The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between Apex and AvePoint.

Apex’s board of directors also considered a variety of uncertainties and risk and other potentially negative factors concerning the Business Combination including, but not limited to, the following:

•	Macro-Economic Risks. Macro-economic uncertainty and the effects it could have on the Combined Company’s revenue;

•

Redemption Risk. The potential that a significant number of Apex stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to the Existing Certificate of Incorporation, which would potentially make the Business Combination more difficult or impossible to complete, and/or reduce the amount of cash available to the Combined Company following the Closing;

•	Stockholder Vote. The risk that Apex’s or AvePoint’s stockholders may fail to provide the respective votes necessary to effect the Business Combination;

•

Closing Conditions. The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Apex’s control, including the closing of the PIPE with the PIPE Commitment;

•

Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

•	Benefits May Not Be Achieved. The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

•	No Third-Party Valuation or Fairness Opinion. The risk that Apex did not obtain a third-party valuation or fairness opinion in connection with the Business Combination;

•	Apex Stockholders Receive a Minority Position. The fact that Apex stockholders will hold a minority position in the Combined Company;

•

Potential Conflicts of Interest of Apex’s Directors and Officers. The potential conflicts of interest of Apex’s board of directors and officers in the Business Combination (see “— Interests of Apex’s Directors and Officers in the Business Combination”); and

•

Other Risks Associated With the Business Combination. Various other risks associated with the business of AvePoint, as described in the section titled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

Certain AvePoint Projected Financial Information

AvePoint provided Apex with its internally prepared forecasts for each of the years in the three-year period ending December 31, 2022. AvePoint does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of its future performance, revenue, financial condition, or other results. However, in connection with the proposed Business Combination, management of AvePoint prepared the financial projections set forth below to present key elements of the forecasts provided to Apex. AvePoint’s forecasts were prepared solely for internal use and not with a view toward public disclosure, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. AvePoint periodically updates its internally developed forecasts as new information is obtained.

The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that AvePoint, its management, board of directors, or its affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. The financial projections are not fact and should not be relied upon as being indicative of future results, and readers of this proxy statement/prospectus, including investors or stockholders, are cautioned not to place undue reliance on this information. You are cautioned not to rely on the projections in making a decision regarding the Business Combination, as the projections may be materially different than actual results. We will not refer back to the financial projections in our future periodic reports filed under the Exchange Act.

The financial projections reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to AvePoint’s business, all of which are difficult to predict and many of which are beyond AvePoint’s and Apex’s control. The financial projections are forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond AvePoint’s control. The various risks and uncertainties include those set forth in the “Risk Factors,” “AvePoint Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements” sections of this proxy statement/prospectus, respectively. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared. None of AvePoint’s independent registered accounting firm, Apex’s independent registered accounting firm or any other independent accountants have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and they assume no responsibility for, and disclaim any association with, the financial projections. Nonetheless, a summary of the financial projections is provided in this proxy statement/prospectus because they were made available to Apex and its board of directors in connection with their review of the proposed transaction.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR AVEPOINT, APEX UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

The projections were prepared by, and are the responsibility of, AvePoint’s management. Crowe LLP, AvePoint’s independent auditor, has not examined, compiled or otherwise applied procedures with respect to the accompanying prospective financial information presented herein and, accordingly, expresses no opinion or any other form of assurance on it. The Crowe LLP report included in this proxy statement/prospectus relates to historical financial information of AvePoint. It does not extend to the projections and should not be read as if it does.

Projections

(in thousands)	2020E	2021E	2022E
Total Revenue	$148,000	$193,112	$257,147
Gross Profit	106,560	138,833	191,050
EBIT (Non-GAAP)(1)	20,700	7,970	17,051

(1)	Non-GAAP EBIT excludes stock-based compensation.

Comparable Company Analysis

William Blair’s review of the proposed transaction included a comparable company analysis to assess the value that the public markets would likely ascribe to Apex following a business combination with AvePoint, and this analysis was shown to the Apex Board. These companies were selected by William Blair as publicly traded companies operating in the growth infrastructure or SaaS industries, like AvePoint, with a similar scale to AvePoint and with margins and growth rates similar to AvePoint (but, for the avoidance of doubt, each of the selected companies is not necessarily a direct competitor of AvePoint or directly comparable to AvePoint). While these companies may share certain characteristics that are similar to those of AvePoint, the Apex Board recognized that no company was identical in nature to AvePoint. In addition, William Blair and the Apex Board do not have access to non-public information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of AvePoint and the proposed business combination cannot rely solely upon a quantitative review of the comparable publicly traded companies, but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies, as well as other factors that could affect their value relative to that of AvePoint. Therefore, the selected public companies analysis is subject to certain limitations.

William Blair reviewed with the Apex Board the enterprise values as a multiple of revenue based on 2021 projected revenue, projected revenue growth for the period from 2020 to 2022, and projected EBIT (non-GAAP) (earnings before interest and taxes) margin for 2020, in each case as provided by AvePoint and included in analyst estimates for seven public companies — growth infrastructure companies JamfHolding Corp. (“Jamf”), Alteryx, Inc. (“Alteryx”) and Dynatrace, Inc. (“Dynatrace”) and growth SaaS companies Avalara, Inc. (“Avalara”), Five9, Inc. (“Five9”), RingCentral, Inc. (“Ring”) and HubSpot, Inc. (“HubSpot”) (see “— Certain AvePoint Projected Financial Information”). The multiples of revenue presented by William Blair based on 2021 projected revenue, projected revenue growth for the period from 2020 to 2022, and projected EBIT (non-GAAP) (earnings before interest and taxes) margin for 2020, each as of November 17, 2020, for AvePoint and the selected comparable companies are summarized in the table below:

			Growth Infrastructure Companies						Growth SaaS Companies
	AvePoint		Jamf		Alteryx		Dynatrace		Avalara		Five9		Ring		HubSpot
2021E Enterprise Value / Revenue	9.0	x	12.1	x	13.8	x	13.7	x	21.3	x	16.0	x	20.1	x	19.9	x
2020E-2022E Revenue CAGR	32%		20%		22%		23%		23%		18%		23%		23%
2020E EBIT Margin	14%		11%		11%		27%		(2%)		14%		10%		7%

The Apex Board concluded that AvePoint’s implied enterprise value as a multiple of 2021 estimated revenue, estimated revenue growth for the period from 2020 to 2022, and projected EBIT (non-GAAP) (earnings before interest and taxes) margin for 2020, was an attractive valuation relative to the implied enterprise values as multiples of 2021 estimated revenue, estimated revenue growth for the period from 2020 to 2022, and projected EBIT (non-GAAP) (earnings before interest and taxes) margin for 2020 of the selected comparable companies.

For the purpose of these analyses, AvePoint’s enterprise value of $1.7 billion was calculated as equity value of $2.0 billion less cash of $252 million, where equity value was calculated by multiplying 199 million shares outstanding of the Combined Company following the Closing by $10.00 per share.

The foregoing calculation of shares outstanding includes certain assumptions of ownership at the Closing. The calculated total of 199 million shares outstanding of the Combined Company at Closing consists of (i) 143.4 million shares held by existing AvePoint shareholders; (ii) 35.0 million shares held by Apex public shareholders; (iii) 14.0 million shares held by PIPE Investors; (iv) 5.83 million shares held by the Apex sponsor; and (v) 0.81 million of Apex private placement shares. This calculation excludes (x) 17.9 million Apex public and private warrants; (y) 3.0 million shares of AvePoint shareholders in earn-out consideration; and (z) 2.92 million shares of the Apex sponsor in earn-out consideration. Apex also assumed zero redemptions by Apex public shareholders and maximum cash consideration awarded to AvePoint common shareholders (up to cash amount available to common shareholders), outside of Named Executives, as specified in the Business Combination Agreement. Please refer to the description of the cash and capitalization of the Combined Company on a pro forma combined basis as of December 31, 2020 as described in the section entitled “Capitalization.”

The results of the above-referenced analysis supported the Apex Board’s determination, based on a number of factors, that it was fair to and in the best interests of Apex and its stockholders, and that it was advisable, to enter into the Business Combination Agreement and to consummate the Business Combination. For additional information, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Apex’s Board of Directors’ Reasons for Approval of the Business Combination.”

Interests of Apex’s Directors and Officers in the Business Combination

When you consider the recommendation of Apex’s board of directors in favor of approval of the Business Combination Proposal and the other Stockholder Proposals, you should keep in mind that certain of Apex’s directors and officers have interests in the Business Combination that are different from, in addition to, or in conflict with your interests as a stockholder or warrant holder. These interests include, among other things:

•

The beneficial ownership of Apex’s directors and officers, of an aggregate of 8,750,000 shares of Apex Capital Stock, 657,500 Initial Stockholder Units, which shares, units, and warrants would become worthless if Apex does not complete a business combination within the applicable time period, as Apex’s directors and officers and their affiliates have waived any right to redemption with respect to these shares. Such shares, units, and warrants have an aggregate market value of approximately $                million, $                million, and $                million, respectively, based on the closing price of Apex Common Stock of $                on Nasdaq on                      , 2021, the Record Date for the special meeting of stockholders. Based on such market values, Apex’s board of directors and officers will have an unrealized gain of $                 on their Apex securities;

•

Apex’s directors and officers and their affiliates have agreed to purchase an aggregate of 100,000 shares of Apex Common Stock in the PIPE at a purchase price of $10.00 per shares, which purchase will not occur if Apex does not complete the Business Combination;

•

Apex’s board of directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Apex’s behalf incident to identifying, investigating and consummating the Business Combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless the Business Combination is consummated;

•	The anticipated continuation of Jeff Epstein as a director of the Combined Company and Brad Koenig’s anticipated role as an observer of the Combined Company Board following the Closing; and

•

The continued indemnification of current directors and officers of Apex following the Business Combination and the continuation of directors’ and officers’ liability insurance following the Business Combination.

Potential Actions to Secure Requisite Stockholder Approvals

In connection with the stockholder vote to approve the Business Combination, the Apex Initial Stockholder and Apex’s board of directors, officers, advisors or their affiliates may privately negotiate transactions to purchase shares of Apex Common Stock from stockholders who would have otherwise elected to have their shares redeemed in conjunction with the Business Combination for a per share pro rata portion of the Trust Account. None of the Apex Initial Stockholder or Apex’s board of directors, officers, advisors or their affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares. Such a purchase of shares may include a contractual acknowledgement that such stockholder, although still the record holder of the shares of Apex Common Stock is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Apex Initial Stockholder or Apex’s board of directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. The purpose of these purchases would be to increase the amount of cash available to Apex for use in the Business Combination.

Regulatory Approvals Required for the Business Combination

Under the HSR Act and related rules, certain transactions, including the Business Combination, may not be completed until notifications have been given and information is furnished to the Antitrust Division of the DOJ and the FTC and all statutory waiting period requirements have been satisfied. Completion of the Business Combination is subject to the expiration or earlier termination of the applicable waiting period under the HSR Act.

At any time before or after the expiration of the statutory waiting periods under the HSR Act, the Antitrust Division of the DOJ and the FTC may take action under the antitrust laws, including seeking to enjoin the completion of the Business Combination, to rescind the Business Combination or to conditionally permit completion of the Business Combination subject to regulatory conditions or other remedies. In addition, non-U.S. regulatory bodies and U.S. state attorneys general could take action under other applicable regulatory laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin or otherwise prevent the completion of the Business Combination or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under regulatory laws under some circumstances. There can be no assurance that a challenge to the Business Combination on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful. Apex and AvePoint are not aware of any other regulatory approvals in the United States required for the consummation of the Business Combination.

Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a “reverse recapitalization” in accordance with GAAP. Under this method of accounting Apex will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, the stockholders of AvePoint are expected to have a majority of the voting power of the Combined Company, AvePoint will comprise all of the ongoing operations of the Combined Company, AvePoint will comprise a majority of the governing body of the Combined Company, and AvePoint’s senior management will comprise all of the senior management of the Combined Company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of AvePoint issuing shares for the net assets of Apex, accompanied by a recapitalization. The net assets of Apex will be stated at historical costs. No goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be those of AvePoint.

THE BUSINESS COMBINATION AGREEMENT

The following is a summary of the material terms of the Business Combination Agreement. A copy of the Business Combination Agreement is attached hereto as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. The Business Combination Agreement has been attached to this proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about Apex, AvePoint or Merger Subs. The following description does not purport to be complete and is qualified in its entirety by reference to the Business Combination Agreement. You should refer to the full text of the Business Combination Agreement for details of the Business Combination and the terms and conditions of the Business Combination Agreement.

The Business Combination Agreement contains representations and warranties that Apex and Merger Subs, on the one hand, and AvePoint, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Business Combination Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Business Combination Agreement. While Apex and AvePoint do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Business Combination Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Apex or AvePoint, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Apex, Merger Subs and AvePoint and are modified by the disclosure schedules. The disclosure schedules are not publicly filed and are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for allocating risk among the parties as described above.

General

On November 23, 2020, Apex, Merger Subs and AvePoint entered into the Business Combination Agreement as amended on December 30, 2020, March 8, 2021 and May 18, 2021, pursuant to which Apex and AvePoint will consummate the Business Combination. Merger Sub 1 will merge with and into AvePoint, with AvePoint surviving the First Merger as a wholly-owned subsidiary of Apex and, promptly following the First Merger, AvePoint will merge with and into Merger Sub 2, with Merger Sub 2 surviving the Second Merger as a wholly-owned subsidiary of Apex. The terms of the Business Combination Agreement, as amended to date, which contain customary representations and warranties, covenants, closing conditions, termination provisions and other terms relating to the Mergers and the other transactions contemplated thereby, are summarized below.

Conversion of Securities and Transaction Consideration

Upon the consummation of the Mergers, based on AvePoint’s capitalization table as of March 31, 2021, the aggregate consideration to be paid to AvePoint’s equityholders will be (i) the Aggregate Cash Consideration, which equals an amount in cash of up to approximately $263 million assuming AvePoint stockholders elect to receive the maximum cash consideration, minus a deduction for the PIPE Fees and (ii) the Aggregate Stock Consideration and Aggregate Option Consideration, which equals 143,210,835 shares of Apex Common Stock, which includes shares of Apex Common Stock that may be issuable pursuant to the exercise of Exchanged Options (calculated using the treasury stock method), subject to an adjustment for an additional number of shares of Apex Common Stock if AvePoint’s stockholders elect to receive less than the maximum cash consideration of approximately $263 million (prior to deducting fees) or there is not sufficient available cash to pay the entire cash consideration of approximately $263 million (prior to deducting fees). The Aggregate Cash Consideration may be subject to downward adjustment based on the Cash Election and any cutback due to redemptions by stockholders of Apex and any such adjustment shall be offset by an equivalent increase in the Aggregate Stock Consideration based on a value of $10.00 per share of Apex Common Stock. At the Effective Time, by virtue of the First Merger and without any action on the part of Apex, Merger Sub 1, AvePoint or the holders of any of AvePoint’s securities:

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Each AvePoint Preferred Stock Converted Share (other than any Dissenting Shares, as defined in the Business Combination Agreement), shall be canceled and converted into the right to receive the following (x) the number of shares of Apex Common Stock equal to the Per Share Preferred Stock Consideration; (y) an amount in cash equal to the Per Share Preferred Cash Consideration; and (z) the number of shares of Apex Common Stock equal to the Per Share Contingent Consideration (if any);

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AvePoint’s stockholders who own shares of AvePoint Series C Preferred Stock will receive an aggregate amount of $135 million in cash (subject to deduction for the Preferred PIPE Fees) from the Aggregate Cash Consideration and will receive the balance of their transaction consideration in shares of Apex Common Stock from the Aggregate Stock Consideration;

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Each share of AvePoint Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Dissenting Shares and Named Executive Shares which shall be treated in accordance with Section 3.05 of the Business Combination Agreement and the terms of the Named Executive Equity Agreements (as defined in the Business Combination Agreement) respectively) with respect to which an Election has been made or deemed to be made pursuant to Section 3.02(c) of the Business Combination Agreement shall be canceled and converted into the right to receive the following: (x) an amount in cash equal to (1) the Per Share Amount, multiplied by (2) the applicable Election Percentage, without interest subject to withholding from the Final Cash Election Consideration payable to each Electing Stockholder such Election Holder’s PIPE Pro Rata Share of the Common Stockholder PIPE Fees; (y) the number of shares of Apex Common Stock equal to (1) (A) the Per Share Amount, multiplied by (B) the difference obtained by subtracting the applicable Election Percentage from one, divided by (2) $10.00; provided that if the Aggregate Cash Election Amount prior to any adjustment pursuant to this proviso exceeds the Available AvePoint Common Stock Cash Amount, the applicable Election Percentage used to determine the Cash Election Consideration and the Stock Election Consideration shall be multiplied by the quotient of (a) the Available AvePoint Common Stock Cash Amount, divided by (b) the Aggregate Cash Election Amount; and (z) the number of shares of Apex Common Stock equal to the Per Share Contingent Consideration (if any);

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All holders of AvePoint Common Stock, other than the Named Executives, will receive an aggregate amount of between approximately $75 million and approximately $93 million in cash (subject to deduction for the Common Stockholder PIPE Fees) based on an election from the balance of the Aggregate Cash Consideration and will receive the remainder of their consideration in shares of Apex Common Stock from the Aggregate Stock Consideration;

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All shares of AvePoint Common Stock and AvePoint Preferred Stock held in the treasury of AvePoint or by Apex shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

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Each share of common stock of Merger Sub 1 issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation;

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Each Named Executive Cash-Settled Option that is outstanding immediately prior to the Effective Time, shall be converted into the right to receive (A) an amount of cash equal to: the product of (1) the number of Named Executive Cash-Settled Options multiplied by (2) the Per Share Amount, minus (y) the aggregate exercise price attributable to such Named Executive Cash-Settled Options; and (B) the contingent right to receive a number of shares Contingent Consideration following the Closing in accordance with Section 3.03 of the Business Combination Agreement;

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The Named Executives (as defined in the Business Combination Agreement) will receive an aggregate amount of $35 million in cash (subject to deduction for the Named Executive PIPE Fees) from the Aggregate Cash Consideration and will receive the balance of their transaction consideration in shares of Apex Common Stock from the Aggregate Stock Consideration;

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Each AvePoint Option that is outstanding immediately prior to the Effective Time, whether vested or unvested (other than the Named Executive Cash-Settled Options and PRC Options), shall be converted into (1) an option to purchase a number of shares of Apex Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of AvePoint Common Stock subject to such AvePoint Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such AvePoint Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Apex Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Section 409A of the Code (to the extent applicable to an Exchanged Option); provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of Apex Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code; provided, further, that, following the Effective Time, each Exchanged Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former AvePoint Option immediately prior to the Effective Time and (2) the Per Share Contingent Consideration multiplied by the number of shares of AvePoint Common Stock into which such AvePoint Option is exercisable immediately prior to the Effective Time, subject to Section 3.03(c) in respect of Unvested Exchanged Options; and

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The PRC Options will not be continued or assumed by AvePoint, Apex or the Merger Subs as part of the Mergers. The cancelled PRC Options will be replaced and substituted for as of the Effective Time with the award of a new stock option to purchase a number of shares of Apex Common Stock pursuant to the 2021 Plan equal to the product (rounded down to the nearest whole number) of (x) the number of shares of AvePoint Common Stock subject to such PRC Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such PRC Option prior to the Effective Time divided by (B) the Exchange Ratio. The replacement stock options will be credited with vesting to the same extent as the existing PRC Options being replaced, and the new replacement awards will be subject to same vesting schedule and exercisability provisions. In other respects, the terms and conditions of the replacement stock options will be as set forth in the 2021 Plan and form of option agreement.

At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Apex, Merger Sub 2, the Surviving Corporation or holders of any of the following securities, each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be converted into and become one newly issued, fully paid and non-assessable common membership unit of the Surviving Entity.

Additionally, at the Closing, 14,000,000 shares of Apex Common Stock will be issued to the PIPE Subscribers upon the closing of the PIPE.

Following the Closing, in addition to the Aggregate Cash Consideration and Aggregate Stock Consideration, the holders of AvePoint Preferred Stock, AvePoint Common Stock and AvePoint Options shall be issued additional shares of Apex Common Stock, as follows;

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1,000,000 shares of Apex Common Stock, in the aggregate, if at any time from and after the Closing through the seventh anniversary thereof (x) the Closing Price is greater than or equal to $12.50 over any 20 Trading Days within any 30 Trading Day period or (y) Apex consummates a Subsequent Transaction, which results in the stockholders of Apex having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $12.50 per share.

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1,000,000 shares of Apex Common Stock, in the aggregate, if at any time from and after the Closing through the seventh anniversary thereof (x) the Closing Price is greater than or equal to $15.00 over any 20 Trading Days within any 30 Trading Day period or (y) Apex consummates a Subsequent Transaction, which results in the stockholders of Apex having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $15.00 per share.

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1,000,000 shares of Apex Common Stock, in the aggregate, if at any time from and after the Closing through the seventh anniversary thereof (x) the Closing Price is greater than or equal to $17.50 over any 20 Trading Days within any 30 Trading Day period or (y) Apex consummates a Subsequent Transaction, which results in the stockholders of Apex having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $17.50 per share. For the avoidance of doubt, the maximum amount of the Contingent Consideration is 3,000,000 shares of Apex Common Stock, in the aggregate.

Closing; Effective Time

The Mergers are to become effective by the filing of certificates of merger with the Secretary of State of the State of Delaware, in such forms as are required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties, and will be effective as of the Effective Time and the Second Effective Time, respectively. The parties will hold the Closing immediately prior to the filing of the certificate of merger in connection with the First Merger, on the Closing Date.

The Effective Time shall occur as promptly as practicable but in no event later than three business days after the satisfaction or, if permissible, waiver of the conditions to the completion of the Business Combination set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at Closing, provided that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing). The Second Effective Time shall occur promptly following the Effective Time, but in any event on the same day as the Effective Time.

Representations, Warranties and Covenants

The Business Combination Agreement contains customary representations, warranties and covenants of Apex, Merger Subs and AvePoint relating to, among other things, their ability to enter into the Business Combination Agreement and their respective outstanding capitalization. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and expire at the Effective Time. These representations and warranties have been made solely for the benefit of the other parties to the Business Combination Agreement.

The Business Combination Agreement contains representations and warranties made by AvePoint to Apex and Merger Subs relating to a number of matters, including the following:

•	Organization and qualification; subsidiaries;

•	Certificate of incorporation and bylaws;

•	Capitalization;

•	Authority relative to the Business Combination Agreement;

•	No conflict; required filings and consents;

•	Permits; compliance;

•	Financial statements;

•	Absence of certain changes or events;

•	Absence of litigation;

•	Employee benefit plans;

•	Labor and employment matters;

•	Real property; title to assets;

•	Intellectual property;

•	Data privacy;

•	Taxes;

•	Environmental matters;

•	Material contracts;

•	Insurance;

•	Board approval; vote required;

•	Sanctions and international trade compliance;

•	Customers and suppliers;

•	Certain business practices;

•	Interested party transactions;

•	Exchange Act;

•	Brokers; and

•	Exclusivity of the representations and warranties made by AvePoint.

The Business Combination Agreement contains representations and warranties made by Apex and Merger Subs to AvePoint relating to a number of matters, including the following:

•	Corporate organization;

•	Organizational documents;

•	Capitalization;

•	Authority relative to the Business Combination Agreement;

•	No conflict; required filings and consents;

•	Compliance;

•	SEC filings; financial statements; Sarbanes-Oxley;

•	Absence of certain changes or events;

•	Absence of litigation;

•	Board approval; vote required;

•	No prior operations;

•	Brokers;

•	Apex Trust Fund;

•	Employees;

•	Taxes;

•	Listing;

•	PIPE Investment;

•	Apex’s and Merger Subs’ investigation and reliance; and

•	Exclusivity of the representations and warranties made by Apex and Merger Subs

Conduct of Business Pending the Mergers

AvePoint has agreed that, between the date of the Business Combination Agreement and the Effective Time or the earlier termination of the Business Combination Agreement (the “Interim Period”), except as otherwise set forth in or qualified by the Business Combination Agreement and Business Combination documents or as required by applicable law, it will, and will cause its subsidiaries to, conduct their business in the ordinary course of business consistent with past practice.

AvePoint has also agreed to and cause its subsidiaries to use their reasonable best efforts to preserve substantially intact their current business organization, keep available the services of their current executive officers and preserve the existing relations with their customers, suppliers, and any other significant business relations.

In addition to the general covenants above, AvePoint has agreed that during the Interim Period, except as otherwise set forth in or qualified by the Business Combination Agreement and Business Combination documents or as required by applicable law, it and its subsidiaries will not, directly or indirectly, without the prior written consent of Apex (which may not be unreasonably conditioned, withheld or delayed):

•	Amend or otherwise change the organizational documents of AvePoint or its subsidiaries;

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Issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of AvePoint or any of its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of AvePoint or any of its subsidiaries, provided, that the consent of Apex shall not be required with respect to (1) the grant of any AvePoint Options to employees of AvePoint in the ordinary course of business and in a manner consistent with past practice, (2) exercise of any AvePoint Options and (3) the issuance of shares of AvePoint Common Stock pursuant to the terms of the AvePoint Preferred Stock or any AvePoint Options; or (B) any material assets of AvePoint or any of its subsidiaries (including Company Personal Information (as defined in the Business Combination Agreement));

•	Form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

•	Declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

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Reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

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Enter into any agreement, understanding or arrangement with respect to the voting of equity securities of AvePoint, except for the Ancillary Agreements (as defined in the Business Combination Agreement);

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Purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of AvePoint or the its subsidiaries, except for (i) the acquisition by AvePoint or its Subsidiaries of any shares of capital stock, membership interests or other equity interests (other than the AvePoint Options) of AvePoint or its subsidiaries in connection with the forfeiture or cancellation of such interests, (ii) transactions between AvePoint and any wholly owned subsidiary of AvePoint or between wholly owned subsidiaries of AvePoint and (iii) the transactions contemplated by the Named Executive Equity Agreements;

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(A) Acquire (including, without limitation, by merger, consolidation, or acquisition of stock or any assets or any other business combination) any corporation, partnership, other business organization or any division thereof, other than the acquisition of inventory and up to $1.0 million of fixed assets in the ordinary course of business consistent with past practice; or (B) incur any indebtedness for borrowed money, other than an aggregate drawdown of up to $10.0 million under the Loan and Security Agreement, dated April 7, 2020, by and between AvePoint, the Guarantors party thereto and HSBC Ventures UA Inc. or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets;

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(A) Grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of AvePoint or any of its Subsidiaries (or their respective beneficiaries or dependents) as of the date of the Business Combination Agreement, (B) enter into any new, or amend in any material respect any existing employment or severance or termination agreement with any current or former director, executive officer or employee with an annual salary in excess of $250,000 or (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant (except that AvePoint or its subsidiaries may (1) increase base compensation of current directors, officers, employees or consultants in the ordinary course of business consistent with past practice, (2) provide increases in salary, wages, bonuses or benefits to employees as required under any employment or consulting agreement in effect on the date of this Agreement in the ordinary course of business consistent with past practice, (3) change the title of its employees in the ordinary course of business consistent with past practice, and (4) make annual or quarterly bonus or commission payments in the ordinary course of business and in accordance with the bonus or commission plans existing on the date of the Business Combination Agreement and reflected on Section 4.10(a) of the Company Disclosure Schedule to the Business Combination Agreement);

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Other than as required by law or pursuant to the terms of an agreement entered into prior to the date of the Business Combination Agreement and reflected on Section 4.10(a) of the Company Disclosure Schedule to the Business Combination Agreement or that AvePoint or any of its subsidiaries is not prohibited from entering into after the date hereof, grant any severance or termination pay to, any director or officer of AvePoint or any of its subsidiaries;

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Adopt, amend or terminate any material Plan (as defined in the Business Combination Agreement) except as may be required by applicable law, as is necessary in order to consummate the Business Combination, or health and welfare plan renewals in the ordinary course of business;

•	Materially amend other than reasonable and usual amendments in the ordinary course of business with respect to accounting policies or procedures, other than as required by GAAP;

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(A) Amend any income, franchise or other material Tax Return (as defined in the Business Combination Agreement), (B) change any material method of Tax (as defined in the Business Combination Agreement) accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;

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Materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of AvePoint’s material rights thereunder, or enter into a contract or agreement that if entered into prior to the date of the Business Combination Agreement would be a Material Contract, in each case in a manner that is adverse to AvePoint or any of its subsidiaries, except in the ordinary course of business, other than the termination of any agreement with any affiliate of AvePoint;

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Enter into, amend, waive or terminate (other than terminations in accordance with their terms or in accordance with the Business Combination Agreement) any transaction with any affiliate of AvePoint (other than (x) transactions by and among AvePoint and its subsidiaries, (y) compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice and (z) the termination of any Affiliate Agreement (as defined in the Business Combination Agreement) in accordance with Section 7.18 of the Business Combination Agreement);

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Enter into any contract, agreement or arrangement that obligates AvePoint or any of its subsidiaries to develop any Intellectual Property (as defined in the Business Combination Agreement) related to the business of AvePoint or any of its subsidiaries or the Products (as defined in the Business Combination Agreement), other than where the results of AvePoint’s or any subsidiary’s performance would be Company-Owned IP (as defined in the Business Combination Agreement);

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(A) Intentionally permit any registered Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in each and every of registered Company-Owned IP or (B) disclose any trade secrets of AvePoint or any of its subsidiaries other than in the ordinary course of business consistent with past practice pursuant to a non-disclosure agreement protecting the use and confidentiality thereof;

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Waive, release, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to the Business Combination Agreement or the transactions contemplated hereby) in excess of $1.0 million (individually or in the aggregate) or that otherwise impose non-monetary obligations that are material to the business or operations of AvePoint or any of its subsidiaries;

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Adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of AvePoint or any of its subsidiaries (other than the Mergers);

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Terminate without replacement or amend in a manner materially detrimental to AvePoint and its subsidiaries, taken as a whole, any insurance policy insuring the business of AvePoint or any of its subsidiaries; or

•	Enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Apex and Merger Subs have agreed that, during the Interim Period, except as otherwise set forth in or qualified by the Business Combination Agreement and Business Combination documents or as required by applicable law, they will conduct the ordinary course of operations of Apex and Merger Subs in a manner consistent with past practice. In addition, Apex and Merger Subs have agreed that, during the Interim Period, except as otherwise set forth in or qualified by the Business Combination Agreement and Business Combination documents or as required by applicable law, they will not, directly or indirectly, without the prior written consent of AvePoint (which may not be unreasonably withheld, conditioned or delayed):

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Amend or otherwise change the Apex Organizational Documents (as defined in the Business Combination Agreement) (except as contemplated by the Stockholder Proposals) or the Merger Subs Organizational Documents (as defined in the Business Combination Agreement) or form any subsidiary of Apex other than Merger Subs;

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Declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund (as defined in the Business Combination Agreement) that are required pursuant to the Apex Organizational Documents;

•	Reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Apex Common Stock or Apex Warrants except for redemptions from the Trust Fund;

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Issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Apex or Merger Subs, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Apex or Merger Subs, except (A) in connection with a Working Capital Loan to finance Apex Transaction Expenses, (B) the issuance of shares of Apex Common Stock pursuant to the Subscription Agreements solely in accordance with Subscription Agreements as of the date hereof or as amended in accordance with Section 7.10(c) of the Business Combination Agreement, (C) pursuant to the exercise of Apex Warrants, or (D) pursuant to the conversion of Apex Sponsor Common Stock;

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Acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

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Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Apex, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice or except Working Capital Loans in an aggregate amount not to exceed $1.0 million;

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Make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable law made subsequent to the date hereof, as agreed to by its independent accountants;

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(A) Amend any income, franchise or other material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;

•	Liquidate, dissolve, reorganize or otherwise wind up the business and operations of Apex or either Merger Sub;

•	Amend the Trust Agreement (as defined in the Business Combination Agreement) or any other agreement related to the Trust Account;

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Amend, modify or waive any of the terms or rights set forth in any Apex Warrant or the Apex Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

•	Amend the Subscription Agreements, except as permitted in accordance with Section 7.10(c) of the Business Combination Agreement;

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Materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any contracts, agreements and arrangements (including engagement letters) with the Apex IPO Financial Advisors in a manner adverse to Apex or that would increase, add or supplement any Apex Transaction Expenses or Apex IPO Underwriting Fees or enter into a contract or agreement that if entered into prior to the date of this Agreement would require the payment of amounts that would constitute Apex Transaction Expenses or Apex IPO Underwriting Fees other than any services providers engaged by Apex for printing, mailing and solicitation services with respect to this Proxy Statement and the Registration Statement; or

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Except the Sponsor Support Agreement, the Registration Rights Agreement, the Lock-Up Agreements and any Working Capital Loan enter into, renew or amend any contract with an affiliate of the Sponsor or any Apex Initial Stockholder; or enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Additional Agreements

Proxy Statement/Prospectus

As promptly as practicable after the execution of the Business Combination Agreement and receipt of the PCAOB Audited Financials, Apex, with the assistance of AvePoint, as reasonably requested by Apex, agreed to prepare and file with the SEC this proxy statement/prospectus to be sent to the stockholders of Apex relating the special meeting of Apex’s stockholders to be held to consider approval and adoption of the Stockholder Proposals.

Apex Stockholders’ Meetings; Merger Sub Stockholder’s Approval; AvePoint’s Stockholders’ Written Consent

Apex has agreed to call and hold the special meeting as promptly as practicable following the clearance of this proxy statement/prospectus by the SEC for the purpose of voting solely upon the Stockholder Proposals, and Apex shall use its reasonable best efforts to hold the special meeting of stockholders as soon as practicable following the clearance of this proxy statement/prospectus by the SEC; provided, that Apex may postpone or adjourn the special meeting of stockholders on one or more occasions for up to 30 days in the aggregate upon the good faith determination by Apex’s board of directors that such postponement or adjournment is necessary to solicit additional proxies to obtain approval of the Stockholder Proposals or otherwise take actions consistent with Apex’s obligations pursuant to the Business Combination Agreement. Apex has agreed, through Apex’s board of directors, to recommend to its stockholders that they approve the Stockholder Proposals contained in this proxy statement/prospectus and shall include the recommendation of Apex’s board of directors in this proxy statement/prospectus.

As soon as reasonably practicable after the Registration Statement becomes effective and in any event within 48 hours after the Registration Statement becomes effective, AvePoint shall obtain the Written Consent and deliver a copy of the Written Consent to Apex. However, in the event AvePoint determines it is not able to obtain the Written Consent, AvePoint shall call and hold a meeting of holders of AvePoint Common Stock and AvePoint Preferred Stock for the purpose of voting solely upon the adoption of the Business Combination Agreement and the Mergers and all other transactions contemplated by the Business Combination Agreement (the “AvePoint Stockholder Meeting”) as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within 10 days after the Registration Statement becomes effective. AvePoint shall use its best efforts to obtain the AvePoint stockholder approval at the AvePoint Stockholder Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the Business Combination Agreement and the Mergers, and shall take all other action necessary or advisable to secure the AvePoint stockholder approval.

Exclusivity

During the Interim Period, AvePoint shall not take, nor shall it permit any of its controlled affiliates or direct any of its representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than Apex, its stockholders or any of their affiliates or representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any merger, initial public offering, sale of ownership interests or assets (other than asset sales in the ordinary course of business) of AvePoint, recapitalization or similar transaction, in each case other than (i) the Proposed Transactions or (ii) any purchase of shares of Apex Common Stock in any Private Placement (as defined in the Business Combination Agreement) (an “AvePoint Business Combination Proposal”) other than with Apex, its stockholders and their respective affiliates and representatives or the PIPE Subscribers with respect to the Private Placements. In addition, AvePoint shall, and shall cause its controlled affiliates to, and shall cause their respective representatives to, immediately cease any and all existing discussions or negotiations with any person with respect to any AvePoint Business Combination Proposal.

During the Interim Period, Apex shall not, nor shall Apex permit any of its controlled affiliates or direct any of its representatives to, solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than AvePoint, its stockholders or any of their affiliates or representatives), concerning any merger, purchase of ownership interests or assets of Apex, recapitalization or similar business combination transaction or any other business combination, in each case, other than (i) the Proposed Transactions or (ii) any purchase of shares of Apex Common Stock in any Private Placement (an “Apex Business Combination Proposal”). In addition, Apex shall, and shall cause its controlled affiliates to, and shall cause their respective representatives to, immediately cease any and all existing discussions or negotiations with any person with respect to any Apex Business Combination Proposal.

Stock Exchange Listing

Apex will use its reasonable best efforts to cause the shares of Apex Common Stock representing the Aggregate Stock Consideration and the Contingent Consideration to be approved for listing on Nasdaq at the Closing. During the Interim Period, Apex shall use its reasonable best efforts to keep the Apex Common Stock and Apex Warrants listed for trading on Nasdaq.

Other Covenants and Agreements

The Business Combination Agreement contains other covenants and agreements, including covenants related to:

•	AvePoint and Apex providing access to books and records and furnishing relevant information to the other party, subject to certain limitations and confidentiality provisions;

•	Certain employee benefit matters including the establishment of an equity incentive award plan and employee stock purchase plan, to be effective after the Closing;

•	Director and officer indemnification;

•	Prompt notification of certain matters;

•	AvePoint and Apex using reasonable best efforts to consummate the Business Combination and Apex using reasonable best efforts to consummate the PIPE;

•	Public announcements relating the Business Combination;

•	Agreement relating to the intended tax treatment of the Business Combination;

•	Cooperation regarding any filings required under the HSR Act;

•	The delivery by AvePoint of PCAOB Audited Financials;

•	The termination of AvePoint affiliate agreements;

•	Apex making disbursements from the Trust Account; and

•	The entry into employment agreements with Xunkai Gong, Tianyi Jiang and Brian Brown.

Conditions to Closing

Mutual

The obligations of AvePoint, Apex and Merger Subs to consummate the Business Combination, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

•

The AvePoint Requisite Approval in favor of the adoption of the Business Combination Agreement and the Mergers and all other transactions contemplated by the Business Combination Agreement, shall have been obtained;

•

The Stockholder Proposals shall have been approved and adopted by the requisite affirmative vote of the Apex stockholders in accordance with the proxy statement/prospectus, the DGCL, the Apex organizational documents and the rules and regulations of Nasdaq;

•

The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC;

•

No governmental authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Business Combination, including the Mergers, illegal or otherwise prohibiting consummation of the Business Combination, including the Mergers;

•

All required filings under the HSR Act shall have been completed and any waiting period (and any extension thereof) applicable to the consummation of the Business Combination under the HSR Act shall have expired or been terminated;

•	The PIPE shall have been consummated in accordance with the terms of the Subscription Agreements;

•	Apex shall have at least $5,000,001 of net tangible assets following the exercise of redemption rights in accordance with Apex’s organizational documents; and

•	Apex shall have submitted the supplemental listing application to Nasdaq for the shares of Apex Common Stock representing the Aggregate Stock Consideration and the Contingent Consideration.

Apex and Merger Subs

The obligations of Apex and Merger Subs to consummate the Business Combination are subject to the satisfaction or waiver (where legally permissible) at or prior to the Closing of the following additional conditions:

•

Certain of the representations and warranties of AvePoint contained in the sections titled (i) “Organization and Qualification; Subsidiaries,” (ii) “Capitalization,” (iii) “Authority Relative to the Business Combination Agreement,” (iv) “No Conflict; Required Filings and Consents,” (v) “Board Approval; Vote Required,” and (vi) “Brokers” in the Business Combination Agreement shall each be true and correct in all material respects as of the date of the Business Combination Agreement and the Effective Time, except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier specified date. Certain of the representations and warranties of AvePoint contained in the section titled “Absence of Certain Changes or Events” in the Business Combination Agreement shall be true and correct in all respects as of the date of the Business Combination Agreement and the Effective Time. Certain of the representations and warranties of AvePoint in the section titled “Capitalization” in the Business Combination Agreement shall be true and correct in all respects as of the date of the Business Combination Agreement and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than a de minimis additional cost, expense or liability to AvePoint, Apex, Merger Subs or any of their respective affiliates. The other representations and warranties of AvePoint contained in the Business Combination Agreement shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date of the Business Combination Agreement and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect (as defined in the Business Combination Agreement);

•

AvePoint shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time;

•	AvePoint shall have delivered to Apex a customary officer’s certificate, dated the date of the Closing, certifying as to the satisfaction of certain Closing Conditions; and

•	No Company Material Adverse Effect shall have occurred between the date of the Business Combination Agreement and the date of the Closing that is continuing.

AvePoint

The obligations of AvePoint to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

•

Certain of the representations and warranties of Apex and Merger Subs contained in the sections titled (i) “Corporate Organization,” (ii) “Capitalization,” (iii) “Authority Relative to the Business Combination Agreement,” (iv) “No Conflict; Required Filings and Consents,” (v) “Board Approval; Vote Required,” and (vi) “Brokers” in the Business Combination Agreement shall each be true and correct in all material respects as of the date of the Business Combination Agreement and the Effective Time, except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier specified date. Certain of the representations and warranties of Apex and Merger Subs contained in the section titled “Absence of Certain Changes or Events” in the Business Combination Agreement shall be true and correct in all respects as of the date of the Business Combination Agreement and the Effective Time. Certain of the representations and warranties of Apex and Merger Subs in the section titled “Capitalization” in the Business Combination Agreement shall be true and correct in all respects as of the date of the Business Combination Agreement and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than a de minimis additional cost, expense or liability to AvePoint, Apex, Merger Subs or any of their respective affiliates. The other representations and warranties of Apex and Merger Subs contained in the Business Combination Agreement shall be true and correct in all respects (without giving effect to any “materiality,” “Apex Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date of the Business Combination Agreement and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Apex Material Adverse Effect (as defined in the Business Combination Agreement);

•

Apex and Merger Subs shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time;

•

Apex shall have delivered to AvePoint a customary officer’s certificate (signed by the Chief Executive Officer of Apex), dated the date of the Closing, certifying as to the satisfaction of certain conditions;

•	No Apex Material Adverse Effect shall have occurred between the date of the Business Combination Agreement and the Closing Date that is continuing; and

•	The Available Apex Cash at the Effective Time shall be no less than $300.0 million.

Termination

The Business Combination Agreement may be terminated and the Business Combination may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Business Combination Agreement and the Business Combination by the Apex Stockholders, respectively, as follows:

•	By mutual written consent of Apex and AvePoint;

•

By Apex or AvePoint, if (i) the Effective Time will not have occurred prior to the Outside Date; provided, however, that the Business Combination Agreement may not be terminated under this provision by or on behalf of any party that is in breach or violation of any representation, warranty, covenant, agreement or obligation contained in the Business Combination Agreement and such breach or violation is the principal cause of the failure of a condition to the Closing on or prior to the Outside Date, and provided, further, that in the event that any law is enacted after the date of the Business Combination Agreement extending the applicable waiting period under the HSR Act, the Outside Date will be automatically extended by the length of any such extension; or (ii) any governmental authority in the United States has enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and non-appealable and has the effect of making consummation of the Proposed Transactions, including the Mergers, illegal or otherwise preventing or prohibiting consummation of the Business Combination, including the Mergers; or (iii) any of the Stockholder Proposals fail to receive the requisite vote for approval by the Apex stockholders;

•

By Apex (i) if AvePoint has failed to deliver the AvePoint Requisite Approval within 48 hours after the Registration Statement becomes effective; or (ii) upon a Terminating AvePoint Breach; provided that Apex has not waived such Terminating AvePoint Breach and Apex and Merger Subs are not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided further that, if such Terminating AvePoint Breach is curable by AvePoint, Apex may not terminate the Business Combination Agreement pursuant to the Business Combination Agreement for so long as AvePoint continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty days after notice of such breach is provided by Apex to AvePoint; or

•

By AvePoint upon a Terminating Apex Breach; provided that AvePoint has not waived such Terminating Apex Breach and AvePoint is not then in material breach of its representations, warranties, covenants or agreements in the Business Combination Agreement; provided, however, that, if such Terminating Apex Breach is curable by Apex and Merger Subs, AvePoint may not terminate the Business Combination Agreement pursuant to the Business Combination Agreement for so long as Apex and Merger Subs continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty days after notice of such breach is provided by AvePoint to Apex.

Effect of Termination

If the Business Combination Agreement is terminated, the agreement will forthwith become void, and there will be no liability under the Business Combination Agreement on the part of any party to the Business Combination Agreement, except as set forth in the Business Combination Agreement or in the case of termination subsequent to Fraud (as defined in the Business Combination Agreement) or a willful material breach of the Business Combination Agreement by a party thereto.

Except as set forth in the Business Combination Agreement, all expenses incurred in connection with the Business Combination Agreement and the Proposed Transactions shall be paid by the party incurring such expenses, whether or not the Proposed Transactions are consummated. The filing, listing, and registration fees contemplated by the Business Combination Agreement shall be paid one half by each of the parties thereto; provided, that each party shall be responsible for the fees and expenses payable by such party to its respective representatives with respect to such matters. On the Closing Date, Apex shall pay any unpaid AvePoint Transaction Expenses and Apex Transaction Expenses.

Vote Required for Approval

Approval of the Business Combination Proposal requires the affirmative vote (virtually in person or by proxy) of holders as of the Record Date of a majority of the then outstanding shares of Apex Capital Stock entitled to vote and actually cast thereon at the special meeting. Failure to vote by proxy or to vote online at the virtual special meeting or an abstention from voting will have no effect on the outcome of the vote on the Business Combination Proposal.

The adoption of the Business Combination Proposal is conditioned on the approval of the Charter Proposals, the Incentive Plan Proposal, the ESPP Proposal and the Nasdaq Proposals at the special meeting; provided that, if the Incentive Plan Proposal and/or the ESPP Proposal are not approved, then Apex and AvePoint may mutually agree to waive the closing condition in the Business Combination Agreement requiring the approval of the Incentive Plan Proposal and/or ESPP Proposal and Apex may still consummate the Business Combination.

The Closing is conditioned on the approval (or wavier, as applicable) of the Business Combination Proposal, the Charter Proposals, the Incentive Plan Proposal, the ESPP Proposal and the Nasdaq Proposals at the special meeting; provided that, if the Incentive Plan Proposal and/or the ESPP Proposal are not approved, then Apex and AvePoint may mutually agree to waive the closing condition in the Business Combination Agreement requiring the approval of the Incentive Plan Proposal and/or ESPP Proposal and Apex may still consummate the Business Combination.

Recommendation of Apex’s Board of Directors

APEX’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

CERTAIN AGREEMENTS RELATED TO THE BUSINESS COMBINATION

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to or in connection with the transactions contemplated by the Business Combination Agreement, which are referred to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The descriptions below are qualified by reference to the actual text of these agreements. You are encouraged to read the Related Agreements in their entirety.

Registration Rights Agreement

In connection with the Closing, that certain registration rights agreement dated September 16, 2019 will be amended and restated and Apex, the Sponsor, Cantor and the Key Company Stockholders (which includes the Sixth Street Holders) will enter into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Combined Company will agree that, within 15 business days after the Closing, the Combined Company will file with the SEC (at the Combined Company’s sole cost and expense) the Resale Registration Statement, and Apex shall use commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as practicable after the filing thereof. Each of (i) the Sixth Street Holders and (ii) the other Key Company Stockholders on the one hand, and the Sponsor and Cantor on the other, may demand registration of their registrable securities by the Combined Company up to twice a year. Each such group of demanding holders may request to sell all or any portion of their registrable securities in an underwritten offering as long as the total offering price is expected to exceed, in the aggregate, $10 million. Parties subject to the Registration Rights Agreement will be entitled to unlimited piggyback registration rights.

Lock-Up Agreements

In connection with the Closing, the Key AvePoint Stockholders will enter into agreements the Lock-Up Agreements providing that they will not, subject to certain exceptions, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, any shares of Apex Common Stock held by them immediately after the Effective Time, any shares of Apex Common Stock issuable upon the exercise of options to purchase shares of Apex Common Stock held by them immediately after the Effective Time, or any securities convertible into or exercisable or exchangeable for Apex Common Stock held by them immediately after the Effective Time (including any shares of Apex Common Stock), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-Up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) until 180 days after the Closing.

With respect to certain shares of Apex Common Stock held by Sponsor on behalf of Jeff Epstein and Brad Koenig immediately prior to the Effective Time, each of Jeff Epstein and Brad Koenig will enter into Lock-Up Agreements providing that they will not, subject to certain exceptions, Transfer any of their Apex Founder Lock-Up Shares until 12 months after the Closing and 50% of their Apex Founder Lock-Up Shares until 24 months after the Closing.

Stockholder Support Agreement

On November 23, 2020, the Key AvePoint Stockholders entered into the Stockholder Support Agreement pursuant to which the Key AvePoint Stockholders agreed to vote all of their shares of AvePoint Common Stock and AvePoint Preferred Stock in favor of the approval and adoption of the Business Combination Agreement and the Proposed Transactions. Additionally, the Key AvePoint Stockholders have agreed, among other things, to (i) exercise their drag-along rights pursuant to AvePoint stockholder arrangements, (ii) vote all of their shares of AvePoint Common Stock and AvePoint Preferred Stock in favor of any required consents or approvals sought with respect to the Business Combination Agreement and the Proposed Transactions, except with respect to any adverse amendments, (iii) vote against any merger, purchase of all or substantially all of AvePoint’s assets or other business combination transaction (other than the Business Combination) and (iv) refrain from exercising any dissenters’ rights or rights of appraisal.

Sponsor Support Agreement

On November 23, 2020, the Sponsor entered into the Sponsor Support Agreement pursuant to which the Sponsor agreed, among other things, to vote all of its shares of Apex Common Stock (i) in favor of all Stockholder Proposals, (ii) against any competing business combination proposal and related proposals or agreements (iii) against any change in the business, management or Apex’s board of directors (other than as contemplated by the Stockholder Proposals) and (iv) against any proposal that would frustrate any provision of the Business Combination Agreement.

Pursuant to the Sponsor Support Agreement, the Sponsor agreed to deposit 2,916,700 shares of its existing Apex Common Stock into escrow and that such shares will be subject to the vesting provisions set forth below:

•

100% of the Sponsor Earn-Out Shares shall vest and be released to the Sponsor if at any time from and after the Closing through the seventh anniversary thereof the Closing Price is greater than or equal to $15.00 (as adjusted for share splits, share capitalization, reorganizations, recapitalizations and the like) over any 20 trading days within any 30 trading day period; and

•

100% of the remaining Sponsor Earn-Out Shares that have not previously vested under the Sponsor Support Agreement shall vest and be released to the Sponsor if at any time from and after the Closing through the seventh anniversary thereof Apex consummates a Subsequent Transaction.

Subscription Agreements

In connection with the execution of the Business Combination Agreement, on November 23, 2020, Apex entered into separate Subscription Agreements with the PIPE Subscribers, pursuant to which the PIPE Subscribers agreed to purchase, and Apex agreed to sell to the PIPE Subscribers, the PIPE Shares for a purchase price of $10.00 per share and an aggregate purchase price of $140 million in the PIPE.

The closing of the sale of the PIPE Shares pursuant to the Subscription Agreements is contingent upon, among other customary closing conditions, the concurrent consummation of the Business Combination. The purpose of the PIPE is to raise additional capital for use by the Combined Company following the Closing.

Pursuant to the Subscription Agreements, the Combined Company agreed that, within 15 business days after the consummation of the Proposed Transactions, the Combined Company will file with the SEC a registration statement registering the resale of the PIPE Shares (the “PIPE Resale Registration Statement”), and, subject to certain conditions, the Combined Company will use its commercially reasonable efforts to have the PIPE Resale Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day following the filing date thereof if the SEC notifies the Combined Company that it will “review” the PIPE Resale Registration Statement and (ii) the 10th business day after the date the Combined Company is notified (orally or in writing, whichever is earlier) by the SEC that the PIPE Resale Registration Statement will not be “reviewed” or will not be subject to further review.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE REDEMPTION RIGHTS

The following is a discussion of the material U.S. federal income tax considerations for holders of Public Shares electing to have their shares redeemed for cash upon the closing of the Business Combination. This discussion applies only to Public Shares that are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment).

The following does not purport to be a complete analysis of all potential tax effects arising in connection with the closing of the Business Combination that are associated with certain redemptions of Public Shares. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect holders to which this section applies and could affect the accuracy of the statements herein. Apex has not sought, and will not seek, any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that regarding tax consequences discussed below.

This discussion does not address all U.S. federal income tax consequences relevant to a particular holder’s circumstances, including the impact of the alternative minimum tax, the Medicare contribution tax on net investment income or the special tax accounting rules under Section 451(b) of the Code. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons holding Public Shares as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated transaction;

•	banks, insurance companies and other financial institutions;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	regulated investment companies or real estate investment trusts;

•	holders that own, actually or constructively, more than 5% of Apex Capital Stock;

•	tax-qualified retirement plans; and

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Public Shares, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding Public Shares and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Public Shares that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Redemption of Public Shares

In the event that a U.S. Holder’s Public Shares are redeemed pursuant to the redemption provisions described in the section titled “The Special Meeting of Apex Stockholders — Redemption Rights,” the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as sale of the Public Shares under Section 302 of the Code. If the redemption qualifies as a sale or other exchange of common stock, the U.S. Holder will be treated as described under “— Gain or Loss on Redemption Treated as a Sale of Public Shares” below. If the redemption does not qualify as a sale of common stock, the U.S. Holder will be treated as receiving a corporate distribution with the tax consequences described below under “— Taxation of Redemption Treated as a Distribution.”

Whether a redemption qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the U.S. Holder (including any stock constructively owned by the U.S. Holder as a result of owning warrants) relative to all of our shares outstanding both before and after the redemption. The redemption of Public Shares generally will be treated as a sale of the Public Shares (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only stock actually owned by the U.S. Holder, but also shares of our stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock that the U.S. Holder has a right to acquire by exercise of an option, which would generally include Public Shares that could be acquired pursuant to the exercise of the warrants.

In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of Public Shares must, among other requirements, be less than 80% of the percentage of our outstanding voting stock actually and constructively owned by such U.S. Holder immediately before the redemption.

There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of our Apex Capital Stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of our Apex Capital Stock actually owned by the U.S. Holder are redeemed, the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other shares of our stock.

The redemption of Public Shares will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests are satisfied, the redemption will be treated as a corporate distribution to the redeemed holder, and the tax effects to such U.S. Holder will be as described under “— Taxation of Redemption Treated as a Distribution” below. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed Public Shares will be added to the U.S. Holder’s adjusted tax basis in its remaining Apex Capital Stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its warrants or possibly in other shares of our stock constructively owned by it.

Gain or Loss on Redemption Treated as a Sale of Public Shares

If the redemption qualifies as a sale or other taxable disposition of Public Shares, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. Holder’s adjusted tax basis in the Public Shares so redeemed. A U.S. Holder’s adjusted tax basis in its Public Shares generally will equal the U.S. Holder’s adjusted cost less any prior distributions treated as a return of capital for U.S. federal income tax purposes. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Public Shares so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the Public Shares may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Taxation of Redemption Treated as a Distribution

If the redemption does not qualify as a sale of Public Shares, a U.S. Holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Public Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Public Shares and will be treated as described under “— Gain or Loss on Redemption Treated as a Sale of Public Shares” above.

Dividends paid to a U.S. Holder that is classified as a corporation for U.S. federal income tax purposes generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the Public Shares described in this proxy statement/prospectus will prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be. If the holding period requirements are not satisfied, non-corporate U.S. Holders may be subject to tax on such dividends at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of Public Shares, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number, or a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR PUBLIC SHARES PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

Non-U.S. Holders

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of Public Shares that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

Redemption of Public Shares

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s Public Shares pursuant to the redemption provisions described in the section titled “The Special Meeting of Apex Stockholders — Redemption Rights,” generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Public Shares, as described under “U.S. Holders — Redemption of Public Shares” above, and the consequences of the redemption to the Non-U.S. Holder will be as described below under “— Gain on Redemption Treated as a Sale of Public Shares” and “— Taxation of Redemption Treated as a Distribution,” as applicable.

Gain on Redemption Treated as a Sale of Public Shares

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized on a Redemption treated as a sale or other taxable disposition of Public Shares unless:

•

The gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•

The Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year in which the redemption takes place and certain other requirements are met; or

•

Public Shares constitutes a U.S. real property interest (“USRPI”) by reason of Apex’s status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes during the time the Non-U.S. Holder has held such Public Shares.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to United States persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 31% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain of a Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet above, Apex believes that it is not and has not been at any time since its formation, and does not expect to be immediately after the Business Combination is completed, a USRPHC.

Taxation of Redemption Treated as a Distribution

If the redemption does not qualify as a sale of Public Shares, a Non-U.S. Holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Distributions in excess of our current and accumulated earnings and profits, will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. Holder’s adjusted tax basis in our Public Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Public Shares and will be treated as described under “— Gain on Redemption Treated as a Sale of Public Shares” above.

In general, with respect to any distributions that constitute dividends for U.S. federal income tax purposes and are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, such distributions will be subject to U.S. federal withholding tax at a rate of 30% of from the gross amount of the dividend, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (on an IRS Form W-8BEN or W-8BEN-E or other applicable documentation).

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to United States persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends (including constructive dividends received pursuant to a redemption of our Public Shares) on Public Shares will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any payments of distributions on Public Shares paid to a Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Public Shares within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of Public Shares conducted through a non-U.S. office of a non-U.S. broker that does not have certain enumerated relationships with the United States generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends (including constructive dividends received pursuant to a redemption of our Public Shares) on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our Public Shares paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on Public Shares. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Non-U.S. Holders should consult their tax advisors regarding the possible implications of FATCA.

ALL NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR PUBLIC SHARES PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS

The following discussion is a summary of the material U.S. federal income tax consequences of the Mergers to U.S. Holders (as defined below) that exchange their shares of AvePoint capital stock for shares of Apex common stock and cash pursuant to the Mergers. The following summary is based upon the provisions of the Code, its legislative history, existing and proposed U.S. Treasury Regulations promulgated thereunder and rulings and other administrative pronouncements issued by the IRS and judicial decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect, and to differing interpretations. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only U.S. Holders who hold shares of AvePoint capital stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment) and exchange such shares pursuant to the Mergers (and does not address holders who exercise dissenter’s or appraisal rights under Delaware Law). This discussion is based upon the assumption that the Mergers will be completed in accordance with the Business Combination Agreement and as described in this proxy statement/prospectus. Holders of AvePoint capital stock that are not U.S. Holders should consult their tax advisors as to the tax consequences of the Mergers. Moreover, this discussion does not address any U.S. federal tax consequences other than income tax consequences (such as estate, gift or other non-income tax consequences) or any state, local or foreign income or non-income tax consequences. In addition, this discussion does not purport to be a complete analysis of all of the U.S. federal income tax consequences (such as the Medicare contribution tax on net investment income, the alternative minimum tax, or consequences that may arise under the Foreign Account Tax Compliance Act (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith)) that may be relevant to U.S. Holders in light of their particular circumstances and does not address all of the U.S. federal income tax consequences that may be relevant to particular holders of AvePoint capital stock that are subject to special rules, including, but not limited to:

•	banks or other financial institutions;

•

partnerships or other pass-through entities (or other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes) or investors in such partnerships or pass-through entities;

•	mutual funds;

•	S corporations or investors in such S corporations;

•	insurance companies;

•	tax-exempt organizations or governmental organizations;

•	dealers or brokers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons that actually or constructively own or have owned at least five percent of AvePoint capital stock (by vote or value);

•	regulated investment companies;

•	real estate investment trusts;

•	tax-qualified retirement plans;

•	persons that hold AvePoint capital stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	individuals who are U.S. expatriates and former citizens or long-term residents of the United States;

•

holders who acquired their shares of AvePoint capital stock through the exercise of an employee stock option, in connection with a restricted stock unit or restricted share award, or otherwise as compensation;

•	holders who hold their shares as “qualified small business stock” within the meaning of Section 1202(c) of the Code; and

•	persons that have a functional currency other than the U.S. dollar.

If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds AvePoint capital stock, the tax treatment of a partner in such partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the Mergers to them.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of AvePoint capital stock which is, or is treated for U.S. federal income tax purposes as, any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•

a trust that (i) is subject to the primary supervision of a court within the United States and all substantial decisions of which are subject to the control of one or more United States persons (as defined in Section 7701(a)(30) of the Code) or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person; or

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source

The following discussion is a summary of material U.S. federal income tax consequences of the Mergers to U.S. Holders under current law. All stockholders should consult their tax advisors as to the tax consequences of the Mergers in their particular circumstances, including the applicability and effect of U.S. federal, state, local or foreign income or other tax laws.

Characterization of the Mergers

The parties intend for the Mergers, taken together with the Named Executive Transactions (as defined in the Business Combination Agreement), to be treated as a “reorganization” within the meaning of Section 368(a) of the Code. The parties have agreed to use their reasonable best efforts to cause the Mergers to so qualify, but it is not a condition to the completion of the Mergers that either AvePoint or Apex receives an opinion of counsel to such effect. The Mergers may be fully taxable to U.S. Holders for U.S. federal income tax purposes. Qualification of the Mergers as part of a “reorganization” will depend on the relevant facts at the time of the Mergers, including the trading price of Apex common stock and the proportion of holders of AvePoint capital stock who dissent and perfect appraisal rights. No ruling has been, or will be, sought by AvePoint or Apex from the IRS with respect to the Mergers and there can be no assurance that the IRS will not challenge the qualification of the Mergers as part of a “reorganization” under Section 368(a) of the Code or that a court would not sustain such a challenge.

U.S. Federal Income Tax Consequences for U.S. Holders

If the Mergers qualify as part of a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. Holder generally will recognize gain (but not loss) in an amount equal to the lesser of: (1) the sum of the amount of cash consideration and the fair market value of the Apex common stock received, minus that U.S. Holder’s adjusted tax basis in its shares of AvePoint capital stock surrendered in exchange therefor, and (2) the amount of cash consideration received. Any recognized gain will generally be long-term capital gain if the U.S. Holder’s holding period with respect to the shares of AvePoint capital stock surrendered is more than one year. In addition, the aggregate tax basis of the Apex common stock received will be equal to the aggregate adjusted tax basis of the shares of AvePoint capital stock surrendered, reduced by the amount of cash consideration received by the U.S. Holder and increased by the amount of gain, if any, recognized by the U.S. Holder in the Mergers. The holding period of the Apex common stock received will include the holding period of the shares of AvePoint capital stock surrendered.

In some cases, gain recognized by a U.S. Holder could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such U.S. Holder could have dividend income up to the amount of the cash consideration received. Because the possibility of dividend treatment depends primarily upon the particular circumstances of a U.S. Holder, including the application of certain constructive ownership rules, U.S. Holders should consult their tax advisors regarding the potential tax consequences of the Mergers to them, and U.S. Holders that are corporations should consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code.

If the Mergers do not qualify as part of a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between: (1) the sum of the amount of cash consideration and the fair market value of the Apex common stock, and (2) such U.S. Holder’s adjusted tax basis in the AvePoint capital stock surrendered in exchange therefor. Any gain or loss will generally be long-term capital gain or loss if the U.S. Holder’s holding period with respect to the shares of AvePoint capital stock surrendered is more than one year. The deductibility of capital losses is subject to limitations. The aggregate tax basis of the Apex common stock received will be equal to the fair market value of such stock upon receipt. The holding period of the Apex common stock received at Closing will begin on the day following the closing date of the Mergers.

Gain, if any, recognized in the Mergers with respect to Contingent Consideration received after the close of the U.S. Holder’s taxable year in which the closing of the Mergers occurs may be eligible for reporting under the installment method. U.S. Holders are urged to consult their tax advisors regarding the availability and impact of the installment method and whether to elect out of the installment method.

If a U.S. Holder acquired different blocks of shares of AvePoint capital stock at different times or different prices, any gain (or loss, if applicable) must be determined separately for each identifiable block of shares. U.S. Holders should consult their tax advisors regarding the manner in which cash consideration and Apex common stock (including any Apex common stock received as Contingent Consideration) should be allocated among different blocks of shares of AvePoint capital stock surrendered and the determination of the tax bases and holding periods of the Apex common stock received (including any Apex common stock received as Contingent Consideration).

Imputed Interest

A portion of any Contingent Consideration received later than six months after the closing of the Mergers generally will be treated as imputed interest income taxable at ordinary income rates when received. Any such amount treated as imputed interest will not be taken into account as consideration for purposes of determining gain or loss. U.S. Holders should consult with their tax advisors as to the application of the imputed interest rules to their particular circumstances.

Information Reporting and Backup Withholding

Information reporting and backup withholding may apply to payments made in connection with the First Merger. Backup withholding will not apply, however, if the U.S. Holder provides proof of an applicable exemption or furnishes its taxpayer identification number and otherwise complies with all applicable certification requirements. Any amounts withheld may be allowed as a refund or credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

If the Mergers qualify as part of a “reorganization” within the meaning of Section 368(a) of the Code, certain information reporting requirements may apply to each U.S. Holder that is a “significant holder” of AvePoint capital stock. A “significant holder” is a holder of AvePoint capital stock that, immediately before the Mergers, owned at least 1% (by vote or value) of the outstanding stock of AvePoint (or securities of AvePoint with a basis of at least $1 million). U.S. Holders are urged to consult with their tax advisor as to the potential application of these information reporting requirements.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSEQUENCES RELATING TO THE MERGERS, AND IS NOT, AND IS NOT INTENDED TO BE, TAX ADVICE. ALL AVEPOINT STOCKHOLDERS ARE STRONGLY ADVISED AND ARE EXPECTED TO CONSULT THEIR LEGAL AND TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER U.S. FEDERAL TAX LAWS, INCLUDING ESTATE OR GIFT TAX LAWS, OR UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS.

PROPOSAL NO. 2 — THE CHARTER PROPOSALS

Overview

If the Business Combination is consummated, Apex will replace the Existing Certificate of Incorporation with the Proposed Certificate of Incorporation in the form attached to this proxy statement/prospectus as Annex B. In the judgment of Apex’s board of directors, the adoption of the Proposed Certificate of Incorporation is necessary to adequately address the needs of the Combined Company.

The Charter Proposals are comprised of the following amendments to the Existing Certificate of Incorporation:

2a. Name Change Charter Amendment — To change Apex’s name to “AvePoint, Inc.”;

2b. Authorized Share Charter Amendment — To increase the number of authorized shares of Apex Common Stock and “blank check” preferred stock;

2c. Actions by Stockholders Charter Amendment — To require that stockholders only act at annual and special meeting of the corporation and not by written consent;

2d. Corporate Opportunity Charter Amendment — To eliminate the current limitations in place on the corporate opportunity doctrine;

2e. Voting Thresholds Charter Amendment — To increase the required vote thresholds for approving amendments to the certificate of incorporation and bylaws to 66 2/3%; and

2f. Additional Charter Amendment — To approve all other changes including eliminating certain provisions related to special purpose acquisition corporations that will no longer be relevant following the Closing.

The following table sets forth a summary of the principal proposed changes and the material differences between the Existing Certificate of Incorporation and the Proposed Certificate of Incorporation. This summary is qualified by reference to the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex B. All stockholders are encouraged to read the Proposed Certificate of Incorporation in its entirety for a more complete description of its terms.

	Existing Certificate of Incorporation	Proposed Certificate of Incorporation
Name Change	Apex’s current name is Apex Technology Acquisition Corporation.	Under the Proposed Certificate of Incorporation, Apex will change its name to AvePoint, Inc.

Purpose	The Existing Certificate of Incorporation provides that the purpose of Apex shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon Apex by law and those incidental thereto, Apex shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of Apex including, but not limited to, “its initial business combination”.	The Proposed Certificate of Incorporation will provide that the purpose of the Combined Company shall be to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

Authorized Shares of Common Stock	The Existing Certificate of Incorporation authorizes the issuance of up to 100,000,000 shares of Apex Class A Common Stock, par value $0.0001 per share, and 10,000,000 shares of Apex Class B Common Stock, par value $0.0001 per share.	The Proposed Certificate of Incorporation will authorize the issuance of up to 1,000,000,000 shares of Combined Company Common Stock, par value $0.0001 per share.

Blank Check Preferred Stock	The Existing Certificate of Incorporation authorizes the issuance of up to 1,000,000 shares of “blank	The Proposed Certificate of Incorporation will authorize the issuance of up to 20,000,000 shares of “blank check” preferred stock, par

	Existing Certificate of Incorporation	Proposed Certificate of Incorporation
	check” preferred stock, par value $0.0001 per share.	value $0.0001 per share, the rights, preferences and privileges of which may be designated from time to time by the Combined Company Board.

Classified Board	The Existing Certificate of Incorporation provides for three classes of directors, with the term for Class I directors expiring at the first annual meeting of the stockholders, the term for Class II directors expiring at the second annual meeting of the stockholders and the term for Class III directors expiring at the third annual meeting of the stockholders.	The Proposed Certificate of Incorporation will provide for three classes of directors, with the term for Class I directors expiring after one year, the term for Class II directors expiring after two years and the term for Class III directors expiring after three years.

Actions by Stockholders Amendment	The Existing Certificate of Incorporation provides that no action shall be taken by the stockholders except at a duly called annual or special meeting of stockholders, and no action shall be taken by the stockholders by written consent other than with respect to Apex Class B Common Stock.	The Proposed Certificate of Incorporation will provide that no action shall be taken by the stockholders except at an annual or special meeting of stockholders called in accordance with the bylaws, and no action shall be taken by the stockholders by written consent.

Corporate Opportunity Amendment	The Existing Certificate of Incorporation limits the application of the doctrine of corporate opportunity under certain circumstances.	The Proposed Certificate of Incorporation will be silent on the issue of the application of the doctrine of corporate opportunity.

Bylaws Amendment	The Existing Certificate of Incorporation provides that any amendment to Apex’s bylaws requires the affirmative vote of either a majority of the board of directors or a majority of the voting power of all outstanding shares of Apex’s capital stock entitled to vote generally in the election of directors, voting together as a single class, provided that no bylaws adopted by Apex’s stockholders shall invalidate any prior act of the board of directors that would have been valid if such bylaws had not been adopted.	The Proposed Certificate of Incorporation will provide that any amendment to the Combined Company’s bylaws will require the approval of either the Combined Company Board or the holders of at least 66 2/3% of the Combined Company’s then-outstanding shares of capital stock entitled to vote in an election of directors, voting together as a single class.

Charter Amendment	Prior to an “initial business combination”, the Existing Certificate of Incorporation provides that any amendment to the business combination provisions of the Existing Certificate of Incorporation will require the approval of the holders of at least 65% of all outstanding shares of Apex Common Stock.	The Proposed Certificate of Incorporation will provide that any amendment to certain provisions of the Proposed Certificate of Incorporation will require the approval of the holders of at least 66 2/3% of the Combined Company’s then-outstanding shares of capital stock entitled to vote in an election of directors, voting together as a single class.

Provisions Specific to a Blank Check Company	The Existing Certificate of Incorporation prohibits Apex from entering into an “initial business combination” with another blank check company or similar company with nominal operations.	The Proposed Certificate of Incorporation will not include this blank check company provision because the terms governing Apex’s consummation of an initial business combination will not be applicable following consummation of the Business Combination.

Reasons for the Amendments to the Existing Certificate of Incorporation

Name Change

Changing the post-combination corporate name from “Apex Technology Acquisition Corporation” to “AvePoint, Inc.” is desirable to reflect the Business Combination with AvePoint and to clearly identify the Combined Company as the publicly traded entity. Additionally, the Apex’s board of directors believes the name of the post-combination company should more closely align with the name of the existing operating business of AvePoint.

Purpose

The Proposed Certificate of Incorporation’s purpose is more appropriate for a public operating company.

Combined Company Common Stock

Under the Existing Certificate of Incorporation, upon the Closing, all outstanding shares of Apex Class B Common Stock are automatically convertible into shares of Apex Class A Common Stock on a one-for-one basis. As a result, only one class of Apex common stock would be outstanding upon the closing of the Business Combination. The Proposed Certificate provides that each outstanding share of Apex Class A Common Stock and Apex Class B Common Stock will be automatically converted and reclassified into one outstanding share of Combined Company Common Stock.

The greater number of authorized shares of Combined Company Common Stock will be used to issue shares to the PIPE Subscribers and to employees of the Combined Company under the 2021 Plan and the ESPP, each as proposed to be adopted by Apex in connection with the Business Combination, and for general corporate purposes. Additionally, Apex’s board of directors believes that it is important for the Combined Company to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support the Combined Company’s growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).

Notwithstanding the foregoing, authorized but unissued shares of common stock may enable the Combined Company Board to render it more difficult or to discourage an attempt to obtain control of the Combined Company and thereby protect continuity of or entrench its management, which may negatively impact the market price of the common stock. If, in the due exercise of its fiduciary obligations, for example, the Combined Company Board were to determine that a takeover proposal was not in the best interests of the Combined Company, such shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable the Combined Company to have the flexibility to authorize the issuance of shares in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. The Combined Company currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

Blank Check Preferred Stock

Apex’s board of directors believes that these shares of “blank check” preferred stock will provide the Combined Company with needed flexibility to issue shares in the future in a timely manner and under circumstances it considers favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Notwithstanding the foregoing, authorized but unissued preferred stock may enable the Combined Company Board to render it more difficult or to discourage an attempt to obtain control of the Combined Company and thereby protect continuity of or entrench its management, which may negatively impact the market price of the common stock of the Combined Company. If, in the due exercise of its fiduciary obligations, for example, the Combined Company Board was to determine that a takeover proposal was not in the best interests of the Combined Company, such preferred stock could be issued by the Combined Company Board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing the Combined Company Board to issue the authorized preferred stock on its own volition will enable the Combined Company to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. However, the Combined Company currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized stock for such purposes.

Classified Board

The classification of the Combined Company board of directors will secure continuity and stability by ensuring that at any given time a majority of the directors will have prior experience with the Combined Company and, therefore, be familiar with its business and operations. Apex’s board of directors also believes that this classification will assist the Combined Company Board in protecting the interests of the Combined Company Stockholders in the event of an unsolicited offer for the Combined Company by encouraging any potential acquirer to negotiate directly with the Combined Company Board.

The classification of the Combined Company Board may also increase the amount of time required for a takeover bidder to obtain control of the Combined Company without the cooperation of the Combined Company Board, even if the takeover bidder were to acquire a majority of the voting power of the Combined Company’s outstanding voting stock. Without the ability to obtain immediate control of the Combined Company Board, a takeover bidder will not be able to take action to remove other impediments to its acquisition of the Combined Company. Thus, this amendment could discourage certain takeover attempts, perhaps including some takeovers that stockholders may feel would be in their best interests. Further, this amendment will make it more difficult for stockholders to change the majority composition of the Combined Company Board, even if the stockholders believe such a change would be desirable. Because of the additional time required to change the control of the Combined Company Board, the classification of the Combined Company Board could be viewed as tending to perpetuate present management. Notwithstanding the foregoing, Apex’s board of directors believes that by forcing potential bidders to negotiate with the Combined Company Board for a change of control transaction, the Combined Company Board will be better able to maximize stockholder value in any change of control transaction. Apex’s board of directors is not aware of any present or threatened third-party plans to gain control of the Combined Company, and this proposal is not being recommended in response to any such plan or threat.

Actions by Stockholders Amendment

The elimination of stockholder written consents prevent a controlling stockholder or group of stockholders from amending the Proposed Certificate of Incorporation or bylaws of the Combined Company or removing directors without calling a special meeting of the stockholders and waiting the notice periods determined by the Combined Company Board pursuant to the bylaws prior to taking any such action. This guarantees that stockholders are given sufficient time to weigh the arguments presented by both sides in connection with any contested stockholder vote. Apex’s board of directors believes that a meeting of stockholders, which provides all stockholders an opportunity to deliberate about a proposed action and vote their shares, is the most appropriate forum for stockholder action. Notwithstanding the foregoing, elimination of such stockholder written consents may lengthen the amount of time required to take stockholder actions since actions by written consent are generally not subject to the minimum notice requirement of a stockholders’ meeting.

Corporate Opportunity Amendment

The “corporate opportunity” doctrine provides that directors and officers of a corporation, as part of their duty of loyalty to the corporation and its stockholders, generally have a fiduciary duty to disclose opportunities to the corporation that are related to its business and are prohibited from pursuing those opportunities unless the corporation determines that it is not going to pursue them. Section 122(17) of the DGCL expressly permits Delaware corporations, such as Apex, to renounce any interest or expectancy of the corporation in certain business opportunities. The Existing Certificate currently provides that certain business opportunities are not subject to the “corporate opportunity” doctrine. The Proposed Certificate of Incorporation will be silent on the issue of the application of the doctrine of corporate opportunity. The removal of the corporate opportunity doctrine provisions will ensure that directors, officers and controlling stockholders will not be able to take advantage of opportunities beneficial to the Combined Company for themselves without first disclosing the opportunity to the Combined Company Board and giving the Combined Company Board the opportunity to decline the opportunity on behalf of the Combined Company.

Voting Thresholds Amendment

Requiring the approval by affirmative vote of holders of at least 66 2/3% of the voting power of the Combined Company’s then-outstanding shares of capital stock entitled to vote in an election of directors to make any amendment to (a) certain provisions of the Proposed Certificate of Incorporation and (b) the Combined Company’s bylaws not approved by the Combined Company Board is intended to protect key provisions of the Proposed Certificate of Incorporation and the Combined Company’s bylaws, respectively, from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

Provisions Specific to a Blank Check Company

The elimination of certain provisions related to Apex’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Certificate of Incorporation does not include the requirement to dissolve the Combined Company after a certain time period and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations, and Apex’s board of directors believes it is the most appropriate period for the Combined Company. In addition, certain other provisions in the Existing Certificate of Incorporation require that proceeds from Apex’s IPO be held in the Trust Account until the completion of a business combination or redemption of 100% of the outstanding Public Shares has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Certificate of Incorporation.

Vote Required for Approval

Each of Charter Proposals 2a through 2f will be approved and adopted if the holders of a majority of all outstanding shares of Apex Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting together as a class, vote “FOR” the respective proposals. Failure to submit a proxy or to vote in person at the Apex Special Meeting, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” each of the proposals. Each of Charter Proposals 2a through 2f needs to be approved in order for the Charter Proposals to be approved.

The adoption of the Charter Proposals is conditioned on the approval of the Business Combination Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Nasdaq Proposals at the special meeting; provided that, if the Incentive Plan Proposal and/or the ESPP Proposal are not approved, then Apex and AvePoint may mutually agree to waive the closing condition in the Business Combination Agreement requiring the approval of the Incentive Plan Proposal and/or ESPP Proposal and Apex may still consummate the Business Combination.

The Closing is conditioned on the approval (or waiver, as applicable) of the Business Combination Proposal, the Charter Proposals, the Incentive Plan Proposal, the ESPP Proposal and the Nasdaq Proposals at the special meeting; provided that, if the Incentive Plan Proposal and/or the ESPP Proposal are not approved, then Apex and AvePoint may mutually agree to waive the closing condition in the business Combination Agreement requiring the approval of the Incentive Plan Proposal and/or ESPP Proposal and Apex may still consummate the Business Combination.

The Sponsor has agreed to vote its shares of Apex Capital Stock in favor of the Charter Proposals. See the section titled “The Merger Agreement — Related Agreements — Sponsor Support Agreement.” AvePoint also intends to vote its shares of Apex Capital Stock in favor of the Charter Proposals.

Recommendation of Apex’s Board of Directors

APEX’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSALS 2A THROUGH 2F.

The existence of financial and personal interests of Apex’s directors may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of Apex and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section titled “— Interests of Apex’s Directors and Officers in the Business Combination” for a further discussion.

PROPOSAL NO. 3 — THE INCENTIVE PLAN PROPOSAL

Overview

In this Proposal No. 3, we are asking our stockholders to approve the 2021 Plan. Apex’s board of directions approved the 2021 Plan on             , 2021, subject to stockholder approval at the special meeting of stockholders. If stockholders approve this proposal, the 2021 Plan will become effective on the consummation of the Business Combination. If the 2021 Plan is not approved by the stockholders, it will not become effective and no awards will be granted thereunder and the Combined Company Board will be able to grant awards under the AvePoint, Inc. 2016 Equity Incentive Plan, which we refer to herein as the “2016 Plan.” If the 2021 Plan is approved by the stockholders, no awards will be granted under the 2016 Plan following the Closing. The 2021 Plan is described in more detail below.

General Information

The purpose of the 2021 Plan is to provide a means whereby the Combined Company can secure and retain the services of employees, directors and consultants, to provide incentives for such persons to exert maximum efforts for the success of the Combined Company and its affiliates and to provide a means by which such persons may be given an opportunity to benefit from increases in value of Combined Company Common Stock through the granting of awards under the 2021 Plan.

Approval of the 2021 Plan by our stockholders is required, among other things, in order to comply with stock exchange rules requiring stockholder approval of equity compensation plans and allow the grant of incentive stock options under the 2021 Plan. If this Incentive Plan Proposal is approved by our stockholders, the 2021 Plan will become effective as of the date of the Closing. In the event that our stockholders do not approve this proposal, the 2021 Plan will not become effective.

The Combined Company’s equity compensation program, as implemented under the 2021 Plan, will allow the Combined Company to be competitive with comparable companies in its industry by giving it the resources to attract and retain talented individuals to achieve its business objectives and build stockholder value. It is critical to the Combined Company’s long-term success that the interests of employees and other service providers are tied to its success as “owners” of the business. Approval of the 2021 Plan will allow the Combined Company to grant stock options and other equity awards at levels it determines to be appropriate in order to attract new employees and other service providers, retain existing employees and service providers and to provide incentives for such persons to exert maximum efforts for the Combined Company’s success and ultimately increase stockholder value. The 2021 Plan allows the Combined Company to utilize a broad array of equity incentives with flexibility in designing equity incentives, including traditional stock option grants, stock appreciation rights, restricted stock awards, restricted stock unit awards, other stock awards and performance awards to offer competitive equity compensation packages in order to retain and motivate the talent necessary for the Combined Company.

If the request to approve the 2021 Plan is approved by our stockholders, there will be approximately    shares, subject to adjustment for specified changes in the Combined Company’s capitalization, available for grant under the 2021 Plan as of the effective time of the Closing. In addition, as further described below under the section titled “— Description of the AvePoint, Inc. 2021 Equity Incentive Plan — Authorized Shares,” the share reserve is subject to annual increases each January 1 of up to % of shares of the Combined Company Common Stock outstanding (or a lesser number determined by the Combined Company Board). Apex’s board of directors believes this pool size is necessary to provide sufficient reserved shares for a level of grants that will attract, retain, and motivate employees and other participants.

Description of the AvePoint, Inc. 2021 Equity Incentive Plan

A summary description of the material features of the 2021 Plan is set forth below. The following summary does not purport to be a complete description of all the provisions of the 2021 Plan and is qualified by reference to the 2021 Plan, the form of which is attached to this proxy statement/prospectus as Annex C and incorporated by reference in its entirety. Apex stockholders should refer to the 2021 Plan for more complete and detailed information about the terms and conditions of the 2021 Plan.

Eligibility

Any individual who is an employee of the Combined Company or any of its affiliates, or any person who provides services to the Combined Company or its affiliates, including members of the Combined Company Board, is eligible to receive awards under the 2021 Plan at the discretion of the plan administrator. If this proposal is approved by the stockholders, all of AvePoint’s 1,511 employees, directors and consultants (as of March 31, 2021) will be eligible to receive awards following the Closing.

Awards

The 2021 Plan provides for the grant of incentive stock options (“ISOs”) within the meaning of Section 422 of the Code to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of awards to employees, directors and consultants, including employees and consultants of the Combined Company’s affiliates.

Authorized Shares

Initially, the maximum number of shares of Combined Company Common Stock that may be issued under the 2021 Plan after it becomes effective will not exceed 30,273,164 shares of Combined Company Common Stock. In addition, the number of shares of Combined Company Common Stock reserved for issuance under the 2021 Plan will automatically increase on January 1 of each year, beginning on January 1, 2022 and continuing through and including January 1, 2031, in an amount equal to (1) 1.0% of the total number of shares of Combined Company Common Stock outstanding on December 31 of the preceding year, or (2) a lesser number of shares of Combined Company Common Stock determined by the Combined Company Board prior to the date of the increase. The maximum number of shares of Combined Company Common Stock that may be issued upon the exercise of ISOs under the 2021 Plan is 30,273,164 shares. As of                  , 2021, the Record Date, the closing price of Apex Class A Common Stock (which will become Combined Company Common Stock immediately upon consummation of the Business Combination) as reported on the Nasdaq Capital Market was $             per share.

Shares subject to stock awards granted under the 2021 Plan that expire or terminate without being exercised or otherwise issued in full or that are paid out in cash rather than in shares do not reduce the number of shares available for issuance under the 2021 Plan. Shares withheld under a stock award to satisfy the exercise, strike or purchase price of a stock award or to satisfy a tax withholding obligation do not reduce the number of shares available for issuance under the 2021 Plan. If any shares of Combined Company Common Stock issued pursuant to a stock award are forfeited back to or repurchased or reacquired by the Combined Company (1) because of the failure to vest, (2) to satisfy the exercise, strike or purchase price or (3) to satisfy a tax withholding obligation in connection with an award, the shares that are forfeited, repurchased or reacquired will revert to and again become available for issuance under the 2021 Plan.

Non-Employee Director Compensation Limit

The aggregate value of all compensation granted or paid to any non-employee director with respect to any calendar year, including awards granted and cash fees paid to such non-employee director, will not exceed (1) $750,000 in total value or (2) if such non-employee director is first appointed or elected to the Combined Company Board during such calendar year, $1,000,000 in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes and excluding distributions from a deferred compensation program.

Plan Administration

The Combined Company Board, or a duly authorized committee thereof, will administer the 2021 Plan and is referred to as the “plan administrator” herein. The Combined Company Board may also delegate to one or more of the Combined Company’s officers the authority to (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under the 2021 Plan, the Combined Company Board has the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value, and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award.

Under the 2021 Plan, the Combined Company Board also generally has the authority to effect, without the approval of stockholders but with the consent of any materially adversely affected participant, (1) the reduction of the exercise, purchase, or strike price of any outstanding option or stock appreciation right; (2) the cancellation of any outstanding option or stock appreciation right and the grant in substitution therefore of other awards, cash, or other consideration; or (3) any other action that is treated as a repricing under generally accepted accounting principles.

Stock Options

ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2021 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of a share of Combined Company Common Stock on the date of grant. Options granted under the 2021 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.

The plan administrator determines the term of stock options granted under the 2021 Plan, up to a maximum of 10 years. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with the Combined Company or any of the Combined Company’s affiliates ceases for any reason other than disability, death, or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with the Combined Company or any of the Combined Company’s affiliates ceases due to death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 18 months following the date of death. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with the

Combined Company or any of the Combined Company’s affiliates ceases due to disability, the optionholder may generally exercise any vested options for a period of 12 months following the cessation of service. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of Combined Company Common Stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of Combined Company Common Stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO or (5) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options and stock appreciation rights generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the plan administrator or a duly authorized officer, an option may be transferred pursuant to a domestic relations order.

Tax Limitations on ISOs

The aggregate fair market value, determined at the time of grant, of Combined Company Common Stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of the Combined Company’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the Combined Company’s total combined voting power or that of any of the Combined Company’s parent or subsidiary corporations unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Unit Awards

Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of shares of Combined Company Common Stock, a combination of cash and shares of Combined Company Common Stock as determined by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement or by the plan administrator, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Restricted Stock Awards

Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, services to us, or any other form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with the Combined Company ends for any reason, the Combined Company may receive any or all of the shares of Combined Company Common Stock held by the participant that have not vested as of the date the participant terminates service with the Combined Company through a forfeiture condition or a repurchase right.

Stock Appreciation Rights

Stock appreciation rights are granted under stock appreciation right agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of a share of Combined Company Common Stock on the date of grant. A stock appreciation right granted under the 2021 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator. Stock appreciation rights may be settled in cash or shares of Combined Company Common Stock or in any other form of payment, as determined by the plan administrator and specified in the stock appreciation right agreement.

The plan administrator determines the term of stock appreciation rights granted under the 2021 Plan, up to a maximum of 10 years. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with the Combined Company or any of its affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. This period may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with the Combined Company or any of its affiliates ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Performance Awards

The 2021 Plan permits the grant of performance awards that may be settled in stock, cash or other property. Performance awards may be structured so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, Combined Company Common Stock.

The performance goals may be based on any measure of performance selected by the plan administrator. The performance goals may be based on company-wide performance or performance of one or more business units, divisions, affiliates or segments and may be either absolute or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the plan administrator when the performance award is granted, the plan administrator will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any portion of the Combined Company’s business which is divested achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of Combined Company Common Stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to holders of Combined Company Common Stock other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Combined Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the Combined Company Board may establish or provide for other adjustment items in the award agreement at the time the award is granted or in such other document setting forth the performance goals at the time the performance goals are established.

Other Stock Awards

The plan administrator may grant other awards based in whole or in part by reference to Combined Company Common Stock. The plan administrator will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards.

Changes to Capital Structure

In the event there is a specified type of change in the capital structure of the Combined Company, such as a stock split, reverse stock split or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2021 Plan, (2) the class of shares used to determine the number of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued on the exercise of ISOs and (4) the class and number of shares and exercise price, strike price or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions

The following applies to stock awards under the 2021 Plan in the event of a corporate transaction (as defined in the 2021 Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with the Combined Company or one of its affiliates or unless otherwise expressly provided by the plan administrator at the time of grant.

In the event of a corporate transaction, any stock awards outstanding under the 2021 Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by the Combined Company with respect to the stock award may be assigned to the Combined Company’s successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full (or, in the case of performance awards with multiple vesting levels depending on the level of performance, vesting will accelerate at 100% of the target level) to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by the Combined Company with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction), and (ii) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by the Combined Company with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.

In the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the per share amount payable to holders of Combined Company Common Stock in connection with the corporate transaction, over (ii) any per share exercise price payable by such holder, if applicable.

Plan Amendment or Termination

The Combined Company Board has the authority to amend, suspend, or terminate the 2021 Plan at any time, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require approval of the Combined Company Stockholders. No ISOs may be granted after the tenth anniversary of the date Apex’s board of directors adopts the 2021 Plan. No stock awards may be granted under the 2021 Plan while it is suspended or after it is terminated.

U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences to participants and the Combined Company with respect to participation in the 2021 Plan, which will not become effective until the date of the Closing. No awards will be issued under the 2021 Plan prior to the date of the Closing. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on such participant’s particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired under the 2021 Plan. The 2021 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. The Combined Company’s ability to realize the benefit of any tax deductions described below depends on the Combined Company’s generation of taxable income as well as the requirement of reasonableness and the satisfaction of the Combined Company’s tax reporting obligations.

Nonstatutory Stock Options

Generally, there is no taxation upon the grant of a NSO. Upon exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. If the participant is employed by the Combined Company or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Combined Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.

Incentive Stock Options

The 2021 Plan provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, a participant generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the participant holds a share received upon exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the participant’s tax basis in that share will be long-term capital gain or loss. If, however, a participant disposes of a share acquired upon exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year. For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired upon exercise of an ISO exceeds the exercise price of the stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired upon exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised. The Combined Company is not allowed a tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired upon exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, the Combined Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant, subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and provided that either the employee includes that amount in income or the Combined Company timely satisfies its reporting requirements with respect to that amount.

Restricted Stock Awards

Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is subject to restrictions constituting a substantial risk of forfeiture when it is received (for example, if the employee is required to work for a period of time in order to have the right to transfer or sell the stock), the recipient generally will not recognize income until the restrictions constituting a substantial risk of forfeiture lapse, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following the date of grant, to recognize ordinary income, as of the date of grant, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the restrictions constituting a substantial risk of forfeiture lapse. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Combined Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock award.

Restricted Stock Unit Awards

Generally, the recipient of a restricted stock unit award will generally recognize ordinary income at the time the stock is delivered equal to the excess, if any, of (i) the fair market value of the stock received over any amount paid by the recipient in exchange for the stock or (ii) the amount of cash paid to the participant. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock unit award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Combined Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock unit award.

Stock Appreciation Rights

Generally, the recipient of a stock appreciation right will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Combined Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

Tax Consequences to the Combined Company

Compensation of Covered Employees

The ability of the Combined Company to obtain a deduction for amounts paid under the 2021 Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits the Combined Company’s ability to deduct compensation, for U.S. federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1 million.

Golden Parachute Payments

The ability of the Combined Company (or the ability of one of its subsidiaries) to obtain a deduction for future payments under the 2021 Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain “excess parachute payments” made in connection with a change in control of an employer-corporation.

New Plan Benefits

The awards, if any, that will be made to eligible persons under the 2021 Plan are subject to the discretion of the compensation committee of the Combined Company Board. Therefore, Apex cannot currently determine the benefits or number of shares subject to awards that may be granted in the future and a new plan benefits table is thus not provided.

Equity Compensation Plan Information

As of December 31, 2020, Apex had no compensation plans (including individual compensation arrangements) under which equity securities of Apex were authorized for issuance.

Registration with the SEC

If the 2021 Plan is approved by our stockholders and becomes effective, the Combined Company intends to file a registration statement on Form S-8 registering the shares reserved for issuance under the 2021 Plan as soon as reasonably practicable after the Combined Company becomes eligible to use such form.

Vote Required for Approval

Approval of the Incentive Plan Proposal requires the affirmative vote (virtually in person or by proxy) of holders as of the Record Date of a majority of the then outstanding shares of Apex Capital Stock entitled to vote and actually cast thereon at the special meeting. Failure to vote by proxy or to vote online at the virtual special meeting or an abstention from voting will have no effect on the outcome of the vote on the Incentive Plan Proposal.

The adoption of the Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal, the Charter Proposals, the ESPP Proposal and the Nasdaq Proposals at the special meeting; provided that, if the Incentive Plan Proposal and/or the ESPP Proposal are not approved, then Apex and AvePoint may mutually agree to waive the closing condition in the Business Combination Agreement requiring the approval of the Incentive Plan Proposal and/or ESPP Proposal and Apex may still consummate the Business Combination.

The Closing is conditioned on the approval (or waiver, as applicable) of the Business Combination Proposal, the Charter Proposals, the Incentive Plan Proposal, the ESPP Proposal and the Nasdaq Proposals at the special meeting; provided that, if the Incentive Plan Proposal and/or the ESPP Proposal are not approved, then Apex and AvePoint may mutually agree to waive the closing condition in the Business Combination Agreement requiring the approval of the Incentive Plan Proposal and/or ESPP Proposal and Apex may still consummate the Business Combination.

The Apex Initial Stockholder has agreed to vote its shares of Apex Capital Stock in favor of the Incentive Plan Proposal. See the section titled “Other Agreements Related to the Business Combination Agreement — Sponsor Support Agreement” for more information. AvePoint also intends to vote its shares of Apex Capital Stock in favor of the Incentive Plan Proposal.

Recommendation of Apex’s Board of Directors

APEX’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 4 — THE ESPP PROPOSAL

Overview

In this Proposal No. 4, Apex is asking our stockholders to approve the ESPP. Apex’s board of directors approved the ESPP on      , 2021, subject to stockholder approval at the special meeting of stockholders. If stockholders approve this proposal, the ESPP will become effective upon the consummation of the Business Combination. If the ESPP is not approved by the stockholders, it will not become effective. The ESPP is described in more detail below.

The purpose of the ESPP is to provide a means whereby the Combined Company can align the long-term financial interests of its employees with the financial interests of its stockholders. In addition, Apex’s board of directors believes that the ability to allow Combined Company employees to purchase shares of Combined Company Common Stock will help the Combined Company attract, retain and motivate employees and encourages them to devote their best efforts to the Combined Company’s business and financial success. Approval of the ESPP by Apex stockholders will allow the Combined Company to provide its employees with the opportunity to acquire an ownership interest in the Combined Company through their participation in the ESPP, thereby encouraging them to remain in service and more closely aligning their interests with those of the Combined Company Stockholders.

Description of the ESPP

The material features of the ESPP are described below. The following description of the ESPP is a summary only. This summary is not a complete statement of the ESPP and is qualified in its entirety by reference to the complete text of the ESPP, a copy of which is attached hereto as Annex D. Apex stockholders should refer to the ESPP for more complete and detailed information about the terms and conditions of the ESPP.

Purpose

The purpose of the ESPP is to provide a means by which eligible employees of the Combined Company and certain designated companies may be given an opportunity to purchase shares of Combined Company Common Stock following the Closing, to assist the Combined Company in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for the Combined Company’s success.

The Plan includes two components: a 423 Component and a Non-423 Component. The Combined Company intends that the 423 Component will qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code. Except as otherwise provided in the ESPP or determined by the Combined Company Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

Share Reserve

The maximum number of shares of Combined Company Common Stock that may be issued under the ESPP is 3,027,316 shares. Additionally, the number of 3,027,316 shares of Combined Company Common Stock reserved for issuance under the ESPP will automatically increase on January 1 of each year, beginning on January 1, 2022 and continuing through and including January 1, 2031, by the lesser of (1) 1% of the total number of shares of Combined Company Common Stock outstanding on December 31 of the preceding calendar year, (2) 2,018,210 shares of Combined Company Common Stock, or (3) such lesser number of shares of Combined Company Common Stock as determined by the Combined Company Board. Shares subject to purchase rights granted under the ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under the ESPP. As of                  , 2021, the Record Date, the closing price of Apex Class A Common Stock (which will become Combined Company Common Stock immediately upon consummation of the Business Combination) as reported on the Nasdaq Capital Market was $            per share.

Administration

The Combined Company Board, or a duly authorized committee thereof, will administer the ESPP.

Limitations

Combined Company employees and the employees of any of its designated affiliates, will be eligible to participate in the ESPP, provided they may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by the administrator: (1) customary employment with the Combined Company or one of its affiliates for more than 20 hours per week and for five or more months per calendar year or (2) continuous employment with the Combined Company or one of its affiliates for a minimum period of time, not to exceed two years, prior to the first date of an offering. In addition, the Combined Company Board may also exclude from participation in the ESPP or any offering, employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) or a subset of such highly compensated employees. If this proposal is approved by the stockholders, all the 1,479 employees of AvePoint (as of March 31, 2021) will be eligible to participate in the ESPP following the Closing. An employee may not be granted rights to purchase stock under the ESPP (a) if such employee immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of Combined Company stock or (b) to the extent that such rights would accrue at a rate that exceeds $25,000 worth of Combined Company stock for each calendar year that the rights remain outstanding.

The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code. The administrator may specify offerings with a duration of not more than 27 months, and may specify one or more shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of Combined Company Common Stock will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the terms of offerings under the ESPP. The administrator has the discretion to structure an offering so that if the fair market value of a share of Combined Company Common Stock on any purchase date during the offering period is less than or equal to the fair market value of a share of Combined Company Common Stock on the first day of the offering period, then that offering will terminate immediately, and the participants in such terminated offering will be automatically enrolled in a new offering that begins immediately after such purchase date.

A participant may not transfer purchase rights under the ESPP other than by will, the laws of descent and distribution, or as otherwise provided under the ESPP.

Payroll Deductions

The ESPP permits participants to purchase shares of Combined Company Common Stock through payroll deductions of up to 15% of their earnings. Unless otherwise determined by the administrator, the purchase price per share will be 85% of the lower of the fair market value of a share of Combined Company Common Stock on the first day of an offering or on the date of purchase. Participants may end their participation at any time during an offering and will be paid their accrued contributions that have not yet been used to purchase shares, without interest. Participation ends automatically upon termination of employment with the Combined Company and its related affiliates.

Withdrawal

Participants may withdraw from an offering by delivering a withdrawal form to the Combined Company and terminating their contributions. Such withdrawal may be elected at any time prior to the end of an offering, except as otherwise provided by the administrator. Upon such withdrawal, the Combined Company will distribute to the employee such employee’s accumulated but unused contributions without interest, and such employee’s right to participate in that offering will terminate. However, an employee’s withdrawal from an offering does not affect such employee’s eligibility to participate in any other offerings under the ESPP.

Termination of Employment

A participant’s rights under any offering under the ESPP will terminate immediately if the participant either (i) is no longer employed by the Combined Company or any of its parent or subsidiary companies (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. In such event, the Combined Company will distribute to the participant such participant’s accumulated but unused contributions, without interest.

Corporate Transactions

In the event of certain specified significant corporate transactions, such as a merger or change in control, a successor corporation may assume, continue, or substitute each outstanding purchase right. If the successor corporation does not assume, continue, or substitute for the outstanding purchase rights, the offering in progress will be shortened and a new purchase date will be set. The participants’ purchase rights will be exercised on the new purchase date and such purchase rights will terminate immediately thereafter.

Amendment and Termination

The Combined Company Board has the authority to amend, suspend, or terminate the ESPP, at any time and for any reason, provided certain types of amendments will require the approval of the Combined Company Stockholders. Any benefits privileges, entitlements and obligations under any outstanding purchase rights granted before an amendment, suspension or termination of the ESPP will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. The ESPP will remain in effect until terminated by the Combined Company Board in accordance with the terms of the ESPP.

U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences to participants and the Combined Company with respect to participation in the ESPP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on such participant’s particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of a purchase right or the sale or other disposition of Combined Company Common Stock acquired under the ESPP. The ESPP is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

423 Component of the ESPP

Rights granted under the 423 Component of the ESPP are intended to qualify for favorable U.S. federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under the provisions of Section 423 of the Code.

A participant will be taxed on amounts withheld for the purchase of shares of Combined Company Common Stock as if such amounts were actually received. Otherwise, no income will be taxable to a participant as a result of the granting or exercise of a purchase right until a sale or other disposition of the acquired shares. The taxation upon such sale or other disposition will depend upon the holding period of the acquired shares.

If the shares are sold or otherwise disposed of more than two years after the beginning of the offering period and more than one year after the shares are transferred to the participant, then the lesser of the following will be treated as ordinary income: (i) the excess of the fair market value of the shares at the time of such sale or other disposition over the purchase price; or (ii) the excess of the fair market value of the shares as of the beginning of the offering period over the purchase price (determined as of the beginning of the offering period). Any further gain or any loss will be taxed as a long-term capital gain or loss.

If the shares are sold or otherwise disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income at the time of such sale or other disposition. The balance of any gain will be treated as capital gain. Even if the shares are later sold or otherwise disposed of for less than their fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the shares on such purchase date. Any capital gain or loss will be short-term or long-term, depending on how long the shares have been held.

Non-423 Component

A participant will be taxed on amounts withheld for the purchase of shares of Combined Company Common Stock as if such amounts were actually received. Under the Non-423 Component, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the purchase right over the purchase price. If the participant is employed by the Combined Company or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to the fair market value of the shares on the date of exercise of the purchase right, and the participant’s capital gain holding period for those shares will begin on the day after the shares are transferred to the participant.

There are no U.S. federal income tax consequences to the Combined Company by reason of the grant or exercise of rights under the ESPP. The Combined Company is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant for shares sold or otherwise disposed of before the expiration of the holding periods described above (subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of tax reporting obligations).

New Plan Benefits

Participation in the ESPP is voluntary and each eligible employee will make an individual decision regarding whether and to what extent to participate in the ESPP. Therefore, Apex cannot currently determine the benefits or number of shares subject to purchase rights and a new plan benefits table is thus not provided.

Vote Required for Approval

Approval of the ESPP Proposal requires the affirmative vote (virtually in person or by proxy) of holders as of the Record Date of a majority of the then outstanding shares of Apex Capital Stock entitled to vote and actually cast thereon at the special meeting. Failure to vote by proxy or to vote online at the virtual special meeting or an abstention from voting will have no effect on the outcome of the vote on the ESPP Proposal.

The adoption of the ESPP Proposal is conditioned on the approval of the Business Combination Proposal, the Charter Proposals, the Incentive Plan Proposal and the Nasdaq Proposals at the special meeting; provided that, if the Incentive Plan Proposal and/or the ESPP Proposal are not approved, then Apex and AvePoint may mutually agree to waive the closing condition in the Business Combination Agreement requiring the approval of the Incentive Plan Proposal and/or ESPP Proposal and Apex may still consummate the Business Combination.

The Closing is conditioned on the approval (or waiver, as applicable) of the Business Combination Proposal, the Charter Proposals, the Incentive Plan Proposal, the ESPP Proposal and the Nasdaq Proposals at the special meeting; provided that, if the Incentive Plan Proposal and/or the ESPP Proposal are not approved, then Apex and AvePoint may mutually agree to waive the closing condition in the Business Combination Agreement requiring the approval of the Incentive Plan Proposal and/or ESPP Proposal and Apex may still consummate the Business Combination.

The Apex Initial Stockholder has agreed to vote its shares of Apex Capital Stock in favor of the ESPP Proposal. See the section titled “Other Agreements Related to the Business Combination Agreement — Sponsor Support Agreement” for more information. AvePoint also intends to vote its shares of Apex Capital Stock in favor of the ESPP Proposal.

Recommendation of Apex’s Board of Directors

APEX’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.

PROPOSAL NO. 5 — THE NASDAQ PROPOSALS

Overview

In connection with the Business Combination, we intend to effect (subject to customary terms and conditions, including the Closing):

•

The issuance of up to 162,308,880 shares of Apex Common Stock to AvePoint’s equityholders, which assumes the redemption of all outstanding Public Shares, a 0% Cash Election Percentage and that AvePoint does not issue any additional equity securities prior to the Mergers, and includes shares of Combined Company Common Stock that may be issuable pursuant to exercise of Exchanged Options; and

•	The issuance of 14,000,000 shares of Apex Common Stock to the PIPE Subscribers, which will be consummated concurrently with the Closing.

For further information, please see the section titled “Proposal No. 1 — The Business Combination Proposal,” as well as the annexes to this proxy statement/prospectus.

The Nasdaq Proposals are comprised of the following:

5a. Issuance of Apex Common Stock to AvePoint Equityholders - To issue up to 162,308,880 shares of Apex Common Stock to AvePoint’s equityholders, as described above; and

5b. Issuance of Apex Common Stock to PIPE Subscribers - To issue 14,000,000 shares of Apex Common Stock to the PIPE Subscribers, as described above.

Why Apex Needs Stockholder Approval

We are seeking stockholder approval in order to comply with Nasdaq Listing Rules 5635(a), (b), (c) and (d).

Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for Common Stock); or (ii) the number of shares of Common Stock to be issued is or will be equal to or in excess of 20% of the number of shares of Common Stock outstanding before the issuance of the stock or securities.

Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant.

Under Nasdaq Listing Rule 5635(c), stockholder approval is required prior to the issuance of securities when a plan or other equity compensation arrangement is established or materially amended.

Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) if the number of shares of common stock to be issued is or may be equal to 20% or more of the Common Stock, or 20% or more of the voting power, outstanding before the issuance, at a price that is less than the minimum price, defined as the lower of the closing price immediately preceding the signing of the binding agreement or the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement.

Stockholder approval of the Nasdaq Proposals is also a condition to the Closing under the Business Combination Agreement.

Effect of Proposal on Current Stockholders

If the Nasdaq Proposals are adopted, we will issue (i) up to 162,308,880 shares of Apex Common Stock, which assumes the redemption of all outstanding Public Shares, a 0% Cash Election Percentage and that AvePoint does not issue any additional equity securities prior to the Mergers, and includes shares of Combined Company Common Stock that may be issuable pursuant to the exercise of Exchanged Options, to the holders of AvePoint Common Stock upon the Closing and (ii) 14,000,000 shares of Apex Common Stock to the PIPE Subscribers upon the closing of the PIPE.

The issuance of the shares of Apex Common Stock described above will result in significant dilution to Apex stockholders and result in Apex stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of Apex.

Vote Required for Approval

Approval of each of the Nasdaq Proposals requires the affirmative vote (virtually in person or by proxy) of holders as of the Record Date of a majority of the then outstanding shares of Apex Capital Stock entitled to vote and actually cast thereon at the special meeting. Failure to vote by proxy or to vote online at the virtual special meeting or an abstention from voting will have no effect on the outcome of the vote on the Nasdaq Proposals.

Adoption of the Nasdaq Proposals is conditioned on the approval of the Business Combination Proposal, the Charter Proposals, the Incentive Plan Proposal and the ESPP Proposal at the special meeting; provided that, if the Incentive Plan Proposal and/or the ESPP Proposal are not approved, then Apex and AvePoint may mutually agree to waive the closing condition in the Business Combination Agreement requiring the approval of the Incentive Plan Proposal and ESPP Proposal and/or Apex may still consummate the Business Combination.

The Closing is conditioned on the approval (or waiver, as applicable) of the Business Combination Proposal, the Charter Proposals, the Incentive Plan Proposal, the ESPP Proposal and the Nasdaq Proposals at the special meeting; provided that, if the Incentive Plan Proposal and/or the ESPP Proposal are not approved, then Apex and AvePoint may mutually agree to waive the closing condition in the Business Combination Agreement requiring the approval of the Incentive Plan Proposal and ESPP Proposal and/or Apex may still consummate the Business Combination.

Recommendation of Apex’s Board of Directors

APEX’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSALS 5A AND 5B.

PROPOSAL NO. 6 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal

The Adjournment Proposal, if adopted, will allow Apex’s board of directors to adjourn the special meeting of stockholders to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to Apex’s stockholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of stockholders to approve one or more of the proposals presented at the special meeting or Public Stockholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to Closing would not be satisfied. In no event will Apex’s board of directors adjourn the special meeting of stockholders or consummate the Business Combination beyond the date by which it may properly do so under the Existing Certificate of Incorporation and Delaware law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Apex’s stockholders, Apex’s board of directors may not be able to adjourn the special meeting of stockholders to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of stockholders to approve the Business Combination Proposal or Public Stockholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to Closing would not be satisfied.

Vote Required for Approval

The Adjournment Proposal will be approved and adopted if the holders of a majority of the shares of Apex Capital Stock represented virtually in person or by proxy and voted thereon at the special meeting vote “FOR” the Adjournment Proposal. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other Stockholder Proposals.

Recommendation of Apex’s Board of Directors

APEX’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT AVEPOINT

Unless the context otherwise requires, all references in this section to “AvePoint” refer to AvePoint, Inc. and its subsidiaries prior to the consummation of the Business Combination.

Overview

AvePoint is a digital collaboration innovator and has been for nearly two decades. AvePoint develops products and helps organizations realize the value of modern, digital collaboration that lets users work together from anywhere, thanks to the power of the cloud.

AvePoint’s solutions move organizations to leading, cloud-based platforms, like Microsoft 365, and help ensure that once they are in the cloud, data is protected, and collaboration is secure.

Digital transformation is not merely a nice-to-have as businesses look to modernize their IT infrastructure; it is a strategic and tactical imperative in the new normal of COVID-19 and remote, anytime/anywhere work connectivity. Additionally, the COVID-19 pandemic has dramatically accelerated the need for organizations to shift operations to the cloud. AvePoint is uniquely positioned to provide both guidance and proprietary technology to migrate customers to the cloud, efficiently and securely.

Collaboration enables organizations to pursue and achieve their business needs. AvePoint’s work, the product of collaboration, is considered valuable to the organization, and therefore must be protected and well managed. That job often falls to IT teams who are constantly asked to do more with less resources. Businesses push to support employees with modern tools for collaboration such as hosted sites, cloud file sharing, persistent chat, and multiple line of business apps. The urgency of digital transformation has accelerated with the push to enable work-from-anywhere due to the COVID-19 pandemic. For the IT teams tasked to support this shift, demand often outpaces delivery. These teams face a number of challenges including:

•

Migrations from legacy tools and collaboration platforms are hard and complex, especially for organizations that have empowered business users to purchase their own cloud file systems, outside of IT purview and control. Standardizing how the business works together involves moving unique business processes and files to a new platform like Microsoft 365. This involves translating data, workflows, and users with as little disruption as possible.

•

IT teams are being pressured to do even more with less and will need to invest in automation to ensure they can meet the demands of the business. A recent 2019/2020 IT spend benchmark report from Computer Economics/Avasant Research observed that an increase in technology spending did not historically correlate to more IT jobs, as automation facilitated scale.

•

New security laws like GDPR, which went into effect in the European Union in 2018, and CCPA, which went into effect in 2020, are forcing IT teams to maintain oversight on a diversifying line of products they support. The risks of non-compliance are increasingly expensive with new fines and damages to company reputation. The pressure to maintain control is pushing IT teams to look to automation and third-party vendors to help support their efforts.

With AvePoint’s solutions, organizations have the tools to enable rapid, sustainable adoption of critical applications like Microsoft Teams, which have recently been experiencing record growth in organizations large and small. Systems like Microsoft 365 can now pass security audits and give teams the control they need to have confidence in their cloud investment. Security teams no longer block progress and pursuit of “work from anywhere” initiatives. With AvePoint’s solutions, they can have confidence in their ability to monitor, manage and govern the rapid adoption of new cloud services. Finally, organizations can use AvePoint’s solutions to save time and money, and can decommission home-grown or point solutions that fail to provide key insights and flexible automation that drive business outcomes. AvePoint’s flexibility, automation, and insights enable IT to meet business needs and deliver value.

The following graphic, derived from publicly available Microsoft earnings releases, shows the number of daily active users for Microsoft Teams from December 2016 to October 2020:

AvePoint’s primary solution is its SaaS platform that helps organizations invested in cloud-hosted collaboration systems by providing robust data management, including migration, protection, and governance. While AvePoint’s revenue and product lines, following the overall cloud market, are heavily Microsoft-centric today, the solutions AvePoint provides are built on proven best practices for management, governance, and compliance, no matter the platform. AvePoint has already made investments to capture multi-cloud opportunities across Salesforce clouds. AvePoint believes that its cloud agnostic approach, combined with projected overall growth in cloud usage, will lead to significant expansion of AvePoint’s market opportunities. As of March 31, 2021, AvePoint’s SaaS platform supported more than seven million cloud users. AvePoint believes it is its job to deliver value for not just service administrators and owners, but also for service champions, end users, and those charged with ensuring a return on significant investments in the cloud.

AvePoint’s solutions are most commonly deployed to provide:

•	Migration from legacy on-premises (customer-managed) solutions to cloud services provided by Microsoft 365;

•	Data protection of critical cloud-based business assets to recover from data loss events (such as ransomware);

•	Policy guidance, monitoring and enforcement for protecting regulated users and content as the organization moves from self-hosted systems to public cloud services; and

•	Information governance support for records managers, security teams, and IT managers overseeing the adoption of the cloud collaboration platforms.

AvePoint’s company values, combined with its commitment to employee development, leadership training, inclusion, and diversity, have resulted in a workforce with goals highly aligned to company success. AvePoint believes it is uniquely able to help its customers navigate the complexities of digital transformation, across the Microsoft cloud and beyond, due to its advanced technology and its team’s combination of both deep product and industry knowledge.

Impact of COVID-19

Since the COVID-19 outbreak in March 2020, AvePoint’s product framework and approach allowed it to rapidly respond to the sudden impacts of COVID-19, providing organizations with solutions to support urgent shifts toward remote work due to new government guidelines and regulations. AvePoint believes it has taken a highly conservative fiscal approach to prepare for the as-yet-unknown economic impact of COVID-19. In response to the pandemic, AvePoint reduced its operational expenditures, including termination of approximately 10% of its global workforce.

AvePoint has not experienced any material negative impacts to its operational, cloud or product availability, or customer support, as a result of its own shift to remote work. Instead, AvePoint’s teams continue to display its values of agility, passion, and teamwork on a daily basis to ensure AvePoint is able to support its customers for the long haul, with new product releases, customer experiences, and excellent support.

AvePoint helped its customers face their own transformations during COVID-19. For example, in 2019 AvePoint was first engaged with Minnesota Metropolitan Council (“METC”), the regional policy-making body, planning agency, and provider of essential services for the metropolitan region of Minneapolis / St. Paul, Minnesota. METC rolled out Microsoft Teams following its migration from SharePoint 2010 to Microsoft 365’s SharePoint Online service. AvePoint’s product, Cloud Governance was rolled out to remote workers on Sunday, March 15, 2020, to enable automated and compliant self-service Teams creation. The AvePoint solution helped METC cope with the rapid influx of approximately 2,000 remote workers, due to the government-issued Work From Home order. The week after the AvePoint solution roll-out, the number of Teams channel conversations created increased 400%, driving the total number of Teams up 20% in the first week. With increased pressure to transform how their organizations worked, AvePoint was able to help customers who had planned longer rollouts of Microsoft Teams to accomplish those rollouts within a weekend and ensure ongoing sustainability of the service. These accelerated timelines are a direct result of the pressure COVID-19 put on organizations to speed up their work from anywhere initiatives, as echoed by Microsoft executives.

In addition to meeting immediate customer needs, AvePoint released exclusive offers, aimed at helping its customers cope with this rapid transition, to provide greatly improved customer experiences. Teams responsible for enabling a remote workforce were supported by AvePoint’s software to enable visibility on remote workers, security, and governance for newly adopted cloud services, and automated backups for a rapidly expanding digital footprint.

AvePoint’s product development teams worked to respond to customer needs as well, recognizing the pressure of regulated customers during this rapid digital transformation. During the COVID-19 crisis, AvePoint has provided tactical, immediate value in the form of a new product (Policies and Insights), developed and released in the midst of the pandemic, which mitigates risks such as over-exposed sensitive information and over-privileged external users, potentially direct results of the rush to work-from-home.

Despite global headwinds and market volatility, during three months ended March 31, 2021 and the year ended December 31, 2020 AvePoint experienced a 57% and 36% year-over-year growth in new annual contracts and a 19% and 31% increase in revenue, respectively. AvePoint believes that market volatility has only accelerated the need for organizations to do more with less, which requires advanced technology solutions, preferably fewer vendors, and ample automation to support these new organizational realities.

Industry Background

Digital Transformation Is a Top Priority in Global IT Spending

Digital transformation is expected to soon outrank all other IT priorities among business investments. In 2019, International Data Corporation (“IDC”), a market research firm, predicted that by 2023, digital transformation and innovation will account for more than 50% of all IT spending, as compared to 36% of IT spending in 2018. Traditionally, business IT priorities have been determined by IT departments. Increasingly, business line owners, such as CMOs or HR executives, control the purchase decisions for digital transformation spending. Business line owners are ultimately seeking to invest in initiatives that drive revenue growth, operational efficiency, and competitive advantage. This is precisely why, given AvePoint’s technology, industry experience and executive team, AvePoint believes its growth opportunities and differentiated vision are so significant.

Digital Transformation Has Side Effects

Technology spending is on the rise, and IT departments control less of that spend with regard to productivity solutions compared to business functions like sales and marketing. However, most IT professionals have lost none of their responsibility to maintain those platforms, protect the assets created, and help businesses adopt this technology. COVID-19 only further accelerated the need to transform and enable remote work. In 2018, a Forcepoint study predicted that 70% of IT spend would go towards cloud services by 2020. Through its research, Forcepoint concluded that by 2020, up to 40% of cloud spending would go towards unsanctioned apps (also called shadow IT services). An earlier study in 2017 by McAfee found the following concerning the use of overlapping services:

•	The average employee was actively using 36 cloud services at work. Of these, nine were collaboration services, six were file-sharing services, and five were for content sharing.

•	The average enterprise had 210 different cloud-based collaboration services in use across its employees.

•	The average enterprise had 76 different cloud-based file-sharing services in use.

The following graphic illustrates how rapid shifts to remote work and deployment of point solutions for various collaboration services, including e-mail, file sharing, chat, and project management, create challenges with security concerns, dispersed resources, disjointed collaboration, and file sharing. The increased frequency and pain of these work from home, digital transformation side effects illustrates the growing need for AvePoint’s solutions.

The Rush to Solve Modern, Digital Collaboration Challenges

To offer companies a better, more consolidated solution, industry leaders like Microsoft are making waves with the introduction of Microsoft Teams as the foundation for the new modern workplace, building on their already prevalent Microsoft 365 (formerly Office 365) services. The aim is to bring together all forms of people-centric collaboration, across content, calendars, mail, and sites, into one experience. As of October 2020, following the rapid transition to remote work, Microsoft Teams usage increased to 115 million daily active users. This growth rate reflects a fundamental shift in the way work gets done. Organizations are modernizing technology to optimize individual and team productivity and the modern workplace experience at-large.

Why is IT not consolidating collaboration services, as quickly as their users would like? Whether organizations are looking to transform from on-premises to the cloud, or consolidate cloud platforms, they must do it in an environment of increased scrutiny, security and privacy concerns, and regulatory oversight. And in an increasingly competitive business landscape, with threats to operations and markets like COVID-19, the pressure to cut costs and do more with less remains a top priority. What this means for AvePoint is clear: increased interest in solutions that make digital collaboration more effective and efficient.

AvePoint’s customers typically identify needs for:

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Aggregate & Digitize Collaboration. With the increasing technology sprawl and existence of shadow IT, many organizations do not know where to start to begin their move to a modern workspace, such as Microsoft Teams. An inventory of existing mail, users, and content often requires expertise to interpret and identify what needs to be consolidated, transformed, or discarded. Migrations can be time consuming and expensive projects. While COVID-19 has accelerated the need to transform and support a mobile and remote workforce, as a result of government-issued work from home orders, many organizations are still lagging in their cloud or modern collaboration adoption.

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Information Protection. Companies suffering from data loss, whether by ransomware attacks, malicious behavior, or simply carelessness with the information they own, not only are at risk of large fines, but also risk losing the trust of their own customers, not to mention significant market and/or brand value. According to Verizon, 30% of all data breaches in 2019 were caused by internal users and IBM estimates that the average cost of a data breach was $3.9 million. As such, security teams need to keep IT services that house business data under intense scrutiny. Any solution promising open and pervasive sharing and collaboration, or work from anywhere, can strike fear into the hearts of security and privacy teams. Organizations may stall a cloud migration until the security team gives its approval, ensuring a move to the cloud will not negatively impact the current security posture. Companies are often looking for a bridge to map written controls into security standards in the cloud solutions they deploy.

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Automation. IT teams regularly spend too much time on routine operational tasks and are often reactive in their efforts to drive business value with solutions. While partially due to a lack of insights on where and how to focus, IT is also required to do more with less in response to increasing pressure to cut costs. A recent survey of IT professionals conducted by the Association for Information and Image Management, and commissioned in part by AvePoint, found that 63% of respondents spent four or more hours per week doing routine governance tasks for collaborative workspaces per week, such as provisioning, changing permissions, and changing site settings. With this effort-intensive, manual approach to managing collaboration, IT operations teams struggle with being able to service the unique productivity and governance needs of different teams, departments, or divisions within their organizations. For example, METC leverages AvePoint’s Cloud Governance capability to provide five different provisioning processes for the five different councils of which it is comprised. Those organizations that have found their way through these challenges know that the urgent need is automation.

The Market Opportunity

To achieve the promise of modern, digital transformation, solution providers like Microsoft and Salesforce rely on their partner ecosystems to move data and offer extended protection, as well as fill the automation gaps for IT teams charged with managing these systems. They focus on delivering positive experiences for business users, while they rely on partners to help make sure that systems can continue to provide value for the long term.

Microsoft estimated that it has sold more than 250 million seats to use Microsoft 365 as of April 2020. Much of this growth has been thanks to the SMB market segment, which AvePoint defines as companies with 500 users or less. Microsoft estimates that SMB users account for 60% of the global workforce. This figure is still far greater than the 115 million daily active users that Microsoft has reported for Microsoft Teams in October 2020. Microsoft has stated that for its three months ended December 31, 2020, its Office 365 Commercial revenue increased by 21% compared to the prior year period. AvePoint believes this means that, in order for technology spend to not go to waste, there are still approximately 143 million seats not deployed, or under deployed out of Microsoft’s existing customer base, a significant additional market opportunity for AvePoint. Based on AvePoint’s calculated average of approximately 3,000 seats per cloud customer, this lagging Teams adoption represents an additional approximately 47,000 potential AvePoint Cloud customers in Microsoft’s existing customer base.

This problem is not unique to Microsoft. The need to support under-staffed IT teams is the case regardless of the cloud platform adopted.

Ample partner opportunities exist for product development. For those on the Microsoft cloud, Forrester published a paper promoting the need for Cloud Backup solutions, echoing Microsoft’s own recommendation to its customers, captured in the image below.

Image: Microsoft United States Service Level Agreement, section 6b. Captured August 2020.

Salesforce announced the end-of-life of its own Data Recovery Service in July 2020, directing its customer base of over 150,000 organizations to seek protection from third parties. Although Salesforce reinstated its Data Recovery Service in March 2021, as reinstated it only provides a disaster recovery service intended for use in the event of an emergency, which provides only limited metadata restore options. With Salesforce’s revenue growing approximately 20% on a year-over-year basis, as indicated by their publicly announced third quarter of fiscal year 2021 revenue, the backup opportunity is clear. However, backup alone is not sufficient to drive the level of cloud service adoption Microsoft and Salesforce require to achieve their growth and adoption targets. These services will not meet all of the needs of organizations and managed service providers (“MSPs”).

In addition to multi-cloud backup, individual organizations and MSPs need migration, security, and management solutions that will help them differentiate their own services and drive recurring revenue, all while securing collaboration. Organizations currently have far more cloud applications than they realize, and will need to ensure they remain protected, or find ways to consolidate them to simplify IT operations and user experiences. Many research reports highlight the fact that organizations are using multiple cloud services; for example:

•	In a 2019 report, Forcepoint found that a typical enterprise company was using 600 to 1,000 software-as-a-service applications.

•	In its 2019 report on cloud adoption, McAfee found that most organizations believe they use only 30 cloud services, but on average actually use over 1,900 cloud services.

Security and privacy remain top of mind with the evolving regulatory landscape. GDPR, followed by CCPA, requires corporations to protect user data, or be at risk of significant fines and penalties of up to 4% of their annual earnings. The potential negative impact on shareholder value as a result of lost consumer and customer confidence also weighs on companies. There is a tension between the need to satisfy digital transformation and support a digital workforce while also complying with regulations and protection of the company’s best interests. IT will not be able to manage this change without implementing technology to both assist in deploying these best practices as well as maintaining them through automation.

Existing Solutions Are Missing the Mark

Many organizations look to Microsoft, their own IT teams, or legacy data management and data security vendors to solve their needs. Newer players are also entering the market. However, these solutions fail to meet the needs of many customers due limitations in one or more of the following areas:

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Breadth. Microsoft has acquired numerous companies that have overlapping technical capabilities with other third-party products, but these are often point solutions. For example, Microsoft’s recent acquisition of a cloud-to-cloud migration solution only migrates file data, but lacks support for e-mail or other popular collaboration solutions. In addition, Microsoft has made these kinds of acquisitions part of their premium enterprise offerings, which require customers to increase their subscription costs significantly. These vendor-bundled capabilities remain available only to the minority of customers able to commit to long term investments in premium subscription SKUs.

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Depth of Expertise. Large, legacy players with longer time-in-market may offer “Microsoft 365 backup”, or “Microsoft 365 tagging and classification”, for example, as part of their broad backup or classification product offerings. These vendors approach new cloud services as “just another source” to support. The result is limited support for “lowest common denominator” features that are common to their other, already supported systems. They lack the research and development investment to properly support the nuances of Microsoft 365. This is often exemplified in their support for things like Microsoft 365 Teams that are first only approached as a new way to store files and e-mails, ignoring the complexity of chats, conversations, tasks, memberships, and other forms of collaboration. This deficiency leaves customer organizations exposed when these solutions fail to keep up with the latest Microsoft development or simply do not sufficiently recover critical data in the event of a loss.

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Agility. One size does not fit all. “Doesn’t Microsoft do that?” is a common question AvePoint encounters. The reality is that even though Microsoft native capabilities are powerful, they often lack flexibility that business owners demand. All-or-nothing controls held by IT are not sufficient to exploit new collaboration capabilities. This limitation leads to further shadow IT and “workaround” solutions that ultimately increase collaboration risk. Alternative home-grown solutions that companies create to automate common IT functions, such as workspace provisioning, lack flexibility and robustness, and are expensive to maintain.

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Security. Newer to market SaaS solutions are not yet proven in the enterprise, and have yet to undergo rigorous security certifications, such as ISO 27001:2013 that AvePoint holds. These solutions often are testing the market and do not yet have an investment in a global infrastructure or network of data centers that would provide data sovereignty to global customers.

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Scalability. Traditional data management solutions were not born in the cloud and are not ready for the modern cloud-based enterprise. As a result, their SaaS platforms and products have been released more recently, or still require significant configuration and hosting by organizations or their MSPs. Small, developer-led organizations without the backing of a larger, well established parent company often lack experience in the enterprise and are unpredictably costly to maintain. Initial SaaS solutions may only have presences in one or two global datacenters and fail to efficiently scale to support tens of thousands of sites and workspaces.

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Support. Newer players lack the experience with the Microsoft stack, and deep relationships throughout the Microsoft organization. New players deliver products that are point solutions, which not only lack flexibility, but are often under-supported, lacking a global customer success team or R&D investment.

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Total Cost of Ownership. Organizations that choose to pursue home-grown solutions or solutions without their own SaaS platforms often incur overall higher total costs of ownership in the long run compared to fully integrated and third-party-supported SaaS solutions like AvePoint’s due to the time, complexity, and skill sets required to implement and operate software and code.

AvePoint’s Evolution

AvePoint was founded in 2001 with the aim to deliver backup and restore for enterprises for a new Microsoft product, SharePoint, that offered sites, or workspaces, for internal and team-based collaboration. AvePoint’s product line quickly evolved to include migration to support customer upgrades to later SharePoint versions, replication across multiple SharePoint instances, archiving to comply with records management, and reporting capabilities built on the DocAve Software Platform (“DocAve”), AvePoint’s flagship software platform. DocAve has allowed AvePoint to gain brand awareness in the enterprise market since its launch in 2002. The target for the original platform was administrators who were called on to manage popular SharePoint deployments running on corporate networks. AvePoint’s early growth was closely aligned with the rapid adoption of SharePoint over the years. AvePoint introduced additional on-premises products, such as Governance Automation, Compliance Guardian Platform, and Records which extended the availability of AvePoint’s solutions to other key stakeholders involved in securing organizational collaboration. These products helped overwhelmed IT teams manage SharePoint-as-a-Service, with built in governance controls to common IT requests; data classification, audit, and protection; and information lifecycle management. As AvePoint’s customers and Microsoft transitioned to the cloud, so did AvePoint. As enterprise collaboration became more about comprehensive collaboration capabilities beyond what SharePoint sites offered, AvePoint expanded its offerings accordingly. AvePoint has since evolved into a global data management software company that supports organizations where they work. While AvePoint’s primary customer base is still largely Microsoft-centric, its cloud backup and migration capabilities are designed to capture multi-cloud opportunities across Salesforce as well.

The following graphics illustrate AvePoint’s historical achievements and the evolution of its strategy and product offerings:

AvePoint has made significant investments into developing cloud storage and cloud-based computing products to support its growing SaaS business since its first release of DocAve Online, the pre-cursor to AvePoint Online Services, in 2013. Today, AvePoint takes a cloud-first approach to partner and customer acquisition, as its SaaS platform began to overtake on-premises in terms of platform popularity with the introduction of Office 365 (now Microsoft 365) and advanced collaborative services such as Microsoft Teams. AvePoint’s SaaS platform offers backup, insights, records management, governance, compliance, and productivity extensions for Microsoft 365.

AvePoint’s SaaS and on-premises platform features include automation of Administration, Data Backup, Archiving, Disaster Recovery, Migration, Records Management, Auditing/Reporting, Governance, Risk Assessment, Data Analytics, and Business User Productivity. As AvePoint continues to expand its product offerings, it is leading with a cloud-first technology architecture and a focus on providing capabilities designed for the employee experience in the context of their work.

In addition, AvePoint’s services team, which provides services on a per-project basis, together with AvePoint’s global Customer Success program, seek to achieve high customer retention and to identify expansion opportunities within accounts. AvePoint projects that its involvement in accounts will help drive high rates of adoption of its technology to retain customers for future years. AvePoint also provides training, installation, configuration, Technical Account Management, and AvePoint Partner Services, in support of its products.

AvePoint believes that its recent performance in growing SMB market acquisition is indicative of its accelerating market potential. To help capture additional SMB market share, AvePoint established a global distribution strategy in 2019. This channel targets MSPs, who support and host IT for multiple small business clients. Transactions occur in online marketplaces hosted by AvePoint’s distribution partners. This new sales channel differs from AvePoint’s traditional business, in that contracts are monthly, and the typical end-customer spends less than $100 a month on the product due to the small number of license counts required. This is a high-velocity, low-touch, volume-driven business. As of March 31, 2021 and December 31, 2020, AvePoint’s channel business was transacting the equivalent of $5.5 million and $4.2 million in annual recurring revenue, calculated as March’s and December’s MRR, multiplied by twelve months. AvePoint believes that its accelerating success in the SMB market is indicative of its ability to identify, invest, and execute in new markets.

Competitive Advantages of AvePoint’s Business

AvePoint believes it has the following strengths that drive value to its customers and provides sustainable advantages:

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Approximately Half of AvePoint’s Workforce Are Developers. Growth through technology excellence, driven by AvePoint’s obsessive need to get to the root of, and solve, its customers’ needs, is AvePoint’s top investment priority. AvePoint has the ability to quickly pivot, and respond to customer requests, market shifts, and technology changes, including the latest Microsoft 365 services and SharePoint capabilities.

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Lower Total Cost of Ownership through AvePoint’s SaaS Platform. Unlike home-grown development, stitched-together point solutions, or non-SaaS enabled solutions, adoption of AvePoint’s Cloud requires no investment from the customer’s own hardware teams and no additional overhead to operations teams to install, maintain, roll out upgrades, and enhancements automatically. AvePoint estimates that its average 5000-seat Cloud Backup customer can save as much as $2 per $1 spend, when compared with self-hosted backup solutions, based on benchmark storage costs and admin expenses. Similarly, AvePoint estimates that its average Cloud Governance customer, of approximately 12,000 seats, can save up to $5.40 per $1 of spend in reduced overhead and administration versus home grown or out of the box solutions, based on industry benchmark employee salaries. AvePoint’s solutions help IT teams scale to meet growing business demands on technology and can be trialed on the cloud instantly.

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Enterprise Scale, Strength, and Value. AvePoint’s offerings benefit both SMB and MM, larger multi-national organizations, and organizations with isolated cloud requirements. AvePoint’s solutions scale up automatically to match the size of organizations. In addition, AvePoint’s solutions scale out across public clouds and isolated cloud instances such as those for data sovereignty or certification by the Federal Risk and Authorization Management Program (“FedRAMP”), and are priced competitively.

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Global Marketplace Presence for Rapid Go-to-Market of New Products and Flexible Monthly Billing for MSPs. AvePoint’s products are available in over 100 global marketplaces that align to various countries and currencies, backed by more than 12 distributors, for rapid go-to-market of new products and flexible monthly billing for MSPs. The ability to purchase through these established marketplaces simplifies the transaction mechanism and broadens AvePoint’s reach into the SMB market. Marketplace transactions can be billed to MSPs or reseller partners monthly, decreasing upfront costs and adding to AvePoint’s monthly recurring revenue.

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Microsoft and Industry Relationships and Expertise. AvePoint believes that its early access to technology adoption programs provides it with a significant advantage. Several members of AvePoint’s staff have been designated as Microsoft Most Valued Professionals and Regional Directors by Microsoft. AvePoint is also relying on professional memberships and experience to aid in developing customer solutions, including the consultation of former records managers and members of the International Association of Privacy Professionals on staff.

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High Velocity Sales and Marketing Team. AvePoint’s products are supported by a direct enterprise sales force, a hybrid direct and channel-backed mid-market team, and a rapidly scaling channel team to work with global distributors and MSPs.

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Global Support. With 24x7, live support, AvePoint’s customers and partners can call any time they need, for help with their purchase or trial license and get help from AvePoint’s Microsoft certified technicians.

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Dedicated Customer Success Team. AvePoint’s team exists to delight customers at every stage of engagement. Customer success helps identify opportunities to expand AvePoint’s implementation, accounting for additional use cases as they are identified, resulting in quick account expansion and reduced churn. High risk accounts are targeted based on telemetry to identify slow adoption or stalled deployments.

AvePoint’s Strategy

AvePoint’s mission is to help organizations collaborate with confidence. AvePoint helps transform data and collaboration so users can be more productive with the latest cloud services, and drive efficiency in delivery and management of those services with automation.

AvePoint expects to continue to invest in sales and marketing teams to expand its market reach and accelerate customer acquisition. AvePoint’s customer success team aims to reduce churn and delight customers. AvePoint’s product and development teams will continue to work to gain expertise on core platforms, like Microsoft 365, SharePoint, and Salesforce, to ensure support for the latest features and releases in near-real-time. In addition, AvePoint expects that its continued investment in research and development will broaden its expertise on key cloud platforms, to deliver depth and breadth for AvePoint’s customers.

Growth Drivers

The size of the Microsoft 365 market is approximately 250 million licensed users. AvePoint executives believe that this number could grow to 500 million, if Microsoft continues its approximately 20% growth rate that it has reported in recent earnings calls. AvePoint believes this presents a massive addressable market to pursue, leading with its SaaS data management solutions for Microsoft 365. Specifically, AvePoint is relying on the following growth drivers to help increase market share.

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Continue Aggressive Product Development. AvePoint will seek to introduce adjacent products to extend its current cloud data management story, to expand within accounts, and thereby increase each customer’s lifetime value potential. Focusing on the customer experience will ensure AvePoint’s technology drives value, not just to the business but to individual users. AvePoint also intends to continue to invest in multi-cloud development beyond Microsoft services.

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Pursue Insights. AvePoint will continue technology innovation by expanding its current product telemetry capabilities (vital in its current ability to auto-identify active versus inactive customer engagements), adopting new approaches to data gathering, automated decisioning, and delivery of business applications which can create personalized, contextualized, dynamic experiences for individual customers. These data-driven experiences can inspire deep emotional connections to products and the brand, which in turn can drive loyalty and business growth.

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Increase Customer Retention and Lifetime Value with Customer Success. AvePoint plans to significantly expand its customer success program to decrease churn, decrease time to value, increase customer satisfaction, and set up successful land and expand opportunities. As of March 31, 2021 and December 31, 2020 AvePoint’s trailing twelve-month dollar-based net retention rate was approximately 110% and 107%, respectively, and AvePoint seeks to increase this metric. To drive results, AvePoint will be hiring additional customer success staff, as well as investing in technology to automate customer engagement, follow-up, and identification of at-risk accounts that should be prioritized for action.

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Acquire SMB Market Share through Channel. AvePoint believes that building strategic relationships and channel cultivation will enable it to penetrate markets in which it previously lacked presence before 2018. AvePoint expects to continue to invest heavily in its global distribution network as well as original equipment manufacturer (“OEM”) partnerships with organizations that are deeply embedded and trusted among MSPs and their SMB customers. Microsoft estimates that SMB users account for 60% of the global workforce, and AvePoint executives estimate that this could make up as much as 50% of the Microsoft 365 market in seat count. SMB is AvePoint’s fastest revenue and seat acquisition growth segment, scaled up in selling through AvePoint’s distribution network and partners. Given AvePoint’s position as a SaaS data management provider with enterprise-quality data management capabilities, including security, delegated administration, and global support, AvePoint expects significant growth in its Channel business.

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Expand MM Market Share through Channel. The MM segment is already a very strong segment for AvePoint, representing nearly 36% and 29% of its total sales as of March 31, 2021 and December 31, 2020, respectively. AvePoint defines the MM segment as companies with greater than 500 user seats and up to 5,000 user seats, with an annual revenue of $2.5 billion or less. AvePoint’s MM segment is covered by its inside sales organization, which today is the highest performing organization with short sales cycles, averaging one to three months, predictable deal volumes, high sales quota achievement, and scalable new hire ramp up times. AvePoint plans to continue to expand its MM customer segment by expanding its inside sales organization, aided by its business development tele-sales teams, and scaled up by selling with Channel partners.

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Make Channel and Direct Sales Investments to Achieve Geographic Expansion. AvePoint is continuing to invest in key partnerships and Channel to reach new geographies more easily, especially in markets like Southern and Eastern Europe, Middle East, Africa, and LATAM territories.

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Sell Premium Value Added Services Plus Products in the Large Enterprise Segment. AvePoint plans to offer expert services in the enterprise segment where AvePoint has a strong footprint today, to deepen its large enterprise relationships, grow customer opportunities, ensure successful roll-out, and identify further expansion opportunities within accounts. AvePoint’s enterprise segment is defined as companies with greater than 5,000 user seats or greater than $2.5 billion in annual revenue. This segment comprised approximately 59% and 67% of AvePoint’s overall sales as of March 31, 2021 and December 31, 2020, respectively.

AvePoint’s Solutions

AvePoint believes that it is well positioned to help global organizations take advantage of the promise of the modern digital workplace. AvePoint’s solutions help organizations migrate, manage, and protect their data to overcome digital transformation challenges and accelerate cloud adoption. Key value highlights of its data management solutions include:

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Migration and Integration from Other Clouds and Legacy Systems. With AvePoint’s solutions, customers can inventory and move mail, files, and collaboration content to the Microsoft 365 cloud. This can be a direct move or a hybrid model that leaves partial data on customer-owned servers during the upgrade (such as a newer version of Microsoft SharePoint Server). In 2019, AvePoint’s software completed hundreds of migrations from systems like Slack, G-Suite, SharePoint, file systems, and LiveLink to Office 365. AvePoint has helped organizations significantly shorten their timelines in response to technology or market shifts, such as AvePoint’s customer Hydro, which transformed into Office 365 after Microsoft announced the end-of-life of SharePoint 2010, which the customer indicated reduced costs associated with redundant, obsolete, and trivial data by archiving and expiring 46% of legacy SharePoint sites during their digital transformation.

•	Data and Information Protection:

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AvePoint’s solutions directly target regulated industries with security management, records management, and compliance-reporting capabilities. Customers use AvePoint to manage guest-access governance, data classification, records management file plans, audit activity history, and manage permissions to data hosted in the Microsoft 365 cloud. AvePoint’s compliance solutions are helping critical Microsoft services such as OneDrive for Business and Microsoft Teams pass internal security audits that were serving as blockers to cloud adoption, while enabling collaboration with external users.

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AvePoint’s data protection solutions protect more than 50 petabytes of information worldwide, providing long-term recovery and legal retention for data stored in the Microsoft 365 and Salesforce clouds. For multi-national clients who have globally-distributed businesses, AvePoint’s data protection solutions help prevent accidental deletions, and facilitate compliance with regulations and audits. AvePoint helped customers this year recover from ransomware attacks within a business day and roll back permissions errors that had resulted in over-exposed sensitive data.

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Automation. AvePoint’s governance solutions are intended to save AvePoint’s customers significant time on common tasks, like workspace provisioning, recertification, or change requests in the Microsoft 365 cloud. AvePoint’s workflow-based system creates a catalog of digital assets in Microsoft 365 and uses these to map governance and lifecycle policies (such as whether external users are allowed to collaborate on sensitive information). Customers like Thermo Fisher have been able to reduce IT tickets by 50% or more by automating many common tasks in managing Microsoft 365. This frees up IT teams to deliver compelling business solutions, instead of rote IT tasks for permissions management, recertifying workspaces, and cleaning up stale or out of date content and workspaces. AvePoint’s customer Intrepid Travel drastically reduced workspace provisioning time saving an estimated three months of work per year. AvePoint’s solutions are built with the entire content lifecycle in mind, allowing customers to know that once information is no longer useful, it is removed from the systems to ensure users keep a clean experience in their digital workspace. For example, the Metropolitan Council, a regional policy making organization in the Twin Cities area of the United States, leverages Cloud Governance’s capability to provide five different provisioning processes for the five different councils of which it is comprised. This was a critical part of their response to the COVID-19 Work From Home order.

Technology Differentiators

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Cloud First, Hybrid Enabled. AvePoint supports customers wherever they are on their cloud journey. Even if customers are committed to a fully on-premises or hybrid (partly on-premises, partly in cloud) deployment, they have the same robust migration, management, and protection solutions available to AvePoint’s cloud customers.

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Depth of Expertise. AvePoint’s team has deep experience in the Microsoft technology stack, allowing AvePoint to offer a range of solutions, and the most comprehensive support for the Microsoft 365 cloud. AvePoint’s developers have been working with Microsoft technology since 2001 and were among the first to offer SaaS solutions for Microsoft 365. AvePoint’s SaaS solutions have offered multi-cloud backup since 2014.

•	Breadth of Technology and Cloud Support. AvePoint meets customers where they are (whether spread across clouds, or still on-premises or private clouds).

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New Technology Adoption. AvePoint’s SaaS solutions, built on latest technologies, optimize deployments. AvePoint’s cloud leverages the latest cloud-services from Microsoft Azure to deploy, secure, and scale to meet customer demand, leveraging Virtual Machine Scale Sets, Azure Kubernetes Service, Machine Learning, and other technologies.

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Built to Scale. The AvePoint Cloud is spread across 12 global data centers and supports organizations with hundreds of thousands of users, and more than seven million cloud users. AvePoint’s multi-tenant architecture is designed to allow customers to get the latest technology enhancements as they are available.

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Security. AvePoint is ISO 27001:2013 certified and the AvePoint Online Services for the U.S. government cloud platform received authority to operate (“ATO”) under FedRAMP on March 31, 2021. AvePoint’s products support role-based access controls, delegated administration, and have undergone numerous rigorous security certifications intended to give its customers peace of mind.

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Insights Everywhere. AvePoint’s prioritized insights help its customers know where to focus. AvePoint makes suggestions based on best practices, including Microsoft recommendations. AvePoint’s insights drive efficiency and take the guesswork out of prioritization.

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Automation Everywhere. AvePoint allows customers to “set it and forget it”, or to keep human review in their process. When AvePoint finds what is wrong, for example external users that have been added to internal or confidential workspaces, AvePoint can fix it automatically by removing the permissions. Even backups will run automatically with a few simple clicks.

AvePoint’s Software Platforms

The AvePoint Cloud is a SaaS platform, hosted in Microsoft Azure datacenters. AvePoint Cloud offers modules to protect data, secure collaboration, provide valuable insights, proactively enforce governance policies, and enable data and application lifecycle management for Microsoft 365. In addition, AvePoint has expanded to support multi-cloud backup across Dynamics 365, Salesforce, and Google Workspace. AvePoint’s technology has been selected as a preferred partner by global distributors, such as Ingram Micro, and as the preferred solution from other backup vendors, that chose AvePoint’s Cloud Backup technology to complement their existing end-point backup technology instead of building their own. This distribution partners operate primarily in the small and mid-size business market segments.

Organizations with hybrid or on-premises collaboration platforms and data spread across File Shares, SharePoint, and more, benefit from AvePoint’s product platforms that have evolved over the last 20 years.

AvePoint’s platforms support requirements for:

•	Infrastructure management;

•	Security, risk, and compliance controls;

•	Operational governance; and

•	Information governance.

These requirements can be met with AvePoint’s capabilities for:

•	Data protection;

•	Storage optimization;

•	Reporting;

•	Administration;

•	Data classification;

•	Audit;

•	End-user experience and productivity;

•	Records management;

The following graphic illustrates the roles within an organization that are supported by AvePoint’s technology:

Figure: AvePoint Technology Platforms

Recent Product Innovation

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MyHub for Microsoft 365: Simplifying the Microsoft 365 experience to drive adoption, productivity. MyHub offers persona-driven experiences to help drive end user adoption and collaboration across all Microsoft 365 services, helping organizations get the most from their investment in the service. The latest MyHub release proved critical in helping align Microsoft 365 services with the way users and groups work together, especially when they are spread out and work was previously isolated in one service. The image below shows the MyHub home screen, and zooms in on the ability to create a Hub based on metadata or other workspace properties for faster access:

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AvePoint Online Services (“AOS”) for Microsoft 365, Dynamics 365, Salesforce, and Google Workspace. AOS offers a single pane of glass for IT teams to configure and manage their AvePoint Cloud services. Delegated administration enables security trimmed, role-based access to specific functions or cloud collaboration scopes. Sub-group administrators, records managers, or other key business stakeholders only get access to what they need to do their jobs. Shared services offer insights that can be consumed across AvePoint services. The image below shows the AOS home screen, with several cloud services that can be launched from this experience:

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Policies & Insights (“PI”) for Microsoft 365: PI secures collaboration across internal and external users and highlights and proactively prevents oversharing of sensitive content for collaborative workspaces. It enforces security and access controls to keep workspaces secure. Released in the midst of the global COVID-19 pandemic, PI’s zero configuration model and rapid value framework helped address immediate concerns AvePoint’s customers were facing in COVID-19, as they transitioned to remote work but were still challenged to keep their corporate IP and collaboration secure. Over-privileged users and over-exposed sensitive information is revealed in near real-time, helping IT teams focus their resources to deliver the most impact. Then, AvePoint’s automation helps keep IT teams one step ahead of security issues, as it reverts unauthorized changes or access in real time. The image below shows PI’s dashboard insights, including trends for instances of external users and anonymous links, and summarizes items contributing to collaboration risk that can be addressed with PI:

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Multi-Cloud Support for Data Protection. Business continuity of an expanding set of business-critical assets establishes trust in the cloud as customers grow their footprint. AvePoint helps ensure organizations can easily meet their data retention requirements, in their sovereignty of choice, with ease. Delegated access controls are designed to ensure administrators, power users, MSPs, or end users can only access the content they own during recovery. This is displayed through a single-pane-of-glass for IT teams to manage multiple cloud assets. The images below show the Cloud Backup experience after navigating from the AOS home screen. The Cloud Backup home screen shows backup progress for the Microsoft 365 services AvePoint protects:

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Migration and Hybrid Integration Platform to Enable Digital Transformation. AvePoint’s technology builds in best practices, enabling a three-phased approach for migration, to analyze, migrate and monitor progress throughout a customer’s transformation. AvePoint enables fast migration of cloud or on-premises mail, files, and collaboration data using Microsoft’s High Speed Migration APIs where available. Alternatively, if an organization’s transformation is happening over an extended period, hybrid integration enables platform co-existence. When it is time to move, organizations can bring what they need and leave what they do not with automated filters and granular scope selection. AvePoint helps analyze an organization’s data to help its teams know the difference, and transform the organization’s data, permissions, and more. The image below shows the resulting analysis, or pre-migration report, of an on-premises scope, as well as the option to change the source type to switch between supported sources:

AvePoint’s Technology

Designed for the Cloud

Traditional software requires an investment from customers in hardware and supporting software to provide solutions for collaboration. AvePoint built its solution on cloud computing: a highly dynamic platform that makes sure businesses do not need to worry about how many users can fit on a single hardware application without causing major slowdowns during peak hours. As AvePoint grows and adds customers, or as customers grow and add users, AvePoint’s platform leverages the cloud to dynamically add more computing power. Resources can be freely allocated to and from other compute resources by the software, enabling maximum utilization and helping to prevent service outages. AvePoint’s multi-cloud instance computing also reduces the downtime associated with releasing new versions of the software, allowing for real-time updates and continuous integration of new solutions to the cloud service platform. Furthermore, multi-instance model/architecture provides AvePoint the ability to tailor/design the application requirements in various business models, helping to ensure security, streamline the development cycle, and ensure the efficient and high-quality utilization of the resources. Today, AvePoint offers different flavors of the Cloud Services platform, commercial cloud, sovereign cloud, and FedRAMP cloud. This provides AvePoint a unique opportunity to adhere to the ever-changing regulatory environment of many industries.

Build Automation and Continuous Delivery

AvePoint focuses on building platform-based SaaS that allows it to quickly expand and add products to a common set of features. Essential tools for monitoring and managing AvePoint’s software are provided to the customer through a single pane of glass. This enables AvePoint to:

•	quickly patch and deploy new features to AvePoint’s cloud without disrupting core customer use cases;

•	keep up with the latest Microsoft releases by shipping features to customers with non-disruptive upgrades every two months;

•	pivot existing customers to new technologies on adjacent workloads without requiring new configurations or setup; and

•	share core services to optimize how often customer environments are accessed, including re-usable audit logs, change logs, and other key metadata needed by multiple products.

This is supported by both agile development teams as well as automation through AvePoint’s cloud operations teams to aid in deploying and monitoring regular updates to AvePoint’s technology. In addition, no human intervention is needed to quickly start trials for AvePoint’s software since there is no technology to install, reducing friction in the sales cycle.

Scalable and Resilient

AvePoint has been developing technology to support customers running SharePoint Server since 2001, with the ability to scale AvePoint’s windows-server based technology to support large and geographically dispersed environments. The ability to scale Migration, Backup, and Protection services but maintain a single pane of glass has been an essential tenet of AvePoint’s platform since the beginning. This included redundancy of services to protect against outages, maintain high availability, and protect customers from service disruption.

Learning from years of deploying and maintaining these environments, AvePoint’s cloud service is built to scale to serve its rapidly growing customer base. AvePoint’s service is currently hosted in 12 of Microsoft’s Azure data centers and can scale to new regions without needing additional local resources from AvePoint. AvePoint’s service is built using the latest cloud services to eliminate the need to constantly maintain patching of compute or database resources, and makes ample use of native-cloud functionality such as container services, business intelligence, and machine learning.

In addition, AvePoint dynamically grows its multi-tenant instance as customers are added and as they grow, ensuring performance and scale are matched to customer size based on data size or user count. As customers increase in size, AvePoint will dynamically adjust based on their predicted behavior. Since AvePoint’s technology does not rely on patching or maintaining servers, AvePoint’s products are able to scale almost indefinitely. AvePoint’s platform is able to commit to performance service level agreements and uptime because of the reliability of the service it is built on and the ability to dynamically scale on demand.

AvePoint uses only supported APIs and recommended technology and practices, ensuring the supportability of its customers. In addition, many of AvePoint’s services are accessible via API for consumption in larger enterprise IT or managed service provider portals, such as ServiceNow.

Secure

AvePoint’s solutions are built based on security and privacy best practices and are certified against the International Organizations for Standardization’s (“ISO”) 27001:2013 standards. AvePoint’s ISO Certification covers the management, operation and maintenance of the people and information assets, information systems and the associated processes that enable corporate operations, and the development and deployment of products and services provided to customers and employees of AvePoint. AvePoint follows the latest security practices, incorporating security and privacy by design and by default. AvePoint’s Information Security Management System policies and procedures are reviewed least annually. AvePoint’s software development lifecycle follows industry security standards (NIST 800-64 and OWASP) and are verified through automated code quality and vulnerability checks against industry standard vulnerabilities. Additionally, internal audits are conducted annually, and AvePoint is subject to annual third-party surveillance audits to prove ongoing compliance. Data is encrypted by default, ensuring only customers have access to critical backup, archive, or record data created by AvePoint’s solutions. Single-sign-on is standard for customers on AvePoint’s platform, ensuring they are subject to all security standards set forth by their company. In addition, a strong role-based access control is designed to ensure that users can be delegated or authorized to work only across smaller parts of the organization, minimizing cross-border data transfer or violations of ethical walls.

The AvePoint Online Services for U.S. government cloud platform received ATO under FedRAMP on March 31, 2021. AvePoint’s Cloud Services are a FedRAMP (Moderate) Authorized SaaS solution for use across all U.S. government agencies. AvePoint’s ATO was sponsored by the U.S. Department of Energy. FedRAMP is a government-wide program that promotes the adoption of secure cloud services by providing a standardized approach to security assessment, authorization, and continuous monitoring for cloud products and services. As a FedRAMP (Moderate) Authorized SaaS solution provider, AvePoint provides federal agencies the ability to use AvePoint’s cloud deployments and services models at low, moderate, and high risk impact levels. FedRAMP ATO validates the security and operational processes for many aspects of AvePoint’s application and SaaS service delivery including software development and lifecycle processes, vulnerability assessments and remediation, access controls and role separation, auditing, logging and reporting.

AvePoint’s Services

AvePoint offers a range of professional services and support structures to complement its product line. AvePoint’s goal is first to drive adoption. Through direct customer engagement, AvePoint also determines investments for new and existing product innovation. These are often used as low-risk ways to customize and enhance solutions for industry verticals to supply demands for document management, education, end-user engagement, and delegated administration, as examples.

Core Services

AvePoint leverages customer interactions and services as a means to enhance and innovate its products and technologies. AvePoint provides the following services:

•	Real-Time Support. AvePoint’s global support staff supports its customers, 24x7x365. Its engineers are certified on Microsoft and AvePoint technology.

•	Training. AvePoint’s Microsoft-certified technicians are available to help organizations extract even more value from its solutions, from the commencement of their relationship with AvePoint.

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Customer Success. AvePoint’s global Customer Success organization aims to enable successful technology adoption and decrease time to value, and is compensated in part on the basis of customer renewals and in-account expansion.

•	Cloud Operations. AvePoint’s team manages its globally distributed cloud platform to ensure optimal availability and reliability.

Consulting and Implementation

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Assessment and Design. AvePoint helps its customers conduct thorough reviews and make recommendations on how to align information architecture, including information classification, as well as IT process to business needs.

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Migration. AvePoint’s white glove migration services have enabled large enterprises to transition to the cloud. AvePoint’s services have migrated customers with 50 terabytes of content in a single project, while satisfying strict regulatory and operational requirements.

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Implementation and Post-Deployment. From configuration to intranet design, and Document Management or Case Management Systems that stitch together AvePoint’s software platforms to deliver Industry-specific solutions, AvePoint’s technical expertise is backed by consulting experience shared among AvePoint’s teams.

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Security and Compliance Health Checks. AvePoint’s technology enables a range of Cybersecurity Services opportunities. Most common are “Cloud Readiness Assessments” and “Compliance Health Checks.” These are used to help customers understand their as-is state and provide recommendations for approaches to cloud consolidation, migration, automating application and data governance, as well as tagging and classification strategies.

AvePoint’s Customers

As of March 31, 2021, AvePoint’s solutions have been deployed across approximately 19,000 customers and host more than seven million cloud users.

AvePoint’s solutions reach horizontally across many industry verticals. However, AvePoint often sees that most value is realized in organizations subject to intense legal, regulatory, or security requirements. Below is a sampling of customers across key industries, representing a variety of markets.

Representative Customers

Manufacturing	Public Sector	Health Services
Renesas transformed legacy LiveLink data into Microsoft 365 and streamlines SharePoint Online permissions and Group management with AvePoint within five months.

Airways New Zealand required robust records management and governance and is now a leader in PRA compliance for Office 365.

Oakridge National Laboratory executed a compliant migration of 2.7 terabytes worth of data from SharePoint 2010 to Office 365 comprising approximately 43,000 lists and 3.6 million objects ahead of the project schedule.

Centers for Medicare & Medicaid Services needed to secure PHI and PII, quickly migrate content, and automate operational controls. As a result, SharePoint usage has increased 50% and they are able to monitor PHI compliance in near real-time.

Sysmex needed to enable secure external collaboration, enable granular content recovery, and automate its governance. By automating routine yet time-intensive tasks they have, “dramatically reduced the burden on our IT department”.

Retail	Financial Services	Technology
Laser Clinics Australia needed an Office 365 backup tool that would be GDPR compliant and low maintenance. They have achieved both objectives with the multi-geo feature allowing them to choose where their backup data lives. This safety net has allowed them to boost their Microsoft Teams adoption.	AuditOne gained better control over Microsoft 365 data protection and generates Audit Reports 88% faster with AvePoint Online Services.	Ictivity required multi-tenant SaaS backup for their clients. Cambridge Consultants were able to achieve 94% Teams adoption while reducing technology sprawl and securing team collaboration.

Customers Across Diversified Industries

Sales, Marketing and Customer Success

Sales

AvePoint employs both a direct and indirect sales force as part of its global Go-To-Market strategy. AvePoint’s sales force is organized by both customer size and vertical segmentation within designated geographies. Within geographies, AvePoint’s sales force is segmented into SMB, and enterprise sales teams based on customer size. AvePoint’s SMB segment is defined as organizations with 500 user seats or less, and the SMB Sales Team primarily engages this customer segmentation indirectly through distribution channels and partner networks. This reinforces AvePoint’s strategy of low-touch, high volume, transactional business coverage of the SMB segment. The MM segment is covered by AvePoint’s inside sales team, which today is the highest performing team in the company with less than six-month sales cycles, predictable deal volumes, high sales quota achievement, and scalable new hire ramp up times. The MM sales team engages customers directly in majority of the cases, with some regional geographical teams such as Germany leveraging local partners to assist in reaching a wider audience with local-language support. The enterprise sales team is primarily an outside sales organization who engages customers directly, with sales representatives spread regionally to cover their respective customer geographies.

The MM and enterprise sales teams are supported by AvePoint’s Business Development Representatives (“BDR”) team, an outbound tele-sales team for lead generation and opportunity qualification. The BDR team is centrally consolidated into two call centers, one in each hemisphere, to ensure continuous coverage supporting AvePoint’s global sales teams and aims to respond to all inbound sales requests within 48 hours.

Marketing

AvePoint’s global marketing organization consists of a centralized corporate team that focuses on brand building, thought leadership, capturing customer stories, communications, product marketing, marketing operations, and digital marketing. Regionally, field teams align local efforts with market needs, and execute on all direct and Channel activities. AvePoint’s marketing activities often combine high-touch in-person activities with highly automated digital awareness, capture, conversion, and nurture via digital advertising, social media, email marketing, and online learning. COVID-19 has shifted the majority of all formerly in-person and high-touch activities online, including AvePoint’s annual ShiftHappens Conference – a global industry conference showcasing how customers navigate their digital transformation journey, and many deep-dive customer workshops. AvePoint’s tactics also include community building and participation, and AvePoint’s company leaders frequently present as subject matter experts or hosts of market-leading events like Microsoft Inspire and Ignite.

Customer Success

AvePoint’s CS team is a global customer service organization that sits at the intersection of Sales, Engineering, and Support organizations, directly responsible for client after sales care. AvePoint’s CS team employs a proactive relationship-

focused client management approach designed to ensure that AvePoint’s valued customers get the care they need to rapidly deploy, and receive value from, their technology investment in AvePoint. CS is responsible for securing AvePoint’s client base’s contracts renewal and maintain ARR through ensuring increased adoption and continuous utilization of AvePoint’s software. AvePoint’s CS teams are imbedded deep into customer organizations and are therefore able to identify cross-sell or expand opportunities. This includes identifying at-risk clients, as well as proactively address support or other concerns before they become critical issues.

AvePoint’s CS strategy is rolled out to align with Sales Team segmentation, which includes tiered level coverage across AvePoint’s enterprise, MM, and SMB customer segments.

Strategic Relationships

AvePoint’s software is designed with and distributed through key strategic relationships below:

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Microsoft. Microsoft is AvePoint’s most important strategic partner. AvePoint is a Microsoft Gold Certified Partner in Application Development, Cloud Platform, Cloud Productivity, and Collaboration and Content, and is a Microsoft Managed, Independent Software Vendor (“ISV”) partner. AvePoint believes that its participation in Microsoft’s Technology Adoption Programs, Vendor or Third-Party Councils, and invite-only MVP and RD programs, as well as its five Partner of the Year awards in the last six years, illustrate not only the level of commitment from both parties, but the depth of the current relationship that gives AvePoint a competitive advantage. Microsoft not only encourages partner development to meet customer requirements beyond the scope of its services, they help fund AvePoint’s development of apps and experiences critical to their customer success. AvePoint leverages and relies on Microsoft’s Azure infrastructure to host and make available AvePoint’s SaaS offerings.

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OEM. AvePoint’s solutions are currently being sold branded by other vendors across global marketplaces. AvePoint believes that the selection of its technology to provide cloud-to-cloud backup by a global backup provider speaks to the strength of its solutions.

•	Global Distribution Network. More than 100 global marketplaces carry AvePoint’s products, across distributors like Ingram Micro and Tech Data Corporation, to scale SMB market acquisition through MSPs.

Competition

Unlike traditional vendors focused on data management, AvePoint approaches the full spectrum of adoption for the Microsoft cloud, from migration through protection of their information. While some vendors are interested in data governance, AvePoint believes in supporting the user adoption as well gives it the advantage of protecting the full lifecycle of users in the cloud.

More generally, AvePoint’s competition can be categorized in one of three ways: (1) large, legacy backup or security vendor, (2) new startups focused on a few key workloads, or (3) home grown solutions from customer IT teams combined with native controls in Microsoft 365.

AvePoint has summarized below what it believes to be its advantages over these types of solutions:

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Legacy Vendors. AvePoint’s depth and expertise on Microsoft 365, as well as SharePoint and even Salesforce backup, mean its solutions are better able to handle stringent requirements. AvePoint’s SaaS backup solution has been commercially available since 2013 and has undergone rigorous security certifications. Some of AvePoint’s legacy competitors have only released their SaaS backup solutions for Microsoft 365 in 2020. AvePoint’s historical focus on Microsoft has allowed it to be faster to market, which AvePoint believes is critical for organizations that cannot wait on vendor support before transitioning to their cloud investments. AvePoint knows backup, security, and migration data management capabilities are more than a checkbox. AvePoint relies on the sophistication of its solution approach to win business against these competitors.

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Start-Ups. Smaller competitors often lack the necessary support, flexibility, security, and reliability to support enterprise customers. The complexity required to support advanced IT use cases often consumes development resources, and over-taxed regionally-based support teams have difficulty providing 24x7 support.

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Home-Grown / Native Solutions. AvePoint offers what it believes to be the most flexible, secure, and operationally efficient solutions in the market, in its segment. Home-grown or even heavily custom code-based solutions are increasingly costly to maintain. IT staff rotate through roles, move on to other organizations, or simply lose the capacity to be able to keep up-to-date with the ever increasing Microsoft 365, Salesforce, or G-Suite ecosystem. Having AvePoint provide automated product upgrades as often as every two months with no cost of servers or maintenance is often a simple value proposition to prospective customers that AvePoint believes its competitors are not able to provide.

AvePoint believes that it competes favorably with its competitors, which include Veeam Software, Varonis Systems and Spanning Backup, on the basis of its technology and the other advantages of its solutions described in this prospectus/proxy statement.

Research and Development

AvePoint’s research and development team consists of its user experience, product strategy, engineering teams, and technical operations. These groups are responsible for the design, development, testing, and delivery of new technologies and features for AvePoint’s platform. They are also responsible for scaling AvePoint’s platform and maintaining its cloud infrastructure. AvePoint invests substantial resources in research and development to drive core technology innovation and bring new products to market. AvePoint is an early adopter and thought leader in agile development, DevOps culture, and site reliability engineering, empowering AvePoint’s engineers with full-service ownership of their code in production, leading to high-quality software. AvePoint’s distributed research and development efforts enable AvePoint to attract talent across AvePoint’s multiple locations, primarily in the United States and supported by China and the Philippines.

Intellectual Property

AvePoint relies on a combination of trade secrets, copyrights, and trademarks to establish and protect its intellectual property rights. AvePoint also relies on contractual protections, such as license, assignment, and confidentiality agreements, and technical measures. AvePoint pursues the registration of domain names, trademarks, and service marks in the United States and in various jurisdictions outside the United States. AvePoint controls access to and use of its proprietary technology and other confidential information through the use of internal and external controls, including contractual protections with employees, contractors, customers, and partners, and AvePoint’s software is protected by U.S. and international intellectual property laws. AvePoint requires its employees, consultants, and other third parties to enter into confidentiality and proprietary rights agreements and control access to software, documentation, and other proprietary information. AvePoint’s policy is to require employees and independent contractors to sign agreements assigning to AvePoint any inventions, trade secrets, works of authorship, developments, and other processes generated by them on AvePoint’s behalf and agreeing to protect AvePoint’s confidential information. In addition, AvePoint generally enters into confidentiality agreements with its vendors and customers.

Although AvePoint relies on intellectual property rights, including trade secrets, copyrights, and trademarks, as well as contractual protections to establish and protect its proprietary rights, AvePoint believes it is AvePoint’s team’s ability to execute – by developing new products, and its efficiency at new market acquisition, that will maintain its market leadership position.

Facilities

AvePoint’s principal executive offices are located in Jersey City, New Jersey and consist of approximately 11,804 square feet under a lease that expires in November 2024. AvePoint maintains additional offices in multiple locations in the United States and internationally in Europe and the Asia-Pacific region. AvePoint believes that its current facilities are adequate to meet its ongoing needs and that suitable additional alternative spaces will be available in the future on commercially reasonable terms.

Employees and Human Capital Resources

As of March 31, 2021, AvePoint had 1,511 employees across its 30 global offices. None of AvePoint’s employees are represented by a labor union with respect their employment. AvePoint has not experienced any work stoppages and AvePoint considers its relations with its employees to be good.

AvePoint values agility, passion and teamwork, and is building an environment for lifelong learners to go to the next level, sharpen their skillsets and develop professionally and personally. AvePoint’s human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating its existing and new employees, advisors and consultants. The principal purposes of AvePoint’s equity and cash incentive plans are to attract, retain and reward personnel through the granting of stock-based and cash-based compensation awards, in order to increase stockholder value and the success of the company by motivating such individuals to perform to the best of their abilities and achieve AvePoint’s objectives. AvePoint is committed to providing a competitive and comprehensive benefits package to its employees. AvePoint’s benefits package provides a balance of protection along with the flexibility to meet the individual health and wellness needs of its employees.

Regulatory Considerations

The legal environment of internet-based businesses, both in the United States and internationally, is evolving rapidly and is often unclear. For example, AvePoint occasionally cannot be certain which laws will be deemed applicable to it given the global nature of its business. This ambiguity includes topics such as data privacy and security, pricing, advertising, taxation, content regulation, and intellectual property ownership and infringement. See the section titled “Risk Factors – Risks related to AvePoint’s business and industry – Evolving global internet laws, regulations and standards, privacy regulations, cross-border data transfer restrictions, and data localization requirements, may limit the use and adoption of AvePoint’s services, expose it to liability, or otherwise harm AvePoint’s business.”

Data Protection and Privacy

AvePoint’s platform and the customer data it uses, collects, and processes to run its business are an integral part of AvePoint’s business model. As a result, AvePoint’s compliance with laws dealing with the use, collection, and processing of personal data is core to its strategy. Regulators around the world have adopted or proposed requirements regarding the collection, use, transfer, security, storage, destruction, and other processing of personal data. These laws are increasing in number, enforcement, and fines and other penalties. All states have adopted laws requiring notice to consumers of a security breach involving their personal information. In the event of a security breach, these laws may subject AvePoint to incident response, notice and remediation costs. Failure to safeguard data adequately or to destroy data securely could subject AvePoint to regulatory investigations or enforcement actions under federal or state data security, unfair practices, or consumer protection laws. The scope and interpretation of these laws could change, may be contradictory and unclear, and the associated burdens and compliance costs could increase in the future. Two such governmental regulations that have significant implications for AvePoint’s platform are the GDPR and the CCPA.

The GDPR became effective in May 2018, implementing more stringent requirements in relation to the use of personal data relating to European Union individuals. Personal data includes any type of information that can identify a living individual, including name, identification number, email address, location, internet protocol addresses, and cookie identifiers. Among other requirements, the GDPR mandates notice of and a lawful basis for data processing activities, data protection impact assessments, a right to “erasure” of personal data, and data breach reporting.

In the United States, California adopted the CCPA, which became effective in January 2020. The CCPA establishes a privacy framework for covered businesses, including an expansive definition of personal information and data privacy rights for California residents. Among other requirements, the CCPA mandates new disclosure to consumers and allows consumers to opt out of sales of personal information. The CCPA includes a framework with potentially severe statutory damages and private rights of action.

AvePoint has a commitment from the its board of directors down through their Executive Committee, Steering Committee, Chief Legal Officer, Chief Information Security Officer (the “CISO”) and Privacy, Security and Risk Team, to ensure that each executive and senior leader has a clear and consistent vision, role and responsibilities with regards to their risks, risk mitigation strategies, documented clearly in their enterprise information security policy. AvePoint’s CISO reports directly to the Co-CEO of AvePoint. AvePoint has implemented a cross functional security and privacy team through which it engages senior management on issues, align policies, procedures and technical controls to demonstrate AvePoint’s process and AvePoint’s commitment to its customers and users, and train each of AvePoint’s employees on all privacy and security expectations. The team is comprised of representatives from Privacy, Security and Risk, IT, Product, and Legal. Under the leadership of the CISO, AvePoint has implemented a methodology through which the company is regularly (i) assessing existing risks to sensitive information; (ii) developing procedures and ways to manage and control such risks; (iii) monitoring outsourcing arrangements by AvePoint to third parties to ensure compliance with Company procedures; (iv) evaluating and suggesting adjustments to the their security program, as appropriate, in light of relevant changes in technology, threats to sensitive information, and other circumstances affecting AvePoint; and (v) briefing AvePoint’s managers at least annually (or as often as the managers may request) on the procedures involved with the security program, risk assessment, service provider arrangements, testing, security breaches and recommendations for changes.

The Legal Team is responsible for changes necessary to respond to new risks and changes in the law or regulations; (ii) working with the Information Security Team to coordinate changes in policy with changes in procedure to ensure compliance between both policy and procedure of information security; and (iii) conducting an annual risk assessment to assess the adherence of the procedures. The CISO and the Legal Team, or a qualified person designated by them, trains all Company personnel to explain AvePoint’s information security, privacy and data protection compliance efforts, policies and procedures. The Risk Assessment program is approved by management, communicated to appropriate constituents and the CISO is the designated owner responsible for reviewing and maintaining the program in conformance with a documented information security policy that has been approved by management, communicated to appropriate stakeholders and is managed also by the CISO. The CISO has also pointed an internal auditor, who performs a standards-based audit of the company against its security program, through an annual audit and risk assessment. The Internal Audit Report must be sent to the CISO and must include possible corrective actions that will be documented in a corrective action form and tracked by the project manager. Management regularly reviews the compliance of information processing within their area of responsibility with the appropriate security policies, standards, and any other security requirements.

Further, AvePoint has been certified for ISO’s 27001:2013 framework. ISO is an independent, non-governmental international organization with a membership of 161 national standard bodies. ISO is credited for publishing more than 2,100 international standards covering almost every industry from technology to food safety. AvePoint’s ISO certification for AvePoint covers the management, operation and maintenance of the people and information assets, information systems and the associated processes that enable corporate operations as well as the development and deployment of products and services provided to AvePoint’s customers and employees. Internal audits are conducted annually, and AvePoint is subject to annual third-party surveillance audits to maintain ongoing compliance.

The implementation of such compliance-driven programs is not new to AvePoint, and AvePoint remains fully committed to approaching this initiative diligently with the utmost focus on securing and maintaining customer trust. AvePoint’s ISO certification represents a steadfast commitment to continually improving AvePoint’s information security and privacy programs. This certification illustrates the maturity and robustness of AvePoint’s on-premises software solutions and AvePoint’s SaaS-based platform.

AvePoint’s CISO also serves as AvePoint’s Chief Privacy Officer and together with the Privacy, Security and Risk Team and the Legal Team holds responsibility for the privacy program. This group identifies privacy risks and associated mitigation plans formally documented and reviewed by management. AvePoint has implemented a formal privacy awareness training for employees, contractors, and third-party users to ensure confidentiality and privacy of personal or protected information and should allocate reasonable resources (in time and money) allocated to mitigating identified privacy risks and controls to ensure that the collection and usage of personal information is limited and in compliance with applicable law. AvePoint works hard to ensure its privacy and security programs meet the highest standards of data protection.

AvePoint is committed to developing, implementing, and maintaining appropriate administrative, technical, and physical safeguards within the products and services it provides and within its own systems, building on the foundation and discipline necessary to develop and support some of the leading privacy and security products in the world.

Anti-corruption and sanctions

AvePoint is subject to the FCPA. The FCPA prohibits corporations and individuals from engaging in improper activities to obtain or retain business or to influence a person working in an official capacity. It prohibits, among other things, providing, directly or indirectly, anything of value to any foreign government official, or any political party or official thereof, or candidate for political influence to improperly influence such person. Similar laws exist in other countries, such as the UK, that restrict improper payments to persons in the public or private sector. Many countries have laws prohibiting these types of payments within the respective country. Historically, technology companies have been the target of FCPA and other anti-corruption investigations and penalties.

In addition, AvePoint is subject to U.S. and foreign laws and regulations that restrict its activities in certain countries and with certain persons. These include the economic sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control and the export control laws administered by the U.S. Commerce Department’s Bureau of Industry.

Legal Proceedings

From time to time, AvePoint is involved in various legal proceedings arising in the normal course of business activities. AvePoint is not presently a party to any litigation the outcome of which, it believes, if determined adversely to it, would individually or taken together have a material adverse effect on its business, operating results, cash flows, or financial condition.

AVEPOINT’S EXECUTIVE COMPENSATION

For the year ended December 31, 2020, AvePoint’s named executive officers were:

•	Tianyi Jiang, AvePoint’s Chief Executive Officer;

•	Xunkai Gong, AvePoint’s Executive Chairman; and

•	Brian Brown, AvePoint’s Chief Operating Officer and General Counsel.

Dr. Jiang and Mr. Gong served as co-Chief Executive Officers of AvePoint until August 2020, when Mr. Gong was appointed Executive Chairman. During 2020, Dr. Jiang served as AvePoint’s principal executive officer.

Summary Compensation Table

The following table provides information regarding total compensation awarded to, earned by, and paid to AvePoint’s named executive officers for services rendered to AvePoint in all capacities for 2020.

Name and Principal Position	Year	Salary	Bonus(1)	Option Awards(2)	Total
Tianyi Jiang Chief Executive Officer	2020	$360,000	$998,900	$4,741,337	$6,100,237

Xunkai Gong Executive Chairman	2020	330,000	1,177,500	3,362,737	4,870,237

Brian Brown Chief Operating Officer and General Counsel	2020	240,000	927,900	1,599,479	2,767,379

(1)

The bonuses reported in this column for 2020 consist of special transaction bonuses paid in December 2020 to the named executive officers following AvePoint’s execution of the Business Combination Agreement. In addition to the special transaction bonuses, each officer is eligible to receive an annual discretionary bonus for his performance in 2020. Such amounts have not yet been determined as of the date of this proxy statement/prospectus, but will be determined prior to the closing of the Business Combination. The amounts in this column will be updated accordingly. The discretionary bonuses are expected to be similar to amounts paid in prior years to each named executive officer. For 2019, the annual discretionary performance bonuses were $215,000 for Dr. Jiang, $230,000 for Mr. Gong and $150,000 for Mr. Brown.

(2)

The amounts reported in this column represent the aggregate grant date fair value of service-based option grants and performance-based option grants awarded to the named executive officer during 2020, calculated in accordance with FASB ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. This calculation assumes that the named executive officer will perform the requisite service for the award to vest in full as required by SEC rules. The grant date fair values of the service-based option grants during 2020 were $4,119,974 for Dr. Jiang, $2,741,374 for Mr. Gong and $1,367,613 for Mr. Brown, and the grant date fair values of the performance-based option grants during 2020 were $621,363 for each of Dr. Jiang and Mr. Gong and $231,866 for Mr. Brown. For the performance-based stock options, the grant date fair values are based on the probable outcome of the performance conditions in accordance with FASB ASC Topic 718 as of the date of grant. Assuming the highest level of performance conditions, the grant date fair values for the performance-based options would have been $913,764 for each of Dr. Jiang and Mr. Gong and $340,969 for Mr. Brown. The assumptions used in calculating the grant date fair values of the equity awards reported in this column are set forth in Note 12 of AvePoint’s audited Consolidated Financial Statements for the year ended December 31, 2020 appearing elsewhere in this prospectus/proxy statement. The amounts reported in this column reflect the accounting cost for these equity awards and do not correspond to the actual economic value that may be realized by AvePoint’s named executive officers upon the vesting of the stock options, the exercise of the stock options or the sale of the common stock underlying such stock options.

Outstanding Equity Awards as of December 31, 2020

The following table sets forth information regarding outstanding equity awards held by AvePoint’s named executive officers as of December 31, 2020.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price	Option Expiration Date
Tianyi Jiang	7/1/2016	100,000	—		—		$11.61	7/1/2026
	1/10/2019	26,250	33,750	(1)	—		13.79	1/10/2029
	8/12/2020	—	220,062	(1)	—		33.94	8/12/2030
	8/12/2020	—	—		45,072	(2)	33.94	8/12/2030
	8/12/2020	—	100,000	(1)(3)	—		33.94	8/12/2030
	9/3/2018	—	215,000	(4)	—		0.29	9/3/2028
Xunkai Gong	7/1/2016	109,240	—		—		11.61	7/1/2026
	1/10/2019	26,250	33,750	(1)	—		13.79	1/10/2029
	8/12/2020	—	220,062	(1)	—		33.94	8/12/2030
	8/12/2020	—	—		45,072	(2)	33.94	8/12/2030
Brian Brown	6/1/2011	19,610	—		—		3.70	6/1/2021
	7/1/2016	50,000	—		—		11.61	7/1/2026
	1/10/2019	19,687	25,313	(1)	—		13.79	1/10/2029
	8/12/2020	—	82,117	(1)	—		33.94	8/12/2030
	8/12/2020	—	—		16,819	(2)	33.94	8/12/2030
	8/12/2020	—	25,000	(3)	—		33.94	8/12/2030
	1/1/2016	—	200,000	(4)	—		0.29	1/1/2026

(1)	This option vests as to 25% of the shares underlying the option on the first anniversary of the date of grant, with the remainder vesting in 12 equal quarterly installments thereafter.
(2)

This performance-based option vests upon the achievement of specified performance objectives relating to AvePoint financial metrics for the year ending December 31, 2021 as compared to the year ended December 31, 2020.

(3)

Represents a one-time option grant in 2020 that replaced earlier option grants that were due to expire before the end of 2020. As a result, the number of stock options granted is higher than it would have been in the absence of this additional one-time option grant.

(4)

This option was fully vested but was not exercisable as of December 31, 2020 in order for the option to comply with Section 409A of the Internal Revenue Code. Upon the Closing, this option will be terminated and the holder will be entitled to receive a number of shares of Apex common stock based upon the intrinsic value of the option as of the termination date. The shares of Apex common stock issuable upon termination of the option will be paid to the holder on the date that is 12 months following the termination of the option.

Emerging Growth Company Status

AvePoint is an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company, it is exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of its President and Chief Executive Officer to the median of the annual total compensation of all of its employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Act.

Pension Benefits

AvePoint’s named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by AvePoint during 2020.

Nonqualified Deferred Compensation

AvePoint’s named executive officers did not participate in, or earn any benefits under, a nonqualified deferred compensation plan sponsored by AvePoint during 2020.

Employment Agreements

In January 2021, each of AvePoint’s named executive officers entered into employment agreements with AvePoint. The employment agreements will be assumed by the Combined Company effective upon the Closing.

Below are descriptions of the employment agreements between AvePoint and the named executive officers including Tianyi Jiang, who will serve as the Chief Executive Officer of the Combined Company, Brian Brown, who will serve as the Corporate Chief Operating Officer and General Counsel of the Combined Company, and Xunkai Gong, who will serve as the Executive Chairman of the Combined Company. For a discussion of the severance pay and other benefits to be provided in connection with a termination of employment under the arrangements with AvePoint’s named executive officers, please see “—Potential Payments Upon Termination or Change in Control” below.

Term. The employment agreements with each of the named executive officers provide for at-will employment for an initial term of three years. Following the initial term, the employment agreements will automatically renew for successive one-year terms unless either party provides the other with at least 60 days’ notice of intent not to renew before the expiration of the applicable term.

Base Salary. The employment agreements provide for the initial annual base salaries set forth below:

Named Executive Officer	Initial Annual Base Salary
Tianyi Jiang	$450,000

Xunkai Gong	$400,000

Brian Brown	$350,000

Annual Bonus. Each named executive officer is eligible to receive an uncapped discretionary annual cash bonus with a target amount equal to 100% of his then current annual base salary, payable dependent on the achievement of individual and corporate performance goals as established by the Combined Company’s board of directors, and such named executive officer’s continued performance of services through December 31 of the applicable bonus year.

Equity Awards. The named executive officers are also eligible to receive awards of stock options or other equity awards pursuant to any plans or arrangements maintained by the Combined Company. Such equity awards are subject to accelerated vesting upon certain circumstances as discussed in “—Potential Payments Upon Termination or Change in Control” below.

Benefits. Each of the named executive officers are eligible to participate in the Combined Company’s standard employee benefit plans and programs.

Potential Payments Upon Termination or Change in Control

Pursuant to the terms of the employment agreements, if a named executive officer’s employment is terminated or his employment agreement is not renewed by the Combined Company without “Cause” or such named executive officer resigns employment for “Good Reason” (each, as defined in the applicable employment agreement), and subject to delivery to the Combined Company of a separation agreement including a general release of claims in favor of the Combined Company, each named executive officer will be entitled to (i) an amount equal to his then current base salary and annual bonus (based on the average of his annual bonus earned in the two years prior to his termination) payable on each of the Combined Company’s regularly scheduled payroll dates for eighteen (18) months (or, in the case of Mr. Gong twenty four (24) months) after his termination or resignation date, (ii) the cost of COBRA continuation coverage for all health plans and programs that such named executive officer participated in immediately prior to his termination until the earliest of (A) eighteen (18) months (or, in the case of Mr. Gong, twenty four (24) months) following his termination or resignation date, (B) the date when he becomes eligible for substantially equivalent health insurance coverage in connection with new employment, or (C) the date he ceases to be eligible for COBRA continuation coverage for any reason, and (iii) immediate vesting of all unvested equity awards (excluding any equity award subject to the achievement of any performance-based or other vesting criteria other than time- or service-based vesting) that otherwise would have vested during the eighteen (18) month period following such named executive officer’s termination or resignation.

In the event that a named executive officer’s employment is terminated due to his death or “Disability”, by the Combined Company for “Cause”, by such named executive officer other than for “Good Reason”, or due to the “Discontinuance of Business” (each as defined in the applicable employment agreement), the named executive officer or his estate will not be entitled to any severance benefits or any other compensation or benefits other than (i) the payment of any accrued but unpaid salary, (ii) any unreimbursed business expenses, and (iii) any benefits owed under a qualified retirement, health, or welfare benefit plan in which such named executive officer was a participant in accordance with applicable law and the provisions of such plan.

In addition to the foregoing, each named executive officer is entitled to full vesting of their outstanding equity awards if they (i) remain in “Continuous Service” to the Combined Company through the closing of a “Change in Control” (each as defined in the then current equity incentive plan), or (ii) are terminated without “Cause” or resign for “Good Reason” during the three-month period immediately prior to the closing of a change in control. In order to receive any such acceleration, the applicable named executive officer must execute a general release of claims in favor of the Combined Company, and allow such release to become effective.

Executive Compensation

Following the Closing, the Combined Company’s board of directors and compensation committee will oversee the compensation policies, plans and programs and review and determine compensation to be paid to the Combined Company’s executive officers, directors and other senior management, as appropriate. The compensation policies followed by the Combined Company will be intended to provide for compensation that is sufficient to attract, motivate and retain executives and other individuals and to establish an appropriate relationship between executive compensation and the creation of stockholder value.

Equity-Based Compensation

Equity-based compensation has been and will continue to be an important foundation in executive compensation packages, as AvePoint believes it is important to maintain a strong link between executive incentives and the creation of stockholder value. AvePoint believes that performance and equity-based compensation can be an important component of the total executive compensation package for maximizing stockholder value while, at the same time, attracting, motivating and retaining high-quality executives.

AvePoint has historically awarded option grants to its named executive officers on a bi-annual basis. AvePoint awarded option grants to its named executive officers during 2020 because it did not award any option grants to its named executive officers during 2019.

Formal guidelines for the allocations of equity-based compensation to the named executive officers by the Combined Company have not yet been determined, but it is expected that the 2021 Plan described in Proposal No. 3 will be an important element of the Combined Company’s compensation arrangements for both executive officers and directors, and that the executive officers will also be eligible to participate in the ESPP described in Proposal No. 4.

2016 Equity Incentive Plan

The following summary describes the material terms of AvePoint’s 2016 Equity Incentive Plan (the “2016 Plan”), which was adopted by AvePoint’s board of directors and approved by AvePoint’s stockholders in January 2016.

Awards. The 2016 Plan provides for the grant of incentive stock options (“ISOs”), nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock, restricted stock units, and other stock awards (collectively, “Awards”) to AvePoint’s employees, directors, and consultants who provide services to AvePoint. AvePoint has granted ISOs, NSOs, restricted stock, and restricted stock units under the 2016 Plan.

Authorized Shares. Subject to certain capitalization adjustments, the aggregate number of shares of AvePoint common stock that may be issued pursuant to stock awards under the 2016 Plan will not exceed 4,880,691 shares. The maximum number of shares of AvePoint common stock that may be issued pursuant to the exercise of ISOs under the 2016 Plan is 14,642,073 shares.

Shares subject to awards granted under the 2016 Plan that expire or terminate without being exercised in full or that are settled in cash rather than in shares do not reduce the number of shares available for issuance under the 2016 Plan. Additionally, if any shares issued pursuant to a stock award are forfeited back to AvePoint or repurchased because of the failure to meet a contingency or condition required to vest, then the shares that are forfeited or repurchased will revert to and again become available for issuance under the 2016 Plan. This includes shares used to pay the exercise price of a stock award or to satisfy the tax withholding obligations related to a stock award.

Plan Administration. The 2016 Plan is administered by AvePoint’s board of directors, or a duly authorized committee of its board of directors and is referred to as the “plan administrator” herein. Subject to the provisions of the 2016 Plan, the plan administrator will determine in its discretion the persons to whom and the times at which Awards are granted, the sizes of such Awards and all of their terms and conditions. The plan administrator will have the authority to construe and interpret the terms of the 2016 Plan and Awards granted under it. The plan administrator may also delegate to one or more of AvePoint’s officers the authority to (1) designate employees (other than officers) to receive specified awards and (2) determine the number of shares subject to such awards.

Under the 2016 Plan, the plan administrator also generally has the authority to effect, with the consent of any adversely affected participant, (A) the reduction of the exercise, purchase, or strike price of any outstanding award; (B) the cancellation of any outstanding award and the grant in substitution therefore of other awards, cash, or other consideration; or (C) any other action that is treated as a repricing under generally accepted accounting principles.

Stock Options. As of December 31, 2020, options to purchase 2,202,882 shares of AvePoint’s common stock were outstanding under the 2016 Plan. ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2016 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of AvePoint common stock on the date of grant. Options granted under the 2016 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator. The standard form of option award agreement under the 2016 Plan provides that options will vest 25% on the first anniversary of the vesting commencement date with the remainder vesting ratably over the next 36 months, subject to continued service through each applicable date. Under the 2016 Plan, the plan administrator has the authority to grant Awards with early exercise rights and to provide for accelerated vesting.

The plan administrator determines the term of stock options granted under the 2016 Plan, up to a maximum of 10 years. If an optionholder’s service relationship with AvePoint or any of its affiliates ceases for any reason other than disability, death or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws. If an optionholder’s service relationship with AvePoint or any of its affiliates ceases due to death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 18 months following the date of death. If an optionholder’s service relationship with AvePoint or any of its affiliates ceases due to disability, the optionholder may generally exercise any vested options for a period of 12 months following the cessation of service. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of AvePoint common stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO, (5) a deferred payment arrangement or (6) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the plan administrator or a duly authorized officer in each case, (i) an option may be transferred pursuant to a domestic relations order, official marital settlement agreement, or other divorce or separation instrument and (ii) an optionholder may designate a beneficiary who may exercise the option following the optionholder’s death.

Tax Limitations on ISOs. The aggregate fair market value, determined at the time of grant, of AvePoint common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of AvePoint’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of AvePoint’s total combined voting power or that of any of its affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Unit Awards. Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to AvePoint’s board of directors and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Restricted Stock Awards. Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, past or future services to AvePoint, or any other form of legal consideration that may be acceptable to AvePoint’s board of directors and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with AvePoint ends for any reason, AvePoint may receive any or all of the shares of common stock held by the participant that have not vested as of the date the participant terminates service with AvePoint through a forfeiture condition or a repurchase right.

Changes to Capital Structure. In the event there is a specified type of change in AvePoint’s capital structure, such as a stock split, reverse stock split or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2016 Plan, (2) the class and maximum number of shares that may be issued on the exercise of ISOs and (3) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions. The 2016 Plan provides that in the event of certain specified significant corporate transactions, unless otherwise provided in an award agreement or other written agreement between AvePoint and the award holder, the plan administrator may take one or more of the following actions with respect to such stock awards:

•	Arrange for the assumption, continuation, or substitution of a stock award by a surviving or acquiring corporation;

•	Arrange for the assignment of any reacquisition or repurchase rights held by AvePoint to the surviving or acquiring corporation;

•	Accelerate the vesting, in whole or in part, of the stock award and provide for its termination if not exercised (if applicable) at or before the effective time of the transaction;

•	Arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by AvePoint;

•	Cancel or arrange for the cancellation of the stock award, to the extent not vested or not exercised before the effective time of the transaction, in exchange for a cash payment, if any; and

•

Make a payment equal to the excess, if any, of (A) the value of the property the participant would have received on exercise of the award immediately before the effective time of the transaction, over (B) any exercise price payable by the participant in connection with the exercise.

The plan administrator is not obligated to treat all stock awards or portions of stock awards in the same manner and is not obligated to treat all participants in the same manner.

Under the 2016 Plan, a corporate transaction is generally the consummation of: (1) a sale of all or substantially all of AvePoint’s assets, (2) the sale or disposition of at least 50% of AvePoint’s outstanding securities, (3) a merger or consolidation in which AvePoint does not survive the transaction, or (4) a merger or consolidation in which AvePoint does survive the transaction but the shares of AvePoint common stock outstanding immediately before such transaction are converted or exchanged into other property by virtue of the transaction.

Change in Control. In addition to the above, the plan administrator may provide, in an individual award agreement that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change in control.

Under the 2016 Plan, a change in control is generally (1) the acquisition by any person or company of more than 50% of the combined voting power of AvePoint’s then outstanding stock, (2) a merger, consolidation or similar transaction in which AvePoint’s stockholders immediately before the transaction do not own, directly or indirectly, more than 50% of the combined voting power of the surviving entity (or the parent of the surviving entity) in substantially the same proportions as their ownership immediately prior to such transaction, or (3) a sale, lease, exclusive license or other disposition of all or substantially all of AvePoint’s assets other than to an entity more than 50% of the combined voting power of which is owned by its stockholders in substantially the same proportions as their ownership of AvePoint’s outstanding voting securities immediately prior to such transaction.

Plan Amendment or Termination. AvePoint’s board of directors has the authority to amend, suspend, or terminate the 2016 Plan, provided that such action does not impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of AvePoint’s stockholders. Unless terminated sooner, the 2016 Plan will automatically terminate on December 31, 2025. No stock awards may be granted under the 2016 Plan while it is suspended or after it is terminated.

Upon the Closing, except as described elsewhere in this proxy statement/prospectus, outstanding stock options under the 2016 Plan will be assumed by Apex and converted into options to purchase Apex common stock. Such stock options will continue to be governed by the terms of the 2016 Plan and the stock option agreements thereunder, until such outstanding options are exercised or until they terminate or expire by their terms. No further awards shall be made under the 2016 Plan following the date the 2021 Plan becomes effective in connection with the Business Combination.

401(k) Plan

AvePoint provides a retirement savings plan for the benefit of its employees, including its named executive officers. The plan is intended to qualify as a tax-qualified 401(k) plan so that contributions to the 401(k) plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan (except in the case of contributions under the 401(k) plan designated as Roth contributions). The 401(k) plan provides that each participant may contribute up to an annual statutory limit. Participants who are at least 50 years old can also contribute additional amounts based on statutory limits for “catch-up” contributions. Under the 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan’s trustee as directed by participants.

Other Employee Benefits

AvePoint’s named executive officers are eligible to participate in AvePoint’s health and welfare plans to the same extent as all full-time employees.

AvePoint generally has not provided perquisites or personal benefits except in limited circumstances, and it did not provide any perquisites or personal benefits to its named executive officers in 2020.

During the year ended December 31, 2019, AvePoint entered into agreements with certain officers that granted them put options to require AvePoint to redeem a portion of their AvePoint common stock holdings, including shares underlying stock options, in specified circumstances. See the section titled “Certain AvePoint Relationships and Related Party Transactions — Put & Call Agreements” for more information. Pursuant to the Stockholder Support Agreement, these agreements will be terminated upon the Closing.

Non-Employee Director Compensation

During 2020, AvePoint did not pay cash compensation to its non-employee directors; however, certain directors received grants of stock options in connection with their service as a director. AvePoint reimburses its directors for reasonable travel expenses incurred in connection with their service on AvePoint’s board of directors.

2020 Director Compensation Table

The following table sets forth information regarding the compensation earned for service on AvePoint’s board of directors during 2020. Dr. Jiang and Messrs. Gong and Brown also serve as directors of AvePoint but did not receive any additional compensation for their service as directors. Their compensation as executive officers is set forth above under “— Summary Compensation Table.”

Name	Option Awards(1)(2)
Stephen CuUnjieng	$385,636
Jeffrey Teper	385,636
Michael McGinn(3)	—

(1)

The amounts reported represent the aggregate grant date fair value of service-based option grants and performance-based option grants awarded to the director during 2020, calculated in accordance with FASB ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. This calculation assumes that the director will perform the requisite service for the award to vest in full as required by SEC rules. The grant date fair values of the service-based option grants during 2020 were $314,390 for each of Mr. CuUnjieng and Mr. Teper, and the grant date fair values of the performance-based option grants during 2020 were $71,246 for each of Mr. CuUnjieng and Mr. Teper. For the performance-based stock options, the grant date fair values are based on the probable outcome of the performance conditions in accordance with FASB ASC Topic 718. Assuming the highest level of achievement, the grant date values for the performance-based options would be $104,774 for Mr. CuUnjieng and Mr. Teper. The assumptions used in calculating the grant date fair values of the equity awards reported in this column are set forth in Note 12 of AvePoint’s audited Consolidated Financial Statements for the year ended December 31, 2020 appearing at the end of this prospectus/proxy statement. The amounts reported in this column reflect the accounting cost for these equity awards and do not correspond to the actual economic value that may be realized by the directors upon the vesting of the stock options, the exercise of the stock options or the sale of the common stock underlying such stock options.

(2)	The table below lists the aggregate number of shares subject to option awards outstanding for each of AvePoint’s non-employee directors as of December 31, 2020.
(3)	Mr. McGinn ceased serving as a director of AvePoint as of April 2021.

Name	Number of Shares Subject to Outstanding Options
Stephen CuUnjieng	30,405
Jeffrey Teper	60,818
Michael McGinn(1)	—

(1)	Mr. McGinn ceased serving as a director of AvePoint as of April 2021.

CERTAIN AVEPOINT RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements for AvePoint’s directors and executive officers, which are described elsewhere in this prospectus/proxy statement, below is a description of transactions since January 1, 2018 to which AvePoint was a party or will be a party, in which:

•	The amounts involved exceeded or will exceed $120,000; and

•

Any of AvePoint’s directors, executive officers or holders of more than 5% of AvePoint’s capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Promissory Notes

In November 2013 and January 2016, AvePoint entered into promissory notes with certain of its executive officers, including Xunkai Gong, AvePoint’s Executive Chairman; Tianyi Jiang, AvePoint’s Chief Executive Officer; and Brian Brown, AvePoint’s Chief Operating Officer and General Counsel. The principal and interest on these promissory notes were repaid by the executive officers in full in December 2020.

Borrower	Date of Promissory Note	Largest Aggregate Amount of Principal Outstanding During the Period	Amount Outstanding as of December 31, 2020	Amount of Principal Paid During the Period	Amount of Interest Paid During the Period	Annual Rate or Amount of Interest Payable on the Indebtedness
Xunkai Gong	11/29/2013	$1,009,500	—	$1,009,500	$150,289	2%
Tianyi Jiang	11/29/2013	807,600	—	807,600	120,231	2%
Brian Brown	11/29/2013	807,600	—	807,600	120,231	2%
Xunkai Gong	1/1/2016	14,357	—	14,357	3,053	4%
Tianyi Jiang	1/1/2016	58,600	—	58,600	12,463	4%

Put & Call Agreements

In December 2019, AvePoint entered into put & call agreements with Brian Brown and certain other officers. The Put & Call Agreements granted to Mr. Brown and certain other officers put options to request redemption of up to 182,432 shares of AvePoint common stock during the period from March 26, 2025 to April 26, 2025 or, if earlier, the 30 day period following a qualifying termination, as defined in the Put & Call Agreements, for a redemption price per share equal to the fair market value of the shares, as determined by AvePoint’s board of directors. The put & call agreements also granted AvePoint call rights to purchase up to the same number of shares from Mr. Brown at a purchase price equal to the fair market value of the shares, subject to the prior written consent of Avatar Investment and its affiliated entities as long as they continue to hold any shares of AvePoint Series C Preferred Stock.

Pursuant to the Stockholder Support Agreement, the put & call agreements will be terminated upon the Closing of the Business Combination.

Series C Preferred Stock Financing

In December 2019, AvePoint entered into a stock purchase and redemption agreement (the “Series C SPA”) pursuant to which it issued and sold an aggregate of 4,832,409 shares of its Series C Preferred Stock to investors affiliated with Sixth Street at a purchase price of $31.0404 per share, for aggregate gross proceeds of $150.0 million.

At the same time, AvePoint entered into a non-voting common stock purchase agreement (the “Non-Voting SPA”) with AVPT, LLC, one of AvePoint’s principal stockholders. Messrs. Gong and Jiang are the managers of AVPT Manager, LLC, the sole manager of AVPT, LLC. Pursuant to the Non-Voting SPA, AVPT, LLC purchased 497,735 shares of AvePoint’s common stock at a purchase price of $32.889 per share, for a total purchase price of $16.4 million. The transactions contemplated by the Series C SPA and the Non-Voting SPA are together referred to as the “Series C Financing.”

Immediately following the closing of the Series C Financing, AvePoint redeemed 2,631,842 shares of Series B-1 Convertible Preferred Stock and 2,385,032 shares of Series B-2 Convertible Preferred Stock for an aggregate of $165.0 million from entities affiliated with Goldman Sachs & Co., one of AvePoint’s former principal stockholders.

Common Stock Financing

In June 2020, AvePoint entered into a common stock purchase agreement with AVPT, LLC pursuant to which AVPT, LLC purchased 722,734 shares of AvePoint non-voting common stock at a purchase price of $32.889 per share, for an aggregate purchase price of $23.8 million.

In August 2020, AvePoint used the proceeds of the AVPT, LLC investment described above together with available cash resources to redeem an additional 694,498 shares of Series B-1 Convertible Preferred Stock and 351,445 shares of Series B-2 Convertible Preferred Stock held by entities affiliated with Goldman Sachs & Co. for an aggregate redemption price of $34.4 million.

In September 2020, AvePoint entered into a common stock purchase agreement with AVPT, LLC pursuant to which AVPT, LLC purchased 631,431 shares of AvePoint non-voting common stock at a purchase price of $53.40 per share, for a total purchase price of $33.7 million.

Indemnification Agreements

AvePoint has entered into indemnification agreements with its executive officers and directors. The indemnification agreements require AvePoint to indemnify its executive officers and directors to the fullest extent permitted by Delaware law.

A&R Registration Rights Agreement

In connection with the Closing of the Business Combination, certain holders of AvePoint’s capital stock will enter into an amended and restated registration rights agreement with Apex. See the section titled “The Business Combination — A&R Registration Rights Agreement” for more information.

Related Person Transactions Policy Following the Business Combination

Upon the consummation of the Business Combination, the Combined Company Board will adopt a written related person transactions policy that sets forth the Combined Company’s policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of the Combined Company’s policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Combined Company or any of its subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.

Transactions involving compensation for services provided to the Combined Company as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of the Combined Company’s voting securities (including the Combined Company Common Stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of the Combined Company’s voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to the Combined Company’s audit committee (or, where review by the Combined Company’s audit committee would be inappropriate, to another independent body of the Combined Company Board) for review. To identify related person transactions in advance, the Combined Company will rely on information supplied by the Combined Company’s executive officers, directors and certain significant stockholders. In considering related person transactions, the Combined Company’s audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

•	The risks, costs, and benefits to the Combined Company;

•	The impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	The terms of the transaction;

•	The availability of other sources for comparable services or products; and

•	The terms available to or from, as the case may be, unrelated third parties.

The Combined Company’s audit committee will approve only those transactions that it determines are fair to us and in the Combined Company’s best interests. All of the transactions described above were entered into prior to the adoption of such policy.

AVEPOINT MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of AvePoint, Inc. and its subsidiaries should be read together with the section of this proxy statement/prospectus entitled “Selected Historical Consolidated Financial Information of AvePoint”, the audited consolidated financial statements as of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018 and the unaudited condensed consolidated financial statements as of March 31, 2021 and for the three months ended March 31, 2021 and 2020, in each case together with related notes thereto, included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the section of this proxy statement/prospectus titled “Information About AvePoint” and the unaudited pro forma condensed combined financial information as of March 31, 2021 and for the three months ended March 31, 2021 and the year ended December 31, 2020 (in the section of this proxy statement/prospectus titled “Unaudited Pro Forma Condensed Combined Financial Information”). Figures as of March 31, 2021 and for the three months ended March 31, 2021 and 2020 are unaudited. The following discussion contains forward-looking statements that involve risks, uncertainties and assumptions. See the section titled “Cautionary Note Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in the forward-looking statements as a result of various factors, including those set forth under the section titled “Risk Factors — Risks Related to AvePoint’s Business and Industry” or elsewhere in this proxy statement/prospectus.

Overview

AvePoint, Inc. is a Microsoft Gold Certified Partner in Application Development, Cloud Platform, Cloud Productivity, and Collaboration and Content. AvePoint is a top Global Independent Software Vendor (GISV) partner, ranking in the top 5 in Microsoft’s IP-Co-Sell program out of 3,000 participating partners. AvePoint’s main product platform is the AvePoint Cloud, delivered as AvePoint Online Services, or AOS. AvePoint’s software-as-a-service, or SaaS, platform focuses on data protection, governance, and compliance management extensions for Microsoft 365 (“M365”). AvePoint has expanded its coverage of SharePoint infrastructure to cover Microsoft’s Teams, Exchange, Skype for Business (previously Lync), and Yammer, and other workloads in the M365 platform. AvePoint offers more than 30 products.

AvePoint’s primary on-premises product is the DocAve Software Platform, which gives enterprise systems administrators the tools to migrate, manage, and govern SharePoint deployments from individual items to entire data farms. AvePoint’s additional on-premises products Governance Automation and Compliance Guardian Platform deliver SharePoint-as-a-Service, helping organizations build in governance and controls to common IT requests, and data classification, audit, and protection, or DCAP. AvePoint’s SaaS and on-premises platform features include Data Backup, Archiving, Disaster Recovery, Migration, Records Management, Auditing/Reporting, Governance, Risk Assessment, and Data Analytics. AvePoint also provides training, installation, configuration, AvePoint Client Services, Technical Account Management, and AvePoint Partner Services, in support of its products.

AvePoint has expanded beyond its original SharePoint infrastructure management business into a global infrastructure management software company. AvePoint’s current strategy is focused on the cloud. AvePoint has made significant investments into cloud storage and cloud-based computing products to support its growing SaaS business, since its initial release of DocAve Online, the pre-cursor to AvePoint Online Services, in 2013. AvePoint has added Governance Automation, Compliance Guardian, and Records platforms to extend availability of its solutions to other key stakeholders involved in securing organizational collaboration.

In 2019, AvePoint expanded the distribution channels for its products through third parties. This sales channel utilizes managed service providers, or MSPs, to sell its products to end users through online marketplaces. This sales channel differs from AvePoint’s traditional business, in that contracts are monthly, and the typical end-customer spends less than $100 a month on the product due to small license counts required.

AvePoint’s SaaS and termed license and support revenue sources are typically sold as multi-year contracts. As of March 31, 2021, AvePoint’s subscription contracts had an average duration of approximately 2 to 2.5 years.

Services are typically sold in conjunction with product sales. Services revenue includes revenue derived primarily from the implementation of software, training, consulting and migrations. AvePoint also offers license customization and managed service offerings.

The Business Combination

AvePoint entered into the Business Combination Agreement with Apex on November 23, 2020. Pursuant to the Business Combination Agreement, Merger Sub, a wholly owned subsidiary of Apex, will merge with and into AvePoint, with AvePoint surviving the merger as a wholly-owned subsidiary of Apex. Promptly following the first merger, the surviving company will merge with and into Merger Sub 2, and Merger Sub 2 will be the surviving company as a wholly owned subsidiary of Apex. Upon consummation of the Business Combination, the surviving company will be renamed AvePoint, Inc.

The Business Combination is anticipated to be accounted for as a reverse recapitalization. AvePoint will be deemed the accounting predecessor and the combined entity will be the successor SEC registrant, meaning that AvePoint’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. Under this method of accounting, Apex will be treated as the acquired company for financial statement reporting purposes. The most significant change in the successor’s future reported financial position and results are expected to be an estimated net increase in cash (as compared to AvePoint’s consolidated balance sheet at March 31, 2021) of between approximately $40.3 million, assuming maximum shareholder redemptions permitted under the Business Combination Agreement, and $184.8 million, assuming minimum shareholder redemptions, and in each case including $140 million in gross proceeds from the PIPE by Apex. Total transaction costs are estimated at approximately $52.5 million. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for additional information.

As a result of the Business Combination, AvePoint will become the successor to an SEC-registered and Nasdaq-listed company, which will require AvePoint to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. AvePoint expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal, and administrative resources, including increased personnel costs, audit and other professional service fees.

Impact of COVID-19 on AvePoint’s Business

In December 2019, COVID-19 was first reported. On March 11, 2020, the World Health Organization characterized COVID-19 as a pandemic. The COVID-19 pandemic has created global economic uncertainty, adversely impacted the business of AvePoint’s customers and partners, impacted its business and results of operations and could further impact its results of operations and cash flows in the future.

AvePoint has not experienced any material negative impacts to its operational, cloud or product availability, or customer support, as a result of its own shift to remote work. Instead, AvePoint’s teams continue to display its values of agility, passion, and teamwork on a daily basis to ensure AvePoint is able to support its customers for the long haul, with new product releases, customer experiences, and excellent support.

AvePoint excelled at helping its customers face their own transformations during COVID-19. For example, in 2019 AvePoint was first engaged with METC, the regional policy-making body, planning agency, and provider of essential services for the metropolitan region of Minneapolis / St. Paul, Minnesota. METC rolled out Microsoft Teams following its migration from SharePoint 2010 to Microsoft 365’s SharePoint Online service. AvePoint’s product, Cloud Governance was rolled out to remote workers on Sunday March 15, 2020, to enable automated and compliant self-service Teams creation. The AvePoint solution helped METC cope with the rapid influx of approximately 2,000 remote workers, due to the government-issued Work From Home order. The week after the AvePoint solution roll-out, the number of Teams created increased 400%, driving the total number of Teams up 20% over the period. With increased pressure to transform how their organizations worked, AvePoint was able to help customers who had planned longer rollouts of Microsoft Teams to accomplish those rollouts within a weekend and ensure ongoing sustainability of the service. These accelerated timelines are a direct result of the pressure COVID-19 put on organizations to speed up their work from anywhere initiatives, as echoed by Microsoft executives.

In addition to meeting immediate customer needs, AvePoint released exclusive offers, aimed at helping its customers cope with this rapid transition, to provide greatly improved customer experiences. Teams responsible for enabling a remote workforce were supported by AvePoint’s software to enable visibility on remote workers, security, and governance for newly adopted cloud services, and automated backups for a rapidly expanding digital footprint.

AvePoint’s product development teams worked to respond to customer needs as well, recognizing the pressure of regulated customers during this rapid digital transformation. During the COVID-19 crisis, AvePoint has been able to pivot to provide tactical, immediate value in the form of a new product (Policies and Insights), developed and released in the midst of the pandemic, which mitigates risks such as over-exposed sensitive information and over-privileged external users, potentially direct results of the rush to work-from-home.

Despite global headwinds and market volatility, during the three months ending March 31, 2021 and the year ending December 31, 2020 AvePoint experienced a 19% and 31% increase in revenue, respectively. AvePoint believes that market volatility has only accelerated organizations to do more with less, which requires advanced technology solutions, preferably fewer vendors, and ample automation to support these new organizational realities.

Key Business Metrics

AvePoint’s management reviews the following key business metrics to measure its performance, identify trends affecting its business, formulate business plans, and make strategic decisions. However, increases or decreases in its key business metrics may not correspond with increases or decreases in its revenue.

The chart below illustrates certain of AvePoint’s key business metrics, each described in more detail below, as of the end of or for the periods presented.

	Three Months Ended March 31,		Years Ended December 31,
	2021	2020	2020	2019	2018
Total ARR ($ in mil)	$129.2	$97.0	$118.7	$91.8	$72.9
Accounts above $100,000 in ARR	270	200	247	184	136
Average Core ARR per account ($ actual)	$34,551	$26,741	$32,872	$25,669	$20,410
Core TTM dollar-based net retention rate	110%	105%	107%	104%	103%

Annual Recurring Revenue

AvePoint calculates annual recurring revenue (“ARR”) at the end of a particular period as the annualized sum of: (1) contractually obligated Annual Contract Value (“ACV”) from SaaS and termed license, support and maintenance revenue sources from all customers with a contract duration exceeding three months (“Core ARR”), and (2) the product of the current month’s monthly recurring revenue (“MRR”) multiplied by twelve (to prospectively annualize SaaS and termed license and support revenue). MRR is attributable to AvePoint’s Channel business. As of March 31, 2021 and December 31, 2020, AvePoint’s Channel business was transacting the equivalent of $5.5 million and $4.2 million in annual recurring revenue, respectively, calculated as March’s and December’s MRR, multiplied by twelve months. Customer contracts used in calculating MRR may or may not be extended or renewed by AvePoint’s customers. ARR also includes some recurring professional services revenue, such as recurring technical account management services. Growth in ARR is driven by both new business and the retention of existing business. AvePoint believes ARR is indicative of growth in recurring revenue streams, leading to higher revenue growth in future periods. ARR should be viewed independently of revenue and deferred revenue and is not intended to be combined with, or to replace, either of those items. ARR is not a forecast and the active contracts at the end of a reporting period used in calculating ARR may or may not be extended or renewed by AvePoint’s customers (the same is true for those contracts used in calculating MRR, which may or may not be extended or renewed by the customer).

Accounts Above $100,000 ARR

AvePoint tracks the total number of accounts with ARR greater than $100,000 as of the end of each quarter. AvePoint believes its ability to enter into larger contracts is indicative of broader adoption of its solutions by larger organizations. These organizations are typically more resilient to changes in macro-economic conditions leading to more dependable relationships with such customers. It also reflects AvePoint’s ability to expand the revenue from its existing customer base. Growth in this metric is due to larger initial contract values, as well as expansion of existing customer relationships.

Average Core ARR per Account

AvePoint calculates average ARR per account (“ARRPA”) for accounts included in its Core ARR calculation in order to evaluate the amount of ACV obligated revenue provided by customers at a given point in time. Factors influencing this metric include AvePoint’s ability to sell for higher prices and/or more volume, as well as AvePoint’s ability to cross-sell additional products that are part of its platform. AvePoint does not include MRR-contributing customers1 in this calculation. Growth in this metric is reflective of both larger initial contract values with new customers and expansion of contract values with current customers, demonstrating value provided to AvePoint’s customers.

Core TTM Dollar-Based Net Retention Rate

AvePoint uses TTM dollar-based net retention rate to evaluate its ability to maintain and expand its revenue with its customer base over time. This metric is calculated as a percentage, the numerator of which is the sum of (i) Core ARR at the beginning of the period plus (ii) Upsell Core ARR during the period plus (iii) Churn Core ARR during the period plus (iv) Downsell Core ARR during the period, and the denominator of which is Core ARR at the beginning of the period. For these purposes, Upsell Core ARR is defined as the increase in Core ARR from the active, existing customers within the stipulated period, Churn Core ARR is defined as the amount of lost Core ARR when customers no longer provide AvePoint with Core ARR and Downsell Core ARR is defined as the decrease in Core ARR from active, existing customers within a stipulated period. A net retention rate greater than 100% implies positive net revenue retention. AvePoint primarily focuses on these metrics for a trailing twelve-month, or TTM, period. This methodology includes Core ARR added to or subtracted from the account’s existing Core ARR during the previous twelve months. Net new accounts added after the previous one-year period are excluded in AvePoint’s net retention calculations. AvePoint believes this metric is indicative of its ability to grow its relationships with existing customers, and further grow ARR and revenue. Improvement in this metric is driven by improvement in both customer retention, as well as cross-sell and up-sell capabilities.

[1]	MRR-contributing customer is classified as a customer with a contract duration of 3 months or less. Most typically exists within AvePoint’s channel business.

Key Factors Affecting AvePoint’s Performance

Retention and Growth of AvePoint’s Existing Customers

AvePoint’s long-term revenue growth is correlated with its ability to retain customers and expand revenue from its existing customers. Contracts have terms ranging from 12 to 36 months, with an average duration of approximately 2.0 to 2.5 years, and do not include the ability to terminate for convenience. AvePoint collaborates with customers to identify additional cross-sell and up-sell opportunities. AvePoint believes that its land and expand business model will allow it to efficiently increase revenue from its existing customer base. The breadth of AvePoint’s platform has resulted in a dollar-based net retention rate exceeding 100%, as described above.

Growth in Channel Business

AvePoint’s ability to grow its Channel business, with a specific focus on Managed Services Providers (“MSPs”) through its distribution partner network, is predicated upon its ability to attract and retain a number of managed service providers. AvePoint continually evaluates prospective and existing partners’ abilities to attract new customers to its platform. AvePoint adds new partners and expands existing partner relationships to enhance the utility of its platform, while creating new opportunities to expand its revenue share provided by its Channel business.

Successful Rollout of New Geographies

AvePoint has sought to enter new markets to both increase its sales footprint but also to mitigate risk and reduce expense. Recently, AvePoint opened a research and development site in Vietnam. In addition to its current international operations, AvePoint intends to open new sales offices in Indonesia and Taiwan. AvePoint believes that diversifying its operations and research will help mitigate the potential for concentration risk in a single geopolitical area, as well as allow for continued 24x7 operations.

Realizing Operating Leverage from AvePoint’s Investments

AvePoint has made significant investments in its SaaS platform, its Channel business, its global infrastructure and its sales and customer success organizations, which AvePoint believes will yield future operating leverage and profit margin expansion. Research and development represents a primary operating expense and has been partially offset through development of customized service solutions. AvePoint continues to look for opportunities to seek quality development teams with efficient cost structures. In addition, AvePoint believes it can achieve operating leverage in marketing by continuing to emphasize lower-cost inbound techniques and growth in customer referrals from its technology and agency partners. AvePoint believes it will be able to run its business more efficiently as it continues to grow its revenue and gain further operating scale.

Components of Results of Operations

Revenue

AvePoint generates revenue from four primary sources: SaaS, termed license and support, services, and maintenance across a variety of products.

AvePoint’s revenue was comprised of the following types for the periods presented:

	% of Total Revenue
	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
Revenue:
SaaS	48%	32%	34%	24%	15%
Termed license and support	22%	24%	26%	23%	20%
Services	15%	23%	23%	23%	25%
Maintenance and OEM	14%	18%	15%	25%	34%
Perpetual license	1%	3%	2%	5%	6%

Total revenue	100%	100%	100%	100%	100%

Total recurring revenue(1)	83%	73%	75%	71%	65%

(1)	Total recurring revenue consists of revenue from SaaS, termed license and support and maintenance revenue offerings

SaaS and termed license and support revenue sources are primarily billed annually, apart from AvePoint’s Channel business. SaaS and termed license and support are generally sold per user license or based upon the amount of data protected.

Services revenue includes revenue generated from implementation, training, consulting, migration, license customization and managed services. Services revenue from implementation, training, consulting, migration, and license customization are recognized by applying a measure of progress, such as labor hours to determine the percentage of completion of each contract. Services revenue from managed services are recognized ratably or on a straight-line basis over the contract term.

Maintenance revenue is a result of selling on-going support for perpetual licenses. It also includes recurring professional services such as technical account management (TAM). Maintenance revenue is recognized ratably over the term of the maintenance agreement, which is typically one year.

The fundamental shift by AvePoint’s customers to the cloud has accelerated the adoption of AvePoint’s SaaS offerings. This increased adoption rate is evidenced by the shift in bookings from perpetual license to SaaS and termed license and support bookings and the shift within these bookings to SaaS bookings. Beginning in 2016, AvePoint shifted its focus from a perpetual license model to a subscription pricing model. Over the last several years, AvePoint has experienced a gradual decline in sales of perpetual licenses, followed by a corresponding decline in maintenance revenue. In contrast, AvePoint has experienced a rapid increase in SaaS and termed license and support sales and corresponding revenue in 2018, 2019, 2020 and for the three months ended March 31, 2021.

Over time, AvePoint expects SaaS revenue will increase as a percentage of total revenue and more closely reflect AvePoint’s bookings mix as it continues to focus on increasing SaaS and termed license and support revenue as a key strategic priority.

Cost of Revenue

Cost of SaaS and cost of termed license and support consists of all direct costs to deliver and support AvePoint’s SaaS and termed license and support products, including salaries, benefits and related expenses, allocated overhead, and third-party hosting fees related to AvePoint’s cloud services. AvePoint recognizes these expenses as they are incurred. AvePoint expects that these costs will increase in absolute dollars but may fluctuate as a percentage of SaaS and termed license and support revenue from period to period.

Cost of maintenance consists of all direct costs to support AvePoint’s perpetual license products, including salaries, benefits and related expenses and allocated overhead. AvePoint recognizes these expenses as they are incurred. AvePoint expects that cost of maintenance revenue will decrease in absolute dollars as maintenance revenue declines but may fluctuate as a percentage of maintenance revenue.

Cost of services consists of salaries, benefits, stock-based compensation and related expenses for AvePoint’s services organization, allocated overhead and IT necessary to provide services for AvePoint’s customers. AvePoint recognizes these expenses as they are incurred. AvePoint expects moderate fluctuations in both the percentage of services revenue and in absolute dollars relative to the extent of growth of its business.

Gross Profit and Gross Margin

Gross profit is revenue less cost of revenue, and gross margin is gross profit as a percentage of revenue. Gross profit has been and will continue to be affected by various factors, including the mix of AvePoint’s revenue, the costs associated with third-party cloud-based hosting services for AvePoint’s cloud-based subscriptions, and the extent to which AvePoint expands its customer support and services organizations. AvePoint expects that its gross margin will fluctuate from period to period depending on the interplay of these various factors but should increase in the long term as AvePoint’s product mix continues to shift in favor of SaaS and termed license and support revenue.

Sales and Marketing

Sales and marketing expenses consist primarily of: personnel-related expenses for sales, marketing and customer success personnel, stock-based compensation expense, sales commissions, marketing programs, travel-related expenses, and allocated overhead costs. AvePoint focuses its sales and marketing efforts on creating sales leads and establishing and promoting its brand. Incremental sales commissions for new customer contracts are deferred and amortized ratably over the estimated period of AvePoint’s relationship with such customers. AvePoint plans to increase its investment in sales and marketing by hiring additional sales and marketing personnel, executing its go-to-market strategy globally, and building its brand awareness. AvePoint expects its sales and marketing expenses will increase in absolute dollars and continue to be its largest operating expense for the foreseeable future but will decrease as a percentage of total revenue over time. However, AvePoint anticipates that sales and marketing expense levels as a percentage of revenue will increase in the short-term as travel restrictions associated with the COVID-19 pandemic are lifted and AvePoint hires for continued growth.

Research and Development

Research and development expenses consist primarily of personnel-related expenses incurred for AvePoint’s engineering, product and design teams, stock-based compensation expense and allocated overhead costs. AvePoint has research and development presence in the United States, China and Vietnam, which provides a strategic advantage allowing AvePoint to invest in increasing its product capabilities in an efficient manner. AvePoint believes delivering expanding product functionality is critical to enhancing the success of existing customers while new product development further reinforces AvePoint’s breadth of solutions. AvePoint expects to continue to make substantial investments in research and development. AvePoint expects its research and development expenses to increase in absolute dollars and as a percentage of total revenue over time.

General and Administrative

General and administrative expenses consist primarily of personnel-related expenses for finance, legal and compliance, human resources, and IT, stock-based compensation expense, external professional services, allocated overhead costs and other administrative functions. Following the consummation of the Business Combination, AvePoint expects that its general and administrative expenses will increase as a result of operating as a public company, including costs to comply with the rules and regulations applicable to companies listed on a national securities exchange, costs related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, and increased expenses for insurance, investor relations, and professional services. As a result, AvePoint expects that its general and administrative expenses will increase in absolute dollars but may fluctuate as a percentage of total revenue from period to period.

Other Income (Expense), net

Other income (expense), net consists primarily of foreign currency fluctuations partially offset by interest income on corporate funds invested in money market instruments and highly liquid short-term investments.

Income Tax Expense (Benefit)

Income tax expense (benefit) consists primarily of income taxes related to certain foreign and state jurisdictions in which AvePoint conducts business. For U.S. federal income tax purposes and in certain foreign and state jurisdictions, AvePoint has NOL carryforwards. The foreign jurisdictions in which AvePoint operates have different statutory tax rates than those of the United States. Additionally, certain of AvePoint’s foreign earnings may also be currently taxable in the United States. Accordingly, AvePoint’s effective tax rate will vary depending on the relative proportion of foreign to domestic income, use of foreign tax credits, changes in the valuation of AvePoint’s deferred tax assets and liabilities, applicability of any valuation allowances, and changes in tax laws in jurisdictions in which AvePoint operates.

Results of Operations

The following table summarizes AvePoint’s historical consolidated statement of operations data. The period-to-period comparison of operating results is not necessarily indicative of results for future periods.

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
	(in thousands)
Total revenue	$38,800	$32,661	$151,533	$116,099	$107,314
Total cost of revenue(1)	10,778	10,367	40,290	36,399	30,797

Gross profit	28,022	22,294	111,243	79,700	76,517
Operating expenses:
Sales and marketing(1)	19,301	14,041	76,545	61,901	50,269
General and administrative(1)	10,292	5,158	36,872	24,614	19,102
Research and development(1)	4,102	2,894	12,204	11,148	8,244
Depreciation and amortization	258	273	1,059	1,049	1,209

Total operating expenses	33,953	22,366	126,680	98,712	78,824

Loss from operations	(5,931)	(72)	(15,437)	(19,012)	(2,307)
Other income (expense), net	(50)	(824)	(470)	(548)	289

Pretax loss	(5,981)	(896)	(15,907)	(19,560)	(2,018)
Income tax expense (benefit)	(1,039)	(167)	1,062	614	1,930

Net loss	$(4,942)	$(729)	$(16,969)	(20,174)	$(3,948)

(1)	Stock-based compensation for the periods was included in the following line items:

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
	(in thousands)
Cost of revenue	$90	$(88)	$592	$415	$157
Sales and marketing	1,111	(200)	19,973	8,166	384
General and administrative	1,991	288	12,916	5,034	1,036
Research and development	97	75	286	278	143

Total stock-based compensation	$3,289	$75	$33,767	$13,893	$1,720

Comparison of Three Months Ended March 31, 2021 and March 31, 2020

Revenue

The components of AvePoint’s revenue during the three months ended March 31, 2021 and 2020 were as follows:

	Three Months Ended March 31,		Change
	2021	2020	$	%
	(dollars in thousands)
Revenue:
SaaS	$18,259	$10,243	$8,016	78.3%
Termed license and support	8,727	7,744	983	12.7%
Service	5,916	7,579	(1,663)	(21.9%)
Maintenance and OEM	5,409	6,005	(596)	(9.9%)
Perpetual license	489	1,090	(601)	(55.1%)

Total revenue	$38,800	$32,661	$6,139	18.8%

Revenue increased $6.1 million, or 18.8%, from $32.7 million for the three months ended March 31, 2020 to $38.8 million for the three months ended March 31, 2021, primarily as a result of an increase in SaaS revenue. AvePoint’s SaaS offerings increased $8.0 million, or 78.3%, from $10.2 million for the three months ended March 31, 2020 to $18.3 million for the three months ended March 31, 2021. In addition, AvePoint’s termed license and support revenue increased $1.0 million, or 12.7%, from $7.7 million for the three months ended March 31, 2020 to $8.7 million for the three months ended March 31, 2021.

The increases attributable to SaaS and termed license and support revenue were offset by a decrease in service revenue, which decreased $1.7 million, or 21.9%, from $7.6 million for the three months ended March 31, 2020 to $5.9 million for the three months ended March 31, 2021, a decrease in maintenance and OEM revenue, which decreased $0.6 million, or 9.9%, from $6.0 million for the three months ended March 31, 2020 to $5.4 million for the three months ended March 31, 2021, and a decrease in license revenue, which decreased $0.6 million, or 55.1%, from $1.1 million for the three months ended March 31, 2020 to $0.5 million for the three months ended March 31, 2021. AvePoint’s revenue from license, maintenance and OEM revenue is expected to continue to trend downward period over period. This is driven from multiple strategic decisions to shift away from the sale of perpetual licenses and towards SaaS and termed licenses. Without material perpetual license sales, there will be limited opportunities to sell maintenance contracts to new customers. Existing customers have and will continue to transition to SaaS and termed licenses, which will continue the decline in maintenance revenue.

The increase in SaaS revenue of $8.0 million was driven by $6.4 million from existing customers and $1.6 million from new customers. The increase in termed license and support revenue of $1.0 million was driven by $3.2 million from new customers, offset by a decrease of $2.2 million from existing customers reducing purchases of termed license and support offerings. The decrease in maintenance and OEM revenue of $0.6 million was primarily driven by a decrease of $0.6 million from existing maintenance customers. This decline was driven in large part due to AvePoint’s focus on SaaS and termed license and support revenue streams and away from the sales of new perpetual licenses.

Termed license and support revenue for the three months ended March 31, 2021 and 2020 includes $5.7 million and $5.2 million of revenue recognized at a point of time, respectively.

Revenue by geographic region for the three months ended March 31, 2021 and 2020 was as follows:

	Three Months Ended March 31,		Change
	2021	2020	$	%
	(dollars in thousands)
North America	$17,633	$13,073	$4,560	34.9%
EMEA	11,191	10,215	976	9.6%
APAC	9,976	9,373	603	6.4%

Total	$38,800	$32,661	$6,139	18.8%

From the three months ended March 31, 2020 to the three months ended March 31, 2021, North America experienced a $4.6 million increase in revenue driven by a $5.6 million increase in SaaS and termed license and support revenue, partially offset by a $0.7 million decrease in license, maintenance and OEM revenue and a $0.3 million decrease in service revenue. EMEA experienced a $1.0 million increase in revenue driven by a $2.0 million increase in SaaS and termed license and support revenue, partially offset by a $0.8 million decrease in service revenue and a $0.2 million decrease in license, maintenance and OEM revenue. APAC experienced a $0.6 million increase in revenue driven by a $1.3 million increase in SaaS and termed license and support revenue, partially offset by a $0.5 million decrease in service revenue and a $0.2 million decrease in license, maintenance and OEM revenue. The overall decrease in service, license, maintenance, and OEM revenue is due to AvePoint’s continued shift towards SaaS and termed license and support offerings.

Cost of Revenue, Gross Profit, and Gross Margin

Cost of revenue, gross profit, and gross margin during the three months ended March 31, 2021 and 2020 were as follows:

	Three Months Ended March 31,		Change
	2021	2020	Amount	%
	(dollars in thousands)
Cost of revenue:
SaaS	$4,440	$2,514	$1,926	76.6%
Termed license and support	273	472	(199)	(42.2%)
Service	5,585	7,012	(1,427)	(20.4%)
Maintenance and OEM	480	369	111	(30.1%)

Total cost of revenue	$10,778	$10,367	$411	4.0%
Gross profit	28,022	22,294	5,728	25.7%
Gross margin	72.2%	68.3%	—	—

Cost of revenue increased $0.4 million, or 4.0%, from $10.4 million for the three months ended March 31, 2020 to $10.8 million for the three months ended March 31, 2021, primarily as a result of higher hosting costs resulting from increased SaaS revenue, partially offset by decreases in service-related costs which correspond with the decrease in services revenue. Despite the increase in cost of revenue, gross margin on SaaS revenue increased for the three months ended March 31, 2021 to 75.7%, up from 75.5% for the three months ended March 31, 2020. Total gross margin increased to 72.2% for the three months ended March 31, 2021 from 68.3% for the three months ended March 31, 2020.

Operating Expenses

Sales and Marketing

Sales and marketing expenses during the three months ended March 31, 2021 and 2020 were as follows:

	Three Months Ended March 31,		Change
	2021	2020	Amount	%
	(dollars in thousands)
Sales and marketing	$19,301	$14,041	$5,260	37.5%
Percentage of revenue	49.7%	43.0%	—	—

Sales and marketing expenses increased $5.3 million, or 37.5%, from $14.0 million for the three months ended March 31, 2020 to $19.3 million for the three months ended March 31, 2021. The drivers of this change were higher personnel, stock-based compensation, marketing, and commission costs, offset by lower costs associated with travel. The increase in personnel costs was driven by higher headcount required as the Company continues to expand. The increase in stock-based compensation was driven by favorable mark-to-market adjustments on liability classified awards in the first quarter of 2020 as a result of a lower price of the underlying shares as compared to ongoing stock-based compensation expenses without significant mark-to-market adjustments in the first quarter of 2021. The increase in marketing costs was driven by expanded marketing campaigns in the first quarter of 2021. The increase in commissions were a result of increased bookings in the first quarter of 2021. The decrease in costs associated with travel is a result of continued reductions in travel due to restrictions created by the COVID-19 pandemic. As a percentage of revenue, sales and marketing expenses increased to 49.7% during the three months ended March 31, 2021 from 43.0% during the three months ended March 31, 2020, primarily due to increased headcount. AvePoint anticipates that its expense levels as a percentage of revenue will continue to increase as travel restrictions are lifted and AvePoint hires for continued growth.

Research and Development

Research and development expenses during the three months ended March 31, 2021 and 2020 were as follows:

	Three Months Ended March 31,		Change
	2021	2020	Amount	%
	(dollars in thousands)
Research and development	$4,102	$2,894	$1,208	41.7%
Percentage of revenue	10.6%	8.9%	—	—

Research and development expenses increased $1.2 million, or 41.7%, from $2.9 million for the three months ended March 31, 2020 to $4.1 million for the three months ended March 31, 2021. The increase was primarily due to higher compensation costs for research and development personnel. Research and development expenses as a percentage of revenue increased to 10.6% for the three months ended March 31, 2021 from 8.9% for the three months ended March 31, 2020.

General and Administrative

General and administrative expenses during the three months ended March 31, 2021 and 2020 were as follows:

	Three Months Ended March 31,		Change
	2021	2020	Amount	%
	(dollars in thousands)
General and administrative	$10,292	$5,158	$5,134	99.5%
Percentage of revenue	26.5%	15.8%	—	—

General and administrative expenses increased $5.1 million, or 99.5%, from $5.2 million for the three months ended March 31, 2020 to $10.3 million for the three months ended March 31, 2021. The drivers of this change were stock-based compensation and personnel costs. The increase in stock-based compensation was driven by favorable mark-to-market adjustments on liability classified awards in the first quarter of 2020 as a result of a lower price of the underlying shares as compared to ongoing stock-based compensation expenses in the first quarter of 2021. The increase in personnel costs was driven by higher headcount required as the Company continues to expand. The increase in general and administrative expenses was also driven by a legal settlement reserve for approximately $1 million. As a percentage of revenue, general and administrative expenses increased to 26.5% for the three months ended March 31, 2021 from 15.8% during the three months ended March 31, 2020.

Income Tax Expense (Benefit)

Income tax expense (benefit) during the three months ended March 31, 2021 and 2020 were as follows:

	Three Months Ended March 31,		Change
	2021	2020	Amount	%
	(dollars in thousands)
Income tax benefit	$(1,039)	$(167)	$(872)	(522.2%)

AvePoint’s income tax benefit increased by approximately $0.8 million resulting in a $1.0 million benefit for the three months ended March 31, 2021 compared to a $0.2 million benefit for the three months ended March 31, 2020. This was attributable to the effects of AvePoint’s effective tax rate applied to pre-tax loss incurred during the first quarter of 2021. The effective tax rate was 17.4% for the three months ended March 31, 2021 compared to 18.7% for the three months ended March 31, 2020. The change in effective tax rate was primarily due to the mix of pre-tax income (loss) results by jurisdictions taxed at different rates and changes in the valuation allowance for tax losses in certain foreign jurisdictions for which no benefit can be taken.

Comparison of Years Ended December 31, 2020 and December 31, 2019

Revenue

The components of AvePoint’s revenue during the Years Ended December 31, 2020 and 2019 were as follows:

	Years Ended December 31,		Change
	2020	2019	$	%
	(dollars in thousands)
Revenue:
SaaS	$52,074	$27,744	$24,330	87.7%
Termed license and support	38,949	26,985	11,964	44.3%
Services	34,140	26,662	7,478	28.0%
Maintenance and OEM	23,462	29,122	(5,660)	(19.4%)
Perpetual license	2,908	5,586	(2,678)	(47.9%)

Total revenue	$151,533	$116,099	$35,434	30.5%

Revenue increased $35.4 million, or 30.5%, from $116.1 million in 2019 to $151.5 million in 2020, primarily as a result of an increase in SaaS and termed license and support revenue. AvePoint’s SaaS offerings increased $24.3 million, or 87.7%, from $27.7 million in 2019 to $52.1 million in 2020. In addition, AvePoint’s termed license and support offerings increased $12.0 million, or 44.3%, from $27.0 million in 2019 to $39.0 million in 2020.

The overall increase in revenue was also driven by increases in services revenue which increased $7.5 million, or 28.0%, from $26.7 million in 2019 to $34.1 million in 2020. Services revenue derived from service offerings, which can be offered for software implementation, training, migration, customized solutions and managed services. These offerings are not inherently recurring in nature and as such are subject to more period-to-period volatility than other elements of AvePoint’s business.

The increases attributable to SaaS, termed license and support and services revenue were offset by a decrease in maintenance and OEM revenue, which decreased $5.7 million, or 19.4%, from $29.1 million in 2019 to $23.5 million in 2020, and a decrease in license revenue, which decreased $2.7 million, or 47.9%, from $5.6 million in 2019 to $2.9 million in 2020. AvePoint’s revenue from license, maintenance and OEM revenue is expected to continue to trend downward period over period. This is driven from multiple strategic decisions to shift away from the sale of perpetual licenses and towards SaaS and termed licenses. Without material perpetual license sales, there will be limited opportunities to sell maintenance contracts to new customers. Existing customers have and will continue to transition to SaaS and termed licenses, which will continue the decline in maintenance revenue.

The increase in SaaS revenue of $24.3 million was driven by $18.6 million from existing customers and $5.7 million from new customers. The increase in termed license and support revenue of $12.0 million was driven by $10.1 million from existing customers and $1.9 million from new customers. The decrease in maintenance and OEM revenue of $5.7 million was primarily driven by a decrease of $3.7 million from existing maintenance customers and a $1.1 million decline from new maintenance customers. This decline was driven in large part due to AvePoint’s focus on SaaS and termed license and support revenue streams and away from the sales of new perpetual licenses.

Termed license and support revenue for 2020 and 2019 includes $29.5 million and $20.8 million of revenue recognized at a point of time, respectively.

Revenue by geographic region for the years ended December 31, 2020 and 2019 was as follows:

	Years Ended December 31,		Change
	2020	2019	$	%
	(dollars in thousands)
North America	$67,823	$48,614	$19,209	39.5%
EMEA	42,441	33,661	8,780	26.1%
APAC	41,269	33,824	7,445	22.0%

Total	$151,533	$116,099	$35,434	30.5%

From 2019 to 2020, North America experienced a $19.2 million increase in revenue driven by a $20.6 million increase in SaaS and termed license and support revenue and a $4.4 million increase in service revenue. This was partially offset by a $5.8 million decrease in license, maintenance, and OEM revenue. EMEA experienced a $8.8 million increase in revenue driven by a $9.9 million increase in SaaS and termed license and support revenue and a $1.1 million increase in service revenue. This was partially offset by a $2.2 million decrease in license, maintenance, and OEM revenue. APAC experienced a $7.4 million increase in revenue driven by a $5.8 million increase in SaaS and termed license and support revenue and a $2.0 million increase in service revenue. This was partially offset by a $0.3 million decrease in license, maintenance, and OEM revenue. The overall decrease in license, maintenance, and OEM revenue is due to AvePoint’s continued shift towards SaaS and termed license and support offerings.

Cost of Revenue, Gross Profit, and Gross Margin

Cost of revenue, gross profit, and gross margin during the years ended December 31, 2020 and 2019 were as follows:

	Years Ended December 31,		Change
	2020	2019	Amount	%
	(dollars in thousands)
Cost of revenue:
SaaS	$11,050	$7,500	$3,550	47.3%
Termed license and support	1,930	1,897	33	1.7%
Services	26,089	24,727	1,362	5.5%
Maintenance and OEM	1,221	2,275	(1,054)	(46.3%)
Total cost of revenue	$40,290	$36,399	$3,891	10.7%
Gross profit	111,243	79,700	31,543	39.6%
Gross margin	73.4%	68.6%	—	—

Cost of revenue increased $3.9 million, or 10.7%, from $36.4 million in 2019 to $40.3 million in 2020, primarily as a result of higher hosting costs resulting from increased SaaS revenue and increases in service-related costs which correspond with an increase in services revenue, offset by decreases in costs associated with revenue from licenses, maintenance, and OEM as the business continues its shift to provide more SaaS-based solutions. Despite the increase in cost of revenue, gross margin on SaaS revenue increased in 2020 to 78.8%, up from 73.0% in 2019. Total gross margin increased to 73.4% in 2020 from 68.6% in 2019.

Operating Expenses

Sales and Marketing

Sales and marketing expenses during the years ended December 31, 2020 and 2019 were as follows:

	Years Ended December 31,		Change
	2020	2019	Amount	%
	(dollars in thousands)
Sales and marketing	$76,545	$61,901	$14,644	23.7%
Percentage of revenue	50.5%	53.3%	—	—

Sales and marketing expenses increased $14.6 million, or 23.7%, from $61.9 million in 2019 to $76.5 million in 2020 but declined as a percentage of revenue. The primary driver of the increase relates to increased stock-based compensation of $11.8 million allocated to sales and marketing. The increase in stock-based compensation was driven by an increase in the price of the underlying shares. Additionally, the increase in sales and marketing was driven by higher personnel costs, offset partially by reductions in travel. As a percentage of revenue, sales and marketing expenses decreased to 50.5% during the year ended December 31, 2020 from 53.3% during the year ended December 31, 2019, primarily due to increased operating leverage from revenue growth and continued improvement in sales efficiency. AvePoint anticipates that its expense levels as a percentage of revenue will increase as travel restrictions are lifted and AvePoint hires for continued growth.

Research and Development

Research and development expenses during the years ended December 31, 2020 and 2019 were as follows:

	Years Ended December 31,		Change
	2020	2019	Amount	%
	(dollars in thousands)
Research and development	$12,204	$11,148	$1,056	9.5%
Percentage of revenue	8.1%	9.6%	—	—

Research and development expenses increased $1.1 million, or 9.5%, from $11.1 million in 2019 to $12.2 million in 2020 but declined as a percentage of revenue. The increase was primarily due to higher compensation costs for research and development personnel. Research and development expenses as a percentage of revenue also decreased to 8.1% in 2020 from 9.6% in 2019, primarily due to increased operating leverage from revenue growth.

General and Administrative

General and administrative expenses during the years ended December 31, 2020 and 2019 were as follows:

	Years Ended December 31,		Change
	2020	2019	Amount	%
	(dollars in thousands)
General and administrative	$36,872	$24,614	$12,258	49.8%
Percentage of revenue	24.3%	21.2%	—	—

General and administrative expenses increased $12.3 million, or 49.8%, from $24.6 million in 2019 to $36.9 million in 2020 and increased as a percentage of revenue, from 21.2% in 2019 to 24.3% in 2020. The increase was primarily due to an increase in stock-based compensation and higher compensation costs during the year ended December 31, 2020.

Income Tax Expense (Benefit)

Income tax expense (benefit) during the years ended December 31, 2020 and 2019 were as follows:

	Years Ended December 31,		Change
	2020	2019	Amount	%
	(dollars in thousands)
Income tax expense	$1,062	$614	$448	72.9%

AvePoint’s income tax expense increased by $0.4 million from the year ended December 31, 2019 to the year ended December 31, 2020. This was largely attributable to a decrease in deferred tax benefits incurred by AvePoint’s foreign entities, offset by an increase in deferred tax benefits incurred by AvePoint’s domestic subsidiaries.

Comparison of Years Ended December 31, 2019 and December 31, 2018

Revenue

The components of AvePoint’s revenue during the years ended December 31, 2019 and 2018 were as follows:

	Year Ended December 31,		Variance
	2019	2018	$	%
	(dollars in thousands)
Revenue:
SaaS	$27,744	$15,558	$12,186	78.3%
Termed license and support	26,985	21,802	5,183	23.8%
Service	26,662	27,228	(566)	(2.1%)
Maintenance and OEM	29,122	36,161	(7,039)	(19.5%)
Perpetual license	5,586	6,565	(979)	(14.9%)

Total revenue	$116,099	$107,314	$8,785	8.2%

Revenue increased $8.8 million, or 8.2%, from $107.3 million in 2018 to $116.1 million in 2019, primarily due to an increase in SaaS and termed license and support revenue. AvePoint’s SaaS offerings increased $12.2 million, or 78.3%, from $15.6 million in 2018 to $27.8 million in 2019. In addition, AvePoint’s termed license and support offerings increased $5.2 million, or 23.8%, from $21.8 million in 2018 to $27.0 million in 2019.

The increase attributable to SaaS and termed license and support revenue was offset by a decrease in services revenue which decreased $0.5 million, or 2.1%, from $27.2 million for the year ended December 31, 2018 to $26.6 million for the year ended December 31, 2019. Services revenue derived from service offerings, which can be offered for software implementation, training, migration, customized solutions and managed services. These offerings are not inherently recurring in nature and as such are subject to more period-to-period volatility than other elements of AvePoint’s business.

The increase attributable to SaaS and termed license and support revenue was also offset by a decrease in license revenue, which decreased $1.0 million, or 14.9%, from $6.6 million in 2018 to $5.6 million in 2019, and a decrease in maintenance and OEM revenue, which decreased $7.0 million, or 19.5%, from $36.2 million in 2018 to $29.1 million in 2019. AvePoint’s revenue from license, maintenance and OEM is expected to continue to trend downward period over period. This is driven from multiple strategic decisions to terminate its largest OEM relationship in 2017 and a shift away from the sale of perpetual licenses and towards SaaS and termed licenses. Without material perpetual license sales, there will be limited opportunities to sell maintenance contracts to new customers. Existing customers have and will continue to transition to SaaS and termed licenses, which will continue the decline in maintenance revenue.

The increase in SaaS revenue of $12.2 million was driven by an increase of $10.8 million from existing customers and $1.4 million from new customers. The increase in termed license and support revenue of $5.2 million was driven by an increase of $1.0 million from existing customers and $4.2 million from new customers. The driver for the change in new customers was largely affected by AvePoint’s adoption of ASC 606 in 2019. The decrease in maintenance revenue of $7.0 million was primarily driven by a decrease of $4.7 million from existing maintenance customers and a $0.1 million decline from new maintenance customers. This decline was driven in large part due to AvePoint’s focus on SaaS and termed license and support revenue streams.

Termed license and support revenue for 2019 and 2018 includes $20.8 million and $0 of revenue recognized at a point of time, respectively.

Revenue by geographic region for the years ended December 31, 2019 and 2018 was as follows:

	Year Ended December 31,		Change
	2019	2018	Amount	%
	(dollars in thousands)
North America	$48,614	$48,612	$2	—%
EMEA	33,661	26,097	7,564	29.0%
APAC	33,824	32,605	1,219	3.7%

Total	$116,099	$107,314	$8,785	8.2%

From 2018 to 2019, North America revenue remained flat driven by a $7.8 million increase in SaaS and termed license and support revenue offset by a $1.6 million decrease in service revenue and a $6.2 million decrease in license, maintenance and OEM revenue. EMEA experienced a $7.6 million increase in revenue driven by a $7.4 million increase in SaaS and termed license and support revenue and a $2.6 million increase in service revenue. This was partially offset by a $2.4 million decrease in license, maintenance, and OEM revenue. APAC experienced a $1.2 million increase in revenue driven by a $2.2 million increase in SaaS and termed license and support revenue and a $0.6 million increase in license, maintenance, and OEM revenue. This was partially offset by a $1.5 million decrease in service revenue.

Cost of Revenue, Gross Profit, and Gross Margin

Cost of revenue, gross profit, and gross margin during the years ended December 31, 2019 and 2018 were as follows:

	Year Ended December 31,		Change
	2019	2018	Amount	%
	(dollars in thousands)
Cost of revenue:
SaaS	$7,500	$4,194	$3,306	78.8%
Termed license and support	1,897	1,794	103	5.7%
Service	24,727	21,724	3,003	13.8%
Maintenance and OEM	2,275	3,085	(810)	(26.3%)
Total cost of revenue	36,399	30,797	5,602	18.2%
Gross profit	79,700	76,517	3,183	4.2%
Gross margin	68.6%	71.3%	—	—

Cost of revenue increased $5.6 million, or 18.2%, from $30.8 million in 2018 to $36.4 million in 2019, primarily as a result of higher hosting costs resulting from higher SaaS revenue and increases in service delivery costs, offset by decreases in costs associated with revenue from licenses, maintenance, and OEM as the business shifts to provide more SaaS-based solutions. Gross margin on SaaS revenue remained unchanged at 73.0% for both periods. Gross margin decreased to 68.6% in 2019 from 71.3% in 2018.

Operating Expenses

Sales and Marketing

Sales and marketing expenses during the years ended December 31, 2019 and 2018 were as follows:

	Year Ended December 31,		Change
	2019	2018	Amount	%
	(dollars in thousands)
Sales and marketing	$61,901	$50,269	$11,632	23.1%
Percentage of revenue	53.3%	46.8%	—	—

Sales and marketing expenses increased $11.6 million, or 23.1%, from $50.3 million in 2018 to $61.9 million in 2019. The primary driver of the increase relates to increased stock-based compensation of $7.8 million allocated to sales and marketing. The increase in stock-based compensation was driven by an increase in the price of the underlying shares. The increase in sales and marketing was also driven by an increase in personnel-related costs and an increase in marketing program spend to continue the promotion of AvePoint’s products.

As a percentage of total revenue, sales and marketing expenses decreased as a percentage of revenue, to 53.3% during 2019 from 46.8% during 2018, due to additional scale and more efficient sales operations.

Research and Development

Research and development expenses during the years ended December 31, 2019 and 2018 were as follows:

	Year Ended December 31,		Change
	2019	2018	Amount	%
	(dollars in thousands)
Research and development	$11,148	$8,244	$2,904	35.2%
Percentage of revenue	9.6%	7.7%	—	—

Research and development expenses increased $2.9 million, or 35.2%, from $8.2 million in 2018 to $11.1 million in 2019. This increase was largely due to increased investment for product development and refinement. Research and development expenses as a percentage of revenue also increased from 7.7% in 2018 to 9.6% in 2019.

General and Administrative

General and administrative expenses during the years ended December 31, 2019 and 2018 were as follows:

	Year Ended December 31,		Change
	2019	2018	Amount	%
	(dollars in thousands)
General and administrative	$24,614	$19,102	$5,512	28.9%
Percentage of revenue	21.2%	17.8%	—	—

General and administrative expenses increased $5.5 million, or 28.9%, from $19.1 million in 2018 to $24.6 million in 2019. The increase was primarily due to an increase of $4.0 million due to an increase in stock- based compensation for 2019 as compared to 2018. The increase in stock-based compensation was driven by an increase in the price of the underlying shares. The increase was also driven by an increase in personnel-related costs.

Income Tax Expense (Benefit)

Income tax expense (benefit) during the years ended December 31, 2019 and 2018 were as follows:

	Year Ended December 31,		Change
	2019	2018	Amount	%
	(dollars in thousands)
Income tax expense (benefit)	$614	$1,930	$(1,316)	(68.2%)

AvePoint’s income tax expense decreased by $1.3 million from 2018 to 2019. This was largely attributable to an increase in deferred tax benefits realized by AvePoint’s foreign subsidiaries, partially offset by current tax expenses incurred by AvePoint’s foreign subsidiaries.

Seasonality

Due to seasonality in AvePoint’s business, AvePoint’s quarterly revenue does not necessarily grow sequentially. Historically, AvePoint’s third and fourth quarters have been its highest revenue quarters due to sales resulting from its customers’ fiscal year ends.

AvePoint’s operating expenses have generally increased sequentially due to increases in personnel in connection with the expansion of its business.

With uncertainties related to the global COVID-19 pandemic, AvePoint reduced its global headcount by approximately 10% in the first half of 2020 and reduced its expenses related to travel and marketing primarily.

Certain Non-GAAP Financial Measures

AvePoint believes that, in addition to its financial results determined in accordance with GAAP, non-GAAP operating income and non-GAAP operating margin are useful in evaluating AvePoint’s business, results of operations, and financial condition.

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
	(dollars in thousands)
Non-GAAP operating income (loss)	$(2,642)	$3	$18,330	$(5,119)	$(587)
Non-GAAP operating margin	(6.8%)	0.0%	12.1%	(4.4%)	(0.5%)

Non-GAAP operating income (loss) and non-GAAP operating margin should not be considered as an alternative to operating income, operating margin or any other performance measures derived in accordance with GAAP as measures of performance. Non-GAAP operating income and non-GAAP operating margin should not be considered in isolation or as a substitute for analysis of AvePoint’s results as reported under GAAP.

Non-GAAP Operating Income and Non-GAAP Operating Margin

Non-GAAP operating income and non-GAAP operating margin are non-GAAP financial measures that AvePoint’s management uses to assess its overall performance. AvePoint defines non-GAAP operating income (loss) as GAAP operating loss plus stock-based compensation. AvePoint defines non-GAAP operating margin as non-GAAP operating income (loss) divided by revenue. GAAP operating margin for the years ended December 31, 2020, 2019 and 2018 was (12.3)%, (16.4)% and (2.1)%, respectively. GAAP operating margin for the three months ended March 31, 2021 and 2020 was (15.3)% and (0.2)%. AvePoint believes non-GAAP operating income and non-GAAP operating margin provide AvePoint’s management and investors consistency and comparability with its past financial performance and facilitate period-to-period comparisons of operations, as these metrics eliminate the effects of stock-based compensation. The following table presents a reconciliation of non-GAAP operating income from the most comparable GAAP measure, operating income, for the periods presented:

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
			(in thousands)
Loss from operations	$(5,931)	$(72)	$(15,437)	$(19,012)	$(2,307)
Add:
Stock-based compensation	3,289	75	33,767	13,893	1,720

Non-GAAP operating income (loss)	$(2,642)	$3	$18,330	$(5,119)	$(587)

Non-GAAP operating margin	(6.8%)	0.0%	12.1%	(4.4%)	(0.5%)

Liquidity and Capital Resources

AvePoint has incurred losses since its inception. AvePoint has from time to time financed its operations with proceeds from the sale of preferred stock and other equity instruments. As of December 31, 2020, AvePoint had an accumulated deficit of $299.8 million, $69.1 million in cash and cash equivalents and $1.0 million in short-term investments. As of March 31, 2021, AvePoint had an accumulated deficit of $313.7 million, $64.6 million in cash and cash equivalents and $1.3 million in short-term investments. On a pro forma basis, assuming the shareholder approval and consummation of the Business Combination, AvePoint’s cash, cash equivalents and short-term investments would have amounted to between approximately $249.4 million and $104.8 million at March 31, 2021, depending on the extent of redemptions by Apex’s stockholders.

AvePoint’s short-term liquidity needs primarily include working capital for sales and marketing, research and development, and continued innovation. Prior to 2020, AvePoint generated significant operating losses and negative cash flows from operations as reflected in its accumulated deficit and consolidated statements of cash flows. AvePoint may continue to incur operating losses and negative cash flows from operations in the future and may require additional capital resources to execute strategic initiatives to grow its business. AvePoint’s future capital requirements will depend on many factors, including its growth rate, levels of revenue, the expansion of sales and marketing activities, market acceptance of AvePoint’s platform, the results of business initiatives, the timing of new product introductions, and the impact of the COVID-19 pandemic on the global economy and AvePoint’s business, financial condition, and results of operations. As the impact of the COVID-19 pandemic on the global economy and AvePoint’s operations evolves, AvePoint will continue to assess its liquidity needs.

AvePoint believes that its existing cash and cash equivalents, its cash flows from operating activities, and its borrowing capacity under its credit facility, described below, will be sufficient to meet its working capital and capital expenditure needs and debt service obligations for at least the next twelve months. In the future, AvePoint may attempt to raise additional capital through the sale of additional equity or debt financing. The sale of additional equity would be dilutive to AvePoint’s stockholders. Additional debt financing could result in increased debt service obligations and more restrictive financial and operational covenants. If additional financing is required from outside sources, AvePoint may not be able to raise it on terms acceptable to it, or at all. If AvePoint is unable to raise additional capital when desired, its business, operating results and financial condition would be adversely affected.

Cash Flows

The following table sets forth a summary of AvePoint’s cash flows for the periods indicated.

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
			(in thousands)
Net cash provided by (used in) operating activities	$(4,265)	$(2,257)	$19,120	$(2,051)	$(3,209)
Net cash provided by (used in) investing activities	(534)	598	1,368	(1,481)	26
Net cash provided by (used in) financing activities	617	(16)	35,559	(94)	17

Operating Activities

Net cash used in operating activities for the three months ended March 31, 2021 was $4.3 million, reflecting AvePoint’s net loss of $4.9 million, adjusted for non-cash items of $3.1 million and net cash outflows of $2.5 million from changes in its operating assets and liabilities. The primary driver for non-cash items was stock-based compensation which reflects ongoing compensation charges for the entity’s equity- and liability-classified awards. The drivers of changes in operating assets and liabilities related to decreases in accounts payable and accrued expenses primarily as a result of bonus and commission payments. These decreases were partially offset by a decrease in accounts receivable due primarily to timing of payments from customers.

Net cash used in operating activities for the three months ended March 31, 2020 was $2.3 million, reflecting AvePoint’s net loss of $0.7 million, adjusted for non-cash items of $1.5 million and net cash outflows of $3.1 million provided by changes in its operating assets and liabilities. The primary drivers for non-cash items were provisions for doubtful accounts and depreciation and amortization, which both represented ongoing activity within the accounts. The drivers of changes in operating assets and liabilities related to decreases in accounts payable and accrued expenses primarily as a result of bonus and commission payments and decreases in deferred revenue as a result of revenue recognized related to cash received in prior periods. These decreases were partially offset by a decrease in accounts receivable due primarily to timing of payments from customers.

Net cash provided by operating activities for 2020 was $19.1 million, reflecting AvePoint’s net loss of $17.0 million, adjusted for non-cash items of $34.8 million and net cash inflows of $1.3 million provided by changes in its operating assets and liabilities. The primary driver for non-cash items was stock-based compensation which increased in 2020 as a result of an increase in the price of the underlying shares. The primary drivers of changes in operating assets and liabilities related to increases in deferred revenue due to continued increases in sales of our SaaS offerings which result in increased up-front payments, as well as benefits from operational efficiencies such as decreased employee expenditures and travel-related costs resulting from the COVID-19 pandemic. These increases were offset by an increase in accounts receivable due primarily to timing of payments from customers and an increase in other assets due primarily to capitalized commissions as a result of deals signed in the last quarter of the year.

Net cash used in operating activities for 2019 was $2.1 million, reflecting AvePoint’s net loss of $20.2 million, adjusted for non-cash items of $14.0 million and net cash inflows of $4.1 million provided by changes in its operating assets and liabilities. The primary driver for non-cash items was stock-based compensation which increased in 2019 as a result of an increase in the price of the underlying shares. The primary drivers of changes in operating assets and liabilities related to an increase in deferred revenue due to continued increases in sales of our SaaS offerings which result in increased up-front payments, as well as timings of payments related to payables and accrued expenses which increased due to commissions, tax, and other operating payables not paid until after year-end. These increases were offset by increases in accounts receivable due primarily to timing of payment from customers and an increase in other assets due primarily to capitalized commissions as a result of deals signed in the last quarter of the year.

Net cash used in operating activities for 2018 was $3.2 million, reflecting AvePoint’s net loss of $3.9 million, adjusted for non-cash items of $2.9 million and net cash outflows of $2.2 million from changes in its operating assets and liabilities. The primary drivers for non-cash items were stock-based compensation and depreciation and amortization which primarily consist of ongoing expense for options provided to AvePoint’s employees and depreciation of its property and equipment, respectively. The primary drivers of changes in operating assets and liabilities related to a decrease in deferred revenue due to the timing of payments from customers in relation to the revenue recognized, offset by a decrease in other assets related to the amortization of capitalized expenses related to service projects.

Investing Activities

Net cash used in investing activities for the three months ended March 31, 2021 was $0.5 million. It consisted of $0.3 million in purchases of short-term investments and $0.2 million of purchases of property and equipment.

Net cash provided by investing activities for the three months ended March 31, 2020 was $0.6 million. It consisted of $0.7 million in maturities of short-term investments and $0.1 million of purchases of property and equipment.

Net cash provided by investing activities during the year ended December 31, 2020 was $1.4 million. It consisted of $2.4 million in maturities of short-term investments and $1.0 million of purchases of property and equipment.

Net cash used in investing activities during the year ended December 31, 2019 was $1.5 million. It consisted of purchases of property and equipment of $1.1 million and purchases of marketable securities of $0.4 million.

Net cash provided by investing activities during the year ended December 31, 2018 was immaterial.

Financing Activities

Net cash provided by financing activities for the three months ended March 31, 2021 was $0.6 million. It consisted primarily of proceeds from stock option exercises, which have increased due to the proximity of the Business Combination, and proceeds from the issuance of shares of AvePoint’s subsidiary, EduTech, to a non-controlling interest, partially offset by payments of transaction costs related to the Business Combination.

Net cash used in financing activities for the three months ended March 31, 2020 was immaterial.

Net cash provided by (used in) financing activities has been immaterial in most periods, consisting of payments of capital leases partially offset by proceeds from stock option exercises.

Net cash provided by financing activities during the year ended December 31, 2020 included proceeds from the issuance of common stock of $58.8 million, proceeds from issuance of shares of AvePoint’s subsidiary, EduTech, to a non-controlling interest of $7.5 million, proceeds from the collection of promissory notes of $4.9 million, and proceeds from stock option exercises of $0.6 million, partially offset by payments for redemption of Series B preferred stock of $33.7 million, payments for debt issuance costs of $0.3 million, payments of transaction fees of $2.1 million and payments for common stock issuance costs of $0.1 million.

Net cash used in financing activities during the year ended December 31, 2019 consisted of payments for redemption of Series A and Series B preferred stock of $179.0 million and payments for preferred stock issuance costs of $4.8 million, partially offset by proceeds from issuance of Series C preferred stock of $150.0 million and proceeds from issuance of common stock of $33.7 million.

Indebtedness

Credit Facility

In April 2020, AvePoint entered into a loan and security agreement (the “Loan Agreement”) with HSBC Bank, a commercial bank, for a revolving line of credit of up to $30.0 million, with an additional $20.0 million accordion feature for additional capital that AvePoint may draw at its request.

Borrowings under the line bear interest at a rate equal to LIBOR plus 3.5%. The line carries an unused fee of 0.5% per year. AvePoint is required to maintain a specified adjusted quick ratio, tested by the bank each quarter. AvePoint pledged, assigned and granted the bank a security interest in all shares of its subsidiaries, future proceeds, and assets as security for its obligations under the Loan Agreement. The line will mature on April 7, 2023.

To date, AvePoint is in compliance with all covenants under the Loan Agreement and has not borrowed under the line of credit.

Leasing Obligations

AvePoint is obligated under various non-cancelable operating leases for office space. The initial terms of the leases expire on various dates through 2027.

During the three months ended March 31, 2021 and 2020, total rent expense for facilities amounted to $1.5 million, and $1.4 million, respectively. As of March 31, 2021, letters of credit have been issued in the amount of $0.5 million as security for operating leases. The letters of credit are secured by certificates of deposit.

During the years ended December 31, 2020, 2019 and 2018, total rent expense for facilities amounted to $5.6 million, $5.4 million and $5.5 million, respectively. As of December 31, 2020, letters of credit have been issued in the amount of $0.5 million as security for operating leases. The letters of credit are secured by certificates of deposit.

Contractual Obligations

The following table and the information that follows summarizes AvePoint’s contractual obligations as of March 31, 2021.

	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
	(dollars in thousands)
Operating lease obligations	$12,990	4,396	5,911	2,072	611
Other commitments	19,895	10,519	6,487	2,889	—

Total	32,885	14,915	12,398	4,961	611

(1)	Includes future minimum payments for operating leases of corporate office facilities.
(2)	Includes capital leases and contractual commitments to purchase services from Microsoft, including the use of Azure and Office365.

The following table and the information that follows summarizes AvePoint’s contractual obligations as of December 31, 2020.

	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
	(dollars in thousands)
Operating lease obligations	$13,068	5,288	5,126	2,044	610
Other commitments	19,709	731	18,975	3	—

Total	32,777	6,019	24,101	2,047	610

(1)	Includes future minimum payments for operating leases of corporate office facilities.
(2)	Includes capital leases and contractual commitments to purchase services from Microsoft, including the use of Azure and Office365.

Off-Balance Sheet Arrangements

AvePoint did not have any off-balance sheet arrangements during any of the periods presented.

Critical Accounting Policies and Estimates

AvePoint’s consolidated financial statements included in this proxy statement/prospectus have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, and include the consolidated accounts of AvePoint, Inc. and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

Preparation of these financial statements requires AvePoint to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities. AvePoint also makes estimates and assumptions on the reported revenue generated and reported expenses incurred during the reporting periods. Its estimates are based on its historical experience and on various other factors that it believes are reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

While AvePoint’s significant accounting policies are described in the notes to its consolidated financial statements included elsewhere in this proxy statement/prospectus, AvePoint believes the following critical accounting policies are most important to understanding and evaluating its reported financial results.

Revenue Recognition After the Adoption of ASC 606

In the year ended December 31, 2019, AvePoint adopted the Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606) and subsequent amendments to the initial guidance: ASU 2015-14, ASU 2016-08, ASU 2016-10, ASU 2016-12, ASU 2016-20, ASU 2017-10, ASU 2017-13 and ASU 2017-14 (collectively, ASC 606), on a modified retrospective basis through a cumulative-effect adjustment that resulted in a $48.0 million decrease in accumulated deficit. During the adoption, AvePoint measured contracts with customers and applied the accounting standard, with a focus on contracts that were open as of December 31, 2018. Refer to the “Revenue Recognition” and “Deferred Sales Commissions” sections below for accounting policy updates upon the adoption of ASC 606.

The impact of adopting ASC 606 for select consolidated balance sheet line items was as follows:

	January 1, 2019			December 31, 2019
	Unadjusted (ASC 605)	Adjustments	Adjusted (ASC 606)	Unadjusted (ASC 605)	Adjustments	Adjusted (ASC 606)
	(dollars in thousands)
Accounts receivable, net	20,240	7,600	27,840	34,811	5,123	39,934
Deferred contract costs	—	21,281	21,281	—	28,351	28,351
Long-term unbilled receivables	—	2,740	2,740	—	3,685	3,685
Other assets	10,193	(3,795)	6,398	9,221	(4,423)	4,798
Deferred revenue	66,623	20,390	46,233	84,074	23,474	60,600

Accounts receivable, net increased as a result of increases in unbilled receivables. Deferred contracts costs increased as a result of capitalized commissions. Other assets decreased as a result of the adoption’s impact to deferred taxes. Deferred revenue decreased as a result of recognition of revenue related to on-premises termed license offerings, which under ASC 605 were generally recognized over the life of the related customer agreements, but under ASC 606 are recognized at a point in time upon delivery of an on-premises termed license. In addition, deferred revenue decreased as a result of recognition of revenue related to certain service offerings, which under ASC 605 were generally recognized under the completed contract method, but under ASC 606 are recognized based on a measure of progress, such as labor hours, to determine the percentage of completion of the projects. Revenue for the year ended December 31, 2019 in accordance with the previous revenue recognition policy was $114.5 million compared to $116.1 million recorded under ASC 606. The adoption of ASC 606 decreased the Commission expense, which included in Sales and Marketing on the Statement of Operations, from $13.9 million to $11.0 million.

Services revenue includes revenue derived primarily from the implementation of software, training, consulting and migrations. AvePoint also offers license customization and managed services. Services revenue from implementation, training, consulting, migration, and license customization is recognized by applying a measure of progress, such as labor hours to determine the percentage of completion of each contract. Services revenue from managed services is recognized ratably on a straight-line basis over the contract term.

License revenue includes software licenses that typically provide for a perpetual right to use AvePoint’s software and are sold on a per-copy basis. AvePoint recognizes software revenue through direct sales channels at a point in time when the software is made available to the customer to download and use.

Maintenance revenue includes customer support, which includes software updates and upgrades on a when-and-if-available basis, telephone support, integrated web-based support and bug fixes or patches. Customer support revenue is recognized ratably over the term of the customer support agreement, which is typically one year.

ASC 606 is a single standard for revenue recognition that applies to all of AvePoint’s SaaS, termed license and support, services, perpetual license and maintenance arrangements and generally requires revenue to be recognized upon the transfer of control of promised goods or services provided to AvePoint’s customers, reflecting the amount of consideration AvePoint expects to receive for those goods or services. Pursuant to ASC 606, revenue is recognized upon the application of the following steps:

•	Identification of the contract, or contracts, with a customer;

•	Identification of the performance obligations in the contract;

•	Determination of the transaction price;

•	Allocation of the transaction price to the performance obligations in the contract; and

•	Recognition of revenue when, or as, the contractual performance obligations are satisfied.

The timing of revenue recognition may differ from the timing of invoicing to AvePoint’s customers. AvePoint records an unbilled receivable, which is included within accounts receivable on its consolidated balance sheets, when revenue is recognized prior to invoicing. AvePoint records deferred revenue on its consolidated balance sheets when cash is collected or invoiced before revenue is earned. AvePoint’s standard payment terms are generally net 30 days but may vary. Invoices for SaaS, termed license and support and maintenance are generally issued annually in advance or when the license is made available for customer use. Invoices for license contracts are generally issued when the license is available for the customer for download. Services are generally invoiced in advance or as the services are performed.

AvePoint’s revenue arrangements generally include standard warranty or service level provisions that AvePoint’s arrangements will perform and operate in all material respects as defined in the respective agreements, the financial impacts of which have historically been and are expected to continue to be insignificant. AvePoint’s arrangements generally do not include a general right of return relative to the delivered products or services. AvePoint recognizes revenue net of any taxes collected from customers, which are subsequently remitted to governmental authorities.

Many of AvePoint’s contracts include multiple performance obligations. Judgment is required in determining whether each performance obligation is distinct. AvePoint’s products and services generally do not require a significant amount of integration or interdependency; therefore, AvePoint’s products and services are generally not combined. AvePoint allocates the transaction price for each contract to each performance obligation based on the relative standalone selling price (“SSP”) for each performance obligation within each contract.

AvePoint uses judgment in determining the SSP for products and services. For substantially all performance obligations except on-premises perpetual and termed licenses, AvePoint is able to establish the SSP based on the observable prices of products or services sold separately in comparable circumstances to similar customers. AvePoint typically establishes an SSP range for its products and services which is reassessed on a periodic basis or when facts and circumstances change. AvePoint’s on-premises perpetual and termed licenses have not historically been sold on a standalone basis, as the vast majority of all customers elect to purchase license support contracts at the time of an on-premises perpetual or termed license purchase. License support contracts are generally priced as a percentage of the net fees paid by the customer to access the license. AvePoint is unable to establish the SSP for on-premises licenses based on observable prices given the same products are sold for a broad range of amounts (that is, the selling price is highly variable) and a representative SSP is not discernible from past transactions or other observable evidence. As a result, the SSP for an on-premises perpetual and termed license included in a contract with multiple performance obligations is determined by applying a residual approach whereby all other performance obligations within a contract are first allocated a portion of the transaction price based upon their respective SSPs, with any residual amount of transaction price allocated to on-premises perpetual licenses revenue. On-premises termed licenses are sold bundled with maintenance. AvePoint focuses on entity-specific and market factors when estimating SSP of both the license and the maintenance such as internal pricing strategies and practices. Based on its established pricing practices, AvePoint concluded that it has established a value relationship between a software product and the maintenance that is helpful in determining stand-alone selling price.

AvePoint utilizes indirect sales channels which utilize channel partners. These deals are executed in one of two ways. In the first form of these arrangements, the channel partner purchases the products from AvePoint at a discounted price and resells the products to end users at a price determined by the channel partner. In this scenario, the channel partner is the entity that has contracted with AvePoint and therefore is determined to be the customer of AvePoint. In the second form, AvePoint bills the end user and the channel partner receives a commission. Upon analysis of deals executed through the second form of these channels, the Company determined that the end user represents the customer of AvePoint due to the fact that the end user purchased goods and/or services that are outputs of AvePoint’s ordinary activities. Consequently, channel partners utilized in deals executed through this second model are deemed to be agents of the transaction.

AvePoint recognizes revenue when control of the goods and/or services are transferred to the customer. In the first form of these arrangements, this occurs upon transfer to the reseller or to the end user at the reseller’s direction. In the second form of these arrangements, this occurs upon transfer to the end user.

Revenue recognition prior to the adoption of ASC 606

During the year ended December 31, 2018, revenue from long-term contracts was recognized primarily using ASC 605-35, “Revenue Recognition—Construction-Type and Production-Type Contracts”, according to which revenue was recognized on the completed-contract method. When an arrangement included an acceptance clause, revenue for such an arrangement was deferred and recognized upon acceptance. Revenue was $7,575,726 for the year ended December 31, 2018, from the completed-contract method. Upon adoption of ASC 606, AvePoint reversed the capitalized expenses related to contracts accounted for under this method through an adjustment to retained earnings. Beginning January 1, 2019, the company began recognizing these contracts by applying a measure of progress, such as labor hours to determine the percentage of completion of each contract.

Under ASC 605-35, AvePoint recognized software revenue through direct sales channels upon delivery and when all other basic revenue recognition criteria are met as described below.

For sales arrangements involving multiple elements, AvePoint recognizes revenue in accordance with the following policy:

A software multiple-element arrangement is separated into more than one unit of accounting if all of the following criteria are met:

•	The functionality of the delivered elements is not dependent on the undelivered elements.

•

There is VSOE of fair value of the undelivered elements. VSOE of fair value is based on the price charged when the deliverable is sold separately by AvePoint on a regular basis and not as part of the multiple-element arrangement.

•	Delivery of the delivered elements represents the culmination of the earnings process for that element.

If these criteria are met, AvePoint recognizes revenue using the residual method for delivered elements. Under the residual method, AvePoint allocates and defers revenue for the undelivered elements based on their fair values and recognizes the difference between the total arrangement fee and the amount deferred for the undelivered elements as revenue. The determination of fair value of the undelivered elements in multiple element arrangements is based on the price charged when such elements are sold separately, which is commonly referred to as VSOE.

To determine the price for the customer support element when sold separately, AvePoint primarily uses the bell-shaped curve approach which is based on historical renewal rates for AvePoint’s entire population of stand-alone customer support renewals over the past twelve months. Under the Bell-Shaped Curve Approach, VSOE of fair value of post-contract customer support (“PCS”) exists when a substantial majority of a company’s actual customer support renewals are within a narrow range of pricing. Renewal rates are supported by performing an analysis in which AvePoint segregates its customer support renewal contracts into different classes based on specific criteria including, but not limited to, the level of customer support being provided and the geographic location of the sale. As a result of this analysis, AvePoint has concluded that it has established VSOE for the different classes of customer support when the support is sold as part of a multiple-element sales arrangement.

Revenue from software sold through original equipment manufacturer (OEM) partners is recognized upon receipt of a royalty report from the OEM partner and over a period equal to the contractual obligation for customer support or the estimated useful life of the software. These sales are treated as a separate customer class for purposes of establishing vendor-specific objective evidence (VSOE). Due to terms of the contracts with its OEM partners, AvePoint determined that VSOE had not been established for customer support. As a result, OEM revenue is recognized on a straight-line basis over a period equal to the contractual obligation for customer support or the estimated useful life of the software.

AvePoint has analyzed all of the undelivered elements included in its multiple-element arrangements and determined that, with the exception of revenue sold through OEM partners, VSOE of fair value exists to allocate revenue to maintenance and services. Accordingly, assuming all basic revenue recognition criteria are met, software revenue is recognized upon delivery of the software license using the residual method in accordance with Accounting Standards Codification (ASC) 985-605, “Software Revenue Recognition”.

If the criteria for separating a multi-element arrangement into more than one unit of accounting are not met, the arrangement is accounted for as a single unit of accounting which would result in revenue being recognized on a straight-line basis until the last element is delivered or being deferred until the earlier of when such criteria are met or when the last undelivered elements are delivered.

AvePoint considers the four basic revenue recognition criteria for each of the elements as follows:

•

Persuasive Evidence of an Arrangement with the Customer Exists: AvePoint’s customary practice is to require a purchase order or a signed quote and, in some cases, a written contract signed by both the customer and AvePoint, or other persuasive evidence that an arrangement exists prior to recognizing revenue on an arrangement.

•

Delivery or Performance has Occurred: AvePoint’s software applications are usually delivered to customers through an email download. Software and/or software license keys for add-on orders or software updates are typically delivered via email. If products that are essential to the functionality of the delivered software in an arrangement have not been delivered, AvePoint does not consider delivery to have occurred. Services are considered delivered over the life of the related agreements with customers as the Company provides the requested services. Such delivery is measured either ratably over the term of the agreement or by applying a measure of progress, such as labor hours to determine the percentage of completion of each contract. Maintenance is considered delivered ratably over the term of the maintenance agreement, which is typically one year or three years.

•

Vendor’s Fee is Fixed or Determinable: The fee customers pay for software applications, maintenance and other professional services is negotiated at the outset of an arrangement. The fees are therefore considered to be fixed or determinable at the inception of the arrangement.

•

Collection is Probable: Each new customer undergoes a credit review process to evaluate its financial position and ability to pay. AvePoint relies on the review it performs and its historically low non-payment rate to conclude that collection is probable. If AvePoint determines from the outset of an arrangement that collection is not probable based upon the review process or other factors, revenue is recognized on a cash-collected basis, assuming all of the other basic revenue recognition criteria are met.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to difference between financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled.

AvePoint recognizes liabilities for uncertain tax positions taken or expected to be taken in income tax returns. Accrued interest and penalties related to unrecognized tax benefits are recognized as part of the provision for income taxes. Judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and unrecognize tax benefits. In determining the need for a valuation allowance, the historical and projected financial performance of the operation that is recording a net deferred tax asset is considered along with any other pertinent information.

AvePoint files income tax returns in the U.S. federal jurisdiction, various states and foreign jurisdictions. The tax years 2016 through 2019 are open and subject to audit by US federal, state and local authorities. The tax years 2010 through 2019 are open and subject to audit by major foreign tax jurisdictions.

Deferred Sales Commissions

AvePoint defers sales commissions earned by its sales force that are considered incremental and recoverable costs of obtaining SaaS, termed license and support service, license and maintenance contracts. Initial sales commissions for the majority of these aforementioned contracts are generally deferred and amortized on a straight-line basis over a period of benefit estimated to be 5.4 years. Sales commissions for renewal contracts relating to SaaS, termed license and support, and maintenance arrangements are generally deferred and then amortized on a straight-line basis over a period of benefit estimated to be 1.7 years.

Equity-Based Compensation

Stock-based compensation represents the cost related to stock-based awards granted to employees of the United States parent company, AvePoint, Inc., and its foreign affiliates. To date, AvePoint has issued both stock options and restricted stock. With respect to equity-classified awards, AvePoint measures stock-based compensation cost at the grant date based on the estimated fair value of the award and recognizes the cost as expense ratably (net of estimated forfeitures) over the requisite service period. With respect to liability-classified awards, AvePoint measures stock-based compensation cost at the grant date and at each reporting period based on the estimated fair value of the award and recognizes the cost as an expense ratably (net of estimated forfeitures) over the requisite service period. AvePoint estimates the fair value of stock options using a Black-Scholes valuation model. AvePoint’s option-pricing model requires the input of highly subjective assumptions, including: (1) the fair value of the underlying shares, (2) the expected term of the awards, (3) the expected volatility of the price of AvePoint’s shares, (4) risk-free interest rates, and (5) the expected dividend yield of AvePoint’s shares. These estimates involve inherent uncertainties and the application of judgment.

The assumptions are based on the following:

•	Expected Volatility. Expected volatility is based on historical volatility of a group of peer entities.

•	Risk-Free Interest Rate. Risk-free interest rates are based on the implied yields currently available on U.S. Treasury zero coupon issues with a remaining term equal to the expected life.

•

Dividend Yield. AvePoint used an expected dividend yield of zero. AvePoint has never declared or paid any cash dividends on its Common Stock and does not plan to pay cash dividends on its common stock in the foreseeable future.

•

Expected Life. To estimate the expected life of stock options, the Company considered contractual terms of the options, including the vesting and expiration periods, as well as historical option exercise data and current market conditions to determine an estimated expected life.

•	Fair Value of Common Stock. Given the historical absence of an active market for AvePoint’s shares of common stock, AvePoint obtained a valuation from a third-party appraisal firm as discussed below.

•

Forfeitures. AvePoint estimates the expected forfeiture rate and only recognizes expense for those shares of common stock expected to vest. AvePoint estimates the forfeiture rate based on historical experience. To the extent AvePoint’s actual forfeiture rate is different from its estimate, stock-based compensation expense is adjusted accordingly.

If any assumptions used in the Black-Scholes option-pricing model change significantly, stock option compensation expense for future awards may differ materially compared with the expense for awards granted previously.

Common Stock Valuations

The fair value of the shares of common stock underlying AvePoint’s stock options has been determined by AvePoint’s board of directors, with the assistance of valuations prepared by a third-party valuation firm. AvePoint’s board of directors intends for all options to be exercisable at the fair value of AvePoint’s shares of common stock on the grant date. Such estimates will not be necessary following the consummation of the Business Combination.

Valuations of AvePoint’s shares of common stock were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The assumptions used in the valuation models were based on future expectations and management judgment, including input from management on the following factors:

•	Contemporaneous valuations performed at periodic intervals by independent, third-party specialists;

•	AvePoint’s actual operating results and financial performance;

•	The prices, preferences, and privileges of shares of AvePoint’s convertible preferred stock relative to shares of AvePoint’s common stock;

•	Current business conditions and projections;

•	Stage of development;

•	Likelihood of achieving a liquidity event, such as an initial public offering or a sale of AvePoint, given prevailing market conditions and the nature and history of AvePoint’s business;

•	Market multiples of comparable companies in AvePoint’s industry;

•	Industry information such as market size and growth;

•	Secondary sales of AvePoint’s shares in arm’s length transactions;

•	Adjustments, if any, necessary to recognize a lack of marketability for AvePoint’s shares; and

•	Macroeconomic conditions.

Emerging Growth Company Accounting Election

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. Apex previously elected to avail itself of the extended transition period, and following the consummation of the Business Combination the Combined Company will be an emerging growth company at least until December 31, 2021 (and for the period described in the immediately succeeding paragraph) and will take advantage of the benefits of the extended transition period emerging growth company status permits. During the extended transition period, it may be difficult or impossible to compare AvePoint’s financial results with the financial results of another public company that complies with public company effective dates for accounting standard updates because of the potential differences in accounting standards used.

The Combined Company will remain an emerging growth company under the JOBS Act until the earliest of (a) December 31, 2024, (b) the last date of the Combined Company’s fiscal year in which the Combined Company has total annual gross revenue of at least $1.07 billion, (c) the date on which the Combined Company is deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which the Combined Company has issued more than $1.0 billion in non-convertible debt securities during the previous three years.

Recent Accounting Pronouncements

A discussion of recent accounting pronouncements is included in Note 2 to AvePoint’s audited Consolidated Financial Statements included elsewhere in this proxy statement/prospectus.

Quantitative and Qualitative Disclosures About Market Risks

Interest Rate Risk

AvePoint had cash and cash equivalents, marketable securities and short-term deposits of $70.1 million as of December 31, 2020. AvePoint holds its cash and cash equivalents, marketable securities and short-term deposits for working capital purposes. AvePoint’s cash and cash equivalents are held in cash deposits and money market funds. Due to the short-term nature of these instruments, AvePoint believes that it does not have any material exposure to changes in the fair value of its investment portfolio due to changes in interest rates. Declines in interest rates, however, would reduce AvePoint’s future interest income. The effect of a hypothetical 10% change in interest rates would not have a material impact on AvePoint’s consolidated financial statements. As of December 31, 2020, AvePoint had no outstanding obligations under its line of credit. To the extent AvePoint enters into other long-term debt arrangements in the future, AvePoint would be subject to fluctuations in interest rates which could have a material impact on AvePoint’s future financial condition and results of operation.

Foreign Currency Exchange Risk

Fluctuations in foreign currencies impact the amount of total assets and liabilities that AvePoint reports for its foreign subsidiaries upon the translation of these amounts into U.S. Dollars. In particular, the amount of cash, cash equivalents and marketable securities that AvePoint reports in U.S. Dollars for a significant portion of the cash held by these subsidiaries is subject to translation variance caused by changes in foreign currency exchange rates as of the end of each respective reporting period, the offset to which is substantially recorded to accumulated other comprehensive income on AvePoint’s consolidated balance sheets and is also presented as a line item in its consolidated statements of comprehensive income.

As the U.S. Dollar fluctuated against certain international currencies as of December 31, 2020, the balances that AvePoint reported in U.S. Dollars for foreign subsidiaries that hold international currencies as of December 31, 2020 increased relative to what it would have reported using a constant currency rate from December 31, 2019. As reported in AvePoint’s consolidated statements of cash flows, the estimated effects of exchange rate changes on its reported cash and cash equivalents balances in U.S. Dollars was an increase of $0.9 million for the year ended December 31, 2020 and a decrease of $0.6 million for the year ended December 31, 2019. If overall foreign currency exchange rates in comparison to the U.S. Dollar uniformly would have been weaker by 10% as of December 31, 2020 and December 31, 2019, the amount of cash, cash equivalents and marketable securities AvePoint would have reported in U.S. Dollars would have decreased by approximately $0.1 million for both periods, assuming constant foreign currency cash, cash equivalents and marketable securities balances.

Concentration of Credit Risk

AvePoint deposits its cash with financial institutions, and, at times, such balances may exceed federally insured limits. No customer accounted for more than 10% of billings for the years ended December 31, 2020, 2019 and 2018 and no customer was more than 10% of accounts receivable as of December 31, 2020 and 2019.

INFORMATION ABOUT APEX

As used in this section, unless the context suggests otherwise, “we,” “us,” “our,” or “Apex” refer to Apex Technology Acquisition Corporation.

Overview

We are a Delaware blank check company incorporated on April 5, 2019 formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more business combination partners. We seek to capitalize on the significant experience and contacts of our management team to complete our initial business combination. While our efforts to identify a business combination partner may span many industries and regions worldwide, we intend to focus our search within the software and internet technology industries.

Initial Business Combination

Our initial business combination must occur with one or more business combination partners that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial business combination. If our board of directors is not able to independently determine the fair market value of the business combination partner or partners, we will obtain an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority, Inc. with respect to the satisfaction of such criteria.

Submission of Our Initial Business Combination to a Stockholder Vote

We are providing the Public Stockholders with redemption rights upon consummation of the Business Combination. Public stockholder electing to exercise their redemption rights will be entitled to receive cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including any amounts representing interest earned on the Trust Account, less taxes payable, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement/prospectus relating to the stockholder vote on the Business Combination. The Public Stockholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then Public Stockholders electing to exercise their redemption rights will not be entitled to receive such payments.

The Apex Initial Stockholder and our executive officers and directors have agreed (1) to vote any shares of Apex Capital Stock owned by them in favor of the Business Combination, including the shares of Apex Capital Stock underlying the Private Units, (2) not to redeem any Public Shares in connection with a stockholder vote to approve the Business Combination, and (3) not sell any shares of Apex Capital Stock in any tender in connection with the Business Combination. As a result, we would need only 10,075,001, or 36.6%, of the 27,500,000 Public Shares sold in the IPO to be voted in favor of a transaction in order to proceed with the Business Combination.

Permitted Purchases of Our Securities

Although certain affiliates of the Apex Initial Stockholder have agreed to purchase an aggregate of 100,000 shares of Apex Common Stock in the PIPE, none of the Apex Initial Stockholder, executive officers, directors, director nominees or their affiliates have indicated any intention to purchase units or shares of common stock from persons in the open market or in private transactions. However, in connection with the stockholder vote to approve the proposed Business Combination, the Apex Initial Stockholder and Apex’s board of directors, officers, advisors or their affiliates may privately negotiate transactions to purchase shares prior to the Closing from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per share pro rata portion of the Trust Account without the prior written consent of AvePoint. None of the Apex Initial Stockholder, directors, officers or advisors, or their respective affiliates, will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Apex Initial Stockholder, directors, officers or advisors, or their affiliates, purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. The purpose of these purchases would be to increase the amount of cash available to Apex for use in the Business Combination. However, such persons have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions.

We cannot currently determine whether any of our insiders will make such purchases pursuant to a Rule 10b5-1 plan, as that would be dependent upon several factors, including but not limited to the timing and size of any such purchase. Depending on the circumstances, any of our insiders may decide to make purchases of our securities pursuant to a Rule 10b5-1 plan or may determine that acting pursuant to such a plan is not required under the Exchange Act.

Our Apex Initial Stockholder, executive officers, directors, director nominees and their affiliates anticipate that they may identify the stockholders with whom they may pursue privately negotiated purchases by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders following our mailing of proxy materials in connection with the Business Combination. To the extent that our Apex Initial Stockholder, executive officers, directors, director nominees or their affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination.

We do not currently anticipate that purchases of our Public Shares or Public Warrants by any of our Apex Initial Stockholder, directors, director nominees, executive officers, advisors or any of their affiliates, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. None of our Apex Initial Stockholder, directors, director nominees, officers, advisors or any of their affiliates will purchase shares of Apex Common Stock if such purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.

Redemption Rights for Public Stockholders

We will provide the Public Stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including any interests earned on the funds held in the Trust Account less any taxes then due but not yet paid (which taxes may be paid only from the interest earned on the funds in the Trust Account). As of March 31, 2021, the amount in the Trust Account was approximately $351.9 million, which is equal to approximately $10.05 per Public Share. Our Apex Initial Stockholder has entered into a letter agreement with us, pursuant to which it has agreed to waive its redemption rights with respect to any shares of Apex Capital Stock held by it in connection with the completion of the Business Combination.

Redemption of Public Shares and Liquidation if No Initial Business Combination

The Existing Certificate of Incorporation provides that we will have until September 19, 2021 to complete an initial business combination. If we have not completed an initial business combination by such date or obtained the approval of Apex stockholders to extend the deadline for us to consummate an initial business combination, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to us to pay taxes and any other taxes payable, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Apex Warrants, which will expire worthless if we fail to complete our initial business combination within the 18-month time period.

Our Apex Initial Stockholder, executive officers, directors and director nominees have agreed that they will not propose any amendment to our Existing Certificate of Incorporation that would stop the Public Stockholders from redeeming their shares of common stock in connection with a business combination or affect the substance or timing of our obligation to redeem 100% of our Public Shares if we do not complete a business combination within 18 months from the closing of the IPO unless we provide the Public Stockholders with the opportunity to redeem their shares of common stock upon such approval at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, net of income taxes or any other taxes payable, divided by the number of then outstanding Public Shares. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by our Apex Initial Stockholder, any executive officer, director or director nominee, or any other person.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account distributed to the Public Stockholders upon the redemption of 100% of our outstanding Public Shares in the event we do not complete our initial business combination within the required time period may be considered a liquidation distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of our Trust Account distributed to the Public Stockholders upon the redemption of 100% of our Public Shares in the event we do not complete our initial business combination within the required time period is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years as in the case of a liquidation distribution. If we are unable to complete an initial business combination within the prescribed time frame, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to us to pay taxes and any other taxes payable, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem our Public Shares as soon as reasonably possible following the 18-month anniversary of the closing of the IPO, and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Because we will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time, that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent ten years. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective business combination partners to acquire, the only likely claims to arise would be from our vendors and service providers (such as lawyers, investment bankers, etc.) or prospective business combination partners.

We are required to use our reasonable best efforts to have all third parties (including any vendors or other entities we engage after the IPO) and any prospective business combination partners enter into agreements with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account. As a result, the claims that could be made against us will be limited, thereby lessening the likelihood that any claim would result in any liability extending to the trust. We therefore believe that any necessary provision for creditors will be reduced and should not have a significant impact on our ability to distribute the funds in the Trust Account to the Public Stockholders. Nevertheless, we cannot assure you of this fact as there is no guarantee that vendors, service providers and prospective business combination partners will execute such agreements. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. Our underwriters and auditor are the only third parties we are currently aware of that may not execute a waiver. Nor is there any guarantee that, even if they execute such agreements with us, they will not seek recourse against the Trust Account.

In the event that the proceeds in the Trust Account are reduced below: (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay our franchise and income taxes, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in certain instances. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per share redemption price will not be substantially less than $10.00 per share.

We anticipate notifying the trustee of the Trust Account to begin liquidating such assets promptly after such date and anticipate it will take no more than ten business days to effectuate such distribution. Our Apex Initial Stockholder have waived their rights to participate in any liquidation distribution with respect to the shares of Apex Capital Stock of the Apex Initial Stockholder. There will be no distribution from the Trust Account with respect to the Apex Warrants, which will expire worthless. We will pay the costs of any subsequent liquidation from our remaining assets outside of the Trust Account and the interest earned on the funds held in the Trust Account that we are permitted to withdraw to pay such expenses.

If we are unable to complete an initial business combination and expend all of the net proceeds of the IPO, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the initial per share redemption price would be $10.00. The proceeds deposited in the Trust Account could, however, become subject to claims of our creditors that are in preference to the claims of Public Stockholders.

The Public Stockholders shall be entitled to receive funds from the Trust Account only in the event of our failure to complete an initial business combination within the required time period or if the stockholders seek to redeem their respective shares upon a business combination which is actually completed by us or upon certain amendments to our charter documents as described elsewhere herein. In no other circumstances shall a stockholder have any right or interest of any kind to or in the Trust Account.

The Apex Initial Stockholder will not participate in any redemption distribution from our Trust Account with respect to such its shares of Apex Capital Stock. Additionally, any loans made by our officers, directors, sponsors or their affiliates for working capital needs will be forgiven and not repaid if we are unable to complete an initial business combination.

If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return to the Public Stockholders at least $10.00 per share.

If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. Furthermore, because we intend to distribute the proceeds held in the Trust Account to the Public Stockholders promptly after eighteen months from the closing of the IPO, this may be viewed or interpreted as giving preference to the Public Stockholders over any potential creditors with respect to access to or distributions from our assets. Furthermore, our board of directors may be viewed as having breached their fiduciary duties to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Facilities

We currently maintain our principal executive offices at 533 Airport Blvd, Suite 400, Burlingame, CA 94010. We consider our current office space, combined with the other office space otherwise available to our executive officers, adequate for our current operations.

Employees

We have two executive officers. These individuals are not obligated to devote any specific number of hours to our matters and intend to devote only as much time as they deem necessary to our affairs. The amount of time they will devote in any time period will vary based on whether a business combination partner has been selected for the business combination and the stage of the business combination process the company is in. Accordingly, once a suitable business combination partner to acquire has been located, management may spend more time investigating such business combination partner and negotiating and processing the business combination (and consequently spend more time on our affairs) than had been spent prior to locating a suitable business combination partner. We presently expect our executive officers to devote such amount of time as they reasonably believe is necessary to our business. We do not intend to have any full-time employees prior to the consummation of an initial business combination.

Directors and Executive Officers

Our directors and executive officers as of March 31, 2021 are listed below:

Name	Age	Position
Jeff Epstein	64	Co-Chief Executive Officer, Chief Financial Officer and Secretary
Brad Koenig	62	Co-Chief Executive Officer and Director
David Chao	54	Director
Peter Bell	56	Director
Donna Wells	59	Director

Jeff Epstein, our Co-Chief Executive Officer, Chief Financial Officer and Secretary since our inception, has since 2011 been an operating partner with Bessemer Venture Partners, a venture capital firm, where he primarily works with chief executive and financial officers to create substantial operational improvements. From 2008 to 2011, Mr. Epstein was executive vice president and chief financial officer of Oracle Corporation (NYSE: ORCL), a global technology company. Prior to joining Oracle, he served as chief financial officer of several public and private companies, including DoubleClick (sold to Google), King World Productions (sold to CBS) and Nielsen’s Media Measurement and Information Group. Earlier in his career, he was an investment banker at The First Boston Corporation. Today Mr. Epstein leads the CFO Advisory Board at Bessemer where more than 100 portfolio company CFOs meet in person and online to help each other improve their effectiveness. Mr. Epstein specializes in marketplaces and B2B software companies and co-teaches the Lean Launchpad class at Stanford University’s Graduate School of Engineering. Within the last five years he has served on the boards of directors of Kaiser Permanente, a non-profit healthcare company, Booking Holdings (NASDAQ: BKNG), an online provider of travel services, Twilio (NYSE: TWLO), a cloud communications platform, Shutterstock (NYSE: SSTK), a stock photography and stock footage provider, and several private companies. Mr. Epstein holds an MBA from the Stanford University Graduate School of Business, and a BA from Yale College.

Brad Koenig, our Co-Chief Executive Officer and a Director since our inception, co-founded and served as chief executive officer of FoodyDirect.com, an online specialty food marketplace, from 2011 until 2018 when the company was acquired by Goldbelly, Inc. Mr. Koenig has served as an independent director for Theragenics Corporation, a private medical device company serving the surgical products and prostate cancer treatment markets, since 2013 and as a director of Hercules Capital, a business development company focused on venture lending, where he serves on the Audit and Nominating and Corporate Governance Committees, since 2017. From 2009 to 2011, he was an advisor at Oak Hill Capital Management, a private equity firm. Previously, Mr. Koenig worked for over twenty years at Goldman Sachs. Mr. Koenig was the Head of Global Technology Investment Banking at Goldman Sachs from 1990 to 2005, and the Co-Head of Global Technology, Media and Telecommunications from 2002 to 2005. He started at Goldman Sachs in 1984. Mr. Koenig holds a B.A degree in Economics from Dartmouth College and M.B.A. from Harvard Business School. Due to his extensive technology-related operational and investment banking experience, we believe Mr. Koenig is well qualified to serve as a Director.

David Chao, one of our directors since September 2019, has since 1996 been a co-founder and general partner of the venture capital firm DCM. At DCM, he guides portfolio companies in formulating corporate and product marketing strategies, developing strong management teams and implementing domestic and international partnerships. He is also responsible for DCM’s investments in numerous public and private technology-related companies in the US, China and Japan. Mr. Chao has since 2000 been the chairman of the board of 51job (NASDAQ: JOBS), a human resources advertisement and outsourcing company in China. Mr. Chao also serves on the Advisory Board of Legend Capital in China. Mr. Chao was previously a co-founder of Japan Communications Inc. (TYO: 9424), a provider of mobile data and voice communications services in Japan. Previously, he worked as a management consultant at McKinsey & Company in San Francisco, in marketing and product management at Apple Computer (NASDAQ: AAPL) and as an account executive for Recruit Co., Ltd., a Japanese provider of integrated human resources services. Mr. Chao holds a B.A. with high honors in East Asian Studies from Brown University, and an M.B.A from Stanford University. Due to his extensive investment, technology and venture capital experience, we believe Mr. Chao is well qualified to serve as a Director.

Peter Bell, one of our directors since September 2019, has since 2018 been general partner of Amity Ventures, a venture capital and private equity fund. Mr. Bell has spent three decades starting, building, and investing in technology businesses. His thematic areas of focus include Machine Learning, Big Data, Cybersecurity, Internet of Things, Autonomous Logistics, Data Analytics, Cloud Computing, Personal/Mobile Commerce, FinTech, and Enterprise Software. Over the last five years he has served on the boards of several private technology companies including, most recently, Bromium, which focuses on virtual hardware seeking to reduce or eliminate endpoint computer threats like viruses, malware, and adware, LevelUp, an ordering, payments and loyalty experiences provider for restaurants, Turbonomic, an enterprise software company, WePay, an integrated payments provider affiliated with Chase bank, Qumulo, Inc., a hybrid cloud storage provider, GameClosure, a maker of messenger games and HTML 5 apps, and ENJOY, a provider of same day technology delivery and setup services. Mr. Bell began his career at Price Waterhouse in Boston. In 1986, he joined, EMC Corporation (now Dell EMC) an enterprise data company, and helped lead EMC initiatives in Silicon Valley. In 1998, Mr. Bell co-founded StorageNetworks, a pioneer in cloud computing. He led the company as its chief executive and completed an IPO in 2000. After stepping down in 2003, he formed his own investment firm, Stowe Capital, focusing on early stage investments in enterprise software, data center infrastructure, and consumer internet companies, where to this day he is managing director. In 2006, Mr. Bell joined Highland Capital Partners, a global venture capital firm, where he led investments in early and growth stage technology companies, eventually becoming the managing general partner of the firm. He stepped down from his day-to-day responsibilities at Highland in 2016 and continued to serve as a senior advisor to the firm through 2018. Mr. Bell holds a B.S. in Management from Boston College, an M.B.A. from the Harvard Business School, and an Honorary Doctorate from Babson College. Due to his extensive operational, investing and board in the technology industry, we believe Mr. Bell is well qualified to serve as a Director.

Donna Wells, one of our directors since September 2019, is a serial entrepreneur, an experienced public and private company board director and an innovator in the financial services, FinTech and cloud software industries. Since 2017, she has been the founder and chief executive officer at Valencia Ventures, LLC, a provider of strategic consulting advice that assists founding teams in capital raising activities. From 2010 to 2017, Ms. Wells was chief executive officer of Mindflash Technologies Inc., a private enterprise software company which she grew from product launch to market leadership, and which was named a Top 50 Small Company to Work for by Fortune Magazine in 2016. Before leading Mindflash, she was the founding chief marketing officer for Mint.com, a personal finance platform, from 2007 to 2009, during which time she was instrumental from launch to the company’s acquisition by Intuit, Inc. (NASDAQ: INTU). Prior to Mint, Ms. Wells had a 20-year career in strategic B2C, B2B and product marketing with The American Express Company (NYSE: AXP) and The Charles Schwab Corporation (NYSE: SCHW) and led marketing for two Fortune 500 companies, Intuit, Inc. (NASDAQ: INTU) and Expedia Group (NASDAQ: EXPE). She was appointed by the Center for Entrepreneurship at the Stanford University Graduate School of Business, as a Lecturer in Management in September 2019. Ms. Wells has served on the Board of Directors of Mitek Systems, Inc. (NASDAQ: MITK), a software company providing digital identity verification, since November 2019 following two years as a board advisor to the company. She has served as a director at Betterment, an online investment company, since 2018 and at Happy Money, a private financial services company, since 2017. She was previously a director at Boston Private Financial Holdings, Inc. (NASDAQ: BPFH), a bank holding company, from 2014 to 2018. She holds an M.B.A. from Stanford University and a B.S. in Economics from The Wharton School at the University of

Pennsylvania. Due to her extensive financial industry, investment and technology experience, we believe Ms. Wells is well qualified to serve as a Director.

Number, Terms of Office and Election of Executive Officers and Directors

Our board of directors is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The initial term of office of the first class of directors, consisting of Mr. Chao and Ms. Wells, expired at our first annual meeting of stockholders, held on December 22, 2020. Each of Mr. Chao and Ms. Wells was elected at such annual meeting to continue to serve as Class I directors on our board of directors until the 2023 annual meeting. The term of office of the second class of directors, consisting of Mr. Bell, will expire at the second annual meeting. The term of office of the third class of directors, consisting of Mr. Koenig, will expire at the third annual meeting. We may not hold another annual meeting of stockholders until after we consummate our initial business combination (unless required by Nasdaq). Our executive officers are elected by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our executive officers may consist of a Chairman of the Board, Chief Executive Officers, Presidents, a Chief Financial Officer, Vice Presidents, a Secretary, Assistant Secretaries, a Treasurer and such other offices as may be determined by the board of directors.

Executive Officer and Director Compensation

No executive officer has received any cash compensation for services rendered to us.

No compensation or fees of any kind will be paid to the Apex Initial Stockholder, members of our management team or their respective affiliates for services rendered prior to or in connection with the consummation of our initial business combination (regardless of the type of transaction that it is). However, they will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential business combination partners, performing business due diligence on suitable business combination partners and business combinations as well as traveling to and from the offices, plants or similar locations of prospective business combination partners to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by us.

Committees of the Board of Directors

Our board of directors has two standing committees, an audit committee and a compensation committee. Each of our audit committee and our compensation committee is composed solely of independent directors. Each committee operates under a charter that was approved by our board of directors and has the composition and responsibilities described below.

Audit Committee

Upon the completion of the IPO, we established an audit committee of the board of directors. Messrs. Chao and Bell and Ms. Wells serve as members of our audit committee, and Mr. Chao chairs the audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Each of Messrs. Chao and Bell and Ms. Wells meet the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act. The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

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Reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

•	Discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•	Discussing with management major risk assessment and risk management policies;

•	Monitoring the independence of the independent auditor;

•	Verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	Reviewing and approving all related-party transactions;

•	Inquiring and discussing with management our compliance with applicable laws and regulations;

•	Pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•	Appointing or replacing the independent auditor;

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Determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

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Establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

•	Approving reimbursement of expenses incurred by our management team in identifying potential business combination partners.

Compensation Committee

Upon the completion of the IPO, we established a compensation committee of the board of directors. Messrs. Chao and Bell, each of whom is an independent director under Nasdaq’s listing standards, serve as members of the compensation committee. Mr. Bell chairs the compensation committee. The compensation committee’s duties, which are specified in our Compensation Committee Charter, include, but are not limited to:

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Reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	Reviewing and approving the compensation of all of our other executive officers;

•	Reviewing our executive compensation policies and plans;

•	Implementing and administering our incentive compensation equity-based remuneration plans;

•	Assisting management in complying with our proxy statement/prospectus and annual report disclosure requirements;

•	Approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•	If required, producing a report on executive compensation to be included in our annual proxy statement/prospectus; and

•	Reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Code of Ethics

We have adopted a code of ethics that applies to our officers and directors. We have filed copies of our code of ethics, our audit committee charter, nominating committee charter and compensation committee charter as exhibits to our registration statement in connection with our IPO. You may review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the code of ethics will be provided without charge upon request to us.

Audit Fees

The firm of WithumSmith+Brown PC (“Withum”) acts as our independent registered public accounting firm. The following is a summary of fees paid to Withum for services rendered:

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Audit Fees. Audit fees consist of fees for professional services rendered for the audit and review of our quarterly financial statements and services that are normally provided by Withum in connection with regulatory filings. For the year ended December 31, 2020 and for the period from April 5, 2019 (inception) through December 31, 2019, fees for our independent registered public accounting firm were approximately $89,610 and $72,875, respectively, for the services Withum performed in connection with our Initial Public Offering and the audit of our December 31, 2020 and 2019 consolidated financial statements. The above amounts include interim procedures and audit fees, as well as attendance at audit committee meetings.

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Audit-Related Fees. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our financial statements and are not reported under “— Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. For the year ended December 31, 2020 and for the period from April 5, 2019 (inception) through December 31, 2019, our independent registered public accounting firm did not render assurance and related services related to the performance of the audit or review of consolidated financial statements that are not included in the amounts reported under “Audit Fees” above.

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Tax Fees. For the year ended December 31, 2020 and for the period from April 5, 2019 (inception) through December 31, 2019, fees from our independent registered public accounting firm were approximately $6,000 and $0, respectively, for tax compliance, tax advice and tax planning.

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All Other Fees. During the period from April 5, 2019 (inception) through December 31, 2020, there were no fees billed for products and services provided by our independent registered public accounting firm other than those set forth above.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team.

APEX MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The statements in the discussion and analysis regarding industry outlook, our expectations regarding the performance of our business and the forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Our actual results may differ materially from those contained in or implied by any forward-looking statements. You should read the following discussion together with the sections titled “Risk Factors,” “Information About Apex” and the audited consolidated financial statements, including the related notes, appearing elsewhere in this proxy statement/prospectus. All references to years, unless otherwise noted, refer to our fiscal years, which end on December 31. As used in this section, unless the context suggests otherwise, “we,” “us,” “our,” or “Apex” refer to Apex Technology Acquisition Corporation.

Overview

We are a newly organized company incorporated as a Delaware corporation on April 5, 2019 and formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more business combination partners. We intend to effectuate our business combination using cash from the proceeds of our IPO and the sale of Private Units that occurred simultaneously with the consummation of the IPO.

The issuance of additional shares of our stock in the Business Combination:

•	May significantly reduce the equity interest of our stockholders;

•	May subordinate the rights of holders of shares of common stock if we issue shares of preferred stock with rights senior to those afforded to our shares of common stock;

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Will likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our NOL carryforwards, if any, and most likely will also result in the resignation or removal of our present officers and directors; and

•	May negatively impact prevailing market prices for our securities.

As indicated in the accompanying financial statements, we had $0.1 million in cash and $351.9 million of cash and marketable securities held in the Trust Account on March 31, 2021. We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete the Business Combination will be successful.

Proposed Business Combination

Business Combination Agreement

On November 23, 2020, we entered into the Business Combination Agreement, as amended on December 30, 2020, March 8, 2021 and May 18, 2021, with Merger Subs and AvePoint, pursuant to which we will affect the Business Combination.

Pursuant to the Business Combination Agreement, at Closing, Merger Sub 1 will merge with and into AvePoint, with AvePoint surviving the First Merger as a wholly-owned subsidiary of Apex and, promptly following the First Merger, AvePoint will merge with and into Merger Sub 2, with Merger Sub 2 surviving the Second Merger as a wholly-owned subsidiary of Apex. At the Effective Time, by virtue of the Mergers and without any action on the part of Apex, Merger Subs, AvePoint or the holders of any of AvePoint’s securities:

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Each AvePoint Preferred Stock Converted Share (other than any Dissenting Shares, as defined in the Business Combination Agreement), shall be canceled and converted into the right to receive the following (x) the number of shares of Apex Common Stock equal to the Per Share Preferred Stock Consideration; (y) an amount in cash equal to the Per Share Preferred Cash Consideration; and (z) the number of shares of Apex Common Stock equal to the Per Share Contingent Consideration (if any);

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AvePoint’s stockholders who own shares of AvePoint Series C Preferred Stock will receive an aggregate amount of $135 million in cash (subject to deduction for the Preferred PIPE Fees) from the Aggregate Cash Consideration and will receive the balance of their transaction consideration in shares of Apex Common Stock from the Aggregate Stock Consideration;

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Each share of AvePoint Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Dissenting Shares and Named Executive Shares which shall be treated in accordance with Section 3.05 of the Business Combination Agreement and the terms of the Named Executive Equity Agreements (as defined in the Business Combination Agreement) respectively) with respect to which an Election has been made or deemed to be made pursuant to Section 3.02(c) of the Business Combination Agreement shall be canceled and converted into the right to receive the following: (x) an amount in cash equal to (1) the Per Share Amount, multiplied by (2) the applicable Election Percentage, without interest subject to withholding from the Final Cash Election Consideration payable to each Electing Stockholder such Election Holder’s PIPE Pro Rata Share of the Common Stockholder PIPE Fees; (y) the number of shares of Apex Common Stock equal to (1) (A) the Per Share Amount, multiplied by (B) the difference obtained by subtracting the applicable Election Percentage from one, divided by (2) $10.00; provided that if the Aggregate Cash Election Amount prior to any adjustment pursuant to this proviso exceeds the Available AvePoint Common Stock Cash Amount, the applicable Election Percentage used to determine the Cash Election Consideration and the Stock Election Consideration shall be multiplied by the quotient of (a) the Available AvePoint Common Stock Cash Amount, divided by (b) the Aggregate Cash Election Amount; and (z) the number of shares of Apex Common Stock equal to the Per Share Contingent Consideration (if any);

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All holders of AvePoint Common Stock, other than the Named Executives, will receive an aggregate amount of between approximately $75 million and approximately $93 million in cash (subject to deduction for the Common Stockholder PIPE Fees) based on an election from the balance of the Aggregate Cash Consideration and will receive the remainder of their consideration in shares of Apex Common Stock from the Aggregate Stock Consideration;

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All shares of AvePoint Common Stock and AvePoint Preferred Stock held in the treasury of AvePoint or by Apex shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

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Each share of common stock of Merger Sub 1 issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation;

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Each Named Executive Cash-Settled Option that is outstanding immediately prior to the Effective Time, shall be converted into the right to receive (A) an amount of cash equal to: the product of (1) the number of Named Executive Cash-Settled Options multiplied by (2) the Per Share Amount, minus (y) the aggregate exercise price attributable to such Named Executive Cash-Settled Options; and (B) the contingent right to receive a number of shares Contingent Consideration following the Closing in accordance with Section 3.03 of the Business Combination Agreement;

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The Named Executives (as defined in the Business Combination Agreement) will receive an aggregate amount of $35 million in cash (subject to deduction for the Named Executive PIPE Fees) from the Aggregate Cash Consideration and will receive the balance of their transaction consideration in shares of Apex Common Stock from the Aggregate Stock Consideration;

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Each AvePoint Option that is outstanding immediately prior to the Effective Time, whether vested or unvested (other than the Named Executive Cash-Settled Options and PRC Options), shall be converted into (1) an option to purchase a number of shares of Apex Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of AvePoint Common Stock subject to such AvePoint Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such AvePoint Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Apex Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Section 409A of the Code (to the extent applicable to an Exchanged Option); provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of Apex Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code; provided, further, that, following the Effective Time, each Exchanged Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former AvePoint Option immediately prior to the Effective Time and (2) the Per Share Contingent Consideration multiplied by the number of shares of AvePoint Common Stock into which such AvePoint Option is exercisable immediately prior to the Effective Time, subject to Section 3.03(c) in respect of Unvested Exchanged Options; and

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The PRC Options will not be continued or assumed by AvePoint, Apex or the Merger Subs as part of the Mergers. The cancelled PRC Options will be replaced and substituted for as of the Effective Time with the award of a new stock option to purchase a number of shares of Apex Common Stock pursuant to the 2021 Plan equal to the product (rounded down to the nearest whole number) of (x) the number of shares of AvePoint Common Stock subject to such PRC Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such PRC Option prior to the Effective Time divided by (B) the Exchange Ratio. The replacement stock options will be credited with vesting to the same extent as the existing PRC Options being replaced, and the new replacement awards will be subject to same vesting schedule and exercisability provisions. In other respects, the terms and conditions of the replacement stock options will be as set forth in the 2021 Plan and form of option agreement.

At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Apex, Merger Sub 2, the Surviving Corporation or holders of any of the following securities, each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be converted into and become one newly issued, fully paid and non-assessable common membership unit of the Surviving Entity.

Additionally, at the Closing, 14,000,000 shares of Apex Common Stock will be issued to the PIPE Subscribers upon the closing of the PIPE.

Following the Closing, in addition to the Aggregate Cash Consideration and Aggregate Stock Consideration, the holders of AvePoint Preferred Stock, AvePoint Common Stock and AvePoint Options shall be issued additional shares of Apex Common Stock, as follows;

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1,000,000 shares of Apex Common Stock, in the aggregate, if at any time from and after the Closing through the seventh anniversary thereof (x) the Closing Price is greater than or equal to $12.50 over any 20 Trading Days within any 30 Trading Day period or (y) Apex consummates a Subsequent Transaction, which results in the stockholders of Apex having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $12.50 per share.

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1,000,000 shares of Apex Common Stock, in the aggregate, if at any time from and after the Closing through the seventh anniversary thereof (x) the Closing Price is greater than or equal to $15.00 over any 20 Trading Days within any 30 Trading Day period or (y) Apex consummates a Subsequent Transaction, which results in the stockholders of Apex having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $15.00 per share.

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1,000,000 shares of Apex Common Stock, in the aggregate, if at any time from and after the Closing through the seventh anniversary thereof (x) the Closing Price is greater than or equal to $17.50 over any 20 Trading Days within any 30 Trading Day period or (y) Apex consummates a Subsequent Transaction, which results in the stockholders of Apex having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $17.50 per share. For the avoidance of doubt, the maximum amount of the Contingent Consideration is 3,000,000 shares of Apex Common Stock, in the aggregate.

The Closing is subject to certain conditions, including but not limited to the approval of our stockholders and AvePoint’s stockholders of the Business Combination Agreement. The Business Combination Agreement may also be terminated by either party under certain circumstances.

The Closing will occur as promptly as practicable, but in no event later than three business days following the satisfaction or waiver of all of the closing conditions contained in the Business Combination Agreement.

Lock-Up Agreements

In connection with the Closing, the Key AvePoint Stockholders will enter into agreements the Lock-Up Agreements providing that they will not, subject to certain exceptions, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, any shares of Apex Common Stock held by them immediately after the Effective Time, any shares of Apex Common Stock issuable upon the exercise of options to purchase shares of Apex Common Stock held by them immediately after the Effective Time, or any securities convertible into or exercisable or exchangeable for Apex Common Stock held by them immediately after the Effective Time (including any shares of Apex Common Stock), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-Up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) until 180 days after the Closing.

With respect to certain shares of Apex Common Stock held by Sponsor on behalf of Jeff Epstein and Brad Koenig immediately prior to the Effective Time, each of Jeff Epstein and Brad Koenig will enter into Lock-Up Agreements providing that they will not, subject to certain exceptions, Transfer any of their Apex Founder Lock-Up Shares until 12 months after the Closing and 50% of their Apex Founder Lock-Up Shares until 24 months after the Closing.

Registration Rights Agreement

In connection with the Closing, that certain registration rights agreement dated September 16, 2019 will be amended and restated and Apex, the Sponsor, Cantor and the Key Company Stockholders (which includes the Sixth Street Holders) shall enter into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Combined Company will agree that, within 15 business days after the Closing, the Combined Company will file with the SEC (at the Combined Company’s sole cost and expense) a registration statement registering the resale of certain securities of Apex held by the Sponsor, the PIPE Subscribers and holders of Apex Warrants, and the Combined Company shall use commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as practicable after the filing thereof. Each of (i) the Sixth Street Holders and (ii) the other Key Company Stockholders on the one hand, and the Sponsor and Cantor on the other, may demand registration of their registrable securities by the Combined Company up to twice a year. Each such group of demanding holders may request to sell all or any portion of their registrable securities in an underwritten offering as long as the total offering price is expected to exceed in the aggregate $10 million. Parties subject to the Registration Rights Agreement will be entitled to unlimited piggyback registration rights.

Subscription Agreements

In connection with the execution of the Business Combination Agreement, on November 23, 2020, Apex entered into separate Subscription Agreements with the PIPE Subscribers, pursuant to which the PIPE Subscribers agreed to purchase, and Apex agreed to sell to the PIPE Subscribers, the PIPE Shares for a purchase price of $10.00 per share and an aggregate purchase price of $140 million in the PIPE.

The closing of the sale of the PIPE Shares pursuant to the Subscription Agreements is contingent upon, among other customary closing conditions, the concurrent consummation of the Business Combination. The purpose of the PIPE is to raise additional capital for use by the Combined Company following the Closing.

Pursuant to the Subscription Agreements, Apex agreed that, within 15 business days after the consummation of the Proposed Transactions, Apex will file with the PIPE Resale Registration Statement, and Apex shall use its commercially reasonable efforts to have the PIPE Resale Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day following the filing date thereof if the SEC notifies Apex that it will “review” the PIPE Resale Registration Statement and (ii) the 10th business day after the date Apex is notified (orally or in writing, whichever is earlier) by the SEC that the PIPE Resale Registration Statement will not be “reviewed” or will not be subject to further review.

Results of Operations

Our activities to date have consisted of the search and evaluation of potential business combination partners in contemplation of a business combination. Our activities from April 5, 2019 (inception) through March 31, 2021 were organizational activities, those necessary to prepare for the IPO, described below, and identifying a business combination partner for a Business Combination. We do not expect to generate any operating revenue until after the completion of our Business Combination. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended March 31, 2021, we had net income of $28.3 million, which consisted of interest income on marketable securities held in the Trust Account of $0.0 million, offset by operating costs of $1.8 million, franchise taxes of $0.0 million and a change in the fair value of the warrant liability of $30.2 million.

For the three months ended March 31, 2020, we had net income of $5.1 million, which consisted of interest income on marketable securities held in the Trust Account of $1.5 million, offset by operating costs of $0.2 million, franchise taxes of $0.0 million, a provision for income taxes of $0.4 million and a change in the fair value of the warrant liability of $4.3 million.

For the year ended December 31, 2020, we had a net loss of $60.7 million, which consisted of interest income on marketable securities held in the Trust Account of $1.7 million, offset by operating costs of $5.3 million, franchise taxes of $0.2 million, a provision for income taxes of $0.4 million and a change in the fair value of the warrant liability of $56.5 million.

For the period from April 5, 2019 (inception) through December 31, 2019, we had a net income of $3.0 million, which consisted of interest income on marketable securities held in the Trust Account of $1.8 million, a change in the fair value of the warrant liability of ($3.0) million and transaction costs of $1.0 million, offset by operating costs of $0.3 million, franchise taxes of $0.3 million and a provision for income taxes of $0.3 million.

Liquidity and Capital Resources

Until the consummation of the IPO, our only source of liquidity was an initial purchase of common stock by the Apex Initial Stockholder and loans from the Apex Initial Stockholder.

On September 19, 2019, we consummated an IPO of 35,000,000 Units at a price of $10.00 per Unit, generating gross proceeds of $350 million. Simultaneously with the closing of the IPO, we consummated the sale of 810,000 Apex units to the Apex Initial Stockholder, generating gross proceeds of $8.1 million.

Following the IPO and the sale of the Apex Units, a total of $350 million was placed in the Trust Account. We incurred $19.8 million in IPO related costs, including $6.1 million of underwriting fees, $13.15 million of deferred underwriting fees and $0.6 million of other costs.

For the three months ended March 31, 2021, cash used in operating activities was $0.4 million. Net income of $28.3 million was offset by a change in the fair value of the warrant liability of $30.2 million, interest earned on marketable securities held in the Trust Account of $0.0 million and changes in operating assets and liabilities, which provided $1.5 million of cash from operating activities.

For the three months ended March 31, 2020, cash used in operating activities was $0.4 million. Net income of $5.1 million was offset by a change in the fair value of the warrant liability of $4.3 million, interest earned on marketable securities held in the Trust Account of $1.5 million and changes in operating assets and liabilities, which provided $0.3 million of cash from operating activities.

As of March 31, 2021, we had investments of $351.9 million held in the Trust Account. Interest income on the balance in the Trust Account may be used by us to pay taxes. No amounts were withdrawn during the three months ended March 31, 2021. We intend to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account (less deferred underwriting commissions) to complete our initial Business Combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our initial Business Combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of March 31, 2021, we had cash of $0.1 million held outside of the Trust Account. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.

For the year ended December 31, 2020, cash used in operating activities was $2.4 million. Net loss of $60.7 million was offset by interest earned on marketable securities held in the trust account of $1.7 million, a non-cash charge for the change in the fair value of warrant liabilities of $56.5 million, and changes in operating assets and liabilities, which provided $3.5 million of cash from operating activities.

For the period from April 5, 2019 (inception) through December 31, 2019, cash used in operating activities was $0.5 million. Net income of $3.0 million was offset by interest earned on marketable securities held in the Trust Account of $1.8 million, a non-cash charge for the change in the fair value of warrant liabilities of ($3.0) million, and transaction costs of $1.0 million, and changes in operating assets and liabilities, which provided $0.4 million of cash from operating activities.

As of December 31, 2020, we had investments of $351.9 million held in the Trust Account. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete our Business Combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the business combination partner or partners, make other acquisitions and pursue our growth strategies.

As of December 31, 2020, we had cash of $0.2 million held outside of the Trust Account. We have used the funds held outside the Trust Account primarily to identify and evaluate business combination partners, perform business due diligence on prospective business combination partners, travel (to the extent necessary and practicable) to and from the offices, plants or similar locations of prospective business combination partners or their representatives or owners, review corporate documents and material agreements of prospective business combination partners, and structure, negotiate and complete a business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, our Sponsor, certain of our officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete a business combination, we would repay such loaned amounts. In the event that the Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1.5 million of such loans may be convertible into units at a price of $10.00 per unit, at the option of the lender. The units would be identical to the Apex Units. There are no borrowings outstanding as of March 31, 2021.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a business combination partner, undertaking in-depth due diligence and negotiating a business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to the Business Combination. Moreover, we may need to obtain additional financing either to complete our Business Combination or because we become obligated to redeem a significant number of our Public Shares sold in the IPO upon consummation of our Business Combination, in which case we may issue additional securities or incur debt in connection with the Business Combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of the Business Combination. If we are unable to complete the Business Combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following the Business Combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

Off-Balance Sheet Financing Arrangements

We did not have any off-balance sheet arrangements as of December 31, 2020 and March 31, 2021.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of our Sponsor a monthly fee of $15,000 for office space, utilities and secretarial and administrative support to us. We began incurring these fees on September 16, 2019 and will continue to incur these fees monthly until the earlier of the completion of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (a “Business Combination Event”) and our liquidation.

The underwriters of our IPO are entitled to a deferred fee of $13,150,000. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete a Business Combination Event, subject to the terms of the underwriting agreement entered into in connection with our IPO.

We have engaged Citi, Goldman and Evercore to act as placement agents in connection with the PIPE. We will pay the placement agents $6.3 million.

Related Party Transactions

Founder Shares

During the year ended December 31, 2019, the Sponsor purchased 7,187,500 shares (the “Founder Shares”) of our Class B common stock for an aggregate price of $25,000. The Founder Shares will automatically convert into Class A common stock upon consummation of a Business Combination Event on a one-for-one basis, subject to certain adjustments. On August 13, 2019 and September 16, 2019, we effected a 1.1 for 1 stock dividend and a 1.109091 for 1 stock dividend, respectively, for each share of Class B common stock outstanding. The number of Founder Shares issued was determined based on the expectation that such Founder Shares would represent 20% of the outstanding shares upon completion of the IPO (excluding the Initial Stockholder Units purchased by the Apex Initial Stockholder in a private placement that closed simultaneously with our IPO, and underlying securities).

The Founder Shares included an aggregate of up to 1,143,750 shares subject to forfeiture to the extent that the IPO underwriters’ over-allotment option was not exercised in full or in part, so that the Sponsor would own, on an as-converted basis, 20% of our issued and outstanding shares after the IPO (excluding the Apex Class A Common Stock underlying the Apex Units). In connection with the underwriters’ partial exercise of the over-allotment option and the forfeiture of the remaining over-allotment option, 18,750 Founder Shares were forfeited and 1,125,000 Founder Shares are no longer subject to forfeiture, resulting in an aggregate of 8,750,000 Founder Shares issued and outstanding as of December 31, 2020.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination Event or (B) subsequent to a Business Combination Event, (x) if the last sale price of the Apex Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Related Party Loans

On June 25, 2019, the Sponsor loaned us an aggregate of up to $300,000 to cover expenses related to the IPO (the “Promissory Note”). The Promissory Note was non-interest bearing and payable on the earlier of December 31, 2019 or the completion of the IPO. Outstanding borrowings amounting to $275,000 under the Promissory Note were repaid upon the consummation of the IPO.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If we complete a Business Combination Event, we would repay the Working Capital Loans out of the proceeds of the Trust Account released to us. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination Event does not close, we may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination Event, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into units upon consummation of the Business Combination Event at a price of $10.00 per unit. The units would be identical to the Apex Units. There are no borrowings outstanding as of December 31, 2020 and December 31, 2019 and March 31, 2021.

Administrative Support Agreement

We entered into an agreement whereby, commencing on September 16, 2019 through the earlier of our consummation of a Business Combination Event and our liquidation, we will pay an affiliate of the Sponsor a total of $15,000 per month for office space, utilities and secretarial and administrative support. For the year ended December 31, 2020 and for the period from April 5, 2019 (inception) through December 31, 2019, we incurred and paid $180,000 and $50,500 in fees for these services, respectively.

Critical Accounting Policies and Significant Judgments and Estimates

This discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. In accordance with GAAP, we base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. We have identified the following critical accounting policies:

Warrant Liability

We account for the warrants issued in connection with our Initial Public Offering in accordance with the guidance contained in ASC 815-40-15-7D under which the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, we classify the warrants as liabilities at their fair value and adjust the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The fair value of the warrants was estimated using a Monte Carlo simulation approach.

Common Stock Subject to Possible Redemption

We account for our common stock subject to possible conversion in accordance with the guidance in ASC 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of our condensed balance sheets.

Net Loss Per Common Share

We apply the two-class method in calculating loss per share. Common stock subject to possible redemption which is not currently redeemable and is not redeemable at fair value, has been excluded from the calculation of basic net loss per common share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. Our net loss is adjusted for the portion of loss that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not our income or losses.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on our condensed financial statements.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Apex has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, Apex, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of Apex’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Income Taxes

We follow the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Restatement of Previously Issued Financial Statements

On April 22, 2021, we revised our prior position on accounting for warrants and concluded that our previously issued financial statements as of and for the year ended December 31, 2020; as of December 31, 2019 and for the period April 5, 2019 (inception) through December 31, 2019; as of September 19, 2019; and as of and for the periods ended September 30, 2019, March 31, 2020, June 30, 2020 and September 30, 2020 should not be relied on because of a misapplication in the guidance on warrant accounting. However, the non-cash adjustments to the financial statements do not impact the amounts previously reported for our cash and cash equivalents, total assets, revenue or cash flows.

Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) during the most recent fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.) In light of the restatement of our financial statements included in this Amendment, we plan to enhance our processes to identify and appropriately apply applicable accounting requirements to better evaluate and understand the nuances of the complex accounting standards that apply to our financial statements. Our plans at this time include providing enhanced access to accounting literature, research materials and documents and increased communication among our personnel and third-party professionals with whom we consult regarding complex accounting applications. The elements of our remediation plan can only be accomplished over time, and we can offer no assurance that these initiatives will ultimately have the intended effects.

CERTAIN APEX RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

As used in this section, unless the context suggests otherwise, “we,” “us,” “our,” “Company,” or “Apex” refer to Apex Technology Acquisition Corporation.

Founder Shares

During the year ended December 31, 2019, the Sponsor purchased 7,187,500 shares of Apex Class B Common Stock for an aggregate price of $25,000. These shares will automatically convert into shares of Class A Common Stock upon consummation of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Apex Class A Common Stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the IPO and related to the closing of a Business Combination, the ratio at which shares of Apex Class B Common Stock shall convert into shares of Apex Class A Common Stock will be adjusted (unless the holders of a majority of the outstanding shares of Apex Class B Common Stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the total number of shares of Apex Class A Common Stock issuable upon conversion of all shares of Apex Class B Common Stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the IPO (not including shares of Apex Class A Common Stock underlying the Apex Units) plus all shares of Apex Class A Common Stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent warrants issued, or to be issued, to any seller in a Business Combination, any private placement equivalent securities issued to the Sponsor or its affiliates upon conversion of loans made to the Company).

These shares of Apex Class B Common Stock included an aggregate of up to 1,143,750 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Sponsor would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the IPO (excluding Apex Class A Common Stock underlying the Apex Units). In connection with the underwriters’ partial exercise of the over-allotment option and the forfeiture of the remaining over-allotment option, 18,750 of these shares of Apex Class B Common stock were forfeited and 1,125,000 such shares are no longer subject to forfeiture, resulting in an aggregate of 8,750,000 shares of Apex Class B Common Stock issued and outstanding as of December 31, 2019 and December 31, 2020.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of Apex Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which Apex completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of Apex’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Related Party Loans

On June 25, 2019, the Sponsor loaned Apex an aggregate of up to $300,000 to cover expenses related to the IPO (the “Promissory Note”). The Promissory Note was non-interest bearing and payable on the earlier of December 31, 2019 or the completion of the IPO. Outstanding borrowings amounting to $275,000 under the Promissory Note were repaid upon the consummation of the IPO.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of Apex’s officers and directors may, but are not obligated to, loan Apex funds as may be required (“Working Capital Loans”). If Apex completes a Business Combination, Apex would repay the Working Capital Loans out of the proceeds of the Trust Account released to Apex. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into units upon consummation of the Business Combination at a price of $10.00 per unit. The units would be identical to the Apex Units. There are no borrowings outstanding as of December 31, 2020 and December 31, 2019.

Administrative Support Agreement

Apex entered into an agreement whereby, commencing on September 16, 2019 through the earlier of the Apex’s consummation of a Business Combination and its liquidation, Apex will pay an affiliate of the Sponsor a total of $15,000 per month for office space, utilities and secretarial and administrative support. For the year ended December 31, 2020 and for the period from April 5, 2019 (inception) through December 31, 2019, Apex incurred and paid $180,000 and $50,500 in fees for these services, respectively.

Related Person Transactions Policy Following the Business Combination

Upon the consummation of the Business Combination, the Combined Company Board will adopt a written related person transactions policy that sets forth the Combined Company’s policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of the Combined Company’s policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Combined Company or any of its subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.

Transactions involving compensation for services provided to the Combined Company as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of the Combined Company’s voting securities (including the Combined Company Common Stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of the Combined Company’s voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to the Combined Company’s audit committee (or, where review by the Combined Company’s audit committee would be inappropriate, to another independent body of the Combined Company Board) for review. To identify related person transactions in advance, the Combined Company will rely on information supplied by the Combined Company’s executive officers, directors and certain significant stockholders. In considering related person transactions, the Combined Company’s audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

•	The risks, costs, and benefits to the Combined Company;

•	The impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	The terms of the transaction;

•	The availability of other sources for comparable services or products; and

•	The terms available to or from, as the case may be, unrelated third parties.

The Combined Company’s audit committee will approve only those transactions that it determines are fair to us and in the Combined Company’s best interests. All of the transactions described above were entered into prior to the adoption of such policy.

MANAGEMENT AFTER THE BUSINESS COMBINATION

Executive Officers and Directors After the Business Combination

Upon the consummation of the Business Combination, the business and affairs of the Combined Company will be managed by or under the direction of its board of directors. It is expected that the directors and executive officers of the Combined Company upon the consummation of the Business Combination will include the following:

Name	Age*	Position
Executive Officers
Xunkai Gong	58	Executive Chairman
Tianyi Jiang	46	Chief Executive Officer
Brian Brown	48	Chief Operating Officer and General Counsel
Sophia Wu	45	Chief Financial Officer
Andy Yong	54	Chief Investment Officer
Non-Employee Directors
Stephen CuUnjieng(1)(2)(3)	61	Director
Jeff Teper(1)(2)	56	Director
John Ho(1)(3)	44	Director
Jeff Epstein(2)(3)	64	Director

*	As of March 1, 2021.
(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

Executive Officers

Xunkai Gong has served as AvePoint’s Chairman and Chief Executive Officer since its incorporation in 2001. Mr. Gong holds a master’s degree in computer engineering from University of Chinese Academy of Sciences, a master’s degree in computer science from Southern University and Agricultural and Mechanical College at Baton Rouge, and a bachelor’s degree in electrical and electronics engineering from Dalian University of Technology. We believe Mr. Gong is qualified to serve as a member of the Combined Company Board due to technical experience and leadership of AvePoint for the last twenty years.

Tianyi Jiang has served as AvePoint’s Co-Chief Executive Officer since 2008 and as a director since 2005. Dr. Jiang holds doctorate and master’s degrees in Data Mining from New York University in addition to a bachelor’s degree and master’s degree in Electrical and Computer Engineering from Cornell University. We believe Dr. Jiang is qualified to serve as a member of the Combined Company Board because of his executive leadership experience and extensive experience in the fields of cloud computing and SaaS.

Brian Brown has served as AvePoint’s Chief Operating Officer, General Counsel and a director since 2004. Mr. Brown holds a bachelor’s degree from the University of Michigan and a Juris Doctor from Michigan State University. We believe Mr. Brown is qualified to serve as a member of the Combined Company board of directors because of his executive leadership experience, extensive legal background, familiarity with SaaS company operations and acumen with respect to international entity formation and operations.

Sophia Wu has served as AvePoint’s Chief Financial Officer since August 2020. Ms. Wu served as AvePoint’s SVP of Finance from April 2018 through August 2020. From December 2015 to March 2018, Ms. Wu traveled and pursued opportunities outside her finance career. Ms. Wu holds a master’s degree in Accounting from the State University of New York at Albany and a bachelor’s degree in international business administration from Shanghai University of Finance and Economics. She has been a Certified Public Accountant in the State of New York since 2004.

Andy Yong has served as AvePoint’s Chief Investment Officer since February 2020. Mr. Yong was the head of private wealth management for HL Bank Singapore from December 2017 to November 2019 and the head of private clients (Asia) for Hawksford Trust Pte Limited from April 2017 to November 2017. Mr. Yong was the senior advisor for Fairfield Advisory, Inc. from September 2015 to December 2017. Mr. Yong holds an MBA from Southern Illinois University, a bachelor‘s degree in Accountancy from the University of Idaho and a bachelor’s degree in Finance from Northern Illinois University.

Non-Employee Directors

Jeff Epstein, Apex’s Co-Chief Executive Officer, Chief Financial Officer and Secretary since inception, has since 2011 been an operating partner with Bessemer Venture Partners, a venture capital firm, where he primarily works with chief executive and financial officers to create substantial operational improvements. From 2008 to 2011, Mr. Epstein was executive vice president and chief financial officer of Oracle Corporation, a global technology company. Prior to joining

Oracle, he served as chief financial officer of several public and private companies, including DoubleClick (sold to Google), King World Productions (sold to CBS) and Nielsen’s Media Measurement and Information Group. Earlier in his career, he was an investment banker at The First Boston Corporation. Today Mr. Epstein leads the CFO Advisory Board at Bessemer where more than 100 portfolio company CFOs meet in person and online to help each other improve their effectiveness. Mr. Epstein specializes in marketplaces and B2B software companies and co-teaches the Lean Launchpad class at Stanford University’s Graduate School of Engineering. Within the last five years he has served on the boards of directors of Kaiser Permanente, a non-profit healthcare company, Booking Holdings, an online provider of travel services, Twilio, a cloud communications platform, Shutterstock, a stock photography and stock footage provider, and several private companies. Mr. Epstein holds an MBA from the Stanford University Graduate School of Business, and a BA from Yale College. We believe Mr. Epstein is qualified to serve as a member of the Combined Company Board because of his extensive industry and finance experience.

Stephen CuUnjieng has served as a member of AvePoint’s board of directors since February 2020. Mr. CuUnjieng served as Chairman of Evercore Asia Limited, an investment firm, from 2011 to 2020. Mr. CuUnjieng currently serves as an independent director of First Philippine Holdings Corporation, a position he has held since May 2018, and previously served as an independent director at Aboitiz Equity Ventures from 2010 to May 2018. From 2008 to 2017, Mr. CuUnjieng served as an Adviser to the Board of SM Investments Corporation. Mr. CuUnjieng earned an MBA from the University of Pennsylvania and a bachelor’s degree as well as a bachelor of laws degree from Ateneo de Manila University. We believe Mr. CuUnjieng is qualified to serve as a member of the Combined Company Board because of his experience in finance and capital raising.

John Ho will serve as a member of the Combined Company Board following the consummation of the Business Combination. Since 2009, Mr. Ho has served as founder and chief industrialist investor of Janchor Partners. Mr. Ho has served as a non-executive director for Vocus Group Limited, a telecommunications company listed on the ASX, since January 2018. From April 2017 to December 2019, he served as chairman of the board of directors of Bellamy’s Organic, an organic infant milk formula and baby food company listed on the ASX. From July 2014 to July 2019, he served as deputy chairman, listing committee for the Hong Kong Exchanges and Clearing Limited. Mr. Ho received a bachelor of science degree in mathematics and a bachelor of commerce degree in finance from The University of New South Wales in Sydney, Australia. We believe Mr. Ho is qualified to serve as a member of the Combined Company Board because of his experience in finance and as a director of public companies.

Jeff Teper has served as a member of AvePoint’s board of directors since December 2014. Mr. Teper has worked at Microsoft Corporation since March 1992 and currently holds the title Corporate Vice President. Mr. Teper holds an MBA from Harvard Business School. He also holds a bachelor’s degree from New York University. We believe Mr. Teper is qualified to serve as a member of the Combined Company Board because of his executive leadership experience and extensive experience in the Microsoft ecosystem and his familiarity with the industry.

Family Relationships

There are no family relationships among any of the Combined Company’s directors or executive officers.

Board Composition

The Combined Company’s business and affairs will be organized under the direction of its board of directors. The board of directors of the Combined Company will meet on a regular basis and additionally as required.

In accordance with the terms of the Combined Company’s amended and restated bylaws, which will be effective upon the consummation of the Business Combination, Combined Company Board may establish the authorized number of directors from time to time by resolution. The Combined Company Board will consist of seven members upon the consummation of the Business Combination.

In accordance with the Proposed Certificate of Incorporation to be in effect following the Closing, the Combined Company Board will be divided into three classes with staggered three-year terms. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election, subject to his or her office being vacated sooner pursuant to the Combined Company’s amended and restated bylaws to be in effect upon the Closing.

Board Leadership Structure

The board of directors of the Combined Company will be chaired by Xunkai Gong.

Director Independence

Prior to the consummation of the Business Combination, the board of directors of Apex will undertake a review of the independence of each director. Based on information provided by each director concerning her or his background, employment and affiliations, it is expected that the board of directors of Apex will determine that none of the directors, other than Xunkai Gong, Tianyi Jiang and Brian Brown, has any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of the directors of the Combined Company, other than Messrs. Gong, Jiang and Brown, is “independent” as that term is defined under the Nasdaq listing standards. In making these determinations, the board of directors of Apex will consider the current and prior relationships that each non-employee director has with the Combined Company and all other facts and circumstances the board of directors of Apex deems relevant in determining their independence, including the beneficial ownership of securities of the Combined Company by each non-employee director and the transactions described in the section titled “Certain AvePoint Relationships and Related Party Transactions.”

Role of the Combined Company Board in Risk Oversight/Risk Committee

Upon the consummation of Business Combination, one of the key functions of the Combined Company Board will be informed oversight of the Combined Company’s risk management process. The Combined Company Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the Combined Company Board as a whole, as well as through various standing committees of the Combined Company Board that address risks inherent in their respective areas of oversight. In particular, the Combined Company Board will be responsible for monitoring and assessing strategic risk exposure and the Combined Company’s audit committee will have the responsibility to consider and discuss the Combined Company’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. The Combined Company’s compensation committee will also assess and monitor whether the Combined Company’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Board Committees

Upon the consummation of the Business Combination, the Combined Company Board will reconstitute its audit committee, compensation committee, and nominating and corporate governance committee. The Combined Company Board will adopt a new charter for each of these committees, which will comply with the applicable requirements of current SEC and Nasdaq rules. The Combined Company intends to comply with future requirements to the extent applicable. Following the consummation of the Business Combination, copies of the charters for each committee will be available on the investor relations portion of the Combined Company’s website.

Audit Committee

The audit committee will consist of John Ho, Stephen CuUnjieng and Jeff Teper, each of whom Apex’s board of directors has determined satisfies the independence requirements under Nasdaq listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chair of the audit committee will be John Ho, who Apex’s board of directors has determined is an “audit committee financial expert” within the meaning of SEC regulations. Each member of the audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, Apex’s board of directors has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.

The primary purpose of the audit committee will be to discharge the responsibilities of the board of directors with respect to the Combined Company’s corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee the independent registered public accounting firm. Specific responsibilities of the audit committee will include:

•	Helping the Combined Company Board oversee corporate accounting and financial reporting processes;

•	Managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit the financial statements;

•

Discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, the interim and year-end operating results;

•	Developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	Reviewing related person transactions;

•

Obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law; and

•	Approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

The compensation committee will consist of Jeff Epstein, Stephen CuUnjieng and Jeff Teper. The chair of the compensation committee will be Jeff Epstein. Apex’s board of directors has determined that each member of the compensation committee is independent under the Nasdaq listing standards and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The primary purpose of the compensation committee will be to discharge the responsibilities of the board of directors in overseeing the compensation policies, plans and programs and to review and determine the compensation to be paid to executive officers, directors and other senior management, as appropriate. Specific responsibilities of the compensation committee will include:

•	Reviewing and approving the compensation of the chief executive officer, other executive officers and senior management;

•	Administering the equity incentive plans and other benefit programs;

•

Reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for the executive officers and other senior management; and

•	Reviewing and establishing general policies relating to compensation and benefits of the employees.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee will consist of Stephen CuUnjieng, Jeff Epstein and John Ho. The chair of the nominating and corporate governance committee will be Stephen CuUnjieng. Apex’s board of directors has determined that each member of the nominating and corporate governance committee is independent under the Nasdaq listing standards.

Specific responsibilities of the nominating and corporate governance committee will include:

•	Identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on the Combined Company Board;

•	Considering and making recommendations to the board of directors regarding the composition and chairmanship of the committees of the Combined Company Board;

•	Developing and making recommendations to the board of directors regarding corporate governance guidelines and matters, including in relation to corporate social responsibility; and

•	Overseeing periodic evaluations of the performance of the Combined Company Board, including its individual directors and committees.

Compensation Committee Interlocks

None of the intended members of the Combined Company’s compensation committee has ever been an executive officer or employee of Apex, except for Mr. Epstein. None of the Combined Company’s intended executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the Combined Company Board or compensation committee.

Limitation on Liability and Indemnification of Directors and Officers

The Proposed Certificate of Incorporation, which will be effective upon consummation of the Business Combination, will limit a directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	For any transaction from which the director derives an improper personal benefit;

•	For any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	For any unlawful payment of dividends or redemption of shares; or

•	For any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and the amended and restated bylaws of the Combined Company provide that the Combined Company will, in certain situations, indemnify its directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, the Combined Company will enter into separate indemnification agreements with its directors and officers. These agreements, among other things, require the Combined Company to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of its directors or officers or any other company or enterprise to which the person provides services at its request.

The Combined Company plans to maintain a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Proposed Certificate of Incorporation and amended and restated bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors

Following the Closing, the Combined Company Board will adopt a Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all of the Combined Company’s employees, executive officers and directors. The Code of Conduct will be available at the investors section of the Combined Company’s website at www.avepoint.com. Information contained on or accessible through this website is not a part of this proxy statement/prospectus, and the inclusion of such website address in this proxy statement/prospectus is an inactive textual reference only. Any amendments to the Code of Conduct, or any waivers of its requirements, are expected to be disclosed on its website to the extent required by applicable rules and exchange requirements.

DESCRIPTION OF APEX’S SECURITIES

The following summary of the material terms of Apex’s securities prior to and following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read the Proposed Certificate of Incorporation and the proposed amended and restated bylaws to be in effect following the Business Combination in their entirety for a complete description of the rights and preferences of Apex’s securities following the Business Combination. The Proposed Certificate of Incorporation is described in “Proposal No. 2 — The Charter Proposals” and the full text of the proposed certificate, which includes the proposed amendments described in “Proposal No. 2 — The Charter Proposals” and eliminates the provisions of the Existing Certificate of Incorporation that terminate pursuant to their terms upon the Closing, is attached as Annex B to this proxy statement/prospectus. The full text of the proposed amended and restated bylaws to be in effect following the consummation of the Business Combination is filed as an exhibit to this proxy statement/prospectus.

Authorized and Outstanding Stock

The Proposed Certificate of Incorporation authorizes the issuance of 1,000,000,000 shares of common stock, $0.0001 par value per share and 20,000,000 shares of undesignated preferred stock, $0.0001 par value. The outstanding shares of Apex Capital Stock are, and the shares of Apex Common Stock issued in the Business Combination will be, duly authorized, validly issued, fully paid and non-assessable. As of the Record Date for the special meeting, there were                      shares of Apex Capital Stock held by stockholders of record, and no shares of preferred stock of Apex outstanding.

Combined Company Common Stock Following the Business Combination

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Combined Company Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of Combined Company Common Stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of Combined Company Common Stock will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on Combined Company Common Stock unless the shares of Combined Company Common Stock at the time outstanding are treated equally and identically.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the Combined Company Common Stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock, if any, have been satisfied.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to Combined Company Common Stock.

Election of Directors

Following the Business Combination, the Combined Company Board will be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. Unless required by applicable law at the time of election, there is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Apex Capital Stock Prior to the Business Combination

We are providing stockholders with the opportunity to redeem their shares upon the consummation of the Business Combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest but net of taxes payable, divided by the number of then outstanding Public Shares, subject to the limitations described herein. The Apex Initial Stockholder has agreed to waive its redemption rights with respect to all of the shares of Apex Capital Stock held by it at the closing of the IPO and the Apex Initial Stockholder has agreed to waive its redemption rights with respect to any Public Shares that it may have acquired during or after our IPO in connection with the completion of our Business Combination.

We will consummate the Business Combination only if a majority of the outstanding shares of Apex Capital Stock voted at the special meeting are voted in favor of the Business Combination Proposal. However, the participation of Apex’s officers, directors, advisors or their affiliates in privately-negotiated transactions (as described in this proxy statement/prospectus), if any, could result in the approval of the Business Combination even if a majority of the remaining stockholders vote, or indicate their intention to vote, against the Business Combination.

The Apex Initial Stockholder has agreed to vote its shares of Apex Capital Stock in favor of the Business Combination. Public stockholders may elect to redeem their Public Shares whether they vote for or against the Business Combination.

Pursuant to the Existing Certificate of Incorporation, if we are unable to complete our initial business combination by September 19, 2021 or obtain the approval of Apex stockholders to extend the deadline for us to consummate an initial business combination, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than 10 business days thereafter, subject to lawfully available funds therefor, redeem the Public Shares, at a per share price which is payable in cash and equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable by us) divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Our Apex Initial Stockholder, executive officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to (1) waive their redemption rights with respect to any common stock held by them in connection with the completion of our initial business combination or any amendment to the provisions of our Existing Certificate of Incorporation relating to our pre-initial business combination activity and related stockholders’ rights and (2) waive their rights to liquidating distributions from the Trust Account with respect to the shares of Apex Capital Stock of the Apex Initial Stockholder if we fail to complete our business combination within the prescribed timeframe (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold).

Holders of Apex Capital Stock have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Apex Capital Stock, except that we will provide our stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable by us), divided by the number of then outstanding Public Shares, subject to the limitations described herein.

Our board of directors is currently divided into three classes, each of which generally serves for a term of three years with only one class of directors being elected in each year. In accordance with the terms of the Existing Certificate of Incorporation, the classification of the board of directors expires on its terms upon consummation of the Business Combination.

Apex Initial Stockholder Shares

The Apex Initial Stockholder’s shares are identical to the shares of common stock sold in our IPO, and holders of these shares have the same stockholder rights as Public Stockholders, except that (A) the Apex Initial Stockholder, as well as our directors and officers, have agreed to waive their redemption rights with respect to all of the shares of Apex Capital Stock held by them at the closing of the IPO and the Apex Initial Stockholder has agreed to waive its redemption rights with respect to any Public Shares that it may have acquired during or after our IPO in connection with the completion of our Business Combination and (B) the Apex Initial Stockholder, and our directors and officers, have agreed to waive their redemption rights with respect to their shares of Apex Capital Stock if Apex fails to consummate an initial business combination by September 19, 2021, except that they will be entitled to redemption rights with respect to any Public Shares they hold if Apex fails to consummate a business combination within such time period. The Apex Initial Stockholder has agreed to vote its shares of Apex Capital Stock in favor of our initial business combination.

Pursuant to agreements entered into in connection with the IPO, the Apex Initial Stockholder’s shares, other than any Public Shares, are not transferable, other than (a) to our officers or directors, any affiliates or family members of any of our officers or directors or any affiliates of the Apex Initial Stockholders; (b) by gift to a member of one of the members of the Apex Initial Stockholder’s immediate family or to a trust, the beneficiary of which is a member of one of the members of the Apex Initial Stockholder’s immediate family, to an affiliate of the Apex Initial Stockholder or to a charitable organization; (c) by virtue of laws of descent and distribution upon death of one of the Apex Initial Stockholder’s members; (d) pursuant to a qualified domestic relations order; (e) in the event of our liquidation prior to our completion of our initial business combination; or (f) in the event of our completion of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our completion of our initial business combination; provided, however, that these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions. The shares of Apex Capital Stock held by the Apex Initial Stockholder will be released from the lock-up one year following closing of the initial business combination, except that, subsequent to the initial business combination, the such shares will be released earlier if the last sale price of Apex Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination. Notwithstanding the foregoing, the Apex Initial Stockholder’s shares will be released from the lock-up on the date on which we complete a liquidation, merger, stock exchange or other similar transaction after our initial business combination that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Preferred Stock

Our Existing Certificate of Incorporation provides, and the Proposed Certificate of Incorporation will provide, that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers and preferences, the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of preferred stock. The board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of Apex or the removal of existing management.

Apex has no preferred stock outstanding at the date hereof and will have no preferred stock outstanding immediately after the Closing.

Warrants

As of December 31, 2020, there were 17,905,000 Apex Warrants to purchase Apex Common Stock outstanding, consisting of 17,500,000 Public Warrants and 405,000 Private Warrants held by our Apex Initial Stockholder. Each Apex Warrant entitles the registered holder to purchase one share of Apex Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of our initial business combination. The Apex Warrants will expire at 5:00 p.m., New York City time, on the fifth anniversary of our completion of an initial business combination, or earlier upon redemption or liquidation.

Holders of our Public Warrants cannot pay cash to exercise of their Public Warrants unless we have an effective and current registration statement covering the issuance of the shares underlying such warrants and a current prospectus relating thereto. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. In the event of such cashless exercise, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the shares of common stock for the five trading days ending on the trading day prior to the date of exercise. The warrants will expire on the fifth anniversary of our completion of an initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Private Warrants, as well as any warrants underlying additional units we issue to the Apex Initial Stockholder, officers, directors or their affiliates in payment of working capital loans made to us, will be identical to the warrants underlying the units being offered by this prospectus except that such warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the Apex Initial Stockholder or its permitted transferees.

We may call the warrants for redemption (excluding the private warrants and any warrants underlying additional units issued to the Apex Initial Stockholder, officers, directors or their affiliates in payment of working capital loans made to us), in whole and not in part, at a price of $0.01 per warrant,

•	At any time after the warrants become exercisable;

•	Upon not less than 30 days’ prior written notice of redemption to each warrant holder;

•

If, and only if, the reported last sale price of the shares of common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the warrants become exercisable and ending on the third trading day prior to the notice of redemption to warrant holders; and

•	If, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for our warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the shares of common stock for the 5 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of at least a majority of the then outstanding Public Warrants and Private Warrants, if such modification or amendment is being undertaken prior to, or in connection with, the Closing, or warrants, if such modification or amendment is being undertaken after the Closing, in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices.

In addition, if (x) we issue additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by our board of directors, and in the case of any such issuance to the Apex Initial Stockholder or its affiliates, without taking into account any shares held by the Apex Initial Stockholder prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the “fair market value” (as defined below) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the fair market value or (ii) the price at which we issue the additional shares of common stock or equity-linked securities, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of (i) and (ii) above. The “fair market value” for this purpose shall mean the volume weighted average reported trading price of Apex Common Stock for the 20 trading days ending on the trading day prior to the date of the consummation of the Business Combination.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the office of the warrant agent, with the subscription form, as set forth in the warrant, duly executed, accompanied by full payment of the exercise price, by certified or official bank check payable to the order of the warrant agent, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 4.9% or 9.8% of the shares of common stock outstanding.

Dividends

We have not paid any cash dividends on our shares of common stock to date and do not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon our revenue and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board of directors does not anticipate declaring any dividends in the foreseeable future.

Certain Anti-Takeover Provisions of Delaware Law

Special Meeting of Stockholders

Our current bylaws provide that special meetings of our stockholders may be called only by a majority vote of our board of directors, by our president or by our chairman. The bylaws that will be in effect upon consummation of the Business Combination provide that special meetings of our stockholders may be called by the chairperson of our board of directors, our Chief Executive Officer and our board of directors pursuant to adoption of a resolution.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our current bylaws provide, and the bylaws to be in effect upon consummation of the Business Combination will provide, that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders must provide timely notice of their intent in writing. Our current bylaws, and the bylaws to be in effect upon consummation of the Business Combination, also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but Unissued Shares

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum Selection

The Existing Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware, except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction or (D) any action arising under the Securities Act, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel.

The Proposed Certificate of Incorporation that will be in effect upon consummation of the Business Combination will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for actions or proceedings brought under Delaware statutory or common law: (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a breach of fiduciary duty; (3) any action asserting a claim against us arising under the Delaware General Corporation Law; (4) any action regarding our amended and restated certificate of incorporation or our amended and restated bylaws; (5) any action as to which the Delaware General Corporate Law confers jurisdiction to the Court of Chancery of the State of Delaware; or (6) any action asserting a claim against us that is governed by the internal affairs doctrine. The Proposed Certificate of Incorporation will further provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision of the Existing Certificate of Incorporation and the Proposed Certificate of Incorporation will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder and therefore bring a claim in another appropriate forum. Additionally, we cannot be certain that a court will decide that this provision is either applicable or enforceable, and if a court were to find the choice of forum provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Limitation on Liability and Indemnification of Directors and Officers

The Existing Certificate of Incorporation and the Proposed Certificate of Incorporation provide that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law as it now exists or may in the future be amended. In addition, the Existing Certificate of Incorporation and the Proposed Certificate of Incorporation provide that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

We will also enter into agreements with our officers and directors to provide contractual indemnification. Our current bylaws permit, and the bylaws to be in effect upon the consummation of the Business Combination will permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We will purchase a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify the directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be negatively impacted to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the Business Combination, Apex will have 1,000,000,000 shares of Apex Common Stock authorized and, based on the assumptions set out elsewhere in this proxy statement/prospectus, up to 201,770,835 shares of Apex Common Stock issued and outstanding, assuming:

•	that no Public Stockholders exercise their redemption rights; or

•	that up to 15,720,436 Public Shares are redeemed.

All of the shares of Apex Common Stock issued in connection with the Business Combination will be freely transferable by persons other than by Apex’s “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of the Apex Common Stock in the public market could negatively impact prevailing market prices of the Apex Common Stock.

Lock-up Agreements and Registration Rights

Pursuant to the terms of the Subscription Agreement, the Combined Company is obligated to file a registration statement to register the resale of the Apex Common Stock purchased by the PIPE Subscribers.

In connection with the Closing, the Key AvePoint Stockholders will enter into agreements the Lock-Up Agreements providing that they will not, subject to certain exceptions, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, any shares of Apex Common Stock held by them immediately after the Effective Time, any shares of Apex Common Stock issuable upon the exercise of options to purchase shares of Apex Common Stock held by them immediately after the Effective Time, or any securities convertible into or exercisable or exchangeable for Apex Common Stock held by them immediately after the Effective Time (including any shares of Apex Common Stock), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-Up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) until 180 days after the Closing. With respect to certain shares of Apex Common Stock held by Sponsor on behalf of Jeff Epstein and Brad Koenig immediately prior to the Effective Time, each of Jeff Epstein and Brad Koenig will enter into Lock-Up Agreements providing that they will not, subject to certain exceptions, Transfer any of their Apex Founder Lock-Up Shares until 12 months after the Closing and 50% of their Apex Founder Lock-Up Shares until 24 months after the Closing.

In connection with the Closing, that certain registration rights agreement dated September 16, 2019 will be amended and restated and Apex, the Sponsor, Cantor and the Key Company Stockholders (which includes the Sixth Street Holders) shall enter into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Combined Company will agree that, within 15 business days after the Closing, the Combined Company will file with the SEC (at the Combined Company’s sole cost and expense) the Resale Registration Statement, and Apex shall use commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as practicable after the filing thereof. Each of (i) the Sixth Street Holders and (ii) the other Key Company Stockholders on the one hand, and the Sponsor and Cantor on the other, may demand registration of their registrable securities by the Combined Company up to twice a year. Each such group of demanding holders may request to sell all or any portion of their registrable securities in an underwritten offering as long as the total offering price is expected to exceed in the aggregate $10 million. Parties subject to the Registration Rights Agreement will be entitled to unlimited piggyback registration rights.

For more information about the Lock-Up Agreement and Registration Rights, see the sections titled “Certain Agreements Related to the Business Combination — Lock-Up Agreement” and “Certain Agreements Related to the Business Combination — Registration Rights Agreement.”

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	The issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	The issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

The issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•

At least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement/prospectus, there are 35,810,000 shares of Apex Class A Common Stock issued and outstanding and 8,750,000 shares of Apex Class B Common Stock issued and outstanding. Of these shares, the 35,000,000 shares of Class A Common Stock sold in the IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 810,000 shares of Class A Common Stock owned by the Apex Initial Stockholder are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. All of the 8,750,000 shares of Apex Class B Common Stock were issued in a private placement exempt from registration under Section 4(a)(2) of the Securities Act and may not be sold, assigned or transferred by the Apex Initial Stockholder prior to the Closing. Under the Existing Certificate of Incorporation, upon the Closing, all outstanding shares of Apex Class B Common Stock are automatically convertible into shares of Apex Class A Common Stock on a one-for-one basis.

As of the date of this proxy statement/prospectus, there are a total of 17,905,000 Apex Warrants outstanding. Each warrant is exercisable for one share of Apex Common Stock, in accordance with the terms of the warrant agreement governing the Apex Warrants. 17,500,000 of these Apex Warrants are public warrants and are freely tradable, except for any warrants purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. In addition, we will be obligated to maintain an effective registration statement under the Securities Act covering the 17,500,000 shares of Apex Common Stock that may be issued upon the exercise of the public Apex Warrants.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding (i) the actual beneficial ownership of Apex Capital Stock as of December 31, 2020 (the “Ownership Date”), which is prior to the consummation of the Business Combination (pre-Business Combination) and (ii) expected beneficial ownership of Combined Company Common Stock immediately following the Closing (post-Business Combination) based on AvePoint’s capitalization table as of March 31, 2021, assuming that no Public Shares are redeemed, and alternatively that the maximum possible number of Public Shares (15,720,436 shares) are redeemed for an aggregate payment of approximately $158.1 million (based on the estimated per share redemption price of approximately $10.05 per share) from the Trust Account, by:

•	Each person who is, or is expected to be, the beneficial owner of more than 5% of issued and outstanding shares of Apex Capital Stock or of Combined Company Common Stock;

•	Each of our current executive officers and directors;

•	Each person who will become an executive officer or director of the Combined Company post-Business Combination; and

•	All executive officers and directors of Apex as a group pre-Business Combination and all executive officers and directors of the Combined Company post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days of the Ownership Date.

The beneficial ownership of shares of Apex Capital Stock pre-Business Combination is based on 44,560,000 shares of Apex Capital Stock (consisting of 35,810,000 shares of Apex Class A Common Stock, and 8,750,000 shares of Apex Class B Common Stock) issued and outstanding as of the Ownership Date.

The expected beneficial ownership of shares of the Combined Company Common Stock post-Business Combination assumes:

•	The issuance of 14,000,000 shares of Apex Common Stock to the PIPE Subscribers;

•

That 118,286,950 shares of Combined Company Common Stock are issued to AvePoint’s stockholders, not including any Combined Company Common Stock that may be issuable pursuant to the exercise of Exchanged Options; and

•	No exercise of the 17,500,000 Public Warrants or the 405,000 Private Placement Warrants that will remain outstanding post-Business Combination.

The expected beneficial ownership of shares of Combined Company Common Stock post-Business Combination Assuming No Redemption in the table below has been determined based upon the following assumptions: (i) no Public Stockholders exercise their redemption rights and (ii) that there will be 176,846,950 shares of Combined Company Common Stock outstanding. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the Ownership Date to be outstanding. We did not deem these shares to be outstanding, however, for the purpose of computing the percentage ownership of any other person.

The expected beneficial ownership of shares of Combined Company Common Stock post-Business Combination Assuming Maximum Redemption in the table below has been determined based upon the following assumptions: (i) that 15,720,436 Public Shares, the maximum possible number of redemptions which would permit the satisfaction of the $300 million minimum closing cash condition under the Business Combination Agreement to be satisfied without the need for additional investments, are redeemed for an aggregate payment of approximately $158.1 million (based on the estimated per share redemption price of approximately $10.05 per share based on the fair value of marketable securities held in the Trust Account as of March 31, 2021 of approximately $351.9 million) from the Trust Account and (ii) that there will be 161,126,514 shares of Combined Company Common Stock outstanding at Closing.

					After the Business Combination
	Before the Business Combination				Assuming No Redemption		Assuming Maximum Redemption
Name and Address of Beneficial Owner	Number of Shares of Apex Class A Common Stock	%	Number of Shares of Apex Class B Common Stock	%	Number of Shares of Combined Company Common Stock	%	Number of Shares of Combined Company Common Stock	%
Apex Technology Sponsor LLC(1)(2)(3)	657,500	1.84%	8,750,000	100%	9,407,500	5.32%	9,407,500	5.84%
Directors and Executive Officers of Apex(1):	—	—	—	—	—	—	—	—
Jeff Epstein(4)(5)	—	—	—	—	50,000	0.03%	50,000	0.03%
Brad Koenig(2)(5)	—	—	—	—	50,000	0.03%	50,000	0.03%
David Chao(4)	—	—	—	—	—	—	—	—
Peter Bell(4)	—	—	—	—	—	—	—	—
Donna Wells(4)	—	—	—	—	—	—	—	—
All Directors and Executive Officers of Apex as a Group (5 Individuals)(6)	657,500	1.84%	8,750,000	100%	9,507,500	5.38%	9,507,500	5.90%
Directors and Executive Officers of the Combined Company After Consummation of the Business Combination:
Xunkai Gong(7)	—	—	—	—	18,460,844	10.37%	18,460,844	11.37%
Tianyi Jiang(8)	—	—	—	—	15,435,864	8.67%	15,435,864	9.51%
Brian Brown(9)	—	—	—	—	392,602	0.22%	392,602	0.24%
Stephen CuUnjieng	—	—	—	—	—	—	—	—
Jeff Epstein(3)(5)	—	—	—	—	50,000	0.03%	50,000	0.03%
John Ho(10)	—	—	—	—	200,000	0.11%	200,000	0.12%
Jeffrey Teper(11)	—	—	—	—	264,024	0.15%	264,024	0.16%
Sophia Wu(12)	—	—	—	—	156,263	0.09%	156,263	0.10%
Andy Yong	—	—	—	—	—	—	—	—
All Directors and Executive Officers of the Combined Company as a Group (9 individuals)(13)	—	—	—	—	34,959,597	19.77%	34,959,597	21.70%
Five Percent Holders of the Combined Company After Consummation of the Business Combination:
Entities affiliated with Sixth Street(14)	—	—	—	—	28,451,543	16.09%	28,451,543	17.66%
AVPT, LLC(15)	—	—	—	—	14,076,965	7.96%	14,076,965	8.74%

(1)	Unless otherwise noted, the business address for each of the following entities or individuals is c/o Apex Technology Sponsor LLC, 533 Airport Blvd., Suite 400, Burlingame, CA 94010.
(2)

Each of our current officers, directors, director nominees and advisors is or will be, directly or indirectly, a member of our Sponsor. There are three managing members of our Sponsor, Brad Koenig, Alex Vieux and Steven Fletcher. Each manager has one vote, and the approval of two of the three managing members is required to approve an action of our sponsor. Under the so-called “rule of three”, if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting or dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. Based upon the foregoing, no individual managing member of our sponsor exercises voting or dispositive control over any of the securities held by our sponsor, even those in which he directly holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares. Each of our officers and directors is a member of our sponsor.

(3)

Assumes a maximum Cash Election Percentage of 12.678%. If the Cash Election Percentage were 0%, the holder’s ownership percentage of Apex Common Stock after the Business Combination would be approximately 5.27% assuming no redemption or approximately 5.78% assuming maximum redemption.

(4)	Does not include any shares held by our Sponsor. This individual is a member of our Sponsor, as described in footnote (2).

(5)

In connection with the PIPE, each of Brad Koenig and Jeff Epstein agreed to purchase of 50,000 shares of Apex Common Stock. These numbers are calculated without regard to Mr. Koenig’s or Mr. Epstein’s membership interest in Apex Technology Sponsor LLC.

(6)

Assumes a maximum Cash Election Percentage of 12.678%. If the Cash Election Percentage were 0%, the group’s ownership percentage of Apex Common Stock after the Business Combination would be approximately 5.32% assuming no redemption, or approximately 5.84% assuming maximum redemption.

(7)

Consists of (i) 17,219,505 shares of Combined Company Common Stock to be issued in exchange for outstanding pre-Closing AvePoint Common Stock at the Closing and (ii) 1,241,339 shares of Combined Company Common Stock issuable pursuant to AvePoint Options exercisable within 60 days of the Ownership Date. The 17,219,505 shares include (i) 4,285,365 shares held by Mr. Gong’s affiliate Giocoso Holdings LLC, (ii) 720,175 shares held by Mr. Gong’s affiliate Cadenza Holdings LLC and (iii) 214,266 shares held by Mr. Gong’s affiliate Vivace Holdings LLC, each of which Mr. Gong may be deemed to beneficially own, as well as 1,799,737 shares held by The Purple Harbor Trust, for which Mr. Gong is the trustee and 1,799,737 shares held by The Purple Cove Trust, for which Mr. Gong is the trustee. Mr. Gong holds sole voting and dispositive power with respect to the shares held of record by each trust. Assumes a maximum Cash Election Percentage of 12.678%. If the Cash Election Percentage were 0%, the holder’s ownership percentage of Apex Common Stock after the Business Combination would be approximately 10.26% assuming no redemption or approximately 11.25% assuming maximum redemption. Assuming a maximum Cash Election Percentage of 12.678%, Mr. Gong and his affiliated entities and trusts will receive approximately $20.0 million in cash consideration. If the Cash Election Percentage were 0%, Mr. Gong and his affiliated entities and trusts would receive approximately $20.0 million in cash consideration.

(8)

Consists of (i) 14,274,741 shares of Combined Company Common Stock to be issued in exchange for outstanding pre-Closing AvePoint Common Stock at the Closing and (ii) 1,161,123 shares of Combined Company Common Stock issuable pursuant to AvePoint Options exercisable within 60 days of the Ownership Date. The 14,274,741 shares include 4,432,142 shares held by Mr. Jiang’s affiliate River Valley Ltd. and 2,380,544 shares held by Red Kite LLC, which Mr. Jiang may be deemed to beneficially own. Assumes a maximum Cash Election Percentage of 12.678%. If the Cash Election Percentage were 0%, the holder’s ownership percentage of Apex Common Stock after the Business Combination would be approximately 8.59% assuming no redemption or approximately 9.41% assuming maximum redemption. Assuming a maximum Cash Election Percentage of 12.678%, Mr. Jiang and his affiliated entities will receive $15.0 million in cash consideration. If the Cash Election Percentage were 0%, Mr. Jiang and his affiliated entities would receive approximately $15.0 million in cash consideration.

(9)

Consists of (i) 90,198 shares of Combined Company Common Stock to be issued in exchange for outstanding pre-Closing AvePoint Common Stock at the Closing and (ii) 302,404 shares of Combined Company Common Stock issuable pursuant to AvePoint Options exercisable within 60 days of the Ownership Date. Assumes a maximum Cash Election Percentage of 12.678%. If the Cash Election Percentage were 0%, the holder’s ownership percentage of Apex Common Stock after the Business Combination would be approximately 0.22% assuming no redemption or approximately 0.24% assuming maximum redemption. Assuming a maximum Cash Election Percentage of 12.678%, Mr. Brown and his affiliated entities will receive approximately $10.0 million in cash consideration. If the Cash Election Percentage were 0%, Mr. Brown and his affiliated entities would receive approximately $10.0 million in cash consideration.

(10)

Consists of 200,000 shares of Combined Company Common Stock purchased in the PIPE. Assumes a maximum Cash Election Percentage of 12.678%. If the Cash Election Percentage were 0%, the holder’s ownership percentage of Apex Common Stock after the Business Combination would be approximately 0.11% assuming no redemption, or approximately 0.12% assuming maximum redemption.

(11)

Assumes a maximum Cash Election Percentage of 12.678%. If the Cash Election Percentage were 0%, the holder’s ownership percentage of Apex Common Stock after the Business Combination would be approximately 0.15% assuming no redemption or approximately 0.16% assuming maximum redemption.

(12)

Consists of 156,263 shares of Combined Company Common Stock issuable pursuant to AvePoint Options exercisable within 60 days of the Ownership Date. Assumes a maximum Cash Election Percentage of 12.678%. If the Cash Election Percentage were 0%, the holder’s ownership percentage of Apex Common Stock after the Business Combination would be approximately 0.09% assuming no redemption or approximately 0.10% assuming maximum redemption.

(13)

Assumes a maximum Cash Election Percentage of 12.678%. If the Cash Election Percentage were 0%, the group’s ownership percentage of Apex Common Stock after the Business Combination would be approximately 19.57% assuming no redemption or approximately 21.46% assuming maximum redemption.

(14)

Consists of shares of Combined Company common stock issued upon exchange for shares of Series C Convertible Preferred shares of AvePoint held by Avatar Investment Opportunities, LLC, Avatar Investment Solutions (A), LLC and Avatar Investment Solutions 1, LLC. Redwood IV Finance 1, LLC is the managing member of Avatar Investment Opportunities, LLC. TCS Finance (A), LLC is the managing member of Avatar Investment Solutions (A), LLC. TCS Finance 1, LLC is the managing member of Avatar Investment Solutions 1, LLC. TSSP Opportunities GenPar IV, L.P. is the manager of Redwood IV Finance 1, LLC. TSSP Capital Solutions GenPar, L.P. is the manager of each of TCS Finance (A), LLC and TCS Finance 1, LLC. Each of TSSP Opportunities GenPar IV, L.P. and TSSP Capital Solutions GenPar, L.P. is ultimately indirectly controlled by Alan Waxman. The address for each of these entities is 2100 McKinney Avenue, Suite 1500, Dallas, Texas 72501. The principal business address for Mr. Waxman is c/o Sixth Street Partners, LLC, 345 California Street, Suite 3300, San Francisco, CA 94104. Assumes a maximum Cash Election Percentage of 12.678%. If the Cash Election Percentage were 0%, the holder’s ownership percentage of Apex Common Stock after the Business Combination would be approximately 15.93% assuming no redemption or approximately 17.47% assuming maximum redemption. Assuming a maximum Cash Election Percentage of 12.678%, entities affiliated with Sixth Street will receive approximately $135.0 million in cash consideration. If the Cash Election Percentage were 0%, entities affiliated with Sixth Street would receive approximately $135.0 million in cash consideration.

(15)

Consists of 14,076,965 shares of Combined Company Common Stock to be issued in exchange for outstanding pre-Closing AvePoint Common Stock at the Closing. Xunkai Gong and Tianyi Jiang are the controlling members of AVPT Manager, LLC, which exercises voting and dispositive power over the shares owned by AVPT, LLC. Mr. Gong and Mr. Jiang disclaim beneficial ownership of these securities except to the extent of any pecuniary interest therein. The principal address of AVPT, LLC is 901 East Byrd Street, Suite 900, Richmond, VA 23219. Assumes a maximum Cash Election Percentage of 12.678%. If the Cash Election Percentage were 0%, the holder’s ownership percentage of Apex Common Stock after the Business Combination would be approximately 7.88% assuming no redemption or approximately 8.64% assuming maximum redemption. Assuming a maximum Cash Election Percentage of 12.678%, AVPT, LLC will receive approximately $20.0 million in cash consideration. If the Cash Election Percentage were 0%, AVPT, LLC would receive approximately $20.0 million in cash consideration. Prior to the closing of the Business Combination, AVPT, LLC may liquidate and dissolve and distribute its shares of AvePoint Common Stock to its members.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Price Range of Apex Securities

The following table shows, for the periods indicated, the high and low sales prices per share of the Apex Units, Apex Common Stock and Apex Warrants as reported by Nasdaq. Prior to November 5, 2019, there was no established public trading market for Apex’s securities.

	Units		Common Stock		Warrants
2020 Quarter Ended:	High	Low	High	Low	High	Low
March 31	$11.89	$9.60	$10.53	$9.13	$1.75	$0.50
June 30	$11.48	$9.90	$10.74	$9.63	$1.99	$0.82
September 30	$12.42	$10.50	$11.41	$10.01	$2.76	$1.15
December 31	$23.47	$10.56	$17.90	$10.06	$5.47	$1.28

2021 Quarter Ended:
March 31	$20.00	$11.80	$17.78	$10.50	$5.05	$2.01
June 30 (through May 18)	$12.98	$11.01	$12.29	$9.86	$3.36	$1.79

AvePoint Securities

Historical market price information regarding AvePoint is not provided because there is no public market for AvePoint’s securities. See the section titled “AvePoint Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Dividends

Apex has not paid any cash dividends on the Apex Capital Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

ADDITIONAL INFORMATION

Submission of Future Stockholder Proposals

Apex’s board of directors is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

Apex does not expect to hold a 2021 annual meeting of stockholders because it will not be a separate public company if the Business Combination is completed. Alternatively, if Apex does not consummate an initial business combination by September 19, 2021 or obtain the approval of Apex stockholders to extend the deadline for Apex to consummate an initial business combination, Apex is required to begin the dissolution process provided for in the Existing Certificate of Incorporation. Apex will liquidate as soon as practicable following such dissolution and will conduct no annual meetings thereafter.

Legal Matters

The validity of the shares of Apex Common Stock to be issued in connection with the Business Combination will be passed upon by Latham & Watkins LLP.

Experts

The consolidated financial statements of AvePoint at December 31, 2020 and December 31, 2019, and for the years ended December 31, 2020, 2019 and 2018, included in this proxy statement/prospectus of Apex Technology Acquisition Corporation, which is referred to and made a part of this proxy statement/prospectus, have been audited by Crowe LLP (“Crowe”), an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Apex Technology Acquisition Corporation and Subsidiaries as of December 31, 2020 and 2019, and for the year ended December 31, 2020 and for the period from April 5, 2019 (inception) through December 31, 2019, appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as stated in their report thereon (which includes an explanatory paragraph relating to Apex Technology Acquisition Corporation and Subsidiaries’ ability to continue as a going concern) and included in this proxy statement/prospectus, in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

Crowe has informed AvePoint and AvePoint’s board of directors that two of its international associated entities, Crowe Horwath Osborne AB, or Crowe Sweden, and Crowe Horwath (NZ) Limited, or Crowe NZ, had been providing payroll payment services, or the Services, related to employee(s) in AvePoint’s Swedish branch, or AvePoint Sweden, and in AvePoint’s New Zealand subsidiary, or AvePoint NZ, since 2015. AvePoint Sweden had, depending on the date, one or two employees, and AvePoint NZ had one employee, during the periods in question. The Services are inconsistent with the auditor independence rules of the SEC and the Public Company Accounting Oversight Board. Crowe Sweden and Crowe NZ were paid less than $1,500 and $2,000 per annum for the Services, respectively. The provisioning of the Services was terminated in September 2020 for Crowe Sweden, and in November 2018 for Crowe NZ.

Crowe considered whether the matters noted above impacted its objectivity and ability to exercise impartial judgment with regard to its engagement as AvePoint’s auditors and has concluded that there has been no impairment of Crowe’s objectivity and ability to exercise impartial judgment on all matters encompassed within its audits. Crowe believed and currently believes that a reasonable investor with knowledge of all relevant facts and circumstances would reach the same conclusion. Based on the information provided by Crowe, after taking into consideration the facts and circumstances of the above matter and Crowe’s conclusion, AvePoint and AvePoint’s board of directors also concluded that Crowe’s objectivity and ability to exercise impartial judgment has not been impaired.

In reaching AvePoint’s respective conclusions, AvePoint, AvePoint’s board of directors and Crowe considered, among other factors, the following:

•

Crowe Sweden and Crowe NZ were paid $1,500 and $2,000 per annum for the Services, respectively, which are de minimis in light of AvePoint’s total operating expenses, as well as aggregate audit fees paid to Crowe;

•	AvePoint Sweden and AvePoint NZ are immaterial on a consolidated basis to AvePoint; and

•	No Crowe Sweden or Crowe NZ personnel who provided Services are members of the Crowe audit team.

Delivery of Documents to Stockholders

Pursuant to the rules of the SEC, Apex and servicers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement/prospectus. Upon written or oral request, Apex will deliver a separate copy of the proxy statement/prospectus to any stockholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement/prospectus may likewise request delivery of single copies of the proxy statement/prospectus in the future. Stockholders may notify Apex of their requests by calling or writing Apex at its principal executive offices at (619) 736-6855 and 533 Airport Blvd, Suite 400, Burlingame, CA 94010.

Transfer Agent; Warrant Agent and Registrar

The registrar and transfer agent for the shares of common stock of Apex, and the warrant agent for Apex Warrants, is Continental Stock Transfer & Trust Company. Apex has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

WHERE YOU CAN FIND MORE INFORMATION

Apex files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Apex’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the special meeting, you should contact us by telephone or in writing:

Apex Technology Acquisition Corporation

533 Airport Blvd

Suite 400

Burlingame, CA 94010

Attention: Secretary

Telephone: (619) 736-6855

You may also obtain these documents by requesting them in writing or by telephone from our proxy solicitor at:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, New York 10018

Toll-Free: (800) 322-2885

Call collect: (212) 929-5500

Email: proxy@mackenziepartners.com

If you are a stockholder of Apex and would like to request documents, please do so by                 , 2021 to receive them before the Apex special meeting of stockholders. If you request any documents from us, we will mail them to you by first class mail or another equally prompt means.

All information contained or incorporated by reference in this proxy statement/prospectus relating to Apex has been supplied by Apex, and all such information relating to AvePoint has been supplied by AvePoint. Information provided by either Apex or AvePoint does not constitute any representation, estimate or projection of any other party.

Neither Apex or AvePoint has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

TRADEMARK NOTICE

“AvePoint,” “DocAve,” AvePoint logos and other trademarks, service marks, and trade names of AvePoint are registered and unregistered marks of AvePoint, Inc.

AvePoint, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	March 31, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$64,565	$69,112
Short-term investments	1,256	992
Accounts receivable, net of allowance of $1,368 and $1,767 at March 31, 2021 and December 31, 2020, respectively	41,372	48,250
Prepaid rent	690	754
Prepaid expenses and other current assets	2,004	1,589

Total current assets	109,887	120,697
Property and equipment, net	2,651	2,663
Deferred contract costs	32,800	31,943
Long-term unbilled receivables	5,543	5,499
Other assets	8,841	8,252

Total assets	$159,722	$169,054

Liabilities, mezzanine equity, and stockholders’ deficiency
Current liabilities:
Accounts payable	$1,568	$774
Accrued expenses and other liabilities	17,660	26,245
Current portion of deferred revenue	64,932	65,203

Total current liabilities	84,160	92,222
Long-term portion of deferred revenue	8,289	9,485
Share-based awards classified as liabilities	44,516	43,502
Other non-current liabilities	3,602	3,658

Total liabilities	140,567	148,867
Commitments and contingencies (Note 10)
Mezzanine equity
Redeemable convertible preferred stock, $0.0001 par value; 10,895,226 shares authorized, 4,832,409 and 4,832,409 shares issued and outstanding with aggregate liquidation preferences of $400,317 and $403,361 at March 31, 2021 and December 31, 2020, respectively	192,184	183,390
Redemption value of common shares	24,891	25,074
Share-based awards	1,591	1,489
Redeemable noncontrolling interest	3,696	3,061

Total mezzanine equity	222,362	213,014
Stockholders’ deficiency:
Common stock, $0.0001 par value; 28,000,000 and 28,000,000 shares authorized, 11,640,181 and 11,513,451 shares issued and outstanding, at March 31, 2021 and December 31, 2020, respectively	12	12
Additional paid-in capital	108,972	105,159
Accumulated other comprehensive income	1,548	1,791
Accumulated deficit	(313,739)	(299,789)

Total stockholders’ deficiency attributable to AvePoint	(203,207)	(192,827)

Total liabilities, mezzanine equity, and stockholders’ deficiency	$159,722	$169,054

See accompanying notes.

AvePoint, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	For the Three Months Ended March 31,
	2021	2020
Revenue:
SaaS	$18,259	$10,243
Termed license and support	8,727	7,744
Services	5,916	7,579
Maintenance and OEM	5,409	6,005
Perpetual license	489	1,090

Total revenue	38,800	32,661
Cost of revenue:
SaaS	4,440	2,514
Termed license and support	273	472
Services	5,585	7,012
Maintenance and OEM	480	369

Total cost of revenue	10,778	10,367

Gross profit	28,022	22,294
Operating expenses:
Sales and marketing	19,301	14,041
General and administrative	10,292	5,158
Research and development	4,102	2,894
Depreciation and amortization	258	273

Total operating expenses	33,953	22,366

Loss from operations	(5,931)	(72)
Interest income, net	13	4
Other income (expense), net	(63)	(828)

Loss before income taxes	(5,981)	(896)
Income tax benefit	(1,039)	(167)

Net loss	$(4,942)	$(729)

Net income attributable to redeemable noncontrolling interest	(397)	—

Net loss attributable to AvePoint, Inc.	$(5,339)	$(729)
Deemed dividends on preferred stock	(8,794)	(7,735)

Net loss available to common shareholders	$(14,133)	$(8,464)

Net loss per share of common stock, basic and diluted	$(1.22)	$(0.87)

Weighted average of shares used in computing net loss per share of common stock, basic and diluted	11,594,532	9,705,383

See accompanying notes.

AvePoint, Inc. and Subsidiaries

Condensed Consolidated Statements of Comprehensive Loss

(In thousands)

(Unaudited)

	For the Three Months Ended March 31,
	2021	2020
Net loss	$(4,942)	$(729)
Other comprehensive income (loss)
Foreign currency translation adjustments	(243)	77

Other comprehensive income (loss)	(243)	77

Total comprehensive loss	$(5,185)	$(652)
Comprehensive income attributable to redeemable noncontrolling interests	(397)	—

Total comprehensive loss attributable to AvePoint, Inc	$(5,582)	$(652)

See accompanying notes.

AvePoint, Inc. and Subsidiaries

Condensed Consolidated Statements of Mezzanine Equity and Stockholders’ Deficiency

(In thousands, except share amounts)

(Unaudited)

	Convertible Preferred Stock		Redeemable Common Shares	Shared Based Awards	Total mezzanine equity	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Deficiency
	Shares	Amount	Amount	Amount	Amount	Shares	Amount
Balance, December 31, 2019	5,878,352	$182,656	$10,684	$1,291	$194,631	9,702,831	$10	$33,691	$(233,957)	$1,574	$(198,682)
Reclassification of share-based awards to temporary equity	—	—	—	(102)	(102)	—	—	102	—	—	102
Remeasurement of redemption value of common shares	—	—	(1,017)	—	(1,017)	—	—	—	1,017	—	1,017
Stock-based compensation expense	—	—	—	—	—	—	—	479	—	—	479
Remeasurement of redemption value of Series B preferred stock	—	1,363	—	—	1,363	—	—	—	(1,363)	—	(1,363)
Remeasurement of redemption value of Series C preferred stock	—	6,372	—	—	6,372	—	—	—	(6,372)	—	(6,372)
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	(729)	—	(729)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	77	77

Balance, March 31, 2020	5,878,352	$190,391	$9,667	$1,189	$201,247	9,702,831	$10	$34,272	$(241,404)	$1,651	$(205,471)

See accompanying notes

AvePoint, Inc. and Subsidiaries

Condensed Consolidated Statements of Mezzanine Equity and Stockholders’ Deficiency

(In thousands, except share amounts)

(Unaudited)

	Convertible Preferred Stock		Redeemable Common Shares	Shared Based Awards	Redeemable noncontrolling interest	Total mezzanine equity	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Deficiency
	Shares	Amount	Amount	Amount	Amount	Amount	Shares	Amount
Balance, December 31, 2020	4,832,409	$183,390	$25,074	$1,489	$3,061	$213,014	11,513,451	$12	$105,159	$(299,789)	$1,791	$(192,827)
Reclassification of share-based awards to temporary equity	—	—	—	102	—	102	—	—	(102)	—	—	(102)
Remeasurement of redemption value of common shares	—	—	(183)	—	—	(183)	—	—	—	183	—	183
Proceeds from exercise of options	—	—	—	—	—	—	126,730	0	1,125	—	—	1,125
Stock-based compensation expense	—	—	—	—	—	—	—	—	2,275	—	—	2,275
Remeasurement of redemption value of Series C preferred stock	—	8,794	—	—	—	8,794	—	—	—	(8,794)	—	(8,794)
Issuance of redeemable noncontrolling interest in EduTech	—	—	—	—	238	238	—	—	515	—	—	515
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	—	(4,942)	—	(4,942)
Net income attributable to noncontrolling interest	—	—	—	—	397	397	—	—	—	(397)	—	(397)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	(243)	(243)

Balance, March 31, 2021	4,832,409	$192,184	$24,891	$1,591	$3,696	$222,362	11,640,181	$12	$108,972	$(313,739)	$1,548	$(203,207)

See accompanying notes

AvePoint, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	For the Three Months Ended March 31,
	2021	2020
Operating activities
Net loss	$(4,942)	$(729)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	258	273
Foreign currency remeasurement (gain) loss	(71)	790
Provision for doubtful accounts	(393)	386
Stock-based compensation	3,289	75
Loss on disposal of property and equipment	1	—
Deferred income taxes	0	0
Changes in operating assets and liabilities:
Accounts receivable	6,224	7,559
Prepaid expenses and other current assets	(379)	246
Other assets	(969)	(276)
Accounts payable, accrued expenses and other liabilities	(7,419)	(9,007)
Deferred revenue	179	(1,473)
Accrued rent obligation	(43)	(101)

Net cash used in operating activities	(4,265)	(2,257)
Investing activities
Maturity (purchase) of short-term investments, net	(268)	705
Purchase of property and equipment	(266)	(107)

Cash provided by (used in) investing activities	(534)	598
Financing activities
Repayments of capital leases	(7)	(16)
Payments of transaction fees	(1,255)
Proceeds from stock option exercises	1,126	—
Proceeds from sale of common shares of subsidiary	753	—

Net cash provided by (used in) financing activities	617	(16)
Effect of exchange rate on cash	(365)	(526)

Net increase (decrease) in cash and cash equivalents	(4,547)	(2,201)
Cash and cash equivalents at beginning of period	69,112	12,162

Cash and cash equivalents at end of period	$64,565	$9,961

Supplemental disclosures of cash flow information
Cash received (paid) for:
Interest	$13	$3

Income taxes	$(304)	$(321)

Non-cash investing and financing activities
Fixed assets acquired under capital leases	$—	$20

See accompanying notes

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Unaudited)

1. Nature of Business and Organization

AvePoint, Inc. and its subsidiaries (“AvePoint” or, for the purposes of this ”Notes to Consolidated Financial Statements” section only, the “Company”) are a leading provider of enterprise collaboration and productivity software solutions. The Company develops, markets, and sells its suite of software solutions and services, primarily in North America, Europe, Australia, and Asia. The Company provides its customers with high-performance infrastructure management, compliance, data governance, mobility and productivity, online services and software solutions consulting. Many of the Company’s software solutions share an underlying architecture and include: DocAve Software Platform, DocAve Governance Automation, AvePoint Online Services, AvePoint Compliance Guardian, AvePoint Mobility and Productivity Software for SharePoint and Dynamics CRM, as well as customized business solutions, technical support, and services.

AvePoint, Inc. was incorporated as a New Jersey corporation on July 24, 2001, and redomiciled as a Delaware corporation in 2006. The Company’s headquarters are located in Jersey City, New Jersey, with additional offices in North America, Europe, Asia, Australia and the Middle East.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated balance sheet as of December 31, 2020, which has been derived from audited financial statements, and the unaudited interim condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the SEC for interim financial information and include the accounts of the Company. Certain information and disclosures normally included in consolidated financial statements prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”) have been condensed or omitted.

In the opinion of management, these financial statements contain all adjustments, consisting of normal recurring accruals, necessary to present fairly the financial position, results of operations and cash flows for the periods indicated. Operating results for the three months ended March 31, 2021 are not necessarily indicative of results that may be expected for any other interim period or for the year ending December 31, 2021.

These unaudited interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements as of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018 and the related notes included elsewhere in this proxy statement/prospectus.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the Company’s consolidated financial statements and accompanying notes. The Company bases its estimates and assumptions on historical experience and on various other assumptions that it believes are reasonable under the circumstances. The amounts of assets and liabilities reported in the Company’s consolidated balance sheets and the amounts of revenue and expenses reported for each of its periods presented are affected by estimates and assumptions, which are used for, but not limited to, the accounting for revenue recognition, allowance for doubtful accounts, deferred contract costs, income taxes and related reserves, stock-based compensation and accounting for research and development costs. Actual results could differ from those estimates. Actual results and outcomes may differ from management’s estimates and assumptions due to risks and uncertainties, including uncertainty in the current economic environment due to the outbreak of a novel strain of the coronavirus (“COVID-19”).

Foreign Currency

The Company has foreign operations where the functional currency has been determined to be the local currency, in accordance with FASB ASC 830, Foreign Currency Matters. Adjustments resulting from translating such foreign functional currency assets and liabilities into U.S. dollars, based on current exchange rates, are recorded as a separate component of stockholders’ deficiency under the caption, accumulated other comprehensive income. Revenue and expenses are translated using average rates prevailing during the period. Transaction gains and losses arising from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in other income (expense), net in the Company’s consolidated statements of operations. Transaction losses totaled $0.1 million and $0.9 million for the three months ended March 31, 2021 and 2020, respectively.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

(Unaudited)

Cash and Cash Equivalents

The Company maintains cash with several high credit-quality financial institutions. The Company considers all cash investments available with original maturities of three months or less to be cash equivalents. These investments are not subject to significant market risk. The Company maintains its cash and cash equivalents in bank accounts which, at times, exceed the federally insured limits. The Company has not experienced any losses in such accounts. The Company maintains cash balances used in operations at entities based in the People’s Republic of China, which imposes regulations that limit the ability to transfer cash out of the country. As of March 31, 2021 and December 31, 2020, the Company’s cash balances at these entities were $7.9 million and $6.8 million, respectively. For purposes of the consolidated statements of cash flows, cash includes all amounts in the consolidated balance sheets captioned cash and cash equivalents.

Deferred Sales Commissions

The Company defers sales commissions earned by its sales force that are considered to be incremental and recoverable costs of obtaining SaaS, termed license and support, service, perpetual license and maintenance contracts. The Company has structured commissions plans such that the commission rate paid on renewal contracts are less than those paid on the initial contract; therefore, it is determined that the renewal commissions are not commensurate with the initial commission. The Company determines the estimated average customer relationship period and average renewal term utilizing a portfolio approach. The amortization of commissions are included in sales and marketing expense in the consolidated statements of operations. Deferred costs are periodically reviewed for impairment.

Amortization of deferred sales commissions of $2.2 million and $2.5 million for the three months ended March 31, 2021 and 2020, respectively, is included as a component of sales and marketing expenses in the Company’s consolidated statements of operations. Deferred sales commissions recognized as a contract asset on the Company’s balance sheet was $32.8 million and $31.9 million at March 31, 2021 and December 31, 2020, respectively.

Revenue Recognition

The Company derives revenue from four primary sources: SaaS, termed license and support, services, and maintenance. Services include installation services, training and other consulting services.

The following table presents AvePoint’s revenue by source:

	For the Three Months Ended March 31,
	2021	2020
Revenue:
SaaS	$18,259	$10,243
Termed license and support	8,727	7,744
Services	5,916	7,579
Maintenance and OEM	5,409	6,005
Perpetual license	489	1,090

Total revenue	$38,800	$32,661

Termed license and support revenue for the three months ended March 31, 2021 and 2020 includes $5.7 million and $5.2 million of revenue recognized at a point of time, respectively.

Revenue deferred under contracts with customers as of March 31, 2021 and December 31, 2020 was $73.2 million and $74.7 million, respectively. Revenue recognized that was included in the opening deferred revenue balance was $22.9 million and $20.5 million for the three months ended March 31, 2021 and 2020, respectively.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

(Unaudited)

The opening and closing balances of the Company’s accounts receivable, net, deferred revenue and deferred sales commissions are as follows:

	Accounts receivable, net	Deferred revenue	Deferred sales commissions
	(in thousands)
Opening (January 1, 2020)	$43,619	$60,600	$28,351
Closing (December 31, 2020)	53,749	74,688	31,943
Increase/(decrease)	10,130	14,088	3,592

Opening (January 1, 2021)	$53,749	$74,688	$31,943
Closing (March 31, 2021)	46,915	73,221	32,800
Increase/(decrease)	(6,834)	(1,467)	857

There were no significant changes to the Company’s contract assets or liabilities during the year ended December 31, 2020 and the three months ended March 31, 2021 outside of its sales activities.

As of March 31, 2021, transaction price allocated to remaining performance obligations, which includes deferred revenue and amounts that will be invoiced and recognized as revenue in future periods, was $156.1 million, of which $120.1 million is related to SaaS and termed license and support revenue. AvePoint expects to recognize approximately 63% of this revenue over the next twelve months and the remainder thereafter.

Legal Proceedings

In the normal course of its business, the Company may be involved in various claims, negotiations and legal actions. Except for such claims that arise in the normal course of business, as of March 31, 2021, the Company is not a party to any other litigation for which a material claim is reasonably possible, probable or estimable.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to difference between financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled.

AvePoint recognizes liabilities for uncertain tax positions taken or expected to be taken in income tax returns. Accrued interest and penalties related to unrecognized tax benefits are recognized as part of the provision for income taxes. Judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and unrecognize tax benefits. In determining the need for a valuation allowance, the historical and projected financial performance of the operation that is recording a net deferred tax asset is considered along with any other pertinent information.

AvePoint files income tax returns in the U.S. federal jurisdiction, various states and foreign jurisdictions. The tax years 2016 through 2020 are open and subject to audit by US federal, state and local authorities. The tax years 2010 through 2020 are open and subject to audit by major foreign tax jurisdictions.

Redeemable Noncontrolling Interest

At March 31, 2021, the Company owned 76.09% and AEPL PTE. LTD. (“AEPL”) owned 23.91% of a subsidiary of the Company, AvePoint EduTech PTE. LTD. (“EduTech”). As part of AEPL’s investment in EduTech, the Company granted AEPL a put option which allows AEPL to cause the Company to repurchase AEPL’s shares in EduTech at any time between December 24, 2022 and December 24, 2023 at a price equal to AEPL’s initial investment. Consequently, the Company records redeemable noncontrolling interest as mezzanine equity in its consolidated statement of mezzanine equity and stockholders’ deficiency. At each reporting period, the Company increases the carrying amount of the redeemable noncontrolling interest by periodic accretions using the interest method so that the carrying amount will equal the redemption amount on the date that the put option becomes exercisable, and adjustments to the value are recorded as net income attributable to redeemable noncontrolling interest.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

(Unaudited)

Emerging Growth Company

Upon successful completion of the business combination discussed in the Subsequent Events section, AvePoint is expected to be considered an emerging growth company. Section 102(b)(1) of the Jobs Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company intends to elect not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815 — 40)” (“ASU 2020-06”). ASU 2020-06 simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The ASU is part of the FASB’s simplification initiative, which aims to reduce unnecessary complexity in U.S. GAAP. The amendments in this ASU are effective for public business entities, excluding entities eligible to be smaller reporting companies, for fiscal years beginning after December 15, 2021. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently evaluating the impact ASU 2020-06 will have on its financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (ASC 740): Simplifying the Accounting for Income Taxes (ASU 2019-12), which is intended to simplify various areas related to the accounting for income taxes and improve consistent application of ASC 740. The amendments in this ASU are effective for public business entities for fiscal years beginning after December 15, 2020. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption of the amendments is permitted, including adoption in any interim period for public business entities for periods for which financial statements have not yet been issued and all other entities for periods for which financial statements have not yet been made available for issuance. The Company is currently evaluating the impact of its pending adoption of ASU 2019-12 on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (ASC 842) and also issued subsequent amendments to the initial guidance: ASU 2017-13, ASU 2018-10, ASU 2018-11, ASU 2018-20, ASU 2019-01, ASU 2020-02, and ASU 2020-05 (collectively, ASC 842). ASC 842 requires companies to generally recognize on the balance sheet operating and financing lease liabilities and corresponding right-of-use assets. ASC 842 was effective for public business entities for fiscal years beginning after December 15, 2018. For all other for-profit entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. ASC 842 must be adopted using a modified retrospective method and its early adoption is permitted. The Company is currently evaluating the impact of adoption of this ASU on its consolidated financial statements. While the Company generally expects the financial records to be impacted by the requirements highlighted above, the Company cannot reasonably estimate the impact that adoption of the ASUs referenced in this announcement is expected to have on the financial statements at this time.

In January 2016, the FASB issued ASU 2016-13, “Financial Instruments — Credit Losses on Financial Instruments,” which replaces incurred loss methodology to estimate credit losses on financial instruments with a methodology that reflects expected credit losses. This amendment affects entities holding financial assets that are not accounted for at fair value through net income including trade receivables. The amendments in this ASU were effective for public business entities, excluding entities eligible to be smaller reporting companies, for fiscal years beginning after December 15, 2019. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2022. Early application of the amendments is permitted. The Company is currently evaluating the impact of adoption of this ASU on its consolidated financial statements. While the Company generally expects the financial records to be impacted by the requirements highlighted above, the Company cannot reasonably estimate the impact that adoption of the ASUs referenced in this announcement is expected to have on the financial statements at this time.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

(Unaudited)

3. Concentration of Credit Risk

The Company deposits its cash with financial institutions and, at times, such balances may exceed federally insured limits. No customer accounted for more than 10% of revenue for the three months ended March 31, 2021 and 2020 and no customer was more than 10% of accounts receivable at March 31, 2021 and December 31, 2020.

4. Accounts Receivable, Net

Accounts receivable, net, consists of the following components:

	March 31, 2021	December 31, 2020
	(in thousands)
Trade receivables	$26,111	$33,521
Current portion of unbilled receivables	16,629	16,496
Allowance for doubtful accounts	(1,368)	(1,767)

	$41,372	$48,250

5. Property and Equipment, Net

Property and equipment, net, consists of the following:

	March 31, 2021	December 31, 2020
	(in thousands)
Computer equipment	$4,229	$4,030
Leasehold improvements	2,603	2,633
Furniture and fixtures	879	887
Building	763	766
Office equipment	384	384
Software	244	245

	9,102	8,945
Less accumulated depreciation and amortization	(6,451)	(6,282)

	$2,651	$2,663

Accumulated depreciation and amortization includes the amortization expense relating to assets acquired under capital leases. Depreciation and amortization expense was $0.3 million for the three months ended March 31, 2021 and 2020. The Company evaluates the portion of depreciation and amortization expense attributable to cost of revenue based on organizational headcount directly attributable to the generation of revenue. Based on this evaluation, the Company has determined that depreciation and amortization attributable to cost of revenue is not material; therefore, the full expense has been recorded in operating expenses in the consolidated statements of operations.

6. Other Assets

Other assets consists of the following components:

	March 31, 2021	December 31, 2020
	(in thousands)
Deferred costs	$3,323	$2,089
Deferred tax asset	2,862	2,963
Security deposit	1,684	1,850
Long-term investments	607	900
Foreign income taxes receivable	146	147
Other	219	303

	$8,841	$8,252

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

(Unaudited)

7. Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities consists of the following components:

	March 31, 2021	December 31, 2020
	(in thousands)
Accrued compensation	$10,185	$16,738
Indirect taxes	1,891	2,571
Professional service fees	1,564	500
Cloud service fees	965	994
Accrued partner expenses	876	1,253
Income taxes payable	281	1,713
Current portion of capital lease and deferred rent	183	203
Other	1,715	2,273

	$17,660	$26,245

8. Line of Credit

On April 7, 2020 the Company signed a loan and security agreement with a bank for a revolving line of credit of up to $30.0 million. The line bears interest at a rate equal to LIBOR plus 3.5%. The line carries an unused fee of 0.5%. The line will mature on April 7, 2023 The Company is required to maintain a specified adjusted quick ratio and a minimum annual recurring revenue tested by the bank each quarter. The Company pledged, assigned and granted the bank a security interest in all shares, future proceeds and assets as a security for the performance of the loan and security agreement obligations. As of March 31, 2021, the Company is in compliance with all covenants under the line and had no borrowings outstanding under the line of credit.

9. Income Taxes

The Company computes its tax provision for interim periods by applying the estimated annual effective tax rate to year-to-date ordinary quarterly earnings. The tax expense or benefit related to significant unusual or infrequently occurring items that will be separately reported or reported net of their related tax effect, and are individually computed, is recognized in the interim period in which those items occur. In addition, the effect of changes in enacted tax laws or rates or tax status is recognized in the interim period in which the change occurs.

During the three months ended March 31, 2021 and March 31, 2020, the Company recorded income tax benefit of $1.0 million and $0.2 million, respectively. The Company’s effective tax rate differed from the U.S. federal statutory rate of 21% is primarily due to mix of pre-tax income (loss) results by jurisdictions taxed at different rates and changes in the valuation allowance for tax losses in certain foreign jurisdictions for which no benefit can be taken.

The Company’s effective tax rate may be subject to fluctuation during the year as new information is obtained, which may affect the assumptions used to estimate the annual effective tax rate, including factors such as the mix of forecasted pre-tax earnings in the various jurisdictions in which the Company operates, valuation allowances against deferred tax assets, the recognition and de-recognition of tax benefits related to uncertain tax positions, and changes in or the interpretation of tax laws in jurisdictions where the Company conducts business.

The Company is subject to tax examinations in various jurisdictions. As of March 31, 2021 and December 31, 2020, the total amount of federal and foreign unrecognized tax benefits was $5.4 million and $5.4 million, respectively, exclusive of interest and penalties. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as part of the provision for income taxes. As of March 31, 2021 and December 31, 2020, the Company had $1.3 million and $1.2 million, respectively, of accrued interest and penalties associated with unrecognized tax benefits. These amounts were included in other non-current liabilities in their respective years. As of March 31, 2021 and December 31, 2020, the total amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate was not material.

Based on information available as of March 31, 2021, it is reasonably possible that the total amounts of unrecognized tax benefit could decrease by approximately $4 million over the next 12 months as a result of filing amended tax returns and potential lapses of the applicable statutes of limitations.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

(Unaudited)

10. Commitments and Contingencies

Operating Leases

The Company is obligated under various non-cancelable operating leases for office space. The initial terms of the leases expire on various dates through 2027.

During the three months ended March 31, 2021 and 2020, total rent expense for facilities amounted to $1.5 million and $1.4 million, respectively. As of March 31, 2021, letters of credit have been issued in the amount of $0.5 million, as security for operating leases. The letters of credit are secured by certificates of deposit.

The future minimum rental payments for all long-term non-cancelable property leases are as follows:

Year Ending December 31:
(in thousands)
2021 (nine months)	4,396
2022	3,610
2023	2,301
2024	1,405
2025	667
2026	330
Thereafter	281

$12,990

Purchase Commitments

The Company has outstanding unconditional purchase commitments to procure licenses to use IT software from suppliers. These agreements are negotiated in consideration of the volume of transactions with select suppliers and the associated required transaction volumes are expected to be met through the normal course of business.

In June 2017, the Company signed an unconditional purchase commitment in the amount of $8.0 million payable based upon consumption from June 2017 to June 2020. No payments were made for the fiscal year ended 2018. For the fiscal year ended December 31, 2019 the Company made payments in the amount of $5.5 million under this agreement. The remainder of the commitment was paid in the fiscal year ended December 31, 2020, of which $1.7 million was paid in the three months ended March 31, 2020.

In April 2019, the Company signed an unconditional purchase commitment related to the use of Microsoft Office 365 in the amount of $2.1 million payable in three equal installments during 2019, 2020, and 2021. In May 2020, the Company signed an unconditional purchased commitment in the amount of $22.0 million to purchase IT solutions over a three-year term. Under this agreement, payments are made upon receipt of licenses and any remaining obligations due at the end of the three-year term in May 2023. Given the Company’s history of procuring similar products, it is expected that cash payments to the supplier will occur in 2021 and 2022 with any remaining amounts coming due in 2023. During the year ended December 31, 2019, the Company paid $0.7 million under the 2019 agreement. During the year ended December 31, 2020, the Company paid $0.7 million related to the 2019 agreement and $3.1 million under the 2020 agreement for a total of $3.8 million. During the three months ended March 31, 2021, the Company paid $2.7 million related to the 2020 agreement.

The Company is obligated to make the following future minimum payments under the non-cancelable terms of these contracts as of March 31, 2021:

Years ending December 31,
(in thousands)
2021 (nine months)	$10,497
2022	6,443
2023	—
2024	—
2025	—
2026	—
Thereafter	—

$16,940

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

(Unaudited)

Litigation

At this time, the Company is not party to any pending legal action that is estimated to have a material adverse effect on the business or related financial results.

11. Mezzanine Equity and Stockholders’ Deficiency

The Company has two classes of capital stock: common stock and preferred stock. The following summarizes the terms of the Company’s capital stock.

Common Stock

The Company is authorized to issue up to 28,000,000 shares of common stock at $0.001 par value, at March 31, 2021 and December 31, 2020.

There were 11,640,181 and 11,513,451 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively.

Convertible Contingently Redeemable Preferred Stock

At March 31, 2021 and December 31, 2020, the Company was authorized to issue up to 4,832,409 shares of Series C convertible preferred stock (the “Series C Preferred Stock” or “Preferred Stock”) at $0.001 par value. The Company had 4,832,409 shares issued and outstanding as of March 31, 2021 and December 31, 2020. The Series C Preferred Stock liquidation preference was $400.3 million and $403.4 million as of March 31, 2021 and December 31, 2020, respectively. In addition to the Series C Preferred Stock, at March 31, 2021, the Company was authorized to issue up to 3,326,340 shares of Series B-1 convertible preferred stock and 2,736,477 shares of Series B-2 convertible preferred stock. Although authorized for issuance, no shares of Series B-1 convertible preferred stock nor Series B-2 convertible preferred stock were issued and outstanding at March 31, 2021.

No dividends were declared related to the Preferred Stock in the three months ended March 31, 2021 and 2020.

The redemption value for the Preferred Stock was $400.3 million and $403.4 million at March 31, 2021 and December 31, 2020, respectively.

Redeemable Noncontrolling Interest

On December 24, 2020, AEPL, an unaffiliated entity, acquired a redeemable noncontrolling interest in EduTech through the contribution of 10.0 million Singapore Dollars, which represents an investment of $7.5 million. As of December 31, 2020, AvePoint owned a 77.78% interest in EduTech and AEPL owned a 22.22% interest in EduTech. On February 11, 2021, AEPL contributed an additional 1.0 million Singapore Dollars, which represents an additional investment of $0.8 million. At the transaction closing date, AvePoint owned a 76.09% interest in EduTech and AEPL owned a 23.91% interest in EduTech. As part of AEPL’s initial and subsequent investment in EduTech, the Company granted AEPL a put option which allows AEPL to cause the Company to repurchase AEPL’s shares in EduTech at any time between December 24, 2022 and December 24, 2023 at a price equal to AEPL’s initial and subsequent investment amounts. At each reporting period, the Company increases the carrying amount of the redeemable noncontrolling interest by periodic accretions using the interest

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

(Unaudited)

method so that the carrying amount will equal the redemption amount on the date that the put option becomes exercisable. These adjustments are recorded as net income attributable to redeemable noncontrolling interest. The rollforward of the balance of the redeemable noncontrolling interest is as follows:

Redeemable noncontrolling interest
(in thousands)
Beginning balance (December 31, 2020)	$3,061
Issuance of redeemable noncontrolling interest in EduTech	238
Net income (loss) attributable to redeemable noncontrolling interest	(178)
Other comprehensive income (loss) attributable to redeemable noncontrolling interest	0
Adjustment to present redemption value as of March 31, 2021	575

Ending balance (March 31, 2021)	$3,696

12. Stock-Based Compensation

The Company maintains an equity incentive plan established in 2006, the 2006 Equity Incentive Plan (the “2006 Plan”). Under the 2006 Plan, the Company may grant incentive stock options, non-qualified stock options and restricted stock to eligible recipients under the Plan which include employees, directors and consultants. To date, the Company has issued only stock options and restricted stock. On January 1, 2016, the Company adopted the 2016 Equity Incentive Plan (the “2016 Plan”), which replaces, on a go forward basis, the 2006 Plan. All ungranted equity reserved for issuance and not subject to outstanding awards under the 2006 Plan have been assumed by the 2016 Plan and no additional equity will be granted under the 2006 Plan. As of March 31, 2021, 2,243,877 shares remained for future awards under the 2016 Equity Incentive Plan. All outstanding stock awards granted under the 2006 Plan will remain subject to the 2006 Plan.

The Company records stock-based compensation in cost of revenue, sales and marketing, general and administrative and research and development. Stock-based compensation was included in the following line items:

	Three months ended March 31,
	2021	2020
	(in thousands)
Cost of revenue	$90	$(88)
Sales and marketing	1,111	(200)
General and administrative	1,991	288
Research and development	97	75

Total stock-based compensation	$3,289	$75

Stock Options

The compensation costs for stock option awards are accounted for in accordance with ASC 718, Compensation-Stock Compensation. Stock options vest over a four-year period and expire on the tenth anniversary of the date of award. Certain of the Company’s stock option awards (the “Officer Awards”) include a provision that may require the Company to redeem the vested portion of options at fair value in cash upon a separation of service initiated by the Company or upon death or disability of the holder. The Company has determined that the redemption feature requires the Officer Awards to be classified in temporary equity. For share-based payment arrangements with employees, the amount presented in temporary equity at each balance sheet date is based on the redemption provisions of the instrument and adjusted for the proportion of consideration received in the form of employee services. The shares underlying the Officer Awards are puttable to the Company upon certain conditions, such as death or disability of the Officer Awards recipients, which the Company has determined is not probable; therefore, the Company reclassifies the grant-date intrinsic value to mezzanine equity as the awards vest.

The Company’s stock option awards granted in the People’s Republic of China (the “PRC Awards”) contains a performance condition that states that the awards are only exercisable if the Company’s common shares are publicly traded and must be

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

(Unaudited)

exercised by a cashless sell-all transaction. When the exercise contingency is resolved, the PRC Awards will be classified as liabilities and recorded at fair value. In the period the exercise contingency is resolved US GAAP requires the immediate recognition of all previously unrecognized compensation since the original grant date. As a result, compensation expense recorded in the period that achievement is deemed probable could include a substantial amount of previously unrecorded compensation expense related to the prior periods. As of March 31, 2021 and December 31, 2020, there was $1.4 million in unrecognized compensation costs related to currently unexercisable awards.

In 2020, the Company granted certain executives stock option awards that contain both service and performance vesting conditions (the “Time and Performance Based Option”). The Time and Performance Based Option granted awards in three tranches. The Time-Based Option vests 25 percent one year after the grant date and, thereafter, in 12 successive equal quarterly installments measured from the first anniversary, subject to the grantee’s continuous service with the Company. The Performance-Based I Option vests contingent upon the Company meeting certain performance goals. The Performance-Based II Option vests contingent upon the grantee achieving certain goals. Both the Performance-Based I Option and Performance-Based II Option are subject to the grantee’s continuous service to the company and approval by the board of directors.

For the three months ended March 31, 2021 and 2020, the Company recorded stock-based compensation expense of $2.3 million and $0.5 million respectively, related to these options. These costs have been recorded in cost of revenue in the consolidated statements of operations.

As of March 31, 2021 and December 31, 2020, there was $22.6 million and $18.4 million, respectively, in unrecognized compensation costs related to non-vested awards.

At March 31, 2021, AvePoint had 3,835,972 options outstanding and 1,576,086 options exercisable with intrinsic values of $248.1 million and $112.5 million, respectively. During the three months ended March 31, 2021, 126,730 options were exercised with a total intrinsic value of $9.4 million.

Put and Call Options

On December 26, 2019, the Company granted put options, to certain of the Company’s management, to request a redemption of 358,188 shares of Common Stock (“Modified Common Stock”) or 592,399 shares underlying options to acquire Common Stock (Modified Options, collectively, “Eligible Shares”) during the period from March 25, 2025 to April, 2025 (the “Settlement Period”) or, if earlier, the 30 day period following a Qualifying Termination for a redemption price per share equal to the fair market value, as determined by the AvePoint’s Board of Directors; provided, that if a redemption request is delivered following a Qualifying Termination, the Company shall pay the redemption price during the Settlement Period unless the holders of Series C Preferred Stock consent to the payment of the redemption price by the Company within the 30 day period following the Qualifying Termination. In addition, the Company has a right to purchase all or any portion of the Eligible Shares at any time for a purchase price per share equal to the fair market value.

Temporary-equity classification is required if stock awards that would otherwise qualify for equity classification are subject to contingent redemption features that are not solely within the control of the issuer. The Company remeasures the Modified Common Stock at each balance sheet date based on the fair value of the Company’s shares and such remeasurements are reflected as an adjustment of the value in temporary equity. As of March 31, 2021 and December 31, 2020, the temporary equity balance related to the Modified Common Stock was $24.9 million and $25.1 million, respectively.

The fair values of Modified Options were estimated using a Black-Scholes option-pricing model with the following weighted-average assumptions at March 31, 2021 and December 31, 2020:

	March 31, 2021	December 31, 2020
Expected life	4.33 years	4.48 years
Expected volatility	44.02%	42.97%
Risk-free rate	0.78%	0.37%
Dividend yield	—	—

At March 31, 2021 and December 31, 2020, the liability balance related to Modified Options was $36.8 million and $36.8 million, respectively. For the three months ended March 31, 2021 and 2020, the Company recorded stock-based compensation expense and income of $0.8 million and $0.4 million, respectively, related to these options. These costs have been recorded in costs of revenue and operating expenses in the consolidated statements of operations.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

(Unaudited)

During the three months ended March 31, 2021, 12,000 options included in Modified Options were exercised. At March 31, 2021, 91,433 outstanding shares are liability-classified and are remeasured at fair value each period. At March 31, 2021 and December 31, 2020, the liability balance related to this common stock was $7.7 million and $6.7 million, respectively. For the three months ended March 31, 2021, the Company recorded stock-based compensation expense of $0.2 million related to this common stock.

13. Financial Instruments

Fair value is defined by ASC 820, Fair Value Measurement (ASC 820) as the price that would be received upon selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 establishes a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

•	Level 1 — Quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity can access at the measurement date.

•	Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•	Level 3 — Unobservable inputs for the asset or liability.

The Company’s short-term investments consisted primarily of certificate of deposits held by financial institutions. Certificates of deposits are classified as Level 2 assets in accordance with ASC 820. The balance of certificate of deposits was $1.3 million and $1.0 million as of March 31, 2021 and December 31, 2020.

14. Segment information

The Company operates in one segment. Its products and services are sold throughout the world, through direct and indirect sales channels. The Company’s chief operating decision maker (the “CODM”) is the Chief Executive Officer. The CODM makes operating performance assessment and resource allocation decisions on a global basis. The CODM does not receive discrete financial information about asset allocation, expense allocation or profitability by product or geography.

Revenue by geography are based upon the billing address of the customer. All transfers between geographic regions have been eliminated from consolidated revenue. No customers represented greater than 10% of revenue for the three months ended March 31, 2021 and 2020. The following table sets forth revenue by geographic area:

	Three months ended March 31,
	2021	2020
	(in thousands)
Revenue:
North America	$17,633	$13,073
EMEA	11,191	10,215
APAC	9,976	9,373

Total revenue	$38,800	$32,661

The North America region includes revenue from the United States and Canada. Revenue generated to customers based in the United States was $17.6 million and $13.0 million for the three months ended March 31, 2021 and 2020, respectively.

The following table sets forth property and equipment, net held within the United States, China and foreign countries:

	March 31, 2021	December 31, 2020
	(in thousands)
Property and equipment, net:
United States	$941	$976
China	1,184	1,219
Other	526	468

Total property and equipment, net	$2,651	$2,663

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

(Unaudited)

15. Loss Per Share

Basic loss per share available to AvePoint common shareholders (“EPS”) is computed by dividing net loss by the weighted average number of common shares outstanding for the period. In computing diluted EPS, the Company adjusts the denominator, subject to anti-dilution requirements, to include the dilution from potential shares of common stock resulting from outstanding share based payment awards and the conversion of convertible preferred shares.

	Three months ended March 31,
	2021	2020
	(in thousands, except share and per share amounts)
Numerator:
Net loss	$(4,942)	$(729)
Net income attributable to redeemable noncontrolling interest	(397)	—

Net loss attributable to AvePoint, Inc.	$(5,339)	$(729)
Deemed dividends on preferred stock	(8,794)	(7,735)

Total net loss available to common shareholders	$(14,133)	$(8,464)
Denominator:
Weighted average common shares outstanding	11,594,532	9,705,383

Basic loss per share available to common shareholders	$(1.22)	$(0.87)

To arrive at net loss available to common shareholders, the Company deducted net income attributable to the redeemable noncontrolling interest in EduTech and deemed dividends, which related to the redemption, extinguishment, and remeasurement of preferred stock.

For the three months ended March 31, 2021 and 2020, convertible preferred shares were anti-dilutive. In addition, the impact of outstanding employee stock option awards were deemed to be anti-dilutive given the Company’s net loss position. As such, basic loss per share is equal to diluted loss per share for the periods presented.

The following potentially dilutive securities outstanding have been excluded from the computation of diluted weighted-average shares outstanding because such securities has an antidilutive impact due to losses reported:

	March 31,
	2021	2020
Convertible preferred stock	4,832,409	4,832,409
Restricted stock	—	300,000
Stock options	3,835,972	2,843,786

Total potentially dilutive securities	8,668,381	7,976,195

16. Apex Technology Acquisition Corp. Merger

On November 23, 2020, Apex Technology Acquisition Corp., a Delaware corporation (“APXT”), along with Athena Technology Merger Sub, Inc., a Delaware corporation, and Athena Technology Merger Sub 2, LLC, a Delaware limited liability company (collectively with APXT referred to as “Apex”), and the Company have entered into a Business Combination Agreement dated as of November 23, 2020, as amended on December 30, 2020, March 8, 2021 and May 18, 2021 (the “Business Combination Agreement”). If the business combination is ultimately completed, the Company would effectively compromise all of Apex’s material operations.

In connection with the Business Combination Agreement, each of share of the Company’s Preferred Stock will be cancelled and converted into the right to receive a number of Apex common shares equal to the Per Share Preferred Stock Consideration as defined in the Business Combination Agreement, an amount in cash equal to the Per Share Preferred Cash Consideration as defined in the Business Combination Agreement, and any applicable per share contingent consideration. Additionally, the vested restricted stock and stock options held by certain of the Company’s named executives, as defined in the Business Combination Agreement, shall receive a per share amount less any applicable exercise price upon consummation of the business combination. The PRC Awards will be replaced and substituted for a new award pursuant to the Apex Equity Incentive Plan. All of the Company’s remaining share-based awards will be exchanged for an option to purchase Apex common shares. Outstanding shares of Apex common shares and the Company’s common shares will be converted into shares of the surviving corporation.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

(Unaudited)

17. Related Party Transactions

AvePoint has entered into indemnification agreements with its executive officers and directors. The indemnification agreements require AvePoint to indemnify its executive officers and directors to the fullest extent permitted by Delaware law.

18. Subsequent Events

The Company has evaluated subsequent events through May 18, 2021, which is the date the condensed consolidated financial statements were available for issuance.

APXT Share Purchase Program

On April 14, 2021, AvePoint announced that its Board of Directors has authorized a share purchase program pursuant to which AvePoint may purchase up to $20.0 million of Apex Technology Acquisition Corporation common stock until the date on which the SEC declares Apex’s S-4 Registration Statement effective. As the date of this filing AvePoint has purchased $1.6 million under this purchase program and does not intend to purchase any additional shares.

Report of Independent Registered Public Accounting Firm

Shareholders and the Board of Directors of AvePoint, Inc.

Jersey City, New Jersey

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of AvePoint, Inc. (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive loss, mezzanine equity and stockholders’ deficiency, and cash flows for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph - Change in Accounting Principle

As discussed in Note 2 to the financial statements, the Company has changed its method of accounting for revenue from contracts with customers and related contract costs in 2019 due to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606).

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Crowe LLP

We have served as the Company’s auditor since 2017.

New York, New York

March 10, 2021

AvePoint, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$69,112	$12,162
Short-term investments	992	3,307
Accounts receivable, net of allowance of $1,767 and $1,042 at December 31, 2020 and 2019, respectively	48,250	39,934
Prepaid rent	754	1,207
Prepaid expenses and other current assets	1,589	1,981

Total current assets	120,697	58,591
Property and equipment, net	2,663	2,653
Deferred contract costs	31,943	28,351
Long-term unbilled receivables	5,499	3,685
Other assets	8,252	4,798

Total assets	$169,054	$98,078

Liabilities, mezzanine equity, and stockholders’ deficiency
Current liabilities:
Accounts payable	$774	$898
Accrued expenses and other liabilities	26,245	24,728
Current portion of deferred revenue	65,203	43,623

Total current liabilities	92,222	69,249
Long-term portion of deferred revenue	9,485	16,977
Share-based awards classified as liabilities	43,502	13,006
Other non-current liabilities	3,658	2,897

Total liabilities	148,867	102,129
Commitments and contingencies (Note 10)
Mezzanine equity
Redeemable convertible preferred stock, $0.001 par value; 10,895,226 shares authorized, 4,832,409 and 5,878,352 shares issued and outstanding with aggregate liquidation preferences of $403,361 and $281,900 at December 31, 2020 and 2019, respectively	183,390	182,656
Redemption value of common shares	25,074	10,684
Share-based awards	1,489	1,291
Redeemable noncontrolling interest	3,061	—

Total mezzanine equity	213,014	194,631
Stockholders’ deficiency:
Common stock, $0.001 par value; 28,000,000 and 21,192,519 shares authorized, 11,513,451 and 9,702,831 shares issued and outstanding, at December 31, 2020 and 2019, respectively	12	10
Additional paid-in capital	105,159	33,691
Accumulated other comprehensive income	1,791	1,574
Accumulated deficit	(299,789)	(233,957)

Total stockholders’ deficiency attributable to AvePoint	(192,827)	(198,682)

Total liabilities, mezzanine equity, and stockholders’ deficiency	$169,054	$98,078

See accompanying notes.

AvePoint, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	Year Ended December 31,
	2020	2019	2018
Revenue:
SaaS	$52,074	$27,744	$15,558
Termed license and support	38,949	26,985	21,802
Services	34,140	26,662	27,228
Maintenance and OEM	23,462	29,122	36,161
Perpetual license	2,908	5,586	6,565

Total revenue:	151,533	116,099	107,314
Cost of revenue:
SaaS	11,050	7,500	4,194
Termed license and support	1,930	1,897	1,794
Services	26,089	24,727	21,724
Maintenance and OEM	1,221	2,275	3,085

Total cost of revenue	40,290	36,399	30,797

Gross profit	111,243	79,700	76,517
Operating expenses:
Sales and marketing	76,545	61,901	50,269
General and administrative	36,872	24,614	19,102
Research and development	12,204	11,148	8,244
Depreciation and amortization	1,059	1,049	1,209

Total operating expenses	126,680	98,712	78,824

Loss from operations	(15,437)	(19,012)	(2,307)
Interest income, net	41	56	21
Other income (expense), net	(511)	(604)	268

Loss before income taxes	(15,907)	(19,560)	(2,018)
Income tax expense	1,062	614	1,930

Net loss	$(16,969)	$(20,174)	$(3,948)

Net income attributable to redeemable noncontrolling interest	(27)	—	—

Net loss attributable to AvePoint, Inc.	$(16,996)	$(20,174)	$(3,948)
Deemed dividends on preferred stock	(34,446)	(107,469)	—

Net loss available to common shareholders	$(51,442)	$(127,643)	$(3,948)

Net loss per share of common stock, basic and diluted	$(4.99)	$(14.99)	$(0.47)

Weighted average of shares used in computing net loss per share of common stock, basic and diluted	10,313,350	8,514,858	8,449,924

See accompanying notes.

AvePoint, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Loss

(In thousands)

	Year Ended December 31,
	2020	2019	2018
Net loss	$(16,969)	$(20,174)	$(3,948)
Other comprehensive income
Foreign currency translation adjustments	217	347	67

Other comprehensive income	217	347	67

Total comprehensive loss	$(16,752)	$(19,827)	$(3,881)
Comprehensive income attributable to redeemable noncontrolling interests	(27)	—	—

Total comprehensive loss attributable to AvePoint, Inc	$(16,779)	$(19,827)	$(3,881)

See accompanying notes.

AvePoint, Inc. and Subsidiaries

Consolidated Statements of Mezzanine Equity and Stockholders’ Deficiency

(In thousands, except share amounts)

	Convertible Preferred Stock		Shared Based Awards	Total mezzanine equity	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Deficiency
	Shares	Amount	Amount		Shares	Amount
Balance, December 31, 2017	6,734,150	$108,958	$453	$109,411	8,438,231	$9	$8,748	$(150,341)	$1,160	$(140,424)
Reclassification of share-based awards to temporary equity			321	321			(321)			(321)
Proceeds from exercise of options	—	—	—	—	57,351	0	97	—	—	97
Stock-based compensation expense	—	—	—	—	—	—	1,720	—	—	1,720
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	(3,948)	—	(3,948)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	67	67

Balance, December 31, 2018	6,734,150	$108,958	$774	$109,732	8,495,582	$9	$10,244	$(154,289)	$1,227	$(142,809)

See accompanying notes.

AvePoint, Inc. and Subsidiaries

Consolidated Statements of Mezzanine Equity and Stockholders’ Deficiency

(in thousands, except share amounts)

	Convertible Preferred Stock		Redeemable Common Shares	Shared Based Awards	Total mezzanine equity	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Deficiency
	Shares	Amount	Amount	Amount		Shares	Amount
Balance, December 31, 2018	6,734,150	$108,958	—	$774	$109,732	8,495,582	$9	$10,244	$(154,289)	$1,227	$(142,809)
Reclassification of share-based awards to temporary equity	—	—	—	517	517	—	—	(517)	—	—	(517)
Reclassification of redemption value of common shares to temporary equity	—	—	10,684	—	10,684	—	—	(10,684)	—	—	(10,684)
Cumulative effect of accounting change	—	—	—	—	—	—	—	—	47,975	—	47,975
Proceeds from exercise of options	—	—	—	—	—	52,000	0	88	—	—	88
Stock-based compensation expense	—	—	—	—	—	—	—	3,094	—	—	3,094
Options reclassified from permanent equity to liability	—	—	—	—	—	—	—	(2,203)	—	—	(2,203)
Proceeds from the issuance of common stock	—	—	—	—	—	1,155,249	1	33,669	—	—	33,670
Proceeds from the issuance of Series C Preferred stock	4,832,409	150,000	—	—	150,000	—	—	—	—	—	—
Preferred stock issuance costs	—	(4,770)	—	—	(4,770)	—	—	—	—	—	—
Redemption of Series A Preferred Stock	(671,333)	(9,258)	—	—	(9,258)	—	—	—	(8,030)	—	(8,030)
Redemption of Series B Preferred Stock	(5,016,874)	(80,695)	—	—	(80,695)	—	—	—	(81,018)	—	(81,018)
Deemed dividend on extinguishment of Series B preferred stock	—	15,408	—	—	15,408	—	—	—	(15,408)	—	(15,408)
Remeasurement of redemption value of Series B preferred stock	—	(2,099)	—	—	(2,099)	—	—	—	2,099	—	2,099
Remeasurement of redemption value of Series C preferred stock	—	5,112	—	—	5,112	—	—	—	(5,112)	—	(5,112)
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	(20,174)	—	(20,174)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	347	347

Balance, December 31, 2019	5,878,352	$182,656	$10,684	$1,291	$194,631	9,702,831	$10	$33,691	$(233,957)	$1,574	$(198,682)

See accompanying notes.

AvePoint, Inc. and Subsidiaries

Consolidated Statements of Mezzanine Equity and Stockholders’ Deficiency

(In thousands, except share amounts)

	Convertible Preferred Stock		Redeemable Common Shares	Shared Based Awards	Redeemable noncontrolling interest	Total mezzanine equity	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Deficiency
	Shares	Amount	Amount	Amount	Amount	Amount	Shares	Amount
Balance, December 31, 2019	5,878,352	$182,656	$10,684	$1,291	$—	$194,631	9,702,831	$10	$33,691	$(233,957)	$1,574	$(198,682)
Reclassification of share-based awards to temporary equity	—	—	—	198	—	198	—	—	(198)	—	—	(198)
Remeasurement of redemption value of common shares	—	—	14,390	—	—	14,390	—	—	—	(14,390)	—	(14,390)
Proceeds from exercise of options	—	—	—	—	—	—	87,361	0	612	—	—	612
Stock-based compensation expense	—	—	—	—	—	—	—	—	3,277	—	—	3,277
Proceeds from the issuance of common stock	—	—	—	—	—	—	1,378,259	1	58,769	—	—	58,770
Settlement of restricted stock issued in exchange of non-recourse promissory note	—	—	—	—	—	—	300,000	1	4,639	—	—	4,640
Remeasurement of redemption value of Series B preferred stock	—	(72)	—	—	—	(72)	—	—	—	72	—	72
Remeasurement of redemption value of Series C preferred stock	—	33,048	—	—	—	33,048	—	—	—	(33,048)	—	(33,048)
Redemption of Series B Preferred Stock	(1,045,943)	(32,242)	—	—	—	(32,242)	—	—	—	(1,470)	—	(1,470)
Issuance of common shares in exchange for issuance cost	—	—	—	—	—	—	45,000	0	2,407	—	—	2,407
Common stock issuance costs	—	—	—	—	—	—	—	—	(2,509)	—	—	(2,509)
Issuance of redeemable noncontrolling interest in EduTech	—	—	—	—	3,034	3,034	—	—	4,471	—	—	4,471
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	—	(16,969)	—	(16,969)
Net income attributable to noncontrolling interest	—	—	—	—	27	27	—	—	—	(27)	—	(27)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	217	217

Balance, December 31, 2020	4,832,409	$183,390	$25,074	$1,489	$3,061	$213,014	11,513,451	$12	$105,159	$(299,789)	$1,791	$(192,827)

See accompanying notes

AvePoint, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2020	2019	2018
Operating activities
Net loss	$(16,969)	$(20,174)	$(3,948)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,059	1,049	1,209
Foreign currency remeasurement (gain) loss	(378)	362	(496)
Provision for doubtful accounts	690	296	(203)
Stock-based compensation	33,767	13,893	1,720
Loss on disposal of property and equipment	80	7	9
Deferred income taxes	(433)	(1,610)	675
Changes in operating assets and liabilities:
Accounts receivable	(8,946)	(13,150)	(1,137)
Prepaid expenses and other current assets	1,204	156	(119)
Other assets	(3,236)	(5,023)	3,425
Accounts payable, accrued expenses and other liabilities	1,392	8,144	1,046
Deferred revenue	11,311	14,365	(5,267)
Accrued rent obligation	(421)	(366)	(123)

Net cash provided by (used in) operating activities	19,120	(2,051)	(3,209)
Investing activities
Maturity (purchase) of short-term investments, net	2,391	(398)	482
Purchase of property and equipment	(1,023)	(1,083)	(456)

Cash provided by (used in) investing activities	1,368	(1,481)	26
Financing activities
Repayments of capital leases	(49)	(82)	(80)
Proceeds from issuance of common stock	58,770	33,670	—
Proceeds from issuance of Series C preferred stock	—	150,000	—
Equity issuance costs	(101)	(4,770)	—
Payments for redemption of Series A and Series B preferred stock	(33,712)	(179,000)	—
Proceeds from stock option exercises	612	88	97
Payments of transaction fees	(2,089)	—	—
Payments of debt issuance costs	(300)	—	—
Proceeds from sale of common shares of subsidiary	7,505	—	—
Collection of promissory notes	284	—	—
Collection of non-recourse promissory notes	4,639	—	—

Net cash provided by (used in) financing activities	35,559	(94)	17
Effect of exchange rate on cash	903	(590)	(360)

Net increase (decrease) in cash and cash equivalents	56,950	(4,216)	(3,526)
Cash and cash equivalents at beginning of year	12,162	16,378	19,904

Cash and cash equivalents at end of year	$69,112	$12,162	$16,378

Supplemental disclosures of cash flow information
Cash received (paid) for:
Income taxes	$1,068	$247	$(3,685)

Non-cash investing and financing activities
Issuance of common shares in exchange for issuance cost	$2,408	$—	$—

Fixed assets acquired under capital leases	$29	$57	$—

See accompanying notes

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1. Nature of Business and Organization

AvePoint, Inc. and its subsidiaries (“AvePoint” or, for the purposes of this ”Notes to Consolidated Financial Statements” section only, the “Company”) are a leading provider of enterprise collaboration and productivity software solutions. The Company develops, markets, and sells its suite of software solutions and services, primarily in North America, Europe, Australia, and Asia. The Company provides its customers with high-performance infrastructure management, compliance, data governance, mobility and productivity, online services and software solutions consulting. Many of the Company’s software solutions share an underlying architecture and include: DocAve Software Platform, DocAve Governance Automation, AvePoint Online Services, AvePoint Compliance Guardian, AvePoint Mobility and Productivity Software for SharePoint and Dynamics CRM, as well as customized business solutions, technical support, and services.

AvePoint, Inc. was incorporated as a New Jersey corporation on July 24, 2001, and redomiciled as a Delaware corporation in 2006. The Company’s headquarters are located in Jersey City, New Jersey, with additional offices in North America, Europe, Asia, Australia and the Middle East.

2. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) and include the consolidated accounts of AvePoint, Inc. and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

In the year ended December 31, 2019, the Company adopted the Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606) and subsequent amendments to the initial guidance: ASU 2015-14, ASU 2016-08, ASU 2016-10, ASU 2016-12, ASU 2016-20, ASU 2017-10, ASU 2017-13 and ASU 2017-14 (collectively, ASC 606), on a modified retrospective basis through a cumulative-effect adjustment that resulted in a $48.0 million decrease in accumulated deficit. During the adoption, the Company measured contracts with customers and applied the accounting standard, with a focus on contracts that were open as of December 31, 2018. Refer to the “Revenue Recognition” and “Deferred Sales Commissions” sections below for accounting policy updates upon the Company’s adoption of ASC 606.

The impact of adopting ASC 606 for select consolidated balance sheet line items was as follows:

	January 1, 2019			December 31, 2019
	Unadjusted (ASC 605)	Adjustments	Adjusted (ASC 606)	Unadjusted (ASC 605)	Adjustments	Adjusted (ASC 606)
	(in thousands)
Accounts receivable, net	$20,240	$7,600	$27,840	$34,811	$5,123	$39,934
Deferred contract costs	—	21,281	21,281	—	28,351	28,351
Long-term unbilled receivables	—	2,740	2,740	—	3,685	3,685
Other assets	10,193	(3,795)	6,398	9,221	(4,424)	4,797
Deferred revenue	66,623	20,390	46,233	84,074	23,474	60,600

Accounts receivable, net increased as a result of increases in unbilled receivables. Deferred contracts costs increased as a result of deferred sales commissions. Other assets decreased as a result of the adoption’s impact to deferred taxes. Deferred revenue decreased as a result of recognition of revenue related to on-premises termed license offerings, which under ASC 605 were generally recognized over the life of the related customer agreements, but under ASC 606 are recognized at a point in time upon delivery of an on-premises termed license. In addition, deferred revenue decreased as a result of recognition of revenue related to certain service offerings, which under ASC 605 were generally recognized under the completed contract method, but under ASC 606 are recognized based on a measure of progress, such as labor hours, to determine the percentage of completion of the projects. Revenue for the year ended December 31, 2019 in accordance with the previous revenue recognition policy was $114.5 million, compared to $116.1 million recorded under ASC 606. The adoption of ASC 606 decreased the Commission expense, which is included in Sales and Marketing on the Statement of Operations, from $13.9 million to $11.0 million.

The Company revised its presentation of revenue to identify revenue generated from SaaS, termed license and support, services, maintenance and OEM and perpetual license. Previously, the Company presented revenue generated from subscription, which included SaaS and termed license and support revenue, services and license, maintenance, and OEM, which included perpetual license, maintenance and OEM revenue. The Company made corresponding revisions to its presentation of cost of revenue to identify costs associated with SaaS, termed license and support, services and maintenance and OEM. Previously, the Company presented cost of revenue associated with subscription, services and license, maintenance and OEM.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the Company’s consolidated financial statements and accompanying notes.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

The Company bases its estimates and assumptions on historical experience and on various other assumptions that it believes are reasonable under the circumstances. The amounts of assets and liabilities reported in the Company’s consolidated balance sheets and the amounts of revenue and expenses reported for each of its periods presented are affected by estimates and assumptions, which are used for, but not limited to, the accounting for revenue recognition, allowance for doubtful accounts, deferred contract costs, income taxes and related reserves, stock-based compensation and accounting for research and development costs. Actual results could differ from those estimates. Actual results and outcomes may differ from management’s estimates and assumptions due to risks and uncertainties, including uncertainty in the current economic environment due to the outbreak of a novel strain of the coronavirus (“COVID-19”).

Foreign Currency

The Company has foreign operations where the functional currency has been determined to be the local currency, in accordance with FASB ASC 830, Foreign Currency Matters. Adjustments resulting from translating such foreign functional currency assets and liabilities into U.S. dollars, based on current exchange rates, are recorded as a separate component of stockholders’ deficiency under the caption, accumulated other comprehensive income. Revenue and expenses are translated using average rates prevailing during the period. Transaction gains and losses arising from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in other income (expense), net in the Company’s consolidated statements of operations. Transaction losses totaled $0.6 million, $0.7 million and $0.2 million for the years ended December 31, 2020, 2019 and 2018, respectively.

Cash and Cash Equivalents

The Company maintains cash with several high credit-quality financial institutions. The Company considers all cash investments available with original maturities of three months or less to be cash equivalents. These investments are not subject to significant market risk. The Company maintains its cash and cash equivalents in bank accounts which, at times, exceed the federally insured limits. The Company has not experienced any losses in such accounts. The Company maintains cash balances used in operations at entities based in the People’s Republic of China, which imposes regulations that limit the ability to transfer cash out of the country. As of December 31, 2020 and 2019, the Company’s cash balances at these entities were $6.8 million and $3.6 million, respectively. For purposes of the consolidated statements of cash flows, cash includes all amounts in the consolidated balance sheets captioned cash and cash equivalents.

Short-Term Investments

Short-term investments consist mainly of certificate of deposits held by financial institutions which have an initial maturity of greater than three months but less than or equal to one year at period end.

Allowance for Doubtful Accounts

The Company evaluates the collectability of its accounts receivable based on a combination of factors. Where the Company is aware of circumstances that may impair a specific customer’s ability to meet its financial obligations, the Company records a specific allowance against amounts due. For all other customers, the Company recognizes allowances for doubtful accounts based on the length of time the receivables are outstanding, the current business environment and its historical experience. Accounts are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received. As such, the Company presents trade receivables at their net estimated realizable value through use of the allowance for doubtful accounts.

Property and Equipment

Property and equipment are stated at cost and depreciated on a straight-line basis over the shorter of their estimated useful lives or related contract terms beginning in the year the asset was placed into service.

Computer equipment	3.0 years
Leasehold improvements	5.0-11.0 years
Furniture and fixture	7.0 years
Office equipment	5.0 years
Software	3.0 years
Buildings	39.5 years

Normal repair and maintenance costs are expensed as incurred. The Company writes off depreciated assets that are no longer in service.

Leasehold improvements are amortized over the lesser of the lease term or the estimated useful life of the improvements and such amortization is included in depreciation and amortization expense.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

The Company evaluates long-lived assets, which include leasehold improvements and equipment subject to amortization, for impairment whenever events or changes in business circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss will be recognized when the aggregate of estimated undiscounted future cash flows expected to result from the use and the eventual disposition of the long-lived assets less than its carrying amount. Impairment, if any, is determined based on the fair value of the long-lived asset.

There were no impairment charges recognized during the years ended December 31, 2020, 2019 and 2018.

The Company evaluates the portion of depreciation and amortization expense attributable to cost of revenue based on organizational headcount directly attributable to the generation of revenue. Based on this evaluation, the Company has determined that depreciation and amortization attributable to cost of revenue is not material; therefore, the full expense has been recorded in operating expenses in the consolidated statements of operations.

Deferred Sales Commissions

The Company defers sales commissions earned by its sales force that are considered to be incremental and recoverable costs of obtaining SaaS, termed license and support, service, license and maintenance contracts. The Company has structured commissions plans such that the commission rate paid on renewal contracts are less than those paid on the initial contract; therefore, it is determined that the renewal commissions are not commensurate with the initial commission. Initial sales commissions for the majority of these aforementioned contracts are generally deferred and amortized on a straight-line basis over the average customer relationship period, which is estimated to be 5.4 years. Sales commissions for renewal contracts relating to SaaS, termed license and support, and maintenance arrangements are generally deferred and then amortized on a straight-line basis over the average renewal term, estimated to be 1.7 years. The Company determines the estimated average customer relationship period and average renewal term utilizing a portfolio approach. The amortization of commissions are included in sales and marketing expense in the consolidated statements of operations. Deferred costs are periodically reviewed for impairment.

Amortization of deferred sales commissions of $10.5 million and $7.7 million for the years ended December 31, 2020 and 2019, respectively, is included as a component of sales and marketing expenses in the Company’s consolidated statements of operations. Deferred sales commissions recognized as a contract asset on the Company’s balance sheet was $31.9 million and $28.4 million at December 31, 2020 and 2019, respectively.

Software Development Costs

The Company expenses software development costs, including costs to develop software products or the software component of products to be marketed to external users, before technological feasibility of such products is reached. The Company has determined that technological feasibility is reached shortly before the release of those products and as a result, the development costs incurred after the establishment of technological feasibility and before the release of those products are not material. Software development costs also include costs to develop software programs to be used solely to meet the Company’s internal needs and cloud based applications used to deliver its services. The Company capitalizes development costs related to these software applications once the preliminary project stage is complete and it is probable that the project will be completed and the software will be used to perform the function intended. Costs capitalized for developing such software applications were not material for the periods presented.

Revenue Recognition

Revenue recognition after the adoption of ASC 606

The Company derives revenue from four primary sources: SaaS, termed license and support, services, and maintenance. Services include installation services, training and other consulting services.

The following table presents AvePoint’s revenue by source:

	Year Ended December 31,
	2020	2019	2018
	(in thousands)
Revenue:
SaaS	$52,074	$27,744	$15,558
Termed license and support	38,949	26,985	21,802
Services	34,140	26,662	27,228
Maintenance and OEM	23,462	29,122	36,161
Perpetual license	2,908	5,586	6,565

Total revenue	$151,533	$116,099	$107,314

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

Termed license and support revenue for the years ended December 31, 2020 and 2019 includes $29.5 million and $20.8 million of revenue recognized at a point of time, respectively.

The Company’s sources of revenue mainly include:

•

SaaS and termed license and support revenue includes revenue from sale of SaaS and termed license and support, versions of the Company’s software and related customer support. SaaS revenue is recognized ratably over the term of the of the contract. Termed License revenue includes distinct on-premises license and support performance obligations. The license is generally recognized upfront at the point in time when the software is made available to the customer to download and use, and the support is recognized ratably over the term of the of the contract.

•

Perpetual license revenue includes software licenses that provide for a perpetual right to use the Company’s software and are sold on a per-copy basis. The Company recognizes software revenue through direct sales channels at a point in time when the software is made available to the customer to download and use.

•

Maintenance revenue includes customer support, which includes software updates and upgrades on a when-and-if-available basis, telephone support, integrated web-based support and bug fixes or patches. Customer support revenue is recognized ratably over the term of the customer support agreement, which is typically one year.

•

Services revenue includes revenue derived primarily from the implementation of software, training, consulting and migrations. AvePoint also offers license customization and managed services. Services revenue from implementation, training, consulting, migration, and license customization is recognized by applying a measure of progress, such as labor hours to determine the percentage of completion of each contract. Services revenue from managed services is recognized ratably on a straight line basis over the contract term.

•

Revenue from software sold through original equipment manufacturer (OEM) partners is recognized upon receipt of a royalty report from the OEM partner and over a period equal to the contractual obligation for customer support or the estimated useful life of the software.

ASC 606 is a single standard for revenue recognition that applies to all of the Company’s SaaS, termed license and support, services, perpetual license and maintenance arrangements and generally requires revenue to be recognized upon the transfer of control of promised goods or services provided to its customers, reflecting the amount of consideration it expects to receive for those goods or services. Pursuant to ASC 606, revenue are recognized upon the application of the following steps:

•	identification of the contract, or contracts, with a customer;

•	identification of the performance obligations in the contract;

•	determination of the transaction price;

•	allocation of the transaction price to the performance obligations in the contract; and

•	recognition of revenue when, or as, the contractual performance obligations are satisfied.

The timing of revenue recognition may differ from the timing of invoicing to the Company’s customers. The Company records an unbilled receivable, which is included within accounts receivable on its consolidated balance sheets, when revenue is recognized prior to invoicing. The Company records deferred revenue on its consolidated balance sheets when cash is collected or invoiced before revenue is earned. The Company’s standard payment terms are generally net 30 days but may vary. Invoices for SaaS, termed license and support and maintenance are generally issued annually in advance or when the license is made available for customer use. Invoices for license contracts are generally issued when the license is available for the customer for download. Services are generally invoiced in advance or as the services are performed.

Revenue deferred under contracts with customers as of December 31, 2020 and 2019 was $74.7 million and $60.6 million, respectively. Revenue recognized that was included in the opening deferred revenue balance was $52.2 million and $54.7 million for the years ended December 31, 2020 and 2019, respectively.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

The opening and closing balances of the Company’s accounts receivable, net, deferred revenue and deferred sales commissions are as follows:

	Accounts receivable, net	Deferred revenue	Deferred sales commissions
	(in thousands)
Opening (January 1, 2018)	$19,274	$73,199	$—
Closing (December 31, 2018)	20,240	66,623	—
Increase/(decrease)	966	(6,576)	—

Opening (January 1, 2019)	$30,580	$46,233	$21,281
Closing (December 31, 2019)	43,619	60,600	28,351
Increase/(decrease)	13,039	14,367	7,070

Opening (January 1, 2020)	$43,619	$60,600	$28,351
Closing (December 31, 2020)	53,749	74,688	31,943
Increase/(decrease)	10,130	14,088	3,592

There were no significant changes to the Company’s contract assets or liabilities during the years ended December 31, 2020, 2019 and 2018 outside of its sales activities and adjustments related to its adoption of ASC 606, which affected January 1, 2019 contract balances.

The Company’s revenue arrangements generally include standard warranty or service level provisions that its arrangements will perform and operate in all material respects as defined in the respective agreements, the financial impacts of which have historically been and are expected to continue to be insignificant. The Company’s arrangements generally do not include a general right of return relative to the delivered products or services. The Company recognizes revenue net of any taxes collected from customers, which are subsequently remitted to governmental authorities.

Many of the Company’s contracts include multiple performance obligations. Judgment is required in determining whether each performance obligation is distinct. The Company’s products and services generally do not require a significant amount of integration or interdependency; therefore, the Company’s products and services are generally not combined. The Company allocates the transaction price for each contract to each performance obligation based on the relative standalone selling price (“SSP”) for each performance obligation within each contract.

The Company uses judgment in determining the SSP for products and services. For substantially all performance obligations except on-premises perpetual and termed licenses, the Company is able to establish the SSP based on the observable prices of products or services sold separately in comparable circumstances to similar customers. The Company typically establishes an SSP range for our products and services which is reassessed on a periodic basis or when facts and circumstances change. The Company’s on-premises perpetual and termed licenses have not historically been sold on a standalone basis, as the vast majority of all customers elect to purchase license support contracts at the time of an on-premises perpetual or termed license purchase. License support contracts are generally priced as a percentage of the net fees paid by the customer to access the license. The Company is unable to establish the SSP for on-premises perpetual and termed licenses based on observable prices given the same products are sold for a broad range of amounts (that is, the selling price is highly variable) and a representative SSP is not discernible from past transactions or other observable evidence. As a result, the SSP for an on-premises perpetual and termed license included in a contract with multiple performance obligations is determined by applying a residual approach whereby all other performance obligations within a contract are first allocated a portion of the transaction price based upon their respective SSPs, with any residual amount of transaction price allocated to on-premises perpetual licenses revenue. On-premises termed licenses are sold bundled with maintenance. The Company focuses on entity-specific and market factors when estimating SSP of both the license and the maintenance such as internal pricing strategies and practices. The Company established a value relationship between a software product and the maintenance that is utilized in determining stand-alone selling price.

As of December 31, 2020, transaction price allocated to remaining performance obligations, which includes deferred revenue and amounts that will be invoiced and recognized as revenue in future periods, was $153.6 million, of which $118.8 million is related to SaaS and termed license and support revenue. AvePoint expects to recognize approximately 66% of this revenue over the next twelve months and the remainder thereafter.

AvePoint utilizes indirect sales channels which utilize channel partners. These deals are executed in one of two ways. In the first form of these arrangements, the channel partner purchases the products from AvePoint at a discounted price and resells the products to end users at a price determined by the channel partner. In this scenario, the channel partner is the entity that has contracted with AvePoint and therefore is determined to be the customer of AvePoint. In the second form, AvePoint bills the end user and the channel partner receives a commission. Upon analysis of deals executed through the second form of

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

these channels, the Company determined that the end user represents the customer of AvePoint due to the fact that the end user purchased goods and/or services that are outputs of AvePoint’s ordinary activities. Consequently, channel partners utilized in deals executed through this second model are deemed to be agents of the transaction.

AvePoint recognizes revenue when control of the goods and/or services are transferred to the customer. In the first form of these arrangements, this occurs upon transfer to the reseller or to the end user at the reseller’s direction. In the second form of these arrangements, this occurs upon transfer to the end user.

Revenue Recognition Prior to the Adoption of ASC 606

During the year ended December 31, 2018, revenue from long-term contracts were recognized primarily using ASC 605-35, Revenue Recognition - Construction-Type and Production-Type Contracts, according to which revenue were recognized on the completed-contract method. When an arrangement included an acceptance clause, revenue for such an arrangement was deferred and recognized upon acceptance. Revenue was $7.6 million for the year ended December 31, 2018, from the completed-contract method. Upon adoption of ASC 606, the Company reversed the capitalized expenses related to contracts accounted for under this method through an adjustment to retained earnings. Beginning January 1, 2019, the company began recognizing these contracts by applying a measure of progress, such as labor hours to determine the percentage of completion of each contract.

Under ASC 605-35, the Company recognized software revenue through direct sales channels upon delivery and when all other basic revenue recognition criteria are met as described below.

For sales arrangements involving multiple elements, the Company recognizes revenue in accordance with the following policy:

A software multiple-element arrangement is separated into more than one unit of accounting if all of the following criteria are met:

•	The functionality of the delivered elements is not dependent on the undelivered elements.

•

There is VSOE of fair value of the undelivered elements. VSOE of fair value is based on the price charged when the deliverable is sold separately by the Company on a regular basis and not as part of the multiple-element arrangement.

•	Delivery of the delivered elements represents the culmination of the earnings process for that element.

If these criteria are met, the Company recognized revenue using the residual method for delivered elements. Under the residual method, the Company allocates and defers revenue for the undelivered elements based on their fair values and recognizes the difference between the total arrangement fee and the amount deferred for the undelivered elements as revenue. The determination of fair value of the undelivered elements in multiple element arrangements is based on the price charged when such elements are sold separately, which is commonly referred to as VSOE.

To determine the price for the customer support element when sold separately, the Company primarily uses the bell-shaped curve approach which is based on historical renewal rates for the Company’s entire population of stand-alone customer support renewals over the past twelve months. Under the Bell-Shaped Curve Approach, VSOE of fair value of post-contract customer support (“PCS”) exists when a substantial majority of a company’s actual customer support renewals are within a narrow range of pricing. Renewal rates are supported by performing an analysis in which the Company segregates its customer support renewal contracts into different classes based on specific criteria including, but not limited to, the level of customer support being provided and the geographic location of the sale. As a result of this analysis, the Company has concluded that it has established VSOE for the different classes of customer support when the support is sold as part of a multiple-element sales arrangement.

The Company recognizes software revenue through all indirect sales channels on a sell-through model. A sell-through model requires the Company to recognize revenue when the basic revenue recognition criteria are met as described below and these channels complete the sale of the Company’s software products to the end user. Revenue from software sold through original equipment manufacturer (OEM) partners is recognized upon receipt of a royalty report from the OEM partner and over a period equal to the contractual obligation for customer support or the estimated useful life of the software. These sales are treated as a separate customer class for purposes of establishing vendor-specific objective evidence (VSOE). Due to terms of the contracts with its OEM partners, the Company determined that VSOE had not been established for customer support. As a result, OEM revenue is recognized on a straight-line basis over a period equal to the contractual obligation for customer support or the estimated useful life of the software.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

The Company has analyzed all of the undelivered elements included in its multiple-element arrangements and determined that, with the exception of revenue sold through OEM partners, VSOE of fair value exists to allocate revenue to maintenance and services. Accordingly, assuming all basic revenue recognition criteria are met, software revenue is recognized upon delivery of the software license using the residual method in accordance with Accounting Standards Codification (ASC) 985-605, Software Revenue Recognition.

If the criteria for separating a multi-element arrangement into more than one unit of accounting are not met, the arrangement is accounted for as a single unit of accounting which would result in revenue being recognized on a straight-line basis until the last element is delivered or being deferred until the earlier of when such criteria are met or when the last undelivered elements are delivered.

The Company considers the four basic revenue recognition criteria for each of the elements as follows:

•

Persuasive Evidence of an Arrangement with the Customer Exists: The Company’s customary practice is to require a purchase order or a signed quote and, in some cases, a written contract signed by both the customer and the Company, or other persuasive evidence that an arrangement exists prior to recognizing revenue on an arrangement.

•

Delivery or Performance has Occurred: AvePoint’s software applications are usually delivered to customers through an email download. Software and/or software license keys for add-on orders or software updates are typically delivered via email. If products that are essential to the functionality of the delivered software in an arrangement have not been delivered, AvePoint does not consider delivery to have occurred. Services are considered delivered over the life of the related agreements with customers as the Company provides the requested services. Such delivery is measured either ratably over the term of the agreement or by applying a measure of progress, such as labor hours to determine the percentage of completion of each contract. Maintenance is considered delivered ratably over the term of the maintenance agreement, which is typically one year or three years.

•

Vendor’s Fee is Fixed or Determinable: The fee customers pay for software applications, maintenance and other professional services is negotiated at the outset of an arrangement. The fees are therefore considered to be fixed or determinable at the inception of the arrangement.

•

Collection is Probable: Each new customer undergoes a credit review process to evaluate its financial position and ability to pay. The Company relies on the review it performs and its historically low non-payment rate to conclude that collection is probable. If the Company determines from the outset of an arrangement that collection is not probable based upon the review process or other factors, revenue is recognized on a cash-collected basis, assuming all of the other basic revenue recognition criteria are met.

Legal Proceedings

In the normal course of its business, the Company may be involved in various claims, negotiations and legal actions. Except for such claims that arise in the normal course of business, as of December 31, 2020, the Company is not a party to any other litigation for which a material claim is reasonably possible, probable or estimable.

Stock-Based Compensation

Stock-based compensation represents the cost related to stock-based awards granted to employees. To date, the Company has issued both stock options and restricted stock. With respect to equity-classified awards, the Company measures stock-based compensation cost at the grant date based on the estimated fair value of the award and recognizes the cost as expense ratably (net of estimated forfeitures) over the requisite service period. With respect to liability-classified awards, the Company measures stock-based compensation cost at the grant date and at each reporting period based on the estimated fair value of the award and recognizes the cost as an expense ratably (net of estimated forfeitures) over the requisite service period.

The Company estimates the fair value of stock options using a Black-Scholes valuation model. The Black-Scholes model requires highly subjective assumptions in order to derive the inputs necessary to the calculate the fair value of stock options. To estimate the expected life of stock options, the Company considered contractual terms of the options, including the vesting and expiration periods, as well as historical option exercise data and current market conditions to determine an estimated expected life. The Company’s historical experience is too limited to be able to reasonably estimate expected life. Expected volatility is based on historical volatility of a group of peer entities. Dividend yields are based upon historical dividend yields. Risk-free interest rates are based on the implied yields currently available on U.S. Treasury zero coupon issues with a remaining term equal to the expected life. To estimate the value of the common stock, the Company obtained a valuation from a third party appraisal firm.

The assumptions are based on the following:

•	Expected Volatility. Expected volatility is based on historical volatility of a group of peer entities.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

•	Risk-Free Interest Rate. Risk-free interest rates are based on the implied yields currently available on U.S. Treasury zero coupon issues with a remaining term equal to the expected life.

•

Dividend Yield. AvePoint used an expected dividend yield of zero. AvePoint has never declared or paid any cash dividends on its Common Stock and does not plan to pay cash dividends on its common stock in the foreseeable future.

•

Expected Life. AvePoint estimates the expected term of outstanding stock options as the midpoint of the stock options vesting term and contractual expiration period based upon limited historical data and consideration of market and industry trends.

•	Fair Value of Common Stock. Given the historical absence of an active market for AvePoint’s shares of common stock, AvePoint obtained a valuation from a third-party appraisal firm as discussed below.

•

Forfeitures. AvePoint estimates the expected forfeiture rate and only recognizes expense for those shares of common stock expected to vest. AvePoint estimates the forfeiture rate based on historical experience. To the extent AvePoint’s actual forfeiture rate is different from its estimate, stock-based compensation expense is adjusted accordingly.

The fair value of the shares of common stock underlying the stock options is a subjective estimate given that there is no public market for the underlying common stock. In consideration of the absence of a public market for AvePoint common stock, the Company has engaged a third-party appraisal firm to provide a valuation of AvePoint common shares. The assumptions used in the valuation models were based on future expectations and management judgment, including input from management on the following factors:

•	Contemporaneous valuations performed at periodic intervals by independent, third-party specialists;

•	AvePoint’s actual operating results and financial performance;

•	The prices, preferences, and privileges of shares of AvePoint’s convertible preferred stock relative to shares of AvePoint’s common stock;

•	Current business conditions and projections;

•	Stage of development;

•	Likelihood of achieving a liquidity event, such as an initial public offering or a sale of AvePoint, given prevailing market conditions and the nature and history of AvePoint’s business;

•	Market multiples of comparable companies in AvePoint’s industry;

•	Industry information such as market size and growth;

•	Secondary sales of AvePoint’s shares in arm’s length transactions;

•	Adjustments, if any, necessary to recognize a lack of marketability for AvePoint’s shares; and

•	Macroeconomic conditions.

In preparing AvePoint’s full year 2020 financial statements, the Company determined that an error existed in the allocation methodology of its stock-based compensation expense in prior years. The Company evaluated the error and determined that it is not material to its financial statements. Although not material, certain amounts from prior periods related to stock-based compensation have been adjusted to conform with the appropriate allocation methodology which results in the presentation of the stock-based compensation expense in the same financial statement line items as cash compensation paid to the same employees. The reclassification of stock-based compensation resulted in the following changes:

	Year Ended December 31, 2020			Year Ended December 31, 2019			Year Ended December 31, 2018
	(in thousands)
	Pre- Adjustment	Adjustment	Post- Adjustment	Pre- Adjustment	Adjustment	Post- Adjustment	Pre- Adjustment	Adjustment	Post- Adjustment
Cost of services	$19,289	$316	$19,605	$24,312	$415	$24,727	$21,567	$157	$21,724
Gross Profit	76,031	(316)	75,715	80,115	(415)	79,700	76,674	(157)	76,517
Sales and marketing	40,654	9,227	49,881	53,735	8,166	61,901	49,884	385	50,269
General and administrative	30,656	(9,738)	20,918	33,473	(8,859)	24,614	19,786	(684)	19,102
Research and development	8,564	196	8,760	10,870	278	11,148	8,101	143	8,244

Redeemable Noncontrolling Interest

At December 31, 2020, the Company owned 77.78% and AEPL PTE. LTD. (“AEPL”) owned 22.22% of a subsidiary of the Company, AvePoint EduTech PTE. LTD. (“EduTech”). As part of AEPL’s initial investment in EduTech, the Company

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

granted AEPL a put option which allows AEPL to cause the Company to repurchase AEPL’s shares in EduTech at any time between December 24, 2022 and December 24, 2023 at a price equal to AEPL’s initial investment. Consequently, the Company records redeemable noncontrolling interest as mezzanine equity in its consolidated statement of mezzanine equity and stockholders’ deficiency for the year ended December 31, 2020. At each reporting period, the Company increases the carrying amount of the redeemable noncontrolling interest by periodic accretions using the interest method so that the carrying amount will equal the redemption amount on the date that the put option becomes exercisable, and adjustments to the value are recorded as net income attributable to redeemable noncontrolling interest.

Emerging Growth Company

Upon successful completion of the business combination discussed in the Subsequent Events section, AvePoint is expected to be considered an emerging growth company. Section 102(b)(1) of the Jobs Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company intends to elect not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, “Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815 – 40)” (“ASU 2020-06”). ASU 2020-06 simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The ASU is part of the FASB’s simplification initiative, which aims to reduce unnecessary complexity in U.S. GAAP. The amendments in this ASU are effective for public business entities, excluding entities eligible to be smaller reporting companies, for fiscal years beginning after December 15, 2021. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently evaluating the impact ASU 2020-06 will have on its financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (ASC 740): Simplifying the Accounting for Income Taxes (ASU 2019-12), which is intended to simplify various areas related to the accounting for income taxes and improve consistent application of ASC 740. The amendments in this ASU are effective for public business entities for fiscal years beginning after December 15, 2020. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption of the amendments is permitted, including adoption in any interim period for public business entities for periods for which financial statements have not yet been issued and all other entities for periods for which financial statements have not yet been made available for issuance. The Company is currently evaluating the impact of its pending adoption of ASU 2019-12 on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (ASC 842) and also issued subsequent amendments to the initial guidance: ASU 2017-13, ASU 2018-10, ASU 2018-11, ASU 2018-20, ASU 2019-01, ASU 2020-02, and ASU 2020-05 (collectively, ASC 842). ASC 842 requires companies to generally recognize on the balance sheet operating and financing lease liabilities and corresponding right-of-use assets. ASC 842 was effective for public business entities for fiscal years beginning after December 15, 2018. For all other for-profit entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. ASC 842 must be adopted using a modified retrospective method and its early adoption is permitted. The Company is currently evaluating the impact of adoption of this ASU on its consolidated financial statements. While the Company generally expects the financial records to be impacted by the requirements highlighted above, the Company cannot reasonably estimate the impact that adoption of the ASUs referenced in this announcement is expected to have on the financial statements at this time.

In January 2016, the FASB issued ASU 2016-13, “Financial Instruments – Credit Losses on Financial Instruments,” which replaces incurred loss methodology to estimate credit losses on financial instruments with a methodology that reflects expected credit losses. This amendment affects entities holding financial assets that are not accounted for at fair value through net income including trade receivables. The amendments in this ASU were effective for public business entities, excluding entities eligible to be smaller reporting companies, for fiscal years beginning after December 15, 2019. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2022. Early application of the amendments is permitted. The Company is currently evaluating the impact of adoption of this ASU on its consolidated financial statements. While the Company generally expects the financial records to be impacted by the requirements highlighted above, the Company cannot reasonably estimate the impact that adoption of the ASUs referenced in this announcement is expected to have on the financial statements at this time.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

3. Concentration of Credit Risk

The Company deposits its cash with financial institutions and, at times, such balances may exceed federally insured limits. No customer accounted for more than 10% of billings for the years ended December 31, 2020, 2019 and 2018 and no customer was more than 10% of accounts receivable at December 31, 2020 and 2019.

4. Accounts Receivable, Net

Accounts receivable, net, consists of the following components:

	December 31, 2020	December 31, 2019
	(in thousands)
Trade receivables	$33,521	$29,921
Current portion of unbilled receivables	16,496	11,055
Allowance for doubtful accounts	(1,767)	(1,042)

	$48,250	$39,934

5. Property and Equipment, Net

Property and equipment, net, consists of the following:

	December 31, 2020	December 31, 2019
	(in thousands)
Computer equipment	$4,030	$8,376
Leasehold improvements	2,633	3,155
Furniture and fixtures	887	1,574
Building	766	718
Office equipment	384	632
Software	245	491

	8,945	14,946
Less accumulated depreciation and amortization	(6,282)	(12,293)

	$2,663	$2,653

Accumulated depreciation and amortization includes the amortization expense relating to assets acquired under capital leases. Depreciation and amortization expense was $1.1 million, $1.0 million and $1.2 million for the years ended December 31, 2020, 2019 and 2018, respectively. The Company evaluates the portion of depreciation and amortization expense attributable to cost of revenue based on organizational headcount directly attributable to the generation of revenue. Based on this evaluation, the Company has determined that depreciation and amortization attributable to cost of revenue is not material; therefore, the full expense has been recorded in operating expenses in the consolidated statements of operations.

6. Other Assets

Other assets consists of the following components:

	December 31, 2020	December 31, 2019
	(in thousands)
Deferred tax asset	$2,963	$2,337
Deferred costs	2,089	—
Security deposit	1,850	1,629
Long-term investments	900	57
Foreign income taxes receivable	147	459
Other	303	316

	$8,252	$4,798

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

7. Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities consists of the following components:

	December 31, 2020	December 31, 2019
	(in thousands)
Accrued compensation	$16,738	$13,734
Indirect taxes	2,571	1,875
Income taxes payable	1,713	1,587
Accrued partner expenses	1,253	1,117
Cloud service fees	994	1,735
Professional service fees	500	569
Current portion of capital lease and deferred rent	203	247
Other	2,273	3,864

	$26,245	$24,728

8. Line of Credit

On April 7, 2020 the Company signed a loan and security agreement with a bank for a revolving line of credit of up to $30.0 million. The line bears interest at a rate equal to LIBOR plus 3.5%. The line carries an unused fee of 0.5%. The line will mature on April 7, 2023 The Company is required to maintain a specified adjusted quick ratio and a minimum annual recurring revenue tested by the bank each quarter. The Company pledged, assigned and granted the bank a security interest in all shares, future proceeds and assets as a security for the performance of the loan and security agreement obligations. As of December 31, 2020, the Company is in compliance with all covenants under the line and had no borrowings outstanding under the line of credit.

9. Income Taxes

Pretax loss resulting from domestic and foreign operations is as follows:

	Year Ended December 31,
	2020	2019	2018
	(in thousands)
Domestic	$(19,107)	$(13,320)	$2,292
Foreign	3,200	(6,240)	(4,310)

Pretax loss from continuing operations	$(15,907)	$(19,560)	$(2,018)

The components of the provision (benefit) for income taxes consists of the following:

	Year Ended December 31,
	2020	2019	2018
	(in thousands)
Current income tax expense:
Federal	$—	$—	$—
State and local	411	80	83
Foreign	1,096	1,813	1,148

Total current income tax expense	1,507	1,893	1,231
Deferred income tax expense (benefit) :
Federal	(175)	—	—
State and local	(843)	—	—
Foreign	573	(1,279)	699

Total deferred income tax expense (benefit)	(445)	(1,279)	699

Total income tax expense	$1,062	$614	$1,930

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

The reconciliation of the amounts at the U.S. federal statutory income tax rate to the company’s effective income tax rate is as follows:

	Year Ended December 31,
	2020	2019	2018
	(in thousands)
U.S. federal statutory tax rate	$(3,340)	$(4,108)	$(424)
State and local income taxes, net	(519)	80	83
Stock-based compensation	6,770	2,748	219
Change in valuation allowance	(3,216)	1,516	2,561
Foreign operations	1,575	(375)	(433)
True-up adjustments	(538)	497	(167)
Permanent differences	65	157	114
Other, net	265	99	(23)

Total	$1,062	$614	$1,930

The Company’s effective tax rate differed from the U.S. federal statutory rate primarily due to mix of pre-tax income (loss) results by jurisdictions taxed at different rates than 21%, stock based compensation, and changes in valuation allowance in the U.S. and certain foreign jurisdictions.

Deferred income taxes are provided for the tax effect of temporary differences between the financial reporting basis and the tax basis of assets and liabilities. Significant components of the Company’s deferred tax assets and (liabilities) are as follows:

	December 31, 2020	December 31, 2019
	(in thousands)
Deferred tax asset:
Net operating loss carryforwards	$6,814	$8,710
Deferred revenue	4,886	5,485
Compensation and benefits	1,792	740
Foreign tax credit	720	720
Other	1,066	1,098

Total deferred tax asset	15,278	16,753
Deferred tax liability:
Property and equipment	(140)	(112)
Commissions	(5,285)	(4,171)
Prepaid subscription	(580)	—
Unbilled receivable	(1,632)	—

Total deferred tax liability	(7,637)	(4,283)

Net deferred tax asset before valuation allowance	7,641	12,470
Less valuation allowance	(5,530)	(10,133)

Total net deferred tax asset	$2,111	$2,337

As of December 31, 2020, the Company had net operating loss (“NOL”) carryforwards for U.S. federal, and state and local income tax totaling $1.2 million and $12.2 million respectively, which may offset future taxable income. Of the $1.2 million in U.S federal NOL carryforwards, $0.2 million will expire in 2037 and $0.9 million can be carried forward indefinitely, subject to an 80% taxable income limitation in the year of utilization. The state NOL carryforwards begin to expire in 2027. The Company also has foreign NOL carryforwards of approximately $23.2 million, which will expire beginning 2024 and NOL carryforward periods vary from 6 years to indefinite period. The Company has $0.7 million of foreign tax credit carryforwards available that expire in 2022 and 2023.

Under the provisions of the Internal Revenue Code, the U.S. NOL carryforwards are subject to review and possible adjustment by the Internal Revenue Service and state tax authorities. NOL and tax credit carryforwards may become subject to an annual limitation in the event of a 50% cumulative change in the ownership interest of significant stockholders over a three-year period in excess of 50%, as defined under Sections 382 and 383 of the Internal Revenue Code, as well as similar state tax provisions. This could limit the amount of NOLs that the Company can utilize annually to offset future taxable income or tax liabilities. The amount of the annual limitation, if any, will be determined based on the value of the Company immediately prior to the ownership change. The Company may have experienced an ownership change prior to December 31, 2020, however, the Company does not believe its NOL carryforwards would be limited under IRC Section 382. The Company could experience an ownership change in the future which could limit the utilization of certain NOL carryforwards.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

ASC 740-10-30-5 requires that a valuation allowance be established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. In making this assessment, management considered all available positive and negative evidence, including the level of historical taxable income, future reversals of existing temporary differences, tax planning strategies, and projected future taxable income. On the basis of this evaluation, a valuation allowance of $5.5 million and $10.1 million was recorded as of December 31, 2020 and December 31, 2019, respectively, against certain jurisdiction’s net deferred tax assets for which it is more likely than not that the tax benefit will not be realized. The valuation allowance was decreased by $4.6 million and $10.0 million for the year ended December 31, 2020 and the year ended December 31, 2019, respectively, primarily due to the utilization of NOL carryforwards in various jurisdictions. For the year ended December 31, 2020, the Company released valuation allowance in net deferred tax assets in the U.S, South Africa and Germany. The Company determined that there is sufficient positive evidence to conclude that it is more likely than not that additional deferred taxes of are realizable.

The Tax Cuts and Jobs Act of 2017 (“Act”) subjects a U.S. shareholder to tax on global intangible low-taxed income (“GILTI”) earned by certain foreign subsidiaries. The Company has elected to account for GILTI as a period expense in the year the tax is incurred. As a result of the Act and the current U.S taxation of deemed repatriated earnings, the additional taxes might be payable upon repatriation of foreign earnings. As of December 31, 2020, the Company did not provide any foreign withholding taxes related to its foreign subsidiaries’ undistributed earnings, as such earnings have been retained and are intended to be indefinitely reinvested to fund ongoing operations of the foreign subsidiaries. It is not practicable to estimate the amount of taxes that would be payable upon remittance of these earnings, because such tax, if any, is dependent upon circumstances existing if and when remittance occur.

A reconciliation of the beginning and ending amounts of unrecognized tax benefits, excluding interest and penalties is as follows:

	December 31, 2020	December 31, 2019
	(in thousands)
Beginning balance	$5,230	$999
Additions based on tax provisions related to the current year	—	4,236
Additions for tax positions of prior years	139	—
Reduction for tax positions of prior years	—	(5)
Reduction for settlements	—	—
Expiration of applicable statute of limitations	—	—

Ending balance	$5,369	$5,230

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as part of the provision for income taxes. As of December 31, 2020, and December 31, 2019, the Company had $1.2 million and $1.0 million, respectively, of accrued interest and penalties associated with unrecognized tax benefits. These amounts were included in other non-current liabilities in their respective years. As of December 31, 2020 and December 31, 2019, the total amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate was not material.

Based on information available as of December 31, 2020, it is reasonably possible that the total amounts of unrecognized tax benefit could decrease by approximately $4.0 million over the next 12 months as a result of filing amended tax returns and potential lapses of the applicable statutes of limitations.

The Company files income tax returns in the U.S. federal jurisdiction, various state and foreign jurisdictions. The tax years 2016 through 2019 generally remain open for examination for federal, state and local tax purposes. The tax years 2010 through 2019 are open and subject to audit by foreign jurisdictions. To the extent utilized in future years’ tax returns, net operating loss carryforwards at December 31, 2020 and December 31, 2019 will remain subject to examination until the respective tax year is closed.

In March 2020, the President of the United States signed into law the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The CARES Act, among other things, includes certain income tax provisions for corporations; these changes to U.S. tax law do not have a material impact on the Company’s provision for income taxes in its consolidated financial statements. In addition, although many countries in which the Company has operations have also issued some form of COVID-19 related income tax guidance, this guidance does not have a material impact on provision for income tax in its consolidated financial statement as of December 31, 2020.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

10. Commitments and Contingencies

Operating Leases

The Company is obligated under various non-cancelable operating leases for office space. The initial terms of the leases expire on various dates through 2027.

During the years ended December 31, 2020, 2019 and 2018, total rent expense for facilities amounted to $5.6 million, $5.4 million and $5.5 million, respectively. As of December 31, 2020, letters of credit have been issued in the amount of $0.5 million, as security for operating leases. The letters of credit are secured by certificates of deposit.

The future minimum rental payments for all long-term non-cancelable property leases are as follows:

Year Ending December 31:
(in thousands)
2021	5,288
2022	3,176
2023	1,950
2024	1,376
2025	668
Thereafter	610

$13,068

Purchase Commitments

The Company has outstanding unconditional purchase commitments to procure licenses to use IT software from suppliers. These agreements are negotiated in consideration of the volume of transactions with select suppliers and the associated required transaction volumes are expected to be met through the normal course of business.

In June 2017, the Company signed an unconditional purchase commitment in the amount of $8.0 million payable based upon consumption from June 2017 to June 2020. No payments were made for the fiscal year ended 2018. For the fiscal year ended December 31, 2019 the Company made payments in the amount of $5.5 million under this agreement. The remainder of the commitment was paid in the fiscal year ended December 31, 2020.

In April 2019, the Company signed an unconditional purchase commitment related to the use of Microsoft Office 365 in the amount of $2.1 million payable in three equal installments during 2019, 2020, and 2021. In May 2020, the Company signed an unconditional purchased commitment in the amount of $22.0 million to purchase IT solutions over a three-year term. Under this agreement, payments are made upon receipt of licenses and any remaining obligations due at the end of the three-year term in May 2023. Given the Company’s history of procuring similar products, it is expected that cash payments to the supplier will occur in 2021 and 2022 with any remaining amounts coming due in 2023. During the year ended December 31, 2020, the Company paid $0.7 million related to the 2019 agreement and $3.1 million under the 2020 agreement for a total of $3.8 million. For the year ended December 31, 2019, the Company paid $0.7 million under the 2019 agreement.

The Company is obligated to make the following future minimum payments under the non-cancelable terms of these contracts as of December 31, 2020:

Years ending December 31,
(in thousands)
2021	$700
2022	—
2023	18,931
2024	—
2025	—
Thereafter	—

$19,631

Litigation

At this time, the Company is not party to any pending legal action that is estimated to have a material adverse effect on the business or related financial results.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

11. Mezzanine Equity and Stockholders’ Deficiency

The Company has two classes of capital stock: common stock and preferred stock. The following summarizes the terms of the Company’s capital stock.

Common Stock

The Company is authorized to issue up to 28,000,000 shares of common stock at $0.001 par value, at December 2020 and 2019.

On December 26, 2019, the Company issued 657,514 shares of its common stock to new investors for an aggregate purchase price of $17.3 million, representing a weighted-average purchase price of $26.31 per share, pursuant to a common stock purchase agreement (the Common Stock Purchase Agreement), dated as of December 26, 2019. In addition, on December 26, 2019, the Company also issued 497,735 shares of its non-voting common stock to new investors for an aggregate purchase price of $16.4 million, representing a weighted-average purchase price of $32.89 per share, pursuant to a non-voting common stock purchase agreement (the Non-Voting Common Stock Purchase Agreement), dated as of December 26, 2019.

In 2020, the Company issued 1,423,259 shares of its common stock to investors for an aggregate purchase price of $61.2 million, representing a weighted-average purchase price of $42.98 per share, pursuant to Common Stock Purchase Agreements, dated as of June 16, 2020, September 28, 2020, and October 1, 2020. $2.5 million was used for banking and legal services.

There were 11,513,451 and 9,702,831 shares issued and outstanding at December 31, 2020 and 2019, respectively.

Convertible Contingently Redeemable Preferred Stock

At December 31, 2020 and 2019, the Company was authorized to issue up to 547,283 shares of Series A-1 convertible preferred stock (the “Series A-1 Preferred Stock”), 124,050 shares of Series A-2 convertible preferred stock (the “Series A-2 Preferred Stock”, and together with the Series A-1 Preferred Stock, the “Series A Preferred Stock”), 3,326,340 shares of Series B-1 convertible preferred stock (the “Series B-1 Preferred Stock”), 2,736,477 shares of Series B-2 convertible preferred stock, (the “Series B-2 Preferred Stock”, and together with the Series B-1 Preferred Stock, the “Series B Preferred Stock”)), 4,832,409 shares of Series C convertible preferred stock (the “Series C Preferred Stock”); and 1,045,943 shares of Series C Prime convertible preferred stock (collectively with the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, the “Preferred Stock”), all at $0.001 par value.

The following table summarizes the redeemable convertible preferred stock with balances outstanding at December 31, 2020 or December 31, 2019:

	December 31, 2020			December 31, 2019
	(in thousands, except share amounts)
Preferred shares issued and outstanding:	Shares issued and outstanding	Liquidation preference	Recorded amount	Shares issued and outstanding	Liquidation preference	Recorded amount
Series B-1 Preferred Stock	—	—	—	694,498	22,841	21,456
Series B-2 Preferred Stock	—	—	—	351,445	11,559	10,858
Series C Preferred Stock	4,832,409	403,361	183,390	4,832,409	247,500	150,342

	4,832,409	$403,361	$183,390	5,878,352	$281,900	$182,656

On December 26, 2019 (the “Closing Date”), the Company issued 4,832,409 shares of its Series C Preferred Stock to new investors for an aggregate purchase price of $150.0 million, representing a weighted-average purchase price of $31.04 per share, pursuant to a stock purchase and redemption agreement, dated as of December 26, 2019 (such transaction with issuance of common stock, the “Series C Financing”). Approximately $179.0 million of the Series C Financing purchase price was used for the redemption of 547,283 shares of Series A-1 Preferred Stock, 124,050 shares of Series A-2 Preferred Stock, 2,631,842 shares of Series B-1 Preferred Stock, and 2,385,032 shares of Series B-2 Preferred Stock. $4.8 million was used for banking and legal services.

In 2020, the Company redeemed 1,045,943 shares of its Series B Preferred Stock for $33.7 million, representing a weighted-average purchase price of $32.23 per share.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

Voting Rights

Together with the holders of voting common stock, holders of Preferred Stock (except for the holders of Series B-2 Preferred Stock) are entitled to vote, as a single class, on all matters and are entitled to one vote equal to the number of shares of common stock into which they could be converted.

Dividend Rights

The holders of Preferred Stock in preference to the holders of common stock and non-voting common stock, shall be entitled to receive, if declared, dividends in an amount at least equal to dividend per share to common stock or any other class or series that is convertible into common stock. No dividends were declared in 2020, 2019 and 2018.

Liquidation Preference

Upon a liquidation event, the holders of Series C Preferred Stock are entitled to receive before any payment is made to the other stockholders a per share liquidation preference equal to the greater of (i) 1.65 multiplied by the original issuance price for the Series C Financing (the Series C Original Issue Price) for the first 18 months after the Closing Date and, thereafter, increasing at a rate of 10% per annum, accruing daily and compounding quarterly, commencing on September 26, 2021, plus any dividends declared but unpaid thereon, up to an aggregate amount of 2.3 multiplied by the Series C Original Issue Price and (ii) such amount per share as would have been payable had all shares of Series C Preferred Stock been converted into common stock (the greater of clauses (i) and (ii), the “Series C Liquidation Preference”). Upon a liquidation event, and after the payment in full of Series C Preferred Stock liquidation amount, the holders of Series C Prime Preferred Stock (if any) are entitled to receive before any payment is made to the holders of Series B Preferred Stock or common stock a per share liquidation preference equal to the greater of (i) 1.65 multiplied by $32.889 per share (the “Base Price”), increasing at a rate of 10% per annum, accruing daily and compounding quarterly, commencing on March 26, 2022, plus any dividends declared but unpaid thereon, up to an aggregate amount of 2.30 multiplied by the Base Price and (ii) such amount per share as would have been payable had all shares of Series C Prime Preferred Stock been converted into common stock. Upon a liquidation event, and after the payment in full of Series C Prime Preferred Stock liquidation amount (if any), the holders of shares of Series B Preferred Stock (if any) are entitled to receive before any payment is made to the holders of common stock a per share liquidation preference equal to (a) on any date beginning on the Closing Date and ending on the date that is 15 months following the Closing Date, the greater of (i) the Base Price plus any dividends declared but unpaid thereon and (ii) such amount per share as would have been payable had all shares of Series B Preferred Stock been converted into common stock or (b) on any date following the date that is 15 months after the Closing Date and ending on the 2nd anniversary of the Closing Date, the greater of (i) the Base Price, plus interest at the rate of 25% per annum, and compounding quarterly on June 26, 2021 and September 26, 2021 and (ii) such amount per share as would have been payable had all shares of Series B Preferred Stock been converted into common stock (the Series B Liquidation Amount).

After the payment in full of the Series B Liquidation Amount, the holders of the Series A Preferred Stock had the right to receive the greater of the original issue price or the amount they would receive if they were to convert into shares of the Company’s common stock in advance of the holders of the Company’s other classes of capital stock outstanding.

Conversion

Subject to the terms and conditions of the original agreement (the Certificate of Incorporation), each share of Preferred Stock shall be convertible at any time at the option of the holder into such number of fully paid shares of common stock as is determined by dividing the applicable issuance price (the Original Issue Price) by the applicable conversion price in effect at the time of conversion. The initial conversion prices are subject to adjustment as provided in the Certificate of Incorporation for certain diluting issues such as stock splits, combinations, common stock dividends or distributions, distributions payable in securities, mergers, and reorganizations. The conversion ratio at each balance sheet date presented was share of common stock for one share of preferred stock. In addition, the Preferred Stock shall automatically convert into common stock: (i) at any time upon affirmative election of the holders of a majority of the outstanding shares of such Preferred Stock or (ii) immediately upon closing of the sale of the Company’s common stock in a qualified public offering as defined in the Company’s charter.

Redemption Option

At any time on or after the fifth anniversary of the Closing Date, holders of a majority of the shares Series C Preferred Stock may request a redemption of all or a portion of their shares of Series C Preferred Stock at a redemption price per share equal to the Series C Liquidation Preference, payable in two annual installments. In the event the Company does not consummate such redemption when required, the holders of Series C Preferred Stock shall be entitled to certain additional rights, including, among other rights, the right to receive an interest payment on the unpaid portion of the redemption price at an aggregate per annum rate equal to 10% increasing by one-half percent every 6 months up to an aggregate per annum rate equal to 12.5%, with such interest to accrue daily from the date on which such unpaid portion of the redemption price should

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

have been paid and compounded quarterly, and if the redemption price has not been paid in full on the date that is 1.5 years after the date on which the initial redemption should have occurred, then the Company shall pay the holders of such shares an amount equal to 13% of the consolidated revenue of the Company each month.

At any time after the 66th month anniversary of the Closing Date, holders of a majority of the outstanding shares of Series C Prime Preferred Stock (if any) may request a redemption of all or a portion of their shares of Series C Prime Preferred Stock at a redemption price per share equal to 2.3 multiplied by the Base Price.

The Company and the holders of Series C Preferred Stock shall have the right to purchase all or any portion of the outstanding shares of Series B Preferred Stock at any time during the two years following the Closing Date at a price per share equal to (a) with respect to any shares purchased during the 15 months following the Closing Date, the Base Price or (b) with respect to any shares purchased after the 15 month anniversary of the Closing Date and up until the 2nd anniversary of the Closing Date, the Base Price plus interest accruing daily at the rate of 25% per annum from and after the 15 month anniversary of the Closing Date and compounding quarterly on June 26, 2021 and September 26, 2021. If any shares of Series B Preferred Stock are not repurchased by the Company or the holders of Series C Preferred Stock by the second anniversary of the Closing Date, all shares of Series B Preferred Stock will automatically convert to shares of Series C Prime Preferred Stock on a 1:1 basis.

The Series C Preferred Stock repurchase price shall be equal to the Series C Liquidation Preference, which was $403.4 million and $247.5 million at December 31, 2020 and 2019, respectively.

The Series B Preferred Stock repurchase price shall be equal to the original issue price plus all accrued but unpaid dividends thereon, which was $0 and $32.2 million at December 31, 2020 and December 31, 2019, respectively. All shares of Series A Preferred Stock were redeemed during 2019. All Series B shares were redeemed in 2020. Where fair value at date of issue is less than the mandatory redemption amount, the Company increases the carrying amount of the Preferred Stock by periodic accretions using the interest method so that the carrying amount will equal the mandatory redemption amount at the mandatory redemption date. The Preferred Stock has been presented outside of permanent equity at the accreted value as of December 31, 2020 and December 31, 2019.

Representation Rights

The holders of the Series C Preferred Stock were granted certain rights, including access to certain periodic Company financial information as well as approval rights on certain transactions such as: mergers, acquisitions, dividends, indebtedness, and capital expenditures. The holders of Preferred Stock also have certain registration rights in the event the Preferred Stock are converted into common stock. The Series C Preferred Stock and common stockholders have the right to Board of Directors representation.

Redeemable noncontrolling interest

On December 24, 2020, AEPL, an unaffiliated entity, acquired a redeemable noncontrolling interest in EduTech through the contribution of 10.0 million Singapore Dollars, which represents an investment of $7.5 million. At the transaction closing date, AvePoint owns a 77.78% interest in EduTech. Consequently, AEPL owns a 22.22% interest in EduTech. As part of AEPL’s initial investment in EduTech, the Company granted AEPL a put option which allows AEPL to cause the Company to repurchase AEPL’s shares in EduTech at any time between December 24, 2022 and December 24, 2023 at a price equal to AEPL’s initial investment. The Company recorded the initial value of the redeemable noncontrolling interest as $3.0 million, which represents AEPL’s share of EduTech’s net assets immediately following the investment. At each reporting period, the Company increases the carrying amount of the redeemable noncontrolling interest by periodic accretions using the interest method so that the carrying amount will equal the redemption amount on the date that the put option becomes exercisable. At December 31, 2020, the redeemable noncontrolling interest is recorded as $3.0 million. These adjustments are recorded as net income attributable to redeemable noncontrolling interest. The rollforward of the balance of the redeemable noncontrolling interest is as follows:

Redeemable noncontrolling interest
(in thousands)
Beginning balance (December 24, 2020)	$3,034
Adjustment to present redemption value as of December 31, 2020	27

Ending balance (December 31, 2020)	$3,061

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

12. Stock-Based Compensation

The Company maintains an equity incentive plan established in 2006, the 2006 Equity Incentive Plan (the “2006 Plan”). Under the 2006 Plan, the Company may grant incentive stock options, non-qualified stock options and restricted stock to eligible recipients under the Plan which include employees, directors and consultants. To date, the Company has issued only stock options and restricted stock. On January 1, 2016, the Company adopted the 2016 Equity Incentive Plan (the “2016 Plan”), which replaces, on a go forward basis, the 2006 Plan. All ungranted equity reserved for issuance and not subject to outstanding awards under the 2006 Plan have been assumed by the 2016 Plan and no additional equity will be granted under the 2006 Plan. As of December 31, 2020, 2,202,882 shares remained for future awards under the 2016 Equity Incentive Plan. All outstanding stock awards granted under the 2006 Plan will remain subject to the 2006 Plan.

The Company records stock-based compensation in cost of revenue, sales and marketing, general and administrative and research and development. Stock-based compensation was included in the following line items:

	Year Ended December 31,
	2020	2019	2018
	(in thousands)
Cost of revenue	$592	$415	$157
Sales and marketing	19,973	8,166	384
General and administrative	12,916	5,034	1,036
Research and development	286	278	143

Total stock-based compensation	$33,767	$13,893	$1,720

Stock Options

The compensation costs for stock option awards are accounted for in accordance with ASC 718, Compensation-Stock Compensation. Stock options vest over a four-year period and expire on the tenth anniversary of the date of award. Certain of the Company’s stock option awards (the “Officer Awards”) include a provision that may require the Company to redeem the vested portion of options at fair value in cash upon a separation of service initiated by the Company or upon death or disability of the holder. The Company has determined that the redemption feature requires the Officer Awards to be classified in temporary equity. For share-based payment arrangements with employees, the amount presented in temporary equity at each balance sheet date is based on the redemption provisions of the instrument and adjusted for the proportion of consideration received in the form of employee services. The shares underlying the Officer Awards are puttable to the Company upon certain conditions, such as death or disability of the Officer Awards recipients, which the Company has determined is not probable; therefore, the Company reclassifies the grant-date intrinsic value to mezzanine equity as the awards vest.

The Company’s stock option awards granted in the People’s Republic of China (the “PRC Awards”) contains a performance condition that states that the awards are only exercisable if the Company’s common shares are publicly traded and must be exercised by a cashless sell-all transaction. When the exercise contingency is resolved, the PRC Awards will be classified as liabilities and recorded at fair value. In the period the exercise contingency is resolved US GAAP requires the immediate recognition of all previously unrecognized compensation since the original grant date. As a result, compensation expense recorded in the period that achievement is deemed probable could include a substantial amount of previously unrecorded compensation expense related to the prior periods. As of December 31, 2020 and 2019, there was $1.4 million in unrecognized compensation costs related to currently unexercisable awards.

In 2020, the Company granted certain executives stock option awards that contain both service and performance vesting conditions (the “Time and Performance Based Option”). The Time and Performance Based Option granted awards in three tranches. The Time-Based Option vests 25 percent one year after the grant date and, thereafter, in 12 successive equal quarterly installments measured from the first anniversary, subject to the grantee’s continuous service with the Company. The Performance-Based I Option vests contingent upon the Company meeting certain performance goals. The Performance-Based II Option vests contingent upon the grantee achieving certain goals. Both the Performance-Based I Option and Performance-Based II Option are subject to the grantee’s continuous service to the company and approval by the board of directors.

For the years ended December 31, 2020, 2019 and 2018, the Company recorded stock-based compensation expense of $3.3 million, $2.6 million, and $1.7 million respectively, related to these options. These costs have been recorded in cost of revenue in the consolidated statements of operations.

As of December 31, 2020 and 2019, there was $18.4 million and $6.1 million, respectively, in unrecognized compensation costs related to non-vested awards.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

The Company estimates the fair value of stock options that vest based on service conditions using a Black-Scholes valuation model. The fair value of each Performance-Based I Option was estimated on the date of grant using the Black-Scholes model and assumes that performance goals are probable of being achieved. The Performance-Based II Option awards include a discretionary vesting condition. Fair value will be determined using the Black-Scholes model when confirmation of the award is communicated to the grantee and a grant date is established.

The fair values of stock options granted were estimated using a Black-Scholes option-pricing model with the following weighted-average assumptions:

	2020	2019	2018
Expected life	6.11 years	6.11 years	8.16 years
Expected volatility	43.52%	36.93%	62.48%
Risk-free rate	0.41%	2.59%	2.82%
Dividend yield	—	—	—

To estimate the expected life of stock options, the Company considered the vesting term, contractual expiration period, and market conditions. The Company’s historical experience is too limited to be able to reasonably estimate expected life. Expected volatility is based on historical volatility of a group of peer entities. Dividend yields are based upon historical dividend yields. Risk-free interest rates are based on the implied yields currently available on U.S. Treasury zero coupon issues with a remaining term equal to the expected life. To estimate the value of the common stock, the Company obtained a valuation from a third party appraisal firm.

	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life	Aggregate Intrinsic Value
	(Aggregate Intrinsic Value figure presented in thousands)
Balance, January 1, 2018	2,601,775	8.49	6.27	—
Options granted	407,251	6.66	—	—
Options exercised	(57,351)	1.69	—	—
Options forfeited or expired	(267,793)	8.49	—	—

Balance, December 31, 2018	2,683,882	8.37	6.12	—
Options granted	613,647	13.17	—	—
Options exercised	(52,000)	1.69	—	—
Options forfeited or expired	(236,084)	6.12	—	—

Balance, December 31, 2019	2,867,966	9.80	6.42	—
Options granted	1,327,432	33.94	—	—
Options exercised	(81,447)	6.67	—	—
Options forfeited or expired	(103,427)	11.49	—	—

Balance, December 31, 2020	4,010,524	$17.81	6.89	$263,316

At December 31, 2020, the following table summarizes information about outstanding and exercisable stock options:

	Outstanding			Exercisable
Exercise Price	Stock Options	Weighted Average Contractual Life	Weighted Average Exercise Price	Stock Options	Weighted Average Contractual Life	Weighted Average Exercise Price
$ 0.29 - $ 1.69	446,200	6.50	$0.39	—	—	$—
$ 3.70 - $ 11.61	1,119,898	4.42	9.93	1,065,048	4.28	9.71
$ 13.24 - $ 33.94	2,364,126	8.22	25.11	635,189	5.45	13.81

	4,010,524	6.89	$17.81	1,700,237	4.72	$11.24

The weighted-average grant-date fair values of options granted during the years ended December 31, 2020, 2019 and 2018 were $14.18 per share, $5.92 per share, and $11.06 per share, respectively. The aggregate intrinsic value of those stock options exercised during the years ended December 31, 2020, 2019 and 2018 were $4.6 million, $0.7 million and $0.7 million, respectively. The aggregate intrinsic value of exercisable stock options was $77.2 million at December 31, 2020.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

Restricted Stock

On November 29, 2013, the Company granted restricted stock in the aggregate amount of 300,000 shares (the “Restricted Stock”) to certain of the Company’s founding members (the “Founders”). The shares became unrestricted and vested over 37 months. All awards of Restricted Stock were fully vested as of December 31, 2016.

On November 29, 2013, the Founders entered into partially nonrecourse promissory notes in the aggregate amount of $4.0 million due and payable November 29, 2022 (collectively, the “Notes”), as consideration for the Restricted Stock. The promissory notes bear an interest rate of 2% per annum. In December 2020, the Founders repaid the promissory notes and all accrued interest in the aggregate amount of $4.6 million.

Put and Call Options

On December 26, 2019, the Company granted put options, to certain of the Company’s management, to request a redemption of 358,188 shares of Common Stock (“Modified Common Stock”) or 592,399 shares underlying options to acquire Common Stock (Modified Options, collectively, “Eligible Shares”) during the period from March 25, 2025 to April, 2025 (the “Settlement Period”) or, if earlier, the 30 day period following a Qualifying Termination for a redemption price per share equal to the fair market value, as determined by the AvePoint’s Board of Directors; provided, that if a redemption request is delivered following a Qualifying Termination, the Company shall pay the redemption price during the Settlement Period unless the holders of Series C Preferred Stock consent to the payment of the redemption price by the Company within the 30 day period following the Qualifying Termination. In addition, the Company has a right to purchase all or any portion of the Eligible Shares at any time for a purchase price per share equal to the fair market value.

The equity-classified Modified Common Stock are accounted for as modifications to equity-classified awards and incremental compensation cost is determined as the difference between the fair value of the original awards and the Modified Common Stock as of the modification date. In 2019, the Company recorded a one-time stock-based compensation expense of $0.5 million, related to Modified Common Stock. These costs have been recorded in operating expenses in the consolidated statements of operations.

Temporary-equity classification is required if stock awards that would otherwise qualify for equity classification are subject to contingent redemption features that are not solely within the control of the issuer. As of December 31, 2019, the Company reclassified the $10.7 million redemption value of the Modified Common Stock to temporary equity. The Company remeasures the Modified Common Stock at each balance sheet date based on the fair value of the Company’s shares and such remeasurements are reflected as an adjustment of the value in temporary equity. As of December 31, 2020 and 2019, the temporary equity balance related to the Modified Common Stock was $25.1 million and $10.1 million, respectively.

The Modified Options are accounted for as modifications, which resulted in a change in classification from equity-classified to liability-classified awards. Incremental compensation cost is determined as the difference between the fair value of the original awards and the Modified Options as of the modification date. Subsequently, the Modified Options are remeasured at fair value each period.

The fair values of Modified Options were estimated using a Black-Scholes option-pricing model with the following weighted-average assumptions at the modification date and at year end:

	December 31, 2020	December 31, 2019
Expected life	4.48 years	2.68 years
Expected volatility	42.97%	36.40%
Risk-free rate	0.37%	1.66%
Dividend yield	—	—

At December 31, 2020 and 2019, the liability balance related to Modified Options was $36.8 million and $13.0 million, respectively. For the year ended December 31, 2020 and 2019, the Company recorded stock-based compensation expense of $29.6 million and $13.0 million, respectively, related to these options. These costs have been recorded in costs of revenue and operating expenses in the consolidated statements of operations.

During 2020, 19,443 options included in Modified Options were exercised and 60,000 restricted shares issued in exchange for the nonrecourse promissory note described above were settled. The total 79,443 outstanding shares are liability-classified and are remeasured at fair value each period. At December 31, 2020 and 2019, the liability balance related to this common

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

stock was $6.7 million and $0, respectively. For the year ended December 31, 2020 and 2019, the Company recorded stock-based compensation expense of $0.9 million and $0, respectively, related to this common stock.

13. Financial Instruments

Fair value is defined by ASC 820, Fair Value Measurement (ASC 820) as the price that would be received upon selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 establishes a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

•	Level 1 — Quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity can access at the measurement date.

•	Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•	Level 3 — Unobservable inputs for the asset or liability.

The Company’s short-term investments consisted primarily of certificate of deposits held by financial institutions. Certificates of deposits are classified as Level 2 assets in accordance with ASC 820. The balance of certificate of deposits was $1.0 million and $3.3 million as of December 31, 2020 and 2019, respectively.

14. Segment information

The Company operates in one segment. Its products and services are sold throughout the world, through direct and indirect sales channels. The Company’s chief operating decision maker (the “CODM”) is the Chief Executive Officer. The CODM makes operating performance assessment and resource allocation decisions on a global basis. The CODM does not receive discrete financial information about asset allocation, expense allocation or profitability by product or geography.

Revenue by geography are based upon the billing address of the customer. All transfers between geographic regions have been eliminated from consolidated revenue. No customers represented greater than 10% of revenue for the years ended December 31, 2020, 2019 and 2018. The following table sets forth revenue by geographic area:

	Year ended December 31,
	2020	2019	2018
	(in thousands)
Revenue:
North America	$67,823	$48,614	$48,612
EMEA	42,441	33,661	26,097
APAC	41,269	33,824	32,605

Total revenue	$151,533	$116,099	$107,314

The North America region includes revenue from the United States and Canada. Revenue generated to customers based in the United States was $67.5 million, $47.6 million and $46.5 million for the years ended December 31, 2020, 2019 and 2018, respectively.

The following table sets forth property and equipment, net held within the United States, China and foreign countries:

	As of December 31,
	2020	2019
	(in thousands)
Property and equipment, net:
United States	$976	$1,157
China	1,219	927
Other	468	569

Total property and equipment, net . . . . . .	$2,663	$2,653

15. Loss Per Share

Basic loss per share available to AvePoint common shareholders (“EPS”) is computed by dividing net loss by the weighted average number of common shares outstanding for the period. In computing diluted EPS, the Company adjusts the

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

denominator, subject to anti-dilution requirements, to include the dilution from potential shares of common stock resulting from outstanding share based payment awards and the conversion of convertible preferred shares.

	Year ended December 31,
	2020	2019	2018
	(in thousands, except for share and per share amounts)
Numerator:
Net loss	$(16,969)	$(20,174)	$(3,948)
Net income attributable to redeemable noncontrolling interest	(27)	—	—

Net loss attributable to AvePoint, Inc.	$(16,996)	$(20,174)	$(3,948)
Deemed dividends on preferred stock	(34,446)	(107,469)	—

Total net loss available to common shareholders	$(51,442)	$(127,643)	$(3,948)
Denominator:
Weighted average common shares outstanding	10,313,350	8,514,858	8,449,924

Basic loss per share available to common shareholders	$(4.99)	$(14.99)	$(0.47)

To arrive at net loss available to common shareholders, the Company deducted net income attributable to the redeemable noncontrolling interest in EduTech and deemed dividends, which related to the redemption, extinguishment, and remeasurement of preferred stock.

For the years ended December 31, 2020, 2019 and 2018, convertible preferred shares were anti-dilutive. In addition, the impact of outstanding employee stock option awards were deemed to be anti-dilutive given the Company’s net loss position. As such, basic loss per share is equal to diluted loss per share for the periods presented.

The following potentially dilutive securities outstanding have been excluded from the computation of diluted weighted-average shares outstanding because such securities has an antidilutive impact due to losses reported:

	December 31,
	2020	2019	2018
Convertible preferred stock	4,832,409	5,878,352	6,734,150
Restricted stock	—	300,000	300,000
Stock options	4,010,524	2,867,966	2,683,882

Total potentially dilutive securities	8,842,933	9,046,318	9,718,032

16. Apex Technology Acquisition Corp. Merger

On November 23, 2020, Apex Technology Acquisition Corp., a Delaware corporation (“APXT”), along with Athena Technology Merger Sub, Inc., a Delaware corporation, and Athena Technology Merger Sub 2, LLC, a Delaware limited liability company (collectively with APXT referred to as “Apex”), and the Company have entered into a Business Combination Agreement dated as of November 23, 2020, as amended on December 30, 2020, March 8, 2021 and May 18, 2021 (the “Business Combination Agreement”). If the business combination is ultimately completed, the Company would effectively compromise all of Apex’s material operations.

In connection with the Business Combination Agreement, each of share of the Company’s Preferred Stock will be cancelled and converted into the right to receive a number of Apex common shares equal to the Per Share Preferred Stock Consideration as defined in the Business Combination Agreement, an amount in cash equal to the Per Share Preferred Cash Consideration as defined in the Business Combination Agreement, and any applicable per share contingent consideration. Additionally, the vested restricted stock and stock options held by certain of the Company’s named executives, as defined in the Business Combination Agreement, shall receive a per share amount less any applicable exercise price upon consummation of the business combination. The PRC Awards will be replaced and substituted for a new award pursuant to the Apex Equity Incentive Plan. All of the Company’s remaining share-based awards will be exchanged for an option to purchase Apex common shares. Outstanding shares of Apex common shares and the Company’s common shares will be converted into shares of the surviving corporation.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

17. Related Party Transactions

Promissory Notes

In November 2013 and January 2016, AvePoint entered into promissory notes with certain of its executive officers, including Xunkai Gong, AvePoint’s Executive Chairman; Tianyi Jiang, AvePoint’s Chief Executive Officer; and Brian Brown, AvePoint’s Chief Operating Officer and General Counsel. The principal and interest on these promissory notes were repaid by the executive officers in full in December 2020.

Borrower	Date of Promissory Note	Largest Aggregate Amount of Principal Outstanding During the Period	Amount Outstanding as of December 31, 2020	Amount of Principal Paid During the Period	Amount of Interest Paid During the Period	Annual Rate or Amount of Interest Payable on the Indebtedness
	(in thousands)
Xunkai Gong	11/29/2013	$1,010	—	$1,010	$150	2%
Tianyi Jiang	11/29/2013	808	—	808	120	2%
Brian Brown	11/29/2013	808	—	808	120	2%
Xunkai Gong	1/1/2016	14	—	14	3	4%
Tianyi Jiang	1/1/2016	59	—	59	12	4%

Put & Call Agreements

In December 2019, AvePoint entered into put & call agreements with Brian Brown and certain other officers. The Put & Call Agreements granted to Mr. Brown and certain other officers put options to request redemption of up to 182,432 shares of AvePoint common stock during the period from March 26, 2025 to April 26, 2025 or, if earlier, the 30 day period following a qualifying termination, as defined in the Put & Call Agreements, for a redemption price per share equal to the fair market value of the shares, as determined by AvePoint’s board of directors. The put & call agreements also granted AvePoint call rights to purchase up to the same number of shares from Mr. Brown at a purchase price equal to the fair market value of the shares, subject to the prior written consent of Avatar Investment and its affiliated entities as long as they continue to hold any shares of AvePoint Series C Preferred Stock.

Pursuant to the Stockholder Support Agreement, the put & call agreements will be terminated upon the Closing of the Business Combination.

Series C Preferred Stock Financing

In December 2019, AvePoint entered into a stock purchase and redemption agreement (the “Series C SPA”) pursuant to which it issued and sold an aggregate of 4,832,409 shares of its Series C Preferred Stock to investors affiliated with Sixth Street at a purchase price of $31.0404 per share, for aggregate gross proceeds of $150.0 million.

At the same time, AvePoint entered into a non-voting common stock purchase agreement (the “Non-Voting SPA”) with AVPT, LLC, one of AvePoint’s principal stockholders. Messrs. Gong and Jiang are the managers of AVPT Manager, LLC, the sole manager of AVPT, LLC. Pursuant to the Non-Voting SPA, AVPT, LLC purchased 497,735 shares of AvePoint’s common stock at a purchase price of $32.889 per share, for a total purchase price of $16.4 million. The transactions contemplated by the Series C SPA and the Non-Voting SPA are together referred to as the “Series C Financing.”

Immediately following the closing of the Series C Financing, AvePoint redeemed 2,631,842 shares of Series B-1 Convertible Preferred Stock and 2,385,032 shares of Series B-2 Convertible Preferred Stock for an aggregate of $165.0 million from entities affiliated with Goldman Sachs & Co., one of AvePoint’s former principal stockholders.

Common Stock Financing

In June 2020, AvePoint entered into a common stock purchase agreement with AVPT, LLC pursuant to which AVPT, LLC purchased 722,734 shares of AvePoint non-voting common stock at a purchase price of $32.889 per share, for an aggregate purchase price of $23.8 million.

In August 2020, AvePoint used the proceeds of the AVPT, LLC investment described above together with available cash resources to redeem an additional 694,498 shares of Series B-1 Convertible Preferred Stock and 351,445 shares of Series B-2 Convertible Preferred Stock held by entities affiliated with Goldman Sachs & Co. for an aggregate redemption price of $34.4 million.

AvePoint, Inc. and Subsidiaries

Notes to Consolidated Financial Statements  (continued)

In September 2020, AvePoint entered into a common stock purchase agreement with AVPT, LLC pursuant to which AVPT, LLC purchased 631,431 shares of AvePoint non-voting common stock at a purchase price of $53.40 per share, for a total purchase price of $33.7 million.

Indemnification Agreements

AvePoint has entered into indemnification agreements with its executive officers and directors. The indemnification agreements require AvePoint to indemnify its executive officers and directors to the fullest extent permitted by Delaware law.

18. Subsequent Events

The Company has evaluated subsequent events through March 10, 2021, which is the date the audited consolidated financial statements were available for issuance.

EduTech Redeemable Noncontrolling Interest

As of December 31, 2020, the Company owned 77.78% and AEPL owned 22.22% of EduTech. On February 11, 2021, AEPL contributed an additional 1.0 million Singapore Dollars, which represents an additional investment of $0.8 million. At the transaction closing date, AvePoint’s ownership was diluted to 76.09% and AEPL’s ownership increased to 23.91%.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of

Apex Technology Acquisition Corporation and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Apex Technology Acquisition Corporation and Subsidiaries (the “Company”), as of December 31, 2020 and 2019, the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2020, and for the period from April 5, 2019 (inception) through December 31, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2020 and 2019, and the consolidated results of its operations and their cash flows for the year ended December 31, 2020, and for the period from April 5, 2019 (inception) through December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Consolidated Financial Statements

As discussed in Note 2 to the consolidated financial statements, the Securities and Exchange Commission issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “Public Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement, and determined that the warrants should be accounted for as liabilities. Accordingly, the 2020 consolidated financial statements have been restated to correct the accounting and related disclosure for the warrants.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by September 19, 2021, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2019.

New York, New York

May 13, 2021

APEX TECHNOLOGY ACQUISITION CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (As Restated)

	December 31,
	2020	2019
ASSETS
Current assets
Cash	$197,628	$994,810
Prepaid expenses	74,642	183,639
Prepaid income taxes	477,437	—

Total Current Assets	749,707	1,178,449
Cash and marketable securities held in Trust Account	351,858,320	351,809,163

TOTAL ASSETS	$352,608,027	$352,987,612

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$4,408,489	$5,000
Franchise tax payable	81,255	148,543
Income taxes payable	—	464,701

Total Current Liabilities	4,489,744	618,244
Deferred underwriting commissions	13,150,000	13,150,000
Warrant liability	77,419,100	20,947,150

TOTAL LIABILITIES	95,058,844	34,715,394

Commitments and Contingencies

Class A common stock subject to possible redemption, 25,254,918 and 31,327,221 shares as of December 31, 2020 and 2019 (at $10.00 per share), respectively	252,549,180	313,272,210

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 10,555,082 and 4,482,779 shares issued and outstanding (excluding 25,254,918 and 31,327,221 subject to possible redemption) as of December 31, 2020 and 2019, respectively	1,056	448
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 8,750,000 shares issued and outstanding as of December 31, 2020 and 2019	875	875
Additional paid-in capital	62,755,739	2,033,317
(Accumulated deficit) Retained earnings	(57,757,667)	2,965,368

Total Stockholders’ Equity	5,000,003	5,000,008

Total Liabilities and Stockholders’ Equity	$352,608,027	$352,987,612

The accompanying notes are an integral part of the consolidated financial statements.

APEX TECHNOLOGY ACQUISITION CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (As Restated)

	Year Ended December 31, 2020	For the Period from April 5, 2019 (Inception) Through December 31, 2019
General and administrative expenses	$5,309,612	$295,109
Franchise tax expense	201,196	295,342

Loss from operations	(5,510,808)	(590,451)
Other income (expense):
Interest earned on marketable securities held in Trust Account	1,671,038	1,809,163
Change in fair value of warrant liability	(56,471,950)	3,052,800
Transaction costs – warrants	—	(988,242)

Other income (expense), net	(54,800,912)	3,873,721
(Loss) income before provision for income taxes	(60,311,720)	3,283,270
Provision for income taxes	(411,315)	(317,902)

Net (loss) income	$(60,723,035)	$2,965,368

Weighted average shares outstanding of Class A redeemable common stock	35,000,000	35,000,000

Basic and diluted net income per share, Class A redeemable common stock	$0.03	$0.03

Weighted average shares outstanding of Class A and Class B non-redeemable common stock	9,560,000	9,062,000

Basic and diluted net loss per share, Class A and Class B non-redeemable common stock	$(6.46)	$0.20

The accompanying notes are an integral part of the consolidated financial statements.

APEX TECHNOLOGY ACQUISITION CORPORATION SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (As Restated)

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – April 5, 2019 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	—	—	8,786,750	877	24,123	—	25,000
Forfeiture of Class B common stock	—	—	(18,750)	(2)	2	—	—
Sale of 35,000,000 Units, net of underwriting discount and offering costs and the fair value of the Public Warrants	35,000,000	3,500	—	—	307,903,300	—	307,906,800
Sale of 810,000 Private Placement Units, net of the fair value of the Private Placement Warrants	810,000	81	—	—	7,374,969	—	7,375,050
Class A common stock subject to possible redemption	(31,327,221)	(3,133)	—	—	(313,269,077)	—	(313,272,210)
Net income	—	—	—	—	—	2,965,368	2,965,368

Balance – December 31, 2019	4,482,779	448	8,750,000	875	2,033,317	2,965,368	5,000,008
Change in value of Class A common stock subject to possible redemption	6,072,303	608	—	—	60,722,422	—	60,723,030
Net loss	—	—	—	—	—	(60,723,035)	(60,723,035)

Balance – December 31, 2020	10,555,082	$1,056	8,750,000	$875	$62,755,739	$(57,757,667)	$5,000,003

The accompanying notes are an integral part of the consolidated financial statements.

APEX TECHNOLOGY ACQUISITION CORPORATION SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (As Restated)

	Year Ended December 31, 2020	For the Period from April 5, 2019 (Inception) Through December 31, 2019
Cash Flows from Operating Activities:
Net (loss) income	$(60,723,035)	$2,965,368
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(1,671,038)	(1,809,163)
Change in fair value of warrant liability	56,471,950	(3,052,800)
Transaction costs	—	988,242
Changes in operating assets and liabilities:
Prepaid expenses	108,997	(183,639)
Prepaid income taxes	(477,437)	—
Accounts payable and accrued expenses	4,256,690	151,799
Franchise tax payable	(67,288)	148,543
Income taxes payable	(317,902)	317,902

Net cash used in operating activities	(2,419,063)	(473,748)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	—	(350,000,000)
Cash withdrawn from Trust Account for franchise and income taxes	1,621,881	—

Net cash provided by (used in) investing activities	1,621,881	(350,000,000)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Proceeds from sale of Units, net of underwriting discounts paid	—	343,900,000
Proceeds from sale of Private Units	—	8,100,000
Proceeds from promissory note – related party	—	275,000
Repayment of promissory note – related party	—	(275,000)
Payment of offering costs	—	(556,442)

Net cash provided by financing activities	—	351,468,558

Net Change in Cash	(797,182)	994,810
Cash – Beginning of period	994,810	—

Cash – End of period	$197,628	$994,810

Non-cash investing and financing activities:
Initial classification of Class A common stock subject to possible redemption	$—	$309,314,540

Change in value of Class A common stock subject to possible redemption	$(60,723,030)	$3,957,670

Deferred underwriting fee payable	$—	$13,150,000

The accompanying notes are an integral part of the consolidated financial statements.

APEX TECHNOLOGY ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Apex Technology Acquisition Corporation (the “Company”) was incorporated in Delaware on April 5, 2019. The Company was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus its search on companies in the software and internet technology industries. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

The Company has two subsidiaries, Athena Technology Merger Sub, Inc., a wholly-owned subsidiary of the Company incorporated in Delaware on October 13, 2020 (“Merger Sub 1”) and Athena Technology Merger Sub 2, LLC, a wholly -owned subsidiary of the Company incorporated in Delaware on November 2, 2020 (“Merger Sub 2”).

As of December 31, 2020, the Company had not commenced any operations. All activity through December 31, 2020 relates to the Company’s formation, its initial public offering (the “Initial Public Offering”), which is described below, identifying a target company for a Business Combination and activities in connection with the proposed acquisition of AvePoint, Inc., a Delaware corporation (“AvePoint”) (see Note 7). The Company will not generate any operating revenue until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on September 16, 2019. On September 19, 2019, the Company consummated the Initial Public Offering of 35,000,000 units (“Units” and, with respect to the Class A common stock included in the Units offered, the “Public Shares”), which included the partial exercise by the underwriters of the over-allotment option to purchase an additional 4,500,000 Units, at $10.00 per Unit, generating gross proceeds of $350,000,000, which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 810,000 units (the “Placement Units”) at a price of $10.00 per Placement Unit in a private placement to Apex Technology Sponsor LLC, a Delaware limited liability company (the “Sponsor”) and Cantor Fitzgerald & Co. (“Cantor”), the representative of the underwriters, generating gross proceeds of $8,100,000, which is described in Note 5.

Offering costs amounted to $19,806,442, consisting of $6,100,000 of underwriting fees, $13,150,000 of deferred underwriting fees and $556,442 of other offering costs.

Following the closing of the Initial Public Offering on September 19, 2019, an amount of $350,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Placement Units was placed in a trust account (“Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding shares of Class A common stock (the “public stockholders”) included in the public units (“Public Shares”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to public stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as

APEX TECHNOLOGY ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

discussed in Note 7). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor has agreed to vote its Founder Shares (as defined in Note 6), Placement Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares (as defined below), Placement Shares (as defined below) and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) that would affect the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company has until September 19, 2021 to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares and Placement Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than $10.00 per share.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be

APEX TECHNOLOGY ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until September 19, 2021 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after September 19, 2021. Management plans to continue efforts to close a business combination within the prescribed time frame.

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company previously accounted for its outstanding Public Warrants (as defined in Note 5) and Private Placement Warrants issued in connection with its Initial Public Offering as components of equity instead of as derivative liabilities. The warrant agreement governing the warrants includes a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant. In addition, the warrant agreement includes a provision that in the event of a tender or exchange offer made to and accepted by holders of more than 50% of the outstanding shares of a single class of common shares, all holders of the warrants would be entitled to receive cash for their warrants (the “tender offer provision”).

In connection with the audit of the Company’s financial statements for the period ended December 31, 2020, the Company’s management further evaluated the warrants under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Under ASC Section 815-40-15, a warrant is not indexed to the issuer’s common stock if the terms of the warrant require an adjustment to the exercise price upon a specified event and that event is not an input to the fair value of the warrant. Based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the Company’s Private Placement Warrants are not indexed to the Company’s common shares in the manner contemplated by ASC Section 815-40-15 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares. In addition, based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded the tender offer provision included in the warrant agreement fails the “classified in shareholders’ equity” criteria as contemplated by ASC Section 815-40-25.

As a result of the above, the Company should have classified the warrants as derivative liabilities in its previously issued financial statements. Under this accounting treatment, the Company is required to measure the fair value of the warrants at the end of each reporting period and recognize changes in the fair value from the prior period in the Company’s operating results for the current period.

APEX TECHNOLOGY ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

The Company’s accounting for the warrants as components of equity instead of as derivative liabilities did not have any effect on the Company’s previously reported operating expenses, cash flows or cash.

	As Previously Reported	Adjustments	As Restated
Balance sheet as of September 19, 2019 (audited)
Total Liabilities	$13,150,815	$23,999,950	$37,150,765
Class A Common Stock Subject to Possible Redemption	333,314,490	(23,999,950)	309,314,540
Class A Common Stock	248	240	488
Additional Paid-in Capital	5,002,945	988,003	5,990,948
Accumulated Deficit	(4,065)	(988,243)	(992,308)
Total Stockholders’ Equity	5,000,003	—	5,000,003
Number of Class A common stock subject to redemption	33,331,449	(2,399,995)	30,931,454

Balance sheet as of September 30, 2019 (unaudited)
Total Liabilities	$13,284,099	$23,829,000	$37,113,099
Class A Common Stock Subject to Possible Redemption	333,347,150	(23,829,000)	309,518,150
Class A Common Stock	248	238	486
Additional Paid-in Capital	4,970,285	817,055	5,787,340
(Accumulated Deficit) Retained Earnings	28,595	(817,293)	(788,698)
Total Stockholders’ Equity	5,000,003	—	5,000,003
Number of Class A common stock subject to redemption	33,334,715	(2,382,900)	30,951,815

Balance sheet as of December 31, 2019 (audited)
Total Liabilities	$13,768,244	$20,947,150	$34,715,394
Class A Common Stock Subject to Possible Redemption	334,219,360	(20,947,150)	313,272,210
Class A Common Stock	239	209	448
Additional Paid-in Capital	4,098,084	(2,064,767)	2,033,317
Retained Earnings	900,810	2,064,558	2,965,368
Total Stockholders’ Equity	5,000,008	—	5,000,008
Number of Class A common stock subject to redemption	33,421,936	(2,094,715)	31,327,221

Balance sheet as of March 31, 2020 (unaudited)
Total Liabilities	$14,063,126	$16,653,150	$30,716,276
Class A Common Stock Subject to Possible Redemption	335,035,050	(16,653,150)	318,381,900
Class A Common Stock	231	166	397
Additional Paid-in Capital	3,282,402	(6,358,723)	(3,076,321)
Retained Earnings	1,716,495	6,358,557	8,075,052
Total Stockholders’ Equity	5,000,003	—	5,000,003
Number of Class A common stock subject to redemption	33,503,505	(1,665,315)	31,838,190

Balance sheet as of June 30, 2020 (unaudited)
Total Liabilities	$14,082,333	$30,863,750	$44,946,083
Class A Common Stock Subject to Possible Redemption	334,879,810	(30,863,750)	304,016,060
Class A Common Stock	232	309	541
Additional Paid-in Capital	3,437,641	7,851,734	11,289,375
(Accumulated Deficit) Retained Earnings	1,561,255	(7,852,043)	(6,290,788)
Total Stockholders’ Equity	5,000,003	—	5,000,003
Number of Class A common stock subject to redemption	33,487,981	(3,086,375)	30,401,606

Balance sheet as of September 30, 2020 (unaudited)
Total Liabilities	$13,252,231	35,173,100	48,425,331
Class A Common Stock Subject to Possible Redemption	334,703,480	(35,173,100)	299,530,380
Class A Common Stock	234	352	586
Additional Paid-in Capital	3,613,969	12,161,041	15,775,010
(Accumulated Deficit) Retained Earnings	1,384,926	(12,161,393)	(10,776,467)
Total Stockholders’ Equity	5,000,004	—	5,000,004
Number of Class A common stock subject to redemption	33,470,348	(3,517,310)	29,953,038

Balance sheet as of December 31, 2020 (audited)
Total Liabilities	$17,639,744	$77,419,100	$95,058,844
Class A Common Stock Subject to Possible Redemption	329,968,280	(77,419,100)	252,549,180
Class A Common Stock	281	775	1,056
Additional Paid-in Capital	8,349,122	54,406,617	62,755,739
Accumulated Deficit	(3,350,275)	(54,407,392)	(57,757,667)
Total Stockholders’ Equity	5,000,003	—	5,000,003
Number of Class A common stock subject to redemption	32,996,828	(7,741,910)	25,254,918

APEX TECHNOLOGY ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

	As Previously Reported	Adjustments	As Restated

Three months ended September 30, 2019 (unaudited)
Net income (loss)	$29,595	$(817,293)	$(787,698)
Weighted average shares outstanding of Class A and Class B non-redeemable common stock	8,855,652	—	8,855,652
Basic and diluted net loss per share, Class A and Class B non-redeemable common stock	0.00	(0.10)	(0.10)

Period from April 5, 2019 (inception) to September 30, 2019 (unaudited)
Net income (loss)	$28,595	$(817,293)	$(788,698)
Weighted average shares outstanding of Class A and Class B non-redeemable common stock	8,804,607	—	8,804,607
Basic and diluted net loss per share, Class A and Class B non-redeemable common stock	0.00	(0.10)	(0.10)

Period from April 5, 2019 (inception) to December 31, 2019 (audited)
Net income (loss)	$900,810	$2,064,558	$2,965,368
Weighted average shares outstanding of Class A and Class B non-redeemable common stock	9,062,000	—	9,062,000
Basic and diluted net loss per share, Class A and Class B non-redeemable common stock	(0.03)	0.23	0.20

Three months ended March 31, 2020 (unaudited)
Net income (loss)	$815,685	4,294,000	$5,109,685
Weighted average shares outstanding of Class A and Class B non-redeemable common stock	9,560,000	—	9,560,000
Basic and diluted net loss per share, Class A and Class B non-redeemable common stock	(0.02)	0.45	0.43

Three months ended June 30, 2020 (unaudited)
Net income (loss)	$(155,240)	(9,916,600)	$(10,071,840)
Weighted average shares outstanding of Class A and Class B non-redeemable common stock	9,560,000	—	9,560,000
Basic and diluted net loss per share, Class A and Class B non-redeemable common stock	(0.02)	(1.04)	(1.06)

Six months ended June 30, 2020 (unaudited)
Net income (loss)	$660,445	$(9,916,600)	$(9,256,155)
Weighted average shares outstanding of Class A and Class B non-redeemable common stock	9,560,000	—	9,560,000
Basic and diluted net loss per share, Class A and Class B non-redeemable common stock	(0.04)	(1.04)	(1.08)

Three months ended September 30, 2020 (unaudited)
Net income (loss)	(176,329)	(14,225,950)	(14,402,279)
Weighted average shares outstanding of Class A and Class B non-redeemable common stock	9,560,000	—	9,560,000
Basic and diluted net loss per share, Class A and Class B non-redeemable common stock	(0.02)	(1.49)	(1.51)

Nine months ended September 30, 2020 (unaudited)
Net income (loss)	$484,116	$(14,225,950)	$(13,741,834)
Weighted average shares outstanding of Class A and Class B non-redeemable common stock	9,560,000	—	9,560,000
Basic and diluted net loss per share, Class A and Class B non-redeemable common stock	(0.06)	(1.49)	(1.55)

Year ended December 31, 2020 (audited)
Net income (loss)	$(4,251,085)	$(56,471,950)	$(60,723,035)
Weighted average shares outstanding of Class A and Class B non-redeemable common stock	9,560,000	—	9,560,000
Basic and diluted net loss per share, Class A and Class B non-redeemable common stock	(0.56)	(5.90)	(6.46)

APEX TECHNOLOGY ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its majority owned subsidiary where the Company has the ability to exercise control. All significant intercompany balances and transactions have been eliminated in consolidation. Activities in relation to the noncontrolling interest are not considered to be significant and are, therefore, not presented in the accompanying consolidated financial statements.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from the Company’s estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020 and 2019.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity.

APEX TECHNOLOGY ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2020 and 2019, Class A common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s consolidated balance sheets.

Offering Costs

Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs amounted to $19,806,442, of which $18,818,200 were charged to stockholders’ equity upon the completion of the Initial Public Offering and $988,242 were charged as transaction costs to the statement of operations.

Warrant Liability

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020 and 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company may be subject to potential examination by foreign taxing authorities in the area of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with foreign tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Income (Loss) Per Common Share

Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. The Company has not considered the effect of warrants sold in the Initial Public Offering and private placement to purchase 17,905,000 shares of Class A common stock in the calculation of diluted income (loss) per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s statements of operations includes a presentation of income (loss) per share for common shares subject to redemption in a manner similar to the two-class method of income (loss) per share. Net income per common share, basic and

APEX TECHNOLOGY ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

diluted, for Class A redeemable common stock is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A redeemable common stock for the periods of 35,000,000 shares. Net loss per common share, basic and diluted, for Class A and Class B non-redeemable common stock is calculated by dividing the net income (loss), less income attributable to Class A redeemable common stock, by the weighted average number of Class A and Class B non-redeemable common stock outstanding for the periods. Class A and Class B non-redeemable common stock includes the Founder Shares and the Placement Units as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

The following table reflects the calculation of basic and diluted net income (loss) per share for common shares (in dollars, except per share amounts):

	Year Ended December 31, 2020	For the Period from April 5, 2019 (Inception) Through December 31, 2019
Redeemable Class A Common Stock
Numerator: Earnings allocable to Redeemable Class A Common Stock
Interest Income	$1,671,038	$1,809,163
Income Tax and Franchise Tax	(612,511)	(613,244)

Net Earnings	$1,058,527	$1,195,919

Denominator: Weighted Average Redeemable Class A Common Stock
Redeemable Class A Common Stock, Basic and Diluted	35,000,000	35,000,000
Earnings/Basic and Diluted Redeemable Class A Common Stock	$0.03	$0.03

Non-Redeemable Class A and B Common Stock
Numerator: Net Income minus Redeemable Net Earnings
Net (Loss) Income	$(60,723,035)	$2,965,368
Net Earnings applicable to Redeemable Class A Common Stock	(1,058,527)	(1,195,919)

Non-Redeemable Net Loss	$(61,781,562)	$1,769,49

Denominator: Weighted Average Non-Redeemable Class A and B Common Stock
Class A and B Non-Redeemable Common Stock, Basic and Diluted (1)	9,560,000	9,062,000
Loss/Basic and Diluted Non-Redeemable Class A and B Common Stock	$(6.46)	$0.20

Note: As of December 31, 2020 and 2019, basic and diluted shares are the same as there are no securities that are dilutive to the Company’s common stockholders.

(1)

The weighted average non-redeemable common stock for the year ended December 31, 2020 and the period from April 6, 2019 (inception) through December 31, 2019, includes the effect of 810,000 Private Units, which were issued in conjunction with the initial public offering on September 19, 2019.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. At December 31, 2020 and 2019, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying consolidated balance sheets, primarily due to their short-term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy,

APEX TECHNOLOGY ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

NOTE 4. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 35,000,000 Units, which includes the partial exercise by the underwriters of its option to purchase an additional 4,500,000 Units, at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8).

NOTE 5. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor and Cantor purchased an aggregate of 810,000 Placement Units at a price of $10.00 per Placement Unit, for an aggregate purchase price of $8,100,000, of which the Sponsor purchased 657,500 Placement Units and Cantor purchased 152,500 Placement Units. Each Placement Unit consists of one share of Class A common stock (“Placement Share”) and one-half of one redeemable warrant (each, a “Placement Warrant”). Each whole Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. The proceeds from the Placement Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Placement Units and all underlying securities will expire worthless.

NOTE 6. RELATED PARTY TRANSACTIONS

Founder Shares

During the period ended December 31, 2019, the Sponsor purchased 7,187,500 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. The Founder Shares will automatically convert into Class A common stock upon consummation of a Business Combination on a one-for-one basis, subject to certain adjustments, as described in Note 8. On August 13, 2019 and September 16, 2019, the Company effected a 1.1 for 1 stock dividend and a 1.109091 for 1 stock dividend, respectively, for each share of Class B common stock outstanding, resulting in an aggregate of 8,768,750 Founder Shares issued and outstanding. All share and per share amounts were retroactively restated.

APEX TECHNOLOGY ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

The Founder Shares included an aggregate of up to 1,143,750 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Sponsor would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (excluding Placement Shares underlying the Placement Units). In connection with the underwriters’ partial exercise of the over-allotment option and the forfeiture of the remaining over-allotment option, 18,750 Founder Shares were forfeited and 1,125,000 Founder Shares are no longer subject to forfeiture, resulting in an aggregate of 8,750,000 Founder Shares issued and outstanding as of December 31, 2020 and 2019.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Related Party Loans

On June 25, 2019, the Sponsor loaned the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering (the “Promissory Note”). The Promissory Note was non-interest bearing and payable on the earlier of December 31, 2019 or the completion of the Initial Public Offering. Outstanding borrowings amounting to $275,000 under the Promissory Note were repaid upon the consummation of the Initial Public Offering.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into units upon consummation of the Business Combination at a price of $10.00 per unit. The units would be identical to the Placement Units. There are no borrowings outstanding as of December 31, 2020 and 2019.

Administrative Support Agreement

The Company entered into an agreement whereby, commencing on September 16, 2019 through the earlier of the Company’s consummation of a Business Combination and its liquidation, the Company will pay an affiliate of the Sponsor a total of $15,000 per month for office space, utilities and secretarial and administrative support. For the year ended December 31, 2020 and for the period from April 5, 2019 (inception) through December 31, 2019, the Company incurred and paid $180,000 and $50,500 in fees for these services, respectively.

NOTE 7. COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, search for a target company, and/or closing of the AvePoint Business Combination, the specific impact is not readily determinable as of the date of these consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

Pursuant to a registration rights agreement entered into on September 16, 2019, the holders of the Founder Shares, Placement Units (including securities contained therein) and units (including securities contained therein) that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Placement Warrants) and any shares of Class A common stock and warrants (and underlying Class A common stock) that may be issued upon conversion of units issued upon conversion of the Working Capital Loans and Class A common stock issuable upon conversion of the Founder Shares will be entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of the majority of

APEX TECHNOLOGY ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. Notwithstanding the foregoing, Cantor may not exercise its demand and “piggyback” registration rights after five (5) and seven (7) years after the effective date of the registration statement and may not exercise its demand rights on more than one occasion. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 4,575,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On September 19, 2019, the underwriters partially exercised their over-allotment option to purchase an additional 4,500,000 Units at $10.00 per Unit and forfeited the option to exercise the remaining 75,000 Units.

The underwriters were paid a cash underwriting discount of $0.20 per Unit or $6,100,000 in the aggregate at the closing of the Initial Public Offering. In addition, the underwriters are entitled to a deferred fee of $13,150,000. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Business Combination Agreement

On November 23, 2020, the Company entered into an Agreement and Plan of Merger (the “Business Combination Agreement”) by and among the Company, Athena Technology Merger Sub, Inc., a Delaware corporation (“Merger Sub 1”), Athena Technology Merger Sub 2, LLC, a Delaware limited liability company (“Merger Sub 2”), and AvePoint, relating to a proposed business combination transaction between the Company and AvePoint. The Business Combination Agreement was amended on December 30, 2020, March 8, 2021 and May 18, 2021.

Pursuant to the Business Combination Agreement, Merger Sub 1 will be merged with and into AvePoint (the “First Merger”), with AvePoint surviving the First Merger as a wholly owned subsidiary of the Company, and promptly following the First Merger, AvePoint will be merged with and into Merger Sub 2 (the “Second Merger”), with Merger Sub 2 surviving the Second Merger as a wholly owned subsidiary of the Company.

Pursuant to the terms of the Business Combination Agreement, at the effective time of the Merger:

(a)

The aggregate consideration to be paid to AvePoint equity shareholders will be (i) an amount in cash of approximately $262 million (the “Aggregate Cash Consideration”), minus a deduction for the PIPE Fees and (ii) 143,261,093 shares of common stock of Apex, par value $0.0001 (“Apex Common Stock”), which includes shares of Apex Common Stock that may be issuable pursuant to the exercise of exchanged AvePoint stock options (such aggregate amount, the “Aggregate Stock Consideration”). The Aggregate Stock Consideration will be increased by a number of shares of Apex Common Stock equal to the aggregate exercise price of the Exchanged Options divided by $10.00;

(b)

AvePoint’s stockholders who hold shares of Series C Preferred Stock, par value $0.001 (“AvePoint Preferred Stock”) will receive an aggregate amount of $135 million (subject to deduction for Preferred PIPE Fees) from the Aggregate Cash Consideration and will receive the balance of their consideration in shares of Apex Common Stock from the Aggregate Stock Consideration;

(c)

All holders of shares of common stock of AvePoint, par value $0.001 per share (“AvePoint Common Stock”) other than the Named Executives will receive an aggregate amount of between $75 million and approximately $92 million in cash (subject to deduction for certain expenses) based on an election (“Cash Election”) from the balance of the Aggregate Cash Consideration and will receive the remainder of their consideration in shares of Apex Common Stock from the Aggregate Stock Consideration;

(d)

All shares of AvePoint Common Stock and AvePoint Preferred Stock held in the treasury of AvePoint or by Apex shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(e)

Each share of common stock of Merger Sub 1 issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation;

(f)

Each Named Executive Cash-Settled Option that is outstanding immediately prior to the Effective Time, shall be converted into the right to receive (A) an amount of cash equal to: the product of (1) the number of Named Executive Cash-Settled Options multiplied by (2) the Per Share Amount, minus (y) the aggregate exercise price attributable to such Named Executive Cash-Settled Options; and (B) the contingent right to receive a number of shares Contingent Consideration following the Closing in accordance with the Business Combination Agreement;

APEX TECHNOLOGY ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

(g)

The Named Executives will receive an aggregate amount of $35 million in cash (subject to deduction for the Named Executive PIPE Fees (as defined in the Business Combination Agreement)) from the Aggregate Cash Consideration and will receive the balance of their transaction consideration in shares of Apex Common Stock from the Aggregate Stock Consideration;

(h)

Each AvePoint Option that is outstanding immediately prior to the Effective Time, whether vested or unvested (other than the Named Executive Cash-Settled Options and AvePoint Options granted to Eligible individuals in the People’s Republic of China (“PRC Options”)), shall be converted into (1) an option to purchase a number of shares of Apex Common Stock (such option, an “Exchanged Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of AvePoint Common Stock subject to such AvePoint Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such AvePoint Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; and

(i)

The PRC Options will not be continued or assumed by AvePoint, Apex or the Merger Subs as part of the Mergers. The cancelled PRC Options will be replaced and substituted for as of the Effective Time with the award of a new stock option to purchase a number of shares of Apex Common Stock pursuant to the 2021 Plan equal to the product (rounded down to the nearest whole number) of (x) the number of shares of AvePoint Common Stock subject to such PRC Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such PRC Option prior to the Effective Time divided by (B) the Exchange Ratio. The replacement stock options will be credited with vesting to the same extent as the existing PRC Options being replaced, and the new replacement awards will be subject to same vesting schedule and exercisability provisions

Additionally, On November 23, 2020, Apex entered into separate subscription agreements (collectively, the “Subscription Agreements”) with a number of investors (collectively, the “PIPE Investors”), pursuant to which the PIPE Investors agreed to purchase an aggregate of 14,000,000 shares of Apex Common Stock (the “PIPE Shares”), at a purchase price of $10.00 per share for an aggregate purchase price of $140,000,000, in one or more private placement transactions (the “Private Placements”). The closing of the Private Placements pursuant to the Subscription Agreements is contingent upon, among other customary closing conditions, the concurrent consummation of the Proposed Transactions. The purpose of the Private Placements is to raise additional capital for use by the combined company following the Closing.

Following the Closing, in addition to the Aggregate Cash Consideration and Aggregate Stock Consideration, the holders of AvePoint Preferred Stock, AvePoint Common Stock and AvePoint Options shall be issued additional shares of Apex Common Stock, as follows:

(a)

1,000,000 shares of Apex Common Stock, in the aggregate, if at any time from and after the Closing through the seventh anniversary thereof (x) the Closing Price is greater than or equal to $12.50 over any 20 Trading Days within any 30 Trading Day period or (y) Apex consummates a Subsequent Transaction, which results in the stockholders of Apex having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $12.50 per share (the “First Milestone”) (such 1,000,000 shares of Apex Common Stock, the “First Milestone Contingent Consideration”);

(b)

1,000,000 shares of Apex Common Stock, in the aggregate, if at any time from and after the Closing through the seventh anniversary thereof (x) the Closing Price is greater than or equal to $15.00 over any 20 Trading Days within any 30 Trading Day period or (y) Apex consummates a Subsequent Transaction, which results in the stockholders of Apex having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $15.00 per share (the “Second Milestone”) (such 1,000,000 shares of Apex Common Stock, the “Second Milestone Contingent Consideration”); and

(c)

1,000,000 shares of Apex Common Stock, in the aggregate, if at any time from and after the Closing through the seventh anniversary thereof (x) the Closing Price is greater than or equal to $17.50 over any 20 Trading Days within any 30 Trading Day period or (y) Apex consummates a Subsequent Transaction, which results in the stockholders of Apex having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $17.50 per share (the “Third Milestone”) (such 1,000,000 shares of Apex Common Stock, the “Third Milestone Contingent Consideration” and together with the First Milestone Contingent Consideration and the Second Milestone Contingent Consideration, the “Contingent Consideration”). For the avoidance of doubt, the maximum amount of the Contingent Consideration is 3,000,000 shares of Apex Common Stock, in the aggregate.

The parties to the Business Combination Agreement have made customary representations, warranties and covenants, including, among others, with respect to the conduct of the businesses of AvePoint and Apex during the period between execution of the Business Combination Agreement and the consummation of the Business Combination

NOTE 8. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the

APEX TECHNOLOGY ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

Company’s board of directors. At December 31, 2020 and 2019, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2020 and 2019, there were 10,555,082 and 4,482,779 shares of Class A common stock issued and outstanding, excluding 25,254,918 and 31,327,221 shares of Class A common stock subject to possible redemption, respectively.

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At December 31, 2020 and 2019, there were 8,750,000 shares of Class B common stock issued and outstanding.

Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering (not including the shares of Class A common stock underlying the Placement Units) plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent warrants issued, or to be issued, to any seller in a Business Combination, any private placement equivalent securities issued to the Sponsor or its affiliates upon conversion of loans made to the Company).

NOTE 9. WARRANTS

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the foregoing, if a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

APEX TECHNOLOGY ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

Once the warrants become exercisable, the Company may redeem the Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption given after the warrants become exercisable; and

•

if, and only if, the reported last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the shares of Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Placement Warrants and the Class A common stock issuable upon the exercise of the Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 10. INCOME TAX

The Company’s net deferred tax assets are as follows:

	As of December 31,
	2020	2019
Deferred tax asset
Organizational costs/Startup expenses	$1,568,202	$61,973

Total deferred tax asset	1,568,202	61,973
Valuation allowance	(1,568,202)	(61,973)

Deferred tax asset, net of allowance	$—	$—

APEX TECHNOLOGY ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

The income tax provision consists of the following:

	As of December 31,
	2020	2019
Federal
Current	$281,381	$317,902
Deferred	(1,115,020)	(61,973)
State
Current	$129,934	$—
Deferred	(391,209)	—
Change in valuation allowance	1,506,229	61,973

Income tax provision	$411,315	$317,902

As of December 31, 2020 and 2019, the Company did not have any U.S. federal and state net operating loss carryovers available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2020 and for the period from April 5, 2019 (inception) through December 31, 2019, the change in the valuation allowance was $1,506,229 and $61,973, respectively.

A reconciliation of the federal income tax rate to the Company’s effective tax rate is as follows:

	As of December 31,
	2020	2019
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	7.0%	0.0%
Change in fair value of warrant liability	(26.2)%	0.0%
Change in valuation allowance	(2.5)%	5.1%
Income tax provision	(0.7)%	26.1%

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities for 2019 and 2020.

NOTE 11. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

APEX TECHNOLOGY ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC 320 “Investments—Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts.

At December 31, 2020, assets held in the Trust Account were comprised of $1,455 in cash and $175,325,383 in money market funds, which are invested in U.S. Treasury Securities and $176,531,482 in U.S. Treasury Bills. At December 31, 2019, assets held in the Trust Account were comprised of $532 in cash, $94,650 in money market funds, which are invested in U.S. Treasury Securities, and $351,713,981 in U.S. Treasury Bills.

During the year ended December 31, 2020, the Company withdrew $1,621,881 of interest earned on the Trust Account to pay its franchise and income taxes. During the period ended December 31, 2019, the Company did not withdraw any interest income from the Trust Account to pay its taxes.

The gross holding losses and fair value of held-to-maturity securities at December 31, 2020 and 2019 are as follows:

	Held-To-Maturity	Amortized Cost	Gross Holding (Loss) Gains	Fair Value
December 31, 2020	U.S. Treasury Securities (Mature on 1/19/2021)	$176,531,482	$2,987	$176,534,469

December 31, 2019	U.S. Treasury Securities (Mature on 3/19/2020)	$351,713,981	$281,644	$351,995,625

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2020 and 2019 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2020	December 31, 2019
Assets:
Investments – U.S. Treasury Securities Money Market Fund	1	$175,325,383	$94,650
Liabilities:
Warrant Liability – Public Warrants	1	74,900,000	20,125,000
Warrant Liability – Private Placement Warrants	3	2,519,100	822,150

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on our balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the consolidated statement of operations.

The Private Warrants were initially valued using a Modified Black Scholes Option Pricing Model, which is considered to be a Level 3 fair value measurement. The Modified Black Scholes model’s primary unobservable input utilized in determining the fair value of the Private Warrants is the expected volatility of the common stock. The expected volatility as of the Initial Public Offering date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of subsequent valuation dates was implied from the Company’s own public warrant pricing. A Monte Carlo simulation methodology was used in estimating the fair value of the public warrants for periods where no observable traded price was available, using the same expected volatility as was used in measuring the fair value of the Private Warrants. For periods subsequent to the detachment of the warrants from the Units, the closing price of the Public Warrant was used as the fair value as of each relevant date.

The following table presents the changes in the fair value of Level 3 warrant liabilities:

	Private Placement	Public	Warrant Liabilities (Level 3)
Fair value as of April 5, 2019 (inception)	$—	$—	$—
Initial measurement on September 19, 2019	724,950	23,275,000	23,299,950
Change in valuation inputs or other assumptions	97,200	(175,000)	(77,800)
Transfer from Level 3 to Level 2 measurement	—	(23,100,000)	(23,100,000)
Fair value as of December 31, 2019	822,150	—	82,500
Change in valuation inputs or other assumptions (1)	1,696,950	—	1,696,950
Fair value as of December 31, 2020	2,519,000	—	2,519,000

APEX TECHNOLOGY ACQUISITION CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

(1)

Due to the use of quoted prices in an active market (Level 1) to measure the fair value of the Public Warrants, subsequent to initial measurement, the Company had transfers out of Level 3 totaling $23,100,000 during the period from April 5, 2019 through December 31, 2019.

NOTE 12. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were issued. Based upon this review other than as described in footnote 2, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

APEX TECHNOLOGY ACQUISITION CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

March 31, 2021
(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$139,492
Prepaid expenses and other current assets	105,083
Prepaid income taxes	477,437

Total Current Assets	722,012
Cash and marketable securities held in Trust Account	351,890,161

Total Assets	$352,612,173

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$6,004,128
Franchise tax payable	50,000
Convertible promissory note – related party	300,000

Total Current Liabilities	6,354,128
Warrant liabilities	47,247,250
Deferred underwriting commissions	13,150,000

Total Liabilities	66,751,378

Commitments and contingencies
Class A, $0.0001 par value, common stock subject to possible redemption, 28,086,079 and 25,254,918 shares at March 31, 2021 and December 31, 2020 (at $10.00 per share), respectively	280,860,790

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized 7,723,921 and 10,555,082 issued and outstanding (excluding 28,086,079 and 25,254,918 shares subject to possible redemption) at March 31, 2021 and December 31, 2020, respectively	772
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 8,750,000 shares issued and outstanding at March 31, 2021 and December 31, 2020	875
Additional paid-in capital	34,444,413
Retained earnings	(29,446,055)

Total Stockholders’ Equity	5,000,005

Total Liabilities and Stockholders’ Equity	$352,612,173

The accompanying notes are an integral part of the condensed consolidated financial statements.

APEX TECHNOLOGY ACQUISITION CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2021	2020
General and administrative expenses	$1,842,079	$194,283
Franchise tax expense	50,000	50,000

Loss from operations	(1,892,079)	(244,283)

Other income:
Change in fair value of warrant liabilities	30,171,850	4,294,000
Interest earned on marketable securities held in Trust Account	31,841	1,452,414

Other income	30,203,691	5,746,414

Income before provision for income taxes	28,311,612	5,502,131
Provision for income taxes	—	(392,446)

Net income	$28,311,612	$5,109,685

Weighted average shares outstanding of Class A redeemable common stock	35,000,000	35,000,000

Basic and diluted income per share, Class A redeemable common stock	$0.00	$0.03

Basic weighted average shares outstanding of Class A and Class B non-redeemable common stock	9,560,000	9,560,000

Basic net income per share, Class A and Class B non-redeemable common stock	$2.96	$0.43

Diluted weighted average shares outstanding of Class A and Class B non-redeemable common stock	12,757,321	9,560,000

Diluted net income per share, Class A and Class B non-redeemable common stock	$(0.15)	$(0.02)

The accompanying notes are an integral part of the condensed consolidated financial statements.

APEX TECHNOLOGY ACQUISITION CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(UNAUDITED)

THREE MONTHS ENDED MARCH 31, 2021

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2021	10,555,082	$1,056	8,750,000	$875	$62,755,739	$(57,757,667)	$5,000,003
Common stock subject to possible redemption	(2,831,161)	(284)	—	—	(28,311,326)	—	(28,311,610)
Net income	—	—	—	—	—	28,311,612	28,311,612

Balance – March 31, 2021	7,723,921	$772	8,750,000	$875	$34,444,413	$(29,446,055)	$5,000,005

THREE MONTHS ENDED MARCH 31, 2020

	Class A Common Stock		Class B Common Stock		Additional Paid in Capital	(Accumulated Deficit)/ Retained Earnings	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2020	4,482,779	$448	8,750,000	$875	$2,033,317	$2,965,368	$5,000,008
Issuance of Class B common stock to Sponsor	(510,969)	(51)	—	—	(2,033,317)	(3,076,322)	(5,109,690)
Net loss	—	—	—	—	—	5,109,685	5,109,685)

Balance – March 31, 2020	3,971,810	$397	8,750,000	$875	$—	$4,998,731	$5,000,004

The accompanying notes are an integral part of the condensed consolidated financial statements.

APEX TECHNOLOGY ACQUISITION CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
Cash Flows from Operating Activities:
Net income	$28,311,612	$5,109,685
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of warrant liabilities	(30,171,850)	(4,294,000)
Interest earned on marketable securities held in Trust Account	(31,841)	(1,452,414)

Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(30,441)	(41,061)
Accounts payable and accrued expenses	1,595,639	(145,620)
Franchise tax payable	(31,255)	(98,743)
Income taxes payable	—	539,245

Net cash used in operating activities	(358,136)	(382,908)

Cash Flows from Investing Activities:
Cash withdrawn from Trust Account to pay franchise taxes	—	148,743

Net cash provided by investing activities	—	148,743

Cash Flows from Financing Activities
Proceeds from convertible promissory note – related party	300,000	—

Net cash provided by financing activities	300,000	—

Net Change in Cash and Cash Equivalents	(58,136)	(234,165)
Cash and Cash Equivalents – Beginning of period	197,628	994,810

Cash and Cash Equivalents – End of period	$139,492	$760,645

Non-Cash investing and financing activities:
Change in value of common stock subject to possible redemption	$28,311,610	$5,109,690

The accompanying notes are an integral part of the condensed consolidated financial statements.

APEX TECHNOLOGY ACQUISITION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Apex Technology Acquisition Corporation (the “Company”) was incorporated in Delaware on April 5, 2019. The Company was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus its search on companies in the software and internet technology industries. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

The Company has two subsidiaries, Athena Technology Merger Sub, Inc., a wholly-owned subsidiary of the Company incorporated in Delaware on October 13, 2020 (“Merger Sub 1”) and Athena Technology Merger Sub 2, LLC, a wholly-owned subsidiary of the Company incorporated in Delaware on November 2, 2020 (“Merger Sub 2”).

As of March 31, 2021, the Company had not commenced any operations. All activity through March 31, 2021 relates to the Company’s formation, its initial public offering (the “Initial Public Offering”), which is described below identifying a target company for a Business Combination and activities in connection with the proposed acquisition of AvePoint, Inc., a Delaware corporation (“AvePoint”) (see Note 6). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on September 16, 2019. On September 19, 2019, the Company consummated the Initial Public Offering of 35,000,000 units (“Units” and, with respect to the Class A common stock included in the Units offered, the “Public Shares”), which included the partial exercise by the underwriters of the over-allotment option to purchase an additional 4,500,000 Units, at $10.00 per Unit, generating gross proceeds of $350,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 810,000 units (the “Placement Units”) at a price of $10.00 per Placement Unit in a private placement to Apex Technology Sponsor LLC, a Delaware limited liability company (the “Sponsor”) and Cantor Fitzgerald & Co. (“Cantor”), the representative of the underwriters, generating gross proceeds of $8,100,000, which is described in Note 4.

Offering costs amounted to $19,806,442, consisting of $6,100,000 of underwriting fees, $13,150,000 of deferred underwriting fees and $556,442 of other offering costs.

Following the closing of the Initial Public Offering on September 19, 2019, an amount of $350,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Placement Units was placed in a trust account (“Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding shares of Class A common stock (the “public stockholders”) included in the public units (“Public Shares”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(UNAUDITED)

to the Company to pay its tax obligations). The per-share amount to be distributed to public stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor has agreed to vote its Founder Shares (as defined in Note 5), Placement Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares (as defined below), Placement Shares (as defined below) and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) that would affect the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company has until September 19, 2021 to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares and Placement Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than $10.00 per share.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(UNAUDITED)

the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until September 19, 2021 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after September 19, 2021. Management plans to continue efforts to close a business combination within the prescribed time frame.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2020 as filed with the SEC on May 13, 2021, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2020 is derived from the audited financial statements presented in the Company’s Amended and Restated Annual Report on Form 10-K for the year ended December 31, 2020. The interim results for the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future interim periods.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(UNAUDITED)

with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from the Company’s estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. Cash equivalents are stated at cost, which approximates market value. Cash equivalents consist of money market accounts. As of March 31, 2021 and December 31, 2020, cash equivalents amounted to $50,000.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at March 31, 2021 and December 31, 2020, Class A common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s condensed consolidated balance sheets.

Offering Costs

Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs amounted to $19,806,442, of which $18,818,200 were charged to stockholders’ equity upon the completion of the Initial Public Offering and $988,242 were charged as transaction costs to the statement of operations.

Warrant Liability

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(UNAUDITED)

criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of March 31, 2021 and December 31, 2020, the Company had a deferred tax asset of approximately $2,099,000 and $137,000, respectively, which had a full valuation allowance recorded against it of approximately $2,099,000 and $137,000, respectively.

The Company’s taxable income primarily consists of interest income on the Trust Account. The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible. The Company did not record an income tax provision during the three months ended March 31, 2021. During the three months ended March 31, 2020, the Company recorded income tax expense of approximately $392,000, primarily related to interest income earned on the Trust Account. The Company’s effective tax rate of 0% and 7% for the three months ended March 31, 2021 and 2020 respectively, differs from the expected income tax rate due to the start-up costs (discussed above) which are not currently deductible.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Income Per Common Share

Net income per common share is computed by dividing net income by the weighted average number of common shares outstanding for the period.

The Company’s statements of operations includes a presentation of income per share for common shares subject to redemption in a manner similar to the two-class method of income per share. Net income per common share, basic and diluted, for Class A redeemable common stock is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A redeemable common stock for the periods of 35,000,000 shares. Net income per common share, basic and diluted, for Class A and Class B non-redeemable common stock is calculated by dividing the net income, less income attributable to Class A redeemable common stock, by the weighted average number of Class A and Class B non-redeemable common stock outstanding for the periods. Class A and Class B non-redeemable common stock includes the Founder Shares and the Placement Units as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

APEX TECHNOLOGY ACQUISITION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(UNAUDITED)

The following table reflects the calculation of basic and diluted net income per share for common shares (in dollars, except per share amounts):

	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
Redeemable Class A Common Stock
Numerator: Earnings allocable to Redeemable Class A Common Stock
Interest Income	$31,841	$1,452,414
Income Tax and Franchise Tax	(31,841)	(442,446)

Net Earnings	$—	$1,009,968

Denominator: Weighted Average Redeemable Class A Common Stock
Redeemable Class A Common Stock, Basic and Diluted	35,000,000	35,000,000
Earnings/Basic and Diluted Redeemable Class A Common Stock	$0.00	$0.03

Non-Redeemable Class A and B Common Stock
Basic Earnings per Share
Numerator: Net Income minus Redeemable Net Earnings
Net Income	$28,311,612	$5,109,685
Net Earnings allocable to Redeemable Class A Common Stock	—	(1,009,968)

Non-Redeemable Net Income – Basic	$28,311,612	$4,099,717

Denominator: Weighted Average Non-Redeemable Class A and B Common Stock
Class A and B Non-Redeemable Common Stock, Basic (1)	9,560,000	9,560,000
Income/Basic Non-Redeemable Class A and B Common Stock	$2.96	$0.43

Diluted Loss per Share
Numerator: Non-Redeemable Net Income – Basic minus Change in fair value of warrant liabilities
Non-Redeemable Net Income – Basic	$28,311,612	$4,099,717
Less: Change in fair value of warrant liabilities	(30,171,850)	(4,294,000)
Non-Redeemable Net Loss – Diluted	$(1,860,238)	$(194,283)

Denominator: Weighted Average Non-Redeemable Class A and B Common Stock
Class A and B Non-Redeemable Common Stock, Diluted (2)	12,757,321	9,560,000
Loss/Diluted Non-Redeemable Class A and B Common Stock	$(0.15)	$(0.02)

(1)

The weighted average non-redeemable common stock for the three months ended March 31, 2021 and 2020 includes the effect of 810,000 Private Units, which were issued in conjunction with the initial public offering on September 19, 2019.

(2)

As of March 31, 2021, diluted weighted average shares outstanding was calculated using the treasury stock method utilizing a weighted average share price of $14.00 and the effect of the warrants sold in the Initial Public Offering and the private placement to purchase an aggregate of 17,905,000 shares. As of March 31, 2020, basic and diluted shares are the same as there are no securities that are dilutive to the Company’s common stockholders.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. At March 31, 2021 and December 31, 2020, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed consolidated balance sheets, primarily due to their short-term nature.

Recent Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(UNAUDITED)

and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU 2020-06 effective as of January 1, 2021. The adoption of ASU 2020-06 did not have an impact on the Company’s financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 35,000,000 Units, which includes the partial exercise by the underwriters of its option to purchase an additional 4,500,000 Units, at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor and Cantor purchased an aggregate of 810,000 Placement Units at a price of $10.00 per Placement Unit, for an aggregate purchase price of $8,100,000, of which the Sponsor purchased 657,500 Placement Units and Cantor purchased 152,500 Placement Units. Each Placement Unit consists of one share of Class A common stock (“Placement Share”) and one-half of one redeemable warrant (each, a “Placement Warrant”). Each whole Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. The proceeds from the Placement Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Placement Units and all underlying securities will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

During the period ended December 31, 2019, the Sponsor purchased 7,187,500 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. The Founder Shares will automatically convert into Class A common stock upon consummation of a Business Combination on a one-for-one basis, subject to certain adjustments, as described in Note 7. On August 13, 2019 and September 16, 2019, the Company effected a 1.1 for 1 stock dividend and a 1.109091 for 1 stock dividend, respectively, for each share of Class B common stock outstanding, resulting in an aggregate of 8,768,750 Founder Shares issued and outstanding.

The Founder Shares included an aggregate of up to 1,143,750 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Sponsor would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (excluding Placement Shares underlying the Placement Units). In connection with the underwriters’ partial exercise of the over-allotment option and the forfeiture of the remaining over-allotment option, 18,750 Founder Shares were forfeited and 1,125,000 Founder Shares are no longer subject to forfeiture, resulting in an aggregate of 8,750,000 Founder Shares issued and outstanding.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Related Party Loans

On June 25, 2019, the Sponsor loaned the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering (the “Promissory Note”). The Promissory Note was non-interest bearing and payable on the earlier of December 31, 2019 or the completion of the Initial Public Offering. Outstanding borrowings amounting to $275,000 under the Promissory Note were repaid upon the consummation of the Initial Public Offering.

APEX TECHNOLOGY ACQUISITION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(UNAUDITED)

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into units upon consummation of the Business Combination at a price of $10.00 per unit. The units would be identical to the Placement Units. There are no borrowings outstanding as of March 31, 2021.

As of February 3, 2021, the Company issued a convertible promissory note to the Sponsor pursuant to which the Sponsor agreed to loan the Company up to an aggregate principal amount of $300,000 (the “Convertible Promissory Note”). The Convertible Promissory Note is non-interest bearing and payable on the earlier of the date on which the Company consummates a Business Combination or the date that the winding up of the Company is effective. If the Company does not consummate a Business Combination, the Company may use a portion of any funds held outside the Trust Account to repay the Convertible Promissory Note; however, no proceeds from the Trust Account may be used for such repayment. Up to $300,000 of the Convertible Promissory Note may be converted into units at a price of $10.00 per unit at the option of the Sponsor. The units would be identical to the Placement Units. As of March 31, 2021, the outstanding balance under the Convertible Promissory Note amounted to an aggregate of $300,000.

Administrative Support Agreement

The Company entered into an agreement whereby, commencing on September 16, 2019 through the earlier of the Company’s consummation of a Business Combination and its liquidation, the Company will pay an affiliate of the Sponsor a total of $15,000 per month for office space, utilities and secretarial and administrative support. For the three months ended March 31, 2021 and 2020, the Company incurred and paid $45,000 in each three month period in fees for these services.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its search for a target company, and/or closing of the AvePoint Business Combination, the specific impact is not readily determinable as of the date of these consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

Pursuant to a registration rights agreement entered into on September 16, 2019, the holders of the Founder Shares, Placement Units (including securities contained therein) and units (including securities contained therein) that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Placement Warrants) and any shares of Class A common stock and warrants (and underlying Class A common stock) that may be issued upon conversion of units issued upon conversion of the Working Capital Loans and Class A common stock issuable upon conversion of the Founder Shares will be entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. Notwithstanding the foregoing, Cantor may not exercise its demand and “piggyback” registration rights after five (5) and seven (7) years after the effective date of the registration statement and may not exercise its demand rights on more than one occasion. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 4,575,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On September 19, 2019, the underwriters partially exercised their over-allotment option to purchase an additional 4,500,000 Units at $10.00 per Unit and forfeited the option to exercise the remaining 75,000 Units.

APEX TECHNOLOGY ACQUISITION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(UNAUDITED)

The underwriters were paid a cash underwriting discount of $0.20 per Unit or $6,100,000 in the aggregate at the closing of the Initial Public Offering. In addition, the underwriters are entitled to a deferred fee of $13,150,000. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Business Combination Agreement

On November 23, 2020, the Company entered into an Agreement and Plan of Merger (the “Business Combination Agreement”) by and among the Company, Athena Technology Merger Sub, Inc., a Delaware corporation (“Merger Sub 1”), Athena Technology Merger Sub 2, LLC, a Delaware limited liability company (“Merger Sub 2”), and AvePoint, relating to a proposed business combination transaction between the Company and AvePoint. The Business Combination Agreement was amended on December 30, 2020, March 8, 2021 and May 18, 2021.

Pursuant to the Business Combination Agreement, Merger Sub 1 will be merged with and into AvePoint (the “First Merger”), with AvePoint surviving the First Merger as a wholly owned subsidiary of the Company, and promptly following the First Merger, AvePoint will be merged with and into Merger Sub 2 (the “Second Merger”), with Merger Sub 2 surviving the Second Merger as a wholly owned subsidiary of the Company.

Pursuant to the terms of the Business Combination Agreement, at the effective time of the Merger:

(a)

The aggregate consideration to be paid to AvePoint equity shareholders will be (i) an amount in cash of approximately $263 million (the “Aggregate Cash Consideration”), minus a deduction for the PIPE Fees and (ii) 143,210,835 shares of common stock of the Company (“Apex Common Stock”), which includes shares of Apex Common Stock that may be issuable pursuant to the exercise of exchanged AvePoint stock options (such aggregate amount, the “Aggregate Stock Consideration”). The Aggregate Stock Consideration will be increased by a number of shares of Apex Common Stock equal to the aggregate exercise price of the Exchanged Options divided by $10.00;

(b)

AvePoint’s stockholders who hold shares of Series C Preferred Stock, par value $0.001 (“AvePoint Preferred Stock”) will receive an aggregate amount of $135 million (subject to deduction for Preferred PIPE Fees) from the Aggregate Cash Consideration and will receive the balance of their consideration in shares of Apex Common Stock from the Aggregate Stock Consideration;

(c)

All holders of shares of common stock of AvePoint, par value $0.001 per share (“AvePoint Common Stock”) other than the Named Executives will receive an aggregate amount of between $75 million and approximately $93 million in cash (subject to deduction for certain expenses) based on an election (“Cash Election”) from the balance of the Aggregate Cash Consideration and will receive the remainder of their consideration in shares of Apex Common Stock from the Aggregate Stock Consideration;

(d)

All shares of AvePoint Common Stock and AvePoint Preferred Stock held in the treasury of AvePoint or by the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(e)

Each share of common stock of Merger Sub 1 issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation;

(f)

Each Named Executive Cash-Settled Option that is outstanding immediately prior to the Effective Time, shall be converted into the right to receive (A) an amount of cash equal to: the product of (1) the number of Named Executive Cash-Settled Options multiplied by (2) the Per Share Amount, minus (y) the aggregate exercise price attributable to such Named Executive Cash-Settled Options; and (B) the contingent right to receive a number of shares Contingent Consideration following the Closing in accordance with the Business Combination Agreement;

(g)

The Named Executives will receive an aggregate amount of $35 million in cash (subject to deduction for the Named Executive PIPE Fees (as defined in the Business Combination Agreement)) from the Aggregate Cash Consideration and will receive the balance of their transaction consideration in shares of Apex Common Stock from the Aggregate Stock Consideration;

(h)

Each AvePoint Option that is outstanding immediately prior to the Effective Time, whether vested or unvested (other than the Named Executive Cash-Settled Options and AvePoint Options granted to Eligible individuals in the People’s Republic of China (“PRC Options”)), shall be converted into (1) an option to purchase a number of shares of Apex Common Stock (such option, an “Exchanged Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of AvePoint Common Stock subject to such AvePoint Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such AvePoint Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; and

APEX TECHNOLOGY ACQUISITION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(UNAUDITED)

(i)

The PRC Options will not be continued or assumed by AvePoint, Apex or the Merger Subs as part of the Mergers. The cancelled PRC Options will be replaced and substituted for as of the Effective Time with the award of a new stock option to purchase a number of shares of Apex Common Stock pursuant to the 2021 Plan equal to the product (rounded down to the nearest whole number) of (x) the number of shares of AvePoint Common Stock subject to such PRC Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such PRC Option prior to the Effective Time divided by (B) the Exchange Ratio. The replacement stock options will be credited with vesting to the same extent as the existing PRC Options being replaced, and the new replacement awards will be subject to same vesting schedule and exercisability provisions

Additionally, On November 23, 2020, the Company entered into separate subscription agreements (collectively, the “Subscription Agreements”) with a number of investors (collectively, the “PIPE Investors”), pursuant to which the PIPE Investors agreed to purchase an aggregate of 14,000,000 shares of Apex Common Stock (the “PIPE Shares”), at a purchase price of $10.00 per share for an aggregate purchase price of $140,000,000, in one or more private placement transactions (the “Private Placements”). The closing of the Private Placements pursuant to the Subscription Agreements is contingent upon, among other customary closing conditions, the concurrent consummation of the Proposed Transactions. The purpose of the Private Placements is to raise additional capital for use by the combined company following the Closing.

Following the Closing, in addition to the Aggregate Cash Consideration and Aggregate Stock Consideration, the holders of AvePoint Preferred Stock, AvePoint Common Stock and AvePoint Options shall be issued additional shares of Apex Common Stock, as follows:

(a)

1,000,000 shares of Apex Common Stock, in the aggregate, if at any time from and after the Closing through the seventh anniversary thereof (x) the Closing Price is greater than or equal to $12.50 over any 20 Trading Days within any 30 Trading Day period or (y) Apex consummates a Subsequent Transaction, which results in the stockholders of Apex having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $12.50 per share (the “First Milestone”) (such 1,000,000 shares of Apex Common Stock, the “First Milestone Contingent Consideration”);

(b)

1,000,000 shares of Apex Common Stock, in the aggregate, if at any time from and after the Closing through the seventh anniversary thereof (x) the Closing Price is greater than or equal to $15.00 over any 20 Trading Days within any 30 Trading Day period or (y) Apex consummates a Subsequent Transaction, which results in the stockholders of Apex having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $15.00 per share (the “Second Milestone”) (such 1,000,000 shares of Apex Common Stock, the “Second Milestone Contingent Consideration”); and

(c)

1,000,000 shares of Apex Common Stock, in the aggregate, if at any time from and after the Closing through the seventh anniversary thereof (x) the Closing Price is greater than or equal to $17.50 over any 20 Trading Days within any 30 Trading Day period or (y) Apex consummates a Subsequent Transaction, which results in the stockholders of Apex having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $17.50 per share (the “Third Milestone”) (such 1,000,000 shares of Apex Common Stock, the “Third Milestone Contingent Consideration” and together with the First Milestone Contingent Consideration and the Second Milestone Contingent Consideration, the “Contingent Consideration”). For the avoidance of doubt, the maximum amount of the Contingent Consideration is 3,000,000 shares of Apex Common Stock, in the aggregate.

The parties to the Business Combination Agreement have made customary representations, warranties and covenants, including, among others, with respect to the conduct of the businesses of AvePoint and Apex during the period between execution of the Business Combination Agreement and the consummation of the Business Combination.

NOTE 7. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At March 31, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At March 31, 2021 and December 31, 2020, there were 7,723,921 and 10,555,082 shares of Class A common stock issued or outstanding, excluding 28,086,079 and 25,254,918 shares of common stock subject to possible redemption, respectively.

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At March 31, 2021 and December 31, 2020, there were 8,750,000 shares of Class B common stock issued and outstanding.

APEX TECHNOLOGY ACQUISITION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(UNAUDITED)

Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering (not including the shares of Class A common stock underlying the Placement Units) plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent warrants issued, or to be issued, to any seller in a Business Combination, any private placement equivalent securities issued to the Sponsor or its affiliates upon conversion of loans made to the Company).

NOTE 8. WARRANT LIABILITIES

Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the foregoing, if a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption given after the warrants become exercisable; and

•

if, and only if, the reported last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

APEX TECHNOLOGY ACQUISITION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(UNAUDITED)

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the shares of Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Placement Warrants and the Class A common stock issuable upon the exercise of the Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 9. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC 320 “Investments - Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts.

At March 31, 2021, assets held in the Trust Account were comprised of $680 in cash and $351,889,481 in money market funds, which are invested in U.S. Treasury Securities. At December 31, 2020, assets held in the Trust Account were

APEX TECHNOLOGY ACQUISITION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2021

(UNAUDITED)

comprised of $1,455 in cash and $175,325,383 in money market funds, which are invested in U.S. Treasury Securities and $176,531,482 in U.S. Treasury Bills.

During the three months ended March 31, 2021, the Company did not withdraw any interest income on the Trust Account. During the three months ended March 31, 2020, the Company withdrew $148,743 of interest earned on the Trust Account to pay its franchise taxes.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at March 31, 2021 and December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	March 31, 2021	December 31, 2020
Assets:
Investments – U.S. Treasury Securities Money Market Fund	1	$351,889,481	$175,325,383

Liabilities:
Warrant Liability – Public Warrants	1	45,850,000	74,900,000
Warrant Liability – Private Placement Warrants	3	1,397,250	2,519,100

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the accompanying consolidated balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the condensed consolidated statements of operations.

The Warrants were valued using a Modified Black Scholes Option Pricing Model, which is considered to be a Level 3 fair value measurement. The Modified Black Scholes model’s primary unobservable input utilized in determining the fair value of the Warrants is the expected volatility of the common stock. The expected volatility as of the date of the Initial Public Offering date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of subsequent valuation dates was estimated through comparable guideline companies.

The key inputs into the Modified Black-Scholes Option Pricing Model for the Warrants were as follows:

Input:	March 31, 2021	December 31, 2020
Risk-free interest rate	0.95%	0.42%
Expected term (years)	5.1	5.4
Expected volatility	34.8%	34.5%
Exercise price	$11.50	$11.50
Fair value of Units	$11.08	$15.01

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of January 1, 2021	$2,519,000	$74,900,000	$77,419,100
Change in valuation inputs or other assumptions(1)	(1,121,850)	(29,050,000)	(30,171,850)

Fair value as of March 31, 2021	$1,397,250	$45,850,000	$47,247,250

(1)	Changes in valuation inputs or other assumptions are recognized in change in fair value of warrant liabilities in the consolidated statement of operations.

There were no transfers in or out of Level 3 from other levels in the fair value hierarchy.

NOTE 9. SUBSEQUENT EVENTS

The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the condensed consolidated financial statements were issued. Based upon this review, the Company did not identify subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

Annex A

Execution Version

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

by and among

APEX TECHNOLOGY ACQUISITION CORP.,

ATHENA TECHNOLOGY MERGER SUB, INC.,

ATHENA TECHNOLOGY MERGER SUB 2, LLC,

and

AVEPOINT, INC.

Dated as of November 23, 2020

Page
EXHIBIT F	Form of Amended and Restated Certificate of Incorporation of Surviving Corporation
EXHIBIT G	Form of Amended and Restated Bylaws of Surviving Corporation
EXHIBIT H	Form of Amended and Restated Operating Agreement of Surviving Entity
EXHIBIT I	Form of Apex Amended and Restated Certificate of Incorporation
EXHIBIT J	Form of Apex Amended and Restated Bylaws
EXHIBIT K	Directors and Officers of the Surviving Corporation, Surviving Entity and Apex

SCHEDULE A	Company Knowledge Parties
SCHEDULE B	Key Company Stockholders
SCHEDULE C	Named Executives
SCHEDULE D	Specified Options
SCHEDULE E	Company Employment Agreement Executives

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION, dated as of November 23, 2020 (this “Agreement”), by and among Apex Technology Acquisition Corp., a Delaware corporation (“Apex”), Athena Technology Merger Sub, Inc., a Delaware corporation (“First Merger Sub”), Athena Technology Merger Sub 2, LLC, a Delaware limited liability company (“Second Merger Sub” and, together with First Merger Sub, “Merger Subs” and each, a “Merger Sub”), and AvePoint, Inc., a Delaware corporation (the “Company”).

WHEREAS, each Merger Sub is a wholly owned direct subsidiary of Apex;

WHEREAS, upon the terms and subject to the conditions of this Agreement, (a) in accordance with the General Corporation Law of the State of Delaware, Subchapter XV (the “DGCL”), Apex and the Company will enter into a business combination transaction pursuant to which First Merger Sub will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned subsidiary of Apex, subject to the conditions set forth herein, and (b) in accordance with the Limited Liability Company Act of the State of Delaware, Subchapter XVIII (the “DLLCA”), promptly following the First Merger, but in any event on the same day as the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of Apex, subject to the conditions set forth herein;

WHEREAS, each of the parties intends that, for U.S. federal income Tax purposes, (a) the First Merger, the Second Merger and the Named Executive Transactions (as defined herein), taken together, shall be viewed as a single integrated transaction that shall qualify as a “reorganization” within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”) and (b) this Agreement is, and is hereby adopted as, a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3 (clauses (a) and (b), the “Intended Tax-Free Treatment”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the Mergers are fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and declared its advisability and approved the Mergers and the other transactions contemplated by this Agreement, and (b) has recommended the approval and adoption of this Agreement and the Mergers by the stockholders of the Company;

WHEREAS, the Board of Directors of Apex (the “Apex Board”) has (a) approved and adopted this Agreement and declared its advisability and approved the payment of the Per Share Amount to stockholders of the Company pursuant to this Agreement and the other transactions contemplated by this Agreement, and (b) has recommended the approval and adoption of this Agreement and the transactions contemplated by this Agreement by the stockholders of Apex;

WHEREAS, the Board of Directors of First Merger Sub (the “First Merger Sub Board”) has (a) determined that the First Merger is fair to, and in the best interests of, First Merger Sub and its sole stockholder and has approved and adopted this Agreement and declared its advisability and approved the First Merger and the other transactions contemplated by this Agreement, and (b) recommended the approval and adoption of this Agreement and the First Merger by the sole stockholder of First Merger Sub;

WHEREAS, Apex, in its capacity as the sole member and manager of Second Merger Sub has (a) determined that the Second Merger is fair to, and in the best interests of, Second Merger Sub and its sole member and has approved and adopted this Agreement and declared its advisability and approved the Mergers and the other transactions contemplated by this Agreement, and (b) approved the adoption of this Agreement and the Second Merger;

WHEREAS, Apex, the Company and the Key Company Stockholders (as defined herein), concurrently with the execution and delivery of this Agreement, are entering into the Stockholder Support Agreement, dated as of the date hereof (the “Stockholder Support Agreement”), providing that, among other things, the Key Company Stockholders will vote their shares of Company Common Stock and Company Preferred Stock in favor of this Agreement, the Mergers and the other transactions contemplated by this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, Apex Technology Sponsor LLC (the “Sponsor”) shall enter into a Sponsor Support Agreement (the “Sponsor Support Agreement”) providing that, among other things, the Sponsor will (i) vote its shares of Apex Common Stock in favor of this Agreement, the Mergers and the other transactions contemplated by this Agreement, and (ii) place into escrow certain shares of Apex Common Stock held by Sponsor, the release of which shall be contingent upon certain events and conditions, all as set forth in the Sponsor Support Agreement;

WHEREAS, in connection with the Closing, Apex, certain Key Company Stockholders and the parties to the Registration Rights Agreement shall enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), substantially in the form attached hereto as Exhibit A;

WHEREAS, in connection with the Closing, certain Key Company Stockholders shall enter into separate Lock-Up Agreements (each, a “Lock-Up Agreement”), substantially in the form attached hereto as Exhibit B;

WHEREAS, concurrently with the execution and delivery of this Agreement, Jeff Epstein and Brad Koenig shall enter into separate side letter agreements, substantially in the form attached hereto as Exhibit C;

WHEREAS, Apex, concurrently with the execution and delivery of this Agreement, is entering into subscription agreements (the “Subscription Agreements”) with certain investors pursuant to which such investors, upon the terms and subject to the conditions set forth therein, have agreed to purchase shares of Apex Common Stock at a purchase price of $10.00 per share in one or more private placement transactions for an aggregate purchase price equal to the PIPE Commitment identified herein, such purchases to be consummated prior to or substantially concurrently with the Closing (the “Private Placements”), to be consummated concurrently with the consummation of the transactions contemplated hereby;

WHEREAS, concurrently with the execution and delivery of this Agreement, each Named Executive is entering into an agreement with Apex and the Company (the “Named Executive Equity Agreement”) pursuant to which such Named Executive has agreed that on the Closing Date and immediately prior to the Effective Time, such Named Executive shall exchange the Named Executive Shares for cash and shares of Apex Common Stock, in accordance with the terms of the Named Executive Equity Agreement (collectively, the “Named Executive Transactions”);

WHEREAS, the Company and its requisite stockholders have adopted and approved a certificate of amendment to the Company Certificate of Incorporation in the form attached hereto as Exhibit D (the “Company Certificate of Amendment”) and the Company will cause such certificate of amendment to be filed with the Delaware Secretary of State on the date of this Agreement.

WHEREAS, in connection with the Closing, Apex shall file with the Secretary of State of the State of Delaware the Amended and Restated Apex Certificate of Incorporation, pursuant to which all outstanding shares of Apex Class A Common Stock and Apex Class B Common Stock shall be converted into shares of Apex Common Stock.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Certain Definitions. For purposes of this Agreement:

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person; provided, further, that in no event shall the Company or any Company Subsidiaries be considered an affiliate of any portfolio company (other than the Company and Company Subsidiaries) of any investment fund affiliated with any direct or indirect equityholder of the Company.

“Aggregate Available Cash” means the sum of (a) the Available Apex Cash, plus (b) the Company Cash.

“Aggregate Cash Amount” means the sum of (a) the Baseline Cash Amount, plus (b) the Aggregate Options Exercise Price.

“Aggregate Cash Consideration” means the sum of (a) (i) the Company Preferred Stock Cash Amount, minus (ii) the Preferred PIPE Fees plus (b) the Available Named Executive Cash Amount, plus (c) (i) the Final Cash Election Consideration, minus (ii) the Common Stockholder PIPE Fees.

“Aggregate Cash Election Amount” means the aggregate amount of Cash Election Consideration elected by all Electing Stockholders (before giving effect to any adjustment pursuant to the proviso at the end of Section 3.01(a)(ii)(y)).

“Aggregate Named Executive Cash-Settled Option Consideration” means an amount in cash equal to: (a) the product of (i) Per Share Amount, multiplied by (ii) the number of shares of Company Common Stock issuable upon exercise of the Named Executive Cash-Settled Options, minus (b) the Aggregate Named Executive Cash-Settled Options Exercise Price.

“Aggregate Named Executive Cash-Settled Options Exercise Price” means the aggregate exercise price of the Named Executive Cash-Settled Options.

“Aggregate Option Consideration” means a number of shares of Apex Common Stock equal to: (a) (i) Per Share Amount, divided by (ii) $10.00, multiplied by (b) the number of shares of Company Common Stock issuable upon exercise of all Company Options (other than Named Executive Cash-Settled Options).

“Aggregate Option Exercise Price” means the aggregate exercise price of all Company Options.

“Aggregate Preferred Stock Consideration” means a number of shares of Apex Common Stock equal to (a) an amount equal to (i) the Company Preferred Stock Converted Shares multiplied by the Per Share Amount, minus (ii) the Company Preferred Stock Cash Amount, divided by (b) $10.00.

“Aggregate Stock Consideration” means a number of shares of Apex Common Stock equal to (a) the Aggregate Preferred Stock Consideration, plus (b) an amount equal to (i) the Named Executive Stock-Settled Shares multiplied by the Per Share Amount, divided by (ii) $10.00 plus (c) the Final Stock Election Consideration.

“Ancillary Agreements” means the Stockholder Support Agreement, the Sponsor Support Agreement, the Registration Rights Agreement, the Lock-Up Agreements, and all other agreements, certificates and instruments executed and delivered by Apex, Merger Subs or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Apex Capital Stock” means, collectively, Apex Common Stock and Apex Preferred Stock.

“Apex Certificate of Incorporation” means the Amended and Restated Apex Certificate of Incorporation dated September 16, 2019.

“Apex Class A Common Stock” means Apex’s Class A common stock, par value $0.0001 per share, prior to the filing of the Amended and Restated Apex Certificate of Incorporation.

“Apex Class B Common Stock” means Apex’s Class B common stock, par value $0.0001 per share, prior to the filing of the Amended and Restated Apex Certificate of Incorporation.

“Apex Common Stock” means Apex’s common stock, par value $0.0001 per share, after the filing of the Amended and Restated Apex Certificate of Incorporation.

“Apex Initial Stockholders” means the Sponsor.

“Apex IPO Financial Advisors” means Cantor Fitzgerald & Co. and William Blair.

“Apex IPO Underwriting Fees” means an aggregate of $13,500,000 of underwriting commissions and capital markets advisory fees, costs and expenses payable to the Apex IPO Financial Advisors.

“Apex Material Adverse Effect” means any Effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or is reasonably expected to be materially adverse to the business, financial condition or results of operations of Apex; or (b) would prevent, materially delay or materially impede the performance by Apex or Merger Subs of their respective obligations under this Agreement or the consummation of the Mergers or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Apex Material Adverse Effect pursuant to clause (a): (i) any change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which Apex operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, civil unrest, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or other outbreaks of illness or public health events and other force majeure events (including any escalation or general worsening of any of the foregoing Effects); (v) any actions taken or not taken by Apex as required by this Agreement or any Ancillary Agreement, (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transaction (provided, that this clause (vi) shall not apply to any representation or warranty to the extent the purpose of such representation or warrant is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby), or (vii) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iv), to the extent that Apex is materially disproportionately affected thereby as compared with other participants in the industry in which Apex operates.

“Apex Organizational Documents” means the Apex Certificate of Incorporation, Apex bylaws, and Trust Agreement, in each case as amended, modified or supplemented from time to time.

“Apex Public Stockholder Redemption Rate” means the percentage of the Trust Fund that is actually redeemed by Apex Public Stockholders upon exercise of the Redemption Rights.

“Apex Public Stockholders” means any stockholders of Apex other than the Sponsor, Jeff Epstein, Brad Koenig or any of their respective affiliates or any stockholder of Apex pursuant to that certain Letter Agreement, dated as of September 16, 2019, by and among the Sponsor, Apex and the other stockholders named therein.

“Apex Sponsor Common Stock” means (a) Apex Class B Common Stock, prior to the filing of the Amended and Restated Apex Certificate of Incorporation and (b) Apex Common Stock upon and following the filing of the Amended and Restated Apex Certificate of Incorporation.

“Apex Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by Apex or its affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (a) all reasonable and documented fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers other than any Ineligible Apex IPO Underwriting Fees, (b) Apex’s allocated share of the fees and expenses as set forth in Section 7.01(a), Section 7.12 and Section 7.13 in connection with the transactions contemplated hereby and (c) repayment of any Working Capital Loans, in each case of clauses (a) through (c) solely to the extent such fees and expenses are incurred and unpaid as of 11:59 p.m. (New York time) on the day immediately preceding the Closing Date.

“Apex Units” means one share of Apex Class A Common Stock and one Apex Warrant.

“Apex Warrant Agreement” means that certain warrant agreement dated September 16, 2019 by and between Apex and Continental.

“Apex Warrants” means whole warrants to purchase shares of Apex Class A Common Stock as contemplated under the Apex Warrant Agreement, with each whole warrant exercisable for one share of Apex Class A Common Stock at an exercise price of $11.50.

“Available Apex Cash” means the total cash and cash equivalents of Apex at the Effective Time, including (a) (i) the funds remaining in the Trust Account, plus (ii) the proceeds under the Subscription Agreements entered into as of the date hereof (as amended in accordance with this Agreement) and any additional Subscription Agreements entered into after the date hereof in accordance with this Agreement, plus (iii) the proceeds with respect to any Additional Equity Amount actually purchased in accordance with this Agreement, minus (b) the sum of (i) the amount required to satisfy the Redemption Rights, plus (ii) any Taxes due on any accrued interest on the Trust Account, plus (iii) any unpaid Apex Transaction Expenses, plus (iv) any unpaid Company Transaction Expenses.

“Available Company Common Stock Cash Amount” means (a) the Company Common Stock Cash Amount, minus (b) the Company Common Stock Cash Cutback.

“Available Named Executive Cash Amount” means (a) the Named Executive Cash Amount, minus (b) the Named Executive Cash Cutback, if any, minus (c) the Named Executive PIPE Fees, if any.

“Balance Sheet Cash Amount” means $90,000,000.

“Baseline Cash Amount” means $261,026,922.09.

“Baseline Share Amount” means $1,433,660,775.

“Board Observer Agreement” means an agreement to be entered into between Apex and Brad Koenig, substantially in the form attached hereto as Exhibit E.

“Business Combination” has the meaning set forth in Article II of the Apex Certificate of Incorporation.

“Business Data” means all business information and data that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise Processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company Group.

“Business Day” means any day on which banks are not required or authorized to close in New York, NY; provided, that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used in the conduct of the business of the Company or any Company Subsidiary.

“Cash Consideration Shortfall Amount” means the amount, if any, by which (a) the sum of (i) the Baseline Cash Amount plus (ii) the Balance Sheet Cash Amount, exceeds (b) the sum of (i) the Aggregate Available Cash, plus (ii) the PIPE Fees; provided, that such amount shall be deemed to be zero if it is a negative number.

“Closing Price” means, for each Trading Day, the closing price (based on such Trading Day) of shares of Apex Common Stock on the Trading Market, as reported on Nasdaq.com.

“Common Stockholder PIPE Fees” means the product of (a) the product of 4.5% multiplied by (i) the aggregate proceeds received by Apex under the Subscription Agreements entered into as of the date hereof (as amended in accordance with this Agreement) and any additional Subscription Agreements entered into after the date hereof in accordance with this Agreement, minus (ii) the Company Preferred Stock Cash Amount; provided, that, if such amount is less than zero, such amount shall be deemed to be zero, multiplied by (b) the quotient obtained by (i) the Final Cash Election Consideration, divided by (ii) the sum (x) of the Named Executive Cash Amount, minus the Named Executive Cash Cutback and (y) the Final Cash Election Consideration, rounded down to the nearest cent.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Cash” means the total cash and cash equivalents of the Company Group at the Effective Time.

“Company Certificate of Incorporation” means the Third Amended and Restated Certificate of Incorporation of the Company dated December 26, 2019, as amended by the Company Certificate of Amendment.

“Company Common Stock” means the Company’s Common Stock, with a par value of $0.001 per share.

“Company Common Stock Cash Amount” means $91,026,922.09.

“Company Common Stock Cash Cutback” means an amount in cash equal to (a) the Cash Consideration Shortfall Amount, multiplied by (b) the quotient equal to (i) the Company Common Stock Cash Amount, divided by (ii) the sum of (A) the Named Executive Cash Amount, plus (B) the Company Common Stock Cash Amount, plus (C) the Balance Sheet Cash Amount, rounded to the nearest dollar.

“Company Financial Advisors” means the persons listed on Section 4.25 of the Company Disclosure Schedule.

“Company Group” means the Company and the Company Subsidiaries.

“Company Group Member” means the Company or any Company Subsidiary.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to any Company Group Member or to which any Company Group Member otherwise has a right to use.

“Company Loan Agreement” means that certain Loan and Security Agreement, dated April 7, 2020, by and between the Company, the Guarantors party thereto and HSBC Ventures UA Inc.

“Company Material Adverse Effect” means any event, circumstance, change or effect (collectively “Effect”) that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, financial condition, or results of operations of the Company and the Company Subsidiaries, taken as a whole or (b) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Mergers or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect pursuant to clause (a): (i) any change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, civil unrest, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or other outbreaks of illness or public health events and other force majeure events (including any escalation or general worsening of any of the foregoing Effects); (v) any actions taken or not taken by any Company Group Member as required by this Agreement or any Ancillary Agreement, (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided, that this clause (vi) shall not apply to any representations or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby), (vii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided, that this clause (vii) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse

Effect, or (viii) any actions taken, or failures to take action, or such other changes or events, in each case, which Apex has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iv), to the extent that the Company and the Company Subsidiaries are as a whole materially disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.

“Company Option Plans” means the 2006 Equity Incentive Plan of the Company and the 2016 Equity Incentive Plan of the Company, in each case, as such may have been amended, supplemented or modified from time to time.

“Company Optionholders” means the holders of Company Options as of immediately prior to the Effective Time.

“Company Options” means all unexpired and unexercised options to purchase shares of Company Common Stock, whether or not exercisable and whether or not vested, immediately prior to the Effective Time under either Company Option Plan or otherwise.

“Company Organizational Documents” means the Company Certificate of Incorporation, and the bylaws of the Company, in each case as amended, modified or supplemented from time to time.

“Company Outstanding Shares” means the sum of (a) total number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including the Named Executive Shares), plus (b) the number of Company Preferred Stock Converted Shares, plus (c) the number of shares of Company Common Stock issuable upon the exercise of all Company Options (other than Unvested Exchanged Options held by a Company Optionholder who does not remain in continuous service to Apex or one of its subsidiaries as of the date of the applicable Contingent Milestone).

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by any Company Group Member.

“Company Preferred Stock” means the Company Series C Preferred Stock.

“Company Preferred Stock Cash Amount” means $135,000,000.

“Company Preferred Stock Converted Shares” means total number of shares of Company Common Stock that would be issuable upon the conversion of the outstanding shares of Company Preferred Stock immediately prior to the Effective Time.

“Company Privacy Policies” means each written external or internal, past or present, policy, notice, or statement of any Company Group Member concerning the privacy, security, or Processing of Personal Information.

“Company Series C Preferred Stock” means the shares of the Preferred Stock of the Company, par value $0.001 per share, designated as Series C Preferred Stock in the Company Certificate of Incorporation.

“Company Stockholders” means the holders of Company Common Stock and Company Preferred Stock, in each case as of immediately prior to the Effective Time.

“Company Subsidiary Organizational Documents” means with respect to each Company Subsidiary, its certificate of formation and limited liability company agreement, in each case as amended, modified or supplemented from time to time.

“Company Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by any Company Group Member (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (a) all reasonable and documented fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (b) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the any Company Group Member to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer, or director of any Company Group Member as a result of the transactions contemplated hereby (and not tied to any subsequent event or condition, such as a termination of employment), including the employer portion of payroll Taxes arising therefrom, but in each case excluding any payments in respect of Named Executive Cash-Settled Options, (c) the Company’s allocated share of the fees and expenses as set forth in Section 7.01(a), Section 7.12 and Section 7.13 in connection with the transactions contemplated hereby and (d) repayment of loans made to the Company by any affiliate of the Company (other than a wholly-owned subsidiary of the Company), in each case of clauses (a) through (d) solely to the extent such fees and expenses are incurred and unpaid as of 11:59 p.m. (New York time) on the day immediately preceding the Closing Date.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company Group or any Suppliers or customers of the Company Group or Apex or its subsidiaries (as applicable) that is not already generally available to the public.

“Continental” means Continental Stock Transfer & Trust Company, Apex’s transfer agent.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Disabling Devices” means Software viruses, time bombs, logic bombs, Trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company intentionally to protect Company IP from misuse.

“Election Percentage” means with respect to any Electing Stockholder that has properly made and not revoked or lost an Election in accordance with Section 3.02, the percentage of cash (rounded to the nearest whole number) elected by such holder in such Election; provided, that such percentage shall not be greater than the Maximum Election Percentage.

“Eligible Apex IPO Underwriting Fees” means (a) if the Apex Public Stockholder Redemption Rate is equal to 10% or less, 100% of the Apex IPO Underwriting Fees, (b) if the Apex Public Stockholder Redemption Rate is 40% or more, none of the Apex IPO Underwriting Fees and (c) if the Apex Public Stockholder Redemption Rate is greater than 10% but equal to or less than 40%, a portion of the Apex IPO Underwriting Fees equal to (i) 40% minus the Apex Public Stockholder Redemption Rate divided by (ii) 10%.

“Employee Benefit Plan” means any plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA, any nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, other equity-based compensation arrangement, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, consulting, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements, whether written or unwritten and whether or not subject to ERISA.

“Environment” means any ambient air, surface water, drinking water, groundwater, land surface (whether below or above water), subsurface strata, sediment, plant or animal life, and natural resources.

“Environmental Claim” means any claim, judicial or administrative proceeding, investigation or notice by any person, including any Governmental Authority, alleging potential liability (including potential liability for investigatory costs, cleanup or remediation costs, governmental or third party response costs, natural resource damages, property damage, personal injuries, or fines or penalties) based on or resulting from (a) the presence or Release of, or exposure to, any Hazardous Materials at any location, whether or not owned or operated by the Company or Company Subsidiaries, as applicable, or (b) any Environmental Law, including the alleged or actual violation thereof.

“Environmental Laws” means any law, statute, ordinance, regulation, order or rule relating to: (a) the Environment, including pollution, contamination, cleanup, preservation, protection and reclamation of the Environment, (b) the protection of human health with respect to, or the exposure of employees or third parties to, any Hazardous Materials, (c) any Release or threatened Release of any Hazardous Materials, including investigation, assessment, testing, monitoring, containment, removal, remediation and cleanup of any such Release or threatened Release, (d) the management of any Hazardous Materials, including the use, labeling, processing, disposal, storage, treatment, transport, or recycling of any Hazardous Materials, or (e) the presence of Hazardous Materials in any building, physical structure, product or fixture.

“Environmental Permits” means all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority required under Environmental Laws for the conduct of the business and activities of the Company and Company Subsidiaries, as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Ratio” means the following ratio (rounded to four decimal places): the quotient obtained by dividing (a) the Per Share Amount by (b) $10.00.

“Fully Diluted Number” means the sum of (i) total number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including the Named Executive Shares) plus (ii) the number of shares of Company Common Stock issuable upon the conversion of the Company Preferred Stock Converted Shares that are outstanding immediately prior to the Effective Time, plus (iii) the number of shares of Company Common Stock issuable upon exercise of all Company Options that are outstanding immediately prior to the Effective Time.

“Government Contract” shall mean any prime contract, subcontract, basic ordering agreement, letter contract, purchase order, delivery order, change order, arrangement, grant, cooperative agreement, other transaction authority agreement, or other commitment of any kind between any Company Group Member, on the one hand, and any Governmental Authority or prime contractor or subcontractor to a Governmental Authority, on the other hand.

“Governmental Authority” means (a) the United States, (b) any federal, state, provincial, municipal, local or any governmental or quasi-governmental authority of any nature, (c) any body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, standards, regulatory or taxing authority, or (d) any subdivision, agency, department, branch, official, bureau, commission, board, court, tribunal, judicial or arbitral body or other instrumentality or authority of any of the foregoing.

“Gross Merger Consideration” means (a) the Baseline Share Amount, plus (b) the Aggregate Cash Amount.

“Hazardous Materials” means all materials, chemicals, wastes, compounds and substances in any form defined, regulated or characterized as a pollutant, contaminant or toxic or hazardous substance or waste (or terms of similar meaning) under Laws protecting the Environment and human health, including petroleum, crude oil and any fraction thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Ineligible Apex IPO Underwriting Fees” means any Apex IPO Underwriting Fees that are not Eligible Apex IPO Underwriting Fees.

“Intellectual Property” means: (a) patents, patent applications and patent disclosures, together with all renewals, reissues, continuations, continuations-in-part, divisionals, revisions, extensions, reexaminations, substitutions and foreign counterparts thereof and industrial property rights; (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing; (c) copyrights, Software, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof; (d) trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, documentation, technical manuals, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information; (e) Internet domain names and registrations thereof and rights to use social media accounts; (f) all other intellectual property rights of any kind or description; (g) copies and tangible embodiments of any of the foregoing, in whatever form or medium; and (h) all legal rights arising from items (a) through (f), including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“International Trade Laws” means (a) all laws, regulations, and restrictive measures imposed, administered, or enforced by the U.S. government relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including but not limited to the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the Export Administration Regulations (15 C.F.R. Parts 730-774), the Arms Export Control Act (22 U.S.C. § 1778), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), customs and import laws administered by the United States Customs and Border Protection, and any other export or import controls administered by an agency of the United States government, (b) the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and (c) any other applicable laws adopted by the governments or agencies of other countries relating to the same subject matter as the United States laws and regulations described above, except to the extent inconsistent with U.S. law.

“Key Company Stockholders” means the persons and entities listed on Schedule B.

“Key Employee” means each of Xunkai Gong, Tianyi Jiang and Brian Brown.

“knowledge” or “to the knowledge” of a person shall mean in the case of the Company, the actual knowledge of the persons listed on Schedule A after reasonable inquiry (and for all purposes of Section 4.13 hereof, “reasonable inquiry” shall not require Company to have conducted patent clearance or similar freedom to operate searches, or other Intellectual Property searches), and in the case of Apex, the actual knowledge of Jeff Epstein and Brad Koenig after reasonable inquiry.

“Laws” mean, collectively, all federal, state and local statutes, treaties, rules, regulations, directives, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Leased Real Property” means the real property leased by any Company Group Member as tenant, together with, to the extent leased by any Company Group Member, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of any Company Group Member relating to the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws).

“Maximum Election Percentage” means 12.678%.

“Merger Subs Organizational Documents” means (a) the certificate of incorporation and bylaws of First Merger Sub, as amended, modified or supplemented from time to time and (b) the certificate of formation and operating agreement of Second Merger Sub, as amended, modified or supplemented from time to time.

“Minimum Cash Amount” means $300,000,000.

“Named Executive Cash Amount” means an aggregate amount of $35,000,000.

“Named Executive Cash Cutback” means an amount in cash equal to: (a) the Cash Consideration Shortfall Amount, multiplied by (b) the quotient equal to (a) the Named Executive Cash Amount, divided by (b) the sum of (i) the Named Executive Cash Amount, plus (ii) the Company Common Stock Cash Amount, plus (iii) the Balance Sheet Cash Amount, rounded to the nearest dollar.

“Named Executive Cash-Settled Options” means the Vested Company Options held by the Named Executives designated as “Named Executive Cash-Settled Options” in the amounts set forth on Schedule C; provided, that if the Named Executive Cash Cutback is greater than zero, such number of Vested Company Options shall be decreased by multiplying the Named Executive Pro Rata Cutback by the number of Named Executive Cash-Settled Options, rounded down to the nearest whole number, and the Named Executive Cash-Settled Options shall refer only to such lower number, and the remaining Vested Company Options shall be assumed pursuant to Section 3.01(a)(vi).

“Named Executive Cash-Settled Shares” means the shares of Company Common Stock held by the Named Executives designated as “Named Executive Cash-Settled Shares” in the amounts set forth on Schedule C; provided, that if the Named Executive Cash Cutback is greater than zero, such number of shares of Company Common Stock shall be decreased by multiplying the Named Executive Pro Rata Cutback by the number of Named Executive Cash-Settled Shares, rounded down to the nearest whole number, and the Named Executive Cash-Settled Shares shall refer only to such lower number, and the remaining shares of Company Common Stock held by the Named Executives shall be converted into the right to receive the consideration payable pursuant to Section 3.01(a)(ii).

“Named Executive PIPE Fees” means the product of (a) the product of 4.5% multiplied by (i) the aggregate proceeds received by Apex under the Subscription Agreements entered into as of the date hereof (as amended in accordance with this Agreement) and any additional Subscription Agreements entered into after the date hereof in accordance with this Agreement, minus (ii) the Company Preferred Stock Cash Amount, provided, that, if such amount is less than zero, such amount shall be deemed to be zero, multiplied by (b) the quotient obtained by (i) the Named Executive Cash Amount, minus the Named Executive Cash Cutback divided by (ii) the sum of (x) the Named Executive Cash Amount, minus the Named Executive Cash Cutback and (y) the Final Cash Election Consideration, rounded down to the nearest cent.

“Named Executive Pro Rata Cutback” means a quotient equal to (a) the Named Executive Cash Cutback, divided by (b) the Named Executive Cash Amount.

“Named Executive Shares” means all shares of Company Common Stock held by the Named Executives.

“Named Executive Stock-Settled Shares” means the Named Executive Shares other than the Named Executive Cash-Settled Shares.

“Named Executives” means the executives of the Company and their affiliates named on Schedule C.

“Open Source Software” means any Software that is licensed pursuant to: (a) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); (b) any license to Software that is considered “free” or “open source software” by the open source foundation or the free software foundation; or (c) any Reciprocal License, in each case whether or not source code is available or included in such license.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Per Share Amount” means (a) an amount equal to the Gross Merger Consideration, divided by (b) the Fully Diluted Number.

“Per Share Contingent Consideration” means a number of shares of Apex Common Stock equal to: (a) the applicable Contingent Consideration divided by (b) the Company Outstanding Shares.

“Per Share Preferred Cash Consideration” means (a) (i) the Company Preferred Stock Cash Amount, minus (ii) the Preferred PIPE Fees, divided by (b) the Company Preferred Stock Converted Shares, rounded down to the nearest cent.

“Per Share Preferred Stock Consideration” means a number of shares of Apex Common Stock equal to: (a) the Aggregate Preferred Stock Consideration, divided by (b) the Company Preferred Stock Converted Shares.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for Taxes not yet delinquent, or if delinquent, being contested in good faith and for which appropriate reserves have been made; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (e) non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business; (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the uses of such real property as presently conducted by the Company and Company Subsidiaries, (g) Liens identified in the Annual Financial Statements and (h) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means any information, in any form, that (a) is identifiable to or could reasonably be used to identify a natural person, including, to the extent the following information is identifiable or could reasonably be used to identify a natural person, a financial account number, online identifier, device identifier, IP address, online activity or usage data, location data, or biometric data, or (b) is considered “personally identifiable information,” “personal information,” or “personal data” by any Law (s) or Privacy/Data Security Law(s).

“PIPE Fees” means (a) the Preferred PIPE Fees, (b) the Named Executive PIPE Fees and (c) the Common Stockholder PIPE Fees.

“PIPE Pro Rata Share” means, with respect to an Electing Stockholder, the quotient obtained by (a) the amount of Final Cash Election Consideration payable to such Electing Stockholder (prior to any deduction for the Common Stockholder PIPE Fees), divided by (b) the aggregate amount of Final Cash Election Consideration payable to all Electing Stockholder (prior to any deduction for the Common Stockholder PIPE Fees).

“PRC Options” means all Company Options granted pursuant to a PRC Stock Option Award.

“Preferred PIPE Fees” means (a) the lesser of (i) the product of 4.5% multiplied by the Company Preferred Stock Cash Amount and (ii) the product of 4.5% multiplied by the aggregate proceeds received by Apex under the Subscription Agreements entered into as of the date hereof (as amended in accordance with this Agreement) and any additional Subscription Agreements entered into after the date hereof in accordance with this Agreement, minus (b) $2,000,000.

“Privacy/Data Security Laws” means all applicable Laws governing the privacy, security, or Processing of Personal Information, data breach and notification, website and mobile application privacy policies and practices, Social Security number protection, Processing and security of payment card information (including, to the extent applicable, Payment Card Industry Security Standards), and email, text message, or telephone communications.

“Process” (and the corollary term “Processing”) means any operations or set of operations that are performed on data (including Personal Information), or on sets of data, whether or not by automated means, including collecting, storing, retrieving, deleting, or transmitting available data.

“Products” mean any products or services, developed, owned, performed, offered, marketed, out-licensed, sold, distributed or other otherwise made available by or on behalf of any Company Group Member, (i) from which any Company Group Member has derived in the three (3) years prior to the date of this Agreement, is currently deriving, or is scheduled to derive, revenue from the sale, license or provision thereof, including products or services under development, or (ii) for which any Company Group Member has an ongoing obligation to provide warranties services or other support or maintenance services.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon: (i) the disclosure, distribution or licensing of any other Software (other than such item of licensed Software as provided by a third party in its unmodified form); (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of licensed Software in its unmodified form) be at no charge; (iii) a requirement that any other licensee of the licensed Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any other Software; (iv) a requirement that any other Software be redistributable by other licensees; or (v) the grant of any patent rights (other than patent rights in such item of licensed Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of licensed Software).

“Redemption Rights” means the redemption rights provided for in Section 9.2 of the Apex Certificate of Incorporation.

“Registered Intellectual Property” means all Intellectual Property that is the subject of registration (or an application for registration), including domain names.

“Registration Rights Agreement” means that certain registration rights agreement dated September 16, 2019 by and between Apex, Sponsor and Cantor Fitzgerald & Co.

“Release” means any release, spill, emission, leaking, pumping, emitting, depositing, discharging, injecting, escaping, leaching, dispersing, dumping, pouring, disposing or migrating into, onto or through the Environment.

“Requisite Approval” means the affirmative vote of (a) the holders of at least a majority of the shares of Company Common Stock and Company Preferred Stock (on an as-converted basis) outstanding, voting together as a single class, and (b) the holders of at least a majority of the Company Series C Preferred Stock (on an as-converted basis) outstanding, voting together as a single class.

“Sanctioned Country” means at any time, a country or territory that is itself the target of any country-wide or territory-wide Sanctions (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means: (a) any person identified in any Sanctions-related list of designated persons maintained by (i) the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, or the United States Department of State; (ii) Her Majesty’s Treasury of the United Kingdom; (iii) any committee of the United Nations Security Council; or (iv) the European Union or its member states; (b) any person operating, organized, or resident in a Sanctioned Country; (c) a government instrumentality or Governmental Authority of any Sanctioned Country or Venezuela; and (d) any person directly or indirectly 50% or more owned, individually or in the aggregate, or otherwise controlled by, or acting for the benefit or on behalf of, a person described in clauses (a) - (c).

“Sanctions” means those trade, economic and financial sanctions laws, orders, regulations, embargoes and restrictive measures imposed, administered, or enforced by (a) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations, or (d) Her Majesty’s Treasury of the United Kingdom.

“Software” means all any and all computer programs, operating systems, application systems, application programming interfaces, firmware or other software code of any nature, whether in machine-readable form, source code or a programming language or any other language or symbols, whether operational or under development, and any derivations, updates, enhancements, and customizations of any of the foregoing, whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

“Specified Option” means the Company Options set forth on Schedule D.

“Specified Option Delivery Date” means the date specified by the Company Board for the liquidation and settlement of the Specified Option in connection with the Transactions, or, if earlier, the occurrence of any of the Exercise Events as defined in the Stock Option Award Agreement for a Specified Option.

“Subsequent Transaction” means any transaction or series of related transactions, including any sale, merger, liquidation, exchange offer or other similar transaction, that is consummated after the Effective Time that results (a) in any person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring beneficial ownership of 50% or more of the outstanding voting securities of Apex (or any successor to Apex), directly or indirectly, immediately following such transaction, provided that any transaction or series of related transactions which results in at least 50% of the combined voting power of the then outstanding shares of Apex Common Stock (or at least 50% of the combined voting power of the then outstanding shares of any successor to Apex or any parent company of Apex issued in exchange for Apex Common Stock) immediately following the closing of such transaction (or series of related transactions) being beneficially owned, directly or indirectly, by individuals and entities who were the beneficial owners of at least 50% of the shares of Apex Common Stock outstanding immediately prior to such transaction (or series of related transactions), shall not be deemed a “Subsequent Transaction” or (b) a sale or disposition of all or substantially all of the assets of Apex and its subsidiaries on a consolidated basis.

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, the Surviving Entity, Apex or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services that are utilized in or comprise the Products of the Company Group.

“Tax” or “Taxes” means (a) any and all taxes (including any duties, levies or other similar governmental assessments in the nature of taxes), including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, withholding, occupancy, license, severance, capital, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, in each case imposed by any Governmental Authority, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto, and (b) a liability for amounts of the type described in clause (a) as a result Treasury Regulations Section 1.1502-6, as a result of being a transferee or successor or otherwise by operation of law, or as a result of a contract.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case filed or required to be filed with a Governmental Authority.

“Trading Day” means any day on which shares of Apex Common Stock are actually traded on the Trading Market.

“Trading Market” means the stock market on which shares of Apex Common Stock shall be trading at the time of determination of the Closing Price.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by Apex, Merger Subs or the Company in connection with the Transaction and specifically contemplated by this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents, including the Mergers.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Vested Company Option” means any Company Option (or portion thereof) that is outstanding and vested as of immediately prior to the Effective Time.

“Virtual Data Room” means the virtual data room established by the Company, access to which was given to Apex in connection with its due diligence investigation of the Company relating to the transactions contemplated hereby.

“Working Capital Loans” means any loan made to Apex by any of the Sponsor, any affiliate, officer, manager or member of the Sponsor, or Apex’s officers or directors, and evidenced by a promissory note, for the purpose of financing working capital or costs incurred in connection with a Business Combination.

Section 1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2020 Audited Financial Statements	Section 7.17(b)
2020 Balance Sheet	Section 4.07(b)
Action	Section 4.09
Additional Equity Amount	Section 7.20
Affiliate Agreement	Section 7.18
Agreement	Preamble
Amended and Restated Apex Certificate of Incorporation	Section 2.04(d)
Annual Financial Statements	Section 4.07(a)
Anti-Bribery Laws	Section 4.22
Antitrust Laws	Section 7.13(a)
Apex	Preamble
Apex Board	Recitals
Apex Business Combination Proposal	Section 7.05(b)
Apex Disclosure Schedule	Article V
Apex Equity Incentive Plan	Section 7.01(a)
Apex Group	Section 10.12(b)
Apex Preferred Stock	Section 5.03(a)
Apex Proposals	Section 7.01(a)
Apex SEC Reports	Section 5.07(a)
Apex Stockholders’ Meeting	Section 7.01(a)
AvePoint Group	Section 10.12(b)

Defined Term	Location of Definition
Blue Sky Laws	Section 4.05(b)
Board Approvals	Section 7.01(a)
CCPA	Section 4.14(a)
Closing	Section 2.02(b)
Closing Date	Section 2.02(b)
Code	Section 3.02(h)
Company	Preamble
Company Board	Recitals
Company Business Combination Proposal	Section 7.05(a)
Company Certificate of Amendment	Recitals
Company Disclosure Schedule	Article IV
Company Group Organizational Documents	Section 4.02
Company Permits	Section 4.06
Company Personal Information	Section 4.14(a)
Company Software	Section 4.13(j)
Company Stockholder Approval	Section 4.19
Company Stockholder Meeting	Section 7.03
Company Subsidiary	Section 4.01(a)
Compensation Report	Section 7.01(a)
Confidentiality Agreements	Section 7.04(b)
Contingent Consideration	Section 3.03(a)(iii)
Contingent Milestones	Section 3.03(a)(iii)
Contingent RSUs	Section 3.03(c)
Continuing Employees	Section 7.06(c)
Contracting Parties	Section 10.11
Cooley	Section 10.12(b)
Data Privacy Commitments	Section 4.14(b)
Data Security Requirements	Section 4.13(n)
Default Election Percentage	Section 3.02(c)
DGCL	Recitals
Dissenting Shares	Section 3.05(a)
DLLCA	Recitals
Effective Time	Section 2.02(a)
Electing Stockholder	Section 3.02(c)
Election	Section 3.02(c)
Election Deadline	Section 3.02(c)
Election Period	Section 3.02(c)
Equity Proposals	Section 7.01(a)
ERISA Affiliate	Section 4.10(a)
Exchange Act	Section 3.01(b)
Exchange Agent	Section 3.02(a)
Exchange Fund	Section 3.02(a)
Exchanged Option	Section 3.01(a)(v)
Existing Security Agreements	Section 4.17(a)(viii)
Export Approvals	Section 4.20(a)
Final Cash Election Consideration	Section 3.01(a)(ii)
Final Stock Election Consideration	Section 3.01(a)(ii)
First Certificate of Merger	Section 2.02(a)
First Merger	Recitals
First Merger Sub	Preamble
First Merger Sub Board	Recitals
First Milestone	Section 3.03(a)(i)
First Milestone Contingent Consideration	Section 3.03(a)(i)
Form of Election	Section 3.02(c)
Fraud	Section 10.11
GAAP	Section 4.07(a)
Health Plan	Section 4.10(k)
Intended Tax-Free Treatment	Recitals
Interim Financial Statements	Section 4.07(b)
Interim Period	Section 6.01(a)
IT Systems	Section 4.13(l)
Latham	Section 10.12(b)
Lease	Section 4.12(b)
Lease Documents	Section 4.12(b)
Letter of Transmittal	Section 3.02(b)
Lock-Up Agreement	Recitals
Mailing Date	Section 3.02(c)

Defined Term	Location of Definition
Malicious Code	Section 4.13(k)
Material Contracts	Section 4.17(a)
Material Customer	Section 4.21(a)
Material Vendor	Section 4.21(b)
Merger Subs	Preamble
Merger Sub Common Stock	Section 5.03(b)
Merger Sub Units	Section 5.03(d)
Mergers	Recitals
Named Executive Equity Agreement	Recitals
Named Executive Option-Based Cash Merger Consideration	Section 3.01(a)(v)
Named Executive Transactions	Recitals
Nonparty Affiliates	Section 10.11
Outside Date	Section 9.01(b)
PIPE Commitment	Section 5.17
PIPE Investors	Section 5.17
Plans	Section 4.10(a)
PPACA	Section 4.10(k)
Private Placements	Recitals
Prospectus	Section 6.03
Proxy Statement	Section 7.01(a)
Registration Rights Agreement	Recitals
Registration Statement	Section 7.01(a)
Remedies Exceptions	Section 4.04
Representatives	Section 7.04(a)
Requisite 280G Vote	Section 7.19
SEC	Section 5.07(a)
Second Certificate of Merger	Section 2.02(a)
Second Effective Time	Section 2.02(a)
Second Merger	Recitals
Second Merger Sub	Preamble
Second Milestone	Section 3.03(a)(ii)
Second Milestone Contingent Consideration	Section 3.03(a)(ii)
Securities Act	Section 5.07(a)
Security Incident	Section 4.14(f)
Sponsor	Recitals
Sponsor Support Agreement	Recitals
Stockholder Notice	Section 7.03
Stockholder Support Agreement	Recitals
Subscription Agreements	Recitals
Surviving Corporation	Section 2.01(a)
Surviving Entity	Section 2.01(b)
Surviving Provisions	Section 9.02
Terminating Apex Breach	Section 9.01(g)
Terminating Company Breach	Section 9.01(f)
Third Milestone	Section 3.03(a)(iii)
Third Milestone Contingent Consideration	Section 3.03(a)(iii)
Trust Account	Section 5.13
Trust Agreement	Section 5.13
Trust Fund	Section 5.13
Trustee	Section 5.13
Unvested Exchanged Options	Section 3.03(c)
Updated Annual Financial Statements	Section 7.17(a)
Updated Audited Interim Financial Statements	Section 7.17(b)
Written Consent	Section 7.03

Section 1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (ix) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation, the phrases “provide to,” “made available” and “deliver to” and phrases of similar import mean that a true, correct and complete paper or electronic copy of the information or material referred to has been delivered to the party to whom such information or material is to be provided and the phrases “provided to Apex” or “made available to Apex” and phrases of similar import means, with respect to any information, document or other material of the Company or its affiliates, that such information, document or material was made available for review and properly indexed by the Company and its Representatives in the Virtual Data Room at least 48 hours prior to the execution of this Agreement or actually delivered (whether by physical or electronic delivery) to Apex or its Representatives at least 48 hours prior to the execution of this Agreement, (x) the symbol “$” refers to United States Dollars and (xi) the term “or” is not exclusive and shall be deemed to be “and/or.”

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II.

AGREEMENT AND PLAN OF MERGERS

Section 2.01 The Mergers.

(a) Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the DGCL, at the Effective Time, First Merger Sub shall be merged with and into the Company. As a result of the First Merger, the separate corporate existence of First Merger Sub shall cease and the Company shall continue as the surviving corporation of the First Merger (the “Surviving Corporation”).

(b) Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the DGCL and the DLLCA, at the Second Effective Time, the Surviving Corporation shall be merged with and into the Second Merger Sub. As a result of the Second Merger, the separate corporate existence of the Surviving Corporation shall cease and the Second Merger Sub shall continue as the surviving entity of the Second Merger (the “Surviving Entity”).

Section 2.02 Effective Time; Closing.

(a) As promptly as practicable, but in no event later than three Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the Company, Apex and First Merger Sub shall cause the First Merger to be consummated by filing a certificate of merger (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties (the date and time of the filing of the First Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the First Certificate of Merger) being the “Effective Time”). Promptly following the Effective Time, but in any event on the same day as the Effective Time, the Surviving Corporation, Apex and Second Merger Sub shall cause the Second Merger to be consummated by filing a certificate of merger (the “Second Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DLLCA and mutually agreed by the parties (the date and time of the filing of such Second Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Second Certificate of Merger) being the “Second Effective Time”).

(b) Immediately prior to such filing of the First Certificate of Merger in accordance with Section 2.02(a), a closing (the “Closing”) shall be held by electronic exchange of deliverables and release of signatures for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 2.03 Effect of the Mergers.

(a) At the Effective Time, the effect of the First Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and First Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and First Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

(b) At the Second Effective Time, the effect of the Second Merger shall be as provided in the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Surviving Corporation and Second Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Surviving Corporation and Second Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Entity.

Section 2.04 Organizational Documents.

(a) At the Effective Time, the Company Certificate of Incorporation, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to read as set forth on Exhibit F attached hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation (subject to Section 7.08).

(b) At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety to read as set forth on Exhibit G and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws (subject to Section 7.08).

(c) At the Second Effective Time, the certificate of formation of Second Merger Sub, as in effect immediately prior to the Second Effective Time, shall be amended to change the name of the Surviving Entity to such name as is determined by the Company no later than five Business Days prior to the Closing Date, but shall otherwise remain the same, and the operating agreement of Second Merger Sub, as in effect immediately prior to the Second Effective Time, shall be amended and restated in its entirety to read as set forth on Exhibit H attached hereto and, as so amended and restated, shall be the operating agreement of the Surviving Entity until thereafter amended as provided by the DLLCA and such operating agreement (subject to Section 7.08).

(d) At the Closing, Apex shall amend and restate, effective immediately prior to the Effective Time, the Apex Certificate of Incorporation to be as set forth on Exhibit I attached hereto (the “Amended and Restated Apex Certificate of Incorporation”) and, as so amended and restated, shall be the certificate of incorporation of Apex until thereafter amended as provided by the DGCL and such certificate of incorporation.

(e) At the Closing, Apex shall amend and restate, effective as of the Effective Time, the Apex bylaws to be as set forth on Exhibit J attached hereto and, as so amended and restated, shall be the bylaws of Apex until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws.

Section 2.05 Directors and Officers.

(a) The parties will take all requisite actions such that the initial directors of the Surviving Corporation and the initial officers of the Surviving Corporation immediately after the Effective Time shall be the individuals set forth on Exhibit K attached hereto, each to hold office in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation and until their respective successors are, in the case of the initial directors, duly elected or appointed and qualified and, in the case of the initial officers, duly appointed. The parties will take all requisite actions such that Apex shall be the sole member and manager of the Surviving Entity and the initial officers of the Surviving Entity immediately after the Second Effective Time shall be the individuals set forth on Exhibit K attached hereto, each to hold office in accordance with the provisions of the DLLCA and the operating agreement of the Surviving Entity and until their respective successors are, in the case of the initial managers, duly elected or appointed and qualified and, in the case of the initial officers, duly appointed.

(b) The parties shall cause the Apex Board and the officers of Apex as of immediately following the Effective Time to be comprised of the individuals set forth on Exhibit K attached hereto, each to hold office in accordance with the DGCL and the Apex Certificate of Incorporation and the bylaws of Apex and until their respective successors are, in the case of the directors, duly elected or appointed and qualified and, in the case of the officers, duly appointed.

Section 2.06 Closing Deliverables.

(a) At the Closing, the Company will deliver or cause to be delivered:

(i) to Apex, the written resignations of all of the directors of the Company (other than any such persons identified as initial directors of the Surviving Corporation, in accordance with Section 2.05), effective as of the Effective Time;

(ii) to Apex, the Registration Rights Agreement duly executed by duly authorized representatives of each party thereto (other than Apex and the Apex Initial Stockholders party thereto);

(iii) to Apex, the Lock-Up Agreements duly executed by duly authorized representatives of each party thereto (other than Apex and the Sponsor); and

(iv) to Apex, a certification, in a form reasonably acceptable to Apex, dated as of the Closing Date, that shares of the Company are not “U.S. real property interests” within the meaning of Section 897 of the Code, in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with an executed notice to the IRS (which shall be filed by Apex with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations, together with written authorization for Apex to deliver such documentation to the Internal Revenue Service on behalf of the Company after the Closing.

(b) At the Closing, Apex will deliver or cause to be delivered:

(i) to the Company, the Registration Rights Agreement, duly executed by duly authorized representatives of Apex and the Apex Initial Stockholders party thereto; and

(ii) to the Company, the written resignations of all of the directors and officers of Apex and First Merger Sub (other than those persons identified as the initial directors and officers, respectively, of Apex after the Effective Time, in accordance with Section 2.05), effective as of the Effective Time.

(c) On the Closing Date, concurrently with the Effective Time, Apex shall pay or cause to be paid by wire transfer of immediately available funds, (i) all accrued and unpaid Apex Transaction Expenses set forth on a written statement to be delivered to the Company not less than two Business Days prior to the Closing Date and (ii) all accrued and unpaid Company Transaction Expenses as set forth on a written statement to be delivered to Apex by or on behalf of the Company not less than two Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing; provided, that any Company Transaction Expenses due to current or former employees, independent contractors, officers, or directors of the Company or any of its subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll.

ARTICLE III.

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 3.01 Conversion of Securities.

(a) At the Effective Time, by virtue of the First Merger and without any action on the part of Apex, First Merger Sub, the Company or the holders of any of the following securities:

(i) each Company Preferred Stock Converted Share (other than any Dissenting Shares), shall be canceled and converted into the right to receive the following: (x) the number of shares of Apex Common Stock equal to the Per Share Preferred Stock Consideration; (y) an amount in cash equal to the Per Share Preferred Cash Consideration; and (z) the number of shares of Apex Common Stock equal to the Per Share Contingent Consideration (if any);

(ii) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Dissenting Shares and Named Executive Shares which shall be treated in accordance with Section 3.05 and the terms of the Named Executive Equity Agreements respectively) with respect to which an Election has been made or deemed to be made pursuant to Section 3.02(c) shall be canceled and converted into the right to receive the following: (x) an amount in cash equal to (1) the Per Share Amount, multiplied by (2) the applicable Election Percentage, without interest (the “Cash Election Consideration”) subject to withholding from the Final Cash Election Consideration payable to each Electing Stockholder such Election Holder’s PIPE Pro Rata Share of the Common Stockholder PIPE Fees; (y) the number of shares of Apex Common Stock equal to (1) (A) the Per Share Amount, multiplied by (B) the difference obtained by subtracting the applicable Election Percentage from one, divided by (2) $10.00 (the “Stock Election Consideration”); provided that if the Aggregate Cash Election Amount prior to any adjustment pursuant to this proviso exceeds the Available Company Common Stock Cash Amount because of the Company Common Stock Cash Cutback, the applicable Election Percentage used to determine the Cash Election Consideration and the Stock Election Consideration shall be multiplied by the quotient of (a) the Available Company Common Stock Cash Amount, divided by (b) the Aggregate Cash Election Amount (the Cash Election Consideration and Stock Election Consideration following such adjustment (if any) is referred to as the “Final Cash Election Consideration” and the “Final Stock Election Consideration”); and (z) the number of shares of Apex Common Stock equal to the Per Share Contingent Consideration (if any);

(iii) all shares of Company Common Stock and Company Preferred Stock held in the treasury of the Company or by Apex shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(iv) each share of common stock of First Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation;

(v) each Named Executive Cash-Settled Option that is outstanding immediately prior to the Effective Time, shall be converted into the right to receive (A) an amount of cash equal to: the product of (1) the number of Named Executive Cash-Settled Options multiplied by (2) the Per Share Amount, minus (y) the aggregate exercise price attributable to such Named Executive Cash-Settled Options (the “Named Executive Option-Based Cash Merger Consideration”); and (B) the contingent right to receive a number of shares Contingent Consideration following the Closing in accordance with Section 3.03; and

(vi) each Company Option that is outstanding immediately prior to the Effective Time, whether vested or unvested (other than the Named Executive Cash-Settled Options and PRC Options), shall be converted into (1) an option to purchase a number of shares of Apex Common Stock (such option, an “Exchanged Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Apex Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Section 409A of the Code (to the extent applicable to an Exchanged Option); provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of Apex Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code; provided, further, that, following the Effective Time, each Exchanged Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the Effective Time and (2) the Per Share Contingent Consideration multiplied by the number of shares of Company Common Stock into which such Company Option is exercisable immediately prior to the Effective Time, subject to Section 3.03(c) in respect of Unvested Exchanged Options. The PRC Options will not be continued or assumed by the Company, Apex or the Merger Subs as part of the Mergers. The cancelled PRC Options will be replaced and substituted for as of the Effective Time with the award of a new stock option to purchase a number of shares of Apex Common Stock pursuant to Apex Equity Incentive Plan equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such PRC Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such PRC Option prior to the Effective Time divided by (B) the Exchange Ratio. The replacement stock options will be credited with vesting to the same extent as the existing PRC Options being replaced, and the new replacement awards will be subject to same vesting schedule and exercisability provisions. In other respects, the terms and conditions of the replacement stock options will be as set forth in the new equity incentive plan and form of option agreement.

In no event shall the aggregate amount of consideration payable pursuant to Section 3.01(a) and the Named Executive Equity Agreements exceed the amount of the Gross Merger Consideration.

(b) In connection with the assumption of the Exchanged Options pursuant to Section 3.01(a), Apex may assume the Company Option Plan as of the Effective Time with respect to the Aggregate Option Consideration. Prior to the Effective Time, Apex and the Company, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options pursuant to this Section 3.01, or to cause any disposition or acquisition of equity securities of Apex pursuant to this Section 3.01 by each individual who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to Apex or who will (or is reasonably expected to) become subject to such reporting requirements with respect to Apex to be exempt under Rule 16b-3 under the Exchange Act. Apex shall use commercially reasonable efforts to prepare and file with the SEC, as soon as reasonably practicable, and in any event not more than 60 days following the Closing Date, a Form S-8 (or any successor form) registering the shares of Apex Common Stock subject to such Exchanged Options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such awards remain outstanding.

(c) At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Apex, Second Merger Sub, the Surviving Corporation or the holders of any of the following securities, each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be converted into and become one newly issued, fully paid and non-assessable common membership unit of the Surviving Entity.

Section 3.02 Exchange of Securities.

(a) Exchange Agent. On the Closing Date, Apex shall deposit, or shall cause to be deposited, with a bank or trust company that shall be Continental (the “Exchange Agent”), for the benefit of the holders of Company Capital Stock, for exchange in accordance with this Article III, (i) the Aggregate Cash Consideration minus the Aggregate Named Executive Cash-Settled Option Consideration, and (ii) the Aggregate Stock Consideration (such shares of Apex Common Stock, together with any dividends or distributions with respect thereto and the Aggregate Cash Consideration minus the Aggregate Named Executive Cash-Settled Option Consideration being hereinafter referred to as the “Exchange Fund”). Apex shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Aggregate Cash Consideration and the Aggregate Stock Consideration out of the Exchange Fund in accordance with this Agreement. Apex shall cause the Named Executive Option-Based Cash Merger Consideration to be paid to the holders of Named Executive Cash-Settled Options through the Surviving Entity’s or its applicable subsidiary’s payroll system no later than the second regular payroll following the Closing.

(b) Exchange Procedures. As soon as reasonably practicable following the Effective Time and in any event within two Business Days following the Effective Time (but in no event prior to the Effective Time), Apex shall cause the Exchange Agent to deliver to each holder of Company Capital Stock, as of immediately prior to the Effective Time, whose Company Capital Stock was converted pursuant to Section 3.01(a) into the right to receive, or contributed to Apex pursuant to the

Named Executive Equity Agreements in exchange for the right to receive, the Per Share Amount and the Per Share Contingent Consideration, if any, a letter of transmittal and instructions for use in such exchange (the “Letter of Transmittal”). The Letter of Transmittal shall permit each holder of Company Common Stock to allocate for tax purposes, on a share by share or “block” basis, (i) those shares of Company Common Stock exchanged in the First Merger for shares of Apex Common Stock that constitute such holder’s portion of the Aggregate Stock Consideration, and (ii) those shares of Company Common Stock exchanged in the First Merger for such holder’s portion of the Aggregate Cash Consideration. Each holder of Company Capital Stock that has been converted pursuant to Section 3.01(a) into the right to receive, or contributed to Apex pursuant to the Named Executive Equity Agreements in exchange for the right to receive, the Per Share Amount and the Per Share Contingent Consideration, if any, shall be entitled to receive such consideration represented by book-entry upon receipt by the Exchange Agent of a duly completed and validly executed Letter of Transmittal, a stock certificate (if any) representing such Company Capital Stock and an IRS Form W-9 or the appropriate version of IRS Form W-8, as applicable.

(c) Election. Each holder of record of shares of Company Common Stock (excluding any Dissenting Shares and Named Executive Shares) (each, an “Electing Stockholder”) shall have the right, subject to the limitations set forth in this Article III, to submit an Election in accordance with this Section 3.02(c) on or prior to the Election Deadline. The Company shall not waive the Election Deadline unless such Election Deadline is waived with respect to all Electing Stockholders, the new election deadline is disclosed by the Company to all Electing Stockholders on a date agreed to by Apex, and Apex has otherwise given its prior written consent (not to be unreasonably withheld, conditioned or delayed) to such waiver. “Election Deadline” means 5:00 p.m. (New York time) on the date that is five Business Days prior to the Closing Date or such other date as Apex and the Company shall, prior to the Closing, mutually agree (the period between the Mailing Date and the Election Deadline, the “Election Period”). At any time prior to the Election Deadline, each Electing Stockholder may specify in a request made in accordance with the provisions of this Section 3.02(c) (an “Election”) the Election Percentage desired by such Electing Stockholder. An Election made by any Electing Stockholder shall apply to all shares of Company Common Stock held by such Electing Stockholder. Apex shall prepare a form of election that is reasonably acceptable to the Company (the “Form of Election”), and the Company shall mail and deliver or cause to be mailed and delivered, together with the Registration Statement, the Form of Election to Electing Stockholders, for purposes of obtaining the Elections (the “Mailing Date”). The Company shall use reasonable best efforts to make available one or more Forms of Election as may reasonably be requested from time to time by all persons who become Electing Stockholders during the period following the Mailing Date and prior to the Election Deadline. Any Election shall have been made properly only if the Company shall have received, by the Election Deadline, (A) a Form of Election properly completed and signed in accordance with the instructions therein, and (B) the properly completed and executed documents required to be delivered by such Electing Stockholder pursuant to the other provisions of this Section 3.02. Any Electing Stockholder that (i) acquires shares of Company Common Stock pursuant to an exercise of Company Options following the Mailing Date or (ii) does not make a valid Election by the Election Deadline shall be deemed to have made an Election equal to 0% (the “Default Election Percentage”). Any Electing Stockholder may, at any time during the Election Period, revoke or revise his, her or its Election by written notice to the Company prior to the Election Deadline, together with a properly completed and signed revised Form of Election. Any subsequent transfer of such Electing Stockholder’s shares of Company Common Stock after such Electing Stockholder has made an Election shall not automatically revoke such Election and such Election shall continue to be deemed effective unless a written notice of revision is delivered to the Company. The Company shall not permit any holder of a Company Option to exercise such Company Options commencing on the date that is five Business Days prior to the Closing Date and until the earlier of the Effective Time or the termination of this Agreement. Notwithstanding anything to the contrary in this Agreement, all Elections shall be automatically deemed revoked upon termination of this Agreement by the Company or Apex in accordance with Article IX. The Company shall have reasonable discretion to determine if any Election is not properly made, revised or revoked with respect to any shares of Company Common Stock (none of the Company, Apex, First Merger Sub, Second Merger Sub or the Company being under any duty to notify any Electing Stockholder of any applicable defect). In the event the Company makes a reasonable determination that an Election was not properly made (including as a result of the Company not receiving an Election by the Election Deadline), such Election shall be deemed to be ineffective, and the shares of Company Common Stock covered by such Election shall, for purposes hereof, be deemed to have made an Election with an Election Percentage equal to the Default Election Percentage. The Company shall provide a copy of each Form of Election received by it to Apex and the Exchange Agent within two Business Days following the receipt of such Form of Election.

(d) No Further Rights in Company Capital Stock. The Per Share Amount payable upon conversion of the Company Capital Stock in accordance with the terms hereof or contribution to Apex pursuant to the Named Executive Equity Agreements shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Capital Stock.

(e) Adjustments to Per Share Amount. The Per Share Amount shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Apex Common Stock occurring on or after the date hereof and prior to the Effective Time.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Capital Stock for one year after the Effective Time shall be delivered to Apex, upon demand, and any holders of Company Capital Stock who have not theretofore complied with this Section 3.02 shall thereafter look only to Apex for the portion of the Gross Merger Consideration payable to them. Any portion of the Exchange Fund remaining unclaimed by holders of Company Capital Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Apex free and clear of any claims or interest of any person previously entitled thereto.

(g) No Liability. None of the Exchange Agent, Apex, the Surviving Corporation or the Surviving Entity shall be liable to any holder of Company Capital Stock (including shares of Company Capital Stock contributed to Apex pursuant to the Named Executive Equity Agreements) for any Apex Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.02.

(h) Withholding. Notwithstanding anything in this Agreement to the contrary, each of the Company, the Surviving Corporation, the Surviving Entity, Merger Subs, Apex, and the Exchange Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement and the Named Executive Equity Agreements such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

(i) Fractional Shares. No certificates or scrip or shares representing fractional shares of Apex Common Stock shall be issued upon the exchange of Company Capital Stock and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Apex or a holder of shares of Apex Common Stock. In lieu of any fractional share of Apex Common Stock to which each holder of Company Capital Stock would otherwise be entitled, the Exchange Agent shall round up or down to the nearest whole share of Apex Common Stock, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

Section 3.03 Contingent Consideration.

(a) Following the Closing, in addition to the consideration to be received pursuant to Section 3.01(a), the Company Stockholders and Company Optionholders shall be issued additional shares of Apex Common Stock, as follows:

(i) 1,000,000 shares of Apex Common Stock, in the aggregate, if at any time prior to or as of the seventh anniversary of the Closing, (x) the Closing Price is greater than or equal to $12.50 over any 20 Trading Days within any 30 Trading Day period or (y) Apex consummates a Subsequent Transaction, which results in the stockholders of Apex having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $12.50 per share (the “First Milestone”) (such 1,000,000 shares of Apex Common Stock, the “First Milestone Contingent Consideration”).

(ii) 1,000,000 shares of Apex Common Stock, in the aggregate, if at any time prior to or as of the seventh anniversary of the Closing, (x) the Closing Price is greater than or equal to $15.00 over any 20 Trading Days within any 30 Trading Day period or (y) Apex consummates a Subsequent Transaction, which results in the stockholders of Apex having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $15.00 per share (the “Second Milestone”) (such 1,000,000 shares of Apex Common Stock, the “Second Milestone Contingent Consideration”).

(iii) 1,000,000 shares of Apex Common Stock, in the aggregate, if at any time prior to or as of the seventh anniversary of the Closing, (x) the Closing Price is greater than or equal to $17.50 over any 20 Trading Days within any 30 Trading Day period or (y) Apex consummates a Subsequent Transaction, which results in the stockholders of Apex having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $17.50 per share (the “Third Milestone” and together with the First Milestone and the Second Milestone, the “Contingent Milestones”) (such 1,000,000 shares of Apex Common Stock, the “Third Milestone Contingent Consideration” and together with the First Milestone Contingent Consideration and the Second Milestone Contingent Consideration, the “Contingent Consideration”). For the avoidance of doubt, the maximum amount of the Contingent Consideration is 3,000,000 shares of Apex Common Stock, in the aggregate.

(b) If any of the Contingent Milestones set forth in Section 3.03(a) shall have been achieved, within five Business Days following the achievement of the applicable Contingent Milestone, Apex shall, or shall cause the Exchange Agent or any replacement transfer agent engaged by Apex to, issue the applicable Per Share Contingent Consideration to each Company Stockholder and Company Optionholder.

(c) Notwithstanding anything in Section 3.03(b) to the contrary, to the extent that any portion of the Contingent Consideration that would otherwise be issued to a Company Optionholder hereunder relates to a Company Option exchanged for an Exchanged Option that remains unvested as of such Contingent Milestone (each such Exchanged Option, an “Unvested Exchanged Option”), then in lieu of issuing the applicable Contingent Consideration, Apex shall instead issue, as soon as practicable following the later of (i) the occurrence of such Contingent Milestone and (ii) Apex’s filing of a Form S-8 Registration Statement, to each holder of an Unvested Exchanged Option, an award of restricted stock units of Apex for a number of shares of Apex Common Stock equal to such portion of the Contingent Consideration issuable with respect to the Unvested Exchanged Option (the “Contingent RSUs”). A holder of an Unvested Exchanged Option shall only be granted

Contingent RSUs if such holder remains in continuous service to Apex or one of its subsidiaries as of the applicable Contingent Milestone and the applicable grant date of the Contingent RSUs. Such Contingent RSUs shall vest in equal amounts (or as close as possible, with any excess shares vesting on the last vesting date) over the remaining vesting schedule of the applicable Unvested Exchanged Option and shall be subject to the same vesting conditions as applied to the applicable Unvested Exchanged Option. All Contingent RSUs to be issued hereunder shall be issued under and pursuant to the terms of the Apex Equity Incentive Plan and shall cover a number of shares in addition to the share reserve approved for all other awards under Section 7.01(a) under such Apex Equity Incentive Plan.

(d) Notwithstanding anything in Section 3.03(b) to the contrary, to the extent that any portion of the Contingent Consideration that relates to a Specified Option exchanged for an Exchanged Option would otherwise be issued to a holder of a Specified Option before the Specified Option Delivery Date, then such Contingent Consideration shall instead be issued on the Specified Option Delivery Date.

(e) Notwithstanding anything in Section 3.03(b) to the contrary, no Contingent Consideration shall be issued in respect of any PRC Option, and instead cash payment equal to the value of the Contingent Consideration as of the close of the Trading Day on which the applicable Contingent Milestone is achieved that otherwise would have been issuable in respect of such PRC Option shall be made to the holder thereof in lieu of the applicable Contingent Consideration.

(f) If any of the Contingent Milestones set forth in Section 3.03(a) shall not have been achieved on or prior to the seventh anniversary of the Closing, the Company Stockholders and Company Optionholders shall have no further right to receive the applicable Contingent Consideration.

(g) The Closing Price targets and any determination with respect to the achievement of the Contingent Milestones and the amount of Contingent Consideration and the Contingent RSUs shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Apex Common Stock), reorganization, recapitalization, reclassification, combination, merger, sale or exchange of shares or other like change with respect to shares of Apex Common Stock, occurring on or after the date hereof and prior to the time any such Contingent Consideration is delivered to the Company Stockholders and Company Optionholders, if any.

(h) The right of a Company Stockholder or Company Optionholder to receive the Per Share Contingent Consideration pursuant to this Section 3.03 (or Contingent RSUs, if applicable) shall not be transferrable or assignable to any other person except by will or intestacy upon the death of a Company Stockholder or Company Optionholder that is a natural person and any shares of Apex Common Stock issuable under this Section 3.03 shall be issued solely in the name of, or for the benefit of, such Company Stockholder or Company Optionholder or its permitted transferee in accordance with this Section 3.03(h).

(i) For the avoidance of doubt, if the condition for more than one Contingent Milestone is achieved, the Contingent Consideration to be earned in connection with such Contingent Milestone shall be cumulative with any Contingent Consideration earned prior to such time in connection with the achievement of any other Contingent Milestone; provided that, for avoidance of doubt, Contingent Consideration in respect of each Contingent Milestone will be issued and earned only once and the aggregate Contingent Consideration issued shall in no event exceed 3,000,000 shares of Apex Common Stock.

Section 3.04 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Capital Stock thereafter on the records of the Company. From and after the Effective Time, holders of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Capital Stock, except as otherwise provided in this Agreement or by Law.

Section 3.05 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Mergers nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Capital Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights (“Dissenting Shares”) shall not be converted into, and such stockholders shall have no right to receive, the consideration payable pursuant to Section 3.01(a)(ii) unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Capital Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the consideration payable pursuant to Section 3.01(a)(ii), without any interest thereon, upon surrender, if applicable, in the manner provided in Section 3.02(b), of the Certificate or Certificates that formerly evidenced such shares of Company Capital Stock (as the case may be).

(b) Prior to the Closing, the Company shall give Apex (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Apex (which consent shall not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the correspondingly numbered Section of the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”) (provided, that such disclosure shall be deemed to qualify or provide disclosure in response to the section of this Article IV under which such disclosure is made and any other section of this Article IV to the extent its relevance is reasonably apparent from the face of such disclosure; provided, further, that any matter required to be disclosed for purposes of Section 4.01, Section 4.02, Section 4.03, or Section 4.04 shall only be disclosed by specific disclosure in the corresponding section of the Company Disclosure Schedule), the Company hereby represents and warrants to Apex and Merger Subs as follows:

Section 4.01 Organization and Qualification; Subsidiaries.

(a) The Company, is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each subsidiary of the Company (each a “Company Subsidiary”) is a corporation, company, or other organization duly organized, validly existing and in good standing (if such concept exists in the applicable jurisdiction) under the laws of the jurisdiction of its incorporation or organization, and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except as would not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing (in each case, if such concept exists in the applicable jurisdiction), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect.

(b) A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation or organization of each Company Subsidiary and the percentage of the equity interest of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 4.01(b) of the Company Disclosure Schedule. Other than with respect to any Company Subsidiary, the Company does not directly or indirectly own, and has never owned, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

Section 4.02 Certificate of Incorporation and Bylaws. The Company has prior to the date of this Agreement made available to Apex in the Virtual Data Room complete and correct copies of the Company Organizational Documents and the Company Subsidiary Organizational Documents (such Company Organizational Documents and the Company Subsidiary Organizational Documents collectively, the “Company Group Organizational Documents”). The Company Group Organizational Documents are in full force and effect. No Company Group Member is in violation of any of the provisions of its respective Company Group Organizational Documents.

Section 4.03 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of 28,000,000 shares of Company Common Stock, of which 25,000,000 shares are voting Company Common Stock and 3,000,000 shares are non-voting Company Common Stock and 12,612,502 shares of Company Preferred Stock, of which 547,283 shares are designated as Series A-1 Convertible Preferred Stock, 124,050 are designated as Series A-2 Convertible Preferred Stock, 3,326,340 are designated as Series B-1 Convertible Preferred Stock, 2,736,477 are designated as Series B-2 Convertible Preferred Stock, 1,045,943 are designated as Series C Prime Convertible Preferred Stock and 4,832,409 are designated as Company Series C Preferred Stock. As of the date hereof, (i) 9,652,236 shares of voting Company Common Stock are issued and outstanding, (ii) 1,851,900 shares of non-voting Company Common Stock are outstanding, (iii) 4,832,409 shares of Company Series C Preferred Stock are issued and outstanding, (iv) no shares of any other series of Company Capital Stock are outstanding, (v) no shares of Company Common Stock or Company Preferred Stock are held in the treasury of the Company, (iv) 4,007,268 shares of Company Common Stock are issuable pursuant to outstanding Company Options granted pursuant to the Company Option Plans or otherwise, and (v) 2,223,577 shares of Company Common Stock are available for future issuance pursuant to the Company Option Plans. As of the date hereof, each share of Company Preferred Stock is convertible into one share of Company Common Stock pursuant to Section 4.1.1 of Part B of Article Fourth of the Company Certificate of Incorporation.

(b) Other than the Company Options and the Company Preferred Stock, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of any Company Group Member or obligating any Company Group Member to issue or sell any shares of capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares of capital stock, or other equity or other voting interests in, any Company Group Member. As of the date hereof, except as set forth on Section 4.03(b) of the Company Disclosure Schedule, no Company Group Member is a party to, or otherwise bound by, and no Company Group Member has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, any Company Group Member, in each case, other than the Company Options and the Company Preferred Stock. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which any Company Group Member is a party, or to the Company’s knowledge, among any holder of Company Common Stock, Company Preferred Stock or any other equity interests or other securities of any Company Group Member to which any Company Group Member is not a party, with respect to the voting or transfer of the Company Common Stock, Company Preferred Stock or any of the equity interests or other securities of any Company Group Member.

(c) Section 4.03(c) of the Company Disclosure Schedule sets forth, the following information with respect to each Company Option outstanding: (i) the name of the Company Option holder; (ii) the Company Option Plan, if any, pursuant to which such Company Option was granted; (iii) the number of shares of the Company subject to such Company Option; (iv) the exercise or purchase price of such Company Option; (v) the date on which such Company Option was granted; (vi) the date on which such Company Option expires; (vii) the vesting schedule of such Company Option; (viii) any accelerated vesting provisions applicable to such Company Option; (ix) whether such Company Option is exercisable prior to vesting and (x) the type of Company Option (incentive stock option or nonqualified stock option). The Company has made available to Apex in the Virtual Data Room accurate and complete copies of the Company Option Plans pursuant to which Company has granted the Company Options that are currently outstanding and the form of all stock option agreements evidencing such Company Options. No Company Option was granted with an exercise price per share less than the fair market value of a share of Company Common Stock on the date such Company Option was granted. All shares of the Company subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

(d) Except for the Company Subsidiaries and as set forth on Section 4.03(d) of the Company Disclosure Schedule, the Company does not own any equity interests in any person or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise control, any person. There are no outstanding contractual obligations of the Company or any Company Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person that is not a Company Subsidiary.

(e) There are no outstanding contractual obligations of any Company Group Member to repurchase, redeem or otherwise acquire any shares of any Company Group Member or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(f) (i) There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the proposed transactions herein, and (ii) all outstanding shares of Company Common Stock and Company Preferred Stock, all outstanding Company Options, and all outstanding shares of capital stock or other equity securities (as applicable) of each Company Subsidiary have been issued and granted in compliance with (A) all applicable securities laws and other applicable laws and (B) all preemptive rights and other requirements set forth in applicable contracts to which any Company Group Member is a party and the applicable Company Group Organizational Documents. There are no securities or instruments issued by or to which a Company Group Member is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the Transactions or the Private Placements.

(g) The stockholders and optionholders of the Company collectively own directly and beneficially and of record, all of the equity of the Company (which are represented by the issued and outstanding shares of Company Common Stock and Company Preferred Stock and the Company Options). Except for the shares of Company Common Stock and Company Preferred Stock held by the stockholders of the Company and the Company Options, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company is authorized or issued and outstanding.

(h) Each outstanding share of capital stock of the Company is duly authorized, validly issued, fully paid and non-assessable, and each such share is free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities Laws and their applicable Company Group Organizational Documents. Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and non-assessable, and each such share is owned 100% by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities Laws and their applicable Company Group Organizational Documents.

Section 4.04 Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement and any Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder, and subject to receiving the Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement and any Ancillary Agreement to which it is a party by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, any Ancillary Agreement to which it is a party or to consummate the Transactions (other than, with respect to the Mergers, the Company Stockholder Approval, which the Written Consent shall satisfy, and the filing and recordation of appropriate merger documents as required by the DGCL and the DLLCA). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Apex and Merger Subs, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203 of the DGCL shall not apply to the Mergers, this Agreement, the Stockholder Support Agreement, any Ancillary Agreement to which it is a party or any of the other Transactions. To the knowledge of the Company, no other state takeover statute is applicable to the Mergers or the other Transactions.

Section 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and the DLLCA, and of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 4.05(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 4.05(a) of the Company Disclosure Schedule, including the Written Consent, and other notifications provided in the ordinary course of business have been made, obtained or given, the performance of this Agreement by the Company will not (i) conflict with or violate the Company Group Organizational Documents, (ii) conflict with or violate any United States or non-U.S. Law applicable to any Company Group Member or by which any property or asset of any Company Group Member is bound or affected, or (iii) require the consent, notice or other action by any person under, result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of any Company Group Member pursuant to, any Material Contract or Company Permit, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by the Company does not, and the performance of this Agreement and the Ancillary Agreements to which it is a party by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and the DLLCA, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.06 Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. No Company Group Member is in conflict with, or in default, breach or violation of, (a) any Law applicable to such Company Group Member or by which any property or asset of such Company Group Member is bound or affected, or (b) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.07 Financial Statements.

(a) The Company has made available to Apex in the Virtual Data Room true and complete copies of the audited consolidated balance sheets of the Company Group as of December 31, 2019, December 31, 2018 and December 31, 2017 and the related audited statements of operations and cash flows of the Company Group for each of the years then ended (together with the Updated Annual Financial Statements and the 2020 Audited Financial Statements delivered pursuant to Section 7.17, the “Annual Financial Statements”), which are attached as Section 4.07(a) of the Company Disclosure Schedule. Each of the Annual Financial Statements (including the notes thereto) (i) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company Group as at the date thereof and for the period indicated therein, except as otherwise noted therein.

(b) The Company has made available to Apex in the Virtual Data Room true and complete copies of the consolidated unaudited balance sheet of the Company Group as of June 30, 2020 (the balance sheet as of June 30, 2020, the “2020 Balance Sheet”), and the related unaudited statements of operations and cash flows of the Company and the Company Subsidiaries for the six months then ended (together with the Updated Audited Interim Financial Statements delivered pursuant to Section 7.17, the “Interim Financial Statements”), which are attached as Section 4.07(b) of the Company Disclosure Schedule. The Interim Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments) and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company Group as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes.

(c) Except as and to the extent set forth on the 2020 Balance Sheet and the Company Transaction Expenses, no Company Group Member has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since June 30, 2020 and that do not involve the incurrence of indebtedness for money borrowed, except for indebtedness permitted in accordance with Section 6.01 hereof, (ii) obligations for future performance under any contract to which any Company Group Member is a party or (iii) such other liabilities and obligations which are not, individually or in the aggregate, expected to result in a Company Material Adverse Effect.

(d) In the past three years, (i) no Company Group Member nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of any Company Group Member, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of any Company Group Member or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that any Company Group Member has engaged in accounting or auditing practices in breach of any applicable Laws and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(e) To the knowledge of the Company, no employee of any Company Group Member has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of any Company Group Member has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of any Company Group Member in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

(f) All accounts receivable of the Company and the Company Subsidiaries reflected on the 2020 Balance Sheet or arising thereafter have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with GAAP and are collectible, subject to bad debts reserved in the Interim Financial Statements. To the knowledge of the Company, such accounts receivables are not subject to valid defenses, setoffs or counterclaims, other than routine credits granted for errors in ordering, shipping, pricing, discounts, rebates, returns in the ordinary course of business and other similar matters. The Company’s reserve for contractual allowances and doubtful accounts is adequate in all material respects and has been calculated in a manner consistent with past practices. Since June 30, 2020, no Company Group Member has modified or changed in any material respect its sales practices or methods including, without limitation, such practices or methods in accordance with which any Company Group Member sells goods, fills orders or records sales.

(g) Except as would not, individually or in the aggregate, be material to any Company Group Member, all accounts payable of the Company Group reflected on the 2020 Balance Sheet or arising thereafter are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable. Since the date of the 2020 Balance Sheet, no Company Group Member has altered in any material respects its practices for the payment of such accounts payable, including the timing of such payment.

(h) The Company maintains systems of internal control over financial reporting that are designed to provide, in all material respects, reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that the Company maintains records that in reasonable detailed accurately and fairly reflect the transactions and dispositions of assets, (ii) that all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. The Company has delivered to Apex a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of the Company to the Company’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of the Company to record, process, summarize and report financial data. The Company has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of the Company.

Section 4.08 Absence of Certain Changes or Events. Since December 31, 2019 and prior to the date of this Agreement, except as otherwise reflected in the Annual Financial Statements or Interim Financial Statements, or as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, (b) no Company Group Member has sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets (including Company-Owned IP) other than revocable non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business, (c) there has not been a Company Material Adverse Effect, and (d) no Company Group Member has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.01.

Section 4.09 Absence of Litigation. There is no material litigation, suit, claim, action, proceeding, arbitration, hearing, inquiry or investigation by or before or involving any Governmental Authority or any arbitrator or arbitration panel (an “Action”) pending or, to the knowledge of the Company, threatened against any Company Group Member, or any property or asset of any Company Group Member, before any Governmental Authority. Except as would not, individually or in the aggregate, be material to any Company Group Member, no Company Group Member nor any material property or asset of any Company Group Member is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority. Section 4.09 of the Company Disclosure Schedule sets forth a description of each Action by or against the Company that is pending as of the date hereof.

Section 4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all employment and individual consulting contracts or agreements that are compensatory in nature to which any Company Group Member is a party, with respect to which any Company Group Member has any obligation (other than customary employee or officer (or similar) indemnification obligations under employment and consulting agreements that have terminated and as to which no indemnity claim is presently outstanding or unpaid). Section 4.10(a) of the Company Disclosure Schedule also lists, as of the date of this Agreement, Employee Benefit Plans which are maintained, contributed to or sponsored by any Company Group Member or any ERISA Affiliate for the benefit of any current or former employee, officer, director or consultant of any Company Group Member (or their respective beneficiaries or dependents), or under which any Company Group Member has or could reasonably be expected to incur any liability (contingent or otherwise) (collectively, the “Plans”). For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with any Company Group Member would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA or Sections 414(b), (c) or (m) of the Code.

(b) With respect to each Plan, the Company has made available to Apex in the Virtual Data Room, if applicable (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the most recently filed Form 5500 annual report and accompanying schedules, (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three years. No Company Group Member has any express commitment to modify, change or terminate any Plan that may result in additional material liability to such Company Group Member, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c) No Company Group Member nor any ERISA Affiliate maintains, sponsors, contributes to or reasonably expects to have any liability or obligation under, or within the past six years has maintained, sponsored or contributed to or had any liability or obligation under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a) (3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA.

(d) No Company Group Member is or will be obligated, whether under any Plan or otherwise, to pay separation, severance, termination or similar benefits to any person directly as a result of any Transaction contemplated by this Agreement, nor will any such transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual. The Transactions shall not be the direct or indirect cause of any amount paid or payable by any Company Group Member being classified as an “excess parachute payment” under Section 280G of the Code.

(e) None of the Plans provides, nor does any Company Group Member have or reasonably expect to have, any obligation to provide retiree medical to any current or former employee, officer, director or consultant of any Company Group Member after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder.

(f) Each Plan is and has been within the past six years in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. Each Company Group

Member and the ERISA Affiliates have performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any party to any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(g) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income Taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(h) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that could reasonably be expected to result in material liability to any Company Group Member. There have been no acts or omissions by any Company Group Member or any ERISA Affiliate that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company, any Company Subsidiary, or any ERISA Affiliate may be liable.

(i) All material contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the financial statements of the Company Group.

(j) Each Company Group Member and each ERISA Affiliate have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any Tax year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(k) Each Company Group Member, and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company, any Company Subsidiary, any ERISA Affiliate, or any Health Plan to any material liability for penalties or excise Taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

(l) Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated in compliance in all material respects with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Plan.

Section 4.11 Labor and Employment Matters.

(a) The Company has made available to Apex a true, correct and complete list of all employees of the Company Group as of the date hereof, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; and (v) commission, bonus or other incentive based compensation. As of the date hereof, all compensation, including wages, commissions and bonuses, due and payable to all employees of the Company Group for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Company’s financial statements), except as would not, individually or in the aggregate, be material to any Company Group Member.

(b) (i) There are no material Actions pending or, to the knowledge of the Company, threatened against any Company Group Member by any of its current or former employees, which Actions would be material to any Company Group Member; (ii) no Company Group Member is, nor has been for the past five years, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to persons employed by any Company Group Member, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against any Company Group Member before the National Labor Relations Board; and (iv) there has never been, nor, to the knowledge of the Company, has there been any threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of any Company Group Member.

(c) Since January 1, 2017, the Company Group is and has been in compliance in all material respects with all applicable Laws and any guidelines or recommendations promulgated by any Governmental Authority related to COVID-19 relating to the employment, employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Laws), immigration, meal and rest breaks, pay equity, workers’ compensation, family and medical leave, wages and hours (including the classification of independent contractors and exempt and non-exempt employees) and occupational safety and health requirements, including those related to collective bargaining and is not liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing except.

(d) Since January 1, 2017, there has not been, nor are there currently, any Action or internal investigation or inquiry conducted by the Company Group, the Company’s Board of Directors or any committee thereof (or any person at the request of any of the foregoing) concerning any financial, accounting, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct, whistleblowing or other misfeasance or malfeasance issues with respect to any current or former director, officer, advisor, consultant or employee of the Company Group (in each case, in relation to his or her work with the Company Group), in each case, except as would not reasonably be expected to be material to the Company Group, taken as a whole.

(e) Since January 1, 2017, there has not been any Action relating to any act or allegation of or relating to, sex-based discrimination, sexual harassment or sexual misconduct, or breach of any policy of the Company Group relating to the foregoing, in each case involving the Company or any current or former employee, director, officer or independent contractor (in each case, in relation to his or her work with the Company Group) of the Company Group, nor has there been any settlements or similar out-of-court or pre-litigation arrangement relating to any such matters nor, to the knowledge of the Company, has any such Action been threatened, in each case, except as would not reasonably be expected to be material to the Company Group, taken as a whole.

Section 4.12 Real Property; Title to Assets.

(a) No Company Group Member owns any real property.

(b) Section 4.12(b) of the Company Disclosure Schedule lists, as of the date of this Agreement, the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which any Company Group Member leases, subleases or licenses any real property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to Apex in the Virtual Data Room: (i) other than the Lease Documents, there are no leases, subleases, sublicenses, concessions or other contracts granting to any Company Group Member the right to use or occupy any real property, and (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by any Company Group Member or, to the Company’s knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, be material to any Company Group Member.

(c) Other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, there are no contractual or legal restrictions that preclude or restrict the ability of any Company Group Member to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to any Company Group Member. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that would not have a Company Material Adverse Effect.

(d) The Company Group has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of their respective properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, be material to any Company Group Member.

Section 4.13 Intellectual Property.

(a) Section 4.13(a) of the Company Disclosure Schedule contains a true, correct and complete list, as of the date of this Agreement, of all of the following that are owned or purported to be owned, used or held for use by any Company Group Member: (i) Registered Intellectual Property constituting Company-Owned IP (showing in each, as applicable, the filing date, date of issuance, and registration or application number, and registrar), (ii) all contracts or agreements to use any Company-Licensed IP, including for the Software or Business Systems of any other person (other than (A) Open Source Software and (B) unmodified, commercially available, “off-the-shelf” Software with aggregate annual license and maintenance fees of less than $50,000); and (iii) any Software or Business Systems constituting Company-Owned IP that are either (x) incorporated into or used in connection with the Products, or (y) otherwise material to the business of the Company Group as conducted as of the date hereof. The Company IP constitutes all Intellectual Property rights used in, or necessary for, the operation of the business of the Company Group and is sufficient for the conduct of such business as currently conducted as of the date hereof.

(b) The Company Group exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a written license, all Company-

Licensed IP. All Company-Owned IP is subsisting and (excluding any pending applications), to the knowledge of the Company, is valid and enforceable. No loss or expiration of any of the Company-Owned IP is threatened in writing or pending. No third person has ownership rights in any derivative works created by or on behalf of such third person of the Company-Owned IP included in the Products.

(c) Since January 1, 2017, the Company Group has taken and takes reasonable actions to maintain, protect and enforce Company-Owned IP and the secrecy, confidentiality and value of its trade secrets and other Confidential Information, except as would not, individually or in the aggregate, be material to any Company Group Member. In the past five years, no Company Group Member has disclosed any trade secrets or other Confidential Information that relates to the Products or is otherwise material to the business of the Company Group to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information.

(d) Since January 1, 2017, (i) there have been no claims filed and served, or threatened in writing (including email), against any Company Group Member, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company IP, or (B) alleging any infringement or misappropriation of, or other violation of, any Intellectual Property rights of other persons (including any unsolicited demands or offers to license any Intellectual Property rights from any other person); (ii) the operation of the business of any Company Group Member (including the Products) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) no Company Group Member has received written notice of any of the foregoing or received any formal written opinion of counsel regarding the foregoing.

(e) All persons who have contributed, developed or conceived any Company-Owned IP that is material to the Company Group have executed valid and enforceable written agreements with a Company Group Member, substantially in one of the forms made available to Apex in the Virtual Data Room, and pursuant to which such persons assigned to a Company Group Member all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with such Company Group Member, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property.

(f) No Company Group Member, nor, to the Company’s knowledge, any other person is in material breach or in material default of any agreement specified in Section 4.13(a)(ii) of the Company Disclosure Schedule.

(g) Section 4.13(g) of the Company Disclosure Schedule sets forth a list of all Open Source Software that has been used in, incorporated into, integrated or bundled with any Products, and for each such item of Open Source Software: (i) the name and version number of the applicable license under which each such item of Open Source Software has been licensed to the applicable Company Group Member; (ii) whether such Open Source Software has been modified by any Company Group Member; and (iii) whether such Open Source Software has been distributed by any Company Group Member.

(h) No Company Group Member has used any Open Source Software in a manner that requires (i) the disclosure, licensing, or distribution of any source code for any Company Software or any portion thereof, (ii) the granting to licensees of the right to reverse engineer or make derivative works or other modifications to any Company Software or portions thereof, (iii) licensing or otherwise distributing or making available any Company Software or any portion thereof for a nominal or otherwise limited fee or charge, (iv) granting any Intellectual Property rights in any Company Software to any licensee or other third party, or (v) could otherwise impose any limitation, restriction, or condition on the right or ability of any Company Group Member to use, license distribute or charge for any Company Software or any Intellectual Property therein.

(i) To the Company’s knowledge, none of the Products (i) contains any bug, defect, or error that materially and adversely affects the use, functionality, or performance of such Product or any product or system containing or used in conjunction with such Product or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Product or any product or system containing or used in conjunction with such Product, in each case, except as would not result in material liability to the Company Group, taken as a whole.

(j) No source code for any Software included in the Company-Owned IP (“Company Software”) has been delivered, licensed, or made available to any escrow agent or other person who is not, as of the date of this Agreement, an employee or contractor of any Company Group Member who needs such source code to perform his or her job duties. No Company Group Member has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Software to any escrow agent or other person.

(k) To the knowledge of the Company, no Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “malware,” “vulnerability,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) compromising the privacy or security of any data or damaging or destroying any data or file without consent (collectively, “Malicious Code”). Each Company Group Member implements industry standard measures designed to prevent the introduction of Malicious Code into Company Software, including firewall protections and regular virus scans.

(l) With respect to Business Systems, which do not constitute Products (the “IT Systems”), a Company Group Member owns, leases, licenses, or otherwise has the legal right to use all such IT Systems, and such IT Systems are sufficient for the current needs of the business of the Company Group Members. The Company Group Members maintain commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities and each Company Group Member has taken reasonable steps and implemented reasonable procedures to ensure its Business Systems under its control are free from Malicious Code. To the Company’s knowledge, in the past three years, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects.

(m) In the past three years, the Company Group has implemented commercially reasonable data security safeguards designed to protect the security and integrity of the Business Systems and Business Data. The employees and contractors of the Company Group receive commercially reasonable training on information security issues. To the knowledge of the Company, there is no Disabling Device in any of the Business Systems or Product components, except as would not, individually or in the aggregate, be material to any Company Group Member. In the past three years, no Company Group Member has, to the Company’s knowledge, experienced any material (i) data security breaches, (ii) unauthorized access or use of any of the Business Systems, or (iii) unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Business Data.

(n) The Company Group (i) exclusively owns and possesses all right, title and interest in and to the Business Data constituting Company-Owned IP, free and clear of any Liens other than Liens granted under the Existing Security Agreements or (ii) has the right to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date. No Company Group Member is subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions contemplated hereunder, that would materially prohibit Merger Subs or Apex from receiving or using Personal Information or other Business Data after the Closing Date, in the manner in which the Company receives and uses such Personal Information and other Business Data immediately prior to the Closing Date or, to the knowledge of the Company, result in material liabilities in connection with all contractual commitments that any Company Group Member has entered into with respect to privacy or data security (collectively, the “Data Security Requirements”).

(o) No funding, facilities, or personnel of any Governmental Authority were used, to develop or create, in whole or in part, any Company-Owned IP. To the knowledge of the Company, no Company Group Member is a party to any Government Contract that grants a Governmental Authority any right or license with respect to any Company-Owned IP beyond “limited rights” or “restricted rights” as those terms are defined in the Federal Acquisition Regulation or the Defense Federal Acquisition Regulation Supplement.

(p) No Company Group Member is, nor has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that could require or obligate any Company Group Member to grant or offer to any other person any license or right to any Company-Owned IP.

Section 4.14 Data Privacy.

(a) All Personal Information in the possession, custody or control of any Company Group Member or of any third party authorized to process such Personal Information on behalf of any Company Group Member (“Company Personal Information”) is an asset that will be transferred as part of the Mergers, as contemplated by section 1798.140(t)(2)(D) of the California Consumer Privacy Act (“CCPA”) to the extent the CCPA applies to any Company Group Member.

(b) Each Company Group Member and, to the Company’s knowledge, all vendors, processors, or other third parties Processing or otherwise with authorization to access Company Personal Information in the course of their respective performance of services to any Company Group Member, comply and, since January 1, 2017, have complied with (i) all Privacy/Data Security Laws, (ii) all applicable Company Privacy Policies, and (iii) all contractual commitments that any Company Group Member has entered into with respect to the Processing of Personal Information (collectively, the “Data Privacy Commitments”), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the extent required by Privacy/Data Security Laws, the Company Group Members have in place written agreements with all of their customers regarding the Company Group Members’ Processing of any Personal Information on behalf of such customers, except as would not be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2017, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company Group Members has transferred or, to the knowledge of the Company, permitted the transfer of Personal Information originating in the European Economic Area outside the European Economic Area, except where such transfers have complied with the Data Privacy Commitments.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not: (i) conflict with or result in a violation or breach of any Data Privacy Commitments; (ii) require the consent of or notice to any person concerning such person’s Personal Information; (iii) give rise to any right of termination or other right to impair or limit Apex’s or its subsidiaries’ rights to own and Process any Company Personal Information used in or necessary for the operation of the Company Group’s business; or (iv) otherwise prohibit the transfer of Personal Information in the possession or control of a Company Group Member to Apex.

(d) The Company Group has delivered or made available to Apex true, complete, and correct copies of all Company Privacy Policies that are currently in place. All Company Privacy Policies are and since January 1, 2017 have been accurate, consistent and complete and not misleading or deceptive (including by omission), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) The Company Group Members routinely engage in due diligence of vendors, processors, or other third parties before allowing them to access, receive or Process Personal Information, and monitor them to verify fulfillment of their contractual obligations regarding Personal Information. To the extent required by the Data Privacy Commitments, each Company Group Member has and, since January 1, 2017 has, had agreements in place with all affiliates, vendors, processors, third parties or other persons whose relationship with such Company Group Member involves the Processing of Personal Information provided by or on behalf of such Company Group Member, which agreements require such persons to protect such Personal Information in a manner consistent with the Data Privacy Commitments, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) The Company Group has implemented and, since January 1, 2017, maintained, and required all vendors, processors, or other third parties authorized to Process any Personal Information for or on behalf of any Company Group Members to implement and maintain commercially reasonable security measures, plans, procedures, controls, and programs (including a written information security program with respect to the Company Group), to (i) protect and maintain the security of any Personal Information which the Company Group Processes and to protect such Personal Information against any accidental or unauthorized access, use, loss, disclosure, alteration, destruction, compromise, or other unauthorized Processing of Personal Information owned, used, maintained, received, or controlled by or on behalf of any Company Group Member (a “Security Incident”); (ii) identify and address internal and external risks to the privacy and security of Personal Information in their possession or control; (iii) implement, monitor, and maintain administrative, technical, and physical safeguards to protect such Personal Information and its software, systems, applications, and websites involved in the Processing of Personal Information; and (iv) provide prompt notification in compliance with Privacy/Data Security Laws in the case of any Security Incident, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2017, the Company Group has not experienced any Security Incidents. To the Company’s knowledge, since January 1, 2017, no Company Group Member has (i) been required pursuant to any Data Privacy Commitment to notify customers, consumers, employees, Governmental Authority, or any other person of any Security Incident, (ii) been the subject of any inquiry, investigation or enforcement action of any Governmental Authority with respect to compliance with any Privacy/Data Security Law, or (iii) received any written notice, request, claim, complaint, correspondence, or other communication from any Governmental Authority or other person relating to any Security Incident or violation of any Data Privacy Commitments.

(h) The Company maintains insurance coverage containing commercially reasonable policy terms and limits to respond to the risk of liability relating to any Security Incidents or unauthorized Processing of Personal Information.

Section 4.15 Taxes.

(a) Each Company Group Member: (i) has duly and timely filed all income and other material Tax Returns required to be filed by it (taking into account validly obtained extensions of the due date for filing a Tax Return), and all such filed Tax Returns are complete and accurate in all material respects; (ii) has paid all material Taxes that are required to have been paid by it; (iii) has not waived (or requested a waiver of) any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) does not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending, asserted, proposed or threatened in writing. The Company has made available to Apex in the Virtual Data Room true, correct and complete copies of the Tax Returns filed by the Company and the Company Subsidiaries for tax years ending on or after December 31, 2017.

(b) No Company Group Member is a party to, bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses), or has a liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case, other than customary indemnification provisions in commercial agreements the primary subject matter of which is not Taxes.

(c) No Company Group Member will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) by reason of a change in method of accounting on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) arising from a transaction occurring on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date outside of the ordinary course of business; (vi) adjustment under Section 482 of the Code (or any similar provision of applicable state, local or foreign Law) with respect to a Tax period (or portion thereof) ending on or prior to the Closing Date; (vii) election under Section 108(i) of the Code made on or prior to the Closing Date; (viii) application of Section 965 of the Code; or (ix) Section 951 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) with respect to amounts earned on or before the Closing Date.

(d) Each Company Group Member has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party.

(e) No Company Group Member has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return, other than a group the common parent of which was or is the Company.

(f) No Company Group Member has any liability for the Taxes of any person (other than the Company or the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, or otherwise by operation of law.

(g) No Company Group Member (i) has any request for a ruling in respect of Taxes pending between any Company Group Member and any Tax authority, and (ii) has entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreements with a Taxing authority.

(h) No Company Group Member has distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i) No Company Group Member has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j) No Taxing authority or agency has asserted in writing or, to the knowledge of the Company, has threatened to assert against any Company Group Member any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(k) There are no Tax Liens upon any assets of any Company Group Member except for Permitted Liens.

(l) No Company Group Member has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. No Company Group Member has a permanent establishment (within the meaning of an applicable Tax treaty) or an agency, office or fixed place of business or other Tax presence in a country other than the country in which it is organized.

(m) No written claim has ever been received by any Company Group Member from a Taxing authority in a jurisdiction in which no Company Group Member files Tax Returns that any Company Group Member is or may be subject to taxation in such jurisdiction.

(n) No Company Group Member is currently the beneficiary of any extension of time within which to file any Tax Return other than customary extensions of the due date for filing a Tax Return obtained in the ordinary course of business.

(o) None of the Company Group Members which are organized outside the United States has made an election under U.S. law with respect to its classification for U.S. tax purposes.

(p) Except as set forth in Section 4.15(p) of the Company Disclosure Schedule, the Company does not own shares of any controlled foreign corporations as described in Section 957 of the Code or passive foreign investment companies as described in Section 1297 of the Code with respect to the Company.

(q) No Company Group Member, after consultation with their respective tax advisors, is aware of the existence of any fact, or any action it has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax-Free Treatment.

Section 4.16 Environmental Matters.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Company Group Member (A) is and has been in compliance with applicable Environmental Laws and (B) holds and is and has been in compliance with all Environmental Permits; and (ii) all Environmental Permits were validly issued and are in full force and effect, and all applications, notices or other documents have been timely filed to effect timely renewal, issuance or reissuance of such Environmental Permits.

(b) No Company Group Member has been or is the subject of any Environmental Claim, and no Environmental Claim is pending or to the knowledge of the Company, threatened against any Company Group Member or against any person whose liability for the Environmental Claim was or may have been retained or assumed by contract or by operation of Law or pursuant to any order by any Governmental Authority by any Company Group Member, except for any such Environmental Claims that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.17 Material Contracts.

(a) Section 4.17(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which any Company Group Member is a party or otherwise bound and which has not been fully performed by the parties thereto on the date hereof (such contracts and agreements as are required to be set forth on Section 4.17(a) of the Company Disclosure Schedule along with any Plan listed on Section 4.10(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i) each contract and agreement with consideration paid or payable to the Company of more than $500,000, in the aggregate, during fiscal year 2019 or 2020;

(ii) each contract and agreement with a Material Vendor and suppliers, manufacturers, or contractors to any Company Group Member for expenditures paid or payable by the Company Group of more than $500,000, in the aggregate, during fiscal year 2019 or 2020;

(iii) each contract and agreement with a Material Customer and customers or distributors of the Company Group for amounts paid or payable to the Company Group of more than $500,000, in the aggregate, during fiscal year 2019 or 2020;

(iv) all agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which any Company Group Member is a party with an annual contract value of more than $200,000;

(v) all management contracts (excluding contracts for employment) and contracts with other management consultants;

(vi) all bonus and commission plans of any Company Group Member for the 2020 fiscal year or under which any Company Group Member has any material outstanding liability with respect to any bonuses or commissions granted thereunder that are then unpaid;

(vii) all contracts or agreements involving the payment or payment of royalties or other amounts calculated based upon the revenue or income of any Company Group Member or income or revenue related to any Product of any Company Group Member to which any Company Group Member is a party;

(viii) all contracts and agreements evidencing indebtedness for borrowed money in an amount greater than $100,000, and any pledge agreements, security agreements or other collateral agreements in which any Company Group Member granted to any person a security interest in or Lien on any of the property or assets of any Company Group Member (such pledge, security and other collateral agreements, the “Existing Security Agreements”);

(ix) all partnership, joint venture or similar agreements involving the sharing of revenue, profits, losses, costs or other liabilities or for joint research or development;

(x) all Government Contracts to which any Company Group Member is a party, in each case other than any Company Permits, provided, that for Government Contracts in which a Company Group Member solely licenses or makes available its standard Products or develops technology or Intellectual Property rights (that are not derivative works of the Company’s Products), only such contracts with an annual recurring revenue Government Contract value based on subscription and maintenance revenue during fiscal year 2019 or 2020 in excess of $200,000 or with an expected annual recurring revenue Government Contract value based on subscription and maintenance revenue for fiscal year 2020 in excess of $200,000, in each case with an individual total contract value in excess of $500,000;

(xi) all contracts and agreements that limit, or purport to limit, the ability of any Company Group Member to (A) compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses, (B) acquire any product, service, Intellectual Property or other asset from any other person or to sell any Product, Company-Owned IP or other asset or to perform any services for any other person, or to transact business or deal in any other manner with any other person, or (C) develop or distribute any Company-Owned IP;

(xii) all contracts or arrangements that result in any person or entity holding a power of attorney from any Company Group Member that relates to the Company or its business;

(xiii) all agreements or instruments guarantying the debts or other obligations of any person;

(xiv) all contracts involving use of any Company-Licensed IP required to be listed in Section 4.13(a) of the Company Disclosure Schedule;

(xv) all contracts involving the license, sale, assignment, or other provision of Company-Owned IP to a third party, or granting a third party a covenant not to assert or similar right with respect to Company-Owned IP, other than licenses of Products to customers, resellers and distributors and non-exclusive licenses of Company-Owned IP in which the license is ancillary to the primary purpose of the contract, in each case in the ordinary course of business consistent with past practice;

(xvi) all contracts which involve the license or grant of rights of any Company-Owned IP from a Company Group Member to any other Company Group Member;

(xvii) all contracts or agreements under which any Company Group Member has agreed to purchase goods or services from a vendor, supplier or other person on a preferred supplier or “most favored supplier” basis;

(xviii) all contracts or agreements under which any Company Group Member has agreed to treat any customer on a “most favored” basis; and

(xix) agreement for the development of Company-Owned IP by any third party for the benefit of any Company Group Member.

(b) (i) each Material Contract is a legal, valid and binding obligation of the applicable Company Group Member and, to the knowledge of the Company, the other parties thereto, and no Company Group Member is in material breach or violation of, or material default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; and (iii) no Company Group Member has received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract. The Company has, in all material respects, furnished or made available to Apex in the Virtual Data Room true and complete copies of all Material Contracts, including amendments thereto that are material in nature.

(c) With respect to any Government Contract, during the past three years, (i) no Company Group Member has conducted an internal investigation for which it engaged outside counsel or a forensic accounting firm or made any voluntary or mandatory disclosure to any Governmental Authority with respect to or concerning any actual, alleged, or potential violation of Laws under or relating to any Government Contract, except as would not reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect; (ii) no Company Group Member has had a Government Contract terminated for cause or default with respect to any such Government Contract; (iii) no Company Group Member has been notified of any material claim, dispute, or protest; and (iv) no Company Group Member nor any of their Principals (as defined in 48 C.F.R. § 2.101) or employees has been suspended or debarred from doing business with any Governmental Authority or has been declared non-responsible or ineligible for government contracting.

Section 4.18 Insurance.

(a) Section 4.18(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which any Company Group Member is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b) With respect to each such insurance policy, except as would not be expected to result in a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) no Company Group Member is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

Section 4.19 Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Mergers are fair to and in the best interests of the Company and its stockholders, (b) approved this Agreement and the Mergers and declared their advisability, and (c) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Mergers and directed that this Agreement and the Transactions (including the Mergers) be submitted for consideration by the Company Stockholders. The Requisite Approval (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered by the Key Company Stockholders, would qualify as the Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.

Section 4.20 Sanctions and International Trade Compliance.

(a) The Company and each Company Subsidiary (i) is, and has since January 1, 2017, in compliance with all applicable International Trade Laws and Sanctions, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made material filings with, any Governmental

Authority for the import, export, re-export, deemed export, deemed re-export, or transfer of its products as required under applicable International Trade Laws and Sanctions (the “Export Approvals”), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or legal proceedings against the Company or any Company Subsidiaries related to any applicable International Trade Laws or Sanctions or any Export Approvals, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Neither the Company nor any Company Subsidiary nor any of its or their respective directors, officers, employees or, to the knowledge of the Company, any of the Company’s or any Company Subsidiary’s respective agents, representatives or other persons acting on behalf of the Company or any Company Subsidiaries (i) is, or at any time since January 1, 2017 been, a Sanctioned Person; (ii) has, to the knowledge of the Company, engaged in unauthorized transactions or dealings directly or indirectly with any Sanctioned Person or in any Sanctioned Country; or (iii) has, to the knowledge of the Company, been the subject of or otherwise involved in investigations or enforcement actions by any Governmental Authority or other legal proceedings with respect to any actual or alleged violations of International Trade Laws or Sanctions, and has not been notified of any such pending or threatened actions, except in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.21 Customers and Suppliers.

(a) Section 4.21(a) of the Company Disclosure Schedule sets forth a complete and correct list, as of the date of this Agreement, of the ten largest customers of the Products based on annual recurring revenue contract value based on subscription and maintenance revenue (each a “Material Customer”), during the 12 month period ended as of June 30, 2020. Except as set forth on Section 4.21(a) of the Company Disclosure Schedule, as of the date hereof, no Company Group Member has received any written, or to the knowledge of the Company, oral notice that any Material Customer has cancelled, materially decreased or otherwise materially modified, or intends to cancel, materially decrease or otherwise materially modify, its relationship with any Company Group Member or its purchase of Products.

(b) Section 4.21(b) of the Company Disclosure Schedule sets forth a complete and correct list, as of the date of this Agreement, of the ten largest vendors, suppliers, service providers and other similar business relations of the Company and the Company Subsidiaries (each a “Material Vendor”) during the 12 month period ended as of June 30, 2020, in each case measured by the expenditure by any Company Group Member during such period. Except as set forth in Section 4.21(b) of the Company Disclosure Schedule, as of the date hereof, no Company Group Member has received any written, or to the knowledge of the Company, oral notice that any Material Vendor has cancelled, terminated or otherwise materially modified, or intends to cancel, terminate or otherwise materially modify its relationship with any Company Group Member.

Section 4.22 Certain Business Practices. Since January 1, 2017, (i) no Company Group Member or, to the Company’s knowledge, any directors or officers, agents or employees of any Company Group Member, while acting on behalf of any Company Group Member, has directly or indirectly: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (c) or violated any applicable provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-corruption or anti-bribery laws (collectively, the “Anti-Bribery Laws”); or (d) made any payment in the nature of criminal bribery and (ii) each Company Group Member has instituted and maintained policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

Section 4.23 Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer, any person owning 1% of the outstanding capital stock of the Company or other affiliate of any Company Group Member, to the Company’s knowledge, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that any Company Group Member furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, any Company Group Member, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 4.17(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with any Company Group Member, other than customary indemnity arrangements; provided, however, that ownership of no more than 5% of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.23. No Company Group Member has, in the past three years, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of any Company Group Member, or (ii) materially modified any term of any such extension or maintenance of credit. There are no contracts or arrangements between any Company Group Member and any family member of any director, officer or other affiliate of any Company Group Member.

Section 4.24 Exchange Act. No Company Group Member is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

Section 4.25 Brokers. Except for the Company Financial Advisors, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any Company Group Member. The Company has provided Apex with a true and complete copy of all contracts, agreements and arrangements including its engagement letter, between the Company and the Company Financial Advisors, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future. All of the agreements pursuant to which the Company is obligated to pay Company Transaction Expenses as of the date of this Agreement are set forth on Section 4.25 of the Company Disclosure Schedule.

Section 4.26 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company Group, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Apex, its affiliates or any of their respective Representatives by, or on behalf of, any Company Group Member, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither Company nor any other person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Apex, its affiliates or any of their respective Representatives of future revenue, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Apex, its affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF APEX AND MERGER SUBS

Except as set forth in (i) the correspondingly numbered Section of the Apex’s disclosure schedule delivered by Apex in connection with this Agreement (the “Apex Disclosure Schedule”) (provided, that such disclosure shall be deemed to qualify or provide disclosure in response to the section of this Article V under which such disclosure is made and any other section of this Article V to the extent its relevance is reasonably apparent from the face of such disclosure) or (ii) the Apex SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Apex SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such a Apex SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization.), Section 5.03 (Capitalization.) and Section 5.04 (Authority Relative to This Agreement.)), Apex hereby represents and warrants to the Company as follows:

Section 5.01 Corporate Organization.

(a) Each of Apex and First Merger Sub is a corporation, and Second Merger Sub is a limited liability company, in each case, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate or limited liability company, as applicable, power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not be a Apex Material Adverse Effect.

(b) The Merger Subs are the only subsidiaries of Apex. Except for Merger Subs, Apex does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

Section 5.02 Organizational Documents. Each of Apex and Merger Subs has heretofore furnished to the Company complete and correct copies of the Apex Organizational Documents and the Merger Subs Organizational Documents. The Apex Organizational Documents and the Merger Subs Organizational Documents are in full force and effect. Neither Apex nor either Merger Sub is in violation of any of the provisions of the Apex Organizational Documents or the Merger Subs Organizational Documents. Each of First Merger Sub and Second Merger Sub is directly and wholly owned by Apex.

Section 5.03 Capitalization.

(a) As of the date hereof, the authorized capital stock of Apex consists of (i) 100,000,000 shares of Apex Class A Common Stock, (ii) 10,000,000 shares of Apex Sponsor Common Stock and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Apex Preferred Stock”). As of the date of this Agreement (i) 35,810,000 shares of Apex Class A Common Stock are issued and outstanding, (ii) 8,750,000 shares of Apex Sponsor Common Stock are issued and outstanding, all of which outstanding shares under clauses (i) and (ii) are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (iii) no shares of Apex Class A Common Stock or Apex Sponsor Common Stock are held in the treasury of Apex, (iv) 17,905,000 Apex Warrants are issued and outstanding, and (v) 17,905,000 shares of Apex

Class A Common Stock are reserved for future issuance pursuant to the Apex Warrants. As of the date of this Agreement, there are no shares of Apex Preferred Stock issued and outstanding. Each Apex Warrant is exercisable for one share of Apex Class A Common Stock at an exercise price of $11.50.

(b) Immediately prior to the closing of the transactions contemplated in the Subscription Agreements and the completion of the First Merger, (i) the authorized capital stock of Apex will consist of (x) 1,000,000,000 shares of Apex Common Stock, and (y) 20,000,000 shares of Apex Preferred Stock, and (ii) 17,905,000 Apex Warrants will be issued and outstanding.

(c) As of the date of this Agreement, the authorized capital stock of First Merger Sub consists of 1,000 shares of common stock, par value $0.00001 per share (the “Merger Sub Common Stock”). As of the date hereof, 1,000 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable, were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the Merger Subs Organizational Documents, and are not subject to nor have been issued in violation of, any applicable securities laws and other applicable Laws, and are not subject to nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar rights, and are held by Apex free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Subs Organizational Documents.

(d) As of the date of this Agreement, the authorized capital stock of Second Merger Sub consists of 1,000 units (the “Merger Sub Units”). As of the date hereof, 1,000 Merger Sub Units are issued and outstanding. All outstanding Merger Sub Units have been duly authorized, validly issued, fully paid and are non-assessable, were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the Merger Subs Organizational Documents, and are not subject to nor have been issued in violation of, any applicable securities laws and other applicable Laws, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar rights, and are held by Apex free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Subs Organizational Documents.

(e) All outstanding Apex Units, shares of Apex Common Stock and Apex Warrants have been issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the Apex Organizational Documents and are non-assessable and are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar rights. All shares of Apex Common Stock when issued pursuant to Section 3.01(a) will be issued in compliance with all applicable securities laws and other applicable Laws and free and clear of all Liens other than transfer restrictions under applicable securities laws and the Apex Organizational Documents, and will be non-assessable and not subject to, nor be issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar rights.

(f) The Aggregate Stock Consideration and the Contingent Consideration (if any) being delivered by Apex hereunder shall be duly and validly issued, fully paid and non-assessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the Apex Organizational Documents. The Aggregate Stock Consideration and the Contingent Consideration (if any) will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

(g) Except for securities set forth in Section 5.03(a), securities issued pursuant to the Subscription Agreements, securities issued by Apex as permitted by this Agreement and the Apex Warrants, Apex has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Apex or obligating Apex to issue or sell any shares of capital stock of, or other equity interests in, Apex. All shares of Apex Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to, or be issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar rights. Neither Apex nor any subsidiary of Apex is a party to, or otherwise bound by, and neither Apex nor any subsidiary of Apex has granted, any equity appreciation rights, participations, phantom equity or similar rights. Other than the Sponsor Support Agreement, Apex is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Apex Common Stock or any of the equity interests or other securities of Apex or any of its subsidiaries. Except with respect to the Apex Warrants and the Redemption Rights, there are no outstanding contractual obligations of Apex to repurchase, redeem or otherwise acquire any shares of Apex Common Stock. The Apex Warrants have been validly issued, and constitute valid and binding obligations of Apex, enforceable against Apex in accordance with their terms, subject to the Remedies Exceptions. There are no outstanding contractual obligations of Apex to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(h) There are no securities or instruments issued by or to which Apex or the Sponsor is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the Transactions or the Private Placements, in each case, that have not been or will be waived on or prior to the Closing Date.

Section 5.04 Authority Relative to This Agreement. Each of Apex and Merger Subs have all necessary power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by each of Apex and Merger Subs and the consummation by each of Apex and Merger Subs of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Apex or Merger Subs are necessary to authorize this Agreement, the Ancillary Agreements to which it is party or to consummate the Transactions (other than (a) with respect to the Mergers, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of Apex Capital Stock and by the holders of a majority of the then outstanding shares of Merger Sub Common Stock, and the filing and recordation of appropriate merger documents as required by the DGCL and the DLLCA, and (b) with respect to the issuance of Apex Common Stock and the Amended and Restated Apex Certificate of Incorporation pursuant to this Agreement, the approval of a majority of the then-outstanding shares of Apex Capital Stock). This Agreement and the Ancillary Agreements to which it is a party has been duly and validly executed and delivered by Apex and Merger Subs and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Apex and each Merger Sub, enforceable against Apex and each Merger Sub in accordance with its terms subject to the Remedies Exceptions.

Section 5.05 No Conflict; Required Filings and Consents.

(a) Subject to the approval by the stockholders of Apex of the Apex Proposals, neither execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by each of Apex and Merger Subs do not, and the performance of this Agreement and the Ancillary Agreements to which it is a party by each of Apex and Merger Subs will not, (i) conflict with or violate the Apex Organizational Documents or the Merger Subs Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to each of Apex or either Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of Apex or either Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which any of Apex or Merger Subs is a party or by which any of Apex or Merger Subs or any of their property or assets is bound or affected, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Apex Material Adverse Effect.

(b) The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by each of Apex and Merger Subs do not, and the performance of this Agreement and the Ancillary Agreements to which it is a party by each of Apex and Merger Subs will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and DLLCA and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Apex or either Merger Sub from performing its material obligations under this Agreement.

Section 5.06 Compliance. Neither Apex nor either Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to Apex or either Merger Sub or by which any property or asset of Apex or either Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Apex or either Merger Sub is a party or by which Apex or either Merger Sub or any property or asset of Apex or either Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a Apex Material Adverse Effect. Each of Apex and Merger Subs is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Apex or such Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted. Apex is not an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Apex constitutes an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012.

Section 5.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) Apex has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since its incorporation, together with any amendments, restatements or supplements thereto (collectively, the “Apex SEC Reports”). Apex has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by Apex with the SEC to all agreements, documents and other instruments that previously had been filed by Apex with the SEC and are currently in effect. As of their respective dates, the Apex SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley

Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of any Apex SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other Apex SEC Report. Each director and executive officer of Apex has filed with the SEC on a timely basis all documents required with respect to Apex by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the Apex SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of Apex as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). Apex has no off-balance sheet arrangements that are not disclosed in the Apex SEC Reports. No financial statements other than those of Apex are required by GAAP to be included in the consolidated financial statements of Apex.

(c) Except as and to the extent set forth in the Apex SEC Reports, neither Apex nor either Merger Sub has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of Apex’s and Merger Subs’ business.

(d) Apex is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Capital Market.

(e) Apex has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Apex and other material information required to be disclosed by Apex in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Apex’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Apex’s principal executive officer and principal financial officer to material information required to be included in Apex’s periodic reports required under the Exchange Act.

(f) Apex maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that Apex maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. Apex has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of Apex to Apex’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of Apex to record, process, summarize and report financial data. Apex has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of Apex. Since June 30, 2020, there have been no material changes in Apex’s internal control over financial reporting.

(g) There are no outstanding loans or other extensions of credit made by Apex to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Apex has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Neither Apex (including any employee thereof) nor Apex’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Apex, (ii) any fraud, whether or not material, that involves Apex’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Apex or (iii) any claim or allegation regarding any of the foregoing.

(i) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Apex SEC Reports. To the knowledge of Apex, none of the Apex SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.08 Absence of Certain Changes or Events. Since June 30, 2020 and prior to the date of this Agreement, except as expressly contemplated by this Agreement, (a) each of Apex and Merger Subs has conducted its business in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, (b) neither Apex nor either Merger Sub has sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets, (c) there has not been a Apex Material Adverse Effect, and (d) neither Apex or either Merger Sub has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section  6.02.

Section 5.09 Absence of Litigation. There is no Action pending or, to the knowledge of Apex, threatened against Apex, either Merger Sub, or any property or asset of Apex or either Merger Sub, before any Governmental Authority. Neither Apex nor either Merger Sub, nor any material property or asset of Apex or either Merger Sub is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Apex, continuing investigation by, any Governmental Authority.

Section 5.10 Board Approval; Vote Required.

(a) The Apex Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the transactions contemplated by this Agreement are fair to and in the best interests of Apex and its stockholders, (ii) approved this Agreement and the transactions contemplated by this Agreement and declared their advisability, (iii) recommended that the stockholders of Apex approve and adopt this Agreement and Mergers, and directed that this Agreement and the Mergers, be submitted for consideration by the stockholders of Apex at the Apex Stockholders’ Meeting.

(b) The only vote of the holders of any class or series of capital stock of Apex necessary to approve the Apex Proposals is the affirmative vote of the holders of (i) a majority of the outstanding shares of Apex Capital Stock, voting together as a single class, (ii) a majority of the outstanding shares of Apex Class A Common Stock and Apex Sponsor Common Stock, voting together as a single class and (iii) a majority of the outstanding shares of Apex Sponsor Common Stock, voting separately as a single class.

(c) The First Merger Sub Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the First Merger are fair to and in the best interests of First Merger Sub and its sole stockholder, (ii) approved this Agreement and the First Merger and declared their advisability, (iii) recommended that the sole stockholder of First Merger Sub approve and adopt this Agreement and approve the First Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the sole stockholder of First Merger Sub.

(d) The only vote of the holders of any class or series of capital stock of First Merger Sub is necessary to approve this Agreement, the First Merger and the other transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Common Stock.

(e) Apex, as the sole member and manager of Second Merger Sub, has approved this Agreement and the Second Merger. No other approval of Second Merger Sub or its member or manager is necessary to approve this Agreement, the Second Merger and the other transactions contemplated by this Agreement.

Section 5.11 No Prior Operations

(a) Each Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Since its formation, none of Apex or any Merger Sub has engaged in any business activities or conducted any operations or incurred any obligation or liability, other than activities related to Apex’s initial public offering and other activities directed toward the accomplishment of a Business Combination or as contemplated by this Agreement.

(b) Except for Merger Subs and the transactions contemplated by this Agreement and the Ancillary Agreements, Apex does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Apex has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement and the Ancillary Agreements, no Merger Sub owns or has a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), none of Apex or the Merger Subs is party to any contract with any other person that would require payments by Apex or any of its subsidiaries after the date hereof in excess of $1,000,000 in the aggregate with respect to any individual contract, other than Working Capital Loans. As of the date hereof, there are no amounts outstanding under any Working Capital Loans.

Section 5.12 Brokers. Other than the Apex IPO Financial Advisors, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Apex or either Merger Sub. Apex has provided the Company with a true and complete copy of all outstanding contracts, agreements and arrangements (including engagement letters) with the Apex IPO Financial Advisors as of the date of this Agreement, other than those that have expired or terminated with no further liability to Apex, and as to which no further services are contemplated thereunder to be provided in the future. All of the agreements pursuant to which Apex is obligated to pay Apex Transaction Expenses or Apex IPO Underwriting Fees as of the date of this Agreement are set forth on Section 5.12 of the Apex Disclosure Schedule.

Section 5.13 Apex Trust Fund. As of the date of this Agreement, Apex has no less than $351,500,000 in the trust fund established by Apex for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental (the “Trustee”) pursuant to the Investment Management Trust Account Agreement, dated as of September 16, 2019, between Apex and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. Apex has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Apex or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between Apex and the Trustee that would cause the description of the Trust Agreement in the Apex SEC Reports to be inaccurate in any material respect; or (ii) to the knowledge of Apex, that would entitle any person (other than stockholders of Apex who shall have elected to redeem their shares of Apex Class A Common Stock pursuant to the Apex Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the Apex Organizational Documents. As of the date hereof, there are no Actions pending or, to the knowledge of Apex, threatened in writing with respect to the Trust Account. Upon consummation of the Mergers and notice thereof to the Trustee pursuant to the Trust Agreement, Apex shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to Apex as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of Apex due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to stockholders of Apex who shall have exercised their Redemption Rights, (b) with respect to filings, applications or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement; and (d) for unpaid Apex Transaction Expenses. As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Apex has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Apex at the Effective Time.

Section 5.14 Employees. Other than any officers as described in the Apex SEC Reports, Apex and Merger Subs have never employed any employees or retained any contractors, other than consultants and advisors in the ordinary course of business. Other than reimbursement of any out-of-pocket expenses incurred by Apex’s officers and directors in connection with activities on Apex’s behalf in an aggregate amount not in excess of the amount of cash held by Apex outside of the Trust Account, Apex has no unsatisfied material liability with respect to any employee, officer or director. Apex and Merger Subs have never and do not currently maintain, sponsor, contribute to or have any direct or material liability under any Employee Benefit Plan.

Section 5.15 Taxes.

(a) Apex and Merger Subs (i) have duly and timely filed all income and other material Tax Returns required to be filed by any of them (taking into account validly obtained extensions of the due date for filing a Tax Return), and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all material Taxes that are required to have been paid by Apex or either Merger Sub; (iii) have not waived (or requested a waiver of) any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending, asserted, proposed or threatened in writing.

(b) Neither Apex nor either Merger Sub is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses), or has a liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment (in each case, other than customary indemnification provisions in commercial agreements the primary subject matter of which is not Taxes).

(c) Each of Apex and Merger Subs has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party.

(d) Neither Apex nor either Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return, other than a group the common parent of which was or is Apex.

(e) Neither Apex nor either Merger Sub has any liability for the Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, or otherwise by operation of law.

(f) No Taxing authority or agency has asserted in writing or, to the knowledge of Apex and Merger Subs, has threatened to assert against Apex or either Merger Sub, any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(g) There are no Tax Liens upon any assets of Apex or either Merger Sub except for Permitted Liens.

(h) Neither Apex nor either Merger Sub is currently the beneficiary of any extension of time within which to file any Tax Return other than customary extensions of the due date for filing a Tax Return obtained in the ordinary course of business.

(i) Neither Apex nor either Merger Sub (i) has any request for a ruling in respect of Taxes pending between the Company and any Tax authority, and (ii) has not entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreements with a Taxing authority.

(j) Neither Apex nor either Merger Sub has distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(k) Neither Apex nor either Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(l) Neither Apex nor either Merger Sub has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither Apex nor either Merger Sub has a permanent establishment (within the meaning of an applicable Tax treaty) or an agency, office or fixed place of business or other Tax presence in a country other than the country in which it is organized.

(m) No written claim has ever been received by Apex from a Taxing authority in a jurisdiction in which Apex or either Merger Sub does not file Tax Returns that Apex or either Merger Sub, as applicable, is or may be subject to taxation in such jurisdiction.

(n) Apex and the Merger Subs, after consultation with their tax advisors, are not aware of the existence of any fact, or any action Apex or either Merger Sub has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax-Free Treatment.

(o) The Transactions shall not be the direct or indirect cause of any amount paid or payable by Apex or any of its affiliates being classified as an “excess parachute payment” under Section 280G of the Code.

Section 5.16 Listing. The issued and outstanding Apex Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “APXTU”. The issued and outstanding shares of Apex Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “APXTX”. The issued and outstanding Apex Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “APXTW”. As of the date of this Agreement, there is no Action pending or, to the knowledge of Apex, threatened in writing against Apex by the Nasdaq Capital Market or the SEC with respect to any intention by such entity to deregister the Apex Units, the shares of Apex Common Stock, or Apex Warrants or terminate the listing of Apex on the Nasdaq Capital Market. None of Apex or any of its affiliates has taken any action in an attempt to terminate the registration of the shares of Apex Common Stock, or the Apex Warrants under the Exchange Act.

Section 5.17 PIPE Investment. Apex has delivered to the Company true, correct and complete copies of each of the Subscription Agreements entered into by Apex with the applicable investors named therein (collectively, the “PIPE Investors”), pursuant to which the PIPE Investors have committed to purchase shares of Apex Common Stock at a purchase price of $10.00 per share in the Private Placement solely for purposes of consummating the transactions contemplated hereby in an aggregate amount equal to $140,000,000 (the “PIPE Commitment”). As of the date hereof, the Subscription Agreement with each PIPE Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Apex. Each Subscription Agreement is a legal, valid and binding obligation of Apex, enforceable against Apex in accordance with its terms subject to the Remedies Exceptions and, to the knowledge of Apex, is a legal, valid and binding obligation of each

PIPE Investor, enforceable against each PIPE Investor in accordance with its terms subject to the Remedies Exceptions. There are no other agreements, side letters, or arrangements between Apex and any PIPE Investor relating to any Subscription Agreement or the Private Placement that could affect the obligation of such PIPE Investors to purchase the shares of Apex Common Stock in the Private Placement equal to the commitment amount set forth in the Subscription Agreement of such PIPE Investor. As of the date hereof, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Apex under any material term or condition of any Subscription Agreement and, as of the date hereof, Apex has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other Ancillary Agreements) to the obligations of the PIPE Investors to purchase the shares of Apex Common Stock in the Private Placement in commitment amount set forth in the Subscription Agreements on the terms therein.

Section 5.18 Apex’s and Merger Subs’ Investigation and Reliance. Each of Apex and Merger Subs is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company, the Company Subsidiaries, and the Transactions, which investigation, review and analysis were conducted by Apex and Merger Subs together with expert advisors, including legal counsel, that they have engaged for such purpose. Apex, Merger Subs and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and the Company Subsidiaries and other information that they have requested in connection with their investigation of the Company, the Company Subsidiaries, and the Transactions. Neither Apex nor either Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by any Company Group Member or any of their Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule) or in any certificate delivered by any Company Group Member pursuant to this Agreement. No Company Group Member, nor any of their respective stockholders, affiliates or Representatives shall have any liability to Apex, Merger Subs or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to Apex or either Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Apex and Merger Subs acknowledge that no Company Group Member, nor any of their stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving any Company Group Member.

Section 5.19 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article V (as modified by the Apex Disclosure Schedule and the Apex SEC Reports), Apex and Merger Subs hereby expressly disclaim and negate, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to Apex or either Merger Sub, their affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to any Company Group Member, its affiliates or any of their respective Representatives by, or on behalf of, Apex or either Merger Sub, and any such representations or warranties are expressly disclaimed.

ARTICLE VI.

CONDUCT OF BUSINESS PENDING THE MERGERS

Section 6.01 Conduct of Business by the Company Pending the Mergers.

(a) The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement (the “Interim Period”), except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, and (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), unless Apex shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) the Company shall, and shall cause the Company Subsidiaries to, conduct their business in the ordinary course of business and in a manner consistent with past practice; and

(ii) the Company shall, and shall cause the Company Subsidiaries to, use their reasonable best efforts to (A) preserve substantially intact the business organization of the Company and the Company Subsidiaries, (B) keep available the services of the current executive officers of the Company and the Company Subsidiaries and (C) preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company and the Company Subsidiaries have significant business relations.

(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, and (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), no Company Group Member shall, during the Interim Period, directly or indirectly, do any of the following without the prior written consent of Apex (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) amend or otherwise change its Company Group Organizational Documents;

(ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of any Company Group Member, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of any Company Group Member, provided, that the consent of Apex shall not be required with respect to (1) the grant of any Company Options to employees of the Company in the ordinary course of business and in a manner consistent with past practice, (2) exercise of any Company Options and (3) the issuance of shares of Company Common Stock pursuant to the terms of the Company Preferred Stock or any Company Options; or (B) any material assets of any Company Group Member (including Company Personal Information);

(iii) form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(v) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(vi) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company, except for the Ancillary Agreements;

(vii) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company or the Company Subsidiaries, except for (i) the acquisition by the Company or the Company Subsidiaries of any shares of capital stock, membership interests or other equity interests (other than the Company Options) of the Company or the Company Subsidiaries in connection with the forfeiture or cancellation of such interests, (ii) transactions between the Company and any wholly owned Company Subsidiary of the Company or between wholly owned Company Subsidiaries and (iii) the transactions contemplated by the Named Executive Equity Agreements;

(viii) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or any assets or any other business combination) any corporation, partnership, other business organization or any division thereof, other than the acquisition of inventory and up to $1,000,000 of fixed assets in the ordinary course of business consistent with past practice; or (B) incur any indebtedness for borrowed money, other than an aggregate drawdown of up to $10,000,000 under the Company Loan Agreement, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets;

(ix) (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of any Company Group Member (or their respective beneficiaries or dependents) as of the date of this Agreement, (B) enter into any new, or amend in any material respect any existing employment or severance or termination agreement with any current or former director, executive officer or employee with an annual salary in excess of $250,000 or (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant (except that the Company Group may (1) increase base compensation of current directors, officers, employees or consultants in the ordinary course of business consistent with past practice, (2) provide increases in salary, wages, bonuses or benefits to employees as required under any employment or consulting agreement in effect on the date of this Agreement in the ordinary course of business consistent with past practice, (3) change the title of its employees in the ordinary course of business consistent with past practice, and (4) make annual or quarterly bonus or commission payments in the ordinary course of business and in accordance with the bonus or commission plans existing on the date of this Agreement and reflected on Section 4.10(a) of the Company Disclosure Schedule);

(x) other than as required by Law or pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Section 4.10(a) of the Company Disclosure Schedule or that any Company Group Member is not prohibited from entering into after the date hereof, grant any severance or termination pay to, any director or officer of any Company Group Member;

(xi) adopt, amend or terminate any material Plan except as may be required by applicable Law, is necessary in order to consummate the Transactions, or health and welfare plan renewals in the ordinary course of business;

(xii) materially amend other than reasonable and usual amendments in the ordinary course of business, with respect to accounting policies or procedures, other than as required by GAAP;

(xiii) (A) amend any income, franchise or other material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(xiv) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s material rights thereunder, or enter into a contract or agreement that if entered into prior to the date of this Agreement would be a Material Contract, in each case in a manner that is adverse to any Company Group Member, except in the ordinary course of business, other than the termination of any agreement with any affiliate of the Company;

(xv) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any contracts, agreements and arrangements (including engagement letters) with the Company Financial Advisors in a manner adverse to the Company or that would increase, add or supplement any Company Transaction Expenses or enter into a contract or agreement that if entered into prior to the date of this Agreement would require the payment of amounts that would constitute Company Transaction Expenses;

(xvi) enter into, amend, waive or terminate (other than terminations in accordance with their terms or in accordance with this Agreement) any transaction with any affiliate of the Company (other than (x) transactions by and among the Company and the Company Subsidiaries, (y) compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice and (z) the termination of any Affiliate Agreement in accordance with Section 7.18);

(xvii) enter into any contract, agreement or arrangement that obligates any Company Group Member to develop any Intellectual Property related to the business of any Company Group Member or the Products, other than where the results of the Company’s or any Company Subsidiary’s performance would be Company-Owned IP;

(xviii) (A) intentionally permit any registered Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in each and every of registered Company-Owned IP or (B) disclose any trade secrets of any Company Group Member other than in the ordinary course of business consistent with past practice pursuant to a non-disclosure agreement protecting the use and confidentiality thereof; or

(xix) waive, release, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby) in excess of $1,000,000 (individually or in the aggregate) or that otherwise impose non-monetary obligations that are material to the business or operations of any Company Group Member;

(xx) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Company Group Member (other than the Mergers);

(xxi) terminate without replacement or amend in a manner materially detrimental to the Company and the Company Subsidiaries, taken as a whole, any insurance policy insuring the business of the Company or any of the Company Subsidiaries; or

(xxii) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require any Company Group Member to obtain consent from Apex to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.01 shall give to Apex, directly or indirectly, the right to control or direct the operations of any Company Group Member prior to the Closing Date. Prior to the Closing Date, each of Apex and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

Section 6.02 Conduct of Business by Apex and Merger Subs Pending the Mergers.

(a) Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements), except as set forth on Section 6.02 of the Apex Disclosure Schedule and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), Apex agrees that during the Interim Period, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of Apex and Merger Subs shall be conducted in the ordinary course of business and in a manner consistent with past practice.

(b) By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements), or in connection with the terms and conditions of, any Subscription Agreement, as set forth on Section 6.02 of the Company Disclosure Schedule or and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), neither Apex nor Merger Subs shall, during the Interim Period, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(i) amend or otherwise change the Apex Organizational Documents (except as contemplated by the Apex Proposals) or the Merger Subs Organizational Documents or form any subsidiary of Apex other than Merger Subs;

(ii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the Apex Organizational Documents;

(iii) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Apex Common Stock or Apex Warrants except for redemptions from the Trust Fund;

(iv) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Apex or Merger Subs, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Apex or Merger Subs, except (A) in connection with a Working Capital Loan to finance Apex Transaction Expenses, (B) the issuance of shares of Apex Common Stock pursuant to the Subscription Agreements solely in accordance with Subscription Agreements as of the date hereof or as amended in accordance with Section 7.10(c), or (C) pursuant to the exercise of Apex Warrants, or (D) pursuant to the conversion of Apex Sponsor Common Stock;

(v) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(vi) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Apex, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice or except Working Capital Loans in an aggregate amount not to exceed $1,000,000;

(vii) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(viii) (A) amend any income, franchise or other material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(ix) liquidate, dissolve, reorganize or otherwise wind up the business and operations of Apex or either Merger Sub;

(x) amend the Trust Agreement or any other agreement related to the Trust Account;

(xi) amend, modify or waive any of the terms or rights set forth in any Apex Warrant or the Apex Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(xii) amend the Subscription Agreements, except as permitted in accordance with Section 7.10(c);

(xiii) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any contracts, agreements and arrangements (including engagement letters) with the Apex IPO Financial Advisors in a manner adverse to Apex or that would increase, add or supplement any Apex Transaction Expenses or Apex IPO Underwriting Fees or enter into a contract or agreement that if entered into prior to the date of this Agreement would require the payment of amounts that would constitute Apex Transaction Expenses or Apex IPO Underwriting Fees other than any services providers engaged by Apex for printing, mailing and solicitation services with respect to the Proxy Statement and the Registration Statement; or

(xiv) except the Sponsor Support Agreement, the Registration Rights Agreement, the Lock-Up Agreements and any Working Capital Loan enter into, renew or amend any contract with an affiliate of the Sponsor or any Apex Initial Stockholder; or enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require Apex to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.02 shall give to the Company, directly or indirectly, the right to control or direct the operations of Apex prior to the Closing Date. Prior to the Closing Date, each of Apex and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

Section 6.03 Claims Against Trust Account. The Company acknowledges that Apex is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus of Apex dated September 16, 2019 (the “Prospectus”) available at www.sec.gov, substantially all of Apex assets consist of the cash proceeds of Apex’s initial public offering and substantially all of those proceeds have been deposited in the Trust Account for the benefit of Apex, certain of its public stockholders and the underwriters of Apex’s initial public offering. The Company acknowledges that it has been advised by Apex that, except with respect to interest earned on the funds held in the Trust Account that may be released to Apex to pay its franchise tax, income tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Apex completes the transactions which constitute a Business Combination, then to those persons and in such amounts as described in the Prospectus; (ii) if Apex fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Apex in limited amounts to permit Apex to pay the costs and expenses of its liquidation and dissolution, and then to Apex’s public stockholders; and (iii) if Apex holds a stockholder vote to amend the Apex Organizational Documents to modify the substance or timing of the obligation to redeem 100% of Apex Class A Common Stock if Apex fails to complete a Business Combination within the allotted time period, then for the redemption of any Apex Class A Common

Stock properly tendered in connection with such vote. For and in consideration of Apex entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account or any distributions therefrom and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with Apex; provided, that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Apex for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Apex to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Redemption Rights) to the Company Stockholders in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Apex’s ability to fulfil its obligation to effectuate the Redemption Rights, or for Fraud and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Apex’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

ARTICLE VII.

ADDITIONAL AGREEMENTS

Section 7.01 Proxy Statement; Registration Statement.

(a) As promptly as practicable after the execution of this Agreement and Apex’s receipt of the Annual Financial Statements and the Interim Financial Statements, subject to the terms of this Section 7.01, Apex (with the assistance and cooperation of the Company as reasonably requested by Apex) shall prepare and file with the SEC (i) a joint prospectus/proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of Apex relating to the meeting of Apex’s stockholders (including any adjournment or postponement thereof, the “Apex Stockholders’ Meeting”) to be held to consider (1) approval of this Agreement and the transactions contemplated by this Agreement, including the Mergers, (2) approval of the issuance of Apex Common Stock in connection with the Private Placements pursuant to the Subscription Agreements and Apex Common Stock as contemplated by this Agreement, in accordance with the DGCL, the Apex Organizational Documents and the rules and regulations of the Nasdaq Capital Market, (3) the approval and adoption of the Amended and Restated Apex Certificate of Incorporation, (4) the approval and adoption of an equity incentive plan (the “Apex Equity Incentive Plan”), in form and substance reasonably acceptable to Apex and the Company that provides for grant of awards to employees and other service providers of Apex and its subsidiaries in the form of options, restricted shares, restricted share units or other equity-based awards based on Apex Class A Common Stock with a total pool of awards of Apex Class A Common Stock not exceeding (A) twelve percent (12%) of the aggregate number of the sum of (x) shares of Apex Common Stock outstanding at the Closing and (y) securities convertible into Apex Common Stock, plus (B) an amount equal to the product (rounded down to the nearest whole number) of (I) the number of shares of Company Common Stock subject to the PRC Options immediately prior to the Effective Time and (II) the Exchange Ratio, with an annual “evergreen” increase of not more than five percent (5%) of the shares of Apex Common Stock outstanding as of the day prior to such increase, (5) the approval and adoption of an employee stock purchase plan, in form and substance reasonably acceptable to Apex and the Company, that provides for grant of purchase rights with respect to Apex Class A Common Stock to employees of Apex and its subsidiaries with a total pool of shares of Apex Class A Common Stock not exceeding one and one half percent (1.5%) of the aggregate number of the sum of (x) shares of Apex Common Stock outstanding at the Closing and (y) securities convertible into Apex Common Stock, with an annual “evergreen” increase of one percent 1% of the shares of Apex Common Stock outstanding as of the day prior to such increase (the proposals in clauses (4) and (5), the “Equity Proposals”), (6) the appointment, and designation of classes, of the members of the Apex Board as set forth on Exhibit K and (7) any other proposals the parties deem necessary to effectuate the Transactions (collectively, the “Apex Proposals”); and (ii) a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Apex Common Stock to be issued to the stockholders of the Company pursuant to this Agreement, including the Contingent Consideration. Apex and the Company shall each pay one half of all registration and filing fees and printing and mailing costs due in connection with the Registration Statement. Notwithstanding the foregoing, the Equity Proposals are subject to approval by each of the Company Board and the Apex Board (the “Board Approvals”) following the receipt of a report from a compensation consulting firm of national reputation (the “Compensation Report”) and prior to the filing of the Proxy Statement. As promptly as practicable following the date hereof, and in any event within ten Business Days, the Company shall deliver to Apex the Compensation Report. In the absence of obtaining the Board Approvals for the Equity Proposals as set forth herein, the Company and Apex shall discuss reasonable modifications to the Equity Proposals to obtain such Board Approvals.

(b) Each of Apex and the Company shall furnish all information concerning such party as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Apex and the Company each shall use their reasonable best efforts to (i) cause the Proxy Statement and the Registration Statement, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to, and resolve all comments received from, the SEC concerning the Proxy Statement or the Registration Statement, (iii) to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (iv) to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, Apex shall use commercially reasonable efforts to take any action required under any applicable federal or state securities laws in connection with the issuance of shares of Apex Common Stock to the stockholders of the Company pursuant to this Agreement. As promptly as practicable following the clearance of the Proxy Statement by the SEC, Apex shall mail the Proxy Statement to its stockholders.

(c) No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by Apex or the Company without the approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed). Apex and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Apex Common Stock to be issued or issuable to the stockholders of the Company in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of Apex and the Company shall cooperate in the preparation of, and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto.

(d) Apex represents that the information supplied by Apex for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Apex, (iii) the time of the Apex Stockholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Apex or Merger Subs, or their respective officers or directors, should be discovered by Apex which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, Apex shall promptly inform the Company. All documents that Apex is responsible for filing with the SEC in connection with the Mergers or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(e) The Company represents that the information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Apex, (iii) the time of Apex Stockholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to any Company Group Member, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform Apex. All documents that the Company is responsible for filing with the SEC in connection with the Mergers or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

Section 7.02 Apex Stockholders’ Meeting; and First Merger Sub Stockholder’s Approval.

(a) Apex shall call and hold the Apex Stockholders’ Meeting as promptly as practicable following the effectiveness of the registration of the Proxy Statement by the SEC for the purpose of voting solely upon the Apex Proposals, and Apex shall use its reasonable best efforts to hold the Apex Stockholders’ Meeting as soon as practicable following the clearance of the Proxy Statement by the SEC; provided, that Apex may postpone or adjourn the Apex Stockholders’ Meeting on one or more occasions for up to 30 days in the aggregate upon the good faith determination by the Apex Board that such postponement or adjournment is necessary to solicit additional proxies to obtain approval of the Apex Proposals or otherwise take actions consistent with Apex’s obligations pursuant to Section 7.10 of this Agreement. Apex shall use its reasonable best efforts to obtain the approval of the Apex Proposals at the Apex Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the Apex Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders. The Apex Board shall recommend to its stockholders that they approve the Apex Proposals and shall include such recommendation in the Proxy Statement.

(b) Promptly following the execution of this Agreement, Apex shall approve and adopt this Agreement and approve the First Merger and the other transactions contemplated by this Agreement, as the sole stockholder of First Merger Sub.

Section 7.03 Company Stockholders’ Written Consent. Upon the terms set forth in this Agreement, the Company shall (a) distribute the Registration Statement to the Company Stockholders, accompanied by any such additional disclosure to the Company Stockholders as the Company and its outside counsel determine is necessary or appropriate and seek the irrevocable written consent, in form and substance reasonably acceptable to Apex, of holders of the Requisite Approval (including the Key Company Stockholders) in favor of the approval and adoption of this Agreement and the Mergers and all other transactions contemplated by this Agreement (the “Written Consent”) as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within 48 hours after the Registration Statement becomes effective and deliver a copy of the Written Consent to Apex and (b) in the event the Company determines it is not able to obtain the Written Consent, the Company shall call and hold a meeting of holders of Company Common Stock and Company Preferred Stock for the purpose of voting solely upon the adoption of this Agreement and the Mergers and all other transactions contemplated by this Agreement (the “Company Stockholder Meeting”) as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within ten days after the Registration Statement becomes effective. The Company shall use its best efforts to obtain the Company Stockholder Approval at the Company Stockholder Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of this Agreement and the Mergers, and shall take all other action necessary or advisable to secure the Company Stockholder Approval. Within ten Business Days of the of the receipt of the Written Consent, the Company shall prepare and deliver a notice (the “Stockholder Notice”) to every Company Stockholder that did not execute the Written Consent in accordance with Section 228 of the DGCL. Within ten Business Days of the earlier of the receipt of the Written Consent or the Company Stockholder Approval, the Company shall notify the Company Stockholders of their appraisal and dissenter rights pursuant to the DGCL. All materials sent to the Company Stockholders in accordance with this Section 7.03 shall be subject to Apex’s advance review and reasonable approval, and such materials shall be provided by the Company to Apex at least five Business Days prior to the effectiveness of the Registration Statement for Apex’s advance review and reasonable approval.

Section 7.04 Access to Information; Confidentiality.

(a) During the Interim Period, the Company and Apex shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel, Taxes and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request, including in connection with any Tax disclosure in any statement, filing, notice or application relating to the Intended Tax-Free Treatment. Notwithstanding the foregoing, neither the Company nor Apex shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) All information obtained by the parties pursuant to this Section 7.04 shall be kept confidential in accordance with the confidentiality agreement, between Apex and the Company, dated as of September 1, 2020 and the confidentiality agreement, between Apex and the Company, dated as of October 7, 2020 (collectively, the “Confidentiality Agreements”).

(c) Notwithstanding anything in this Agreement to the contrary, each party (and its respective Representatives) may consult any tax advisor as is reasonably necessary regarding the tax treatment and tax structure of the Transactions and may disclose to such advisor as if reasonably necessary, the tax treatment and tax structure of the Transactions and all materials (including any tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreements.

Section 7.05 Exclusivity.

(a) During the Interim Period, the Company shall not take, nor shall it permit any of its controlled affiliates or direct any of its Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than Apex, its stockholders or any of their affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any merger, initial public offering, sale of ownership interests or assets (other than asset sales in the ordinary course of business) of the Company, recapitalization or similar transaction, in each case other than (i) the Transactions or (ii) any purchase of shares of Apex Common Stock in any Private Placement (a “Company Business Combination Proposal”) other than with Apex, its stockholders and their respective affiliates and Representatives or the PIPE Investors with respect to the Private Placement. In addition, the Company shall, and shall cause its controlled affiliates to, and shall cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any person with respect to any Company Business Combination Proposal.

(b) During the Interim Period, Apex shall not, nor shall Apex permit any of its controlled affiliates or direct any of its Representatives to, solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than the Company, its stockholders or any of their affiliates or Representatives), concerning any merger, purchase of ownership interests or assets of Apex, recapitalization or similar business combination transaction or any other Business Combination, in each case, other than (i) the Transactions or (ii) any purchase of shares of Apex Common Stock in any Private Placement (an “Apex Business Combination Proposal”). In addition, Apex shall, and shall cause its controlled affiliates to, and shall cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any person with respect to any Apex Business Combination Proposal.

Section 7.06 Employee Benefits Matters.

(a) The parties shall cooperate to establish an equity incentive plan and a tax-qualified employee stock purchase plan under Section 423 of the Code that will allow the parties to effectuate the actions set forth in Section 7.01(a). The parties shall cooperate to effectuate the assumption of certain Company Options in accordance with Section 3.01 (a)(vi), and to ensure that the terms and conditions of the assumed Company Options will be governed by the applicable Company Option Plans and award agreements, except for any changes that are necessary to effectuate the transactions contemplated by this Agreement.

(b) The Company shall cause all notices to be timely provided to each optionee under the Company Option Plans as required by the Company Option Plans.

(c) For a period of not less than one year following the Closing, Apex shall, or shall cause the Surviving Entity and each of its subsidiaries, as applicable, to provide the employees of the Company and any Company Subsidiary who remain employed by Apex, the Surviving Entity or any Company Subsidiary immediately after the Effective Time (the “Continuing Employees”), for all purposes under the employee benefit plans of Apex, the Surviving Entity and each Company Subsidiary providing benefits to Continuing Employees after the Closing, credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any employee benefit plan, program or arrangement established or maintained by the Surviving Entity or any of its subsidiaries (excluding any retiree health plans or programs, or defined benefit retirement plans or programs, nonqualified deferred compensation arrangements, equity or equity-related compensation) for service accrued or deemed accrued prior to the Effective Time with any Company Group Member; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, subject to the terms of all governing documents, Apex shall use reasonable best efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the employee benefit plans established or maintained by the Surviving Entity or any of its subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, Apex, the Surviving Entity and each Company Subsidiary will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing with respect to the calendar year in which the Closing occurs.

(d) The provisions of this Section 7.06 are solely for the benefit of the parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any employee benefit plan of the Company or shall require the Company, Apex, the Surviving Entity and each of its subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

Section 7.07 Adoption of Equity Plan and ESPP. Prior to the effectiveness of the Proxy Statement and Registration Statement, Apex will adopt a customary equity incentive plan and customary employee stock purchase plan, each of which is reasonably acceptable to the Company, in accordance with Section 7.01(a).

Section 7.08 Directors’ and Officers’ Indemnification.

(a) The certificate of incorporation and bylaws of the Surviving Corporation and the operating agreement of the Surviving Entity shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable Law. From and after the Effective Time, Apex agrees that it shall indemnify and hold harmless each present and former director and officer of the Company and Apex against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or Apex would have been permitted under applicable Law, the Company Group Organizational Documents or any director indemnification agreement or employment agreement in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Apex further agrees that with respect to the provisions of the Company Group Organizational Documents relating to indemnification, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of any Company Group Member, unless such modification shall be required by applicable Law.

(b) Prior to the Effective Time, Apex shall purchase and obtain as of the Closing Date “tail” insurance policies extending coverage for an aggregate period of six years providing directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred on or before the Closing covering (as direct beneficiaries) those persons who are currently covered by the Company’s, Apex’s and Merger Subs’ directors’ and officers’ liability insurance policies, in each case of the type and with the amount of coverage no less favorable than those of the directors’ and officers’ liability insurance maintained as of the date hereof by, or for the benefit of, the Company, Apex and Merger Subs, as applicable.

(c) On the Closing Date, Apex shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Apex with the post-Closing directors and officers of Apex, which indemnification agreements shall continue to be effective following the Closing.

Section 7.09 Notification of Certain Matters. During the Interim Period, the Company shall give prompt notice to Apex, and Apex shall give prompt notice to the Company, of (a) any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail, (b) any notice or other communication from any person alleging that the consent of such person is required in connection with the transactions contemplated by this Agreement, except any consent the failure of which to obtain would not reasonably be expected to be material to the Company Group, taken as a whole, or (c) any Actions that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.09 or Section 5.09.

Section 7.10 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, during the Interim Period, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Mergers. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) During the Interim Period, each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreements, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreements, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions contemplated hereby. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

(c) Notwithstanding the generality of the foregoing, Apex shall use its reasonable best efforts to consummate the Private Placement in accordance with the Subscription Agreements, and the Company shall cooperate with Apex in such efforts. Apex acknowledges and agrees that the Company shall be entitled to specifically enforce the obligations of the PIPE Investors to fund the subscription amounts set forth in the Subscription Agreements executed by such PIPE Investors and the provisions of each such Subscription Agreement of which the Company is an express third party beneficiary, in each case, on the terms and subject to the conditions set forth in each such Subscription Agreement. Apex shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), and except for any of the following actions that would not increase conditionality or impose any new obligation on the Company or Apex, increase, decrease or otherwise modify any PIPE Commitment or the subscription amount under any Subscription Agreement or reduce or impair the rights of Apex under any Subscription Agreement, permit or consent to any amendment, supplement or modification to any Subscription Agreement, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided, that, in the case of any such assignment or transfer, the initial party to such Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of Apex Common Stock contemplated thereby. Subject to the immediately preceding sentence and in the event that all conditions in the Subscription Agreements have been satisfied, Apex shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on or prior to the Closing on the terms described therein, including using its reasonable best efforts to satisfy on a timely basis all conditions and covenants applicable to Apex in the Subscription Agreements and otherwise comply with its obligations thereunder and to enforce the rights of Apex under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Apex the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms.

(d) Without limiting the generality of Section 7.10(c), Apex shall give the Company prompt written notice: (i) of any amendment to any Subscription Agreement (other than as a result of any assignments or transfers contemplated therein or otherwise permitted thereby) entered into by Apex that Apex was permitted to make without the prior written consent of the Company in accordance with Section 7.10(c), (ii) to the knowledge of Apex, of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would give rise to any breach or default) by any party to any Subscription Agreement; (iii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential, threatened, or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (iv) if, to the knowledge of Apex, any portion of the PIPE Commitment pursuant to the Subscription Agreements will not be funded in accordance with the terms of the applicable Subscription Agreement.

(e) The Company shall give Apex prompt written notice: (i) to the knowledge of the Company, of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would give rise to any breach or default) by any party to any Subscription Agreement; and (ii) if, to the knowledge of the Company, any portion of the PIPE Commitment pursuant to the Subscription Agreements will not be funded in accordance with the terms of the applicable Subscription Agreement.

Section 7.11 Public Announcements. The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by each of Apex and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of Nasdaq Capital Market, each of Apex and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement, the Mergers or any of the other Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other party. Furthermore, nothing contained in this Section 7.11 shall prevent Apex or the Company or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 7.11.

Section 7.12 Stock Exchange Listing. Apex will use its reasonable best efforts to cause the shares of Apex Common Stock issuable upon conversion of the Aggregate Stock Consideration to be approved for listing on Nasdaq Capital Market at Closing subject to notice of issuance. Apex and the Company shall each pay one half of all filing fees and out-of-pocket expenses due in connection with any such listing in connection with the Transactions (excluding, for the avoidance of doubt, expenses of such party’s legal counsel). During the Interim Period, Apex shall use its reasonable best efforts to keep the Apex Common Stock and Apex Warrants listed for trading on Nasdaq Capital Market.

Section 7.13 Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and no later than ten Business Days after the date of this Agreement, the Company and Apex each shall file with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission a Notification and Report Form as required by the HSR Act. Apex and the Company shall each pay one half of all administrative filing fees and out-of-pocket expenses due in connection with any such required filing (excluding, for the avoidance of doubt, expenses of such party’s legal counsel). The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b) Apex and the Company each shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Laws, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) timely keep the other reasonably informed of any communication received by such party from, or given by such party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications; (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such party promptly and reasonably apprised with respect thereto; and (v) cooperate in the filing of any memoranda, white papers, filings, submissions, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, or responding to requests or objections made by any Governmental Authority, permitting the other party to view in advance, considering and in good faith incorporating the other party’s reasonable comments; provided, that materials required to be provided pursuant to this Section 7.13(b) may be restricted to outside counsel and may be redacted (i) to remove references concerning the valuation of the Company, and (ii) as necessary to comply with contractual arrangements, and (iii) to remove references to privileged information.

(c) No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 7.14 Trust Account. As of the Effective Time, the obligations of Apex to dissolve or liquidate within a specified time period as contained in the Apex Certificate of Incorporation will be terminated and Apex shall have no obligation whatsoever to dissolve and liquidate the assets of Apex by reason of the consummation of the Mergers or otherwise, and no stockholder of Apex shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Effective Time, Apex shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to Apex to pay as and when due all amounts payable to Apex Public Stockholders pursuant to the Redemption Rights, and with respect to all remaining amounts then available in the Trust Account to Apex to be used in accordance with this Agreement and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 7.15 Tax Matters.

(a) After the Closing, each of Apex, Merger Subs, the Company and their respective affiliates and Representatives shall (A) file all Tax Returns consistent with the Intended Tax-Free Treatment (including attaching the statement described in Treasury Regulations Section 1.368-3(a), on or with the U.S. federal income Tax Returns of the Company and Apex for the taxable year that includes the Mergers), and (B) except to the extent otherwise required by a “determination” as such term is used in Section 1313 of the Code, take no position or action inconsistent with the Intended Tax-Free Treatment (whether in audits, Tax Returns or otherwise).

(b) Each of Apex, Merger Subs, and the Company and their respective affiliates and Representatives shall cooperate and use its respective reasonable best efforts to cause the Mergers to qualify for the Intended Tax-Free Treatment, and not to take any action or fail to take any action, in either case, that could reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax-Free Treatment. Such cooperation and reasonable best efforts shall include (but not be limited to): (i) taking actions (and not failing to take actions) to cause the Mergers to qualify for the Intended Tax-Free Treatment, and not taking actions (or failing to take actions) that could reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax-Free Treatment; (ii) a party promptly notifying the other party that such party knows or has reason to believe that the Mergers may not qualify for the Intended Tax-Free Treatment; and (iii) in the event either Apex or the Company seeks a tax opinion from its respective tax advisor regarding the Intended Tax-Free Treatment, or the SEC requests or requires a tax opinion regarding the Intended Tax-Free Treatment, each party shall execute and delivery customary tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor upon which such advisor shall be entitled to rely. Notwithstanding anything in this Agreement to the contrary, no party shall be required to undertake any of the following in order to cause the Mergers to qualify for the Intended Tax-Free Treatment: (x) modify the Per Share Amount; or (y) surrender, undermine or alter any of its other economic or legal rights pursuant to this Agreement to an extent that materially and adversely affects the benefits intended to be conferred upon Apex and its shareholders, the Apex Initial Stockholders, or any affiliates thereof (as contemplated by this Agreement prior to giving effect to any surrendering, undermining or alteration of such rights).

(c) For U.S. federal income Tax purposes, each of Apex, the Company and their respective affiliates intend that this Agreement, including any amendments thereto, be, and is hereby adopted as, the “plan of reorganization” involving the Mergers within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

(d) For the avoidance of doubt, and notwithstanding anything to the contrary, each party acknowledges that it (and its respective Representatives and owners): (i) has had a reasonable opportunity to consult with tax advisors of its own choosing regarding this Agreement, the Transactions, and the tax structure of the Transactions, in each case, in accordance with the Confidentiality Agreements; (ii) is aware of the Tax consequences of the Transactions; (iii) is relying solely upon its own Representatives and is not relying upon any other party or its Representatives for tax advice regarding the Transactions; and

(iv) other than representations and warranties explicitly provided pursuant to this Agreement (including pursuant to
Section 7.15(a)), is not relying upon any representation or warranty from any party in determining the Tax treatment of the Transactions.

Section 7.16 Directors. Apex and the Company shall take all necessary action so that immediately after the Effective Time, the board of directors of Apex is comprised of the individuals designated on Exhibit K. Apex shall enter into the Board Observer Agreement at or prior to the Closing.

Section 7.17 Audited Financial Statements.

(a) The Company shall use reasonable best efforts to deliver to Apex, as soon as reasonably practicable following the date hereof, but in no event later than December 28, 2020, (i) audited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Company and Company Subsidiaries as of and for the years ended December 31, 2019 and December 31, 2018, together with the auditor’s reports thereon, which comply in all material respects with all applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act as required to be included in the Proxy Statement (the “Updated Annual Financial Statements”); provided, that upon delivery of such Updated Annual Financial Statements, such financial statements shall be deemed “Annual Financial Statements” for the purposes of this Agreement and the representation and warranties set forth in Section 4.07 shall be deemed to apply to such Updated Annual Financial Statements with the same force and effect as if made as of the date of this Agreement.

(b) The Company shall use reasonable best efforts to deliver to Apex on or before December 28, 2020, the audited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity, and cash flows of the Company and Company Subsidiaries as of and for the nine-month period ending September 30, 2020 (the “Updated Audited Interim Financial Statements”), which comply in all material respects with all applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act as required to be included in the Proxy Statement; provided, that upon delivery of such Updated Audited Interim Financial Statements, the representations and warranties set forth in Section 4.07 shall be deemed to apply to the Updated Audited Interim Financial Statements in the same manner as the Interim Financial Statements, mutatis mutandis, with the same force and effect as if made as of the date of this Agreement.

(c) If the Effective Time has not occurred prior to February 28, 2021, and this Agreement has not been earlier terminated pursuant to Section 9.01, the Company shall use reasonable best efforts to deliver to Apex on or before February 28, 2021, the audited consolidated balance sheets and statements of operations and comprehensive loss, cash flow and change in stockholders’ equity of the Company and Company Subsidiaries as of and for the year ended December 31, 2020, together with the auditor’s reports thereon (the “2020 Audited Financial Statements”), which comply in all material respects with all applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act; provided, that upon delivery of such 2020 Audited Financial Statements, the representation and warranties set forth in Section 4.07 shall be deemed to apply to the 2020 Audited Financial Statements in the same manner as the Annual Financial Statements, mutatis mutandis, with the same force and effect as if made as of the date of this Agreement.

Section 7.18 Affiliate Agreements. All agreements set forth on Section 4.23 of the Company Disclosure Schedule (each an “Affiliate Agreement”) shall be terminated or settled at or prior to the Closing without further liability to Apex, Merger Subs, the Company or Company Subsidiaries, in each case, except as otherwise set forth on Section  7.18 of the Company Disclosure Schedule.

Section 7.19 280G Approval. To the extent that the execution of this Agreement and the consummation of the transactions contemplated hereby may entitle any “disqualified individual” of the Company Group to a “parachute payment” (as such terms are defined in Section 280G of the Code), then, prior to the Closing, the Company shall submit to its stockholders, for approval (in a manner and with a disclosure document reasonably satisfactory to Apex) by a vote of such stockholders as is required pursuant to Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder (the “Requisite 280G Vote”), any such payments or other benefits payable to any person who has provided the waiver described in the succeeding sentence that may, separately or in the aggregate, constitute “parachute payments” (within the meaning of Section 280G of the Code and the Treasury Regulations thereunder), such that, if the Requisite 280G Vote is received approving such payments and benefits, such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code and the Treasury Regulations thereunder. Prior to such Requisite 280G Vote (if any), the Company shall obtain, from each person who is a “disqualified individual” (within the meaning of Section 280G of the Code and the Treasury Regulations thereunder) and who might otherwise have, receive or have the right or entitlement to receive a parachute payment under Section 280G of the Code, a written waiver (in form and substance reasonably satisfactory to Apex) pursuant to which such person agrees to waive any and all right or entitlement to receive or retain any such payment, to the extent (i) the value thereof equals or exceeds three times such person’s base amount determined in accordance with Section 280G of the Code and the Treasury Regulations thereunder and (ii) such payments are not approved pursuant to the Requisite 280G Vote.

Section 7.20 Trust Account Proceeds and Related Available Equity. If, after the Apex Stockholders’ Meeting the Available Apex Cash is less than the Minimum Cash Amount, then, at or prior to the Closing, Apex shall, notwithstanding anything contained herein to the contrary, have the right (but not the obligation) to purchase or sell to any other person additional shares of Apex Common Stock (a) that have the same rights, privileges and preferences as the shares of Apex Common Stock to be issued to the stockholders of the Company pursuant to the terms of this Agreement (with no additional securities or economic inducements, except or as otherwise expressly consented to by the Company in advance of such issuance) and (b) at a price per share not less than $10.00 (such additional shares, the “Additional Equity Amount”) up to the Minimum Cash Amount.

Section 7.21 Employment Agreements. Apex shall use commercially reasonable efforts to enter into employment agreements with the executives of the Company set forth on Schedule E as promptly as practicable, and in any event within seven Business Days following the delivery of the Compensation Report to Apex.

ARTICLE VIII.

CONDITIONS TO THE MERGERS

Section 8.01 Conditions to the Obligations of Each Party. The obligations of the Company, Apex and Merger Subs to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Apex Stockholders’ Approval. The Apex Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of Apex in accordance with the Proxy Statement, the DGCL, the Apex Organizational Documents and the rules and regulations of the Nasdaq Capital Market.

(c) Effectiveness of Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC.

(d) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Mergers, illegal or otherwise prohibiting consummation of the Transactions, including the Mergers.

(e) HSR. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.

(f) Consents. All consents, approvals and authorizations set forth on Section 8.01(f) of the Company Disclosure Schedule shall have been obtained from and made with all Governmental Authorities.

(g) PIPE Closing. The sale and issuance by Apex of Apex Common Stock shall have been consummated in accordance with the terms of the Subscription Agreements.

(h) Apex Net Tangible Assets. Apex shall have at least $5,000,001 of net tangible assets following the exercise of Redemption Rights in accordance with the Apex Organizational Documents.

(i) Stock Exchange Listing. Apex shall have submitted the supplemental listing application to the Nasdaq Capital Market for the shares of Apex Common Stock represented by the Aggregate Stock Consideration and the Contingent Consideration.

Section 8.02 Conditions to the Obligations of Apex and Merger Subs. The obligations of Apex and Merger Subs to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in (i) Section 4.01, Section 4.03 (other than clauses (a) and (b) thereof, which are subject to clause (iii) below), Section 4.04, Section 4.05(a)(i) and (ii), Section 4.19 and Section 4.25 shall each be true and correct in all material respects as of the date hereof and the Effective Time (except, in the case of Section 4.03(c), to the extent of any changes that reflect actions permitted in accordance with Section 6.01 of this Agreement) (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 4.08(c) shall be true and correct in all respects as of the date hereof and the Effective Time, (iii) Section 4.03(a) and Section 4.03(b) shall be true and correct in all respects as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, Apex, Merger Sub or their affiliates and (iv) the other provisions of Article IV shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. The Company shall have delivered to Apex a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(d).

(d) Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date that is continuing.

Section 8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Apex and Merger Sub contained in (i) Section 5.01, Section 5.03 (other than clause (a) thereof, which is subject to clause (iii) below), Section 5.04, Section 5.05(a)(i) and (ii), Section 5.10 and Section 5.12 shall each be true and correct in all material respects as of as of the date hereof and the Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 5.08(c) shall be true and correct in all respects as of the date hereof and the Effective Time, (iii) Section 5.03(a), Section 5.03(f) and Section 5.03(g) shall be true and correct in all respects as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, Apex, Merger Subs or their affiliates and (iv) the other provisions of Article V shall be true and correct in all respects (without giving effect to any “materiality,” “Apex Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Apex Material Adverse Effect.

(b) Agreements and Covenants. Apex and Merger Subs shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. Apex shall have delivered to the Company a certificate, dated the date of the Closing, signed by the Chief Executive Officer of Apex, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b) and Section 8.03(d).

(d) Material Adverse Effect. No Apex Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date that is continuing.

(e) Minimum Cash. The Available Apex Cash shall be no less than the Minimum Cash Amount.

Section 8.04 Frustration of Conditions. None of Apex, Merger Subs or the Company may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other party to be satisfied, as required by Section 7.10.

ARTICLE IX.

TERMINATION, AMENDMENT AND WAIVER

Section 9.01 Termination. This Agreement may be terminated and the Mergers and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or Apex, as follows:

(a) by mutual written consent of Apex and the Company; or

(b) by either Apex or the Company if the Effective Time shall not have occurred prior to the date that is 180 days after the date hereof (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date; and provided, further, that in the event that any Law is enacted after the date hereof extending the applicable waiting period under the HSR Act, the Outside Date shall automatically be extended by the length of any such extension; or

(c) by either Apex or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and non-appealable and has the effect of making consummation of the Transactions, including the Mergers, illegal or otherwise preventing or prohibiting consummation of the Transactions, the Mergers; or

(d) by either Apex or the Company if any of the Apex Proposals shall fail to receive the requisite vote for approval at the Apex Stockholders’ Meeting; or

(e) by Apex if the Company shall have failed to obtain the Company Stockholder Approval within 48 hours after the Registration Statement becomes effective; or

(f) by Apex upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) and 8.02(b) would not be satisfied (“Terminating Company Breach”); provided, that Apex has not waived such Terminating Company Breach and Apex and Merger Subs are not then in breach of their representations, warranties, covenants or agreements in this Agreement such that the conditions set forth in Sections 8.03(a) and 8.03(b) would not be satisfied; provided, further, that, if such Terminating Company Breach is curable by the Company, Apex may not terminate this Agreement under this Section 9.01(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by Apex to the Company; or

(g) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Apex or either Merger Sub set forth in this Agreement, or if any representation or warranty of Apex or Merger Subs shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) and 8.03(b) would not be satisfied (“Terminating Apex Breach”); provided, that the Company has not waived such Terminating Apex Breach and the Company is not then in breach of its representations, warranties, covenants or agreements in this Agreement such that the conditions set forth in Sections 8.02(a) and 8.02(b) would not be satisfied; provided, however, that, if such Terminating Apex Breach is curable by Apex and Merger Subs, the Company may not terminate this Agreement under this Section 9.01(g) for so long as Apex and Merger Subs continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by the Company to Apex.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except (a) as set forth in Section 7.04(b), this Section 9.02, Section 9.03, Article X (collectively, the “Surviving Provisions”), and any corresponding definitions set forth in Article I and any other Section or Article of this Agreement referenced in such Surviving Provisions or (b) with respect to Fraud or a willful material breach of this Agreement by a party hereto prior to such termination. The Surviving Provisions and the Confidentiality Agreements shall in each case survive any termination of this Agreement.

Section 9.03 Expenses. Except as set forth in this Section 9.03 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Mergers or any other Transaction is consummated. For avoidance of doubt, the filing and registration fees and mailing and printing costs contemplated by Section 7.01, the listing fees contemplated by Section 7.12 and the filing fees and expenses contemplated by Section 7.13 shall be paid one half by each of the parties hereto; provided, that each party further acknowledges that such party shall be responsible for the fees and expenses payable by such party to its respective Representatives with respect to such matters. On the Closing Date, Apex shall pay any unpaid Company Transaction Expenses and Apex Transaction Expenses; provided, that any Ineligible Apex IPO Underwriting Fees shall be paid by Sponsor, and not at the expense of Apex or any of its subsidiaries.

Section 9.04 Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.05 Waiver. At any time prior to the Effective Time, (i) Apex may (a) extend the time for the performance of any obligation or other act of the Company, (b) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (c) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (ii) the Company may (a) extend the time for the performance of any obligation or other act of Apex or either Merger Sub, (b) waive any inaccuracy in the representations and warranties of Apex or Merger Subs contained herein or in any document delivered by Apex or either

Merger Sub pursuant hereto and (c) waive compliance with any agreement of Apex or either Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE X.

GENERAL PROVISIONS

Section 10.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, except, in each case, if an undelivered message is received by the sender; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to Apex or either Merger Sub:

Apex Technology Acquisition Corp.

533 Airport Blvd., Suite 400

Burlingame, California 94010

Attention:         Steve Fletcher

Email:               ########

with a copy to (which will not constitute notice):

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attention:         Josh M. Dubofsky; Brian Paulson; Saad Khanani

Email:               ########

if to the Company:

AvePoint, Inc.

901 East Byrd Street

Suite 900

Richmond, VA 23219

Attention:         General Counsel

Email:               ########

with a copy to (which will not constitute notice):

Cooley LLP

55 Hudson Yards

New York, NY 10001

Attention:         Mike Lincoln, John McKenna, David I. Silverman

Email:               ########

Section 10.02 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b)  this Article X and any corresponding definitions set forth in Article I.

Section 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.04 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.04(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreements. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

Section 10.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.08 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Section 10.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.07 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

Section 10.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.09 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.10 Specific Performance.

(a) The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement, including the right of a party to cause the other parties to consummate the Transactions. It is agreed that the parties are entitled to enforce specifically the performance of terms and provisions of this Agreement, without proof of actual damages (and each such party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. Such Action shall be brought in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware.

(b) The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to any applicable Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. Each of the parties hereby further waives any defense in any action for specific performance that a remedy at law would be adequate.

Section 10.11 No Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”) except as set forth in this Section 10.11. No person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, attorney, Representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, attorney, Representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach, except with respect to willful and material breach or actual and intentional common law fraud under the laws of the State of Delaware (“Fraud”) against the person who committed such willful and material breach or Fraud, and, to the maximum extent permitted by applicable Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates.

Section 10.12 Conflicts and Privilege.

(a) Apex and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation and the Surviving Entity), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the Sponsor, the stockholders or holders of other equity interests of Apex or the Sponsor or any of their respective directors, members, partners, officers, employees or affiliates (other than the Surviving Corporation and the Surviving Entity) (collectively, the “Apex Group”), on the one hand, and (ii) the Surviving Corporation, the Surviving Entity or any member of the AvePoint Group, on the other hand, any legal counsel, including Lathan & Watkins LLP (“Latham”), that represented Apex or the Sponsor prior to the Closing may represent the Sponsor or any other member of the Apex Group, in such dispute even though the interests of such persons may be directly adverse to Apex, the Surviving Corporation or the Surviving Entity, and even though such counsel may have represented Apex in a matter substantially related to such dispute, or may be handling ongoing matters for Apex, the Surviving Corporation, the Surviving Entity or the Sponsor. Apex and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation and the Surviving Entity), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Apex, the Sponsor or any other member of the Apex Group, on the one hand, and Latham, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Apex Group after the Closing, and shall not pass to or be claimed or controlled by Apex following the Closing, the Surviving Corporation or the Surviving Entity. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Apex or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation and the Surviving Entity, and not the Apex Group.

(b) Apex and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation and the Surviving Entity), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the stockholders or holders of other equity interests of the Company and any of their respective directors, members, partners, officers, employees or affiliates (other than the Surviving Corporation and the Surviving Entity) (collectively, the “AvePoint Group”), on the one hand, and (y) the Surviving Corporation, the Surviving Entity or any member of the Apex Group, on the other hand, any legal counsel, including Cooley LLP (“Cooley”) that represented the Company prior to the Closing may represent any member of the AvePoint Group in such dispute even though the interests of such persons may be directly adverse to the Surviving Corporation or the Surviving Entity, and even though such counsel may have represented Apex or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation or the Surviving Entity, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company or any member of the AvePoint Group, on the one hand, and Cooley, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the AvePoint Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation or the Surviving Entity. Notwithstanding the foregoing, any privileged communications or information shared by Apex prior to the Closing with the Company under a common interest agreement shall be and remain the privileged communications or information of the Apex Group, and not Apex.

[Signature Page Follows.]

IN WITNESS WHEREOF, Apex, Merger Subs, and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

APEX TECHNOLOGY ACQUISITION CORP.

By	/s/ Jeff Epstein
Name:	Jeff Epstein
Title:	Co-Chief Executive Officer,
Chief Financial Officer and Secretary

ATHENA TECHNOLOGY MERGER SUB, INC.

By	/s/ Kimberly Kit
Name:	Kimberly Kit
Title:	President and Secretary

ATHENA TECHNOLOGY MERGER SUB 2, LLC

By	/s/ Kimberly Kit
Name:	Kimberly Kit
Title:	President and Secretary

AVEPOINT, INC.

By	/s/ Brian Brown
Name:	Brian Brown
Title:	Chief Legal Counsel and
Chief Operating Officer

[Signature Page to Business Combination Agreement and Plan of Reorganization]

Annex A-1

Execution Version

AMENDMENT NO. 1 TO

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

This Amendment No. 1 (this “Amendment”) to the Business Combination Agreement and Plan of Reorganization, dated as of November 23, 2020 (the “Business Combination Agreement”), by and among by and among Apex Technology Acquisition Corp., a Delaware corporation (“Apex”), Athena Technology Merger Sub, Inc., a Delaware corporation, Athena Technology Merger Sub 2, LLC, a Delaware limited liability company (“Second Merger Sub” and, together with First Merger Sub, “Merger Subs” and each, a “Merger Sub”), and AvePoint, Inc., a Delaware corporation (the “Company”), is made and entered into as of December 30, 2020 by and among Apex, Merger Subs and the Company. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Business Combination Agreement.

RECITALS

WHEREAS, Apex, the Merger Subs and the Company are parties to the Business Combination Agreement (the “Parties”);

WHEREAS, the Parties desire to amend the Business Combination Agreement as set forth in this Amendment; and

WHEREAS, Section 9.04 of the Business Combination Agreement provides that, prior to the Effective Time, the Business Combination Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Parties agree as follows:

AGREEMENT

1.    Amendment to the Business Combination Agreement.

(a) The definition of “Election Percentage” in Section 1.01 of the Business Combination Agreement is hereby deleted and replaced with the following:

“Election Percentage” means with respect to any Electing Stockholder that has properly made and not revoked or lost an Election in accordance with Section 3.02, the percentage of cash elected by such holder in such Election; provided, that such percentage shall be rounded to the nearest fourth decimal place and not be greater than the Maximum Election Percentage.

(b) The definition of “Eligible Apex IPO Underwriting Fees” in Section 1.01 of the Business Combination Agreement is hereby deleted and replaced with the following:

“Eligible Apex IPO Underwriting Fees” means (a) if the Apex Public Stockholder Redemption Rate is equal to 10% or less, 100% of the Apex IPO Underwriting Fees, (b) if the Apex Public Stockholder Redemption Rate is 40% or more, none of the Apex IPO Underwriting Fees and (c) if the Apex Public Stockholder Redemption Rate is greater than 10% but equal to or less than 40%, a portion of the Apex IPO Underwriting Fees equal to (i) 40% minus the Apex Public Stockholder Redemption Rate divided by (ii) 30%.

(c) The definition of “Maximum Election Percentage” in Section 1.01 of the Business Combination Agreement is hereby deleted and replaced with the following:

“Maximum Election Percentage” means 12.6780%.

A-1-1

(d) Schedule C of the Business Combination Agreement is hereby deleted and replaced with the form of Schedule C set forth in Exhibit A to this Amendment. Notwithstanding Section 9.04 of the Business Combination Agreement, the parties to this Agreement agree that Schedule C of the Business Combination Agreement may be updated jointly by Parent and the Company, without an amendment to the Business Combination Agreement, following the determination of the Per Share Amount and prior to the Effective Time; provided, that the sum of (i) the Aggregate Named Executive Cash-Settled Option Consideration plus (ii) the cash consideration payable with respect to the Named Executive Cash-Settled Shares pursuant to the Named Executive Equity Agreements shall not exceed the Available Named Executive Cash Amount.

2.     Effect of Amendment. Except as expressly provided herein, this Amendment shall not constitute an amendment, modification or waiver of any provision of the Business Combination Agreement or any rights or obligations of any party under or in respect of the Business Combination Agreement. Except as modified by this Amendment, the Business Combination Agreement shall continue in full force and effect. Upon the execution of this Amendment by the Parties, each reference in the Business Combination Agreement to “this Agreement” or the words “hereunder,” “hereof,” “herein” or words of similar effect referring to the Business Combination Agreement shall mean and be a reference to the Business Combination Agreement as amended by this Amendment, and a reference to the Business Combination Agreement in any other instrument or document shall be deemed a reference to the Business Combination Agreement as amended by this Amendment. This Amendment shall be subject to, shall form a part of, and shall be governed by, the terms and conditions set forth in the Business Combination Agreement, as amended by this Amendment.

3.    General. Article X of the Business Combination Agreement shall apply to this Amendment mutatis mutandis.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

A-1-2

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

APEX TECHNOLOGY ACQUISITION CORP.

By	/s/ Jeff Epstein
Name:	Jeff Epstein
Title:	Co-Chief Executive Officer,
Chief Financial Officer and Secretary

ATHENA TECHNOLOGY MERGER SUB, INC.

By	/s/ Kimberly Kit
Name:	Kimberly Kit
Title:	President and Secretary

ATHENA TECHNOLOGY MERGER SUB 2, LLC

By	/s/ Kimberly Kit
Name:	Kimberly Kit
Title:	President and Secretary

AVEPOINT, INC.

By	/s/ Brian Brown
Name:	Brian Brown
Title:	Chief Legal Counsel and
COO

(Signature Page to Amendment No. 1 to Business Combination Agreement)

A-1-3

Annex A-2

Execution Version

AMENDMENT NO. 2 TO

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

This Amendment No. 2 (this “Amendment”) to the Business Combination Agreement and Plan of Reorganization, dated as of November 23, 2020, as amended by Amendment No. 1 thereto, dated as of December 30, 2020 (the “Business Combination Agreement”), by and among by and among Apex Technology Acquisition Corp., a Delaware corporation (“Apex”), Athena Technology Merger Sub, Inc., a Delaware corporation, Athena Technology Merger Sub 2, LLC, a Delaware limited liability company (“Second Merger Sub” and, together with First Merger Sub, “Merger Subs” and each, a “Merger Sub”), and AvePoint, Inc., a Delaware corporation (the “Company”), is made and entered into as of March 8, 2021 by and among Apex, Merger Subs and the Company. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Business Combination Agreement.

RECITALS

WHEREAS, Apex, the Merger Subs and the Company are parties to the Business Combination Agreement (the “Parties”);

WHEREAS, the Parties desire to amend the Business Combination Agreement as set forth in this Amendment; and

WHEREAS, Section 9.04 of the Business Combination Agreement provides that, prior to the Effective Time, the Business Combination Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Parties agree as follows:

AGREEMENT

1. Amendment to the Business Combination Agreement.

(a) The definition of “Cash Consideration Shortfall Amount” in Section 1.01 of the Business Combination Agreement is hereby deleted and replaced with the following:

“Cash Consideration Shortfall Amount” means the amount, if any, by which (a) the sum of (i) the Company Preferred Stock Cash Amount plus (ii) the Named Executive Cash Amount plus (iii) the Aggregate Cash Election Amount plus (iv) the Balance Sheet Cash Amount, exceeds (b) the sum of (i) the Aggregate Available Cash plus (ii) the PIPE Fees; provided, that such amount shall be deemed to be zero if it is a negative number.

(b) The definition of “Company Common Stock Cash Amount” in Section 1.01 of the Business Combination Agreement is hereby deleted and replaced with the following:

“Company Common Stock Cash Amount” means $94,500,000.

(c) Section 3.01(a)(ii) of the Business Combination Agreement is amended by deleting the words “because of the Company Common Stock Cash Cutback” in the proviso thereof.

2 Effect of Amendment. Except as expressly provided herein, this Amendment shall not constitute an amendment, modification or waiver of any provision of the Business Combination Agreement or any rights or obligations of any party under or in respect of the Business Combination Agreement. Except as modified by this Amendment, the Business Combination Agreement shall continue in full force and effect. Upon the execution of this Amendment by the Parties, each reference in the Business Combination Agreement to “this Agreement” or the words “hereunder,” “hereof,” “herein” or words of similar effect referring to the Business Combination Agreement shall mean and be a reference to the Business

A-2-1

Combination Agreement as amended by this Amendment, and a reference to the Business Combination Agreement in any other instrument or document shall be deemed a reference to the Business Combination Agreement as amended by this Amendment. This Amendment shall be subject to, shall form a part of, and shall be governed by, the terms and conditions set forth in the Business Combination Agreement, as amended by this Amendment.

3. General. Article X of the Business Combination Agreement shall apply to this Amendment mutatis mutandis.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

A-2-2

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

APEX TECHNOLOGY ACQUISITION CORP.

By	/s/ Jeff Epstein
Name:	Jeff Epstein
Title:	Co-Chief Executive Officer, Chief Financial Officer, Secretary

ATHENA TECHNOLOGY MERGER SUB, INC.

By	/s/ Kimberly Kit
Name:	Kimberly Kit
Title:	President and Secretary

ATHENA TECHNOLOGY MERGER SUB 2, LLC

By	/s/ Kimberly Kit
Name:	Kimberly Kit
Title:	President and Secretary

AVEPOINT, INC.

By	/s/ Brian Brown
Name:	Brian Brown
Title:	Chief Legal Counsel and COO

[Signature Page to Amendment No. 2 to Business Combination Agreement]

A-2-3

AMENDMENT NO. 3 TO

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

This Amendment No. 3 (this “Amendment”) to the Business Combination Agreement and Plan of Reorganization, dated as of November 23, 2020, as amended by Amendment No. 1 thereto, dated as of December 30, 2020 and Amendment No. 2 thereto, dated as of March 8, 2021 (the “Business Combination Agreement”), by and among Apex Technology Acquisition Corporation, a Delaware corporation (“Apex”), Athena Technology Merger Sub, Inc., a Delaware corporation, Athena Technology Merger Sub 2, LLC, a Delaware limited liability company (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs” and each, a “Merger Sub”), and AvePoint, Inc., a Delaware corporation (the “Company”), is made and entered into as of May 18, 2021 by and among Apex, the Merger Subs and the Company. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Business Combination Agreement.

RECITALS

WHEREAS, Apex, the Merger Subs and the Company are each party to the Business Combination Agreement (the “Parties”);

WHEREAS, the Parties desire to amend the Business Combination Agreement as set forth in this Amendment; and

WHEREAS, Section 9.04 of the Business Combination Agreement provides that, prior to the Effective Time, the Business Combination Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Parties agree as follows:

AGREEMENT

1.    Amendments to the Business Combination Agreement.

(a)    The definition of “Balance Sheet Cash Amount” in Section 1.01 of the Business Combination Agreement is hereby deleted and replaced with the following:

“Balance Sheet Cash Amount” means $85,000,000.

(b)    The reference to “Election Holder’s” in Section 3.01(a)(ii) of the Business Combination Agreement is hereby amended to refer to “Electing Stockholder’s”.

(c)    Section 3.1(a)(vi) of the Business Combination Agreement is amended by deleting the third sentence thereof and replace it with the following language:

“Subject to the approval and adoption of the Apex Equity Incentive Plan by the Apex stockholders, each cancelled PRC Option will be replaced and substituted with the award of a new stock option to purchase a number of shares of Apex Common Stock under the Apex Equity Incentive Plan equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such PRC Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such PRC Option divided by (B) the Exchange Ratio.”

(d)    Section 9.01(b) of the Business Combination Agreement is amended by deleting all of the language prior to the proviso and replacing it with the following language: “by either Apex or the Company if the Effective Time shall not have occurred prior to July 21, 2021.

(e)    The Parties acknowledge and agree that the Business Combination Agreement and the amendments thereto contains a scrivener’s error in that the legal name of Apex is incorrectly stated as “Apex Technology Acquisition Corp.” whereas the correct, legal name of Apex is “Apex Technology Acquisition Corporation”. Accordingly, as of the date hereof, the Parties acknowledge and agree that each reference to “Apex Technology Acquisition Corp.” in the Business Combination Agreement, the signature page thereto, and any reference to Apex in the Business Combination Agreement, shall refer to “Apex Technology Acquisition Corporation”. In addition, as of the date hereof, the Parties acknowledge and agree between themselves that each reference to “Apex Technology Acquisition Corp.” in any Ancillary Agreement or the signature page thereto, and any reference to Apex in any Ancillary Agreement, shall refer to “Apex Technology Acquisition Corporation”.

2.    Apex Consent of Share Purchase Program. The Company has announced that the Company Board has authorized a share purchase program pursuant to which the Company may purchase shares of Apex Class A Common Stock in the open market or in privately negotiated transactions conducted in compliance with the SEC Rule 10b-18 for an aggregate purchase price of up to $20,000,000 until the date on which the Registration Statement is declared effective by the SEC (the “Share Purchase Program”). Apex hereby consents to the Share Purchase Program and acknowledges and agrees that no purchases of Apex Class A Common Stock by the Company pursuant to the Share Purchase Program, exercise of rights with respect to such shares by the Company or disposition of such shares by the Company shall be deemed to be a breach of any provision of, or representation or warranty of the Company contained in, the Business Combination Agreement, including Sections 4.03(d) and 6.01 of the Business Combination Agreement.

3.     Waiver. Except as expressly provided herein, this Amendment shall not constitute an amendment, modification or waiver of any provision of the Business Combination Agreement or any rights or obligations of any party under or in respect of the Business Combination Agreement. Except as modified by this Amendment, the Business Combination Agreement shall continue in full force and effect. Upon the execution of this Amendment by the Parties, each reference in the Business Combination Agreement to “this Agreement” or the words “hereunder,” “hereof,” “herein” or words of similar effect referring to the Business Combination Agreement shall mean and be a reference to the Business Combination Agreement as amended by this Amendment, and a reference to the Business Combination Agreement in any other instrument or document shall be deemed a reference to the Business Combination Agreement as amended by this Amendment. This Amendment shall be subject to, shall form a part of, and shall be governed by, the terms and conditions set forth in the Business Combination Agreement, as amended by this Amendment.

4.     General. Article X of the Business Combination Agreement shall apply to this Amendment mutatis mutandis.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

2

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

APEX TECHNOLOGY ACQUISITION CORPORATION

By	/s/ Jeff Epstein
Name:	Jeff Epstein
Title:	Co-CEO

ATHENA TECHNOLOGY MERGER SUB, INC.

By	/s/ Kimberly Kit
Name:	Kimberly Kit
Title:	President and Secretary

ATHENA TECHNOLOGY MERGER SUB 2, LLC

By	/s/ Kimberly Kit
Name:	Kimberly Kit
Title:	President and Secretary

AVEPOINT, INC.

By	/s/ Brian Brown
Name:	Brian Brown
Title:	COO and General Counsel

[Signature Page to Amendment No. 3 to Business Combination Agreement]

Annex B

EXECUTION FORM

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

APEX TECHNOLOGY ACQUISITION CORPORATION

[                    ], 2021

Apex Technology Acquisition Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (as it now exists or may hereafter be amended and supplemented, the “DGCL”), does hereby certify that:

ONE:    The original Certificate of Incorporation of Apex Technology Acquisition Corporation was filed with the Secretary of State of the State of Delaware on April 5, 2019 and subsequently amended and restated with the filing of the Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) on September 16, 2019.

TWO:    The Second Amended and Restated Certificate of Incorporation, attached hereto as Exhibit A, is incorporated herein by reference, and restates, integrates and further amends the provisions of the Amended and Restated Certificate.

THREE:    This Second Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of this corporation.

FOUR:    This Second Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the DGCL. This Second Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL.

FIVE:    This Second Amended and Restated Certificate of Incorporation shall become effective on the date of filing with the Secretary of State of the State of Delaware.

Apex Technology Acquisition Corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer on [    ].

APEX TECHNOLOGY ACQUISITION CORPORATION

By:
[name]
[title]

EXHIBIT A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

APEX TECHNOLOGY ACQUISITION CORPORATION

I.

The name of this company is AvePoint Holdings, Inc. (the “Company”).

II.

The address of the registered office of the Company in the State of Delaware is 251 Little Falls Drive in the City of Wilmington, County of New Castle, Delaware 19808 and the name of the registered agent of the Company in the State of Delaware at such address is Corporation Service Company.

III.

The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

IV.

A. Effective as of, and contingent upon, the effectiveness of this Second Amended and Restated Certificate of Incorporation (the “Effective Time”), and without any further action on the part of the Company or any stockholder, each authorized and outstanding share of Class A Common Stock of the Company, par value $0.0001 per share (the “Class A Common Stock”) and Class B Common Stock of the Company, par value $0.0001 per share (the “Class B Common Stock”) issued immediately prior to the Effective Time shall be automatically converted and reclassified into one share of fully-paid, non-assessable Common Stock (as defined below) (the “Conversion”). Each stock certificate representing shares of Class A Common Stock or Class B Common Stock, as applicable, immediately prior to the Effective Time shall, from and after the Effective Time, represent that number of shares of Common Stock into which such shares shall have been converted and reclassified pursuant to the Conversion; provided, however, that each holder of any stock certificate that represented shares of Class A Common Stock or Class B Common Stock, as applicable, immediately prior to the Effective Time shall be entitled to receive, upon surrender of such certificate(s), one or more certificates evidencing and representing the number of shares of Common Stock into which the shares represented by such certificate(s) shall have been reclassified pursuant to the Conversion. After giving effect to the Conversion, the total number of shares of stock that the Company shall have authority to issue is set forth below.

The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock,” “and “Preferred Stock.” The total number of shares that the Company is authorized to issue is 1,020,000,000 shares, 1,000,000,000 shares of which shall be Common Stock (the “Common Stock”), and 20,000,000 shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of $0.0001 per share and the Common Stock shall have a par value of $0.0001 per share.

B. The Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such designations and powers, preferences, privileges and rights, and qualifications, limitations and restrictions thereof, as are stated and expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereafter prescribed (a “Preferred Stock Designation”). Subject to any limitation prescribed by law and the rights of any series of the Preferred Stock then outstanding, if any, authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of all or any of the shares of the Preferred Stock in one or more series, and, with respect to each series of Preferred Stock, to fix the number of shares and state by the Preferred Stock Designation, the designations, powers, preferences, privileges and relative participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase (but not above the authorized number of shares of Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

C. The number of authorized shares of Preferred Stock, or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Company entitled to vote thereon, without a separate vote of the holders of the

Preferred Stock, or of any series thereof, or Common Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation filed with respect to any series of Preferred Stock.

D. Except as provided above, the designations, powers, preferences, privileges and relative participating, optional, or other rights, and qualifications, limitations, or restrictions of the Common Stock are as follows:

1. Rights Relating to Dividends, Subdivisions and Combinations. Subject to the prior rights of holders of all classes and series of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Board of Directors. Any dividends paid to the holders of shares of Common Stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of the applicable class of Common Stock treated adversely, voting separately as a class.

2. Voting Rights.

(a) Except as otherwise required by law or this Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Company, holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders.

(b) Except as otherwise required by law or the Certificate of Incorporation (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

(c) Except as otherwise required by applicable law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or applicable law.

3. Liquidation Rights.

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, upon the completion of the distributions required with respect to each series of Preferred Stock that may then be outstanding, the remaining assets of the Company legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Common Stock, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock; provided, however, for the avoidance of doubt, compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of Common Stock does not constitute consideration or a

“distribution to stockholders” in respect of the Common Stock.

V.

A. The liability of the directors of the Company for monetary damages for breach of fiduciary duty as a director shall be eliminated to the fullest extent authorized under applicable law, unless they violated their duty of loyalty to the Company or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Company hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

B. To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and other agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law.

C. If applicable law is amended after approval by the stockholders of this Article V to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended. Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

VI.

A. Unless the Company consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Company, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Company to the Company or to the Company’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the bylaws of the Company or this Certificate of Incorporation (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Company governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article VI, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

B. Any person or entity purchasing or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to this Article VI. Notwithstanding the foregoing, the provisions of this Article VI shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

C. If any provision or provisions of this Article VI shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article VI (including, without limitation, each portion of any paragraph of this Article VI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

VII.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. Board of Directors.

1. Generally. The management of the business and the conduct of the affairs of the Company shall be vested in the Board of Directors. The authorized number of directors which shall constitute the Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws.

2. Election.

(a) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors as specified in any Preferred Stock Designation, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following such initial classification of the Board of Directors, the initial term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification of the Board of Directors, the initial term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification of the Board of Directors, the initial term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

(b) At any time that applicable law prohibits a classified board as described in Section A.2.(a) of this Article VII, all directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

(c) No stockholder entitled to vote at an election for directors may cumulate votes to which such stockholder is entitled unless required by applicable law at the time of such election. During such time or times that applicable law requires cumulative voting, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder thinks fit. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

(d) Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

3. Removal of Directors. Subject to any limitations imposed by applicable law, removal shall be as provided in Section 141(k) of the DGCL.

4. Vacancies. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

B. Stockholder Actions. No action shall be taken by the stockholders of the Company except at an annual or special meeting of stockholders called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner provided in the Bylaws.

C. Bylaws. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws. The stockholders shall also have the power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

VIII.

A. The Company reserves the right to amend, alter, change or repeal any provision contained in the Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL, except as provided in paragraph B. of this Article VIII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B. Notwithstanding any other provisions of the Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Company required by law or by the Certificate of Incorporation or any Preferred Stock Designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, VII and VIII.

Annex C

AVEPOINT, INC.

2021 EQUITY INCENTIVE PLAN

ADOPTED BY THE BOARD OF DIRECTORS: [                ], 2021

APPROVED BY THE STOCKHOLDERS: [                ], 2021

1.	GENERAL.

(a) Plan Purpose. The Company, by means of the Plan, seeks to secure and retain the services of Employees, Directors and Consultants, to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate, and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Awards.

(b) Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) SARs; (iv) Restricted Stock Awards; (v) RSU Awards; (vi) Performance Awards; and (vii) Other Awards.

(c) Adoption Date; Effective Date. The Plan will come into existence on the Adoption Date, but no Award may be granted prior to the Effective Date.

2.	SHARES SUBJECT TO THE PLAN.

(a) Share Reserve. Subject to adjustment in accordance with Section 2(c) and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will not exceed 30,273,164 shares. In addition, subject to any adjustments as necessary to implement any Capitalization Adjustments, such aggregate number of shares of Common Stock will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to 5% of the total number of shares of Common Stock outstanding on December 31 of the preceding year; provided, however, that the Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock.

(b) Aggregate Incentive Stock Option Limit. Notwithstanding anything to the contrary in Section 2(a) and subject to any adjustments as necessary to implement any Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is 30,273,164 shares.

(c)	Share Reserve Operation.

(i) Limit Applies to Common Stock Issued Pursuant to Awards. For clarity, the Share Reserve is a limit on the number of shares of Common Stock that may be issued pursuant to Awards and does not limit the granting of Awards, except that the Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy its obligations to issue shares pursuant to such Awards. Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, Nasdaq Listing Rule 5635(c), NYSE Listed Company Manual Section 303A.08, NYSE American Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.

(ii) Actions that Do Not Constitute Issuance of Common Stock and Do Not Reduce Share Reserve. The following actions do not result in an issuance of shares under the Plan and accordingly do not reduce the number of shares subject to the Share Reserve and available for issuance under the Plan: (1) the expiration or termination of any portion of an Award without the shares covered by such portion of the Award having been issued, (2) the settlement of any portion of an Award in cash (i.e., the Participant receives cash rather than Common Stock), (3) the withholding of shares that would otherwise be issued by the Company to satisfy the exercise, strike or purchase price of an Award; or (4) the withholding of shares that would otherwise be issued by the Company to satisfy a tax withholding obligation in connection with an Award.

(iii) Reversion of Previously Issued Shares of Common Stock to Share Reserve. The following shares of Common Stock previously issued pursuant to an Award and accordingly initially deducted from the Share Reserve will be added back to the Share Reserve and again become available for issuance under the Plan: (1) any shares that are forfeited back to or repurchased by the Company because of a failure to meet a contingency or condition required for the vesting of such shares; (2) any shares that are reacquired by the Company to satisfy the exercise, strike or purchase price of an Award; and (3) any shares that are reacquired by the Company to satisfy a tax withholding obligation in connection with an Award.

3.	ELIGIBILITY AND LIMITATIONS.

(a) Eligible Award Recipients. Subject to the terms of the Plan, Employees, Directors and Consultants are eligible to receive Awards.

(b) Specific Award Limitations.

(i) Limitations on Incentive Stock Option Recipients. Incentive Stock Options may be granted only to Employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code).

(ii) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(iii) Limitations on Incentive Stock Options Granted to Ten Percent Stockholders. A Ten Percent Stockholder may not be granted an Incentive Stock Option unless: (1) the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant of such Option, and (2) the Option is not exercisable after the expiration of five years from the date of grant of such Option.

(iv) Limitations on Nonstatutory Stock Options and SARs. Nonstatutory Stock Options and SARs may not be granted to Employees, Directors and Consultants unless the stock underlying such Awards is treated as “service recipient stock” under Section 409A or unless such Awards otherwise comply with the requirements of Section 409A.

(c) Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director with respect to any calendar year, including Awards granted and cash fees paid by the Company to such Non-Employee Director, will not exceed: (i) $750,000 in total value, or (ii) in the event such Non-Employee Director is first appointed or elected to the Board during such calendar year, $1,000,000 in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes.

4.	OPTIONS AND STOCK APPRECIATION RIGHTS.

Each Option and SAR will have such terms and conditions as determined by the Board. Each Option will be designated, in writing, as an Incentive Stock Option or Nonstatutory Stock Option at the time of grant; provided, however, that if an Option is not so designated or if an Option designated as an Incentive Stock Option fails to qualify as an Incentive Stock Option, then such Option will be a Nonstatutory Stock Option, and the shares purchased upon exercise of each type of Option will be separately accounted for. Each SAR will be denominated in shares of Common Stock equivalents. The terms and conditions of separate Options and SARs need not be identical; provided, however, that each Option Agreement and SAR Agreement will conform (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(a) Term. Subject to Section 3(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten years from the date of grant of such Award or such shorter period specified in the Award Agreement.

(b) Exercise or Strike Price. Subject to Section 3(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will not be less than 100% of the Fair Market Value on the date of grant of such Award. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value on the date of grant of such Award, if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code.

(c) Exercise Procedure and Payment of Exercise Price for Options. In order to exercise an Option, the Participant must provide notice of exercise to the Plan Administrator in accordance with the procedures specified in the Option Agreement or otherwise provided by the Company. The Board has the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The exercise price of an Option may be paid, to the extent permitted by Applicable Law and as determined by the Board, by one or more of the following methods of payment to the extent set forth in the Option Agreement:

(i) by cash or check, bank draft or money order payable to the Company;

(ii) pursuant to a “cashless exercise” program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the Common Stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the exercise price to the Company from the sales proceeds;

(iii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock that are already owned by the Participant free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that: (1) at the time of exercise, the Common Stock is publicly traded, (2) any remaining balance of the exercise price not satisfied by such delivery is paid by the Participant in cash or other permitted form of payment, (3) such delivery would not violate any Applicable Law or agreement restricting the redemption of the Common Stock, (4) any certificated shares are endorsed or accompanied by an executed assignment separate from certificate, and (5) such shares have been held by the Participant for any minimum period necessary to avoid adverse accounting treatment as a result of such delivery;

(iv) if the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that: (1) such shares used to pay the exercise price will not be exercisable thereafter, and (2) any remaining balance of the exercise price not satisfied by such net exercise is paid by the Participant in cash or other permitted form of payment; or

(v) in any other form of consideration that may be acceptable to the Board and permissible under Applicable Law.

(d) Exercise Procedure and Payment of Appreciation Distribution for SARs. In order to exercise any SAR, the Participant must provide notice of exercise to the Plan Administrator in accordance with the SAR Agreement. The appreciation distribution payable to a Participant upon the exercise of a SAR will not be greater than an amount equal to the excess of: (i) the aggregate Fair Market Value on the date of exercise of a number of shares of Common Stock equal to the number of Common Stock equivalents that are vested and being exercised under such SAR, over (ii) the strike price of such SAR. Such appreciation distribution may be paid to the Participant in the form of Common Stock or cash (or any combination of Common Stock and cash) or in any other form of payment, as determined by the Board and specified in the SAR Agreement.

(e) Transferability. Options and SARs may not be transferred to third party financial institutions for value. The Board may impose such additional limitations on the transferability of an Option or SAR as it determines. In the absence of any such determination by the Board, the following restrictions on the transferability of Options and SARs will apply, provided that except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration and provided, further, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer:

(i) Restrictions on Transfer. An Option or SAR will not be transferable, except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may permit transfer of an Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request, including to a trust if the Participant is considered to be the sole beneficial owner of such trust (as determined under Section 671 of the Code and applicable state law) while such Option or SAR is held in such trust, provided that the Participant and the trustee enter into a transfer and other agreements required by the Company.

(ii) Domestic Relations Orders. Notwithstanding the foregoing, subject to the execution of transfer documentation in a format acceptable to the Company and subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to a domestic relations order.

(f) Vesting. The Board may impose such restrictions on or conditions to the vesting and/or exercisability of an Option or SAR as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Options and SARs will cease upon termination of the Participant’s Continuous Service.

(g) Termination of Continuous Service for Cause. Except as explicitly otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Options and SARs will terminate and be forfeited immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising any portion (including any vested portion) of such Awards on and after the date of such termination of Continuous Service and the Participant will have no further right, title or interest in such forfeited Award, the shares of Common Stock subject to the forfeited Award, or any consideration in respect of the forfeited Award.

(h) Post-Termination Exercise Period Following Termination of Continuous Service for Reasons Other than Cause. Subject to Section 4(i), if a Participant’s Continuous Service terminates for any reason other than for Cause, the Participant may exercise his or her Option or SAR to the extent vested, but only within the following period of time or, if applicable, such other period of time provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)):

(i) three months following the date of such termination if such termination is a termination without Cause (other than any termination due to the Participant’s Disability or death);

(ii) 12 months following the date of such termination if such termination is due to the Participant’s Disability;

(iii) 18 months following the date of such termination if such termination is due to the Participant’s death; or

(iv) 18 months following the date of the Participant’s death if such death occurs following the date of such termination but during the period such Award is otherwise exercisable (as provided in (i) or (ii) above).

Following the date of such termination, to the extent the Participant does not exercise such Award within the applicable Post-Termination Exercise Period (or, if earlier, prior to the expiration of the maximum term of such Award), such unexercised portion of the Award will terminate, and the Participant will have no further right, title or interest in the terminated Award, the shares of Common Stock subject to the terminated Award, or any consideration in respect of the terminated Award.

(i) Restrictions on Exercise; Extension of Exercisability. A Participant may not exercise an Option or SAR at any time that the issuance of shares of Common Stock upon such exercise would violate Applicable Law. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason other than for Cause and, at any time during the last thirty days of the applicable Post-Termination Exercise Period: (i) the exercise of the Participant’s Option or SAR would be prohibited solely because the issuance of shares of Common Stock upon such exercise would violate Applicable Law, or (ii) the immediate sale of any shares of Common Stock issued upon such exercise would violate the Company’s Trading Policy, then the applicable Post-Termination Exercise Period will be extended to the last day of the calendar month that commences following the date the Award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions); provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)).

(j) Non-Exempt Employees. No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, will be first exercisable for any shares of Common Stock until at least six months following the date of grant of such Award. Notwithstanding the foregoing, in accordance with the provisions of the Worker Economic Opportunity Act, any vested portion of such Award may be exercised earlier than six months following the date of grant of such Award in the event of: (i) such Participant’s death or Disability, (ii) a Corporate Transaction in which such Award is not assumed, continued or substituted, (iii) a Change in Control, or (iv) such Participant’s retirement (as such term may be defined in the Award Agreement or another applicable agreement or, in the absence of any such definition, in accordance with the Company’s then current employment policies and guidelines). This Section 4(j) is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.

(k) Whole Shares. Options and SARs may be exercised only with respect to whole shares of Common Stock or their equivalents.

5.	AWARDS OTHER THAN OPTIONS AND STOCK APPRECIATION RIGHTS.

(a) Restricted Stock Awards and RSU Awards. Each Restricted Stock Award and RSU Award will have such terms and conditions as determined by the Board; provided, however, that each Restricted Stock Award Agreement and RSU Award Agreement will conform (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(i) Form of Award.

(1) Restricted Stock Awards: To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock subject to a Restricted Stock Award may be: (A) held in book entry form subject to the Company’s instructions until such shares become vested or any other restrictions lapse, or (B) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. Unless otherwise determined by the Board, a Participant will have voting and other rights as a stockholder of the Company with respect to any shares subject to a Restricted Stock Award.

(2) RSU Awards: A RSU Award represents a Participant’s right to be issued on a future date the number of shares of Common Stock that is equal to the number of restricted stock units subject to the RSU Award. As a holder of a RSU Award, a Participant is an unsecured creditor of the Company with respect to the Company’s unfunded obligation, if any, to issue shares of Common Stock in settlement of such Award and nothing contained in the Plan or any RSU Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Company or an Affiliate or any other person. A Participant will not have voting or any other rights as a stockholder of the Company with respect to any RSU Award (unless and until shares are actually issued in settlement of a vested RSU Award).

(ii) Consideration.

(1) Restricted Stock Awards: A Restricted Stock Award may be granted in consideration for: (A) cash or check, bank draft or money order payable to the Company, (B) services to the Company or an Affiliate, or (C) any other form of consideration as the Board may determine and permissible under Applicable Law.

(2) RSU Awards: Unless otherwise determined by the Board at the time of grant, a RSU Award will be granted in consideration for the Participant’s services to the Company or an Affiliate, such that the Participant will not be required to make any payment to the Company (other than such services) with respect to the grant or vesting of the RSU Award, or the issuance of any shares of Common Stock pursuant to the RSU Award. If, at the time of grant, the Board determines that any consideration must be paid by the Participant (in a form other than the Participant’s services to the Company or an Affiliate) upon the issuance of any shares of Common Stock in settlement of the RSU Award, such consideration may be paid in any form of consideration as the Board may determine and permissible under Applicable Law.

(iii) Vesting. The Board may impose such restrictions on or conditions to the vesting of a Restricted Stock Award or RSU Award as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Restricted Stock Awards and RSU Awards will cease upon termination of the Participant’s Continuous Service.

(iv) Termination of Continuous Service. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason, (1) the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant under his or her Restricted Stock Award that have not vested as of the date of such termination, as set forth in the Restricted Stock Award Agreement and the Participant will have no further right, title or interest in the Restricted Stock Award, the shares of Common Stock subject to the Restricted Stock Award, or any consideration in respect of the Restricted Stock Award, and (2) any portion of his or her RSU Award that has not vested will be forfeited upon such termination and the Participant will have no further right, title or interest in the RSU Award, the shares of Common Stock issuable pursuant to the RSU Award, or any consideration in respect of the RSU Award.

(v) Dividends and Dividend Equivalents. Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to a Restricted Stock Award or RSU Award, as determined by the Board and specified in the Award Agreement.

(vi) Settlement of RSU Awards. A RSU Award may be settled by the issuance of shares of Common Stock or cash (or any combination thereof) or in any other form of payment, as determined by the Board and specified in the RSU Award Agreement. At the time of grant, the Board may determine to impose such restrictions or conditions that delay such delivery to a date following the vesting of the RSU Award.

(b) Performance Awards. With respect to any Performance Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, the other terms and conditions of such Award, and the measure of whether and to what degree such Performance Goals have been attained will be determined by the Board.

(c) Other Awards. Other Awards may be granted either alone or in addition to Awards provided for under Section 4 and the preceding provisions of this Section 5. Subject to the provisions of the Plan, the Board will have sole and complete discretion to determine the persons to whom, and the time or times at which, such Other Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Awards and all other terms and conditions of such Other Awards.

6.	ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.

(a) Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of shares of Common Stock subject to the Plan, (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 2(b), and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of Common Stock subject to outstanding Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. Notwithstanding the foregoing, no fractional shares or rights for fractional shares of Common Stock shall be created in order to implement any Capitalization Adjustment. The Board shall determine an appropriate equivalent benefit, if any, for any fractional shares or rights to fractional shares that might be created by the adjustments referred to in the preceding provisions of this Section.

(b) Dissolution or Liquidation. Except as otherwise provided in the Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company, notwithstanding the fact that the holder of such Award is providing Continuous Service; provided, however, that the Board may determine to cause some or all Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the dissolution or liquidation is completed, but contingent on its completion.

(c) Corporate Transaction. The following provisions will apply to Awards in the event of a Corporate Transaction, unless otherwise provided in the instrument evidencing the Award or any other written agreement between the Company or any Affiliate and the Participant or, unless otherwise expressly provided by the Board, at the time of grant of an Award.

(i) Awards May Be Assumed. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Awards outstanding under the Plan or may substitute similar awards for Awards outstanding under the Plan (including, but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of an Award or substitute a similar award for only a portion of an Award, or may choose to assume or continue the Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution will be set by the Board.

(ii) Awards Held by Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Awards may be exercised) will be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board determines (or, if the Board does not determine such a date, to the date that is five days prior to the effective time of the Corporate Transaction), and such Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Awards will lapse (contingent upon the effectiveness of the Corporate Transaction). With respect to the vesting of Performance Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and that have multiple vesting levels depending on the level of performance, unless otherwise provided in the Award Agreement, the vesting of such Performance Awards will accelerate at 100% of the target level upon the occurrence of the Corporate Transaction in which the Awards are not assumed in accordance with Section 6(c)(i). With respect to the vesting of Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and are settled in the form of a cash payment, such cash payment will be made no later than 30 days following the occurrence of the Corporate Transaction or such later date as required to comply with Section 409A of the Code.

(iii) Awards Held by Persons other than Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Awards will terminate if not exercised (if applicable) prior to the occurrence of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Awards will not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(iv) Payment for Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event an Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Award may not exercise such Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of: (1) the value of the property the Participant would have received upon the exercise of the Award (including, at the discretion of the Board, any unvested portion of such Award), over (2) any exercise price payable by such holder in connection with such exercise.

(d) Appointment of Stockholder Representative. As a condition to the receipt of an Award under this Plan, a Participant will be deemed to have agreed that the Award will be subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on the Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.

(e) No Restriction on Right to Undertake Transactions. The grant of any Award under the Plan and the issuance of shares pursuant to any Award does not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, rights or options to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

7.	ADMINISTRATION.

(a) Administration by Board. The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Subsection (c) below.

(b) Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time: (1) which of the persons eligible under the Plan will be granted Awards; (2) when and how each Award will be granted; (3) what type or combination of types of Award will be granted; (4) the provisions of each Award granted (which need not be identical), including the time or times when a person will be permitted to receive an issuance of Common Stock or other payment pursuant to an Award; (5) the number of shares of Common Stock or cash equivalent with respect to which an Award will be granted to each such person; (6) the Fair Market Value applicable to an Award; and (7) the terms of any Performance Award that is not valued in whole or in part by reference to, or otherwise based on, the Common Stock, including the amount of cash payment or other property that may be earned and the timing of payment.

(ii) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it deems necessary or expedient, to make the Plan or Award fully effective.

(iii) To settle all controversies regarding the Plan and Awards granted under it.

(iv) To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time during which it will vest.

(v) To prohibit the exercise of any Option, SAR or other exercisable Award during a period of up to 30 days prior to the consummation of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Corporate Transaction, for reasons of administrative convenience.

(vi) To suspend or terminate the Plan at any time. Suspension or termination of the Plan will not Materially Impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vii) To amend the Plan in any respect the Board deems necessary or advisable; provided, however, that stockholder approval will be required for any amendment to the extent required by Applicable Law. Except as provided above, rights under any Award granted before amendment of the Plan will not be Materially Impaired by any amendment of the Plan unless: (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(viii) To submit any amendment to the Plan for stockholder approval.

(ix) To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, a Participant’s rights under any Award will not be Materially Impaired by any such amendment unless: (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(x) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(xi) To adopt such procedures and sub-plans as are necessary or appropriate to permit and facilitate participation in the Plan by, or take advantage of specific tax treatment for Awards granted to, Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement to ensure or facilitate compliance with the laws of the relevant foreign jurisdiction).

(xii) To effect, at any time and from time to time, subject to the consent of any Participant whose Award is Materially Impaired by such action: (1) the reduction of the exercise price (or strike price) of any outstanding Option or SAR; (2) the cancellation of any outstanding Option or SAR and the grant in substitution therefor of: (A) a new Option, SAR, Restricted Stock Award, RSU Award or Other Award, under the Plan or another equity plan of the Company, covering the same or a different number of shares of Common Stock, (B) cash, and/or (C) other valuable consideration (as determined by the Board); or (3) any other action that is treated as a repricing under generally accepted accounting principles.

(c) Delegation to Committee.

(i) General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to another Committee or a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Each Committee may retain the authority to concurrently administer the Plan with a Committee or subcommittee to which it has delegated its authority hereunder and may, at any time, revest in such Committee some or all of the powers previously delegated. The Board may retain the authority to concurrently administer the Plan with any Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii) Rule 16b-3 Compliance. To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Award will be granted by the Board or a Committee that consists solely of two or more Non- Employee Directors, as determined under Rule 16b-3(b)(3) of the Exchange Act and thereafter any action establishing or modifying the terms of the Award will be approved by the Board or a Committee, meeting such requirements to the extent necessary for such exemption to remain available.

(d) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board or any Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

(e) Delegation to an Officer. The Board or any Committee may delegate to one or more Officers the authority to do one or both of the following: (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by Applicable Law, other types of Awards) and, to the extent permitted by Applicable Law, the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Awards granted to such Employees; provided, however, that the resolutions or charter adopted by the Board or any Committee evidencing such delegation will specify the total number of shares of Common Stock that may be subject to the Awards granted by such Officer, and that such Officer may not grant an Award to himself or herself. Any such Awards will be granted on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, unless otherwise provided in the resolutions approving the delegation authority. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) the authority to determine the Fair Market Value.

8.	TAX WITHHOLDING

(a) Withholding Authorization. As a condition to acceptance of any Award under the Plan, a Participant authorizes withholding from payroll and any other amounts payable to such Participant, and otherwise agrees to make adequate provision for (including), any sums required to satisfy any U.S. federal, state, local and/or foreign tax or social insurance contribution withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise, vesting or settlement of such Award, as applicable. Accordingly, a Participant may not be able to exercise an Award even though the Award is vested, and the Company shall have no obligation to issue shares of Common Stock subject to an Award, unless and until such obligations are satisfied.

(b) Satisfaction of Withholding Obligation. To the extent permitted by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any U.S. federal, state, local and/or foreign tax or social insurance withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; (v) by allowing a Participant to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board, or (vi) by such other method as may be set forth in the Award Agreement.

(c) No Obligation to Notify or Minimize Taxes; No Liability to Claims. Except as required by Applicable Law the Company has no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Award. Furthermore, the Company has no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award and will not be liable to any holder of an Award for any adverse tax consequences to such holder in connection with an Award. As a condition to accepting an Award under the Plan, each Participant: (i) agrees to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from such Award or other Company compensation, and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the Award and has either done so or knowingly and voluntarily declined to do so. Additionally, each Participant acknowledges any Option or SAR granted under the Plan is exempt from Section 409A only if the exercise or strike price is at least equal to the “fair market value” of the Common Stock on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Award. Additionally, as a condition to accepting an Option or SAR granted under the Plan, each Participant agrees not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that such exercise price or strike price is less than the “fair market value” of the Common Stock on the date of grant, as subsequently determined by the Internal Revenue Service.

(d) Withholding Indemnification. As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s and/or its Affiliate’s withholding obligation in connection with such Award was greater than the amount actually withheld by the Company and/or its Affiliates, each Participant agrees to indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount.

9.	MISCELLANEOUS.

(a) Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.

(b) Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Awards will constitute general funds of the Company.

(c) Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action approving the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

(d) Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until: (i) such Participant has satisfied all requirements for exercise of the Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Award is reflected in the records of the Company.

(e) No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or affect the right of the Company or an Affiliate to terminate at will and without regard to any future vesting opportunity that a Participant may have with respect to any Award: (i) the employment of an Employee with or without notice and with or without Cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state or foreign jurisdiction in which the Company or the Affiliate is incorporated, as the case may be. Further, nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award will constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or service or confer any right or benefit under the Award or the Plan, unless such right or benefit has specifically accrued under the terms of the Award Agreement and/or Plan.

(f) Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board may determine, to the extent permitted by Applicable Law, to: (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of, or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(g) Execution of Additional Documents. As a condition to accepting an Award under the Plan, the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Plan Administrator’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Plan Administrator’s request.

(h) Electronic Delivery and Participation. Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Plan Administrator or another third party selected by the Plan Administrator. The form of delivery of any Common Stock (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

(i) Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under Applicable Law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntarily terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of, or agreement with, the Company.

(j) Securities Law Compliance. A Participant will not be issued any shares in respect of an Award unless either: (i) the shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Each Award also must comply with other Applicable Law governing the Award, and a Participant will not receive such shares if the Company determines that such receipt would not be in material compliance with Applicable Law.

(k) Transfer or Assignment of Awards; Issued Shares. Except as expressly provided in the Plan or the form of Award Agreement, Awards granted under the Plan may not be transferred or assigned by the Participant. After the vested shares subject to an Award have been issued, or in the case of Restricted Stock and similar awards, after the issued shares have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of the Trading Policy and Applicable Law.

(l) Effect on Other Employee Benefit Plans. The value of any Award granted under the Plan, as determined upon grant, vesting or settlement, shall not be included as compensation, earnings, salaries, or other similar terms used when calculating any Participant’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

(m) Deferrals. To the extent permitted by Applicable Law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may also establish programs and procedures for deferral elections to be made by Participants. Deferrals will be made in accordance with the requirements of Section 409A.

(n) Section 409A. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A, and, to the extent not so exempt, in compliance with the requirements of Section 409A. If the Board determines that any Award granted hereunder is not exempt from, and is therefore subject to Section 409A, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A is a “specified employee” for purposes of Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) will be issued or paid before the date that is six months and one day following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six-month period elapses, with the balance paid thereafter on the original schedule.

(o) Choice of Law. This Plan and any controversy arising out of or relating to this Plan shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflict of law principles that would result in any application of any law other than the law of the State of Delaware.

10.	COVENANTS OF THE COMPANY.

(a) Compliance with Law. The Company will seek to obtain from each regulatory commission or agency, as may be deemed to be necessary, having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise or vesting of the Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary or advisable for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise or vesting of such Awards unless and until such authority is obtained. A Participant is not eligible for the grant of an Award or the subsequent issuance of Common Stock pursuant to the Award if such grant or issuance would be in violation of any Applicable Law.

11.	ADDITIONAL RULES FOR AWARDS SUBJECT TO SECTION 409A.

(a) Application. Unless the provisions of this Section of the Plan are expressly superseded by the provisions in the form of Award Agreement, the provisions of this Section shall apply and shall supersede anything to the contrary set forth in the Award Agreement for a Non-Exempt Award.

(b) Non-Exempt Awards Subject to Non-Exempt Severance Arrangements. To the extent a Non-Exempt Award is subject to Section 409A due to application of a Non-Exempt Severance Arrangement, the following provisions of this Subsection (b) apply.

(i) If the Non-Exempt Award vests in the ordinary course during the Participant’s Continuous Service in accordance with the vesting schedule set forth in the Award Agreement, and does not accelerate vesting under the terms of a Non-Exempt Severance Arrangement, in no event will the shares be issued in respect of such Non-Exempt Award any later than the later of: (i) December 31st of the calendar year that includes the applicable vesting date, or (ii) the 60th day that follows the applicable vesting date.

(ii) If vesting of the Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with the Participant’s Separation from Service, and such vesting acceleration provisions were in effect as of the date of grant of the Non-Exempt Award and, therefore, are part of the terms of such Non-Exempt Award as of the date of grant, then the shares will be earlier issued in settlement of such Non-Exempt Award upon the Participant’s Separation from Service in accordance with the terms of the Non-Exempt Severance Arrangement, but in no event later than the 60th day that follows the date of the Participant’s Separation from Service. However, if at the time the shares would otherwise be issued the Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of such Participant’s Separation from Service, or, if earlier, the date of the Participant’s death that occurs within such six--month period.

(iii) If vesting of a Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with a Participant’s Separation from Service, and such vesting acceleration provisions were not in effect as of the date of grant of the Non-Exempt Award and, therefore, are not a part of the terms of such Non-Exempt Award on the date of grant, then such acceleration of vesting of the Non-Exempt Award shall not accelerate the issuance date of the shares, but the shares shall instead be issued on the same schedule as set forth in the Grant Notice as if they had vested in the ordinary course during the Participant’s Continuous Service, notwithstanding the vesting acceleration of the Non-Exempt Award. Such issuance schedule is intended to satisfy the requirements of payment on a specified date or pursuant to a fixed schedule, as provided under Treasury Regulations Section 1.409A-3(a)(4).

(c) Treatment of Non-Exempt Awards Upon a Corporate Transaction for Employees and Consultants. The provisions of this Subsection (c) shall apply and shall supersede anything to the contrary set forth in the Plan with respect to the permitted treatment of any Non-Exempt Award in connection with a Corporate Transaction if the Participant was either an Employee or Consultant upon the applicable date of grant of the Non-Exempt Award.

(i) Vested Non-Exempt Awards. The following provisions shall apply to any Vested Non-Exempt Award in connection with a Corporate Transaction:

(1) If the Corporate Transaction is also a Section 409A Change in Control, then the Acquiring Entity may not assume, continue or substitute the Vested Non-Exempt Award. Upon the Section 409A Change in Control, the settlement of the Vested Non-Exempt Award will automatically be accelerated and the shares will be immediately issued in respect of the Vested Non-Exempt Award. Alternatively, the Company may instead provide that the Participant will receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control.

(2) If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute each Vested Non-Exempt Award. The shares to be issued in respect of the Vested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of the Fair Market Value of the shares made on the date of the Corporate Transaction.

(ii) Unvested Non-Exempt Awards. The following provisions shall apply to any Unvested Non-Exempt Award unless otherwise determined by the Board pursuant to Subsection (e) of this Section.

(1) In the event of a Corporate Transaction, the Acquiring Entity shall assume, continue or substitute any Unvested Non-Exempt Award. Unless otherwise determined by the Board, any Unvested Non-Exempt Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction.

The shares to be issued in respect of any Unvested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value of the shares made on the date of the Corporate Transaction.

(2) If the Acquiring Entity will not assume, substitute or continue any Unvested Non-Exempt Award in connection with a Corporate Transaction, then such Award shall automatically terminate and be forfeited upon the Corporate Transaction with no consideration payable to any Participant in respect of such forfeited Unvested Non-Exempt Award. Notwithstanding the foregoing, to the extent permitted and in compliance with the requirements of Section 409A, the Board may in its discretion determine to elect to accelerate the vesting and settlement of the Unvested Non-Exempt Award upon the Corporate Transaction, or instead substitute a cash payment equal to the Fair Market Value of such shares that would otherwise be issued to the Participant, as further provided in Subsection (e)(ii) below. In the absence of such discretionary election by the Board, any Unvested Non-Exempt Award shall be forfeited without payment of any consideration to the affected Participants if the Acquiring Entity will not assume, substitute or continue the Unvested Non-Exempt Awards in connection with the Corporate Transaction.

(3) The foregoing treatment shall apply with respect to all Unvested Non-Exempt Awards upon any Corporate Transaction, and regardless of whether or not such Corporate Transaction is also a Section 409A Change in Control.

(d) Treatment of Non-Exempt Awards Upon a Corporate Transaction for Non-Employee Directors. The following provisions of this Subsection (d) shall apply and shall supersede anything to the contrary that may be set forth in the Plan with respect to the permitted treatment of a Non-Exempt Director Award in connection with a Corporate Transaction.

(i) If the Corporate Transaction is also a Section 409A Change in Control, then the Acquiring Entity may not assume, continue or substitute the Non-Exempt Director Award. Upon the Section 409A Change in Control, the vesting and settlement of any Non-Exempt Director Award will automatically be accelerated and the shares will be immediately issued to the Participant in respect of the Non-Exempt Director Award. Alternatively, the Company may provide that the Participant will instead receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control pursuant to the preceding provision.

(ii) If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute the Non-Exempt Director Award. Unless otherwise determined by the Board, the Non-Exempt Director Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of the Non-Exempt Director Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value made on the date of the Corporate Transaction.

(e) If the RSU Award is a Non-Exempt Award, then the provisions in this Section 11(e) shall apply and supersede anything to the contrary that may be set forth in the Plan or the Award Agreement with respect to the permitted treatment of such Non-Exempt Award:

(i) Any exercise by the Board of discretion to accelerate the vesting of a Non-Exempt Award shall not result in any acceleration of the scheduled issuance dates for the shares in respect of the Non-Exempt Award unless earlier issuance of the shares upon the applicable vesting dates would be in compliance with the requirements of Section 409A.

(ii) The Company explicitly reserves the right to earlier settle any Non-Exempt Award to the extent permitted and in compliance with the requirements of Section 409A, including pursuant to any of the exemptions available in Treasury Regulations Section 1.409A-3(j)(4)(ix).

(iii) To the extent the terms of any Non-Exempt Award provide that it will be settled upon a Change in Control or Corporate Transaction, to the extent it is required for compliance with the requirements of Section 409A, the Change in Control or Corporate Transaction event triggering settlement must also constitute a Section 409A Change in Control. To the extent the terms of a Non-Exempt Award provides that it will be settled upon a termination of employment or termination of Continuous Service, to the extent it is required for compliance with the requirements of Section 409A, the termination event triggering settlement must also constitute a Separation From Service. However, if at the time the shares would otherwise be issued to a Participant in connection with a “separation from service,” such Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of the Participant’s Separation From Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.

(iv) The provisions in this Subsection (e) for delivery of the shares in respect of the settlement of a RSU Award that is a Non-Exempt Award are intended to comply with the requirements of Section 409A so that the delivery of the shares to the Participant, in respect of such Non-Exempt Award, will not trigger the additional tax imposed under Section 409A, and any ambiguities herein will be so interpreted.

12.	SEVERABILITY.

If all or any part of the Plan or any Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or such Award Agreement not declared to be unlawful or invalid. Any Section of the Plan or any Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

13.	TERMINATION OF THE PLAN.

The Board may suspend or terminate the Plan at any time. No Incentive Stock Options may be granted after the tenth anniversary of the earlier of: (i) the Adoption Date, or (ii) the date the Plan is approved by the Company’s stockholders. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

14.	DEFINITIONS.

As used in the Plan, the following definitions apply to the capitalized terms indicated below:

(a) “Acquiring Entity” means the surviving or acquiring corporation (or its parent company) in connection with a Corporate Transaction.

(b) “Adoption Date” means the date the Plan is first approved by the Board or Compensation Committee.

(c) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(d) “Applicable Law” means any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organization such as the Nasdaq Stock Market, New York Stock Exchange, or the Financial Industry Regulatory Authority).

(e) “Award” means any right to receive Common Stock, cash or other property granted under the Plan (including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a RSU Award, a SAR, a Performance Award or any Other Award).

(f) “Award Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an Award. The Award Agreement generally consists of the Grant Notice and the agreement containing the written summary of the general terms and conditions applicable to the Award and which is provided, including through electronic means, to a Participant along with the Grant Notice.

(g) “Board” means the Board of Directors of the Company (or its designee). Any decision or determination made by the Board shall be a decision or determination that is made in the sole discretion of the Board (or its designee), and such decision or determination shall be final and binding on all Participants

(h) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Award after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(i) “Cause” has the meaning ascribed to such term in any written agreement between a Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) the Participant’s dishonest statements or acts with respect to the Company or any Affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business; (ii) the Participant’s commission of: (A) a felony, or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) the Participant’s failure to perform the Participant’s assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to the Participant by the Company; (iv) the Participant’s gross negligence, willful misconduct or insubordination with respect to the Company or any affiliate of the Company; or (v) the Participant’s material violation of any provision of any agreement(s) between the Participant and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Board with respect to Participants who are executive officers of the Company and by the Company’s Chief Executive Officer with respect to Participants who are not executive officers of the Company. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(j) “Change in Control” or “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur: (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either: (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the Acquiring Entity in such merger, consolidation or similar transaction, or (B) more than 50% of the combined outstanding voting power of the parent of the Acquiring Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(iv) individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing or any other provision of this Plan: (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) respect to any nonqualified deferred compensation that becomes payable on account of the Change in Control, the transaction or event described in clauses (i), (ii), (iii), (iv) or (v) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.

(k) “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(l) “Committee” means the Compensation Committee and any other committee of one or more Directors to whom authority has been delegated by the Board or Compensation Committee in accordance with the Plan.

(m) “Common Stock” means the common stock of the Company.

(n) “Company” means AvePoint, Inc., a Delaware corporation.

(o) “Compensation Committee” means the Compensation Committee of the Board.

(p) “Consultant” means any person, including an advisor, who is: (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

(q) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of: (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law. In addition, to the extent required for exemption from or compliance with Section 409A, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).

(r) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least 50% of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Corporate Transaction shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Corporate Transaction (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Corporate Transaction or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) respect to any nonqualified deferred compensation that becomes payable on account of the Corporate Transaction, the transaction or event described in clauses (i), (ii), (iii), (iv) or (v) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.

(s) “Director” means a member of the Board.

(t) “Determine” or “determined” means as determined by the Board or the Committee (or its designee), in its sole discretion.

(u) “Disability” means, with respect to a Participant, such Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(v) “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Business Combination Agreement by and among Apex Technology Acquisition Corp., Athena Technology Merger Sub, Inc., Athena Technology Merger Sub 2, LLC, and AvePoint, Inc., dated as of November 23, 2020, provided that this Plan is approved by the Company’s stockholders prior to such date.

(w) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(x) “Employer” means the Company or the Affiliate of the Company that employs the Participant.

(y) “Entity” means a corporation, partnership, limited liability company or other entity.

(z) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(aa) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include: (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

(bb) “Fair Market Value” means, as of any date, unless otherwise determined by the Board, the value of the Common Stock (as determined on a per share or aggregate basis, as applicable) determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.

(ii) If there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.

(iii) In the absence of such markets for the Common Stock, or if otherwise determined by the Board, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(cc) “Governmental Body” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority) or other body exercising similar powers or authority; or (iv) self-regulatory organization (including the Nasdaq Stock Market, New York Stock Exchange, and the Financial Industry Regulatory Authority).

(dd) “Grant Notice” means the notice provided to a Participant that he or she has been granted an Award under the Plan and which includes the name of the Participant, the type of Award, the date of grant of the Award, number of shares of Common Stock subject to the Award or potential cash payment right, (if any), the vesting schedule for the Award (if any) and other key terms applicable to the Award.

(ee) “Incentive Stock Option” means an option granted pursuant to Section 4 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(ff) “Materially Impair” means any amendment to the terms of the Award that materially adversely affects the Participant’s rights under the Award. A Participant’s rights under an Award will not be deemed to have been Materially Impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights. For example, the following types of amendments to the terms of an

Award do not Materially Impair the Participant’s rights under the Award: (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option or SAR that may be exercised, (ii) maintenance of the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iii) the change of the terms of an Incentive Stock Option in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iv) clarification of the manner of exemption from, or the bringing of the Award into compliance with or qualifying it for an exemption from, Section 409A; or (v) compliance with other Applicable Laws.

(gg) “Non-Employee Director” means a Director who either: (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(hh) “Non-Exempt Award” means any Award that is subject to, and not exempt from, Section 409A, including as the result of (i) a deferral of the issuance of the shares subject to the Award which is elected by the Participant or imposed by the Company or (ii) the terms of any Non-Exempt Severance Agreement.

(ii) “Non-Exempt Director Award” means a Non-Exempt Award granted to a Participant who was a Director but not an Employee on the applicable grant date.

(jj) “Non-Exempt Severance Arrangement” means a severance arrangement or other agreement between the Participant and the Company that provides for acceleration of vesting of an Award and issuance of the shares in respect of such Award upon the Participant’s termination of employment or separation from service (as such term is defined in Section 409A(a)(2)(A)(i) of the Code (and without regard to any alternative definition thereunder) (“Separation from Service”) and such severance benefit does not satisfy the requirements for an exemption from application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(4), 1.409A-1(b)(9) or otherwise.

(kk) “Nonstatutory Stock Option” means any option granted pursuant to Section 4 of the Plan that does not qualify as an Incentive Stock Option.

(ll) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(mm) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(nn) “Option Agreement” means a written or electronic agreement between the Company and the Optionholder evidencing the terms and conditions of the Option grant. The Option Agreement includes the Grant Notice for the Option and the agreement containing the written summary of the general terms and conditions applicable to the Option and which is provided, including through electronic means, to a Participant along with the Grant Notice. Each Option Agreement will be subject to the terms and conditions of the Plan.

(oo) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(pp) “Other Award” means an award valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value at the time of grant) that is not an Incentive Stock Options, Nonstatutory Stock Option, SAR, Restricted Stock Award, RSU Award or Performance Award.

(qq) “Other Award Agreement” means a written or electronic agreement between the Company and a holder of an Other Award evidencing the terms and conditions of an Other Award grant. Each Other Award Agreement will be subject to the terms and conditions of the Plan.

(rr) “Own,” “Owned,” “Owner,” “Ownership” means that a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(ss) “Participant” means an Employee, Director or Consultant to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

(tt) “Performance Award” means an Award that may vest or may be exercised or a cash award that may vest or become earned and paid contingent upon the attainment during a Performance Period of certain Performance Goals and which is granted under the terms and conditions of Section 5(b) pursuant to such terms as are approved by the Board. In addition, to the extent permitted by Applicable Law and set forth in the applicable Award Agreement, the Board may determine that cash or other property may be used in payment of Performance Awards. Performance Awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Common Stock.

(uu) “Performance Criteria” means the one or more criteria that the Board will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: earnings (including earnings per share and net earnings); earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; total stockholder return; return on equity or average stockholder’s equity; return on assets, investment, or capital employed; stock price; margin (including gross margin); income (before or after taxes); operating income; operating income after taxes; pre-tax profit; operating cash flow; sales or revenue targets; increases in revenue or product revenue; expenses and cost reduction goals; improvement in or attainment of working capital levels; economic value added (or an equivalent metric); market share; cash flow; cash flow per share; share price performance; debt reduction; customer satisfaction; stockholders’ equity; capital expenditures; debt levels; operating profit or net operating profit; workforce diversity; growth of net income or operating income; billings; financing; regulatory milestones; stockholder liquidity; corporate governance and compliance; intellectual property; personnel matters; progress of internal research; progress of partnered programs; partner satisfaction; budget management; partner or collaborator achievements; internal controls, including those related to the Sarbanes-Oxley Act of 2002; investor relations, analysts and communication; implementation or completion of projects or processes; employee retention; number of users, including unique users; strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); establishing relationships with respect to the marketing, distribution and sale of the Company’s products; supply chain achievements; co-development, co-marketing, profit sharing, joint venture or other similar arrangements; individual performance goals; corporate development and planning goals; and other measures of performance selected by the Board or Committee whether or not listed herein.

(vv) “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of Common Stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the Board may establish or provide for other adjustment items in the Award Agreement at the time the Award is granted or in such other document setting forth the Performance Goals at the time the Performance Goals are established. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement or the written terms of a Performance Cash Award.

(ww) “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to vesting or exercise of an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(xx) “Plan” means this AvePoint, Inc. 2021 Equity Incentive Plan.

(yy) “Plan Administrator” means the person, persons, and/or third-party administrator designated by the Company to administer the day to day operations of the Plan and the Company’s other equity incentive programs.

(zz) “Post-Termination Exercise Period” means the period following termination of a Participant’s Continuous Service within which an Option or SAR is exercisable, as specified in Section 4(h).

(aaa) “Restricted Stock Award” or “RSA” means an Award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).

(bbb) “Restricted Stock Award Agreement” means a written or electronic agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. The Restricted Stock Award Agreement includes the Grant Notice for the Restricted Stock Award and the agreement containing the written summary of the general terms and conditions applicable to the Restricted Stock Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.

(ccc) “RSU Award” or “RSU” means an Award of restricted stock units representing the right to receive an issuance of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).

(ddd) “RSU Award Agreement” means a written or electronic agreement between the Company and a holder of a RSU Award evidencing the terms and conditions of a RSU Award. The RSU Award Agreement includes the Grant Notice for the RSU Award and the agreement containing the written summary of the general terms and conditions applicable to the RSU Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each RSU Award Agreement will be subject to the terms and conditions of the Plan.

(eee) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(fff) “Rule 405” means Rule 405 promulgated under the Securities Act.

(ggg) “Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder.

(hhh) “Section 409A Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(iii) “Securities Act” means the Securities Act of 1933, as amended.

(jjj) “Share Reserve” means the number of shares available for issuance under the Plan as set forth in Section 2(a).

(kkk) “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 4.

(lll) “SAR Agreement” means a written or electronic agreement between the Company and a holder of a SAR evidencing the terms and conditions of a SAR grant. The SAR Agreement includes the Grant Notice for the SAR and the agreement containing the written summary of the general terms and conditions applicable to the SAR and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each SAR Agreement will be subject to the terms and conditions of the Plan.

(mmm) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

(nnn) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.

(ooo) “Trading Policy” means the Company’s policy permitting certain individuals to sell Company shares only during certain “window” periods and/or otherwise restricts the ability of certain individuals to transfer or encumber Company shares, as in effect from time to time.

(ppp) “Unvested Non-Exempt Award” means the portion of any Non-Exempt Award that had not vested in accordance with its terms upon or prior to the date of any Corporate Transaction.

(qqq) “Vested Non-Exempt Award” means the portion of any Non-Exempt Award that had vested in accordance with its terms upon or prior to the date of a Corporate Transaction.

Annex D

AVEPOINT, INC.

2021 EMPLOYEE STOCK PURCHASE PLAN

ADOPTED BY THE BOARD OF DIRECTORS: [            ], 2021

APPROVED BY THE STOCKHOLDERS: [            ], 2021

1.	GENERAL; PURPOSE.

(a) The Plan provides a means by which Eligible Employees of the Company and certain Designated Companies may be given an opportunity to purchase shares of Common Stock. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees under an Employee Stock Purchase Plan. In addition, the Plan permits the Company to grant a series of Purchase Rights to Eligible Employees that do not meet the requirements of an Employee Stock Purchase Plan.

(b) The Plan includes two components: a 423 Component and a Non-423 Component. The Company intends (but makes no undertaking or representation to maintain) the 423 Component to qualify as an Employee Stock Purchase Plan. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code. Except as otherwise provided in the Plan or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

(c) The Company, by means of the Plan, seeks to retain the services of Eligible Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.

2. ADMINISTRATION.

(a) The Board or the Committee will administer the Plan. References herein to the Board shall be deemed to refer to the Committee except where context dictates otherwise.

(b) The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical).

(ii) To designate from time to time (A) which Related Corporations will be eligible to participate in the Plan as Designated 423 Corporations, (B) which Related Corporations or Affiliates will be eligible to participate in the Plan as Designated Non-423 Corporations, and (C) which Designated Companies will participate in each separate Offering (to the extent that the Company makes separate Offerings).

(iii) To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.

(iv) To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.

(v) To suspend or terminate the Plan at any time as provided in Section 12.

(vi) To amend the Plan at any time as provided in Section 12.

(vii) Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan with respect to the 423 Component.

(viii) To adopt such rules, procedures and sub-plans as are necessary or appropriate to permit or facilitate participation in the Plan by Employees who are foreign nationals or employed or located outside the United States. Without limiting the generality of, and consistent with, the foregoing, the Board specifically is authorized to adopt rules, procedures, and sub-plans regarding, without limitation, eligibility to participate in the Plan, the definition of eligible “earnings,” handling and making of Contributions, establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, any of which may vary according to applicable requirements, and which, if applicable to a Designated Non-423 Corporation, do not have to comply with the requirements of Section 423 of the Code.

(c) The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Further, to the extent not prohibited by Applicable Law, the Board or Committee may, from time to time, delegate some or all of its authority under the Plan to one or more officers of the Company or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(d) All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

3.	SHARES OF COMMON STOCK SUBJECT TO THE PLAN.

(a) Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum number of shares of Common Stock that may be issued under the Plan will not exceed 3,027,316 shares of Common Stock, plus the number of shares of Common Stock that are automatically added on January 1st of each year for a period of ten years commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to the lesser of (i) 1% of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year, and (ii) 2,018,210 shares of Common Stock. Notwithstanding the foregoing, the Board may act prior to the first day of any calendar year to provide that there will be no January 1st increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence. For the avoidance of doubt, up to the maximum number of shares of Common Stock reserved under this Section 3(a) may be used to satisfy purchases of Common Stock under the 423 Component and any remaining portion of such maximum number of shares may be used to satisfy purchases of Common Stock under the Non-423 Component.

(b) If any Purchase Right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.

(c) The stock purchasable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

4.	GRANT OF PURCHASE RIGHTS; OFFERING.

(a) The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and, with respect to the 423 Component, will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.

(b) If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company or a third party designated by the Company (each, a “Company Designee”): (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.

(c) The Board will have the discretion to structure an Offering so that if the Fair Market Value of a share of Common Stock on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a share of Common Stock on the Offering Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Purchase Period.

5.	ELIGIBILITY.

(a) Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation or an Affiliate. Except as provided in Section 5(b) or as required by Applicable Law, an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has been in the employ of the Company or the Related Corporation or an Affiliate, as the case may be, for such continuous period preceding such Offering Date as the Board may require, but in no event will the required period of continuous employment be equal to or greater than two years. In addition, the Board may (unless prohibited by Applicable Law) provide that no Employee will be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee’s customary employment with the Company, the Related Corporation, or the Affiliate is more than 20 hours per week and more than five months per calendar year or such other criteria as the Board may determine consistent with Section 423 of the Code with respect to the 423 Component. The Board may also exclude from participation in the Plan or any Offering Employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) of the Company or a Related Corporation or a subset of such highly compensated employees.

(b) The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right will thereafter be deemed to be a part of that Offering. Such Purchase Right will have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:

(i) the date on which such Purchase Right is granted will be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;

(ii) the period of the Offering with respect to such Purchase Right will begin on its Offering Date and end coincident with the end of such Offering; and

(iii) the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she will not receive any Purchase Right under that Offering.

(c) No Employee will be eligible for the grant of any Purchase Rights under the 423 Component if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.

(d) As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights under the 423 Component only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which, when aggregated, exceeds US $25,000 of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.

(e) Officers of the Company and any Designated Company, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may (unless prohibited by Applicable Law) provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code will not be eligible to participate.

(f) Notwithstanding anything in this Section 5 to the contrary, in the case of an Offering under the Non-423 Component, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Board has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practical for any reason.

6.	PURCHASE RIGHTS; PURCHASE PRICE.

(a) On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of shares of Common Stock purchasable either with a percentage or with a maximum dollar amount, as designated by the Board, but in either case not exceeding 15% of such Employee’s earnings (as defined by the Board in each Offering) during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering.

(b) The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and shares of Common Stock will be purchased in accordance with such Offering.

(c) In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering, (ii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering and/or

(iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the shares of Common Stock (rounded down to the nearest whole share) available will be made in as nearly a uniform manner as will be practicable and equitable.

(d) The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be specified by Board prior to the commencement of an Offering and will not be less than the lesser of:

(i) an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the Offering Date; or

(ii) an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.

7.	PARTICIPATION; WITHDRAWAL; TERMINATION.

(a) An Eligible Employee may elect to participate in an Offering and authorize payroll deductions as the means of making Contributions by completing and delivering to the Company or a Company Designee, within the time specified for the Offering, an enrollment form provided by the Company or Company Designee. The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where Applicable Law requires that Contributions be deposited with a third party. If permitted in the Offering, a Participant may begin such Contributions with the first payroll occurring on or after the Offering Date (or, in the case of a payroll date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions from such payroll will be included in the new Offering). If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. If required under Applicable Law or if specifically provided in the Offering and to extent permitted by Section 423 of the Code with respect to the 423 Component, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through payment by cash, check or wire transfer prior to a Purchase Date.

(b) During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company or a Company Designee a withdrawal form provided by the Company. The Company may impose a deadline before a Purchase Date for withdrawing. Upon such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute as soon as practicable to such Participant all of his or her accumulated but unused Contributions and such Participant’s Purchase Right in that Offering shall thereupon terminate. A Participant’s withdrawal from that Offering will have no effect upon his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.

(c) Unless otherwise required by Applicable Law, Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Employee for any reason or for no reason (subject to any post-employment participation period required by Applicable Law) or (ii) is otherwise no longer eligible to participate. The Company will distribute as soon as practicable to such individual all of his or her accumulated but unused Contributions.

(d) Unless otherwise determined by the Board, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company and a Designated Company or between Designated Companies will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a Participant transfers from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s Purchase Right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Purchase Right will remain non-qualified under the Non-423 Component. The Board may establish different and additional rules governing transfers between separate Offerings within the 423 Component and between Offerings under the 423 Component and Offerings under the Non-423 Component.

(e) During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 10.

(f) Unless otherwise specified in the Offering or as required by Applicable Law, the Company will have no obligation to pay interest on Contributions.

8.	Exercise of Purchase Rights.

(a) On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of shares of Common Stock, up to the maximum number of shares of Common Stock permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued unless specifically provided for in the Offering.

(b) Unless otherwise provided in the Offering, if any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock on the final Purchase Date of an Offering, then such remaining amount will remain in such Participant’s account and be combined with any additional Contributions for the purchase of shares of Common Stock during the next Offering.

(c) No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable U.S. federal and state, foreign and other securities, exchange control and other laws applicable to the Plan. If on a Purchase Date the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and, subject to Section 423 of the Code with respect to the 423 Component, the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than 27 months from the Offering Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in material compliance with all Applicable Laws, as determined by the Company in its sole discretion, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed to the Participants without interest (unless the payment of interest is otherwise required by Applicable Law).

9.	COVENANTS OF THE COMPANY.

The Company will seek to obtain from each U.S. federal or state, foreign or other regulatory commission, agency or other Governmental Body having jurisdiction over the Plan such authority as may be required to grant Purchase Rights and issue and sell shares of Common Stock thereunder unless the Company determines, in its sole discretion, that doing so is not practical or would cause the Company to incur costs that are unreasonable. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Common Stock under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights and/or to issue and sell Common Stock upon exercise of such Purchase Rights.

10.	DESIGNATION OF BENEFICIARY.

(a) The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any shares of Common Stock and/or Contributions from the Participant’s account under the Plan if the Participant dies before such shares and/or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation and/or change must be on a form approved by the Company.

(b) If a Participant dies, and in the absence of a valid beneficiary designation, the Company will deliver any shares of Common Stock and/or Contributions to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or Contributions, without interest (unless the payment of interest is otherwise required by Applicable Law), to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

11.	ADJUSTMENTS UPON CHANGES IN COMMON STOCK; CORPORATE TRANSACTIONS.

(a) In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to Section 3(a), (iii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights, and (iv) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding and conclusive.

(b) In the event of a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase shares of Common Stock (rounded down to the nearest whole share) within ten business days (or such other period specified by the Board) prior to the Corporate Transaction under the outstanding Purchase Rights, and the Purchase Rights will terminate immediately after such purchase.

12.	AMENDMENT, TERMINATION OR SUSPENSION OF THE PLAN.

(a) The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 11(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by Applicable Law.

(b) The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.

Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the date the Plan is adopted by the Board, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right and/or the Plan complies with the requirements of Section 423 of the Code with respect to the 423 Component or with respect to other Applicable Laws. Notwithstanding anything in the Plan or any Offering Document to the contrary, the Board will be entitled to: (i) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars; (ii) permit Contributions in excess of the amount designated by a Participant in order to adjust for mistakes in the Company’s processing of properly completed Contribution elections; (iii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Contributions; (iv) amend any outstanding Purchase Rights or clarify any ambiguities regarding the terms of any Offering to enable the Purchase Rights to qualify under and/or comply with Section 423 of the Code with respect to the 423 Component; and (v) establish other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan. The actions of the Board pursuant to this paragraph will not be considered to alter or impair any Purchase Rights granted under an Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under each Offering.

13.	TAX QUALIFICATION; TAX WITHHOLDING.

(a) Although the Company may endeavor to (i) qualify a Purchase Right for special tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain special or to avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants.

(b) Each Participant will make arrangements, satisfactory to the Company and any applicable Related Corporation, to enable the Company or the Related Corporation to fulfill any withholding obligation for Tax-Related Items. Without limitation to the foregoing, in the Company’s sole discretion and subject to Applicable Law, such withholding obligation may be satisfied in whole or in part by (i) withholding from the Participant’s salary or any other cash payment due to the Participant from the Company or a Related Corporation; (ii) withholding from the proceeds of the sale of shares of Common Stock acquired under the Plan, either through a voluntary sale or a mandatory sale arranged by the Company; or (iii) any other method deemed acceptable by the Board. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied.

(c) The 423 Component is exempt from the application of Section 409A of the Code, and any ambiguities herein shall be interpreted to so be exempt from Section 409A of the Code. The Non-423 Component is intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Committee determines that an option granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A, the Committee may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Committee determines is necessary or appropriate, in each case, without the participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Committee would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company shall have no liability to a participant or any other party if the option under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto.

14.	EFFECTIVE DATE OF PLAN.

The Plan will become effective immediately prior to and contingent upon the Effective Date. No Purchase Rights will be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted (or if required under Section 12(a) above, materially amended) by the Board.

15.	MISCELLANEOUS PROVISIONS.

(a) Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.

(b) A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).

(c) The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering will in any way alter the at will nature of a Participant’s employment or amend a Participant’s employment contract, if applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation or an Affiliate, or on the part of the Company, a Related Corporation or an Affiliate to continue the employment of a Participant.

(d) The provisions of the Plan will be governed by the laws of the State of Delaware without resort to that state’s conflicts of laws rules.

(e) If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan, but the Plan will be construed in all respects as if such invalid provision were omitted.

(f) If any provision of the Plan does not comply with Applicable Law, such provision shall be construed in such a manner as to comply with Applicable Law.

16.	DEFINITIONS.

As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a) “423 Component” means the part of the Plan, which excludes the Non-423 Component, pursuant to which Purchase Rights that satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.

(b) “Affiliate” means any entity, other than a Related Corporation, whether now or subsequently established, which is at the time of determination, a “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(c) “Applicable Law” means shall mean the Code and any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ Stock Market, the New York Stock Exchange or the Financial Industry Regulatory Authority).

(d) “Board” means the board of directors of the Company.

(e) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(f) “Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(g) “Committee” means a committee of one or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).

(h) “Common Stock” means the common stock of the Company.

(i) “Company” means AvePoint, Inc., a Delaware corporation.

(j) “Contributions” means the payroll deductions and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions and, with respect to the 423 Component, to the extent permitted by Section 423 of the Code.

(k) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its subsidiaries;

(ii) a sale or other disposition of more than 50% of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(l) “Designated 423 Corporation” means any Related Corporation selected by the Board to participate in the 423 Component.

(m) “Designated Company” means any Designated Non-423 Corporation or Designated 423 Corporation, provided, however, that at any given time, a Related Corporation participating in the 423 Component shall not be a Related Corporation participating in the Non-423 Component.

(n) “Designated Non-423 Corporation” means any Related Corporation or Affiliate selected by the Board to participate in the Non-423 Component.

(o) “Director” means a member of the Board.

(p) “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Business Combination Agreement by and among Apex Technology Acquisition Corp., Athena Technology Merger Sub, Inc., Athena Technology Merger Sub 2, LLC, and AvePoint, Inc., dated as of November 23, 2020, provided that this Plan is approved by the Company’s stockholders prior to such date.

(q) “Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.

(r) “Employee” means any person, including an Officer or Director, who is “employed” for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation, or solely with respect to the Non-423 Component, an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(s) “Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.

(t) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

(u) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in such source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.

(ii) In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith in compliance with Applicable Laws and regulations and, to the extent applicable as determined in the sole discretion of the Board, in a manner that complies with Sections 409A of the Code

(v) “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal, and for the avoidance of doubt, any tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the NASDAQ Stock Market, the New York Stock Exchange and the Financial Industry Regulatory Authority).

(w) “Non-423 Component” means the part of the Plan, which excludes the 423 Component, pursuant to which Purchase Rights that are not intended to satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.

(x) “Offering” means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.

(y) “Offering Date” means a date selected by the Board for an Offering to commence.

(z) “Officer” means a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Exchange Act.

(aa) “Participant” means an Eligible Employee who holds an outstanding Purchase Right.

(bb) “Plan” means this AvePoint, Inc. 2021 Employee Stock Purchase Plan, as amended from time to time, including both the 423 Component and the Non-423 Component.

(cc) “Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.

(dd) “Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date, and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.

(ee) “Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.

(ff) “Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(gg) “Securities Act” means the U.S. Securities Act of 1933, as amended.

(hh) “Tax-Related Items” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising out of or in relation to a Participant’s participation in the Plan, including, but not limited to, the exercise of a Purchase Right and the receipt of shares of Common Stock or the sale or other disposition of shares of Common Stock acquired under the Plan.

(ii) “Trading Day” means any day on which the exchange(s) or market(s) on which shares of Common Stock are listed, including but not limited to the New York Stock Exchange, Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or any successors thereto, is open for trading.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

In connection with the Business Combination, AvePoint will enter into indemnification agreements with each of its directors and executive officers. These agreements will provide that AvePoint will indemnify each of its directors and such officers to the fullest extent permitted by law and its charter and its bylaws.

AvePoint will also maintain a general liability insurance policy, which will cover certain liabilities of directors and officers of AvePoint arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 21. Exhibits and Financial Statement Schedules

		Incorporated by Reference
Exhibit	Description	Schedule/Form	File Number	Exhibits	Filing Date
2.1†	Business Combination Agreement and Plan of Reorganization, dated November 23, 2020, by and among Apex, Merger Subs and AvePoint (included as Annex A to this proxy statement/prospectus).	Form 8-K	001-39048	2.1	November 23, 2020

2.2	Amendment No. 1 to Business Combination Agreement and Plan of Reorganization, dated December 30, 2020, by and among Apex, Merger Subs and AvePoint (included as Annex A-1 to this proxy statement/prospectus).	Form 8-K	001-39048	2.1	December 30, 2020

2.3	Amendment No. 2 to Business Combination Agreement and Plan of Reorganization, dated March 8, 2021, by and among Apex, Merger Subs and AvePoint (included as Annex A-2 to this proxy statement/prospectus).	Form 8-K	001-39048	2.1	March 9, 2021

2.4	Amendment No. 3 to Business Combination Agreement and Plan of Reorganization, dated May 18, 2021, by and among Apex, Merger Subs and AvePoint (included as Annex A-3 to this proxy statement/prospectus)

3.1	Certificate of Incorporation of Apex.	Form S-1	333-233299	3.1	August 30, 2019

3.2	Amended and Restated Certificate of Incorporation of Apex.	Form 8-K	001-39048	3.1	September 20, 2019

3.3	Bylaws of Apex.	Form S-1	333-233299	3.3	August 15, 2019

3.4	Amended and Restated Certificate of Incorporation of Combined Company (included as Annex B to this proxy statement/prospectus).

3.5	Amended and Restated Bylaws of Combined Company.

4.1	Specimen Unit Certificate of Apex.	Form S-1	333-233299	4.1	August 15, 2019

4.2	Specimen Class A Common Stock Certificate of Apex.	Form S-1	333-233299	4.2	August 15, 2019

4.3	Specimen Warrant Certificate of Apex.	Form S-1	333-233299	4.3	August 15, 2019

4.4	Specimen Common Stock Certificate of Combined Company.

4.5	Warrant Agreement, dated September 16, 2019, by and between Continental Stock Transfer & Trust Company and Apex.	Form 8-K	001-39048	4.1	September 20, 2019

5.1+	Opinion of Latham & Watkins LLP regarding the validity of the securities.

10.1	Letter Agreement, dated September 16, 2019, by and among Apex, its officers, its directors and Apex Technology Sponsor LLC.	Form 8-K	001-39048	10.1	September 20, 2019

10.2	Investment Management Trust Agreement, dated September 16, 2019, by and between Continental Stock Transfer & Trust Company and Apex.	Form 8-K	001-39048	10.2	September 20, 2019

10.3	Registration Rights Agreement, dated September 16, 2019, by and among Apex and certain stockholders.	Form 8-K	001-39048	10.3	September 20, 2019

		Incorporated by Reference
Exhibit	Description	Schedule/Form	File Number	Exhibits	Filing Date

10.4	Form of Amended and Restated Registration Rights Agreement, by and among Apex, the Original Holders and the AvePoint Holders.	Form 8-K	001-39048	10.2	November 23, 2020

10.5	Promissory Note, dated June 25, 2019, issued to Apex Technology Sponsor LLC.	Form S-1	333-233299	10.2	August 15, 2019

10.6	Administrative Support Agreement, dated September 16, 2019, by and between Apex and First in Line Enterprises, Inc.	Form 8-K	001-39048	10.4	September 20, 2019

10.7	Unit Subscription Agreement, dated September 16, 2019, by and among Apex and Apex Technology Sponsor LLC.	Form 8-K	001-39048	10.5	September 20, 2019

10.8	Unit Subscription Agreement, dated September 16, 2019, by and among Apex and Cantor Fitzgerald & Co.	Form 8-K	001-39048	10.6	September 20, 2019

10.9	Securities Subscription Agreement, dated June 25, 2019, between Apex and Apex Technology Sponsor LLC.	Form S-1	333-233299	10.5	August 15, 2019

10.10	Form of Indemnity Agreement of Apex.	Form S-1/A	333-233299	10.7	August 30, 2019

10.11	Form of Lock-Up Agreement.	Form 8-K	001-39048	10.3	November 23, 2020

10.12	Stockholder Support Agreement, dated November 23, 2020, by and between Apex, AvePoint and AvePoint Stockholders.	Form 8-K	001-39048	10.5	November 23, 2020

10.13	Sponsor Support Agreement, dated November 23, 2020, by and among Apex and the Sponsor.	Form 8-K	001-39048	10.6	November 23, 2020

10.14	Form of PIPE Subscription Agreement.	Form 8-K	001-39048	10.7	November 23, 2020

10.15	Form of Amendment No. 1 to PIPE Subscription Agreements.

10.16	Insider Letter Agreement, dated November 23, 2020, by and between Apex, the Sponsor and the Lead Insiders.	Form 8-K	001-39048	10.4	November 23, 2020

10.17#	AvePoint 2016 Equity Incentive Plan.	Form S-4	333-252712	10.15	February 4, 2021

10.18#	Form of Stock Option Grant Notice under AvePoint 2016 Equity Incentive Plan	Form S-4	333-252712	10.16	February 4, 2021

10.19#	Form of Stock Option Agreement under 2016 Equity Incentive Plan	Form S-4	333-252712	10.17	February 4, 2021

10.20#	Form of AvePoint 2021 Equity Incentive Plan (included as Annex C to this proxy statement/prospectus).	Form S-4	333-252712	10.18	February 4, 2021

10.21#	Form of AvePoint 2021 Employee Stock Purchase Plan (included as Annex D to this proxy statement/prospectus).	Form S-4	333-252712	10.19	February 4, 2021

10.22	Lease, dated April 4, 2017, by and between AvePoint and MEPT Newport Tower LLC.	Form S-4	333-252712	10.20	February 4, 2021

10.23#	Employment Agreement, dated January 1, 2021, by and between AvePoint and Xunkai Gong.	Form S-4	333-252712	10.21	February 4, 2021

10.24#	Employment Agreement, dated January 1, 2021, by and between AvePoint and Tianyi Jiang.	Form S-4	333-252712	10.22	February 4, 2021

10.25#	Employment Agreement, dated January 1, 2021, by and between AvePoint and Brian Brown.	Form S-4	333-252712	10.23	February 4, 2021

10.26†	Loan and Security Agreement, dated April 7, 2020, by and between HSBC Ventures USA Inc. and AvePoint.	Form S-4	333-252712	10.24	February 4, 2021

Incorporated by Reference
Exhibit	Description	Schedule/Form	File Number	Exhibits	Filing Date

10.27†	Guaranty, dated April 7, 2020, by and among AvePoint Public Sector, Inc., AvePoint Holdings USA, LLC and HSBC Ventures USA Inc.	Form S-4	333-252712	10.25	February 4, 2021

10.28†	Pledge Agreement, dated April 7, 2020, by and among AvePoint, Inc., AvePoint Public Sector, Inc., AvePoint Holdings USA, LLC and HSBC Ventures USA Inc.	Form S-4	333-252712	10.26	February 4, 2021

10.29#	Form of Indemnification Agreement.

23.1	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of Apex.

23.2	Consent of Crowe LLP, independent registered public accounting firm of AvePoint.

23.3+	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1	Power of Attorney.	Form S-4	333-252712	24.1	February 4, 2021

99.1	Consent of Tianyi Jiang to be named as a director.

99.2	Consent of Brian Brown to be named as a director.

99.3	Consent of Jeff Epstein to be named as a director.

99.4	Consent of Stephen CuUnjieng to be named as a director.

99.5	Consent of John Ho to be named as a director.

99.6	Consent of Jeff Teper to be named as a director.

99.7	Consent of Xunkai Gong to be named as a director.

99.8	Preliminary Proxy Card.

101.INS+ 101.CAL+ 101.SCH+ 101.DEF+ 101.LAB+ 101.PRE+

XBRL Instance Document.

XBRL Taxonomy Extension Calculation Linkbase Document.

XBRL Taxonomy Extension Schema Document.

XBRL Taxonomy Extension Definition Linkbase Document.

XBRL Taxonomy Extension Labels Linkbase Document.

XBRL Taxonomy Extension Presentation Linkbase Document.

#	Indicates management contract or compensatory plan or arrangement.
+	To be filed by amendment.
†

Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601. The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

A. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D. That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E. That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F. That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

G. That every prospectus (i) that is filed pursuant to paragraph (F) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

H. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

I. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

J. To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlingame, State of California, on May 19, 2021.

APEX TECHNOLOGY ACQUISITION CORPORATION

By:	/s/ Jeff Epstein
	Name:	Jeff Epstein
	Title:	Co-Chief Executive Officer, Chief Financial Officer and Secretary (Principal Executive Officer and Principal Financial and Accounting Officer)

By:	/s/ Brad Koenig
	Name:	Brad Koenig
	Title:	Co-Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeff Epstein Jeff Epstein	Co-Chief Executive Officer, Chief Financial Officer and Secretary (Principal Executive Officer and Principal Financial and Accounting Officer)	May 19, 2021

/s/ Brad Koenig	Co-Chief Executive Officer and Director	May 19, 2021
Brad Koenig

/s/ David Chao	Director	May 19, 2021
David Chao

/s/ Peter Bell	Director	May 19, 2021
Peter Bell

/s/ Donna Wells	Director	May 19, 2021
Donna Wells